Form 10KSB, Exhibit 13
period 1997-12-31
COMMUNITY FIRST BANCORP
filed 1998-03-30
CIK 1047446

EXHIBIT 13

  PORTIONS OF COMMUNITY FIRST BANCORPORATION 1997 ANNUAL REPORT TO SHAREHOLDERS
               INCORPORATED BY REFERENCE INTO THE ANNUAL REPORT ON
                FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1997

Market for Common Stock and Dividends

         Community First Bancorporation (the "Company") was incorporated on May 23, 1997 as a bank holding company to effect a plan of corporate reorganization in which Community First Bank became its wholly-owned subsidiary on October 16, 1997. The discussion and figures in this section present information regarding the Company since the date of reorganization and information and figures of Community First Bank prior to that date. Per share information prior to the reorganization is presented in terms of the current equivalent of the number of shares of the Company's common stock outstanding.

         Although the common stock of the Company is traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the near future. The common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. During 1997, management was aware of a few transactions in which the Company's common stock traded in a price range from $13.91 to $15.65 per share (per share prices have been adjusted to reflect a 15% stock dividend effective December 30, 1997). During the period January 1, to February 28, 1998, management is aware of a few transactions in which the Company's common stock has traded in a range of $18.00 to $18.25 per share. However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

         As of February 28, 1998, there were approximately 744 holders of record of the Company's common stock, excluding individual participants in security position listings.

         There have been no cash dividends declared or paid since the Company's or Community First Bank's inception. In order to support the Company's continued capital growth, management does not expect to pay such dividends in the near future.

         The Board of Directors declared a 15% stock dividend effective December 30, 1997 and a 5% stock dividend effective May 1, 1996. As a result, 114,451 and 35,724 shares of the Company's common stock were issued to shareholders in 1997 and 1996, respectively. Cash payments totaling $4,323 and $6,109 were made in 1997 and 1996, respectively, in lieu of fractional shares.


Management's Discussion and Analysis of Financial
Condition and Results of Operations

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank, which are collectively referred to as the "Company". The information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, reflect the required adoption in 1997 of a change in accounting principle regarding the computation and display of earnings per share. Prior year per share information has been restated on a comparable basis. All per share amounts have also been adjusted to reflect a 15% stock dividend effective December 30, 1997, and 5% stock dividends effective May 1, 1996 and May 1, 1995.

Safe Harbor for Forward-Looking Statements

         Statements   included  in  Management's   Discussion  and  Analysis  of
Financial Condition and Results of Operations which are not historical in nature, are intended to be and are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that forward looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

Earnings Performance

1997 Compared with 1996

         For the year ended December 31, 1997, the Company recorded net income of $1,405,000, an increase of $253,000, or 22.0%, over net income of $1,152,000 for 1996. Net income per share for 1997 was $1.60 compared with $1.32 for 1996. Per share net income, assuming dilution for unexercised employee stock options, was $1.55 for 1997 compared with $1.28 for 1996. Return on average assets for 1997 was 1.38% compared with 1.19% for 1996, and return on average shareholders' equity increased to 12.64% from 11.97%.

         Net income continues to increase, primarily as a result of a $681,000 increase in net interest income in 1997. This increase was largely the result of steady loan growth which has been achieved with neither a significant reduction in the Company's loan yield nor a significant increase in the degree of risk assumed in funding loan requests. A secondary factor contributing to increased net interest income is a somewhat lower interest expense associated with deposits. In 1997, the Company's interest expense was $31,000 less than in 1996. Noninterest income increased by $180,000 in 1997 to $522,000. Approximately one-half of this increase was from deposit account service charges. Noninterest expenses also increased during 1997, totaling $1,909,000, or $350,000 more than in 1996. Salaries and employee benefits increased by $149,000.

1996 Compared with 1995

         The Company achieved net income of $1,152,000 or $1.32 per share for the year ended December 31, 1996, compared with net income of $857,000 or $.98 per share for 1995. Net income per share, assuming dilution, was $1.28 for 1996 compared with $.96 for 1995. Return on average assets for 1996 was 1.19% compared with 1.04% for 1995, and return on average shareholders' equity increased to 11.97% from 9.94%.

         The 34.4% increase in net income for 1996 was caused primarily by a $485,000 increase in net interest income resulting from significant deposit growth and a related increase in the volume of interest earning assets. The provision for loan losses increased $70,000 in 1996 because of higher net loan charge-offs and loan growth. Noninterest income increased $55,000 for 1996, while noninterest overhead expense increased only $10,000. The industry-wide decrease in FDIC insurance premium expense contributed substantially to the low rate of increase in noninterest expenses for 1996.

Net Interest Income

         Net interest income is the amount of interest earned on interest earning assets (loans, securities, time deposits in other banks and federal funds sold), less the interest expense incurred on interest bearing liabilities (primarily interest bearing deposits), and is the principal source of the Company's earnings. Net interest income is affected by the level of interest rates, the volume and mix of interest earning assets and interest bearing liabilities, and the relative funding of these assets.

         Net interest income was $3,914,000, $3,233,000 and $2,748,000 for 1997,
1996 and 1995, respectively. The $681,000 growth in net interest income for 1997 was attributable primarily to increased loan volume and higher levels of interest-free funding sources. These funding sources included noninterest bearing demand deposits and equity capital.

         During 1997, the Company experienced strong, steady loan growth. Gross loans as of December 31, 1997 totaled $65,838,000 representing an increase of $11,180,000 or 20.5% over the amount as of December 31, 1996. Average loans during 1997 were $60,707,000, an increase of $10,755,000 or 21.5% over the 1996 average. In 1997, average loans were 62.1% of average interest earning assets, representing a significant increase over the 53.8% component ratio for 1996. At the same time, the average yield on loans was 8.89% for 1997, only 6 basis points lower than the average yield for 1996. Growth in the other components of average interest earning assets during 1997 was negative, as management funded most of the loan growth by reducing its federal funds sold position. Through this strategy, the Company has shifted from more liquid, but lower yielding assets to less liquid, but higher yielding assets. As a result, the average yield on interest earning assets increased by 29 basis points in 1997 as compared with 1996.

         Growth in average interest bearing liabilities totaled only $654,000 during 1997 and was concentrated mainly in time deposits of $100,000 and over. Average time deposits of $100,000 and over for 1997 totaled $21,889,000, an increase of $2,329,000 or 11.9% over the average of such deposits for 1996. The average rate on these deposits increased by 24 basis points to 5.49% in 1997. Because of lower rates paid on other categories of interest bearing deposits, however, the average rate on all interest bearing deposits in 1997 decreased 9 basis points to 4.88%. Further, average noninterest bearing demand deposits increased by $3,144,000, or 27.0%, over their 1996 level.

         The combined effects of these factors resulted in a 38 basis point increase in the interest rate spread (earning assets yield less rate on interest bearing liabilities) and a 52 basis point increase in the net yield on earning assets (net interest income divided by average interest earning assets).

         Net interest income for 1996, as compared with 1995, was influenced positively by growth in earning assets and interest bearing liabilities. The positive effects of larger volumes of net earning assets were only partially offset by higher rates paid on interest bearing liabilities.

         The table, "Average Balances, Yields and Rates", provides a detailed analysis of the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 1997, 1996 and 1995.

                       Average Balances, Yields and Rates


                                                                        Years Ended December 31,
                                                     1997                            1996                            1995
                                      -----------------------------   ------------------------------   -----------------------------
                                                  Interest                        Interest                         Interest
                                       Average    Income/   Yields/    Average    Income/    Yields/    Average    Income/   Yields/
                                      Balances(1) Expense   Rates     Balances(1) Expense    Rates     Balances(1) Expense   Rates
                                      ----------  -------   -----     ----------  -------    -----     ----------  -------   ------
                                                                          (Dollars in thousands)
Assets
Time deposits in other banks          $      -    $      -       -    $      -    $      -        -    $     33    $      2    6.06%
Taxable securities                      27,024       1,646    6.09%     25,895       1,544     5.96%     22,437       1,286    5.73%
Federal funds sold                      10,001         534    5.34%     16,990         911     5.36%     14,930         867    5.81%
Other investments                           19           -       -           -           -        -           -           -       -
Loans (2),(3)                           60,707       5,398    8.89%     49,952       4,473     8.95%     40,956       3,764    9.19%
                                      --------    --------            --------    --------             --------    --------
     Total interest earning assets      97,751       7,578    7.75%     92,837       6,928     7.46%     78,356       5,919    7.55%
Cash and due from banks                  2,088                           2,091                            1,803
Allowance for loan losses                 (790)                           (636)                            (521)
Premises and equipment                   1,725                           1,551                            1,585
Other assets                               982                             656                              820
                                      --------                        --------                         --------
     Total assets                     $101,756                        $ 96,499                         $ 82,043
                                      ========                        ========                         ========

Liabilities and shareholders' equity
Interest bearing deposits
  Interest bearing transaction
    accounts                            10,639         414    3.89%   $ 10,460    $    378     3.61%   $  7,627    $    284    3.72%
  Savings                               16,448         596    3.62%     18,801         738     3.93%     17,243         698    4.05%
  Time deposits $100M and over          21,889       1,201    5.49%     19,560       1,026     5.25%     16,319         885    5.42%
  Other time deposits                   26,065       1,452    5.57%     25,573       1,553     6.07%     22,217       1,303    5.86%
                                      --------    --------            --------    --------             --------    --------
     Total interest bearing
       deposits                         75,041       3,663    4.88%     74,394       3,695     4.97%     63,406       3,170    5.00%
Short-term borrowing                         7           1   14.29%          -           -        -           -           -       -
Obligation under capital lease               -           -                   -           -        -           4           1    8.10%
                                      --------    --------            --------    --------             --------    --------
     Total interest bearing
       liabilities                      75,048       3,664    4.88%     74,394       3,695     4.97%     63,410       3,171    5.00%
Noninterest bearing demand
  deposits                              14,790                          11,646                            9,337
Other liabilities                          799                             835                              678
Shareholders' equity                    11,119                           9,624                            8,618
                                      --------                        --------                         --------
     Total liabilities and
       shareholders' equity           $101,756                        $ 96,499                         $ 82,043
                                      ========                        ========                         ========
Interest rate spread (4)                                      2.87%                            2.49%                           2.55%
Net interest income and net yield
  on earning assets (5)                           $  3,914    4.00%               $  3,233     3.48%               $  2,748    3.51%
Interest free funds supporting
  earning assets (6)                  $ 22,703                        $ 18,443                         $ 14,946

(1)  Average balances are computed on a daily basis.
(2) No taxable equivalent adjustment has been made because the Company has no material amounts of non-taxable interest income.
(3) Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4) Total interest bearing assets yield less the total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

         The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities. As reflected in the table, increased volumes accounted for $575,000 of the growth in net interest income for 1997, which was augmented by a $106,000 increase due to lower rates paid for funding sources. Increased volumes were responsible for $573,000 of the growth in net interest income for 1996, which was partially offset by an $88,000 decrease due to changes in rates.

                                             Volume and Rate Variance Analysis


                                                        1997 Compared to 1996            1996 Compared to 1995
                                                     ----------------------------     ------------------------
                                                     Volume(1)   Rate (1)  Total      Volume(1)   Rate (1)  Total
                                                     ---------   --------  -----      ---------   --------  -----
                                                                        (Dollars in thousands)

Time deposits in other banks                         $    -     $    -     $    -     $   (2)    $    -     $   (2)
Taxable securities                                       69         33        102        205         53        258
Federal funds sold                                     (373)        (4)      (377)        99        (55)        44
Loans (2)                                               956        (31)       925        803        (94)       709
                                                     ------     ------     ------     ------     ------     ------
          Total interest income                         652         (2)       650      1,105        (96)     1,009
                                                     ------     ------     ------     ------     ------     ------
Interest bearing deposits
  Interest bearing transaction accounts                   7         29         36        102         (8)        94
  Savings                                               (88)       (54)      (142)        60        (20)        40
  Time deposits $100M and over                          126         49        175        169        (28)       141
  Other time deposits                                    31       (132)      (101)       202         48        250
Short-term borrowing                                      1          -          1          -          -          -
Obligation under capital lease                            -          -          -         (1)         -         (1)
                                                     ------     ------     ------     ------     ------     ------
          Total interest expense                         77       (108)       (31)       532         (8)       524
                                                     ------     ------     ------     ------     ------     ------
          Net interest income                        $  575     $  106     $  681     $  573     $  (88)    $  485
                                                     ======     ======     ======     ======     ======     ======

(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume differences.
(2) No taxable equivalent adjustment has been made because the Company has no material amounts of non-taxable interest income.

         During 1998, management expects that interest rates will move within a narrow range, and management has not identified any factors that would cause interest rates to increase sharply in a short period of time. Therefore, any improvements in net interest income for 1998 are expected to be largely the result of increases in the volume of interest earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase the Company's market share for both deposits and quality loans within its service area in Oconee County, South Carolina. These strategies involve offering attractive interest rates and continuing the Company's commitment to providing outstanding customer service.

Interest Rate Sensitivity

         Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of 1997 of $37,691,000, and a cumulative gap ratio of .48. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 1997 with respect to the one year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

         The table below reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the loans' final maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Deposits in other banks and debt securities are reflected at the earlier of each instrument's ultimate maturity or contractual repricing date. Overnight federal funds sold are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, the Company is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates.

                          Interest Sensitivity Analysis

                                                                           December 31, 1997
                                                      ------------------------------------------------------------
                                                       Within        4-12       Over 1-5      Over 5
                                                      3 Months      Months       Years        Years         Total
                                                      --------      ------       -----        -----         -----
                                                                         (Dollars in thousands)
Interest earning assets
  Taxable securities
    Fixed rate                                        $  1,531     $  1,933     $ 15,718     $  3,368     $ 22,550
    Variable rate                                        1,988          972            -            -        2,960
  Other investments                                        335            -            -            -          335
  Federal funds sold                                     6,510            -            -            -        6,510
  Loans(1)                                              15,801        5,397       38,841        5,636       65,675
                                                      --------     --------     --------     --------     --------
          Total interest earning assets                 26,165        8,302     $ 54,559     $  9,004     $ 98,030
                                                      --------     --------     ========     ========     ========

Interest bearing liabilities
  Interest bearing deposits
    Interest bearing transaction accounts             $ 10,106     $      -     $      -     $      -     $ 10,106
    Savings                                             16,191            -            -            -       16,191
    Time deposits $100M and over                        18,807        3,423          816            -       23,046
    Other time deposits                                  9,061       14,570        2,816            -       26,447
                                                      --------     --------     --------     --------     --------
          Total interest bearing liabilities            54,165       17,993     $  3,632     $      -     $ 75,790
                                                      --------     --------     ========     ========     ========

Interest sensitivity gap                              $(28,000)    $ (9,691)
Cumulative interest sensitivity gap                   $(28,000)    $(37,691)
Gap ratio                                                  .48          .46
Cumulative gap ratio                                       .48          .48

(1) Loans are net of nonaccruing loans totaling $163,000.

         During 1998, management plans to reduce the Company's liability sensitive position by attempting to increase the mix of variable versus fixed rate loans and extend the maturities of fixed rate time deposits. This strategy is designed to provide a stable net interest spread and soften the negative effects of any increase in interest rates that might occur.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses were $315,000, $223,000, and $153,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The increased provision in 1997 is due to higher net loan charge-offs and growth in loan volume. The allowance for loan losses as a percentage of loans was 1.35% at the end of 1997 compared with 1.29% at the end of 1996. Net loan charge-offs were $130,000 in 1997 compared with $93,000 and $38,000 for 1996 and 1995, respectively. See "Impaired Loans" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.

Other Income

         Noninterest income for 1997 increased $180,000 or 52.6% compared with an increase of $55,000 or 19.2% for 1996. Service charges on deposit accounts increased $94,000 in 1997 and $23,000 in 1996. These increases were primarily due to increased chargeable account activity. Credit life insurance commission income was up $15,000 in 1997 after increasing by only $2,000 in 1996. There were no realized securities gains or losses in 1997, 1996 or 1995. Other noninterest income increased $71,000 in 1997, including gains on the sale of other real estate totaling $44,000, a $13,000 increase in wire transfer fees and a $9,000 increase in ATM fee income. Other noninterest income increased $31,000 in 1996 due to additional fees on merchants' credit card deposits, official check fees, safe deposit box rentals and other service fees.

Other Expenses

         Noninterest expenses for 1997 increased $350,000 or 22.5%, compared with an increase of only $10,000 or .6% for 1996. Salaries and employee benefits increased $149,000 in 1997 and $72,000 in 1996. The 1997 increase included a new incentive bonus totaling $81,000 which was divided among all employees. Retirement plan expense increased $16,000 in 1997 as employee participation in the Company's 401(k) plan expanded. The 1996 increase was due mainly to hiring additional staff needed to enable the Company to maintain a high level of customer service in response to the rapid growth of the Company's customer base. Net occupancy and furniture and equipment expenses combined for a 1997 increase of $19,000 or 7.7%, and a $3,000 or 1.2% increase for 1996. The 1997 increase is attributable to higher depreciation expense related to the Company's acquisition of a new mainframe computer system and other peripheral equipment. Other noninterest expenses increased a net total of $181,000 or 40.1% in 1997 compared with 1996. Included in this net increase in expenses were: stationery, printing and postage - $21,000 increase, advertising and promotion - $3,000 increase, FDIC insurance - $6,000 increase, and expenses incurred in connection with the reorganization of Community First Bank into the present bank holding company structure totaling approximately $44,000. Expenses associated with holding other real estate totaled $32,000 in 1997 while there were no such expenses in 1996. In 1996, other noninterest expenses decreased $65,000 or 12.6% compared with 1995. The 1996 decrease included a decrease of $76,000 in FDIC insurance expense.

         Noninterest overhead expenses for 1998 are not expected to rise sharply as compared with 1997 in most categories. Furniture and equipment expense is expected to increase, however, because of higher depreciation, amortization and maintenance related to new mainframe computer equipment and software that was placed in service during 1997. The Company's FDIC insurance rates are assessed based on the lowest rate available under regulations and are expected to continue at relatively low levels for the near future. Also, the increased expenses incurred in connection with the Company's 1997 corporate reorganization are not expected to recur in 1998. Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives and attain the goal of growth in the Company's market share in Oconee County.

Income Taxes

         For 1997, federal and state income tax expense increased to $807,000 from $641,000 in 1996. This increase was due to higher earnings. The effective income tax rate (income tax expense divided by income before income taxes) was 36.5% for 1997 compared with 35.8% for 1996.

Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                        Securities Portfolio Composition

                                                   December 31,
                                                   ------------
                                         1997          1996          1995
                                         ----          ----          ----
                                      Available-    Available-    Available-
                                       for-Sale      for-Sale      for-Sale
                                       --------      --------      --------
                                              (Dollars in thousands)

U.S. Treasury                         $    2,003    $    5,025    $    5,034
U.S. Government agencies                  18,932        16,355        14,214
Mortgage-backed securities                 4,575         5,145         3,714
                                      ----------    ----------    ----------
     Total                            $   25,510    $   26,525    $   22,962
                                      ==========    ==========    ==========

         The following table presents maturities and weighted average yields of securities at December 31, 1997.

                   Securities Portfolio Maturities and Yields

                                                        December 31, 1997
                                                     ----------------------
                                                     Available-
                                                      for-Sale        Yield
                                                      --------        -----
                                                     (Dollars in thousands)
U.S. Treasury
  Within one year                                    $    2,003         6.47%
                                                     ----------

U.S. Government agencies
  Within one year                                         3,962         4.42%
  After one through five years                           12,472         6.26%
  After five through ten years                            2,498         6.95%
                                                     ----------
                                                         18,932         5.97%
Mortgage-backed securities
  Within one year                                           459         5.50%
  After one through five years                            3,245         6.56%
  After five through ten years                              871         6.36%
                                                     ----------
                                                          4,575         6.42%
Total
  Within one year                                         6,424         5.14%
  After one through five years                           15,717         6.32%
  After five through ten years                            3,369         6.80%
                                                     ----------
     Total                                           $   25,510         6.01%
                                                     ==========

         In December 1995, securities classified as held-to-maturity with an amortized cost of $9,752,318 and an estimated fair value of $9,874,270 were transferred on a one-time basis to the available-for-sale category in accordance with provisions of the Special Report on Implementation of Statement of Financial Accounting Standards No. 115 issued by the Financial Accounting Standards Board. During 1997 and 1996, there were no sales or transfers of held-to-maturity securities.

         On an ongoing basis, management assigns securities upon purchase into one of the categories designated by Statement of Financial Accounting Standards No. 115 (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes.

         All mortgage-backed securities held by the Company were issued by the Federal Home Loan Mortgage Corporation.

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, and there are no foreign loans.

         The amounts of loans outstanding at December 31, 1997, 1996, and 1995 are shown in the following table according to type of loan:

                           Loan Portfolio Composition

                                                                           December 31,
                                                 -----------------------------------------------------------------
                                                         1997                   1996                   1995
                                                 -------------------    -------------------    -------------------
                                                  Amount        %        Amount        %        Amount        %
                                                                      (Dollars in thousands)
Commercial, financial and industrial
   Commercial and industrial                     $  9,685      14.7%    $  7,600      13.9%    $  6,901      15.6%
   Purchasing or carrying securities                   79        .1%          66        .1%          71        .2%
Real estate - construction                             78        .1%         146        .3%         178        .4%
Real estate - mortgage
   1-4 family residential                          29,835      45.3%      24,423      44.7%      20,356      46.1%
   Multifamily (5 or more) residential                104        .2%         198        .4%         379        .9%
   Nonfarm, nonresidential                         11,357      17.3%      10,300      18.8%       7,478      16.9%
Consumer installment
   Credit card and checking credit                    838       1.3%         766       1.4%         584       1.3%
   Other                                           13,862      21.0%      11,159      20.4%       8,228      18.6%
                                                 --------    -------    --------    -------    --------    -------
           Total loans                           $ 65,838     100.0%    $ 54,658     100.0%    $ 44,175     100.0%
                                                 ========    =======    ========    =======    ========    =======

         A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

         Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 1997, total commercial and industrial loans increased $2,085,000 or 27.4%. Also, loans mainly for business purposes that are secured by real estate (nonfarm, nonresidential) increased by $1,057,000 or 10.3% during 1997. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan- to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised approximately 63% and 64% of the Company's loan portfolio at the end of 1997 and 1996, respectively. Real estate mortgage loans of all types grew $6,375,000 during 1997. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 1997, as well as the type of interest requirement on such loans.

                                                                   December 31, 1997
                                                                   -----------------
                                                    1 Year        1-5         5 Years
                                                   or Less       Years        or More      Total
                                                   -------       -----        -------      -----
                                                               (Dollars in thousands)

Commercial, financial and industrial               $  5,582     $  3,720     $    462     $  9,764
Real estate - construction                                -            -           78           78
Real estate - mortgage                                5,644       12,049       23,602       41,295
Consumer installment loans                            3,554       10,457          690       14,701
                                                   --------     --------     --------     --------
     Total loans                                   $ 14,780     $ 26,226     $ 24,832     $ 65,838
                                                   ========     ========     ========     ========

Predetermined rate, maturity
  greater than one year                                         $ 22,805     $  5,560     $ 28,365
                                                                ========     ========     ========
Variable rate or maturity
  within one year                                  $ 14,780     $  3,421     $ 19,272     $ 37,473
                                                   ========     ========     ========     ========

Impaired Loans

         As of January 1, 1995, the Company adopted Statement of Financial Accounting Statement No. 114, "Accounting by Creditors for Impairment of a Loan", as amended. This standard modified the accounting for impaired loans, defined as those loans on which, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The adoption of this Statement, as amended, did not have a material effect on the Company's financial position or results of operations.

         Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of the Company's impaired loans:

                          Nonaccrual and Past Due Loans

                                                            December 31,
                                                            ------------
                                                        1997    1996    1995
                                                        ----    ----    ----
                                                       (Dollars in thousands)

      Nonaccrual loans                                 $  163  $  249  $   92
      Accruing loans 90 days or more past due               1       -       -
                                                       ------  ------  ------
             Total                                     $  164  $  249  $   92
                                                       ======  ======  ======

      Percent of total loans                              .2%     .5%     .2%

         When an impaired loan is 90 days past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 1997, 1996 and 1995.

         As of December 31, 1997, there were no commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 1997 determined by management to be potential problem loans was $473,000. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the categories and types of collateral with respect to potential problem loans as of December 31, 1997.

                                                          December 31, 1997
                                                          -----------------
                                                         Amount          %
                                                         ------        ------
                                                       (Dollars in thousands)
          Commercial and industrial
            Inventory and accounts receivable          $       46        9.7%
          Real estate - mortgage
            1-4 family residential                            236       49.9%
          Consumer installment
            Vehicles                                           95       20.1%
            Other secured                                      35        7.4%
            Unsecured                                          61       12.9%
                                                       ----------    --------
                    Total                              $      473      100.0%
                                                       ==========    ========

Allowance for Loan Losses

         The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The table, "Summary of Loan Loss Experience", summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

         In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 1997.

         In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated monthly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio, as well as other off-balance-sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Management's calculation of the allowance for loan losses does not provide an allocation by individual loan categories.

         The Company has not historically allocated its allowance for loan losses to individual loan categories. Management believes that its stringent loan charge-off policy, along with its limited historic net charge-off experience, makes an aggregate evaluation that emphasizes individual loan risk grades and specific problem loan allocations more meaningful. Management's analysis of historical net charge-offs and the composition of the loan portfolio at the end of 1997 did not reflect any material change from the prior years, nor is management aware of any significant degree of increased exposure, risk of collection or other adverse features toward any particular category of loans. Consequently, management has not estimated future charge-offs related to individual loan categories or subcategories.

                         Summary of Loan Loss Experience

                                                                            Years Ended December 31,
                                                                            ------------------------
                                                             1997        1996        1995        1994        1993
                                                             ----        ----        ----        ----        ----
                                                                            (Dollars in thousands)

Total loans outstanding at end of period                   $ 65,838    $ 54,658    $ 44,175    $ 37,185    $ 30,039
Average amount of loans outstanding                          60,707      49,952      40,956      33,553      28,322

Balance of allowance for loan losses - beginning           $    705    $    575    $    460    $    338    $    295
                                                           --------    --------    --------    --------    --------
Loans charged off
  Commercial and industrial                                      37          11          14          34          56
  Real estate - mortgage                                         31          29           -           -           -
  Consumer installment                                           72          69          26          19          19
                                                           --------    --------    --------    --------    --------
     Total charge-offs                                          140         109          40          53          75
                                                           --------    --------    --------    --------    --------
Recoveries of loans previously charged off
  Commercial and industrial                                       3           1           -           -           -
  Real estate - mortgage                                          -           5           -           -           -
  Consumer installment                                            7          10           2           2           -
                                                           --------    --------    --------    --------    --------
     Total recoveries                                            10          16           2           2           -
                                                           --------    --------    --------    --------    --------
Net charge-offs                                                 130          93          38          51          75
                                                           --------    --------    --------    --------    --------
Additions to allowance charged to expense                       315         223         153         173         118
                                                           --------    --------    --------    --------    --------
Balance of allowance for loan losses - ending              $    890    $    705    $    575    $    460    $    338
                                                           ========    ========    ========    ========    ========

Ratios
  Net charge-offs to average loans                             .21%        .19%        .09%        .15%        .26%
  Net charge-offs to loans at end of period                    .20%        .17%        .09%        .14%        .25%
  Allowance for loan losses to average loans                  1.47%       1.41%       1.40%       1.37%       1.19%
  Allowance for loan losses to loans at end of period         1.35%       1.29%       1.30%       1.24%       1.13%
  Net charge-offs to allowance for loan losses               14.61%      13.19%       6.61%      11.09%      22.19%
  Net charge-offs to provision for loan losses               41.27%      41.70%      24.84%      29.48%      63.56%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 1997, 1996 and 1995, are summarized below:

                                Average Deposits

                                                                       Years Ended December 31,
                                                                       ------------------------
                                                            1997                  1996                  1995
                                                            ----                  ----                  ----
                                                     Amount        %       Amount        %       Amount        %
                                                     ------        -       ------        -       ------        -
                                                                        (Dollars in thousands)

Noninterest bearing demand                          $ 14,790      16.5%   $ 11,646      13.5%   $  9,337      12.8%
Interest bearing transaction accounts                 10,639      11.8%     10,460      12.2%      7,627      10.5%
Savings                                               16,448      18.3%     18,801      21.9%     17,243      23.7%
Time deposits $100M and over                          21,889      24.4%     19,560      22.7%     16,319      22.4%
Other time                                            26,065      29.0%     25,573      29.7%     22,217      30.6%
                                                    --------    -------   --------    -------   --------    -------
     Total deposits                                 $ 89,831     100.0%   $ 86,040     100.0%   $ 72,743     100.0%
                                                    ========    =======   ========    =======   ========    =======

         As of December 31, 1997, there were $23,046,000 in time deposits of $100,000 or more with approximately $18,687,000 maturing within three months, $1,244,000 maturing over three through six months, $2,299,000 maturing over six through twelve months and $816,000 maturing after one year. This level of large time deposits, as well as the growth in other deposits, can be attributed to planned growth by management. The vast majority of time deposits $100,000 and over are acquired from customers within the Company's service area in the ordinary course of business. The Company does not purchase brokered deposits. While most of the large time deposits are acquired from customers with standing banking relationships, it is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity.

Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity, (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.
                                                   Years Ended December 31,
                                                 1997        1996        1995

               Return on assets                   1.38%       1.19%       1.04%
               Return on equity                  12.64%      11.97%       9.94%
               Dividend payout ratio                 -           -           -
               Equity to assets ratio            10.93%       9.97%      10.50%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's service area. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 66.8% of average total assets during 1997 compared with 68.9% during 1996. Deposits of several local governmental entities comprised approximately 33% and 28% of total deposits at the end of 1997 and 1996, respectively. Because of the potentially volatile nature of this funding source, as well as an increase in the ratio of average loans to average total deposits to 67.6% in 1997 from 58.1% in 1996, management in 1997 secured membership in the Federal Home Loan Bank of Atlanta ("FHLB") in order to gain access to its credit programs. As of December 31, 1997, the banking subsidiary is eligible to borrow up to $6,700,000 from the FHLB. Such borrowings, if utilized, would be secured by a lien on its investment in FHLB stock and all first mortgage residential loans held. Assets potentially subject to this lien totaled approximately $27,984,000 as of December 31, 1997. In addition, the banking subsidiary has available an unused short-term line of credit to purchase up to $1,000,000 of federal funds from an unrelated correspondent institution. The line is available on a one to seven day basis. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities, particularly those available-for-sale and those maturing within one year, also provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

         Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. All of the banking subsidiary's cash dividends are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 1997, the banking subsidiary's available undivided profits totaled $2,786,032. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted. During 1997, the parent company received a $250,000 cash dividend from its banking subsidiary.

         Management believes that the overall liquidity sources of the Company and its banking subsidiary are adequate to meet their operating needs.

         Understanding the changes in the Company's financial condition and liquidity is enhanced by reviewing the changes in the size and composition of the various categories of earning and non-earning assets due to cash flows and the sources of cash for those changes. The table, "Sources and Uses of Cash", is closely related to the consolidated statement of cash flows appearing in the financial statements and related notes contained elsewhere in this report. The information in this table focuses on changes in year end balances between 1997 and 1996, and between 1996 and 1995, caused by cash flows.

         As shown in the table, core deposits provided only 2.5% of total funding sources in 1997 compared with 70.6% in 1996. Certificates of deposit $100,000 and over provided 32.8% of the total funding sources for 1997 compared with 14.5% for 1996. For 1997, 83.1% of the total funding sources was employed in the higher yielding loan portfolio compared with 66.9% for 1996. Reductions in securities and federal funds sold provided a total of 52.4% of total funding sources in 1997.

                            Sources and Uses of Cash

                                                              Increase (Decrease) December 31,
                                                              --------------------------------
                                                          1997         %         1996         %
                                                          ----       ------      ----        -----
                                                                   (Dollars in thousands)
Sources of cash
  Core deposits
    Noninterest bearing demand                          $  6,149      45.0%    $   (183)     (1.2)%
    Interest bearing transaction accounts                 (2,702)    (19.8)%      4,998      31.5%
    Savings                                               (2,005)    (14.7)%      3,155      19.9%
    Time deposits under $100M                             (1,097)     (8.0)%      3,235      20.4%
                                                        --------    -------    --------    -------
         Total core deposits                                 345       2.5%      11,205      70.6%
                                                        --------    -------    --------    -------
  Time deposits $100M and over                             4,486      32.8%       2,314      14.6%
                                                        --------    -------    --------    -------
  Shareholders' equity
    Sales of common stock                                     52        .4%          52        .3%
    Payment in lieu of fractional shares                      (4)      (.1)%         (6)      (.1)%
    Operating activities                                   1,584      11.6%       1,402       8.8%
                                                        --------    -------    --------    -------
         Total shareholders' equity                        1,632      11.9%       1,448       9.0%
                                                        --------    -------    --------    -------
  Earning assets
    Federal funds sold                                     6,025      44.1%           -         -
    Securities                                             1,126       8.3%           -         -
                                                        --------    -------    --------    ------
         Total earning assets                              7,151      52.4%           -         -
                                                        --------    -------    --------    ------
  Non-earning assets
    Cash and due from banks                                    -         -          915       5.8%
    Sales of other real estate                                44        .4%           -         -
                                                        --------    -------    --------    ------
    Total non-earning assets                                  44        .4%         915       5.8%
                                                        --------    -------    --------    -------
         Total sources of cash                          $ 13,658     100.0%    $ 15,882     100.0%
                                                        ========    =======    ========    =======

Uses of cash
  Earning assets
    Securities                                          $      -         -     $  3,666      23.1%
    Federal funds sold                                         -         -        1,270       8.0%
    Other investments                                        335       2.4%           -         -
    Loans made to customers                               11,348      83.1%      10,628      66.9%
                                                        --------    -------    --------    -------
         Total earning assets                             11,683      85.5%      15,564      98.0%
                                                        --------    -------    --------    -------
  Non-earning assets
    Cash and due from banks                                1,952      14.3%           -         -
    Premises and equipment                                    23        .2%         318       2.0%
                                                        --------    -------    --------    -------
         Total non-earning assets                          1,975      14.5%         318       2.0%
                                                        --------    -------    --------    -------
         Total uses of cash                             $ 13,658     100.0%    $ 15,882     100.0%
                                                        ========    =======    ========    =======

Capital Resources

         Shareholders' equity increased by $1,515,000 and $1,110,000 during 1997 and 1996, respectively. During 1997, net income increased shareholders' equity $1,405,000, and the exercise of employee stock options provided a $52,000 increase. In 1997, shareholders' equity increased $62,000 from the change in unrealized holding gains and losses on available-for-sale securities, net of income tax effect.

         During 1997, the Company's Board of Directors declared a 15% stock dividend effective December 30, 1997. In 1996 and 1995, the Board of Directors declared 5% stock dividends effective May 1 of each year. These actions resulted in the issuance of 114,451, 35,724 and 34,021 additional shares of the Company's common stock to shareholders in 1997, 1996 and 1995, respectively. Cash payments totaling $4,000, $6,000 and $4,000, respectively, were made in lieu of issuing fractional shares in each of these years.

         The Company and its banking subsidiary are each subject to regulatory risk-based capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal bank regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank or bank holding company. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. Unrealized holding gains and losses on available-for-sale securities are generally excluded for purposes of calculating regulatory capital ratios. However, the extent of any unrealized appreciation or depreciation on securities will continue to be a factor that regulatory examiners consider in their overall assessment of capital adequacy.

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and Community First Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier I capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier I capital, as defined, to average assets, as defined. Management believes, as of December 31, 1997 and 1996, that the Company and Community First Bank exceeded all capital adequacy minimum requirements to which they were subject.

         To be categorized as well capitalized, the Company and Community First Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. The federal regulators may also categorize the Company or Community First Bank as less than well capitalized based on subjective criteria. There are no conditions or events that management believes would cause the Company's or Community First Bank's category to be other than that resulting from meeting the minimum ratio requirements.

                                                                                  Minimum           Minimum to
                                                                                 for Capital         be Well
                                                                Actual            Adequacy         Capitalized
                                                                ------            --------         -----------
                                                            Amount   Ratio     Amount   Ratio     Amount   Ratio
                                                            ------   -----     ------   -----     ------   -----
                                                                           (Dollars in thousands)
December 31, 1997
  The Company
    Total capital to risk weighted assets                  $12,646   20.3%     $4,994    8.0%     $6,242   10.0%
    Tier I capital to risk weighted assets                 $11,866   19.0%     $2,497    4.0%     $3,745    6.0%
    Tier I capital to average assets (leverage)            $11,866   12.0%     $2,959    3.0%     $4,932    5.0%
  Community First Bank
    Total capital to risk weighted assets                  $12,407   19.9%     $4,993    8.0%     $6,242   10.0%
    Tier I capital to risk weighted assets                 $11,620   18.6%     $2,497    4.0%     $3,745    6.0%
    Tier I capital to average assets (leverage)            $11,620   11.8%     $2,958    3.0%     $4,930    5.0%

December 31, 1996
  Community First Bank
    Total capital to risk weighted assets                  $11,102   20.1%     $4,411    8.0%     $5,514   10.0%
    Tier I capital to risk weighted assets                 $10,413   18.9%     $2,205    4.0%     $3,308    6.0%
    Tier I capital to average assets (leverage)            $10,413   10.8%     $2,901    3.0%     $4,834    5.0%

Year 2000 Compliance

         The end of the century presents a technological problem to computer-dependent organizations such as a bank. Because of the high costs of electronic storage and memory, early computer programmers adopted a convention of using only two digits to designate the year in a date. Accuracy of data processing and calculations depends on the correct recognition of dates. Unless appropriate systems testing and corrective measures are undertaken, the viability of banking operations could be seriously jeopardized.

         The Company's management is aware of the importance of the year 2000 issue. All of the banking subsidiary's data processing equipment and software is potentially susceptible to failure due to this cause. Certain other non-computer equipment and systems, such as vault doors and telephone systems, may also be affected. Management has appointed a committee of senior officers and other personnel to carefully review potentially affected systems and equipment. The committee is responsible for initiating the actions necessary to ensure the correct, uninterrupted functioning of these devices across the millennial threshold.

         The banking subsidiary's primary federal regulator, the Federal Deposit Insurance Corporation ("FDIC") is also concerned with this issue. The FDIC has issued policy statements which require all banks to consider adequately the responses needed to ensure that systems are able to make the year 2000 transition successfully. The FDIC has established time frames for completion of various elements of a bank's review and implementation process and intends to perform examinations of institutions specifically to evaluate progress toward achieving year 2000 readiness. The FDIC is also concerned that systems failures in the businesses of commercial loan customers of banks could impair their ability to repay loans.

         Management has determined that the banking subsidiary's new mainframe computer equipment acquired in 1997 is year 2000 compliant, and has been assured by the primary application software vendors that any and all changes needed to achieve or maintain such compliance will be made in a timely manner. Testing of the mainframe equipment and related software is planned to be completed during the fourth quarter of 1998. Other microcomputer equipment and software have been or will be tested for year 2000 readiness well in advance of that date. Other potentially vulnerable systems and devices are expected to be tested before the end of 1998.

         Management continues to evaluate the estimated costs associated with the year 2000 compliance efforts based on developing information. While these efforts will involve additional costs, management currently believes that it will be able to manage the year 2000 transition without any material adverse effect on the Company's financial condition, business operations or customer service.

Inflation

         Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

         While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also general increases in the prices of goods and services will result in increased operating expenses.

                        DONALD G. JONES AND COMPANY, P.A.
                          CERTIFIED PUBLIC ACCOUNTANTS
                               7812 WINNSBORO RD.
                              COLUMBIA, S.C. 29203
                                    TELEPHONE
                                 (803) 786-9963
                                    FACSIMILE
                                 (803) 786-9910

           MEMBER                                            MEMBER
       SOUTH CAROLINA                                 AMERICAN INSTITUTE OF
       ASSOCIATION OF                              CERTIFIED PUBLIC ACCOUNTANTS
CERTIFIED PUBLIC ACCOUNTANTS                          DIVISION FOR CPA FIRMS
                                                          SECPS AND PCPS




                          INDEPENDENT AUDITORS' REPORT



The Shareholders and Board of Directors
  of Community First Bancorporation

      We have audited the accompanying consolidated balance sheet of Community First Bancorporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

      As discussed in Note H to the consolidated financial statements, the Company changed its method of accounting for earnings per share for the year ended December 31, 1997, with restatement of prior years' figures on a comparable basis.


                                          /s/Donald G. Jones and Company, P.A.

Columbia, South Carolina
January 9, 1998

Consolidated Balance Sheet
Community First Bancorporation


                                                             December 31,
                                                             ------------
                                                         1997            1996
                                                         ----            ----
Assets
  Cash and due from banks (Note C)                   $  4,833,659    $  2,881,646
  Federal funds sold                                    6,510,000      12,535,000
  Securities available-for-sale (Note D)               25,510,524      26,524,649
  Other investments                                       335,000
  Loans (Note E)                                       65,837,908      54,657,929
    Allowance for loan losses                            (890,125)       (705,000)
                                                     ------------    ------------
        Loans - net                                    64,947,783      53,952,929
  Premises and equipment - net (Note F)                 1,675,492       1,782,425
  Accrued interest receivable                             792,715         718,240
  Other real estate                                                        25,000
  Other assets                                            362,966         253,528
                                                     ------------    ------------

        Total assets                                 $104,968,139    $ 98,673,417
                                                     ============    ============

Liabilities
  Deposits (Note G)
    Noninterest bearing                              $ 16,501,066    $ 10,351,628
    Interest bearing                                   75,789,506      77,108,286
                                                     ------------    ------------
        Total deposits                                 92,290,572      87,459,914
  Accrued interest payable                                772,105         818,705
  Other liabilities                                        55,741          60,111
                                                     ------------    ------------
        Total liabilities                              93,118,418      88,338,730
                                                     ------------    ------------

  Commitments and contingent liabilities (Note L)

Shareholders' equity (Notes B and H)
  Common stock - no par value for 1997,
    $5.00 par value for 1996; 5,000,000
    shares authorized; issued and outstanding
    886,140 for 1997 and 764,554 for 1996              10,479,137       3,822,770
  Capital surplus                                                       4,658,603
  Retained earnings                                     1,387,121       1,932,061
  Unrealized holding gains and losses
    on available-for-sale securities                      (16,537)        (78,747)
                                                     ------------    ------------
        Total shareholders' equity                     11,849,721      10,334,687
                                                     ------------    ------------

        Total liabilities and shareholders' equity   $104,968,139    $ 98,673,417
                                                     ============    ============



See accompanying notes to the consolidated financial statements.

Consolidated Statement of Income
Community First Bancorporation


                                                    Years Ended December 31,
                                                    ------------------------
                                                1997          1996          1995
                                                ----          ----          ----
Interest income
  Loans, including fees                      $5,397,962    $4,473,299    $3,764,026
  Time deposits in other banks                                                2,720
  Securities - taxable                        1,645,718     1,543,986     1,285,615
  Federal funds sold                            534,153       910,946       867,099
                                             ----------    ----------    ----------
        Total interest income                 7,577,833     6,928,231     5,919,460
                                             ----------    ----------    ----------

Interest expense
  Time deposits $100,000 and over             1,201,135     1,026,257       885,435
  Other deposits                              2,462,426     2,668,609     2,285,409
  Short-term borrowings                             649
  Obligation under capital lease                                                838
                                             ----------    ----------    ----------
        Total interest expense                3,664,210     3,694,866     3,171,682
                                             ----------    ----------    ----------

Net interest income                           3,913,623     3,233,365     2,747,778
Provision for loan losses (Note E)              315,183       223,075       152,746
                                             ----------    ----------    ----------
Net interest income after provision           3,598,440     3,010,290     2,595,032
                                             ----------    ----------    ----------

Other income
  Service charges on deposit accounts           306,435       212,879       190,280
  Credit life insurance commissions              38,827        23,512        21,978
  Other income                                  176,753       105,518        74,935
                                             ----------    ----------    ----------
        Total other income                      522,015       341,909       287,193
                                             ----------    ----------    ----------

Other expenses (Notes I and K)
  Salaries and employee benefits              1,008,265       858,916       787,301
  Net occupancy expense                         100,605        97,802        96,244
  Furniture and equipment expense               166,612       150,257       148,533
  Other expense                                 633,020       451,958       517,271
                                             ----------    ----------    ----------
        Total other expenses                  1,908,502     1,558,933     1,549,349
                                             ----------    ----------    ----------

Income before income taxes                    2,211,953     1,793,266     1,332,876
Income tax expense (Note J)                     806,903       640,825       475,658
                                             ----------    ----------    ----------

Net income (Note O)                          $1,405,050    $1,152,441    $  857,218
                                             ==========    ==========    ==========

Per share (Note H)*
  Net income                                 $     1.60    $     1.32    $      .98
  Net income, assuming dilution                    1.55          1.28           .96

------------------------------
*Per share figures have been retroactively adjusted to reflect a 15% stock dividend effective December 30, 1997 and 5% stock dividends effective May 1, 1996, and May 1, 1995.




See accompanying notes to the consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
Community First Bancorporation

                                                                                                   Unrealized
                                                                                                    Holding
                                                                                                   Gains and
                                             Common Stock                                          Losses on
                                         Number                                                    Available-
                                           of                         Capital        Retained       for-Sale
                                         Shares         Amount        Surplus        Earnings      Securities        Total
                                         ------         ------        -------        --------      ----------        -----

Balance, January 1, 1995                   686,299   $  3,431,495   $  3,962,000   $    944,854   $   (250,560)  $  8,087,789

Issuance of 5% stock dividend,
  including cash payment for
  fractional shares                         34,021        170,105        306,189       (480,483)                       (4,189)

Exercise of employee stock options           2,305         11,525         12,485                                       24,010

Change in unrealized holding gains
  and losses on available-for-sale
  securities, net of income taxes
  of $145,463                                                                                          259,724        259,724

Net income                                                                              857,218                       857,218
                                      ------------   ------------   ------------   ------------   ------------   ------------

Balance, December 31, 1995                 722,625      3,613,125      4,280,674      1,321,589          9,164      9,224,552

Issuance of 5% stock dividend,
  including cash payment for
  fractional shares                         35,724        178,620        357,240       (541,969)                       (6,109)

Exercise of employee stock options           6,205         31,025         20,689                                       51,714

Change in unrealized holding gains
  and losses on available-for-sale
  securities, net of income tax
  benefit of $49,236                                                                                   (87,911)       (87,911)

Net income                                                                            1,152,441                     1,152,441
                                      ------------   ------------   ------------   ------------   ------------   ------------

Balance December 31, 1996                  764,554      3,822,770      4,658,603      1,932,061        (78,747)    10,334,687

Issuance of 15% stock dividend,
  including cash payment for
  fractional shares                        114,451      1,945,667                    (1,949,990)                       (4,323)

Exercise of employee stock options           7,135         50,767          1,330                                       52,097

Change in unrealized holding gains
  and losses on available-for-sale
  securities, net of income taxes
  of $34,841                                                                                            62,210         62,210

Exchange of no par value common stock
  of Community Fist Bancorporation
  for all of the outstanding shares
  of Community First Bank (Note B)                      4,659,933     (4,659,933)

Net income                                                                            1,405,050                     1,405,050
                                      ------------   ------------   ------------   ------------   ------------   ------------

Balance, December 31, 1997                 886,140    $10,479,137   $              $  1,387,121   $    (16,537)  $ 11,849,721
                                      ============   ============   ============   ============   ============   ============

See accompanying notes to the consolidated financial statements.

Consolidated Statement of Cash Flows
Community First Bancorporation

                                                           Years Ended December 31,
                                                           ------------------------
                                                       1997          1996            1995
                                                  ------------   ------------   ------------
Operating activities
  Net income                                      $  1,405,050   $  1,152,441   $    857,218
  Adjustments to reconcile net income to net
    cash provided by operating activities
      Provision for loan losses                        315,183        223,075        152,746
      Depreciation                                     129,703         97,338         99,498
      Deferred income taxes                            (49,529)       (36,161)        (6,313)
      Amortization of net loan fees and costs           37,959         26,717         22,315
      Amortization of organizational costs                                               281
      Securities accretion and
        premium amortization                           (14,705)       (32,860)       (63,618)
      Writedowns of other real estate                   25,000                        18,300
      Gain on sale of other real estate                (44,547)                      (17,075)
      Increase in interest receivable                  (74,475)       (80,135)       (91,943)
      (Decrease) increase in interest payable          (46,600)        17,439        384,750
      (Increase) decrease in prepaid expenses          (94,750)         3,350        (34,477)
      (Decrease) increase in other
        accrued expenses                                (4,370)        31,107       (203,906)
                                                  ------------   ------------   ------------
          Net cash provided by
            operating activities                     1,583,919      1,402,311      1,117,776
                                                  ------------   ------------   ------------

Investing activities
  Net decrease in time deposits
    in other banks                                                                   200,000
  Purchases of available-for-sale securities        (7,999,531)   (13,434,774)    (5,478,718)
  Maturities of available-for-sale securities        9,125,412      9,768,227      5,522,742
  Purchases of held-to-maturity securities                                        (6,019,019)
  Maturities of held-to-maturity securities                                        3,290,331
  Purchase of other investments                       (335,000)
  Net increase in loans made to customers          (11,347,996)   (10,628,127)    (7,049,746)
  Proceeds from sale of other real estate               44,547                       137,075
  Purchases of premises and equipment                  (22,770)      (317,713)       (52,157)
                                                  ------------   ------------   ------------
          Net cash used by investing activities    (10,535,338)   (14,612,387)    (9,449,492)
                                                  ------------   ------------   ------------

Financing activities
  Net increase (decrease) in demand deposits,
    interest bearing transaction accounts and
    savings accounts                                 1,442,368      7,970,374     (1,125,887)
  Net increase in certificates of
    deposit and other time deposits                  3,388,290      5,549,239      7,978,782
  Principal payments on capital lease obligation                                     (27,833)
  Payment of cash in lieu of fractional
    shares for stock dividend                           (4,323)        (6,109)        (4,189)
  Exercise of employee stock options                    52,097         51,714         24,010
                                                  ------------   ------------   ------------
          Net cash provided by
            financing activities                     4,878,432     13,565,218      6,844,883
                                                  ------------   ------------   ------------

(Decrease) increase in cash and cash equivalents    (4,072,987)       355,142     (1,486,833)
Cash and cash equivalents, beginning                15,416,646     15,061,504     16,548,337
                                                  ------------   ------------   ------------

Cash and cash equivalents, ending                 $ 11,343,659   $ 15,416,646   $ 15,061,504
                                                  ============   ============   ============



See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Community First Bancorporation


NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization - Community First Bancorporation (the "Company"), a bank holding company, and its wholly-owned subsidiary, Community First Bank, are engaged in providing domestic commercial banking services from their headquarters office in Walhalla and a second office in Seneca, South Carolina. The Company is a South Carolina Corporation and its banking subsidiary is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation
("FDIC"). Therefore, the Company and its subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The holding company was incorporated on May 23, 1997 pursuant to a plan of reorganization as described in Note B to the consolidated financial statements. Community First Bank was organized on December 1, 1988, and received its charter and commenced operations on March 12, 1990.

The subsidiary Community First Bank is a community-oriented institution offering a full range of traditional banking services, with the exception of trust services. Substantially all of its loans are made to individuals and businesses within its Oconee County, South Carolina market. Also, substantially all of its deposits are acquired within its local market area and no brokered deposits are accepted.

Principles of Consolidation and Basis of Presentation - The consolidated financial statements include the accounts of the parent company and its banking subsidiary after elimination of all significant intercompany balances and transactions. The accounting and reporting policies of the Company and its subsidiary are in conformity with generally accepted accounting principles and general practices within the banking industry.

Securities - Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held-to-maturity, trading or available-for-sale. Debt securities which the Company has the positive intent and ability to hold to ultimate maturity are classified as held-to-maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and recorded in a separate account included in shareholders' equity, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, is included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific certificate on a trade date basis.

Other Investments - Other investments consist of restricted securities which are carried at cost. Management periodically evaluates these securities for impairment, with any appropriate downward valuation adjustments being made when necessary. Other investments at December 31, 1997 consisted of Federal Home Loan Bank stock with the carrying amount approximating estimated fair value.

Loans and Interest Income - Loans are carried at principal amounts outstanding increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are being deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are being amortized over the contractual life of the related loans or commitments.

A loan is considered to be impaired when, in management's judgment based on current information and events, it is probable that the obligation's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans, when not material, are carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying value of any material impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan. Generally, the accrual of interest is discontinued on impaired loans and any previously accrued interest on such loans is reversed against current income. Any subsequent interest income is recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Allowance for Loan Losses - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is likely, the estimated amount of the loss is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 40 years; furniture and equipment - 5 to 25 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and improvements are capitalized.

Other Real Estate - Other real estate includes properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate is initially recorded at the lower of cost or the estimated fair market value less estimated selling costs. Loan losses arising from the acquisition of such property are charged to the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent downward valuation adjustments.

Retirement Plans - In 1996, the Company adopted a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note
K. Prior to 1996, the Company did not have any pension or profit-sharing retirement plans in effect. The Company does not sponsor any postretirement or postemployment benefits.

Deferred Income Taxes - The Company uses an asset and liability approach for financial accounting and reporting of deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities as measured by the currently enacted tax rates which are assumed will be in effect when these differences reverse. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. Deferred income tax expense or credit is the result of changes in deferred tax assets and liabilities.

Statement of Cash Flows - The statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks and federal funds sold and securities purchased under agreements to resell.

During 1997, 1996 and 1995, interest paid on deposits and other borrowings amounted to $3,710,810, $3,677,427 and $2,786,932, respectively. Income tax payments of $864,056, $679,072 and $683,661 were made during 1997, 1996, and
1995, respectively. Noncash transfers from undivided profits of $1,945,667, $535,860 and $476,294 were made as the result of stock dividends declared in 1997, 1996 and 1995, respectively. As a result, common stock in 1997, 1996 and 1995 increased $1,945,667 $178,620 and $170,105, respectively, and capital surplus increased $357,240 and $306,189 in 1996 and 1995, respectively. Effective October 16, 1997, Community First Bancorporation acquired all of the then outstanding 764,702 shares of Community First Bank's $5.00 par value common stock in exchange for 764,702 shares of Community First Bancorporation's no par value common stock. As a result, a non-cash transfer of $4,659,933 was made from capital surplus to common stock. During 1997, 1996 and 1995, noncash valuation adjustments totaling $97,051, $137,147 and $405,187 were made which increased, decreased and increased, respectively, the carrying amount of available-for-sale securities. In 1997, a related shareholders' equity account increased $62,210 and deferred tax assets decreased $34,841; in 1996, the related shareholders' equity account decreased $87,911 and deferred tax assets increased $49,236; and in 1995, the related shareholders' equity account increased $259,724 and deferred tax assets decreased $145,463. Held-to-maturity securities with an amortized cost of $9,752,318 were transferred to the available-for-sale category in 1995. In 1996, a loan with a carrying amount of $25,000 was transferred to other real estate as the result of a foreclosure.

Fair Value Estimates - Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active trading market exists for a significant portion of the Company's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include net deferred tax assets and premises and equipment. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

For cash and due from banks, federal funds sold and accrued interest receivable and payable, the carrying amount approximates fair value because these instruments generally mature in 90 days or less and do not present unanticipated credit concerns.

NOTE B - CORPORATE REORGANIZATION

On May 20, 1997, the shareholders of Community First Bank approved a plan of corporate reorganization under which Community First Bank would become a wholly-owned subsidiary of Community First Bancorporation. As a result, Community First Bancorporation was organized on May 23, 1997 at the direction of Community First Bank's management. The authorized common stock of Community First Bancorporation was 5,000,000 shares with no par value per share. Pursuant to the reorganization, the parent company issued 764,702 shares of its common stock in exchange for all of the 764,702 then outstanding common shares of Community First Bank.

The reorganization was effected on October 16, 1997 and accounted for as if it were a pooling-of-interests. As a result, the financial statements for the year ended December 31, 1997 are presented as if the reorganization had occurred on January 1, 1997. Except for per share data, the financial statements for the years ended December 31, 1996 and 1995 are unchanged from the amounts previously reported by Community First Bank. Per share data for 1996 and 1995, presented in terms of the current equivalent of the number of shares outstanding, have been adjusted for the 15% stock dividend effective December 30, 1997 and restated because of a change in accounting principle for the computation and display of earnings per share.

NOTE C - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amount of the cash reserve balances at December 31, 1997 and 1996, were approximately $475,000 and $491,000, respectively.

NOTE D - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                        December 31,
                       -------------------------------------------------------------------------------------------------------------
                                               1997                                                    1996
                       -----------------------------------------------------   -----------------------------------------------------
                                       Gross         Gross                                     Gross         Gross
                                      Unrealized    Unrealized    Estimated                   Unrealized    Unrealized    Estimated
                        Amortized      Holding       Holding        Fair        Amortized      Holding       Holding        Fair
                          Cost          Gains        Losses         Value         Cost          Gains        Losses         Value
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------   --------
Available-for-sale
  U.S. Treasury        $ 2,000,550   $     2,810                 $ 2,003,360   $ 4,999,976   $    24,644                 $ 5,024,620
  U.S. Government
    agencies            18,980,911        19,963   $    68,899    18,931,975    16,484,225        33,567   $   162,372    16,355,420
  Mortgage-backed
    securities           4,554,862        22,698         2,371     4,575,189     5,163,298         9,737        28,426     5,144,609
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------

     Total             $25,536,323   $    45,471   $    71,270   $25,510,524   $26,647,499   $    67,948   $   190,798   $26,524,649
                       ===========   ===========   ===========   ===========   ===========   ===========   ===========   ===========

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                    December 31,
                                                                    ------------
                                                          1997                      1996
                                                          ----                      ----
                                                 Amortized    Estimated     Amortized    Estimated
                                                   Cost      Fair Value       Cost      Fair Value
                                                   ----      ----------       ----      ----------
Available-for-sale
  Due in one year or less                       $ 6,001,296  $ 5,965,560   $ 3,995,063  $ 3,997,900
  Due after one through five years               12,483,764   12,472,275    16,993,422   16,893,000
  Due after five through ten years                2,496,401    2,497,500       495,716      489,140
                                                -----------  -----------   -----------  -----------
                                                 20,981,461   20,935,335    21,484,201   21,380,040
  Mortgage-backed securities                      4,554,862    4,575,189     5,163,298    5,144,609
                                                -----------  -----------   -----------  -----------

    Total                                       $25,536,323  $25,510,524   $26,647,499  $26,524,649
                                                ===========  ===========   ===========  ===========

The fair value of U.S. Treasury and U.S. Government agencies debt securities is estimated based on published closing quotations. Fair value for mortgage-backed securities is estimated primarily using dealers' quotes. All of the Company's mortgage-backed securities held at December 31, 1997 and 1996 were issued by the Federal Home Loan Mortgage Corporation.

There were no sales of available-for-sale and securities in 1997, 1996 or 1995.

At December 31, 1997, securities with an amortized cost of $21,990,882, and an estimated fair value of $21,966,454 were pledged as collateral to secure public deposits. The amortized cost and estimated fair value of such pledged securities was $25,462,289 and $25,352,556, respectively, at the end of 1996.

In December 1995, securities classified as held-to-maturity with an amortized cost of $9,752,318 and an estimated fair value of $9,874,270 were transferred on a one-time basis to the available-for-sale category. The transfer was made in accordance with provisions of the Special Report on Implementation of Statement of Financial Accounting Standards No. 115 issued by the Financial Accounting Standards Board. During 1997 and 1996, there were no sales or transfers of held-to-maturity securities.

NOTE E - LOANS

Loans consisted of the following:

                                                                                    December 31,
                                                                                    ------------
                                                                          1997                      1996
                                                                          ----                      ----
                                                                 Carrying    Estimated      Carrying    Estimated
                                                                  Amount     Fair Value      Amount     Fair Value
                                                                  ------     ----------      ------     ----------

Commercial, financial and industrial                            $ 9,763,982  $ 9,627,061   $ 7,665,315  $ 7,544,559
Real estate - construction                                           78,318       77,318       145,606      143,686
Real estate - mortgage                                           41,294,769   40,931,053    34,921,984   34,508,760
Consumer installment                                             14,700,839   14,571,074    11,925,024   11,766,606
                                                                -----------  -----------   -----------  -----------
     Total                                                       65,837,908   65,206,506    54,657,929   53,963,611
Allowance for loan losses                                          (890,125)                  (705,000)
                                                                -----------  -----------   -----------  -----------

     Loans - net                                                $64,947,783  $65,206,506   $53,952,929  $53,963,611
                                                                ===========  ===========   ===========  ===========

Net deferred loan costs of $13,834 and net deferred loan fees of $3,650 have been allocated to the various loan categories as of December 31, 1997 and 1996, respectively.


Fair values are estimated for loan categories with similar financial characteristics. Within each category, the fair value of loans is calculated by discounting estimated cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For certain categories of loans, such as variable rate loans, credit card receivables, and other lines of credit, the carrying amount, adjusted for credit risk, is a reasonable estimate of fair value because there is no contractual maturity or because the Company has the ability to reprice the loans as interest rate shifts occur. Since the discount rates are based on current loan rates offered as well as management's estimates, the fair values presented may not necessarily be indicative of the value negotiated in an actual sale.

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                              December 31,
                                                              ------------
                                                           1997          1996
                                                           ----          ----
Investment in impaired loans
  Nonaccrual                                            $  162,032    $  248,745
  Accruing 90 days and over past due                         1,468             -
                                                        ----------    ----------
    Total                                               $  163,500    $  248,745
                                                        ==========    ==========

Average total investment in impaired loans during year  $  303,875    $  299,436
Allowance for loan losses on impaired loans                 16,890        16,625

There were no outstanding commitments at December 31, 1997, to lend additional funds to debtors owing amounts on impaired loans.

As of December 31, 1997 and 1996, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its market area within Oconee County, South Carolina. The economy of this area is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to- collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                Years Ended December 31,
                                                ------------------------
                                            1997          1996          1995
                                            ----          ----          ----

Balance at January 1                     $  705,000    $  575,000    $  460,000
Provision charged to expense                315,183       223,075       152,746
Recoveries                                   10,146        15,589         2,063
Charge-offs                                (140,204)     (108,664)      (39,809)
                                         ----------    ----------    ----------

Balance at December 31                   $  890,125    $  705,000    $  575,000
                                         ==========    ==========    ==========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $4,604,451 and $3,801,918 at December 31, 1997 and 1996, respectively. During 1997, $3,004,619 of new loans were made and repayments totaled $2,202,086.

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                            December 31,
                                                            ------------
                                                         1997          1996
                                                         ----          ----

Land                                                  $  384,773    $  384,773
Buildings and land improvements                          966,417       963,696
Furniture and equipment                                  848,366       828,317
                                                      ----------    ----------
    Total                                              2,199,556     2,176,786
Accumulated depreciation                                 524,064       394,361
                                                      ----------    ----------

    Premises and equipment - net                      $1,675,492    $1,782,425
                                                      ==========    ==========

Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $129,703, $97,338 and $99,498, respectively.

NOTE G - DEPOSITS

A summary of deposits follows:

                                                                           December 31,
                                                                           ------------
                                                                 1997                      1996
                                                                 ----                      ----
                                                        Carrying    Estimated      Carrying    Estimated
                                                         Amount     Fair Value      Amount     Fair Value
                                                         ------     ----------      ------     ----------

Noninterest bearing demand                             $16,501,066  $16,501,066   $10,351,628  $10,351,628
Interest bearing transaction accounts                   10,106,001   10,106,001    12,807,794   12,807,794
Savings                                                 16,190,880   16,190,880    18,196,157   18,196,157
Time deposits $100,000 and over                         23,046,080   23,048,468    18,560,388   18,560,388
Other time deposits                                     26,446,545   26,454,311    27,543,947   27,560,468
                                                       -----------  -----------   -----------  -----------

          Total deposits                               $92,290,572  $92,300,726   $87,459,914  $87,476,435
                                                       ===========  ===========   ===========  ===========


As of December 31, 1997 and 1996, local governmental deposits comprised approximately 33% and 28%, respectively, of total deposits.

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 1997 and 1996. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered as of December 31, 1997 and 1996, for deposits of similar remaining maturities.

At December 31, 1997, the scheduled maturities of time deposits are as follows:

             Year                                       Amount
             ----                                    -------------

             1998                                    $ 45,761,413
             1999                                       3,512,621
             2000                                         144,732
             2001                                          73,859
             2002 and thereafter                                -

NOTE H - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances - South Carolina regulations restrict the amount of dividends that banks can pay to shareholders. All of the banking subsidiary's dividends to the parent company are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 1997, the banking subsidiary's available undivided profits totaled $2,786,032. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Stock Dividends - The Company's Board of Directors declared a 15% stock dividend effective December 30, 1997 and 5% stock dividends effective May 1, 1996 and 1995.

Earnings per Share - As required, the Company adopted the provisions of Statement of Accounting Standards No. 128, "Earnings per Share", for the year ended December 31, 1997. This Statement mandates certain changes in the computation and display of earnings per share for 1997, and requires the restatement of prior years' figures on a comparable basis. According to Statement No. 128, basic earnings per common share is computed by dividing net income applicable to common shares by the weighted average number of common shares outstanding. Diluted earnings per common share are based on dividing applicable net income by the weighted average number of common shares outstanding and any dilutive potential common shares and dilutive stock options. It is assumed that all dilutive stock options are exercised at the beginning of each year and that the proceeds are used to purchase shares of the Company's common stock at the average market price during the year. All per share information has been retroactively adjusted to give effect to stock dividends.

Prior to the issuance of Statement No. 128 in February, 1997, the number of shares in the denominator used in computing the Company's single earnings per share figure included the effect of dilutive stock options as common stock equivalents. Under the new principle, a dual presentation of basic earnings per share and earnings per share, assuming dilution, is used. For the years ended December 31, 1996 and 1995, earnings per share, assuming dilution, corresponds to the single earnings per share figures previously reported.

Net income per share and net income per share, assuming dilution, were computed as follows:

                                                  Years Ended December 31,
                                                  ------------------------
                                               1997         1996         1995
                                               ----         ----         ----
Net income per share (basic)
  Numerator - net income                    $1,405,050   $1,152,441   $  857,218
                                            ==========   ==========   ==========
  Denominator
    Weighted average common shares
      issued and outstanding                   879,108      871,940      870,539
                                            ==========   ==========   ==========

        Net income per share (basic)        $     1.60   $     1.32   $      .98
                                            ==========   ==========   ==========

Net income per share, assuming dilution
  Numerator - net income                    $1,405,050   $1,152,441   $  857,218
                                            ==========   ==========   ==========
  Denominator
    Weighted average common shares
      issued and outstanding                   879,108      871,940      870,539
    Effect of dilutive stock options            28,348       27,036       23,136
                                            ----------   ----------   ----------
        Total shares                           907,456      898,976      893,675
                                            ==========   ==========   ==========
        Net income per share,
          assuming dilution                 $     1.55   $     1.28   $      .96
                                            ==========   ==========   ==========

Regulatory Capital - All bank holding companies and banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, bank holding companies and banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier I capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier I capital, as defined, to average assets, as defined. Management believes, as of December 31, 1997 and 1996, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 1997, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                  Minimum           Minimum to
                                                                                 for Capital         be Well
                                                                Actual            Adequacy         Capitalized
                                                                ------            --------         -----------
                                                            Amount   Ratio     Amount   Ratio     Amount   Ratio
                                                            ------   -----     ------   -----     ------   -----
                                                                           (Dollars in thousands)
December 31, 1997
  The Company
    Total capital to risk weighted assets                  $12,646   20.3%     $4,994    8.0%     $6,242   10.0%
    Tier I capital to risk weighted assets                 $11,866   19.0%     $2,497    4.0%     $3,745    6.0%
    Tier I capital to average assets (leverage)            $11,866   12.0%     $2,959    3.0%     $4,932    5.0%
  Community First Bank
    Total capital to risk weighted assets                  $12,407   19.9%     $4,993    8.0%     $6,242   10.0%
    Tier I capital to risk weighted assets                 $11,620   18.6%     $2,497    4.0%     $3,745    6.0%
    Tier I capital to average assets (leverage)            $11,620   11.8%     $2,958    3.0%     $4,930    5.0%

December 31, 1996
  Community First Bank
    Total capital to risk weighted assets                  $11,102   20.1%     $4,411    8.0%     $5,514   10.0%
    Tier I capital to risk weighted assets                 $10,413   18.9%     $2,205    4.0%     $3,308    6.0%
    Tier I capital to average assets (leverage)            $10,413   10.8%     $2,901    3.0%     $4,834    5.0%

Stock Options - On May 9, 1990, the Company's shareholders approved the 1989 Incentive Stock Option Plan (the Plan). The Plan provides for the granting of options to certain eligible employees and reserves 139,783 shares of the Company's common stock for issuance upon the exercise of such options. The exercise price of options granted under the Plan is the fair market value of the Company's common stock on the date the option is granted, but in no event less than $5.00 per share. For any person owning directly or indirectly more than 10% voting control of the Company's outstanding shares, the option price may not be less than 110% of fair market value of the shares. Options must be exercisable within ten years from the date of grant (five years with respect to 10% owners). The expiration of the options accelerates upon the optionee's termination of employment with the Company or death in accordance with the provisions of the Plan. Options awarded vest in accordance with provisions established by the Board of Directors at their discretion. Options awarded during 1997, 1996 and 1995 provided for 20% vesting immediately upon award, with 20% vesting on the anniversary date of the award for each of the four subsequent years.

As of January 1, 1996, the Company adopted only the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plan. Since the exercise price of each option equals the market price of the Company's stock on the date of grant, no compensation cost has been recognized for the Plan for any period. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                  Years Ended December 31,
                                                  ------------------------
                                               1997         1996         1995
                                               ----         ----         ----
Net income
  As reported                               $1,405,050   $1,152,441   $  857,218
  Pro forma                                  1,376,930    1,135,241      847,300
Net income per share
  As reported                                   $ 1.60       $ 1.32       $  .98
  Pro forma                                       1.57         1.30          .97
Net income per share, assuming dilution
  As reported                                   $ 1.55       $ 1.28       $  .96
  Pro forma                                       1.52         1.26          .95

The fair values of options granted during 1997, 1996 and 1995 were $7.36, $6.71 and $7.09 per share. Such fair value was estimated as of the date of the grant using the minimum value option pricing method. The following assumptions were used for grants in 1997, 1996 and 1995: dividend yield of 0%, an expected life of 10 years, and risk-free interest rates of 6.57%, 6.87% and 5.77%, respectively. The effects of applying Statement No. 123 may not be representative of the effects on reported net income in future years.

Transactions under the Plan for the years ended December 31, 1997, 1996 and 1995 are summarized as follows:

                                                                     Weighted
                                                                      Average
                                                          Number of  Exercise
                                                           Shares      Price
                                                           ------      -----

Options outstanding January 1, 1995                          62,891   $ 10.51
  Granted                                                     7,700     15.00
  Exercised                                                  (2,305)    10.42
  Canceled                                                   (1,709)    12.63
  Stock dividend                                              3,103
                                                          ---------
Options outstanding December 31, 1995                        69,680     10.48
  Granted                                                     5,000     15.00
  Exercised                                                  (6,205)     8.33
  Canceled                                                     (515)    14.29
  Stock dividend                                              3,492
                                                          ---------
Options outstanding December 31, 1996                        71,452     10.45
  Granted                                                     7,250     16.00
  Exercised                                                  (7,135)     7.30
  Canceled                                                     (511)    15.21
  Stock dividend                                             11,770
                                                          ---------
Options outstanding December 31, 1997                        82,826      9.70
                                                          =========

Options exercisable at year end
  1997                                                       66,898   $  8.97
  1996                                                       66,231      8.45
  1995                                                       64,947      8.01


                                                          Outstanding Options    Exercisable Options
                                                          -------------------    -------------------
                                                          Number of  Exercise    Number of  Exercise
                                                           Shares      Price      Shares      Price
                                                           ------      -----      ------      -----
Options at December 31, 1997 expire
  December 31, 1998                                           6,990   $  7.16        6,990   $  7.16
  December 31, 1999                                           6,991      7.16        6,991      7.16
  May 9, 2000                                                 6,293      7.16        6,293      7.16
  December 31, 2000                                           6,991      7.16        6,991      7.16
  January 22, 2001                                            2,104      7.76        2,104      7.76
  March 1, 2001                                               3,495      7.76        3,495      7.76
  April 27, 2002                                              7,135      9.30        7,135      9.30
  October 1, 2002                                             4,194      9.66        4,194      9.66
  January 25, 2003                                            2,858     10.02        2,858     10.02
  January 18, 2004                                           11,981     10.15        9,582     10.15
  June 1, 2004                                                1,778     10.65        1,416     10.65
  December 21, 2005                                           8,272     12.43        4,952     12.43
  July 25, 2006                                               5,750     13.04        2,300     13.04
  January 16, 2007                                            7,994     13.91        1,597     13.91


Included in the 82,826 outstanding options as of December 31, 1997, were options to purchase 15,928 shares at an average price of $12.77 per share that had not become exercisable. The number of shares, average exercise price and years in which these options become exercisable are as follows: 7,168 shares at $12.00 in 1998, 4,410 shares at $13.13 in 1999, 2,750 shares at $13.55 in 2000, and 1,600 shares at $13.91 in 2001. Of the 139,783 authorized shares of the Company's common stock originally reserved for issuance upon the exercise of options under the Plan, 17,302 had not been awarded as of December 31, 1997.

The number of shares and average prices in this section have been adjusted to reflect a 15% stock dividend effective December 30, 1997 and 5% stock dividends effective May 1, 1996 and 1995.

NOTE I - OTHER EXPENSES

Operating expenses are summarized below:

                                                    Years Ended December 31,
                                                    ------------------------
                                                 1997         1996         1995
                                                 ----         ----         ----

Salaries and employee benefits                $1,008,265   $  858,916   $  787,301
Net occupancy expense                            100,605       97,802       96,244
Furniture and equipment expense                  166,612      150,257      148,533
Other expense
  Stationery, printing and postage               139,888      119,170      115,605
  Telephone                                       20,578       22,138       19,458
  Advertising and promotion                       27,654       24,450       26,335
  Professional services                           77,038       32,641       30,614
  Insurance                                       26,651       18,532       19,053
  FDIC insurance assessment                        7,760        2,000       77,627
  Directors' fees                                 31,200       25,200       23,000
  Other real estate costs and expenses, net       32,334                     2,622
  Data processing expenses                        52,748       46,520       50,782
  Other                                          217,169      161,307      152,175
                                              ----------   ----------   ----------

      Total                                   $1,908,502   $1,558,933   $1,549,349
                                              ==========   ==========   ==========

NOTE J - INCOME TAXES

Income tax expense consisted of:
                                                 Years Ended December 31,
                                                 ------------------------
                                              1997         1996         1995
                                              ----         ----         ----
Current
  Federal                                  $  786,786   $  621,981   $  442,614
  State                                        69,646       55,005       39,357
                                           ----------   ----------   ----------
          Total current                       856,432      676,986      481,971
                                           ----------   ----------   ----------
Deferred
  Federal                                     (45,555)     (33,260)      (5,807)
  State                                        (3,974)      (2,901)        (506)
                                           ----------   ----------   ----------
          Total deferred                      (49,529)     (36,161)      (6,313)
                                           ----------   ----------   ----------

          Total income tax expense         $  806,903   $  640,825   $  475,658
                                           ==========   ==========   ==========

The principal components of the deferred portion of income tax expense or (credit) were:

                                               Years Ended December 31,
                                               ------------------------
                                            1997         1996         1995
                                            ----         ----         ----

Provision for loan losses                $  (66,460)  $  (46,670)  $  (41,285)
Accelerated depreciation                     10,870        4,308        9,363
Deferred net loan costs and fees              6,276        6,201        7,922
Capital lease                                                           7,187
Other real estate                              (215)                    7,790
Amortizable pre-operating expenses                                      2,710
                                         ----------   ----------   ----------

          Total                          $  (49,529)  $  (36,161)  $   (6,313)
                                         ==========   ==========   ==========

Income before income taxes presented in the statement of income for the years ended December 31, 1997, 1996 and 1995, included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                Years Ended December 31,
                                                ------------------------
                                             1997         1996         1995
                                             ----         ----         ----

Tax expense at statutory rate             $  752,064   $  609,710   $  453,178
State income tax, net of federal
  income tax benefit                          43,344       34,389       25,642
Tax-exempt interest income                    (5,854)      (5,625)      (5,801)
Non-deductible interest expense to
  carry tax-exempt instruments                   480          540          564
Non-deductible corporate
  reorganization expenses                     15,069
Other, net                                     1,800        1,811        2,075
                                          ----------   ----------   ----------

          Total                           $  806,903   $  640,825   $  475,658
                                          ==========   ==========   ==========

Deferred tax assets and liabilities included in the balance sheet consisted of the following:
                                                             December 31,
                                                             ------------
                                                           1997        1996
                                                           ----        ----
Deferred tax assets
  Allowance for loan losses                            $  257,735   $  191,275
  Deferred net loan fees                                                 1,310
  Other real estate                                         8,975        8,760
  Unrealized holding gains and losses on
    available-for-sale securities                           9,262       44,103
                                                       ----------   ----------
      Gross deferred tax assets                           275,972      245,448
  Valuation allowance                                           -            -
                                                       ----------   ----------
      Total                                               275,972      245,448
                                                       ----------   ----------

Deferred tax liabilities
  Accelerated depreciation                                 72,889       62,019
  Deferred net loan costs                                   4,966
                                                       ----------   ----------
      Total deferred tax liabilities                       77,855       62,019
                                                       ----------   ----------

Net deferred income tax assets                         $  198,117   $  183,429
                                                       ==========   ==========

A portion of the change in net deferred tax assets or liabilities related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to a component of shareholders' equity. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 1997, 1996 and 1995, $34,841 was charged, $49,236 was credited, and $145,463 was charged to shareholders' equity, respectively. In 1997, 1996 and 1995, $49,529, $36,161 and $6,313 were credited to income tax expense, respectively.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 1997 and 1996 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.

NOTE K - RETIREMENT PLAN

In 1996, the Company established the Community First Bank 401(k) Plan (the "Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company will match $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the Plan for 1997 and 1996 totaled $29,550 and $13,286, respectively.

NOTE L - COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit - In the normal course of business, the banking subsidiary is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:
                                                     December 31,
                                                     ------------
                                                  1997          1996
                                                  ----          ----

          Loan commitments                     $6,172,000    $6,066,600
          Standby letters of credit               374,577       314,700

Loan commitments involve agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and some involve payment of a fee. Many of the commitments are expected to expire without being fully drawn; therefore, the total amount of loan commitments does not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include commercial and residential real properties, accounts receivable, inventory and equipment.

Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is the same as that involved in making loan commitments to customers. As of December 31, 1997 and 1996, a majority of the outstanding letters of credit were secured by real estate.

Statement of Financial Accounting Standards No. 107 requires the disclosure of the estimated fair values of off-balance-sheet financial instruments for which it is practicable to estimate fair value. The estimated fair values of such off-balance- sheet financial instruments as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. Therefore, as of December 31, 1997, the estimated fair value of these off-balance-sheet financial instruments is nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments.

Borrowing Commitments - At December 31, 1997, the banking subsidiary had an unused short-term line of credit to purchase up to $1,000,000 of federal funds from an unrelated correspondent financial institution and an unused line of credit agreement with the Federal Home Loan Bank of Atlanta ("FHLB"). The correspondent line is available on a one to seven day basis for general corporate purposes of the banking subsidiary. The lender has reserved the right to withdraw the line at its option. Under the terms of the FHLB agreement, the banking subsidiary may borrow up to $6,700,000 for its general corporate purposes. Borrowings under the line may bear interest at either a variable or fixed rate established by the FHLB. The line is secured by FHLB capital stock with a carrying value of $335,000, and a blanket lien on all 1-4 family residential first lien mortgage loans held by the banking subsidiary. The carrying value of such loans at December 31, 1997 was approximately $27,649,000.

Litigation - The Company and its subsidiary were not involved as defendants in any litigation at December 31, 1997. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

Accounting Estimates - In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management has identified specific loans as well as adopting a policy of providing amounts for loan valuation purposes which are not identified with any specific loans and are derived from actual loss experience ratios, loan types, loan volume, economic conditions and industry standards.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the banking subsidiary's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments about information available to them at the time of their examination.

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

Following is summary information on the estimated fair value of financial instruments, cross-referenced to the location in the consolidated financial statements and notes where more detailed information can be obtained:

                                                                            December 31,
                                                                            ------------
                                                               1997                              1996
                                                               ----                              ----
                                                     Carrying        Estimated         Carrying        Estimated
                                                      Amount         Fair Value         Amount         Fair Value
                                                    of Assets        of Assets        of Assets        of Assets
                                                  (Liabilities)    (Liabilities)    (Liabilities)    (Liabilities)
                                                  -------------    -------------    -------------    -------------

Cash and due from banks (Note A)                  $   4,833,659    $   4,833,659    $   2,881,646    $   2,881,646
Federal funds sold (Note A)                           6,510,000        6,510,000       12,535,000       12,535,000
Securities (Note D)                                  25,510,524       25,510,524       26,524,649       26,524,649
Other investments (Note A)                              335,000          335,000
Loans (Note E)                                       64,947,783       65,206,506       53,952,929       53,963,611
Accrued interest receivable (Note A)                    792,715          792,715          718,240          718,240
Deposits (Note G)                                   (92,290,572)     (92,300,726)     (87,459,914)     (87,476,435)
Accrued interest payable (Note A)                      (772,105)        (772,105)        (818,705)        (818,705)
Loan commitments (Note L)                                             (6,172,000)                       (6,066,600)
Standby letters of credit (Note L)                                      (374,577)                         (314,700)

NOTE N - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)
                                                                 December 31,
                                                                      1997
                                                                     ----
Condensed Balance Sheet
  Assets
    Cash                                                         $    245,705
    Investment in banking subsidiary                               11,602,938
    Other assets                                                        2,370
                                                                 ------------
         Total assets                                            $ 11,851,013
                                                                 ============
  Liabilities
    Other liabilities                                            $      1,292
  Shareholder's equity                                             11,849,721
                                                                 ------------
         Total liabilities and
           shareholders' equity                                  $ 11,851,013
                                                                 ============

                                                                  Year Ended
                                                                 December 31,
                                                                     1997
                                                                     ----
Condensed Statement of Income
  Income
    Dividends received from
      banking subsidiary                                         $    250,000
                                                                 ------------
  Expenses
    Interest expense                                                      649
    Other expenses                                                     50,642
                                                                  ------------
         Total expenses                                                51,291
  Income before income taxes and equity in
    undistributed earnings of banking subsidiary                      198,709
  Income tax expense (credit)                                          (2,370)
  Equity in undistributed earnings
    of banking subsidiary                                           1,203,971
                                                                 ------------
  Net income                                                     $  1,405,050
                                                                 ============


                                                                  Year Ended
                                                                 December 31,
                                                                     1997
                                                                 ------------
 Condensed Statement of Cash Flows
  Operating activities
    Net income                                                   $  1,405,050
      Adjustments to reconcile net income to net
        cash provided by operating activities
          Equity in undistributed earnings
            of banking subsidiary                                  (1,203,971)
          Increase in other assets                                     (2,370)
          Increase in other liabilities                                 1,292
                                                                 ------------
            Net cash provided by
              operating activities                                    200,001
                                                                 ------------
   Financing activities
    Exercise of employee stock options                                 50,027
    Payment of cash in lieu of fractional
      shares for stock dividend                                        (4,323)
                                                                 ------------
            Net cash provided by financing activities                  45,704
                                                                 ------------
  Increase in cash and cash equivalents                               245,705
  Cash and cash equivalents, beginning
                                                                 ------------
   Cash and cash equivalents, ending                             $    245,705
                                                                 ============

NOTE O - COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 130, "Comprehensive Income". The provisions of this Statement are to become effective for the Company beginning January 1, 1998, with reclassifications included for any earlier comparative accounting periods presented after that date. Comprehensive income consists of net income or loss for the current period and other comprehensive income -- income, expenses, gains and losses that bypass the statement of income and are reported directly in a separate component of shareholders' equity. The Statement requires the Company to classify and report items of other comprehensive income by their nature and report total comprehensive income in a financial statement and display the accumulated balance of other comprehensive income separately in the shareholders' equity section of the balance sheet.

Currently, the Company's only other comprehensive income item is the change in unrealized holding gains and losses on available-for-sale securities, net of income tax effects, which is presently accounted for in the consolidated statement of changes in shareholder's equity. Had the Statement been applied to the consolidated financial statements for the years ended December 31, 1997, 1996 and 1995, total shareholders' equity would remain unchanged and consolidated comprehensive income would have been computed as follows:

                                                    Years Ended December 31,
                                                    ------------------------
                                                 1997         1996         1995
                                              ----------   ----------   ----------

Net income                                    $1,405,050   $1,152,441   $  857,218
                                              ----------   ----------   ----------
Other comprehensive income (loss)
  Change in unrealized holding gains and
    losses on available-for-sale securities       97,051     (137,147)     405,187
  Income tax expense (benefit) on other
    comprehensive income (loss)                   34,841      (49,236)     145,463
                                              ----------   ----------   ----------
          Total                                   62,210      (87,911)     259,724
                                              ----------   ----------   ----------

Comprehensive income                          $1,467,260   $1,064,530   $1,116,942
                                              ==========   ==========   ==========