Form 10KSB, Exhibit 13
period 1998-12-31
COMMUNITY FIRST BANCORP
filed 1999-03-25
CIK 1047446

EXHIBIT 13
                 PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

Financial Summary*

                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                                 1998            1997           1996           1995           1994
                                                                 ----            ----           ----           ----           ----
                                                                            (Dollars in thousands, except per share data)
Financial Condition
     Securities .......................................        $ 38,284        $ 25,510        $26,525        $22,962        $19,809
     Allowance for loan losses ........................             955             890            705            575            460
     Net loans ........................................          66,938          64,948         53,953         43,600         36,725
     Premises and equipment - net .....................           2,871           1,675          1,782          1,562          1,609
     Total assets .....................................         127,127         104,968         98,673         83,995         75,852
     Noninterest bearing deposits .....................          14,798          16,501         10,352         10,534          8,716
     Interest bearing deposits ........................          97,698          75,790         77,108         63,406         58,371
     Total deposits ...................................         112,496          92,291         87,460         73,940         67,087
     Obligation under capital lease ...................               -               -              -              -             28
     Total liabilities ................................         113,524          93,118         88,338         74,770         67,764
     Total shareholders' equity .......................          13,603          11,850         10,335          9,225          8,088

Results of Operations
     Interest income ..................................        $  8,904        $  7,578        $ 6,928        $ 5,919        $ 4,587
     Interest expense .................................           4,518           3,664          3,695          3,171          2,106
                                                               --------        --------        -------        -------        -------
     Net interest income ..............................           4,386           3,914          3,233          2,748          2,481
     Provision for loan losses ........................             213             315            223            153            173
                                                               --------        --------        -------        -------        -------
     Net interest income after provision ..............           4,173           3,599          3,010          2,595          2,308
     Securities gains .................................               -               -              -              -              7
     Other income .....................................             574             522            342            287            212
     Other expenses ...................................           2,155           1,909          1,559          1,549          1,430
                                                               --------        --------        -------        -------        -------
     Income before income taxes .......................           2,592           2,212          1,793          1,333          1,097
     Income tax expense ...............................             928             807            641            476            389
                                                               --------        --------        -------        -------        -------
     Net income .......................................        $  1,664        $  1,405        $ 1,152        $   857        $   708
                                                               ========        ========        =======        =======        =======
     Comprehensive income .............................        $  1,664        $  1,467        $ 1,065        $ 1,117        $   414
                                                               ========        ========        =======        =======        =======

Per Share Data**
     Net income .......................................        $   0.94        $   0.80        $  0.66        $  0.49        $  0.41
     Net income, assuming dilution ....................            0.88            0.77           0.64           0.48           0.40
     Cash dividends declared ..........................               -               -              -              -              -
     Period end book value ............................            7.58            6.69           5.88           5.29           4.65

* Community First Bancorporation became the bank holding company of Community First Bank effective October 16, 1997 as part of a corporate reorganization which was accounted for as if it were a pooling-of-interests. The consolidated financial statements and related information for the year ended December 31, 1997 are presented as if the reorganization had occurred on January 1, 1997. The financial statements and related information for the years ended December 31, 1994 through December 31, 1996 are the same as the amounts reported previously by Community First Bank, adjusted for a stock split, stock dividends and the 1997 change in accounting principle for reporting earnings per share requiring the restatement of prior year figures. Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", effective for 1998, requires the reporting and display of comprehensive income with reclassification of financial statements for prior periods. The Company's other comprehensive income consists of the change in unrealized holding gains and losses on available-for-sale securities, net of applicable income taxes, that was previously reported only as an adjustment of shareholders' equity.

** Per share amounts have been retroactively adjusted to reflect a two-for-one stock split effective July 31, 1998, a 15% stock dividend effective December 30, 1997 and 5% stock dividends effective May 1, 1996, 1995 and 1994. Net income per share and net income per share, assuming dilution, reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share" for the year ended December 31, 1997, with restatement of prior years on a comparable basis.

Market for Common Stock and Dividends

          Although a limited number of shares of common stock of Community First Bancorporation (the "Company") are traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the near future. The common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. During 1998, management was aware of a few transactions in which the Company's common stock traded in a price range from $9.00 to $21.00 per share (per share prices have been adjusted to reflect a two-for-one stock split effective July 31, 1998). However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties involved, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

          As of February 28, 1999, there were approximately 749 holders of record of the Company's common stock, excluding individual participants in security position listings.

          There have been no cash dividends declared or paid since the Company's inception. In order to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay cash dividends in 1999.

          The Board of Directors declared a two-for-one stock split effective July 31, 1998 and a 15% stock dividend effective December 30, 1997.

Management's Discussion and Analysis

          This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect a two-for-one stock split effective July 31, 1998, a 15% stock dividend effective December 30, 1997, and a 5% stock dividend effective May 1, 1996.

          Beginning in 1998, Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," requires the reporting and display of comprehensive income and its components. This SFAS provides for reclassification of financial statements for earlier periods for comparative purposes. Comprehensive income includes net income and other comprehensive income or loss. Other comprehensive income or loss consists of changes in shareholders' equity, other than those resulting from net income or investments by or distributions to shareholders, that are due to transactions, events and circumstances from non-shareholder sources. The Company's other comprehensive income consists of the change in unrealized holding gains and losses on available-for-sale securities, net of applicable income taxes, that was previously reported only as an adjustment of shareholders' equity. Because of the material amounts of available-for-sale securities carried in the consolidated balance sheet, changes in estimated fair values of such securities could significantly affect the amount of other comprehensive income or loss used to compute comprehensive income.

          Community First Bancorporation was incorporated on May 23, 1997 as a bank holding company to effect a plan of corporate reorganization in which the Bank became its wholly-owned subsidiary on October 16, 1997. The discussion and figures in this section present information regarding the Company since the date of reorganization and information and figures of the Bank prior to that date. Per share information prior to the reorganization is presented in terms of the current equivalent of the number of shares of the Company's common stock outstanding.

Forward Looking Statements

          Statements included in Management's Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that forward looking statements, including without limitation, those relating to the Company's planned new office expansion into Anderson County, its response to the Year 2000 problem, future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

Earnings Performance

1998 Compared with 1997

          For the year ended December 31, 1998, the Company recorded net income of $1,664,000, an increase of $259,000, or 18.4%, over net income of $1,405,000 for 1997. Net income per share for 1998 was $.94 compared with $.80 for 1997. Per share net income, assuming dilution for unexercised stock options, was $.88 for 1998 compared with $.77 for 1997. Return on average assets was 1.38% for both 1998 and 1997. Return on average shareholders' equity increased to 13.07% for 1998 from 12.64% for 1997. Comprehensive income was $1,664,000 for 1998 compared with $1,467,000 for 1997. Other comprehensive income was negligible for 1998, and was $62,000 for 1997.

          Net income continued to increase, primarily because of the $472,000 increase in net interest income and a $102,000 decrease in the provision for loan losses charged to expense. The increase in net interest income resulted from the Company's rapid deposit growth and its ability to invest those funds profitably. Interest-bearing deposit liabilities at the end of 1998 increased $21,908,000 or 28.9% compared with the end of 1997 amount, and interest earning assets increased $22,479,000 or 22.9% over the same period.

          Other income increased by $52,000 to $574,000 in 1998, largely as a result of continued increases in deposit account service charges assessed to customers. These charges increased by $62,000 in 1998 to $369,000. Partially offsetting the increase in net interest income and other income was an increase of $246,000 in other expenses resulting mainly from hiring new employees, expenses relating to upgrading the Bank's computer hardware and software systems that were placed in service for a part of 1997, and higher expenses for repairing and maintaining the Bank's equipment and facilities.

1997 Compared with 1996

          The Company achieved net income of $1,405,000 for the year ended December 31, 1997, up $253,000 or 22.0%, over net income of $1,152,000 for 1996.
Basic per share net income was $.80 for 1997 compared with $.66 for 1996, and net income per share, assuming dilution, was $.77 for 1997 and $.64 for 1996. In 1997, return on average assets was 1.38%, up from 1.19% for 1996. Return on average shareholders' equity increased to 12.64% from 11.97% for 1996. Comprehensive income was $1,467,000 for 1997, and $1,065,000 for 1996. Other comprehensive income was $62,000 for 1997, and an other comprehensive loss of $87,000 was recorded for 1996.

          Net income increased primarily because of a $681,000 increase in net interest income in 1997. This increase was largely the result of steady loan growth which was achieved with neither a significant reduction in the Company's loan yield nor a significant increase in the degree of risk assumed in funding loan requests. A secondary factor contributing to increased net interest income was a somewhat lower interest expense associated with deposits. In 1997, the Company's interest expense was $31,000 less than in 1996. Noninterest income increased by $180,000 in 1997 to $522,000. Approximately one-half of this increase was from deposit account service charges. Noninterest expenses also increased during 1997, totaling $1,909,000, or $350,000 more than in 1996. Salaries and employee benefits increased by $149,000.

Net Interest Income

          Net interest income, comprising the difference between interest income earned and interest expense incurred, is the principal source of the Company's earnings. Net interest income is affected by changes in the levels of interest rates and by changes in the volume and mix of interest earning assets and interest bearing liabilities.

          Net interest  income was  $4,386,000,  $3,914,000  and  $3,233,000 for
1998, 1997 and 1996, respectively. The $472,000 growth in net interest income for 1998 resulted primarily from the positive effects of higher levels of interest earning assets which were partially offset by higher rates paid on increased levels of interest bearing liabilities. A relatively stable interest rate environment during 1998 further strengthened the Company's results in this area. During 1998, average interest earning assets increased by $18,121,000, or 18.5%, and average interest bearing liabilities increased by $14,578,000, or 19.4%. Interest income increased by $1,326,000 to $8,904,000 in 1998 and interest expense increased by $854,000 to $4,518,000.

          The table, "Average Balances, Yields and Rates", provides a detailed analysis of the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 1998, 1997 and 1996.

       Average Balances, Yields and Rates

                                                                             Years ended December 31,
                                            ----------------------------------------------------------------------------------------
                                                          1998                         1997                           1996
                                            ----------------------------  ----------------------------  ----------------------------
                                            Average      Income/ Yields/   Average     Income/ Yields/  Average      Income/ Yields/
                                            Balances(1)  Expense  Rates    Balances(1) Expense  Rates   Balances(1)  Expense  Rates
                                            ----------------------------  ----------------------------  ----------------------------
                                                                             (Dollars in thousands)
Assets
Taxable securities ........................ $  30,148   $1,841    6.11%   $  27,024   $1,646     6.09%   $ 25,895    $1,544    5.96%
Federal funds sold ........................    16,882      926    5.49%      10,001      534     5.34%     16,990       911    5.36%
Other investments .........................       343       21    6.12%          19        -     0.00%          -         -    0.00%
Loans(2),(3) ..............................    68,499    6,116    8.93%      60,707    5,398     8.89%     49,952     4,473    8.95%
                                            ---------   ------            ---------   ------             --------    ------
        Total interest earning assets .....   115,872    8,904    7.68%      97,751    7,578     7.75%     92,837     6,928    7.46%
Cash and due from banks ...................     2,791                         2,088                         2,091
Allowance for loan losses .................      (975)                         (790)                         (636)
Premises and equipment ....................     2,116                         1,725                         1,551
Other assets ..............................     1,176                           982                           656
                                            ---------                     ---------                      --------
        Total assets ...................... $ 120,980                     $ 101,756                      $ 96,499
                                            =========                     =========                      ========

Liabilities and shareholders' equity
Interest bearing deposits
    Interest bearing transaction accounts . $  13,778   $  575    4.17%   $  10,639   $  414     3.89%   $ 10,460    $  378    3.61%
    Savings ...............................    20,443      779    3.81%      16,448      596     3.62%     18,801       738    3.93%
    Time deposits $100M and over ..........    24,977    1,391    5.57%      21,889    1,201     5.49%     19,560     1,026    5.25%
    Other time deposits ...................    30,428    1,773    5.83%      26,065    1,452     5.57%     25,573     1,553    6.07%
                                            ---------   ------            ---------   ------              -------    ------
        Total interest bearing
          deposits ........................    89,626    4,518    5.04%      75,041    3,663     4.88%     74,394     3,695    4.97%
Short-term borrowings .....................         -        -    0.00%           7        1    14.29%          -        -     0.00%
                                            ---------   ------            ---------   ------             --------    ------
        Total interest bearing
          liabilities .....................    89,626    4,518    5.04%      75,048    3,664     4.88%     74,394     3,695    4.97%
Noninterest bearing demand deposits .......    17,599                        14,790                        11,646
Other liabilities .........................     1,018                           799                           835
Shareholders' equity ......................    12,737                        11,119                         9,624
                                            ---------                     ---------                      --------
        Total liabilities and shareholders'
        equity ............................ $ 120,980                     $ 101,756                      $ 96,499
                                            =========                     =========                      ========
Interest rate spread(4) ...................                       2.64%                          2.87%                         2.49%
Net interest income and net yield
    on earning assets(5) ..................             $4,386    3.79%               $3,914     4.00%               $3,233    3.48%
Interest free funds supporting earning
    assets(6) ............................. $  26,246                     $  22,703                      $ 18,443


--------------------------
(1)  Average balances are computed on a daily basis.
(2) No taxable equivalent adjustment has been made because the Company has no material amounts of non-taxable interest income.
(3) Nonaccrual loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4) Total interest bearing assets yield less the total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

          Although loan growth continued to be strong in 1998, loan demand and the rate of loan growth decreased toward the end of the year. Average loans for the year increased by $7,792,000, or 12.8%, but loans at 1998 year-end increased by only $2,055,000, or 3.1%, over the 1997 year-end amount. In contrast, the Company's average investment in taxable securities increased by $3,124,000, or 11.6%, during 1998, but the 1998 year-end amount was $12,774,000, or 50.1%, greater than the 1997 year-end amount. Average federal funds sold investments increased by $6,881,000, or 68.8%, during 1998 and the year-end increase was $7,640,000, or 117.4%. Because the largest changes in average earning assets during 1998 were in the lower-yielding categories, the average yield on earning assets decreased by 7 basis points to 7.68%.

          Growth in interest-bearing deposits was the primary funding source during 1998. Strong growth was experienced in all categories of such liabilities during the year. Average interest bearing deposits increased during 1998 by $14,585,000, or 19.4%, over the 1997 average amounts. The average rate paid on interest bearing liabilities in 1998 increased by 16 basis points over the average rate paid in 1997.

          Because growth in funding sources was greater than loan demand, the Company has invested relatively larger amounts in taxable securities and federal funds sold during 1998. If loan demand becomes stronger in 1999, a source of funds is readily available to accommodate it.

          The $681,000 increase in net interest income for 1997 resulted from increased loan volume and higher levels of interest-free funding sources. These funding sources included noninterest bearing demand deposits and equity capital. Loan growth was steady in 1997, with average loans for 1997 increasing by $10,755,000, or 21.5%, over the 1996 average. Because average deposit funding sources grew by only $3,791,000, or 4.4% during 1997, the Company funded the growth in loans by reducing its federal funds sold position. These actions resulted in a shift in the earning assets mix toward higher yielding, less liquid assets and a 29 basis point increase in the earning asset yield.

          The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities. As reflected in the table, increased volumes accounted for $582,000 of the growth in net interest income for 1998, which was partially offset by a $110,000 decrease due to higher rates paid on interest bearing funding sources. Increased volumes were responsible for $575,000 of the growth in net interest income for 1997, which was augmented by a $106,000 increase due to lower rates paid.

                       Volume and Rate Variance Analysis

                                                                    1998 Compared with 1997            1997 Compared with 1996
                                                                    -----------------------            -----------------------
                                                               Volume (1)    Rate (1)    Total      Volume (1)   Rate (1)     Total
                                                               ----------    --------    -----      ----------   --------     -----
                                                                                     (Dollars in thousands)
Taxable securities .....................................      $   191       $   4       $   195       $  69       $  33       $ 102
Federal funds sold .....................................          377          15           392        (373)         (4)       (377)
Other investments ......................................           21           -            21           -           -           -
Loans(2) ...............................................          696          22           718         956         (31)        925
                                                              -------       -----       -------       -----       -----       -----
              Total interest income ....................        1,285          41         1,326         652          (2)        650
                                                              -------       -----       -------       -----       -----       -----
Interest bearing deposits
     Interest bearing transaction accounts .............          129          32           161           7          29          36
     Savings ...........................................          151          32           183         (88)        (54)       (142)
     Time deposits $100M and over ......................          172          18           190         126          49         175
     Other time deposits ...............................          252          69           321          31        (132)       (101)
Short-term borrowings ..................................           (1)          -            (1)          1           -           1
                                                              -------       -----       -------       -----       -----       -----
              Total interest expense ...................          703         151           854          77        (108)        (31)
                                                              -------       -----       -------       -----       -----       -----
              Net interest income ......................      $   582       $(110)      $   472       $ 575       $ 106       $ 681
                                                              =======       =====       =======       =====       =====       =====

-------------------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.
(2) No taxable equivalent adjustment has been made because the Company has no material amounts of non-taxable interest income.

          During 1999, management expects that interest rates will move within a narrow range, and management has not identified any factors that might cause interest rates to increase or decrease sharply in a short period of time. Any improvements in net interest income for 1999 are expected, therefore, to be largely the result of increases in the volume of interest earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase the Company's market share for both deposits and quality loans within its service areas in Oconee and Anderson counties of South Carolina. These strategies involve offering attractive interest rates and continuing the Company's commitment to providing outstanding customer service.

Interest Rate Sensitivity

          Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly monitors interest rate risk exposures and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

          The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 1998 by $59,553,000, resulting in a cumulative gap ratio of .37. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 1998 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

          The table "Interest Sensitivity Analysis" reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the loans' final maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Taxable securities are reflected at the earlier of each instrument's ultimate maturity or contractual repricing date. Overnight federal funds sold are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, the Company is not obligated to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates.

          During 1999, management plans, where possible, to reduce the Company's liability sensitive position by attempting to increase the mix of variable versus fixed rate loans and by extending the maturities of fixed rate time deposits. This strategy, if successful, would help to provide a stable net interest spread and soften the negative effects of any increase in interest rates that might occur.

                         Interest Sensitivity Analysis

                                                                                           December 31, 1998
                                                                                           -----------------
                                                                  Within           4-12         Over 1-5      Over 5
                                                                 3 Months         Months         Years        Years          Total
                                                                 --------         ------         -----        -----          -----
                                                                                         (Dollars in thousands)
Interest earning assets
     Taxable securities .................................       $     24        $  1,003        $11,452       $25,805       $ 38,284
     Other investments ..................................            345               -              -             -            345
     Federal funds sold .................................         14,150               -              -             -         14,150
     Loans (1) ..........................................         13,243           6,127         41,368         6,789         67,527
                                                                --------        --------        -------       -------       --------
              Total interest earning assets .............         27,762           7,130        $52,820       $32,594       $120,306
                                                                --------        --------        =======       =======       ========

Interest bearing liabilities
     Interest bearing deposits
          Interest bearing transaction accounts .........       $ 17,240        $      -        $     -       $     -       $ 17,240
          Savings .......................................         16,872               -              -             -         16,872
          Time deposits $100M and over ..................         19,430           8,891            736             -         29,057
          Other time deposits ...........................          9,909          22,083          2,537             -         34,529
                                                                --------        --------        -------       -------       --------
              Total interest bearing liabilities ........       $ 63,451        $ 30,974        $ 3,273       $     -       $ 97,698
                                                                ========        ========        =======       =======       ========

Interest sensitivity gap ................................       $(35,689)       $(23,844)
Cumulative interest sensitivity gap .....................       $(35,689)       $(59,533)
Gap ratio ...............................................           0.44            0.23
Cumulative gap ratio ....................................           0.44            0.37

(1) Loans are net of nonaccruing loans totaling $366,000.

Provision for Loan Losses

          The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses were $213,000, $315,000 and $223,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The decreased provision in 1998 is attributable to a slower rate of loan growth as compared with prior years, and no material increases in the ratios of net loan charge-offs to average loans outstanding or net charge-offs to allowance for loan losses. The allowance for loan losses as a percentage of total loans at year end was 1.41% for 1998 compared with 1.35% at the end of 1997. Net loan charge-offs were $148,000 in 1998 compared with $130,000 and $93,000 for 1997 and 1996, respectively. See "Impaired Loans" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.

Other Income

          Noninterest income for 1998 increased $52,000 or 10.0% compared with an increase of $180,000 or 52.6% for 1997. Service charges on deposit accounts increased $62,000 in 1998 and $94,000 in 1997. These increases were primarily due to increased chargeable account activity. Credit life insurance commission income was static at $39,000 for both 1998 and 1997, while such income in 1997 increased $15,000. There were no realized securities gains or losses in 1998, 1997 or 1996. Other noninterest income decreased $10,000 in 1998 compared with the previous year. In 1997, other noninterest income included a $44,000 gain from the sale of foreclosed real estate with no such transaction in 1998. Categories of other noninterest income that increased included commissions earned on customer check orders (increase of $6,000), merchant discounts and other fees earned on credit card transactions (increase of $23,000) and other miscellaneous fees (increase of $6,000).

Other Expenses

          Noninterest expenses for 1998 increased $246,000 or 12.9%, compared with an increase of $350,000 or 22.5% for 1997. Salaries and employee benefits increased $130,000 in 1998 and $149,000 in 1997. The 1998 increase resulted primarily from personnel added in anticipation of the opening of the Bank's new branch office in Anderson, South Carolina. Hiring for this branch began in 1998 so that training in the Company's systems and procedures could be completed well before the branch's opening date on January 4, 1999. Incentive and other bonuses and the Company's 401(k) plan expenses were largely unchanged for 1998 compared with 1997.

          Net occupancy and furniture and equipment expenses increased by $43,000, or 16.1%, for 1998. This increase resulted principally from a $9,000 increase in building maintenance and repair expenses, a $7,000 increase in expenses of equipment maintenance contracts and a $22,000 increase in depreciation expense associated with the new computer system placed in service only during part of 1997.

          Other expense increased $73,000, or 11.5%, for 1998. Increases in many categories of other expense were related to an increasing customer base and the associated processing of larger transaction volumes. In addition, the Company's product lines have been broadened in an attempt to make banking more convenient and accessible to the Bank's customers through electronic, card-based and telebanking transaction services. Some categories with significant increases were stationery, printing and postage (up $14,000) and advertising and promotion (up $13,000). Data processing expenses were up $40,000, primarily due to increased costs associated with operating the Bank's ATM, providing for disaster recovery contingencies and amortization of software costs. Some expenses decreased, however, including professional service fees (down $23,000) and expenses associated with other real estate (down $31,000). Professional service fees were higher in 1997 because of the corporate reorganization and formation of the bank holding company. During 1998, the Company held no significant other real estate.

          The 1997 increase in noninterest expenses included a new incentive bonus totaling $81,000, which was divided among all employees. Retirement plan expense increased in 1997 as the number of employees participating in the Company's 401(k) plan expanded. Net occupancy and furniture and equipment expenses combined for a 1997 increase of $19,000 or 7.7%. The 1997 increase is attributable to higher depreciation expense related to the Company's placing into service a new mainframe computer system and other peripheral equipment. Other noninterest expenses increased a net total of $181,000 or 40.1% in 1997 compared with 1996. Included in this net increase in expenses were: stationery, printing and postage - $21,000 increase, advertising and promotion - $3,000 increase, FDIC insurance - $6,000 increase, and expenses incurred in connection with the reorganization of Community First Bank into the present bank holding company structure totaling approximately $44,000. Expenses associated with holding other real estate totaled $32,000 in 1997 while there were no such expenses in 1996.

          Noninterest overhead expenses for 1999 are expected to increase significantly as compared with 1998 in many categories because of the Company's de novo expansion into the adjacent Anderson County market. Until the new office acquires a sufficiently large customer base and attains volumes of deposits and interest earning assets that would enable it to contribute to the Company's profitability, management expects that the new office will have a negative effect on net income. A temporary office has been obtained and opened for business on January 4, 1999. At December 31, 1998, $1,233,000 had been expended on land and construction for the project. Management estimates that an additional $697,000 will be required to complete the new permanent office building with occupancy expected by September, 1999. The Company plans to sell approximately $600,000 of surplus land associated with the original property acquisition that would reduce the overall cost of the project. However, plans for dividing and marketing of the surplus land have not been finalized, and no contracts for sales have been entered into. The success of the project may be affected adversely if the Company is unable to attract a substantial number of new customers, or if facilities or personnel costs are higher than projected.

          The Company's FDIC insurance rates are assessed based on the lowest rate available under regulations and are expected to continue at relatively low levels for the near future. Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives and attain the goal of growth in the Company's market share in Oconee and Anderson counties.

Income Taxes

          For 1998, federal and state income tax expenses increased to $928,000 from $807,000 in 1997 and $641,000 in 1996. The increases in income tax expense are due to higher earnings. The effective income tax rate (income tax expense divided by income before income taxes) was 35.8% for 1998, compared with 36.5% and 35.8% for 1997 and 1996, respectively. The effective income tax rate for 1997 was higher than for 1998 and 1996 because of the non-deductible corporate reorganization expenses incurred that year in conjunction with the formation of the bank holding company.

Securities

          The  following   table   summarizes  the  carrying  value  amounts  of
securities held by the Company at each of the dates indicated.

                        Securities Portfolio Composition

                                                       December 31,
                                                       ------------
                                             1998          1997          1996
                                             ----          ----          ----
                                          Available-    Available-    Available-
                                           for-Sale      for-Sale      for-Sale
                                           --------      --------      --------
                                                 (Dollars in thousands)

U. S. Treasury ........................    $     -        $ 2,003        $ 5,025
U. S. Government agencies .............     30,919         18,932         16,355
Mortgage-backed securities ............      7,365          4,575          5,145
                                           -------        -------        -------
                             Total ....    $38,284        $25,510        $26,525
                                           =======        =======        =======

          The following table presents maturities and weighted average yields of securities at December 31, 1998.

                   Securities Portfolio Maturities and Yields

                                                            December 31, 1998
                                                            -----------------
                                                         Available-
                                                          for-Sale         Yield
                                                          --------         -----
                                                         (Dollars in thousands)
U. S. Government agencies
      Within one year .................                     $     -          . %
      After one through five years ....                       8,034        6.21%
      After five through ten years ....                      21,900        6.14%
      After ten years .................                         985        6.40%
                                                            -------
                                                             30,919        6.17%
                                                            -------
Mortgage-backed securities
      Within one year .................                       1,027        6.66%
      After one through five years ....                       3,418        6.05%
      After five through ten years ....                       2,920        5.47%
                                                            ------
                                                              7,365        5.91%
                                                            ------
Total
      Within one year .................                       1,027        6.66%
      After one through five years ....                      11,452        6.16%
      After five through ten years ....                      24,820        6.06%
      After ten years .................                         985        6.40%
                                                            -------
        Total .........................                     $38,284        6.12%
                                                            =======

          On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 1998, 1997 and 1996, there have been no sales of securities or any transfers of available-for-sale or held-to-maturity securities to other categories.

          All mortgage-backed securities held by the Company were issued by yhe Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association.

Loan Portfolio

          Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individual, industry or groups of related individuals or industries, and there are no foreign loans.

          The amounts of loans outstanding at December 31, 1998, 1997 and 1996 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                                          December 31,
                                                                                          ------------
                                                                    1998                      1997                       1996
                                                                    ----                      ----                       ----
                                                           Amount            %        Amount        %           Amount          %
                                                           ------            -        ------        -           ------          -
                                                                                     (Dollars in thousands)
Commercial, financial and industrial
     Commercial and industrial ....................       $ 9,255         13.6%     $ 9,685         14.7%     $ 7,600         13.9%
     Purchasing or carrying securities ............           282           .4%          79           .1%          66           .1%
Real estate - construction ........................            51           .1%          78           .1%         146           .3%
Real estate - mortgage
     1-4 family residential .......................        30,187         44.5%      29,835         45.3%      24,423         44.7%
     Multifamily (5 or more) residential ..........            90           .1%         104           .2%         198           .4%
     Nonfarm, nonresidential ......................        11,376         16.8%      11,357         17.2%      10,300         18.8%
Consumer instalment
     Credit card and checking credit ..............         1,022          1.5%         838          1.3%         766          1.4%
     Other ........................................        15,630         23.0%      13,862         21.1%      11,159         20.4%
                                                          -------        -----      -------        -----      -------        -----
                         Total loans ..............       $67,893        100.0%     $65,838        100.0%     $54,658        100.0%
                                                          =======        =====      =======        =====      =======        =====

          A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed, and to minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

          Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 1998, total commercial and industrial loans decreased $227,000 or 2.3%. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $19,000 or .2% during 1998. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

          Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

          Loans secured by real estate mortgages comprised approximately 61% and 63% of the Company's loan portfolio at the end of 1998 and 1997, respectively. Real estate mortgage loans of all types grew $357,000 during 1998. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity Distribution of Loans

   The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 1998, as well as the type of interest requirement on such loans.

                                                                                                December 31, 1998
                                                                                                -----------------
                                                                            One Year          One to        Five Years
                                                                             or Less        Five Years        or More          Total
                                                                             -------        ----------        -------          -----
                                                                                              (Dollars in thousands)

Commercial, financial and industrial ...............................         $ 4,509         $ 4,605         $   423         $ 9,537
Real estate - construction .........................................               -              51               -              51
Real estate - mortgage .............................................           5,708          11,306          24,639          41,653
Consumer instalment loans ..........................................           3,583          12,194             875          16,652
                                                                             -------         -------         -------         -------
              Total loans ..........................................         $13,800         $28,156         $25,937         $67,893
                                                                             =======         =======         =======         =======


Predetermined rate, maturity greater than one year .................                         $24,804         $ 6,607         $31,411
                                                                                             =======         =======         =======

Variable rate or maturity within one year ..........................         $13,800         $ 3,352         $19,330         $36,482
                                                                             =======         =======         =======         =======

Impaired Loans

          Impaired loans are those loans on which, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of the Company's impaired loans:

                          Nonaccrual and Past Due Loans

                                                         December 31, 1998
                                                         -----------------
                                                     1998       1997        1996
                                                     ----       ----        ----
                                                        (Dollars in thousands)

Nonaccrual loans ..............................      $366       $163       $249
Accruing loans 90 days or more past due .......        10          1          -
                                                     ----       ----       ----
            Total .............................      $376       $164       $249
                                                     ====       ====       ====

Percent of total loans ........................       0.6%       0.2%       0.5%

          When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 1998, 1997 and 1996.

          As of December 31, 1998, there were no commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

          Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 1998 determined by management to be potential problem loans was $541,000. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the categories and types of collateral with respect to potential problem loans as of December 31, 1998.

                                               December 31, 1998
                                               -----------------
                                          Amount                 %
                                          ------               ------
                                            (Dollars in thousands)

Commercial and industrial
     Equipment ......................       $16                   3.0%
Real estate - mortgage
     1-4 family residential .........       284                  52.5%
Consumer installment
     Vehicles .......................       163                  30.1%
     Other secured ..................        37                   6.8%
     Unsecured ......................        41                   7.6%
                                           ----                 -----
                                           $541                 100.0%
                                           ====                 =====


Allowance for Loan Losses

          The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined it is more likely than not that such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The table, "Summary of Loan Loss Experience", summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

          In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 1998.

          In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated monthly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio, as well as other off-balance-sheet credit risks such as loan commitments and standby letters of credit. In addition, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Management's calculation of the allowance for loan losses does not provide an allocation by individual loan categories.

          The Company has not historically allocated its allowance for loan losses to individual loan categories. Management believes that its stringent loan charge-off policy, along with its limited historic net charge-off experience, makes an aggregate evaluation that emphasizes individual loan risk grades and specific problem loan allocations more meaningful. Management's analysis of historical net charge-offs and the composition of the loan portfolio at the end of 1998 did not reflect any material change from the prior years, nor is management aware of any significant degree of increased exposure, risk of collection or other adverse features toward any particular category of loans. Consequently, management has not estimated future charge-offs related to individual loan categories or subcategories.

                         Summary of Loan Loss Experience

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                          1998        1997          1996         1995        1994
                                                                          ----        ----          ----         ----        ----
                                                                                          (Dollars in thousands)

Total loans outstanding at end of period ..........................     $67,893      $65,838      $54,658      $44,175      $37,185
Average amount of loans outstanding ...............................      68,499       60,707       49,952       40,956       33,553

Balance of allowance for loan losses - beginning ..................     $   890      $   705      $   575      $   460      $   338
                                                                        -------      -------      -------      -------      -------
Loans charged off
     Commercial and industrial ....................................          44           37           11           14           34
     Real estate - mortgage .......................................           9           31           29            -            -
     Consumer instalment ..........................................         116           72           69           26           19
                                                                        -------      -------      -------      -------      -------
             Total charge-offs ....................................         169          140          109           40           53
                                                                        -------      -------      -------      -------      -------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           -            3            1            -            -
     Real estate - mortgage .......................................          15            -            5            -            -
     Consumer instalment ..........................................           6            7           10            2            2
                                                                        -------      -------      -------      -------      -------
             Total recoveries .....................................          21           10           16            2            2
                                                                        -------      -------      -------      -------      -------
Net charge-offs ...................................................         148          130           93           38           51
                                                                        -------      -------      -------      -------      -------
Additions to allowance charged to expense .........................         213          315          223          153          173
                                                                        -------      -------      -------      -------      -------
Balance of allowance for loan losses - ending .....................     $   955      $   890      $   705      $   575      $   460
                                                                        =======      =======      =======      =======      =======

Ratios
     Net charge-offs to average loans .............................        0.22%        0.21%        0.19%        0.09%        0.15%
     Net charge-offs to loans at end of period ....................        0.22%        0.20%        0.17%        0.09%        0.14%
     Allowance for loan losses to average loans ...................        1.39%        1.47%        1.41%        1.40%        1.37%
     Allowance for loan losses to loans at end of period ..........        1.41%        1.35%        1.29%        1.30%        1.24%
     Net charge-offs to allowance for loan losses .................       15.50%       14.61%       13.19%        6.61%       11.09%
     Net charge-offs to provision for loan losses .................       69.48%       41.27%       41.70%       24.84%       29.48%

Deposits

          The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 1998, 1997 and 1996, are summarized below:

                                Average Deposits

                                                                                   Years Ended December 31,
                                                                                   ------------------------
                                                                  1998                      1997                       1996
                                                                  ----                      ----                       ----
                                                          Amount          %        Amount           %        Amount            %
                                                          ------        -----      ------         -----      ------          -----
                                                                                       (Dollars in thousands)

Noninterest bearing demand .......................       $ 17,599       16.4%     $14,790         16.5%     $11,646          13.5%
Interest bearing transaction accounts ............         13,778       12.8%      10,639         11.8%      10,460          12.2%
Savings ..........................................         20,443       19.1%      16,448         18.3%      18,801          21.9%
Time deposits $100M and over .....................         24,977       23.3%      21,889         24.4%      19,560          22.7%
Other time .......................................         30,428       28.4%      26,065         29.0%      25,573          29.7%
                                                         --------      -----      -------        -----      -------         -----
               Total deposits ....................       $107,225      100.0%     $89,831        100.0%     $86,040         100.0%
                                                         ========      =====      =======        =====      =======         =====

          As of December 31, 1998, there were $29,057,000 in time deposits of $100,000 or more. Approximately $19,430,000 mature within three months, $2,185,000 mature over three through six months, $6,706,000 mature over six through twelve months and $736,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, can be attributed to growth planned by management. The vast majority of time deposits $100,000 and over are acquired within the Company's service areas in the ordinary course of business. The Company does not purchase brokered deposits. Most of the large time deposits are acquired from customers with standing banking relationships. However, it is a common industry practice to not consider these deposits as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity.

Return on Equity and Assets

          The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                   Years Ended December 31,
                                   ------------------------
                                1998         1997        1996
                                ----         ----        ----

Return on assets                1.38%       1.38%        1.19%
Return on equity               13.07%      12.64%       11.97%
Dividend payout ratio           0.00%       0.00%        0.00%
Equity to assets ratio         10.53%      10.93%        9.97%

Liquidity

          Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's service areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 68.0% of average total assets during 1998 compared with 66.8% during 1997. Deposits of several local governmental entities comprised approximately 27% and 33% of total deposits at the end of 1998 and 1997, respectively. Because of the potentially volatile nature of this funding source, management maintains the Bank's membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. As of December 31, 1998, the banking subsidiary is eligible to borrow up to $10,600,000 from the FHLB. Such borrowings, if utilized, would be secured by a lien on its investment in FHLB stock and all first mortgage residential loans held. Assets potentially subject to this lien totaled approximately $27,734,000 as of December 31, 1998. In addition, the banking subsidiary has available unused short-term lines of credit to purchase up to $2,500,000 of federal funds from unrelated correspondent institutions. The lines are generally available on a one to seven day basis. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale, particularly those maturing within one year, and funds available from maturing loans provide secondary sources of liquidity.

          Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. All of the banking subsidiary's cash dividends are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 1998, the banking subsidiary's available undivided profits totaled $4,487,000. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted. During 1998, the parent company received no cash dividends from its banking subsidiary. However, the parent company received a $250,000 cash dividend from the bank subsidiary during 1997.

          Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

          Shareholders' equity increased by $1,753,000 and $1,515,000 during 1998 and 1997, respectively. During 1998, net income increased shareholders' equity $1,664,000, and the exercise of employee stock options provided an $89,000 increase. Management has continued to use retained earnings to provide adequate capital for expected growth.

          During 1998, the Company's Board of Directors declared a two-for-one stock split, and in 1997, declared a 15% stock dividend. These actions resulted in the issuance of 889,198 and 228,902 additional shares of the Company's common stock to its shareholders, respectively.

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

          Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1998 and 1997, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

          To be categorized as well capitalized, the Company and the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. The federal regulators may also categorize the Company or the Bank as less than well capitalized based on subjective criteria. There are no conditions or events that management believes would cause the Company's or the Bank's category to be other than that resulting from meeting the minimum ratio requirements.

                                                                                                Minimum for           Minimum to be
                                                                             Actual           Capital Adequacy      Well Capitalized
                                                                             ------           ----------------      ----------------
                                                                      Amount      Ratio      Amount      Ratio     Amount      Ratio
                                                                      ------      -----      ------      -----     ------      -----
December 31, 1998                                                                       (Dollars in thousands)
     The Company
          Total Capital to risk weighted assets ...............      $14,497      20.7%      $5,615      8.0%      $7,019      10.0%
          Tier 1 Capital to risk weighted assets ..............      $13,620      19.4%      $2,807      4.0%      $4,211       6.0%
          Tier 1 Capital to average assets (leverage) .........      $13,620      11.0%      $3,703      3.0%      $6,172       5.0%
     Community First Bank
          Total Capital to risk weighted assets ...............      $14,197      20.2%      $5,615      8.0%      $7,019      10.0%
          Tier 1 Capital to risk weighted assets ..............      $13,320      19.0%      $2,807      4.0%      $4,211       6.0%
          Tier 1 Capital to average assets (leverage) .........      $13,320      10.8%      $3,703      3.0%      $6,172       5.0%

December 31, 1997
     The Company
          Total Capital to risk weighted assets ...............      $12,646      20.3%      $4,994      8.0%      $6,242      10.0%
          Tier 1 Capital to risk weighted assets ..............      $11,866      19.0%      $2,497      4.0%      $3,745       6.0%
          Tier 1 Capital to average assets (leverage) .........      $11,866      12.0%      $2,959      3.0%      $4,932       5.0%
     Community First Bank
          Total Capital to risk weighted assets ...............      $12,407      19.9%      $4,993      8.0%      $6,242      10.0%
          Tier 1 Capital to risk weighted assets ..............      $11,620      18.6%      $2,497      4.0%      $3,745       6.0%
          Tier 1 Capital to average assets (leverage) .........      $11,620      11.8%      $2,958      3.0%      $4,930       5.0%

Year 2000 Readiness Disclosure

          The Company is presently on schedule in implementing its Y2K Preparedness Plan. The plan has five phases: (1) Awareness, (2) Assessment, (3) Renovation, (4) Validation, and (5) Implementation. The awareness and assessment phases have been substantially completed as of December 31 1998, which included the identification of critical systems and equipment potentially vulnerable to the Year 2000 problem. This also included identification of significant loan customers whose businesses could possibly be adversely affected by the problem and communicating with them about their progress in addressing the Year 2000 changeover. The renovation phase, consisting of upgrading or replacing systems and equipment, had also been largely completed for all mission-critical systems as of December 31, 1998. The validation portion of the plan calls for the actual testing of systems and equipment as of several critical dates with such testing to be completed by June 30, 1999. This testing is presently on schedule with no major problems encountered. Finally, the implementation phase, which requires addressing any problems encountered in the validation phase, along with continued review and assessment of the Company's systems and equipment, is presently underway and will continue until the year 2000 has arrived. As a part of contingency planning, the Company has engaged an outside contractor to make available a compatible portable hardware and software system, represented to be Year 2000 compliant, which could timely be brought to the Company's location in the event of a system failure.

          Management is of the opinion that the Company's systems and equipment will be ready for the Year 2000 in a timely manner without any material adverse effect on the Company's business. Because of the planned comprehensive computer hardware and software upgrade begun in 1996 and completed in 1997, the Company has incurred no material expenditures in 1998 or 1997 relating directly to the Year 2000 problem. The new components, which were largely Year 2000 compliant when installed, were acquired in the normal course of business to upgrade the Bank's computer capabilities. The previous system was over six years old and was becoming functionally obsolete. The Company has been able to use previously existing internal personnel and resources to carry out its Y2K Preparedness Plan, and has used few outside resources that would incur significant additional costs. Management is not aware of any material future expenditures required to complete its preparedness plan.

Inflation

          Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

          While the effect of inflation on banks is normally not as significant as is its influence on those businesses having large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Independent Auditors' Report




The Shareholders and Board of Directors
    of Community First Bancorporation

        We have audited the accompanying consolidated balance sheet of Community First Bancorporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                      s/Donald G. Jones and Company, P.A.


Donald G. Jones and Company, P.A.
Certified Public Accountants
Columbia, South Carolina
February 4, 1999

Consolidated Balance Sheet
Community First Bancorporation

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                     1998                   1997
                                                                                                     ----                   ----
Assets
     Cash and due from banks (Note C) ..................................................        $   3,319,892         $   4,833,659
     Federal funds sold ................................................................           14,150,000             6,510,000
     Securities available-for-sale (Note D) ............................................           38,284,136            25,510,524
     Other investments .................................................................              345,400               335,000
     Loans (Note E) ....................................................................           67,893,169            65,837,908
         Allowance for loan losses .....................................................             (954,788)             (890,125)
                                                                                                -------------         -------------
            Loans - net ................................................................           66,938,381            64,947,783
     Premises and equipment - net (Note F) .............................................            2,871,156             1,675,492
     Accrued interest receivable .......................................................              829,201               792,715
     Other assets ......................................................................              388,610               362,966
                                                                                                -------------         -------------

            Total assets ...............................................................        $ 127,126,776         $ 104,968,139
                                                                                                =============         =============

Liabilities
     Deposits (Note G)
         Noninterest bearing ...........................................................        $  14,797,785         $  16,501,066
         Interest bearing ..............................................................           97,698,387            75,789,506
                                                                                                -------------         -------------
            Total deposits .............................................................          112,496,172            92,290,572
     Accrued interest payable ..........................................................              965,653               772,105
     Other liabilities .................................................................               61,991                55,741
                                                                                                -------------         -------------
            Total liabilities ..........................................................          113,523,816            93,118,418
                                                                                                -------------         -------------

     Commitments and contingent liabilities (Note L)

Shareholders' equity (Notes B and H)
     Common stock - no par  value;  10,000,000 shares authorized; issued and outstanding - 1,793,792 for 1998 and
         1,772,280 for 1997 ............................................................           10,568,522            10,479,137
     Retained earnings .................................................................            3,051,399             1,387,121
     Accumulated other comprehensive income ............................................              (16,961)              (16,537)
                                                                                                -------------         -------------
            Total shareholders' equity .................................................           13,602,960            11,849,721
                                                                                                -------------         -------------

            Total liabilities and shareholders' equity .................................        $ 127,126,776         $ 104,968,139
                                                                                                =============         =============











See accompanying notes to consolidated financial statements.

Consolidated Statement of Income
Community First Bancorporation

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                               1998                   1997                 1996
                                                                               ----                   ----                 ----
Interest Income
     Loans, including fees ....................................             $6,116,208             $5,397,962             $4,473,299
     Securities - taxable .....................................              1,841,050              1,645,718              1,543,986
     Federal funds sold .......................................                926,264                534,153                910,946
     Other investments ........................................                 20,797                      -                      -
                                                                            ----------             ----------             ----------
         Total interest income ................................              8,904,319              7,577,833              6,928,231
                                                                            ----------             ----------             ----------

Interest expense
     Time deposits $100,000 and over ..........................              1,390,866              1,201,135              1,026,257
     Other deposits ...........................................              3,127,035              2,462,426              2,668,609
     Short-term borrowings ....................................                      -                    649                      -
                                                                            ----------             ----------             ----------
         Total interest expense ...............................              4,517,901              3,664,210              3,694,866
                                                                            ----------             ----------             ----------

Net interest income ...........................................              4,386,418              3,913,623              3,233,365
Provision for loan losses (Note E) ............................                213,486                315,183                223,075
                                                                            ----------             ----------             ----------
Net interest income after provision ...........................              4,172,932              3,598,440              3,010,290
                                                                            ----------             ----------             ----------

Other income
     Service charges on deposit accounts ......................                368,777                306,435                212,879
     Credit life insurance commissions ........................                 39,189                 38,827                 23,512
     Other income .............................................                166,766                176,753                105,518
                                                                            ----------             ----------             ----------
         Total other income ...................................                574,732                522,015                341,909
                                                                            ----------             ----------             ----------

Other expenses (Notes I and K)
     Salaries and employee benefits ...........................              1,138,752              1,008,265                858,916
     Net occupancy expense ....................................                115,789                100,605                 97,802
     Furniture and equipment expense ..........................                194,429                166,612                150,257
     Other expense ............................................                706,289                633,020                451,958
                                                                            ----------             ----------             ----------
         Total other expenses .................................              2,155,259              1,908,502              1,558,933
                                                                            ----------             ----------             ----------

Income before income taxes ....................................              2,592,405              2,211,953              1,793,266
Income tax expense (Note J) ...................................                928,127                806,903                640,825
                                                                            ----------             ----------             ----------
Net income ....................................................             $1,664,278             $1,405,050             $1,152,441
                                                                            ==========             ==========             ==========

Per share (Note H)
     Net income ...............................................             $     0.94             $     0.80             $     0.66
     Net income, assuming dilution ............................                   0.88                   0.77                   0.64











See accompanying notes to consolidated financial statements.

Consolidated Statement of Comprehensive Income
Community First Bancorporation

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                   1998                1997                1996
                                                                                   ----                ----                ----

Net income .........................................................          $ 1,664,278           $1,405,050          $ 1,152,441
                                                                              -----------           ----------          -----------
Other comprehensive income (loss)
     Change in unrealized holding gains and
        losses on available-for-sale securities ....................                 (661)              97,051             (137,147)
     Income tax expense (benefit) on other
         comprehensive income (loss) ...............................                 (237)              34,841              (49,236)
                                                                              -----------           ----------          -----------
            Total other comprehensive income (loss) ................                 (424)              62,210              (87,911)
                                                                              -----------           ----------          -----------
Comprehensive income ...............................................          $ 1,663,854           $1,467,260          $ 1,064,530
                                                                              ===========           ==========          ===========







































See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholder's Equity
Community First Bancorporation

                                                       Common Stock
                                                       ------------                                         Accumulated
                                               Number of                       Capital       Retained   Other Comprehensive
                                                Shares*          Amount        Surplus       Earnings        Income          Total
                                                -------          ------        -------       --------        ------          -----

Balance, January 1, 1996 .................     1,445,250     $  3,613,125     $4,280,674    $ 1,321,589     $  9,164    $ 9,224,552

Issuance of 5% stock dividend,
   including cash payment for
   fractional shares .....................        71,448          178,620        357,240       (541,969)                     (6,109)
Exercise of employee stock options .......        12,410           31,025         20,689                                     51,714
Change in unrealized holding gains
   and losses on available-for-sale
   securities, net of income tax
   benefit of $49,236 ....................                                                                   (87,911)       (87,911)
Net income ...............................             -                -              -      1,152,441            -      1,152,441
                                              ----------     ------------     ----------    -----------     --------    -----------
Balance, December 31, 1996 ...............     1,529,108        3,822,770      4,658,603      1,932,061      (78,747)    10,334,687

Issuance of 15% stock dividend,
   including cash payment for
   fractional shares .....................       228,902        1,945,667              -     (1,949,990)                     (4,323)
Exercise of employee stock options .......        14,270           50,767          1,330                                     52,097
Change in unrealized holding gains
   and losses on available-for-sale
   securities, net of income taxes
   of $34,841 ............................                                                                    62,210         62,210
Exchange of no par value common stock
   of Community First Bancoporation
   for all of the outstanding shares
   of Community First Bank (Note B) ......                      4,659,933     (4,659,933)
Net income ...............................             -                -              -      1,405,050            -      1,405,050
                                              ----------     ------------     ----------    -----------     --------    -----------
Balance, December 31, 1997 ...............     1,772,280       10,479,137              -      1,387,121      (16,537)    11,849,721

Exercise of employee stock options .......        21,512           89,385                                                    89,385
Change in unrealized holding gains
   and losses on available-for-sale ......
   securities, net of income tax
   benefit of $237 .......................                                                                      (424)          (424)
Net income ...............................             -                -              -      1,664,278            -      1,664,278
                                              ----------     ------------     ----------    -----------     --------    -----------
Balance, December 31, 1998 ...............     1,793,792     $ 10,568,522     $        -    $ 3,051,399     $(16,961)   $13,602,960
                                              ==========     ============     ==========    ===========     ========    ===========


* Adjusted for a two-for-one stock split effective July 31, 1998.






















See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
Community First Bancorporation

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                     1998                1997               1996
                                                                                     ----                ----               ----
Operating Activities
     Net income ........................................................       $  1,664,278        $  1,405,050        $  1,152,441
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ..................................            213,486             315,183             223,075
            Depreciation ...............................................            149,463             129,703              97,338
            Deferred income taxes ......................................              1,957             (49,529)            (36,161)
            Amortization of net loan fees and costs ....................             55,014              37,959              26,717
            Securities accretion and premium amortization ..............            (98,401)            (14,705)            (32,860)
            Writedowns of other real estate ............................                  -              25,000                   -
            Gain on sale of other real estate ..........................                  -             (44,547)                  -
            Loss on disposal of fixed assets ...........................                439                   -                   -
            Increase in interest receivable ............................            (36,486)            (74,475)            (80,135)
            Increase (decrease) in interest payable ....................            193,548             (46,600)             17,439
            (Increase) decrease in prepaid expenses ....................            (27,364)            (94,750)              3,350
            Increase (decrease) in other accrued expenses ..............              6,250              (4,370)             31,107
                                                                               ------------        ------------        ------------
                Net cash provided by operating activities ..............          2,122,184           1,583,919           1,402,311
                                                                               ------------        ------------        ------------

Investing activities
     Purchases of available-for-sale securities ........................        (60,961,204)         (7,999,531)        (13,434,774)
     Maturities of available-for-sale securities .......................         48,285,332           9,125,412           9,768,227
     Purchases of other investments ....................................            (10,400)           (335,000)                  -
     Net increase in loans made to customers ...........................         (2,259,098)        (11,347,996)        (10,628,127)
     Proceeds from sale of other real estate ...........................                  -              44,547                   -
     Purchases of premises and equipment ...............................         (1,345,566)            (22,770)           (317,713)
                                                                               ------------        ------------        ------------
                Net cash used by investing activities ..................        (16,290,936)        (10,535,338)        (14,612,387)
                                                                               ------------        ------------        ------------

Financing activities
     Net increase in demand deposits, interest
         bearing transaction accounts and savings accounts .............          6,111,490           1,442,368           7,970,374
     Net increase in certificates of deposit and other
         time deposits .................................................         14,094,110           3,388,290           5,549,239
     Payment of cash in lieu of of fractional shares
         for stock dividend ............................................                  -              (4,323)             (6,109)
     Exercise of employee stock options ................................             89,385              52,097              51,714
                                                                               ------------        ------------        ------------
                Net cash provided by financing activities ..............         20,294,985           4,878,432          13,565,218
                                                                               ------------        ------------        ------------
Increase (decrease) in cash and cash equivalents .......................          6,126,233          (4,072,987)            355,142
Cash and cash equivalents, beginning ...................................         11,343,659          15,416,646          15,061,504
                                                                               ------------        ------------        ------------
Cash and cash equivalents, ending ......................................       $ 17,469,892        $ 11,343,659        $ 15,416,646
                                                                               ============        ============        ============









See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Community First Bancorporation


NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization Community First Bancorporation (the "Company"), a bank holding company, and its wholly-owned subsidiary, Community First Bank, are engaged in providing domestic commercial banking services from their headquarters office in Walhalla, and other offices in Seneca and Anderson, South Carolina. The Company is a South Carolina corporation and its banking subsidiary is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The holding company was incorporated on May 23, 1997, pursuant to a plan of reorganization as described in Note B to the consolidated financial statements. Community First Bank was organized on December 1, 1988, and received its charter and commenced operations on March 12, 1990.

The subsidiary, Community First Bank, is a community-oriented institution offering a full range of traditional banking services, with the exception of trust services. Substantially all of its loans are made to individuals and business within markets in Oconee and Anderson counties of South Carolina. Also, substantially all of its deposits are acquired within its local market areas and no brokered deposits are accepted.

Principles of Consolidation and Basis of Presentation The consolidated financial statements include the accounts of the parent company and its banking subsidiary after elimination of all significant intercompany balances and transactions. The accounting and reporting policies of the Company and its subsidiary are in conformity with generally accepted accounting principles and general practices within the banking industry.

Securities Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held-to-maturity, trading or available-for-sale. Debt securities which the Company has the positive intent and ability to hold to ultimate maturity are classified as held-to-maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from net income and recorded as other comprehensive income, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, is included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific certificate on a trade date basis.

Other Investments Other investments consist of restricted securities which are carried at cost. Management periodically evaluates these securities for impairment, with any appropriate downward valuation adjustments being made when necessary. Other investments at December 31, 1998 and 1997, consisted of Federal Home Loan Bank of Atlanta (the "FHLB") stock with the carrying amount approximating estimated fair value.

Loans and Interest Income Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are being deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are being amortized over the contractual life of the related loans or commitments.

A loan is considered to be impaired when, in management's judgment based on current information and events, it is probable that the obligation's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans, when not material, are carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying value of any material impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan. Generally, the accrual of interest is discontinued on impaired loans and any previously accrued interest on such loans is reversed against current income. Any subsequent interest income is recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Allowance for Loan Losses An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is likely, the estimated amount of the loss is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating uncertain future events and their effects based on judgment applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses necessitated as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the change occurs.

Management considers the Company's historical loan loss experience, current national and local economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, impaired and potential problem loans, and the amount and quality of collateral securing such loans in reviewing the adequacy of the allowance for loan losses. In calculating its estimate, management applies a consistent methodology that is updated monthly. The calculation involves applying various estimated percentage factors to the loan portfolio categorized into assessed risk grades utilizing the Company's ongoing system of detailed loan reviews. For some loans, particularly those identified as impaired or potential problem, specific allocations are made in the calculation. The methodology also includes assessing the risk associated with off-balance-sheet extensions of credit such as loan commitments and standby letters of credit.

Premises and Equipment Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 40 years; land improvements - 15 years; furniture and equipment - 5 to 25 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the consolidated income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and improvements are capitalized.

Other Real Estate Other real estate includes properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate is initially recorded at the lower of cost or the estimated fair market value, less estimated selling costs. Loan losses arising from the acquisition of such property are charged to the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent downward valuation adjustments.

Retirement Plan The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note
K. The Company does not sponsor any postretirement or postemployment benefits.

Deferred Income Taxes The Company uses an asset and liability approach for financial accounting and reporting of deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities as measured by the currently enacted tax rates which are assumed will be in effect when these differences reverse. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. Deferred income tax expense or credit is the result of changes in deferred tax assets and liabilities.

Stock-Based Compensation The Company applies only the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", but applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", for recording compensation cost for stock options granted. Accordingly, compensation expense is measured as the excess, if any, of the estimated fair value of the Company's common stock at the date of grant over the amount the grantee must pay to acquire the shares under option. Refer to Note H for further information.

Earnings Per Share Basic net income per share is calculated by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Net income per share, assuming dilution, is calculated by dividing net income by the total of the weighted average number of shares outstanding during the period and the weighted average number of any dilutive potential common shares and stock options that would have been outstanding if the dilutive potential shares and stock options had been issued. In computing the number of dilutive potential common shares, it is assumed that all dilutive stock options are exercised at the beginning of each year and that the proceeds are used to purchase shares of the Company's common stock at the average market price during the year. See Note H.

Comprehensive Income In June, 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". As required, the Company adopted the provisions of this SFAS beginning January 1, 1998, with reclassifications included for any earlier comparative accounting periods presented. Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. SFAS No. 130 provides that the Company is to classify and report items of other comprehensive income by their nature, report total comprehensive income in a financial statement and display the accumulated balance of other comprehensive income separately in the shareholders' equity section of the consolidated balance sheet.

The Company has elected to report comprehensive income in the accompanying consolidated statement of comprehensive income. The only other comprehensive income category the Company has is the change in unrealized holding gains and losses on available-for-sale securities, net of income tax effects, which had previously been accounted for only in the consolidated statement of changes in shareholders' equity. See Note H.

Consolidated Statement of Cash Flows The consolidated statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks, federal funds sold and securities purchased under agreements to resell.

During 1998, 1997 and 1996, interest paid on deposits and other borrowings amounted to $4,348,010, $3,710,810 and $3,677,427, respectively. Income tax payments of $958,200, $864,056 and $679,072 were made during 1998, 1997 and
1996, respectively. Noncash transfers from retained earnings of $1,945,667 and $535,860 were made as the result of stock dividends declared in 1997 and 1996, respectively. As a result, common stock in 1997 and 1996 increased $1,945,667 and $178,620, respectively, and capital surplus increased $357,240 in 1996. Effective October 16, 1997, Community First Bancorporation acquired all of the then outstanding shares of Community First Bank's $5.00 par value common stock in exchange for shares of Community First Bancorporation's no par value common stock. As a result, a noncash transfer of $4,659,933 was made from capital surplus to common stock. During 1998, 1997 and 1996, noncash valuation adjustments totaling $661, $97,051 and $137,147 were made which decreased, increased and decreased, respectively, the carrying amount of available-for-sale securities. In 1998, accumulated other comprehensive income decreased $424 and deferred tax assets increased $237; in 1997, accumulated other comprehensive income increased $62,210 and deferred tax assets decreased $34,841; and in 1996, accumulated other comprehensive income decreased $87,911 and deferred tax assets increased $49,236. In 1996, a loan with a carrying amount of $25,000 was transferred to other real estate as the result of a foreclosure.

Fair Value Estimates Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active trading market exists for a significant portion of the Company's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include net deferred tax assets and premises and equipment. In addition, the income tax ramifications related to the realization for the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

For cash and due from banks, federal funds sold and accrued interest receivable and payable, the carrying amount approximates fair value because these instruments generally mature in 90 days or less and do not present unanticipated credit concerns.


NOTE B - CORPORATE REORGANIZATION

On May 20, 1997, the shareholders of Community First Bank approved a plan of corporate reorganization under which Community First Bank would become a wholly-owned subsidiary of Community First Bancorporation. As a result, Community First Bancorporation was organized on May 23, 1997 at the direction of Community First Bank's management. The authorized common stock of Community First Bancorporation at that time was 5,000,000 shares with no par value per share. Pursuant to the reorganization, the parent company issued 764,702 (unadjusted for stock dividend and stock split) shares of its common stock in exchange for all of the 764,702 outstanding common shares of Community First Bank.

The reorganization was effected on October 16, 1997 and accounted for as if it were a pooling-of-interests. As a result, the consolidated financial statements for the year ended December 31, 1997 are presented as if the reorganization had occurred on January 1, 1997. Except for per share data, the consolidated financial statements for the year ended December 31, 1996 are unchanged from the amounts previously reported by Community First Bank. Per share data for 1996 is presented in terms of the current equivalent of the number of shares outstanding, and has been adjusted for a subsequent 15% stock dividend in 1997 and a two-for-one stock split in 1998, and restated because of the 1997 change in accounting principle for the computation and display of earnings per share


NOTE C - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amount of the cash reserve balances at December 31, 1998 and 1997, were approximately $697,000 and $475,000, respectively.

NOTE D - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                            December 31,
                                                                            ------------
                                                    1998                                                  1997
                                                    ----                                                  ----
                                              Gross         Gross                                  Gross       Gross
                                            Unrealized    Unrealized    Estimated                Unrealized  Unrealized    Estimated
                               Amortized     Holding       Holding        Fair       Amortized    Holding     Holding         Fair
                                 Cost         Gains         Losses        Value        Cost        Gains       Losses        Value
                                 ----         -----         ------        -----        ----        -----       ------        -----
Available-for-sale
      U.S. Treasury ......    $         -    $      -    $      -    $         -    $ 2,000,550    $ 2,810    $     -    $ 2,003,360
      U.S. Government
          agencies .......     30,971,303      58,970     111,202     30,919,071     18,980,911     19,963     68,899     18,931,975
      Mortgage-backed
          securities .....      7,339,293      54,007      28,235      7,365,065      4,554,862     22,698      2,371      4,575,189
                              -----------    --------    --------    -----------    -----------    -------    -------    -----------
              Total ......    $38,310,596    $112,977    $139,437    $38,284,136    $25,536,323    $45,471    $71,270    $25,510,524
                              ===========    ========    ========    ===========    ===========    =======    =======    ===========


The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                         December 31,
                                                                                         ------------
                                                                             1998                                1997
                                                                             ----                                ----
                                                                   Amortized        Estimated         Amortized           Estimated
                                                                     Cost           Fair Value           Cost            Fair Value
                                                                     ----           ----------           ----            ----------
Available-for-sale
      Due in one year or less ..........................        $         -        $         -        $ 6,001,296        $ 5,965,560
      Due after one through five years .................          7,990,095          8,034,377         12,483,764         12,472,275
      Due after five through ten years .................         21,981,208         21,900,007          2,496,401          2,497,500
      Due after ten years ..............................          1,000,000            984,688                  -                  -
                                                                -----------        -----------        -----------        -----------
                                                                 30,971,303         30,919,072         20,981,461         20,935,335
      Mortgage-backed securities .......................          7,339,293          7,365,064          4,554,862          4,575,189
                                                                -----------        -----------        -----------        -----------
          Total ........................................        $38,310,596        $38,284,136        $25,536,323        $25,510,524
                                                                ===========        ===========        ===========        ===========


The fair value of U.S. Treasury and U.S. Government agencies debt securities is estimated based on published closing quotations. Fair Value for mortgage-backed securities is estimated primarily using dealers' quotes.

There were no sales or transfers to other categories of available-for-sale securities in 1998, 1997 and 1996.

At December 31, 1998, securities with an amortized cost of $36,246,811 and an estimated fair value of $36,219,904 were pledged as collateral to secure public deposits. The amortized cost and estimated fair value of such pledged securities were $21,990,882 and $21,966,454, respectively, at the end of 1997.

NOTE E - LOANS

Loans consisted of the following:

                                                                                           December 31,
                                                                                           ------------
                                                                           1998                                  1997
                                                                           ----                                  ----
                                                              Carrying            Estimated           Carrying           Estimated
                                                               Amount            Fair Value            Amount           Fair Value
                                                               ------            ----------            ------           ----------

Commercial, financial and industrial ...............        $  9,537,226         $ 9,430,082        $  9,763,982         $ 9,627,061
Real estate - construction .........................              50,820              50,471              78,318              77,318
Real estate - mortgage .............................          41,653,728          41,254,837          41,294,769          40,931,053
Consumer installment ...............................          16,651,395          16,607,402          14,700,839          14,571,074
                                                            ------------         -----------        ------------         -----------
      Total ........................................          67,893,169          67,342,792          65,837,908          65,206,506
Allowance for loan losses ..........................            (954,788)                  -            (890,125)                  -
                                                            ------------         -----------        ------------         -----------
      Loans - net ..................................        $ 66,938,381         $67,342,792        $ 64,947,783         $65,206,506
                                                            ============         ===========        ============         ===========

Net deferred loan costs of $35,576 and $13,834 have been allocated to the various loan categories as of December 31, 1998 and 1997, respectively.

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

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                        1998                 1997
                                                                                                        ----                 ----
Investment in impaired loans
     Nonaccrual ........................................................................              $365,626              $162,032
     Accruing 90 days and over past due ................................................                10,575                 1,468
                                                                                                      --------              --------
         Total .........................................................................              $376,201              $163,500
                                                                                                      ========              ========

Average total investment in impaired loans during the year .............................              $184,800              $303,875
Allowance for loan losses on impaired loans ............................................                29,347                16,890

The average total investment in impaired loans during 1996 was $299,436. There were no outstanding commitments at December 31, 1998, to lend additional funds to debtors owing amounts on impaired loans.

As of December 31, 1998 and 1997, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee County, South Carolina market area. The economy of this area is diversified and does not depend on any one industry or group of related industries. The Company entered the Anderson County, South Carolina market on a de novo basis from its temporary office facility in January, 1999. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                            1998                    1997                   1996
                                                                            ----                    ----                   ----

Balance at January 1 ....................................               $ 890,125                $ 705,000                $ 575,000
Provision charged to expense ............................                 213,486                  315,183                  223,075
Recoveries ..............................................                  20,915                   10,146                   15,589
Charge-offs .............................................                (169,738)                (140,204)                (108,664)
                                                                        ---------                ---------                ---------
Balance at December 31 ..................................               $ 954,788                $ 890,125                $ 705,000
                                                                        =========                =========                =========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $3,288,367 and $4,604,451 at December 31, 1998 and 1997, respectively. During 1998, $4,127,752 of new loans were made and repayments totaled $5,443,836.


NOTE F - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                   1998                     1997
                                                                                                   ----                     ----

Land .........................................................................                 $  384,773                 $  384,773
Buildings and land improvements ..............................................                    972,836                    966,417
Furniture and equipment ......................................................                    894,822                    848,366
Construction in progress .....................................................                  1,233,175                          -
                                                                                               ----------                 ----------
              Total ..........................................................                  3,485,606                  2,199,556
Accumulated depreciation .....................................................                    614,450                    524,064
                                                                                               ----------                 ----------
              Premises and equipment - net ...................................                 $2,871,156                 $1,675,492
                                                                                               ==========                 ==========

Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $149,463, $129,703 and $97,338, respectively.

Construction in progress at December 31, 1998, consists of costs incurred in connection with the Company's branch office in Anderson, South Carolina. Management has entered into contracts and estimates that an additional $697,000 will be required to complete the project.

NOTE G - DEPOSITS

A summary of deposits follows:

                                                                                          December 31,
                                                                                          ------------
                                                                             1998                                1997
                                                                             ----                                ----
                                                                Carrying            Estimated          Carrying           Estimated
                                                                 Amount            Fair Value           Amount           Fair Value
                                                                 ------            ----------           ------           ----------

Noninterest bearing demand ...........................        $ 14,797,785        $ 14,797,785        $16,501,066        $16,501,066
Interest bearing transaction accounts ................          17,239,636          17,239,636         10,106,001         10,106,001
Savings ..............................................          16,872,016          16,872,016         16,190,880         16,190,880
Time deposits $100,000 and over ......................          29,057,397          29,061,084         23,046,080         23,048,468
Other time deposits ..................................          34,529,338          34,576,445         26,446,545         26,454,311
                                                              ------------        ------------        -----------        -----------
      Total deposits .................................        $112,496,172        $112,546,966        $92,290,572        $92,300,726
                                                              ============        ============        ===========        ===========


As of December 31, 1998 and 1997, local governmental deposits comprised approximately 27% and 33%, respectively, of total deposits.

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 1998 and 1997. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rate currently offered as of December, 31, 1998 and 1997, for deposits of similar remaining maturities.

At December 31, 1998, the scheduled maturities of time deposits are as follows:

            Year                                      Amount
            ----                                      ------

            1999                                   $ 57,428,126
            2000                                      5,919,794
            2001                                        179,815
            2002                                         26,000
            2003 and thereafter                          33,000

NOTE H - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances South Carolina regulations restrict the amount of dividends that banks can pay to shareholders. All of the Banking subsidiary's dividends to the parent company are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 1998, the banking subsidiary's available undivided profits totaled $4,487,285. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Stock Split and Stock Dividends The Company's Board of Directors declared a two-for-one stock split effective on July 31, 1998. At that time, the Company's number of authorized shares of its common stock was increased from 5,000,000 to 10,000,000 shares. Effective December 30, 1997 and May 1, 1996, the Company issued stock dividends of 15% and 5%, respectively. All per share information has been retroactively adjusted to give effect to the stock split and stock dividends.

Accumulated Other Comprehensive Income As of December 31, 1998 and 1997, accumulated other comprehensive income included as a reduction of shareholders' equity in the accompanying consolidated balance sheet consisted of the accumulated changes in the unrealized holding gains and losses on available-for-sale securities amounting to $16,961 and $16,537, respectively.

Earnings per Share In 1997, the Company adopted the required provisions of SFAS No. 128, "Earnings per Share". This SFAS mandated certain changes in the computation and display of earnings per share, and required the restatement of prior years' figures on a comparable basis.

Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                 1998                  1997                 1996
                                                                                 ----                  ----                 ----
Net income per share, basic
 Numerator - net income ..................................................    $ 1,664,278          $ 1,405,050           $ 1,152,441
                                                                              ===========          ===========           ===========
 Denominator
  Weighted average common shares issued and outstanding ..................      1,777,495            1,758,216             1,743,880
                                                                              ===========          ===========           ===========

               Net income per share, basic ...............................    $       .94          $       .80           $       .66
                                                                              ===========          ===========           ===========

Net income per share, assuming dilution
 Numerator - net income ...................................................   $ 1,664,278          $ 1,405,050           $ 1,152,441
                                                                              ===========          ===========           ===========
 Denominator
  Weighted average common shares issued and outstanding ...................     1,777,495            1,758,216             1,743,880
  Effect of dilutive stock options ........................................       115,397               56,696                54,072
                                                                              -----------          -----------           -----------
               Total shares .............................................       1,892,892            1,814,912             1,797,952
                                                                              ===========          ===========           ===========
               Net income per share, assuming dilution ...................    $       .88          $       .77           $       .64
                                                                              ===========          ===========           ===========

Regulatory Capital All bank holding companies and banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, bank holding companies and banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1998 and 1997, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 1998, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                              Minimum for            Minimum to be
                                                                        Actual             Capital Adequacy        Well Capitalized
                                                                        ------             ----------------        ----------------
                                                                 Amount       Ratio        Amount     Ratio        Amount      Ratio
                                                                 ------       -----        ------     -----        ------      -----
December 31, 1998                                                                       (Dollars in thousands)
  The Company
    Total Capital to risk weighted assets ...................   $14,497       20.7%        $5,615      8.0%        $7,019      10.0%
    Tier 1 Capital to risk weighted assets ..................   $13,620       19.4%        $2,807      4.0%        $4,211       6.0%
    Tier 1 Capital to average assets (leverage) .............   $13,620       11.0%        $3,703      3.0%        $6,172       5.0%
  Community First Bank
    Total Capital to risk weighted assets ...................   $14,197       20.2%        $5,615      8.0%        $7,019      10.0%
    Tier 1 Capital to risk weighted assets ..................   $13,320       19.0%        $2,807      4.0%        $4,211       6.0%
    Tier 1 Capital to average assets (leverage) .............   $13,320       10.8%        $3,703      3.0%        $6,172       5.0%

December 31, 1997
  The Company
    Total Capital to risk weighted assets ...................   $12,646       20.3%        $4,994      8.0%        $6,242      10.0%
    Tier 1 Capital to risk weighted assets ..................   $11,866       19.0%        $2,497      4.0%        $3,745       6.0%
    Tier 1 Capital to average assets (leverage) .............   $11,866       12.0%        $2,959      3.0%        $4,932       5.0%
Community First Bank
    Total Capital to risk weighted assets ...................   $12,407       19.9%        $4,993      8.0%        $6,242      10.0%
    Tier 1 Capital to risk weighted assets ..................   $11,620       18.6%        $2,497      4.0%        $3,745       6.0%
    Tier 1 Capital to average assets (leverage) .............   $11,620       11.8%        $2,958      3.0%        $4,930       5.0%

Stock Options In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 400,000 (adjusted for a two-for-one stock split effective July 31, 1998) shares of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options may be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 279,556 shares (adjusted for the stock split and stock dividends) of authorized common stock for issuance upon the exercise of such options. For all stock options ever granted under the two plans through the end of 1998, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, or if there is a change in control of the Company, in accordance with the provisions of the two plans. Options awarded during 1998, 1997 and 1996 provided for 20% vesting immediately upon award, with 20% vesting on the anniversary date of the award for each of the four subsequent years, and ten year expiration dates.

As of January 1, 1996, the Company adopted only the disclosure provision of SFAS No. 123, "Accounting for Stock-Based Compensation", but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Since the exercise price of each option equals the market price of the Company's stock on the date of grant, no compensation cost has been recognized for the plan for any period. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                             1998                    1997                    1996
                                                                             ----                    ----                    ----
Net income
     As reported ................................................      $   1,664,278           $   1,405,050           $   1,152,441
     Pro forma ..................................................          1,576,137               1,376,930               1,135,241
Net income per share
     As reported ................................................      $        0.94           $        0.80           $        0.66
     Pro forma ..................................................               0.89                    0.78                    0.65
Net income per share, assuming dilution
     As reported ................................................      $        0.88           $        0.77           $        0.64
     Pro forma ..................................................               0.83                    0.76                    0.63

The fair values of options granted during 1998, 1997 and 1996 were $5.39, $3.68 and $3.36 per share. Such fair value was estimated as of the date of the grant using the minimum value option pricing method. The following assumptions were used for grants in 1998, 1997 and 1996: dividend yield of 0%, expected life of 10 years, and risk-free interest rates of 5.51%, 6.57% and 6.87%, respectively.

Transactions under the plans for the years ended December 31, 1998, 1997 and 1996 are summarized as follows:

                                                                       Weighted
                                                                       Average
                                                      Number of        Exercise
                                                        Shares          Price
                                                        ------          -----
Options oustanding January 1, 1996 ...............     139,360         $   5.24
      Granted ....................................      10,000             7.50
      Exercised ..................................     (12,410)            4.17
      Canceled ...................................      (1,030)            7.15
      Stock dividend .............................       6,984
                                                      --------
Options oustanding December 31, 1996 .............     142,904             5.22
      Granted ....................................      14,500             8.00
      Exercised ..................................     (14,270)            3.65
      Canceled ...................................      (1,022)            7.61
      Stock dividend .............................      23,540
                                                      --------
Options oustanding December 31, 1997 .............     165,652             4.84
      Granted ....................................      78,600             9.19
      Exercised ..................................     (21,512)            4.16
      Canceled ...................................      (2,742)            7.30
                                                      --------
Options oustanding December 31, 1998 .............     219,998             6.43
                                                      ========

Options exercisable at year end
     1998 ........................................     141,800         $   5.21
     1997 ........................................     133,796             4.49
     1996 ........................................     132,462             4.23

                                                                             Outstanding Options              Exercisable Options
                                                                             -------------------              -------------------
                                                                            Number       Exercise            Number        Exercise
                                                                          of Shares       Price            of Shares        Price
                                                                          ---------       -----            ---------        -----
Options at December 31, 1998 expire
    December 31, 1999 ........................................            13,982        $   3.58             13,982         $   3.58
    May 9, 2000 ..............................................            10,906            3.58             10,906             3.58
    December 31, 2000 ........................................            13,982            3.58             13,982             3.58
    January 22, 2001 .........................................             3,084            3.88              3,084             3.88
    March 1, 2001 ............................................             6,990            3.88              6,990             3.88
    April 27, 2002 ...........................................            13,708            4.65             13,708             4.65
    October 1, 2002 ..........................................             8,388            4.83              8,388             4.83
    January 25, 2003 .........................................             5,436            5.01              5,436             5.01
    January 18, 2004 .........................................            23,962            5.07             23,962             5.07
    June 1, 2004 .............................................             2,540            5.32              2,540             5.32
    December 21, 2005 ........................................            13,938            6.21             11,054             6.21
    July 25, 2006 ............................................            11,500            6.52              6,900             6.52
    January 16, 2007 .........................................            14,102            6.95              5,468             6.95
    February 19, 2008 ........................................            27,480            9.13              5,400             9.13
    June 1, 2008 .............................................             6,000            9.25              1,200             9.25
    June 18, 2008 ............................................            44,000            9.25              8,800             9.25


Included in the 219,998 outstanding options as of December 31, 1998, were options to purchase 78,198 shares at an average price of $8.69 per share that had not become exercisable. The number of shares, average exercise price and years in which these options become exercisable are as follows: 23,582 shares at $8.30 in 1999, 20,698 shares at $8.59 in 2000, 18,398 shares at $8.85 in 2001, and 15,520 shares at $9.20 in 2002. Of the 679,566 authorized shares of the Company's common stock originally reserved for issuance upon the exercise of options under the two plans, 356,004 had not been awarded as of December 31, 1998.

NOTE I - OTHER EXPENSES

Other expenses are summarized below:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                 1998                  1997                  1996
                                                                                 ----                  ----                  ----

Salaries and employee benefits ...................................            $1,138,752            $1,008,265            $  858,916
Net occupancy expense ............................................               115,789               100,605                97,802
Furniture and equipment expense ..................................               194,429               166,612               150,257
Other expense
     Stationery, printing and postage ............................               153,901               139,888               119,170
     Telephone ...................................................                22,828                20,578                22,138
     Advertising and promotion ...................................                41,134                27,654                24,450
     Professional services .......................................                54,456                77,038                32,641
     Insurance ...................................................                19,052                26,651                18,532
     FDIC insurance assessment ...................................                11,565                 7,760                 2,000
     Directors' fees .............................................                34,200                31,200                25,200
     Other real estate costs and expenses, net ...................                   864                32,334                     -
     Data processing expenses ....................................                92,841                52,748                46,520
     Other .......................................................               275,448               217,169               161,307
                                                                              ----------            ----------            ----------
         Total ...................................................            $2,155,259            $1,908,502            $1,558,933
                                                                              ==========            ==========            ==========

NOTE J - INCOME TAXES

Income tax expense consisted of:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                 1998                  1997                 1996
                                                                                 ----                  ----                 ----
Current
     Federal ....................................................             $849,500             $ 786,786              $ 621,981
     State ......................................................               76,670                69,646                 55,005
                                                                              --------             ---------              ---------
               Total current ....................................              926,170               856,432                676,986
                                                                              --------             ---------              ---------
Deferred
     Federal ....................................................                1,800               (45,555)               (33,260)
     State ......................................................                  157                (3,974)                (2,901)
                                                                              --------             ---------              ---------
               Total deferred ...................................                1,957               (49,529)               (36,161)
                                                                              --------             ---------              ---------
               Total income tax expense .........................             $928,127             $ 806,903              $ 640,825
                                                                              ========             =========              =========

The principal components of the deferred portion of income tax expense or (credit) were:

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                             1998                    1997                   1996
                                                                             ----                    ----                   ----

Provision for loan losses ..................................               $(23,213)               $(66,460)               $(46,670)
Accelerated depreciation ...................................                 17,365                  10,870                   4,308
Deferred net loan costs and fees ...........................                  7,805                   6,276                   6,201
Other real estate ..........................................                      -                    (215)                      -
                                                                           --------                --------                --------
               Total .......................................               $  1,957                $(49,529)               $(36,161)
                                                                           ========                ========                ========

Income before income taxes presented in the consolidated statement of income for the years ended December 31, 1998, 1997 and 1996, included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                             1998                     1997                   1996
                                                                             ----                     ----                   ----

Tax expense at statutory rate ..............................              $ 881,418               $ 752,064               $ 609,710
State income tax, net of federal
     income tax benefit ....................................                 50,706                  43,344                  34,389
Tax-exempt interest income .................................                 (6,538)                 (5,854)                 (5,625)
Non-deductible interest expense to
     carry tax-exempt instruments ..........................                    491                     480                     540
Non-deductible corporate
     reorganization expenses ...............................                      -                  15,069                       -
Other, net .................................................                  2,050                   1,800                   1,811
                                                                          ---------               ---------               ---------
               Total .......................................              $ 928,127               $ 806,903               $ 640,825
                                                                          =========               =========               =========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                   1998                        1997
                                                                                                   ----                        ----
Deferred tax assets
     Allowance for loan losses .................................................                  $280,949                  $257,735
     Other real estate .........................................................                     8,975                     8,975
     Unrealized holding gains and losses on
       available-for-sale securities ...........................................                     9,499                     9,262
                                                                                                  --------                  --------
               Gross deferred tax assets .......................................                   299,423                   275,972
     Valuation allowance .......................................................                         -                         -
                                                                                                  --------                  --------
               Total ...........................................................                   299,423                   275,972
                                                                                                  --------                  --------

Deferred tax liabilities
     Accelerated depreciation ..................................................                    90,254                    72,889
     Deferred net loan costs ...................................................                    12,772                     4,966
                                                                                                  --------                  --------
               Gross deferred tax liabilities ..................................                   103,026                    77,855
                                                                                                  --------                  --------
Net deferred income tax assets .................................................                  $196,397                  $198,117
                                                                                                  ========                  ========

A portion of the change in net deferred tax assets or liabilities related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 1998, 1997 and 1996, $237 was credited, $34,841 was charged, and $49,236 was credited to other comprehensive income, respectively. In 1998, $1,957 was charged to income tax expense, and, in 1997 and 1996, $49,529 and $36,161 were credited to income tax expense, respectively.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 1998 and 1997 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.

NOTE K - RETIREMENT PLAN

 In 1996, the Company established the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 1998, 1997 and 1996 totaled $30,044, $29,550 and $13,286, respectively.

NOTE L - COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit In the normal course of business, the banking subsidiary is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                           December 31,
                                                           ------------
                                                      1998                1997
                                                      ----                ----

Loan commitments .......................          $4,880,316          $6,172,000
Standby letters of credit ..............             333,100             374,577

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

Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is the same as that involved in making loan commitments to customers. As of December 31, 1998 and 1997, a majority of the outstanding letters of credit were secured by real estate.

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. Therefore, as of December 31 1998 and 1997, the estimated fair values of these off-balance-sheet financial instruments is nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments.

Borrowing Commitments At December 31, 1998, the banking subsidiary had unused short-term lines of credit to purchase up to $2,500,000 of federal funds from unrelated correspondent financial institutions. The correspondent lines are generally available on a one to seven day basis for general corporate purposes of the Bank. The lenders have reserved the right to withdraw the lines at their option. The Bank also has an unused line of credit agreement with the FHLB. Under the terms of the FHLB agreement, the Bank may borrow up to $10,600,000 for its general corporate purposes. Borrowings under the line may bear interest at either a variable or fixed rate established by the FHLB. The line, if utilized, would be secured by FHLB capital stock with a carrying value of $345,400, and a blanket lien on all 1-4 family residential first lien mortgage loans held by the Bank. The carrying value of such loans at December 31, 1998 was approximately $27,389,000.

Litigation The Company and its subsidiary were not involved as defendants in any litigation at December 31, 1998. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

Accounting Estimates In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management has identified specific loans as well as adopting a policy of providing amounts for loan valuation purposes which are not identified with any specific loans and are derived from actual loss experience ratios, loan types, loan volume, economic conditions and industry standards.

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

Year 2000  Readiness  Management  believes  that the  Company  is  presently  on schedule in implementing  its Y2K  Preparedness  Plan. The plan has five phases:
(1) Awareness, (2) Assessment, (3) Renovation, (4) Validation, and (5) Implementation. The awareness and assessment phases have been substantially completed as of December 31 1998, which included the identification of critical systems and equipment potentially vulnerable to the Year 2000 problem. This also included identification of significant loan customers whose businesses could possibly be adversely affected by the problem and communicating with them about their progress in addressing the Year 2000 changeover. The renovation phase, consisting of upgrading or replacing systems and equipment, had also been largely completed for all mission-critical systems as of December 31, 1998. The validation portion of the plan calls for the actual testing of systems and equipment as of several critical dates with such testing to be completed by June 30, 1999. This testing is presently on schedule with no major problems encountered. Finally, the implementation phase, which requires addressing any problems encountered in the validation phase, along with continued review and assessment of the Company's systems and equipment, is presently underway and will continue until the year 2000 has arrived. As a part of contingency planning, the Company has engaged an outside contractor to make available a compatible portable hardware and software system, represented to be Year 2000 compliant, which could timely be brought to the Company's location in the event of a system failure.

Management is of the opinion that the Company's systems and equipment will be ready for the Year 2000 in a timely manner without any material adverse effect on the Company's business. Because of the planned comprehensive computer hardware and software upgrade begun in 1996 and completed in 1997, the Company has incurred no material expenditures in 1998 or 1997 relating directly to the Year 2000 problem. The new components, which were largely Year 2000 compliant when installed, were acquired in the normal course of business to upgrade the Bank's computer capabilities. The previous system was over six years old and was becoming functionally obsolete. The Company has been able to use previously existing internal personnel and resources to carry out its Y2K Preparedness Plan, and has used few outside resources that would incur significant additional costs. Management is not aware of any material future expenditures required to complete its preparedness plan.

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

Following is summary information on the estimated fair value of financial instruments, cross referenced to the location in the consolidated financial statements and notes where more detailed information can be obtained:

                                                                                          December 31,
                                                                                          ------------
                                                                       1998                                     1997
                                                                       ----                                     ----
                                                          Carrying              Estimated            Carrying           Estimated
                                                           Amount               Fair Value            Amount            Fair Value
                                                         of Assets              of Assets            of Assets          of Assets
                                                       (Liabilities)          (Liabilities)        (Liabilities)      (Liabilities)
                                                       -------------          -------------        -------------      -------------

Cash and due from banks (Note A) .............        $   3,319,892         $   3,319,892         $  4,833,659         $  4,833,659
Federal funds sold (Note A) ..................           14,150,000            14,150,000            6,510,000            6,510,000
Securities (Note D) ..........................           38,284,136            38,284,136           25,510,524           25,510,524
Other investments (Note A) ...................              345,400               345,400              335,000              335,000
Loans (Note E) ...............................           66,938,381            67,342,792           64,947,783           65,206,506
Accrued interest receivable (Note A) .........              829,201               829,201              792,715              792,715
Deposits (Note G) ............................         (112,496,172)         (112,546,966)         (92,290,572)         (92,300,726)
Accrued interest payable (Note A) ............             (965,653)             (965,653)            (772,105)            (772,105)
Loan commitments (Note L) ....................                                 (4,880,316)                               (6,172,000)
Standby letters of credit (Note L) ...........                                   (333,100)                                 (374,577)


NOTE N - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)


                                                                                                          December 31,
                                                                                                          ------------
                                                                                                  1998                  1997
                                                                                                  ----                  ----
Condensed Balance Sheet
     Assets
         Cash ....................................................................              $   282,464              $   245,705
         Investment in banking subsidiary ........................................               13,303,767               11,602,938
         Other assets ............................................................                   19,047                    2,370
                                                                                                -----------              -----------
            Total assets .........................................................              $13,605,278              $11,851,013
                                                                                                ===========              ===========
     Liabilities
         Other liabilities .......................................................              $     2,318              $     1,292
     Shareholders' equity ........................................................               13,602,960               11,849,721
                                                                                                -----------              -----------
            Total liabilities and shareholders' equity ...........................              $13,605,278              $11,851,013
                                                                                                ===========              ===========

                                                                                                     Years Ended December 31,
                                                                                                     ------------------------
                                                                                                 1998                     1997
                                                                                                 ----                     ----
Condensed Statement of Income
     Income
         Dividends received from banking subsidiary ............................              $         -               $   250,000
         Interest income .......................................................                      793                         -
                                                                                              -----------               -----------
            Total income .......................................................                      793                   250,000
                                                                                              -----------               -----------
     Expenses
         Interest expense ......................................................                        -                       649
         Other expenses ........................................................                   56,815                    50,642
                                                                                              -----------               -----------
            Total expenses .....................................................                   56,815                    51,291
                                                                                              -----------               -----------
     Income (loss) before income taxes and equity in
         undistributed earnings of banking subsidiary ..........................                  (56,022)                  198,709
     Income tax expense (credit) ...............................................                  (19,047)                   (2,370)
     Equity in undistributed earnings
         of banking subsidiary .................................................                1,701,253                 1,203,971
                                                                                              -----------               -----------
     Net income ................................................................              $ 1,664,278               $ 1,405,050
                                                                                              ===========               ===========

                                                                                                     Years Ended December 31,
                                                                                                     ------------------------
                                                                                                 1998                       1997
                                                                                                 ----                       ----
Condensed Statement of Comprehensive Income
     Net income ..............................................................                $ 1,664,278                 $1,405,050

     Equity in other comprehensive income
        (loss) of banking subsidiary .........................................                       (424)                    62,210
                                                                                              -----------                 ----------
     Comprehensive income ....................................................                $ 1,663,854                 $1,467,260
                                                                                              ===========                 ==========

                                                                                                     Years Ended December 31,
                                                                                                     ------------------------
                                                                                                    1998                  1997
                                                                                                    ----                  ----
Condensed Statement of Cash Flows
     Operating activities
         Net income ................................................................            $ 1,664,278             $ 1,405,050
            Adjustments to reconcile net income to net
                cash provided by operating activities
                    Equity in undistributed earnings
                      of banking subsidiary ........................................             (1,701,253)             (1,203,971)
                    Increase in other assets .......................................                (16,677)                 (2,370)
                    Increase in other liabilities ..................................                  1,026                   1,292
                                                                                                -----------             -----------
                      Net cash (used) provided by
                         operating activities ......................................                (52,626)                200,001
                                                                                                -----------             -----------
     Financing activities
         Exercise of employee stock options ........................................                 89,385                  50,027
         Payment of cash in lieu of fractional
            shares for stock dividend ..............................................                      -                  (4,323)
                                                                                                -----------             -----------
                      Net cash provided by financing activities ....................                 89,385                  45,704
                                                                                                -----------             -----------
     Increase in cash and cash equivalents .........................................                 36,759                 245,705
     Cash and cash equivalents, beginning ..........................................                245,705                       -
                                                                                                -----------             -----------
     Cash and cash equivalents, ending .............................................            $   282,464             $   245,705
                                                                                                ===========             ===========