Form 10KSB, Exhibit 13
period 1999-12-31
COMMUNITY FIRST BANCORP
filed 2000-03-22
CIK 1047446

EXHIBIT 13
                 PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

Financial Summary*

                                                                                    Years Ended December 31,
                                                                                    ------------------------
                                                               1999           1998            1997            1996            1995
                                                               ----           ----            ----            ----            ----
                                                                         (Dollars in thousands, except per share data)
Financial Condition
     Securities ....................................        $ 54,178        $ 38,284        $ 25,510        $ 26,525        $ 22,962
     Allowance for loan losses .....................             943             955             890             705             575
     Net loans .....................................          75,215          66,938          64,948          53,953          43,600
     Premises and equipment - net ..................           4,264           2,871           1,675           1,782           1,562
     Total assets ..................................         153,583         127,127         104,968          98,673          83,995
     Noninterest bearing deposits ..................          16,909          14,798          16,501          10,352          10,534
     Interest bearing deposits .....................         121,709          97,698          75,790          77,108          63,406
     Total deposits ................................         138,618         112,496          92,291          87,460          73,940
     Total liabilities .............................         139,847         113,524          93,118          88,338          74,770
     Total shareholders' equity ....................          13,736          13,603          11,850          10,335           9,225

Results of Operations
     Interest income ...............................        $ 10,402        $  8,904        $  7,578        $  6,928        $  5,919
     Interest expense ..............................           5,687           4,518           3,664           3,695           3,171
                                                            --------        --------        --------        --------        --------
     Net interest income ...........................           4,715           4,386           3,914           3,233           2,748
     Provision for loan losses .....................             300             213             315             223             153
                                                            --------        --------        --------        --------        --------
     Net interest income after provision ...........           4,415           4,173           3,599           3,010           2,595
     Other income ..................................             662             574             522             342             287
     Other expenses ................................           2,542           2,155           1,909           1,559           1,549
                                                            --------        --------        --------        --------        --------
     Income before income taxes ....................           2,535           2,592           2,212           1,793           1,333
     Income tax expense ............................             909             928             807             641             476
                                                            --------        --------        --------        --------        --------
     Net income ....................................        $  1,626        $  1,664        $  1,405        $  1,152        $    857
                                                            ========        ========        ========        ========        ========

Per Share Data**
     Net income ....................................        $   0.82        $   0.85        $   0.73        $   0.60        $   0.45
     Net income, assuming dilution .................            0.76            0.80            0.70            0.58            0.44
     Period end book value .........................            6.86            6.89            6.08            5.35            4.81

___________________________
* Community First Bancorporation became the bank holding company of Community First Bank effective October 16, 1997 as part of a corporate reorganization which was accounted for as if it were a pooling-of-interests. The consolidated financial statements and related information for the year ended December 31, 1997 are presented as if the reorganization had occurred on January 1, 1997. The financial statements and related information for the years ended December 31, 1996 and 1995 are the same as the amounts reported previously by Community First Bank, adjusted for a stock split and stock dividends.
** Per share amounts have been retroactively adjusted to reflect a 10% stock dividend effective December 15, 1999, a two-for-one stock split effective July 31, 1998, a 15% stock dividend effective December 30, 1997 and 5% stock dividends effective May 1, 1996 and May 1, 1995.

Market for Common Stock and Dividends

         Although a limited number of shares of common stock of Community First Bancorporation (the "Company") are traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the near future. The common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. During 1999, management was aware of a few transactions in which the Company's common stock traded in a price range from $18.18 to $22.00 per share (per share prices have been adjusted to reflect a 10% stock dividend effective December 15,
1999). However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties involved, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

         As of February 29, 2000, there were approximately 784 holders of record of the Company's common stock, excluding individual participants in security position listings.

         There have been no cash dividends declared or paid since the Company's inception. In order to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay cash dividends in 2000.

         The Board of Directors declared a 10% stock dividend effective December 15, 1999, a two-for-one stock split effective July 31, 1998, and a 15% stock dividend effective December 30, 1997.

Management's Discussion and Analysis

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect a 10% stock dividend effective December 15, 1999, a two-for-one stock split effective July 31, 1998, and a 15% stock dividend effective December 30, 1997.

Forward Looking Statements

         Statements included in Management's Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that forward looking statements, including without limitation, those relating to the Company's recent and continuing expansion into Anderson County, including its proposed expansion into Williamston, South Carolina, its future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

Earnings Performance

1999 Compared with 1998

         For the year ended December 31, 1999, the Company recorded net income of $1,626,000, a decrease of $38,000, or 2.3%, from net income of $1,664,000 for
1998. Net income per share for 1999 was $.82 compared with $.85 for 1998. Per share net income, assuming dilution for unexercised stock options, was $.76 for 1999 compared with $.80 for 1998. Return on average assets was 1.09% for 1999 compared with 1.38% for 1998. Return on average shareholders' equity decreased to 11.86% for 1999 from 13.06% for 1998.

         Net income declined slightly in 1999 from its year-earlier level, primarily resulting from the Company's initial branch expansion into Anderson County, South Carolina. The expenses related to this strategic move are reflected throughout the consolidated statement of income and include increased interest expenses, salaries and employee benefits, depreciation and other occupancy and furniture and equipment expenses, and higher postage, telephone and other ancillary expenses. These increased expenses were greater than the income produced by the new branch. The Company expects that, as it continues to conduct marketing activities in this new area, loan growth and the income associated with these assets will follow and other income sources will begin to offset some of the increased expenses. However, the Company already has received approval from regulatory authorities to open another branch office in the Town of Williamston, also in Anderson County, South Carolina. This continued expansion is further expected to impact negatively the Company's near-term earnings performance.

         The ratios of return on average assets and return on average equity were affected negatively in 1999 by the slight decline in net income coupled with increased amounts of average assets and average equity.

         The Company adopted Statement of Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized holding gains and losses on available-for-sale securities, are reported as a separate component of the shareholders' equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income. Comprehensive income for 1999, 1998 and 1997 was $14,000, $1,664,000 and $1,467,000, respectively. Comprehensive income for 1999 was reduced significantly by the change in unrealized holding gains and losses on available-for-sale securities, net of tax effects, of $1,612,000. The Company's deposits grew rapidly in 1999, primarily because of its territorial expansion. Loan growth, as expected, did not keep pace with the acquisition of deposits. Management, therefore, invested the majority of these new funds in available-for-sale securities to effect an adequate net interest margin. As market rates of interest increased during 1999, the market values of these securities declined and caused the lower comprehensive income figure for 1999. However, the adoption of SFAS No. 130 had no effect on the Company's net income or total shareholders' equity.

1998 Compared with 1997

         For the year ended December 31, 1998, the Company recorded net income of $1,664,000, an increase of $259,000, or 18.4%, over net income of $1,405,000 for 1997. Net income per share for 1998 was $.85 compared with $.73 for 1997. Per share net income, assuming dilution for unexercised stock options, was $.80 for 1998 compared with $.70 for 1997. Return on average assets was 1.38% for both 1998 and 1997. Return on average shareholders' equity increased to 13.06% for 1998 from 12.64% for 1997

         Net income increased, primarily because of the $472,000 increase in net interest income and a $102,000 decrease in the provision for loan losses charged to expense. The increase in net interest income resulted from the Company's rapid deposit growth and its ability to invest those funds profitably. Interest-bearing deposit liabilities at the end of 1998 increased $21,908,000 or 28.9% compared with the end of 1997 amount, and interest earning assets increased $22,479,000 or 22.9% over the same period.

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

         Net interest income was $4,715,000, $4,386,000 and $3,914,000 for 1999,
1998 and 1997, respectively. The $329,000 growth in net interest income for 1999 resulted primarily from the positive effects of higher levels of interest earning assets which were partially offset by the negative effects of increased levels of interest bearing liabilities. During 1999, average interest earning assets increased by $26,436,000, or 22.8%, and average interest bearing liabilities increased by $28,458,000, or 31.8%. Although market rates of interest increased generally during 1999, the Company's yield on earning assets decreased by 37 basis points to 7.31% and its rate on interest bearing liabilities decreased by 22 basis points to 4.82%. Interest income increased by $1,498,000 to $10,402,000 in 1999 and interest expense increased by $1,169,000 to $5,687,000.

         The table, "Average Balances, Yields and Rates", provides a detailed analysis of the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 1999, 1998 and 1997.

                       Average Balances, Yields and Rates

                                                                        Years ended December 31,
                                                                        ------------------------
                                                    1999                          1998                             1997
                                                    ----                          ----                             ----
                                        Average   Income/  Yields/     Average    Income/   Yields/     Average     Income/  Yields/
                                     Balances(1)  Expense   Rates    Balances(1)  Expense    Rates    Balances(1)   Expense   Rates
                                     ------------ -------   -----    -----------  -------    -----    ------------  -------   -----
                                                                          (Dollars in thousands)
Assets
Taxable securities ................   $ 49,767    $ 3,045    6.12%   $ 30,142    $  1,841     6.11%   $  27,024    $ 1,646     6.09%
Tax exempt securities(2) ..........         82          4    4.88%          -           -     0.00%           -          -     0.00%
Federal funds sold ................     20,135        995    4.94%     16,882         926     5.49%      10,001        534     5.34%
Other investments .................        374         28    7.49%        343          21     6.12%          19          -     0.00%
Loans(2),(3) ......................     71,944      6,330    8.80%     68,499       6,116     8.93%      60,707      5,398     8.89%
                                      --------    -------            --------    --------             ---------    -------
      Total interest
        earning assets ............    142,302     10,402    7.31%    115,866       8,904     7.68%      97,751      7,578     7.75%
Cash and due from banks ...........      3,365                          2,791                             2,088
Allowance for loan losses .........       (955)                          (975)                             (790)
Unrealized securities
  gains (losses) ..................     (1,075)                             6                              (131)
Premises and equipment ............      3,251                          2,116                             1,725
Other assets ......................      1,904                          1,176                             1,113
                                      --------                       --------                         ---------
     Total assets .................   $148,792                       $120,980                         $ 101,756
                                      ========                       ========                         =========

Liabilities and
  shareholders' equity
Interest bearing deposits
  Interest bearing
    transaction accounts ..........   $ 17,711    $   541    3.05%   $ 13,778    $    575     4.17%   $  10,639    $   414     3.89%
  Savings .........................     20,063        704    3.51%     20,443         779     3.81%      16,448        596     3.62%
  Time deposits $100M and over ....     37,977      2,015    5.31%     24,977       1,391     5.57%      21,889      1,201     5.49%
  Other time deposits .............     42,330      2,427    5.73%     30,428       1,773     5.83%      26,065      1,452     5.57%
                                      --------    -------            --------    --------             ---------    -------
     Total interest bearing
      deposits ....................    118,081      5,687    4.82%     89,626       4,518     5.04%      75,041      3,663     4.88%
Short-term borrowings .............          3          -    0.00%          -           -     0.00%           7          1    14.29%
                                      --------    -------            --------    --------             ---------    -------
    Total interest bearing
      liabilities .................    118,084      5,687    4.82%     89,626       4,518     5.04%      75,048      3,664     4.88%
Noninterest bearing demand deposits     15,703                         17,599                            14,790
Other liabilities .................      1,297                          1,018                               799
Shareholders' equity ..............     13,708                         12,737                            11,119
                                      --------                       --------                         ---------
    Total liabilities and
     shareholders' equity .........   $148,792                       $120,980                         $ 101,756
                                      ========                       ========                         =========
Interest rate spread(4) ...........                          2.49%                            2.64%                            2.87%
Net interest income and net
     yield on earning assets(5) ...                $ 4,715   3.31%               $  4,386     3.79%                $ 3,914     4.00%
Interest free funds supporting
     earning assets(6) ............   $ 24,218                       $ 26,240                         $  22,703

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

            Year-over-year growth in loans was moderately strong for 1999, totaling $8,265,000 and representing a growth rate of 12.2%. However, average loans for the year increased by only $3,445,000, or 5.0%. The Company's average investment in investment securities increased by $19,707,000, or 65.4%, during 1999, and the 1999 year-end amount was $15,894,000, or 41.5%, greater than the 1998 year-end amount. Average federal funds sold increased by $3,253,000, or 19.3%, during 1999, but decreased on a year-end to year-end basis by $1,740,000, or 12.3%. Since the largest increases in average earning assets during 1999 were in the lower-yielding categories, the decline in the average yield on earning assets resulted.

            Growth in interest-bearing deposits was the primary funding source during 1999. Strong growth was experienced in all categories of such liabilities, except savings deposits, during the year. Average interest bearing deposits increased during 1999 by $28,455,000, or 31.7%, over the 1998 average amounts. The average rate paid on interest bearing liabilities in 1999 decreased by 22 basis points from the average rate paid in 1998.

            Because growth in funding sources was greater than loan demand, primarily due to the Anderson County branch expansion, the Company has invested relatively larger amounts in investment securities and federal funds sold during 1999. If loan demand becomes stronger in 2000, the Company possesses sources of funds to accommodate it. However, to the extent that the Company has to rely upon the liquidation of available-for-sale securities as a source of funding for such hypothetical loan growth or a reduction in deposit liabilities, significant realized losses on securities sales could occur, given current or higher levels of market rates of interest.

            The $472,000 increase in net interest income for 1998, compared with 1997, resulted from positive effects of higher levels of interest earning assets which were partially offset by higher rates paid on increased levels of interest bearing liabilities. A relatively stable interest rate environment during 1998 further strengthened the Company's results in this area. During 1998, average interest earning assets increased by $18,115,000, or 18.5%, and average interest bearing liabilities increased by $14,578,000, or 19.4%. Interest income increased by $1,326,000 to $8,904,000 in 1998 and interest expense increased by $854,000 to $4,518,000.

            The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities. As reflected in the table, increased volumes accounted for $175,000 of the growth in net interest income for 1999, which was enhanced by a $154,000 increase primarily due to lower rates paid on interest bearing funding sources. For 1998, increased volumes were responsible for $582,000 of the growth in net interest income, which was partially offset by a $151,000 decrease due to higher rates paid.

                        Volume and Rate Variance Analysis

                                                                 1999 Compared with 1998               1998 Compared with 1997
                                                                 -----------------------               -----------------------
                                                           Volume (1)       Rate (1)    Total       Volume (1)   Rate (1)     Total
                                                           -------          -----       -----       -------      -----        -----
                                                                             (Dollars in thousands)
Taxable securities ...................................     $ 1,201      $     3      $ 1,204      $   191      $     4      $   195
Tax exempt securities(2) .............................           4            -            4            -            -            -
Federal funds sold ...................................         167          (98)          69          377           15          392
Other investments ....................................           2            5            7           21            -           21
Loans(2) .............................................         304          (90)         214          696           22          718
                                                           -------      -------      -------      -------      -------      -------
               Total interest income .................       1,678         (180)       1,498        1,285           41        1,326
                                                           -------      -------      -------      -------      -------      -------
Interest bearing deposits
      Interest bearing transaction accounts ..........         141         (175)         (34)         129           32          161
      Savings ........................................         (14)         (61)         (75)         151           32          183
      Time deposits $100M and over ...................         693          (69)         624          172           18          190
      Other time deposits ............................         683          (29)         654          252           69          321
Short-term borrowings ................................           -            -            -           (1)           -           (1)
                                                           -------      -------      -------      -------      -------      -------
               Total interest expense ................       1,503         (334)       1,169          703          151          854
                                                           -------      -------      -------      -------      -------      -------
               Net interest income ...................     $   175      $   154      $   329      $   582      $  (110)     $   472
                                                           =======      =======      =======      =======      =======      =======

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

            During 2000, management expects that interest rates will move within a narrow range, but management has not identified any factors that might cause interest rates to increase or decrease sharply in a short period of time. Any improvements in net interest income for 2000 are expected, therefore, to be largely the result of increases in the volume of interest earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase the Company's market share for both deposits and quality loans within its service areas in Oconee and Anderson counties of South Carolina. These strategies involve continuing to expand the Company's geographical territory, offering attractive interest rates for loans and deposits and continuing the Company's commitment to providing outstanding customer service.

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

            The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 1999 by $84,046,000, resulting in a cumulative gap ratio of .28. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 1999 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

            The table, "Interest Sensitivity Analysis", reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the loans' final maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Taxable securities are reflected at the earlier of each instrument's ultimate maturity or contractual repricing date. Overnight federal funds sold are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, the Company is not obligated to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates.

            During 2000, management plans, where possible, to reduce the Company's liability sensitive position by attempting to increase the mix of variable versus fixed rate loans and by extending the maturities of fixed rate time deposits. This strategy, if successful, would help to provide a more stable net interest spread and soften the negative effects of any increase in interest rates that might occur.

                          Interest Sensitivity Analysis

                                                                                            December 31, 1999
                                                                                            -----------------
                                                                   Within            4-12       Over 1-5      Over 5
                                                                  3 Months          Months        Years        Years          Total
                                                                  --------          ------        -----        -----          -----
                                                                                           (Dollars in thousands)
Interest earning assets
      Securities available-for-sale ........................      $      -       $     16       $ 25,847      $ 28,315      $ 54,178
      Other investments ....................................           382              -              -             -           382
      Federal funds sold ...................................        12,410              -              -             -        12,410
      Loans (1) ............................................        11,787          8,589         49,100         6,473        75,949
                                                                  --------       --------       --------      --------      --------
                Total interest earning assets ..............        24,579          8,605       $ 74,947      $ 34,788      $142,919
                                                                  --------       --------       ========      ========      ========

Interest bearing liabilities
      Interest bearing deposits
           Interest bearing transaction accounts ...........      $ 17,894       $      -       $      -      $      -      $ 17,894
           Savings .........................................        17,304              -              -             -        17,304
           Time deposits $100M and over ....................        26,633         13,855            446             -        40,934
           Other time deposits .............................        12,143         29,401          3,993            40        45,577
                                                                  --------       --------       --------      --------      --------
                Total interest bearing liabilities .........        73,974         43,256       $  4,439      $     40      $121,709
                                                                  --------       --------       ========      ========      ========

Interest sensitivity gap ...................................      $(49,395)      $(34,651)
Cumulative interest sensitivity gap ........................      $(49,395)      $(84,046)
Gap ratio ..................................................          0.33          0.20
Cumulative gap ratio .......................................          0.33          0.28

(1)  Loans are net of nonaccruing loans totaling $209,000.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses were $300,000, $213,000 and $315,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The increased provision in 1999 is attributable to higher levels of net charge-offs in 1999, particularly in the commercial and industrial loan category. Net charge-offs in this category for 1999 totaled $222,000, an increase of $178,000 over the amount for 1998. The allowance for loan losses as a percentage of total loans at year end was 1.24% for 1999 compared with 1.41% at the end of 1998. Total net loan charge-offs were $312,000 in 1999 compared with $148,000 and $130,000 for 1998 and 1997, respectively. See "Impaired Loans" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.


Other Income

         Noninterest income for 1999 increased $88,000 or 15.3% compared with an increase of $52,000 or 10.0% for 1998. Service charges on deposit accounts increased $60,000 in 1999 and $62,000 in 1998. These increases were primarily due to increased chargeable account activity. Credit life insurance commission decreased $1,000 for 1999, while such income in 1998 was unchanged from 1997. There were no realized securities gains or losses in 1999, 1998 or 1997. Other noninterest income increased by $29,000 in 1999 after decreasing $10,000 in 1998 compared with the previous year. In 1999, the Company recorded a $10,000 gain on the sale of foreclosed real estate. There were no such gains in 1998.

Other Expenses

         Noninterest expenses for 1999 increased $387,000 or 18.0%, compared with an increase of $246,000 or 12.9% for 1998. Salaries and employee benefits increased $240,000 in 1999 and $130,000 in 1998. The 1999 increase resulted from the first full-year employment of employees of the new Anderson Branch, and from the hiring of additional management personnel to oversee the Company's expanding operations. The 1998 increase resulted primarily from personnel added during the year in anticipation of the opening of the Bank's new branch office in Anderson, South Carolina. Hiring for this branch began in 1998 so that training in the Company's systems and procedures could be completed well before the branch's opening date on January 4, 1999.

         Net occupancy and furniture and equipment expenses increased by $38,000, or 12.3%, for 1999, and by $43,000, or 16.1%, for 1998. The 1999
increase primarily was caused by expenses associated with the operation of the Anderson Branch. The 1998 increase resulted principally from a $9,000 increase in building maintenance and repair expenses, a $7,000 increase in expenses of equipment maintenance contracts and a $22,000 increase in depreciation expense associated with the new computer system placed in service only during part of 1997.

         Other expense increased $109,000, or 15.4%, for 1999. This increase was primarily caused by higher expenses such as printing and postage, advertising and promotion, telephone, and other expenses that would be expected to rise in an organization extending its geographic territory and branch network. Costs directly associated with the Company's Year 2000 Preparedness Program were insignificant in 1999, and there have been no significant problems within the Company, or among its suppliers or customers, caused by the date change to the year 2000.

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

         Noninterest overhead expenses for 2000 are expected to increase as compared with 1999 because of the Company's continuing expansion into the adjacent Anderson County market. As mentioned earlier, the Company has secured regulatory approval to open and operate a new branch office in Williamston, South Carolina. It is expected that this office will open in temporary quarters during the second quarter of 2000. Plans for the construction of a permanent office have not yet been completed.

         In 2000, the Company intends to market approximately $600,000 of surplus land adjacent to the Anderson Branch office. This property was associated with the original property acquisition and its disposition would reduce the overall cost of the project. However, the processes of subdividing and marketing the land have not been completed, and no contracts for sales have been entered into.

         Until the new Anderson and proposed Williamston offices acquire sufficiently large customer bases and attain volumes of deposits and interest earning assets that would enable them to contribute to the Company's profitability, management expects that these expansions will continue to affect net income negatively. In addition, the success of these projects may also be affected adversely if the costs of facilities or personnel are higher than projected.

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

Income Taxes

         For 1999, federal and state income tax expenses decreased to $909,000 from $928,000 in 1998 and $807,000 in 1997. The fluctuations in income tax expense are due to changing amounts of earnings. The effective income tax rate (income tax expense divided by income before income taxes) was 35.9% for 1999, 35.8% for 1998, and 36.5% for 1997. The Company has never had significant income from nontaxable sources, such as nontaxable investment securities or loans to local governments.

Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                        Securities Portfolio Composition

                                                       December 31,
                                                       ------------
                                              1999         1998          1997
                                              ----         ----          ----
                                           Available-   Available-    Available-
                                            for-Sale     for-Sale      for-Sale
                                            --------     --------      --------
                                                 (Dollars in thousands)
           U. S. Treasury ...............   $ 1,969      $     -        $ 2,003
           U. S. Government agencies ....    45,675       30,919         18,932
           State, county and municipal ..       193            -              -
           Mortgage-backed securities ...     6,341        7,365          4,575
                                            -------      -------        -------
               Total ....................   $54,178      $38,284        $25,510
                                            =======      =======        =======

         The following table presents maturities and weighted average yields of securities at December 31, 1999.

                   Securities Portfolio Maturities and Yields

                                                            December 31, 1999
                                                            -----------------
                                                        Available-
                                                         for-Sale          Yield
                                                         --------          -----
                                                          (Dollars in thousands)
      U. S. Treasuries
          After one through five years .........         $ 1,969          5.25%
                                                         -------
      U. S. Government agencies
          After one through five years .........          19,475          6.01%
          After five through ten years .........          25,312          6.31%
          After ten years ......................             888          6.40%
                                                         -------
                                                          45,675          6.18%
                                                         -------
      State, county and municipal (1)
          After ten years ......................             193          4.95%
                                                         -------
      Mortgage-backed securities
          Within one year ......................              16          6.61%
          After one through five years .........           4,403          6.04%
          After five through ten years .........           1,922          5.34%
                                                         -------
                                                           6,341          5.83%
                                                         -------
      Total
          Within one year ......................              16          6.61%
          After one through five years .........          25,847          5.96%
          After five through ten years .........          27,234          6.24%
          After ten years ......................           1,081          7.48%
                                                         -------
               Total ...........................         $54,178          6.13%
                                                         =======
----------------------------
(1) Not adjusted for taxable equivalency.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 1999, 1998 and 1997, there have been no sales of securities or any transfers of available-for-sale or held-to-maturity securities to other categories.

         All mortgage-backed securities held by the Company were issued by the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association.

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individual, industry or groups of related individuals or industries, and there are no foreign loans.

         The amounts of loans outstanding at December 31, 1999, 1998 and 1997 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                                             December 31,
                                                                                             ------------
                                                                          1999                   1998                   1997
                                                                          ----                   ----                   ----
                                                               Amount           %       Amount           %      Amount          %
                                                               ------           -       ------           -      ------          -
                                                                                      (Dollars in thousands)
Commercial, financial and industrial
      Commercial and industrial .........................      $11,964        15.7%    $ 9,255        13.6%    $ 9,685        14.7%
      Purchasing or carrying securities .................        1,998         2.6%        282          .4%         79          .1%
Real estate - construction ..............................           28          .1%         51          .1%         78          .1%
Real estate - mortgage
      1-4 family residential ............................       31,853        41.8%     30,187        44.5%     29,835        45.3%
      Multifamily (5 or more) residential ...............          182          .2%         90          .1%        104          .2%
      Nonfarm, nonresidential ...........................       12,919        17.0%     11,376        16.8%     11,357        17.2%
Consumer installment
      Credit card and checking credit ...................        1,046         1.4%      1,022         1.5%        838         1.3%
      Other .............................................       16,168        21.2%     15,630        23.0%     13,862        21.1%
                                                               -------     -------     -------     -------     -------     -------
                            Total loans .................      $76,158       100.0%    $67,893       100.0%    $65,838       100.0%
                                                               =======     =======     =======     =======     =======     =======

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

         Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 1999, total commercial and industrial loans increased $4,425,000 or 46.4%. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $1,543,000 or 13.6% during 1999. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required. During 1999, a senior commercial lending officer/administrator was added to the lending staff to enhance expertise and supervision in this area.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised approximately 59% and 61% of the Company's loan portfolio at the end of 1999 and 1998, respectively. Real estate mortgage loans of all types grew $3,301,000 during 1999 and by $357,000 during 1998. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans.
Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 1999, as well as the type of interest requirement on such loans.

                                                                                                  December 31, 1999
                                                                                                  -----------------
                                                                            One Year           One to        Five Years
                                                                             or Less         Five Years        or More         Total
                                                                             -------         ----------        -------         -----
                                                                                           (Dollars in thousands)

Commercial, financial and industrial ...............................         $ 8,446         $ 5,447         $    69         $13,962
Real estate - construction .........................................               -              28               -              28
Real estate - mortgage .............................................           8,771          30,225           5,958          44,954
Consumer installment ...............................................           4,359          12,437             418          17,214
                                                                             -------         -------         -------         -------
                  Total loans ......................................         $21,576         $48,137         $ 6,445         $76,158
                                                                             =======         =======         =======         =======


Predetermined rate, maturity greater than one year .................                         $30,910         $ 6,409         $37,319
                                                                                             =======         =======         =======

Variable rate or maturity within one year ..........................         $21,576         $17,227         $    36         $38,839
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

                          Nonaccrual and Past Due Loans

                                                            December 31,
                                                            ------------
                                                      1999      1998        1997
                                                      ----      ----        ----
                                                        (Dollars in thousands)

    Nonaccrual loans ..........................      $209       $366       $163
    Accruing loans 90 days or more past due ...        20         10          1
                                                     ----       ----       ----
                    Total .....................      $229       $376       $164
                                                     ====       ====       ====

    Percent of total loans ....................       0.3%       0.6%       0.2%

         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 1999, 1998 and 1997.

         As of December 31, 1999, there were no commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 1999 determined by management to be potential problem loans was $210,000. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the categories and types of collateral with respect to potential problem loans as of December 31, 1999.

                                                           December 31, 1999
                                                           -----------------
                                                          Amount           %
                                                          ------           -
                                                         (Dollars in thousands)

           Commercial and industrial
                Unsecured .........................        $ 15           7.2%
           Real estate - mortgage
                1-4 family residential ............          33          15.7%
                Nonfarm, nonresidential ...........          74          35.2%
           Consumer installment
                Vehicles ..........................          22          10.5%
                Other secured .....................           4           1.9%
                Unsecured .........................          62          29.5%
                                                          -----          -----
                           Total ..................       $ 210         100.0%
                                                          =====         ======

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

         In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 1999.

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

         The Company has not historically allocated its allowance for loan losses to individual loan categories. Management believes that its stringent loan charge-off policy, along with its limited historic net charge-off experience, makes an aggregate evaluation that emphasizes individual loan risk grades and specific problem loan allocations more meaningful. Management's analysis of historical net charge-offs and the composition of the loan portfolio at the end of 1999 did not reflect any material change from the prior years other than the unusually high net charge-offs in the commercial loan category in 1999 caused by the bankruptcies of a few customers. In addition, management is not aware of any significant degree of increased exposure, risk of collection or other adverse features toward any particular category of loans. Consequently, management has not estimated future charge-offs related to individual loan categories or subcategories.

    Summary of Loan Loss Experience

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                          1999        1998         1997        1996          1995
                                                                          ----        ----         ----        ----          ----
                                                                                          (Dollars in thousands)

Total loans outstanding at end of period ..........................     $76,158      $67,893      $65,838      $54,658      $44,175
Average amount of loans outstanding ...............................      71,944       68,499       60,707       49,952       40,956

Balance of allowance for loan losses - beginning ..................     $   955      $   890      $   705      $   575      $   460
                                                                        -------      -------      -------      -------      -------
Loans charged off
     Commercial and industrial ....................................         234           44           37           11           14
     Real estate - mortgage .......................................           -            9           31           29            -
     Consumer installment .........................................          99          116           72           69           26
                                                                        -------      -------      -------      -------      -------
           Total charge-offs ......................................         333          169          140          109           40
                                                                        -------      -------      -------      -------      -------
Recoveries of loans previously charged off
     Commercial and industrial ....................................          12            -            3            1            -
     Real estate - mortgage .......................................           -           15            -            5            -
     Consumer installment .........................................           9            6            7           10            2
                                                                        -------      -------      -------      -------      -------
           Total recoveries .......................................          21           21           10           16            2
                                                                        -------      -------      -------      -------      -------
Net charge-offs ...................................................         312          148          130           93           38
                                                                        -------      -------      -------      -------      -------
Additions to allowance charged to expense .........................         300          213          315          223          153
                                                                        -------      -------      -------      -------      -------
Balance of allowance for loan losses - ending .....................     $   943      $   955      $   890      $   705      $   575
                                                                        =======      =======      =======      =======      =======

Ratios
     Net charge-offs to average loans .............................        0.43%        0.22%        0.21%        0.19%        0.09%
     Net charge-offs to loans at end of period ....................        0.41%        0.22%        0.20%        0.17%        0.09%
     Allowance for loan losses to average loans ...................        1.31%        1.39%        1.47%        1.41%        1.40%
     Allowance for loan losses to loans at end of period ..........        1.24%        1.41%        1.35%        1.29%        1.30%
     Net charge-offs to allowance for loan losses .................       33.09%       15.50%       14.61%       13.19%        6.61%
     Net charge-offs to provision for loan losses .................      104.00%       69.48%       41.27%       41.70%       24.84%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 1999, 1998 and 1997, are summarized below:

                                Average Deposits

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                 1999                      1998                         1997
                                                                 ----                      ----                         ----
                                                        Amount           %         Amount           %          Amount           %
                                                        ------           -         ------           -          ------           -
                                                                                 (Dollars in thousands)

Noninterest bearing demand .....................       $ 15,703         11.7%     $ 17,599         16.4%     $ 14,790         16.5%
Interest bearing transaction accounts ..........         17,711         13.2%       13,778         12.8%       10,639         11.8%
Savings ........................................         20,063         15.0%       20,443         19.1%       16,448         18.3%
Time deposits $100M and over ...................         37,977         28.4%       24,977         23.3%       21,889         24.4%
Other time deposits ............................         42,330         31.7%       30,428         28.4%       26,065         29.0%
                                                       --------        -----      --------        -----      --------        -----
             Total deposits ....................       $133,784        100.0%     $107,225        100.0%     $ 89,831        100.0%
                                                       ========        =====      ========        =====      ========        =====

         As of December 31, 1999, there were $40,934,000 in time deposits of $100,000 or more. Approximately $26,268,000 mature within three months, $7,050,000 mature over three through six months, $6,937,000 mature over six through twelve months and $679,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, can be attributed to growth planned by management. The vast majority of time deposits $100,000 and over are acquired within the Company's service areas in the ordinary course of business. The Company does not purchase brokered deposits. Most of the large time deposits are acquired from customers with standing banking relationships. However, it is a common industry practice to not consider these deposits as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity.


Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                                 Years Ended December 31,
                                                 ------------------------
                                            1999           1998          1997
                                            ----           ----          ----

           Return on assets                1.09%          1.38%          1.38%
           Return on equity               11.86%         13.06%         12.64%
           Dividend payout ratio           0.00%          0.00%          0.00%
           Equity to assets ratio          9.21%         10.53%         10.93%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's service areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 64.4% of average total assets during 1999 compared with 68.0% during 1998. Deposits of several local governmental entities comprised approximately 27% of total deposits at the end of 1999 and 1998. Because of the potentially volatile nature of this funding source, management maintains the Bank's membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. As of December 31, 1999, the banking subsidiary is eligible to borrow up to $21,707,000 from the FHLB. Such borrowings, if utilized, would be secured by a lien on its investment in FHLB stock and all qualifying first mortgage residential loans held. Assets potentially subject to this lien totaled approximately $28,815,000 as of December 31, 1999. In addition, the banking subsidiary has available unused short-term lines of credit to purchase up to $2,500,000 of federal funds from unrelated correspondent institutions. The lines are generally available on a one to seven day basis. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale, particularly those maturing within one year, and funds available from maturing loans provide secondary sources of liquidity.

         Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 1999, the banking subsidiary's available undivided profits totaled $6,474,000. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted. During 1999 and 1998, the parent company received no cash dividends from its banking subsidiary. However, the parent company received a $250,000 cash dividend from the bank subsidiary during 1997.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

         Shareholders' equity increased by $133,000 and $1,753,000 during 1999 and 1998, respectively. During 1999, net income increased shareholders' equity $1,626,000, and the exercise of employee stock options provided a $125,000 increase. Other comprehensive income or loss, consisting solely of the change in unrealized holding gains or losses on available-for-sale securities, net of deferred tax effects, reduced shareholders' equity by $1,612,000 for the year ended December 31, 1999. In addition, $6,000 was paid in lieu of issuing fractional shares with respect to the 10% stock dividend declared and distributed during 1999. Management continues to use retained earnings to provide adequate capital for expected growth.

         In 1999, the Company's Board of Directors declared a 10% stock dividend. During 1998, the Company's Board of Directors declared a two-for-one stock split, and in 1997, declared a 15% stock dividend. These actions resulted in the issuance of 180,155, 889,198 and 228,902 additional shares of the Company's common stock to its shareholders, respectively.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1999 and 1998, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                                                                                                 Minimum for       Minimum to be
                                                                              Actual          Capital Adequacy    Well Capitalized
                                                                              ------          ----------------    ----------------
                                                                        Amount       Ratio    Amount      Ratio   Amount     Ratio
                                                                        ------       -----    ------      -----   ------     -----
December 31, 1999                                                                          (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ...................     $16,308      19.4%   $ 6,716      8.0%   $ 8,394      10.0%
          Tier 1 Capital to risk weighted assets ..................     $15,365      18.3%   $ 3,358      4.0%   $ 5,037       6.0%
          Tier 1 Capital to average assets (leverage) .............     $15,365      10.0%   $ 4,625      3.0%   $ 7,709       5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................     $15,900      18.9%   $ 6,716      8.0%   $ 8,394      10.0%
          Tier 1 Capital to risk weighted assets ..................     $14,957      17.8%   $ 3,358      4.0%   $ 5,037       6.0%
          Tier 1 Capital to average assets (leverage) .............     $14,957       9.7%   $ 4,625      3.0%   $ 7,709       5.0%

December 31, 1998
      The Company
          Total Capital to risk weighted assets ...................     $14,497      20.7%   $ 5,615      8.0%   $ 7,019      10.0%
          Tier 1 Capital to risk weighted assets ..................     $13,620      19.4%   $ 2,807      4.0%   $ 4,211       6.0%
          Tier 1 Capital to average assets (leverage) .............     $13,620      11.0%   $ 3,703      3.0%   $ 6,172       5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................     $14,197      20.2%   $ 5,615      8.0%   $ 7,019      10.0%
          Tier 1 Capital to risk weighted assets ..................     $13,320      19.0%   $ 2,807      4.0%   $ 4,211       6.0%
          Tier 1 Capital to average assets (leverage) .............     $13,320      10.8%   $ 3,703      3.0%   $ 6,172       5.0%

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

Independent Auditors' Report




The Shareholders and Board of Directors
    of Community First Bancorporation

         We have audited the accompanying consolidated balance sheet of Community First Bancorporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                        s/Donald G. Jones and Company, P.A.


Donald G. Jones and Company, P.A.
Certified Public Accountants
Columbia, South Carolina
February 8, 2000

Consolidated Balance Sheet
Community First Bancorporation

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                 1999                       1998
                                                                                                 ----                       ----
Assets
     Cash and due from banks (Note C) ..........................................            $   4,554,811             $   3,319,892
     Federal funds sold ........................................................               12,410,000                14,150,000
     Securities available-for-sale (Note D) ....................................               54,178,048                38,284,136
     Other investments .........................................................                  382,000                   345,400
     Loans (Note E) ............................................................               76,157,943                67,893,169
         Allowance for loan losses .............................................                 (942,950)                 (954,788)
                                                                                            -------------             -------------
            Loans - net ........................................................               75,214,993                66,938,381
     Premises and equipment - net (Note F) .....................................                4,263,580                 2,871,156
     Accrued interest receivable ...............................................                1,192,396                   829,201
     Other assets ..............................................................                1,387,632                   388,610
                                                                                            -------------             -------------

            Total assets .......................................................            $ 153,583,460             $ 127,126,776
                                                                                            =============             =============

Liabilities
     Deposits (Note G)
         Noninterest bearing ...................................................            $  16,908,526             $  14,797,785
         Interest bearing ......................................................              121,709,720                97,698,387
                                                                                            -------------             -------------
            Total deposits .....................................................              138,618,246               112,496,172
     Accrued interest payable ..................................................                1,179,891                   965,653
     Other liabilities .........................................................                   49,033                    61,991
                                                                                            -------------             -------------
            Total liabilities ..................................................              139,847,170               113,523,816
                                                                                            -------------             -------------

     Commitments and contingent liabilities (Note L)

Shareholders' equity (Notes B and H)
     Common stock - no par  value; 10,000,000
         shares  authorized;  issued  and
         outstanding - 2,002,699 for 1999 and
         1,793,792 for 1998 ....................................................               14,254,918                10,568,522
     Retained earnings .........................................................                1,110,371                 3,051,399
     Accumulated other comprehensive income (loss) .............................               (1,628,999)                  (16,961)
                                                                                            -------------             -------------
            Total shareholders' equity .........................................               13,736,290                13,602,960
                                                                                            -------------             -------------

            Total liabilities and shareholders' equity .........................            $ 153,583,460             $ 127,126,776
                                                                                            =============             =============














See accompanying notes to consolidated financial statements.

Consolidated Statement of Income
Community First Bancorporation

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                              1999                    1998                  1997
                                                                              ----                    ----                  ----
Interest Income
     Loans, including fees ....................................            $ 6,330,466            $ 6,116,208            $ 5,397,962
     Securities
         Taxable ..............................................              3,044,216              1,841,050              1,645,718
         Tax-exempt ...........................................                  4,119                      -                      -
     Federal funds sold .......................................                994,827                926,264                534,153
     Other investments ........................................                 28,267                 20,797                      -
                                                                           -----------            -----------            -----------
         Total interest income ................................             10,401,895              8,904,319              7,577,833
                                                                           -----------            -----------            -----------

Interest expense
     Time deposits $100,000 and over ..........................              2,015,117              1,390,866              1,201,135
     Other deposits ...........................................              3,671,647              3,127,035              2,462,426
     Short-term borrowings ....................................                    148                      -                    649
                                                                           -----------            -----------            -----------
         Total interest expense ...............................              5,686,912              4,517,901              3,664,210
                                                                           -----------            -----------            -----------

Net interest income ...........................................              4,714,983              4,386,418              3,913,623
Provision for loan losses (Note E) ............................                300,009                213,486                315,183
                                                                           -----------            -----------            -----------
Net interest income after provision ...........................              4,414,974              4,172,932              3,598,440
                                                                           -----------            -----------            -----------

Other income
     Service charges on deposit accounts ......................                428,733                368,777                306,435
     Credit life insurance commissions ........................                 38,042                 39,189                 38,827
     Other income .............................................                195,244                166,766                176,753
                                                                           -----------            -----------            -----------
         Total other income ...................................                662,019                574,732                522,015
                                                                           -----------            -----------            -----------

Other expenses (Notes I and K)
     Salaries and employee benefits ...........................              1,378,965              1,138,752              1,008,265
     Net occupancy expense ....................................                129,225                115,789                100,605
     Furniture and equipment expense ..........................                218,800                194,429                166,612
     Other expense ............................................                814,664                706,289                633,020
                                                                           -----------            -----------            -----------
         Total other expenses .................................              2,541,654              2,155,259              1,908,502
                                                                           -----------            -----------            -----------

Income before income taxes ....................................              2,535,339              2,592,405              2,211,953
Income tax expense (Note J) ...................................                909,041                928,127                806,903
                                                                           -----------            -----------            -----------
Net income ....................................................            $ 1,626,298            $ 1,664,278            $ 1,405,050
                                                                           ===========            ===========            ===========

Per share (Note H)
     Net income ...............................................            $      0.82            $      0.85            $      0.73
     Net income, assuming dilution ............................                   0.76                   0.80                   0.70








See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
Community First Bancorporation

                                                         Common Stock
                                                         ------------                                     Accumulated
                                                    Number of                 Capital       Retained   Other Comprehensive
                                                     Shares*       Amount     Surplus       Earnings         Income         Total
                                                     -------       ------     -------       --------         ------         -----

Balance, January 1, 1997 ..........................  1,529,108  $ 3,822,770  $ 4,658,603   $ 1,932,061   $   (78,747)  $ 10,334,687
                                                                                                                       ------------

Comprehensive income:
  Net income ......................................          -            -            -     1,405,050             -      1,405,050
  Change in unrealized holding gains
    and losses on available-for-sale
    securities, net of income tax effects .........          -            -            -             -        62,210         62,210
                                                                                                                       ------------
       Total comprehensive income .................          -            -            -             -             -      1,467,260
                                                                                                                       ------------
Issuance of 15% stock dividend,
  including cash payment for
  fractional shares ...............................    228,902    1,945,667            -    (1,949,990)            -         (4,323)
Exercise of employee stock options ................     14,270       50,767        1,330             -             -         52,097
Exchange of no par value common stock
   of Community First Bancoporation
   for all of the outstanding shares
   of Community First Bank (Note B) ...............          -    4,659,933   (4,659,933)            -             -              -
                                                     ---------  -----------  -----------   -----------   -----------   ------------
Balance, December 31, 1997 ........................  1,772,280   10,479,137            -     1,387,121       (16,537)    11,849,721

Comprehensive income:
  Net income ......................................          -            -            -     1,664,278             -      1,664,278
  Change in unrealized holding gains
     and losses on available-for-sale
     securities, net of income tax effects ........          -            -            -             -          (424)          (424)
                                                                                                                       ------------
       Total comprehensive income .................          -            -            -             -             -      1,663,854
                                                                                                                       ------------
Exercise of employee stock options ................     21,512       89,385            -             -             -         89,385
                                                     ---------  -----------  -----------   -----------   -----------   ------------
Balance, December 31, 1998 ........................  1,793,792   10,568,522            -     3,051,399       (16,961)    13,602,960

Comprehensive income:
  Net income ......................................          -            -            -     1,626,298             -      1,626,298
  Change in unrealized holding gains
     and losses on available-for-sale
     securities, net of income tax effects ........          -            -            -             -    (1,612,038)    (1,612,038)
                                                                                                                       ------------
       Total comprehensive income .................          -            -            -             -             -         14,260
                                                                                                                       ------------
Issuance of 10% stock dividend,
  including cash payment for
  fractional shares ...............................    180,155    3,561,672            -    (3,567,326)            -         (5,654)
Exercise of employee stock options ................     28,752      124,724            -             -             -        124,724
                                                     ---------  -----------  -----------   -----------   -----------   ------------
Balance, December 31, 1999 ........................  2,002,699  $14,254,918  $         -   $ 1,110,371   $(1,628,999)  $ 13,736,290
                                                     =========  ===========  ===========   ===========   ===========   ============


* Adjusted for a two-for-one stock split effective July 31, 1998.





See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
Community First Bancorporation

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                      1999              1998               1997
                                                                                      ----              ----               ----
Operating Activities
      Net income ..........................................................      $  1,626,298       $  1,664,278       $  1,405,050
      Adjustments to reconcile net income to net
           cash provided by operating activities
                Provision for loan losses .................................           300,009            213,486            315,183
                Depreciation ..............................................           170,623            149,463            129,703
                Deferred income taxes .....................................            21,651              1,957            (49,529)
                Amortization of net loan fees and costs ...................            64,876             55,014             37,959
                Securities accretion and premium amortization .............           (16,944)           (98,401)           (14,705)
                Writedowns of other real estate ...........................                 -                  -             25,000
                Gain on sale of other real estate .........................            (9,684)                 -            (44,547)
                Loss on disposal of fixed assets ..........................             8,342                439                  -
                Increase in interest receivable ...........................          (363,195)           (36,486)           (74,475)
                Increase (decrease) in interest payable ...................           214,238            193,548            (46,600)
                Decrease (increase) in prepaid expenses ...................            24,230            (27,364)           (94,750)
                (Decrease) increase in other accrued expenses .............           (12,958)             6,250             (4,370)
                                                                                 ------------       ------------       ------------
                     Net cash provided by operating activities ............         2,027,486          2,122,184          1,583,919
                                                                                 ------------       ------------       ------------

Investing activities
      Purchases of available-for-sale securities ..........................       (26,347,189)       (60,961,204)        (7,999,531)
      Maturities of available-for-sale securities .........................         7,955,341         48,285,332          9,125,412
      Purchases of other investments ......................................           (36,600)           (10,400)          (335,000)
      Net increase in loans made to customers .............................        (8,783,558)        (2,259,098)       (11,347,996)
      Proceeds from sale of other real estate .............................             9,684                  -             44,547
      Purchases of premises and equipment .................................        (1,571,389)        (1,345,566)           (22,770)
                                                                                 ------------       ------------       ------------
                     Net cash used by investing activities ................       (28,773,711)       (16,290,936)       (10,535,338)
                                                                                 ------------       ------------       ------------

Financing activities
      Net increase in demand deposits, interest
           bearing transaction accounts and savings accounts ..............         3,197,622          6,111,490          1,442,368
      Net increase in certificates of deposit and other
           time deposits ..................................................        22,924,452         14,094,110          3,388,290
      Payment of cash in lieu of fractional shares
           for stock dividend .............................................            (5,654)                 -             (4,323)
      Exercise of employee stock options, net
           of issuance costs of $15,953 in 1999 ...........................           124,724             89,385             52,097
                                                                                 ------------       ------------       ------------
                     Net cash provided by financing activities ............        26,241,144         20,294,985          4,878,432
                                                                                 ------------       ------------       ------------
(Decrease) increase in cash and cash equivalents ..........................          (505,081)         6,126,233         (4,072,987)
Cash and cash equivalents, beginning ......................................        17,469,892         11,343,659         15,416,646
                                                                                 ------------       ------------       ------------
Cash and cash equivalents, ending .........................................      $ 16,964,811       $ 17,469,892       $ 11,343,659
                                                                                 ============       ============       ============







See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Community First Bancorporation

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization. Community First Bancorporation (the "Company"), a bank holding company, and its wholly-owned subsidiary, Community First Bank, are engaged in providing domestic commercial banking services from their headquarters office in Walhalla, and other offices in Seneca and Anderson, South Carolina. The Company is a South Carolina corporation and its banking subsidiary is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The holding company was incorporated on May 23, 1997, pursuant to a plan of reorganization as described in Note B to the consolidated financial statements. Community First Bank was organized on December 1, 1988, and received its charter and commenced operations on March 12, 1990.

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

Principles of Consolidation and Basis of Presentation. The consolidated financial statements include the accounts of the parent company and its banking subsidiary after elimination of all significant intercompany balances and transactions. The accounting and reporting policies of the Company and its subsidiary are in conformity with generally accepted accounting principles and general practices within the banking industry.

Securities. Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held-to-maturity, trading or available-for-sale. Debt securities which the Company has the positive intent and ability to hold to ultimate maturity are classified as held-to-maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from net income and recorded as other comprehensive income, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, is included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific certificate on a trade date basis.

Other Investments. Other investments consist of restricted securities which are carried at cost. Management periodically evaluates these securities for impairment, with any appropriate downward valuation adjustments being made when necessary. Other investments at December 31, 1999 and 1998 consisted of Federal Home Loan Bank of Atlanta (the "FHLB") stock with the carrying amount approximating estimated fair value.

Loans and Interest Income. Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are being deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are being amortized over the contractual life of the related loans or commitments.

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

Allowance for Loan Losses. An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is likely, the estimated amount of the loss is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating uncertain future events and their effects based on judgment applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses necessitated as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the change occurs.

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

Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 40 years; land improvements - 15 years; furniture and equipment - 5 to 25 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the consolidated income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and improvements are capitalized.

Other Real Estate. Other real estate includes properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate is initially recorded at the lower of cost or the estimated fair market value, less estimated selling costs. Loan losses arising from the acquisition of such property are charged to the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent downward valuation adjustments.

Retirement Plan. The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note
K. The Company does not sponsor any postretirement or postemployment benefits.

Deferred Income Taxes. The Company uses an asset and liability approach for financial accounting and reporting of deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities as measured by the currently enacted tax rates which are assumed will be in effect when these differences reverse. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. Deferred income tax expense or credit is the result of changes in deferred tax assets and liabilities.

Stock-Based Compensation. The Company applies only the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", but applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", for recording compensation cost for stock options granted. Accordingly, compensation expense is measured as the excess, if any, of the estimated fair value of the Company's common stock at the date of grant over the amount the grantee must pay to acquire the shares under option. Refer to Note H for further information.

Earnings Per Share. Basic net income per share is calculated by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Net income per share, assuming dilution, is calculated by dividing net income by the total of the weighted average number of shares outstanding during the period and the weighted average number of any dilutive potential common shares and stock options that would have been outstanding if the dilutive potential shares and stock options had been issued. In computing the number of dilutive potential common shares, it is assumed that all dilutive stock options are exercised at the beginning of each year and that the proceeds are used to purchase shares of the Company's common stock at the average market price during the year. See Note H.

Comprehensive Income. In June, 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". As required, the Company adopted the provisions of this SFAS beginning January 1, 1998, with reclassifications included for any earlier comparative accounting periods presented. Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. SFAS No. 130 provides that the Company classify and report items of other comprehensive income according to their nature, report total comprehensive income in a financial statement and display the accumulated balance of other comprehensive income separately in the shareholders' equity section of the consolidated balance sheet. However, the adoption of SFAS No. 130 had no effect on the Company's net income or shareholders' equity. See Note H.

The components of other comprehensive income or loss and related tax effects are as follows:

                                                                 Years Ended December 31,
                                                                 ------------------------
                                                         1999               1998                1997
                                                         ----               ----                ----
Change in unrealized holding gains and
     losses on available-for-sale securities .....    $(2,514,880)      $      (661)      $    97,051
Income tax expense (benefit) on other
     comprehensive income (loss) .................       (902,842)             (237)           34,841
                                                      -----------       -----------       -----------
         Net-of-tax amount .......................    $(1,612,038)      $      (424)      $    62,210
                                                      ===========       ===========       ===========

Consolidated Statement of Cash Flows. The consolidated statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks, federal funds sold and securities purchased under agreements to resell.

During 1999, 1998 and 1997, interest paid on deposits and other borrowings amounted to $5,543,362, $4,348,010 and $3,710,810, respectively. Income tax payments of $865,800, $958,200 and $864,056 were made during 1999, 1998 and
1997, respectively. In 1999, a noncash transfer of $142,061 was made from loans to other real estate. Noncash transfers from retained earnings to common stock in the amounts of $3,561,672 and $1,945,667 were made as the result of stock dividends declared in 1999 and 1997, respectively. Effective October 16, 1997, Community First Bancorporation acquired all of the then outstanding shares of Community First Bank's $5.00 par value common stock in exchange for shares of
Community First Bancorporation's no par value common stock. As a result, a noncash transfer of $4,659,933 was made from capital surplus to common stock. During 1999, 1998 and 1997, noncash valuation adjustments totaling $2,514,880, $661 and $97,051 were made which decreased, decreased and increased, respectively, the carrying amount of available-for-sale securities. In 1999, accumulated other comprehensive income decreased $1,612,038 and deferred tax assets increased $902,842; in 1998, accumulated other comprehensive income decreased $424 and deferred tax assets increased $237; and, in 1997, accumulated other comprehensive income increased $62,210 and deferred tax assets decreased $34,841.

Fair Value Estimates. Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active trading market exists for a significant portion of the Company's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

NOTE B - CORPORATE REORGANIZATION

On May 20, 1997, the shareholders of Community First Bank approved a plan of corporate reorganization under which Community First Bank would become a wholly-owned subsidiary of Community First Bancorporation. As a result, Community First Bancorporation was organized on May 23, 1997 at the direction of Community First Bank's management. The authorized common stock of Community First Bancorporation at that time was 5,000,000 shares with no par value per share. Pursuant to the reorganization, the parent company issued 764,702 (unadjusted for stock dividend and stock splits) shares of its common stock in exchange for all of the 764,702 outstanding common shares of Community First Bank. The reorganization was effected on October 16, 1997 and accounted for as if it were a pooling-of-interests. As a result, the consolidated financial statements for the year ended December 31, 1997 are presented as if the reorganization had occurred on January 1, 1997.

NOTE C - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amount of the cash reserve balances at December 31, 1999 and 1998, were approximately $638,000 and $697,000, respectively.


NOTE D - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                            December 31,
                                                                            ------------
                                                  1999                                                     1998
                                                  ----                                                     ----
                                          Gross        Gross                                       Gross        Gross
                                        Unrealized   Unrealized     Estimated                   Unrealized   Unrealized   Estimated
                           Amortized     Holding      Holding         Fair         Amortized      Holding      Holding         Fair
                             Cost         Gains        Losses         Value           Cost         Gains       Losses         Value
                             ----         -----        ------         -----           ----         -----       ------         -----
Available-for-sale
U.S. Treasury ..........   $ 1,991,048   $     -   $    22,298   $ 1,968,750   $         -   $         -   $         -   $         -
U.S. Government
    agencies ...........    47,975,198         -     2,299,562    45,675,636    30,971,303        58,970       111,202    30,919,071
Mortgage-backed
    securities .........     6,555,924         -       215,073     6,340,851             -             -             -             -
State, county and
    municipal ..........       197,218         -         4,407       192,811     7,339,293        54,007        28,235     7,365,065
                           -----------   -------   -----------   -----------   -----------   -----------   -----------   -----------
      Total ............   $56,719,388   $     -   $ 2,541,340   $54,178,048   $38,310,596   $   112,977   $   139,437   $38,284,136
                           ===========   =======   ===========   ===========   ===========   ===========   ===========   ===========

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                           December 31,
                                                                                           ------------
                                                                          1999                                   1998
                                                                          ----                                   ----
                                                               Amortized         Estimated             Amortized         Estimated
                                                                 Cost            Fair Value              Cost            Fair Value
                                                                 ----            ----------              ----            ----------
Available-for-sale
Due after one through five years ...................         $22,009,558         $21,444,378         $ 7,990,095         $ 8,034,377
Due after five through ten years ...................          26,956,688          25,311,883          21,981,208          21,900,007
Due after ten years ................................           1,197,218           1,080,936           1,000,000             984,687
                                                             -----------         -----------         -----------         -----------
                                                              50,163,464          47,837,197          30,971,303          30,919,071
Mortgage-backed securities .........................           6,555,924           6,340,851           7,339,293           7,365,065
                                                             -----------         -----------         -----------         -----------
    Total ..........................................         $56,719,388         $54,178,048         $38,310,596         $38,284,136
                                                             ===========         ===========         ===========         ===========


The fair value of U.S. Treasury and U.S. Government agencies debt securities is estimated based on published closing quotations. Fair value for mortgage-backed securities is estimated primarily using dealers' quotes.

There were no sales or transfers to other categories of available-for-sale securities in 1999, 1998 and 1997.

At December 31, 1999, securities with an amortized cost of $39,186,397 and an estimated fair value of $37,129,288 were pledged as collateral to secure public deposits. The amortized cost and estimated fair value of such pledged securities were $36,246,811 and $36,219,904, respectively, at the end of 1998.

NOTE E - LOANS

Loans consisted of the following:

                                                                                         December 31,
                                                                                         ------------
                                                                            1999                                1998
                                                                            ----                                ----
                                                               Carrying           Estimated           Carrying           Estimated
                                                                Amount            Fair Value           Amount            Fair Value
                                                                ------            ----------           ------            ----------

Commercial, financial and industrial .................       $ 13,962,418        $ 13,735,734       $  9,537,226        $  9,430,082
Real estate- construction ............................             27,808              27,475             50,820              50,471
Real estate - mortgage ...............................         44,954,510          44,356,723         41,653,728          41,254,837
Consumer installment .................................         17,213,207          16,990,119         16,651,395          16,607,402
                                                             ------------        ------------       ------------        ------------
     Total ...........................................         76,157,943          75,110,051         67,893,169          67,342,792
Allowance for loan losses ............................           (942,950)                  -           (954,788)                  -
                                                             ------------        ------------       ------------        ------------
     Loans - net .....................................       $ 75,214,993        $ 75,110,051       $ 66,938,381        $ 67,342,792
                                                             ============        ============       ============        ============

Net deferred loan costs of $53,365 and $35,576 have been allocated to the various loan categories as of December 31, 1999 and 1998, respectively.

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

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                 December 31,
                                                                 ------------
                                                               1999        1998
                                                               ----        ----
Investment in impaired loans
     Nonaccrual ..........................................   $208,792   $365,626
     Accruing 90 days and over past due ..................     19,890     10,575
                                                             --------   --------
         Total ...........................................   $228,682   $376,201
                                                             ========   ========

Average total investment in impaired loans
   during the year .......................................   $254,000   $184,800
Allowance for loan losses on impaired loans ..............     38,224     29,347

The average total investment in impaired loans during 1997 was $303,875. There were no outstanding commitments at December 31, 1999 to lend additional funds to debtors owing amounts on impaired loans.

As of December 31, 1999 and 1998, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                           1999                     1998                     1997
                                                                           ----                     ----                     ----

Balance at January 1 ....................................               $ 954,788                $ 890,125                $ 705,000
Provision charged to expense ............................                 300,009                  213,486                  315,183
Recoveries ..............................................                  21,465                   20,915                   10,146
Charge-offs .............................................                (333,312)                (169,738)                (140,204)
                                                                        ---------                ---------                ---------
Balance at December 31 ..................................               $ 942,950                $ 954,788                $ 890,125
                                                                        =========                =========                =========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $4,268,490 and $3,288,367 at December 31, 1999 and 1998, respectively. During 1999, $3,453,203 of new loans were made and repayments totaled $2,473,080.


NOTE F - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                             December 31,
                                                             ------------
                                                        1999               1998
                                                        ----               ----

Land .............................................   $1,670,670      $  384,773
Buildings and land improvements ..................    1,946,097         972,836
Furniture and equipment ..........................    1,101,865         894,822
Construction in progress .........................      315,078       1,233,175
                                                     ----------      ----------
              Total ..............................    5,033,710       3,485,606
Accumulated depreciation .........................      770,130         614,450
                                                     ----------      ----------
              Premises and equipment - net .......   $4,263,580      $2,871,156
                                                     ==========      ==========

Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $170,623 $149,463 and $129,703, respectively.

Construction in progress at December 31, 1999, consists primarily of costs incurred for the acquisition of land for the Company's proposed branch office in Williamston, South Carolina. Management has not yet completed plans or entered into contracts for the construction of the office.

NOTE G - DEPOSITS

A summary of deposits follows:

                                                                                           December 31,
                                                                                           ------------
                                                                            1999                                 1998
                                                                            ----                                 ----
                                                                Carrying          Estimated           Carrying           Estimated
                                                                 Amount          Fair Value            Amount            Fair Value
                                                                 ------          ----------            ------            ----------

Noninterest bearing demand .........................        $ 16,908,526        $ 16,908,526        $ 14,797,785        $ 14,797,785
Interest bearing transaction accounts ..............          17,894,447          17,894,447          17,239,636          17,239,636
Savings ............................................          17,304,086          17,304,086          16,872,016          16,872,016
Time deposits $100,000 and over ....................          40,934,288          40,936,034          29,057,397          29,061,084
Other time deposits ................................          45,576,899          45,567,529          34,529,338          34,576,445
                                                            ------------        ------------        ------------        ------------
     Total deposits ................................        $138,618,246        $138,610,622        $112,496,172        $112,546,966
                                                            ============        ============        ============        ============



As of December 31, 1999 and 1998, local governmental deposits comprised approximately 27% of total deposits.

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 1999 and 1998. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rate currently offered as of December, 31, 1999 and 1998, for deposits of similar remaining maturities.

At December 31, 1999, the scheduled maturities of time deposits are as follows:

                     Year                                        Amount

                      2000                                     $ 81,998,924
                      2001                                        4,445,543
                      2002                                           27,074
                      2003                                           34,646
                      2004 and thereafter                             5,000


NOTE H - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances. South Carolina regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the total amount of the subsidiary's current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 1999, the banking subsidiary's available undivided profits totaled $6,473,541. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Stock Split and Stock Dividends. The Company's Board of Directors declared a two-for-one stock split effective on July 31, 1998. At that time, the Company's number of authorized shares of its common stock was increased from 5,000,000 to 10,000,000 shares. Effective December 15, 1999 and December 30, 1997, the Company issued stock dividends of 10% and 15%, respectively. All per share information has been retroactively adjusted to give effect to the stock split and stock dividends.

Accumulated Other Comprehensive Income. As of December 31, 1999 and 1998, accumulated other comprehensive income included as a reduction of shareholders' equity in the accompanying consolidated balance sheet consisted of the accumulated changes in the unrealized holding gains and losses on available-for-sale securities amounting to $1,628,999 and $16,961, respectively.

Earnings per Share. Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                      1999                 1998               1997
                                                                                      ----                 ----               ----
Net income per share, basic
  Numerator - net income ..................................................         $1,626,298         $1,664,278         $1,405,050
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          1,979,081          1,955,245          1,934,038
                                                                                    ==========         ==========         ==========
               Net income per share, basic ................................         $      .82         $      .85         $      .73
                                                                                    ==========         ==========         ==========

Net income per share, assuming dilution
  Numerator - net income ..................................................         $1,626,298         $1,664,278         $1,405,050
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          1,979,081          1,955,245          1,934,038
    Effect of dilutive stock options ......................................            151,472            126,937             62,365
                                                                                    ----------         ----------         ----------
               Total shares ...............................................          2,130,553          2,082,182          1,996,403
                                                                                    ==========         ==========         ==========
               Net income per share, assuming dilution ....................         $      .76         $      .80         $      .70
                                                                                    ==========         ==========         ==========

Regulatory Capital. All bank holding companies and banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, bank holding companies and banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1999 and 1998, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 1999, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                               Minimum for          Minimum to be
                                                                                Actual       Capital Adequacy     Well Capitalized
                                                                                ------       ----------------     ----------------
                                                                         Amount      Ratio   Amount     Ratio     Amount      Ratio
                                                                         ------      -----   ------     -----     ------      -----
December 31, 1999                                                                         (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ...................     $16,308      19.4%   $ 6,716      8.0%   $ 8,394      10.0%
          Tier 1 Capital to risk weighted assets ..................     $15,365      18.3%   $ 3,358      4.0%   $ 5,037       6.0%
          Tier 1 Capital to average assets (leverage) .............     $15,365      10.0%   $ 4,625      3.0%   $ 7,709       5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................     $15,900      18.9%   $ 6,716      8.0%   $ 8,394      10.0%
          Tier 1 Capital to risk weighted assets ..................     $14,957      17.8%   $ 3,358      4.0%   $ 5,037       6.0%
          Tier 1 Capital to average assets (leverage) .............     $14,957       9.7%   $ 4,625      3.0%   $ 7,709       5.0%

December 31, 1998
      The Company
          Total Capital to risk weighted assets ...................     $14,497      20.7%   $ 5,615      8.0%   $ 7,019      10.0%
          Tier 1 Capital to risk weighted assets ..................     $13,620      19.4%   $ 2,807      4.0%   $ 4,211       6.0%
          Tier 1 Capital to average assets (leverage) .............     $13,620      11.0%   $ 3,703      3.0%   $ 6,172       5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................     $14,197      20.2%   $ 5,615      8.0%   $ 7,019      10.0%
          Tier 1 Capital to risk weighted assets ..................     $13,320      19.0%   $ 2,807      4.0%   $ 4,211       6.0%
          Tier 1 Capital to average assets (leverage) .............     $13,320      10.8%   $ 3,703      3.0%   $ 6,172       5.0%

Stock Options. In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 440,000 shares (adjusted for subsequent stock dividend and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options may be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 307,512 shares (adjusted for stock dividends and split) of authorized common stock for issuance upon the exercise of such options. For all stock options ever granted under the two plans through the end of 1999, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, or if there is a change in control of the Company, in accordance with the provisions of the two plans. Options awarded during 1999, 1998 and 1997 provided for 20% vesting immediately upon award, with 20% vesting on the anniversary date of the award for each of the four subsequent years , and ten year expiration dates.

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

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                              1999                 1998                     1997
                                                                              ----                 ----                     ----
Net income
     As reported ...........................................           $   1,626,298           $   1,664,278           $   1,405,050
     Pro forma .............................................               1,479,156               1,576,137               1,376,930
Net income per share
     As reported ...........................................           $        0.82           $        0.85           $        0.73
     Pro forma .............................................                    0.75                    0.81                    0.71
Net income per share, assuming dilution
     As reported ...........................................           $        0.76           $        0.80           $        0.70
     Pro forma .............................................                    0.69                    0.76                    0.69

The fair values of options granted during 1999, 1998 and 1997 were $10.94, $5.39 and $3.68 per share. Such fair value was estimated as of the date of the grant using the minimum value option pricing method. The following assumptions were used for grants in 1999, 1998 and 1997: dividend yield of 0%, expected life of 10 years, and risk-free interest rates of 5.23%, 5.51% and 6.57%, respectively.

Transactions under the plans for the years ended December 31, 1999, 1998 and 1997 are summarized as follows:

                                                                       Weighted
                                                                        Average
                                                        Number of      Exercise
                                                         Shares          Price
                                                         ------          -----
Options oustanding January 1, 1997 ................     142,904        $  5.22
     Granted ......................................      14,500           8.00
     Exercised ....................................     (14,270)          3.65
     Canceled .....................................      (1,022)          7.61
     Stock dividend ...............................      23,540
                                                        -------
Options oustanding December 31, 1997 ..............     165,652           4.84
     Granted ......................................      78,600           9.19
     Exercised ....................................     (21,512)          4.16
     Canceled .....................................      (2,742)          7.30
                                                        -------
Options oustanding December 31, 1998 ..............     219,998           6.43
     Granted ......................................      37,500          20.00
     Exercised ....................................     (28,752)          4.89
     Canceled .....................................      (6,240)          8.60
     Stock dividend ...............................      24,048              -
                                                        -------
Options oustanding December 31, 1999 ..............     246,554           7.99
                                                        =======

Options exercisable at year end
     1999                                               158,025        $  5.88
     1998                                               155,980           4.74
     1997                                               147,176           4.08

                                                                          Outstanding Options              Exercisable Options
                                                                          -------------------              -------------------
                                                                        Number             Exercise       Number           Exercise
                                                                       of Shares            Price        of Shares          Price
                                                                       ---------            -----        ---------          -----
Options at December 31, 1999 expire
    May 9, 2000 ............................................            11,061          $    3.25         11,061          $    3.25
    December 31, 2000 ......................................            15,381               3.25         15,381               3.25
    January 22, 2001 .......................................             2,775               3.53          2,775               3.53
    March 1, 2001 ..........................................             7,689               3.53          7,689               3.53
    April 27, 2002 .........................................            13,700               4.20         13,700               4.20
    October 1, 2002 ........................................             9,227               4.39          9,227               4.39
    January 25, 2003 .......................................             5,055               4.55          5,055               4.55
    January 18, 2004 .......................................            26,360               4.61         26,360               4.61
    June 1, 2004 ...........................................             1,398               4.83          1,398               4.83
    December 21, 2005 ......................................            11,026               5.64         11,026               5.64
    July 25, 2006 ..........................................            12,650               5.93         10,120               5.93
    January 16, 2007 .......................................            11,784               6.32          6,921               6.32
    February 19, 2008 ......................................            25,608               8.30         10,032               8.30
    June 1, 2008 ...........................................             3,960               8.41              -               8.41
    June 18, 2008 ..........................................            48,400               8.41         19,360               8.41
    January 21, 2009 .......................................             5,280              18.18            880              18.18
    February 26, 2009 ......................................            29,700              18.18          5,940              18.18
    April 30, 2009 .........................................             5,500              18.18          1,100              18.18

Included in the 246,554 outstanding options as of December 31, 1999, were options to purchase 88,529 shares at an average price of $11.80 per share that had not become exercisable. The number of shares, average exercise price and years in which these options become exercisable are as follows: 29,291 shares at $10.72 in 2000, 26,766 shares at $11.17 in 2001, 24,332 shares at $11.65 in 2002 and 8,140 shares at $18.18 in 2003. Of the 747,523 authorized shares of the Company's common stock originally reserved for issuance upon the exercise of options under the two plans, 350,355 had not been awarded as of December 31, 1999.

NOTE I - OTHER EXPENSES

Other expenses are summarized below:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                     1999                1998                 1997
                                                                                     ----                ----                 ----

Salaries and employee benefits ......................................           $1,378,965           $1,138,752           $1,008,265
Net occupancy expense ...............................................              129,225              115,789              100,605
Furniture and equipment expense .....................................              218,800              194,429              166,612
Other expense
     Stationery, printing and postage ...............................              164,970              153,901              139,888
     Telephone ......................................................               44,321               22,828               20,578
     Advertising and promotion ......................................               63,759               41,134               27,654
     Professional services ..........................................               43,578               54,456               77,038
     Insurance ......................................................               14,021               19,052               26,651
     FDIC insurance assessment ......................................               13,977               11,565                7,760
     Directors' fees ................................................               57,500               34,200               31,200
     Other real estate costs and expenses, net ......................                4,998                  864               32,334
     Data processing expenses .......................................               77,807               92,841               52,748
     Other ..........................................................              329,733              275,448              217,169
                                                                                ----------           ----------           ----------
         Total ......................................................           $2,541,654           $2,155,259           $1,908,502
                                                                                ==========           ==========           ==========


NOTE J - INCOME TAXES

Income tax expense consisted of:

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                1999                  1998                   1997
                                                                                ----                  ----                   ----
Current
     Federal ....................................................             $ 815,151             $ 849,500             $ 786,786
     State ......................................................                72,239                76,670                69,646
                                                                              ---------             ---------             ---------
               Total current ....................................               887,390               926,170               856,432
                                                                              ---------             ---------             ---------
Deferred
     Federal ....................................................                19,914                 1,800               (45,555)
     State ......................................................                 1,737                   157                (3,974)
                                                                              ---------             ---------             ---------
               Total deferred ...................................                21,651                 1,957               (49,529)
                                                                              ---------             ---------             ---------
               Total income tax expense .........................             $ 909,041             $ 928,127             $ 806,903
                                                                              =========             =========             =========

The principal components of the deferred portion of income tax expense or (credit) were:

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                1999                  1998                  1997
                                                                                ----                  ----                  ----

Provision for loan losses ...................................               $  4,250               $(23,213)               $(66,460)
Accelerated depreciation ....................................                  2,040                 17,365                  10,870
Deferred net loan costs and fees ............................                  6,386                  7,805                   6,276
Other real estate ...........................................                  8,975                      -                    (215)
                                                                            --------               --------                --------
               Total ........................................               $ 21,651               $  1,957                $(49,529)
                                                                            ========               ========                ========

Income before income taxes presented in the consolidated statement of income for the years ended December 31, 1999, 1998 and 1997, included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                                1999                  1998                  1997
                                                                                ----                  ----                  ----
Tax expense at statutory rate .................................             $ 862,015              $ 881,418              $ 752,064
State income tax, net of federal
     income tax benefit .......................................                48,824                 50,706                 43,344
Tax-exempt interest income ....................................                (4,904)                (6,538)                (5,854)
Non-deductible interest expense to
     carry tax-exempt instruments .............................                   487                    491                    480
Non-deductible corporate
     reorganization expenses ..................................                     -                      -                 15,069
Other, net ....................................................                 2,619                  2,050                  1,800
                                                                            ---------              ---------              ---------
               Total ..........................................             $ 909,041              $ 928,127              $ 806,903
                                                                            =========              =========              =========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                    1999                     1998
                                                                                                    ----                     ----
Deferred tax assets
     Allowance for loan losses .................................................                $  276,699                $  280,949
     Other real estate .........................................................                         -                     8,975
     Unrealized holding gains and losses on
       available-for-sale securities ...........................................                   912,341                     9,499
                                                                                                ----------                ----------
               Gross deferred tax assets .......................................                 1,189,040                   299,423
     Valuation allowance .......................................................                         -                         -
                                                                                                ----------                ----------
               Total ...........................................................                 1,189,040                   299,423
                                                                                                ----------                ----------
Deferred tax liabilities
     Accelerated depreciation ..................................................                    92,294                    90,254
     Deferred net loan costs ...................................................                    19,158                    12,772
                                                                                                ----------                ----------
               Gross deferred tax liabilities ..................................                   111,452                   103,026
                                                                                                ----------                ----------
Net deferred income tax assets .................................................                $1,077,588                $  196,397
                                                                                                ==========                ==========

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 1999, 1998 and 1997, $902,842 was credited, $237 was credited, and $34,841 was charged to other comprehensive income, respectively. In 1999, $21,651 was charged to income tax expense; in 1998, $1,957 was charged to income tax expense; and, in 1997, $49,529 was credited to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 1999 and 1998 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.


NOTE K - RETIREMENT PLAN

 In 1996, the Company established the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 1999, 1998 and 1997 totaled $26,952, $30,044 and $29,550, respectively.


NOTE L - COMMITMENTS AND CONTINGENCIES

     Commitments to Extend Credit. In the normal course of business, the banking subsidiary is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.






Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                              December 31,
                                                              ------------
                                                       1999               1998
                                                       ----               ----

Loan commitments .........................         $9,547,608         $4,880,316
Standby letters of credit ................            538,759            333,100


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

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. Therefore, as of December 31 1999 and 1998, the estimated fair values of these off-balance-sheet financial instruments is nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments.

Borrowing Commitments. At December 31, 1999, the banking subsidiary had unused short-term lines of credit to purchase up to $2,500,000 of federal funds from unrelated correspondent financial institutions. The correspondent lines are generally available on a one to seven day basis for general corporate purposes of the Bank. The lenders have reserved the right to withdraw the lines at their option. The Bank also has an unused line of credit agreement with the FHLB. Under the terms of the FHLB agreement, the Bank may borrow approximately $21,706,750 for its general corporate purposes. Borrowings under the line may bear interest at either a variable or fixed rate established by the FHLB. The line, if utilized, would be secured by FHLB capital stock with a carrying value of $382,000, and a blanket lien on all qualifying 1-4 family residential first lien mortgage loans held by the Bank. The carrying value of such loans at December 31, 1999 was approximately $28,432,517.

Litigation. The Company and its subsidiary were not involved as defendants in any litigation at December 31, 1999. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

Accounting Estimates. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management has identified specific loans as well as adopting a policy of providing amounts for loan valuation purposes which are not identified with any specific loans and are derived from actual loss experience ratios, loan types, loan volume, economic conditions and industry standards.

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

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

Following is summary information on the estimated fair value of financial instruments, cross referenced to the location in the consolidated financial statements and notes where more detailed information can be obtained:

                                                                                           December 31,
                                                                                           ------------
                                                                         1999                                  1998
                                                                         ----                                  ----
                                                            Carrying            Estimated             Carrying           Estimated
                                                             Amount             Fair Value             Amount           Fair Value
                                                           of Assets            of Assets            of Assets           of Assets
                                                         (Liabilities)        (Liabilities)        (Liabilities)       (Liabilities)
                                                         -------------        -------------        -------------       -------------

Cash and due from banks (Note A) ...............       $   4,554,811        $   4,554,811        $   3,319,892        $   3,319,892
Federal funds sold (Note A) ....................          12,410,000           12,410,000           14,150,000           14,150,000
Securities (Note D) ............................          54,178,048           54,178,048           38,284,136           38,284,136
Other investments (Note A) .....................             382,000              382,000              345,400              345,400
Loans (Note E) .................................          75,214,993           75,110,051           66,938,381           67,342,792
Accrued interest receivable (Note A) ...........           1,192,396            1,192,396              829,201              829,201
Deposits (Note G) ..............................        (138,618,246)        (138,610,622)        (112,496,172)        (112,546,966)
Accrued interest payable (Note A) ..............          (1,179,891)          (1,179,891)            (965,653)            (965,653)
Loan commitments (Note L) ......................                               (9,547,608)                               (4,880,316)
Standby letters of credit (Note L) .............                                 (538,759)                                 (333,100)


NOTE N - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                 1999                      1998
                                                                                                 ----                      ----
Condensed Balance Sheet
Assets
    Cash .......................................................................               $   405,642               $   282,464
    Investment in banking subsidiary ...........................................                13,327,985                13,303,767
    Other assets ...............................................................                     5,130                    19,047
                                                                                               -----------               -----------
       Total assets ............................................................               $13,738,757               $13,605,278
                                                                                               ===========               ===========
Liabilities
    Other liabilities ..........................................................               $     2,467               $     2,318
Shareholders' equity ...........................................................                13,736,290                13,602,960
                                                                                               -----------               -----------
       Total liabilities and shareholders' equity ..............................               $13,738,757               $13,605,278
                                                                                               ===========               ===========

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                 1999                 1998                 1997
                                                                                 ----                 ----                 ----
Condensed Statement of Income
  Income
    Dividends received from banking subsidiary ......................         $         -          $         -          $   250,000
    Interest income .................................................              11,760                  793                    -
                                                                              -----------          -----------          -----------
       Total income .................................................              11,760                  793              250,000
                                                                              -----------          -----------          -----------
  Expenses
    Interest expense ................................................                   -                    -                  649
    Other expenses ..................................................              26,848               56,815               50,642
                                                                              -----------          -----------          -----------
       Total expenses ...............................................              26,848               56,815               51,291
                                                                              -----------          -----------          -----------
  Income (loss) before income taxes and equity in
    undistributed earnings of banking subsidiary ....................             (15,088)             (56,022)             198,709
  Income tax expense (credit) .......................................              (5,130)             (19,047)              (2,370)
  Equity in undistributed earnings
    of banking subsidiary ...........................................           1,636,256            1,701,253            1,203,971
                                                                              -----------          -----------          -----------
  Net income ........................................................         $ 1,626,298          $ 1,664,278          $ 1,405,050
                                                                              ===========          ===========          ===========


                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                       1999              1998               1997
                                                                                       ----              ----               ----
Condensed Statement of Cash Flows
     Operating activities
         Net income .......................................................       $ 1,626,298        $ 1,664,278        $ 1,405,050
            Adjustments to reconcile net income to net
                cash provided by operating activities
                    Equity in undistributed earnings
                      of banking subsidiary ...............................        (1,636,256)        (1,701,253)        (1,203,971)
                    (Increase) decrease in other assets ...................            13,917            (16,677)            (2,370)
                    Increase in other liabilities .........................               149              1,026              1,292
                                                                                  -----------        -----------        -----------
                      Net cash provided (used) by
                         operating activities .............................             4,108            (52,626)           200,001
                                                                                  -----------        -----------        -----------
     Financing activities
         Exercise of employee stock options, net of issuance
            costs of $15,953 in 1999 ......................................           124,724             89,385             50,027
         Payment of cash in lieu of fractional
            shares for stock dividend .....................................            (5,654)                 -             (4,323)
                                                                                  -----------        -----------        -----------
                      Net cash provided by financing activities ...........           119,070             89,385             45,704
                                                                                  -----------        -----------        -----------
     Increase in cash and cash equivalents ................................           123,178             36,759            245,705
     Cash and cash equivalents, beginning .................................           282,464            245,705                  -
                                                                                  -----------        -----------        -----------
     Cash and cash equivalents, ending ....................................       $   405,642        $   282,464        $   245,705
                                                                                  ===========        ===========        ===========
