Form 10KSB, Exhibit 13
period 2000-12-31
COMMUNITY FIRST BANCORP
filed 2001-03-29
CIK 1047446

EXHIBIT 13
                 PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

Financial Summary*

                                                                                    Years Ended December 31,
                                                                                    ------------------------
                                                               2000            1999           1998           1997             1996
                                                               ----            ----           ----           ----             ----
                                                                         (Dollars in thousands, except per share data)
Financial Condition
     Securities ....................................        $ 57,862        $ 54,178        $ 38,284        $ 25,510        $ 26,525
     Allowance for loan losses .....................           1,000             943             955             890             705
     Net loans .....................................          96,562          75,215          66,938          64,948          53,953
     Premises and equipment - net ..................           3,411           3,289           2,871           1,675           1,782
     Total assets ..................................         181,066         153,583         127,127         104,968          98,673
     Noninterest bearing deposits ..................          21,224          16,909          14,798          16,501          10,352
     Interest bearing deposits .....................         143,158         121,709          97,698          75,790          77,108
     Total deposits ................................         164,382         138,618         112,496          92,291          87,460
     Total liabilities .............................         166,171         139,847         113,524          93,118          88,338
     Total shareholders' equity ....................          14,895          13,736          13,603          11,850          10,335

Results of Operations
     Interest income ...............................        $ 12,034        $ 10,402        $  8,904        $  7,578        $  6,928
     Interest expense ..............................           7,014           5,687           4,518           3,664           3,695
                                                            --------        --------        --------        --------        --------
     Net interest income ...........................           5,020           4,715           4,386           3,914           3,233
     Provision for loan losses .....................             305             300             213             315             223
                                                            --------        --------        --------        --------        --------
     Net interest income after provision ...........           4,715           4,415           4,173           3,599           3,010
     Other income ..................................             865             662             574             522             342
     Other expenses ................................           2,962           2,542           2,155           1,909           1,559
                                                            --------        --------        --------        --------        --------
     Income before income taxes ....................           2,618           2,535           2,592           2,212           1,793
     Income tax expense ............................             939             909             928             807             641
                                                            --------        --------        --------        --------        --------
     Net income ....................................        $  1,679        $  1,626        $  1,664        $  1,405        $  1,152
                                                            ========        ========        ========        ========        ========

Per Share Data**
     Net income ....................................        $   0.83        $   0.78        $   0.81        $   0.70        $   0.57
     Net income, assuming dilution .................            0.78            0.73            0.76            0.67            0.55
     Period end book value .........................            7.36            6.53            6.56            5.79            5.10

* Community First Bancorporation became the bank holding company of Community First Bank effective October 16, 1997 as part of a corporate reorganization which was accounted for as if it were a pooling-of-interests. The consolidated financial statements and related information for the year ended December 31, 1997 are presented as if the reorganization had occurred on January 1, 1997. The financial statements and related information for the year ended December 31, 1996 are the same as the amounts reported previously by Community First Bank, adjusted for a stock split and stock dividends.
** Per share amounts have been retroactively adjusted to reflect a 5% stock dividend effective December 15, 2000, a 10% stock dividend effective December 15, 1999, a two-for-one stock split effective July 31, 1998, a 15% stock dividend effective December 30, 1997 and a 5% stock dividend effective May 1, 1996.

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

         On April 20, 2000, the Company repurchased and cancelled 110,000 shares of its common stock for a price of $17.27 per share, totaling $1,900,000 (115,500 shares at $16.45 per share, if adjusted to reflect a 5% stock dividend effective December 15, 2000). These shares, comprising 5.5% of the Company's then outstanding common stock, were acquired from one shareholder who had expressed to management a desire to sell his shares. The acquisition price was negotiated between the shareholder and the Company's management and was approved by the Board of Directors.

         During 2000, management was aware of a few other transactions in which the Company's common stock traded in a price range from $16.45 to $20.00 per share (per share prices have been adjusted to reflect a 5% stock dividend effective December 15, 2000). However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties involved, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

         As of February 28, 2001, there were approximately 795 holders of record of the Company's common stock, excluding individual participants in security position listings.

         There have been no cash dividends declared or paid since the Company's inception. In order to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay cash dividends in 2001.

         The Board of Directors declared a 5% stock dividend effective December 15, 2000, a 10% stock dividend effective December 15, 1999, and a two-for-one stock split effective July 31, 1998.


Management's Discussion and Analysis

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect a 5% stock dividend effective December 15, 2000, a 10% stock dividend effective December 15, 1999, and a two-for-one stock split effective July 31, 1998.


Forward Looking Statements

         Statements included in Management's Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that forward looking statements, including without limitation, those relating to the Company's recent and continuing expansion with two offices into Anderson County, South Carolina, its future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

Earnings Performance

2000 Compared with 1999

         For the year ended December 31, 2000, the Company recorded net income of $1,679,000, an increase of $53,000, or 3.3%, from net income of $1,626,000 for 1999. Net income per share for 2000 was $.83 compared with $.78 for 1999. Per share net income, assuming dilution for unexercised stock options, was $.78 for 2000 compared with $.73 for 1999. Return on average assets was 1.02% for 2000 compared with 1.09% for 1999. Return on average shareholders' equity increased to 12.70% for 2000 from 11.86% for 1999.

         Net income increased slightly in 2000 primarily as a result of higher net interest income. The $305,000 increase in net interest income was attributable to higher volumes of interest earning assets in 2000, particularly loans and available-for-sale securities. These increases are further attributable to the Company's increased ability to attract deposits at favorable rates due to its expansion activities into Anderson County, South Carolina. See "Net Interest Income" for further discussion of the Company's interest income and expense.

         Partially offsetting the positive effects of increased net interest income were increases in other operating expenses largely related to the banking subsidiary's expansion activities. In 2000, the banking subsidiary completed its second full year of operations in its de novo City of Anderson office. On August 28, 2000, the Company opened for business a fourth office, de novo, in the Town of Williamston. Expenses incurred to staff and operate these offices and other expenses incurred for increased volumes of business throughout the banking subsidiary were responsible for an increase of $420,000 in other expenses in 2000. The Company expects that, as it continues to conduct marketing activities in the Anderson area, loan growth and its associated income and other income sources will increasingly offset the higher overhead expenses.

         Comprehensive  income for 2000, 1999 and 1998 was  $2,941,000,  $14,000 and $1,664,000, respectively. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Other elements of comprehensive income for the Company are correlated directly to the effects that changing market rates of interest have on the fair values of the Company's holdings of available-for-sale securities. The resulting changes in unrealized holding gains and losses on such securities are reported as a separate component of shareholders' equity. Those changes in fair value, net of income tax effects, combined with net income comprise comprehensive income.

1999 Compared with 1998

         For the year ended December 31, 1999, the Company recorded net income of $1,626,000, a decrease of $38,000, or 2.3%, from net income of $1,664,000 for
1998. Net income per share for 1999 was $.78 compared with $.81 for 1998. Per share net income, assuming dilution for unexercised stock options, was $.73 for 1999 compared with $.76 for 1998. Return on average assets was 1.09% for 1999 compared with 1.38% for 1998. Return on average shareholders' equity decreased to 11.86% for 1999 from 13.06% for 1998.

         Net income declined slightly in 1999 from its year-earlier level, primarily resulting from the Company's initial office expansion into Anderson County, South Carolina. Increases in expenses related to this expansion included increased interest expenses, salaries and employee benefits, depreciation and other occupancy and furniture and equipment expenses, and higher postage, telephone and other ancillary expenses. These increased expenses were greater than the income produced by the new office.

Net Interest Income

         Net interest income, the difference between interest income earned and interest expense incurred, is the principal source of the Company's earnings. Net interest income is affected by changes in the levels of interest rates and by changes in the volume and mix of interest earning assets and interest bearing liabilities. For analysis purposes, interest income from tax-exempt investments has been adjusted to an amount that would have to be earned on taxable investments to produce the same after-tax yields. This adjusted amount is referred to as fully taxable equivalent (FTE) interest income.

         FTE net interest income was  $5,028,000,  $4,717,000 and $4,386,000 for
2000, 1999 and 1998, respectively. FTE interest income for 2000 was $1,638,000 or 15.7% more than in 1999. Similarly, interest expense for 2000 increased $1,327,000 or 23.3% over the prior year amount. The $311,000 increase in FTE net interest income for 2000 resulted primarily from higher volumes of interest earning assets. Growth in loans was especially strong as average loans for 2000 were $14,318,000 or 19.9% more than the 1999 amount. In addition, investment securities increased significantly, averaging $8,189,000 or 16.4% more in 2000 than in 1999. Funding sources for these assets were provided by increasing deposit liabilities and decreasing investments in overnight federal funds sold. Average interest bearing deposits increased by $12,700,000 or 10.8% over the 1999 amount and average non-interest bearing deposits increased by $2,847,000 or 18.1%. Average federal funds sold decreased by $7,621,000 or 37.8% from the 1999 amount.

         On an overall basis, rising interest rates had an adverse effect on the Company during 2000. Rates paid for funds increased more than rates earned on earning assets. Accordingly, the interest rate spread (earning assets yield minus interest bearing liabilities rate) decreased by 19 basis points to 2.30% for 2000. Furthermore, the net yield on earning assets (net interest income divided by average earning assets) decreased by 11 basis points to 3.20%.

         During 2000, market rates of interest increased significantly in response to actions taken by the Federal Reserve Board to implement monetary policy. The Federal Reserve perceived that inflation, historically high stock valuations and other factors provided significant potential threats to the nation's economic stability. The Company responded to the actions of the Federal Reserve by varying the rates it charged on variable rate loans as allowed by contract and by investing in somewhat longer-term, higher-yielding investment securities while maintaining a conservative level of liquidity. In addition, the Company increased the rates of interest it paid on certain new deposit accounts originated in 2000, particularly on certificates of deposit in the new Anderson and Williamston markets. These actions were taken to meet competitors' offerings and to increase the Company's ability to acquire funds in these market areas. It is expected that such actions may continue in selected markets from time-to-time as the Company may determine necessary and desirable.

         The $331,000 growth in FTE net interest income for 1999 resulted primarily from the positive effects of higher levels of interest earning assets which were partially offset by the negative effects of increased levels of interest bearing liabilities. During 1999, average interest earning assets increased $26,453,000, or 22.8%, and average interest bearing liabilities increased by $28,458,000, or 31.8%. Although market rates of interest increased generally during 1999, the Company's yield on earning assets decreased by 37 basis points to 7.31% and its rate on interest bearing liabilities decreased by 22 basis points to 4.82%. Interest income increased by $1,500,000 to $10,404,000 in 1999 and interest expense increased by $1,169,000 to $5,687,000.

         The table, "Average Balances, Yields and Rates", provides a detailed analysis of the average amounts of the Company's assets and liabilities and the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2000, 1999 and 1998.

                       Average Balances, Yields and Rates

                                                                            Years ended December 31,
                                                                            ------------------------
                                                     2000                             1999                           1998
                                                     ----                             ----                           ----
                                      Average      Income/    Yields/     Average    Income/  Yields/      Average   Income/ Yields/
                                    Balances (1)   Expense     Rates   Balances (1)  Expense   Rates    Balances (1) Expense   Rates
                                    ------------   -------     -----   ------------  -------   -----    ------------ -------   -----
                                                                               (Dollars in thousands)
Assets
Interest bearing deposits
   due from banks .................      $      9   $     1   11.11%     $     17   $     1    5.88%      $      -   $    -    0.00%
Taxable securities ................        57,841     3,556    6.15%       49,767     3,045    6.12%        30,142    1,841    6.11%
Tax exempt securities (2) .........           197        15    7.61%           82         6    7.32%             -        -    0.00%
Federal funds sold ................        12,514       761    6.08%       20,135       995    4.94%        16,882      926    5.49%
Other investments .................           385        30    7.79%          374        27    7.22%           343       21    6.12%
Loans  (2), (3) ...................        86,262     7,679    8.90%       71,944     6,330    8.80%        68,499    6,116    8.93%
                                         --------   -------              --------   -------               --------   ------
        Total interest
          earning assets ..........       157,208    12,042    7.66%      142,319    10,404    7.31%       115,866    8,904    7.68%
Cash and due from banks ...........         3,156                           3,348                            2,791
Allowance for loan losses .........          (991)                           (955)                            (975)
Unrealized securities
   gains (losses) .................        (2,489)                         (1,075)                               6
Premises and equipment ............         3,339                           3,251                            2,116
Other assets ......................         3,737                           1,904                            1,176
                                         --------                        --------                         --------
        Total assets ..............      $163,960                        $148,792                         $120,980
                                         ========                        ========                         ========

Liabilities and
  shareholders' equity
Interest bearing deposits
     Interest bearing
        transaction accounts ......      $ 22,870   $   739    3.23%     $ 17,711   $   541    3.05%      $ 13,778   $  575    4.17%
     Savings ......................        21,006       806    3.84%       20,063       704    3.51%        20,443      779    3.81%
     Time deposits
        $100M and over ............        38,800     2,440    6.29%       37,977     2,015    5.31%        24,977    1,391    5.57%
     Other time deposits ..........        48,105     3,029    6.30%       42,330     2,427    5.73%        30,428    1,773    5.83%
                                         --------   -------              --------   -------               --------   ------
        Total interest bearing
          deposits ................       130,781     7,014    5.36%      118,081     5,687    4.82%        89,626    4,518    5.04%
Short-term borrowings .............             -         -    0.00%            3         -    0.00%             -        -    0.00%
                                         --------   -------              --------   -------               --------   ------
        Total interest bearing
          liabilities .............       130,781     7,014    5.36%      118,084     5,687    4.82%        89,626    4,518    5.04%
Noninterest bearing
   demand deposits ................        18,550                          15,703                           17,599
Other liabilities .................         1,407                           1,297                            1,018
Shareholders' equity ..............        13,222                          13,708                           12,737
                                         --------                        --------                         --------
        Total liabilities and
           shareholders' equity ...      $163,960                        $148,792                         $120,980
                                         ========                        ========                         ========
Interest rate spread (4) ..........                            2.30%                           2.49%                           2.64%
Net interest income and net yield
     on earning assets (5) ........                 $ 5,028    3.20%                $ 4,717    3.31%                 $4,386    3.79%
Interest free funds
   supporting earning assets (6) ..      $ 26,427                        $ 24,235                         $ 26,240

--------------------------
(1)  Average balances are computed on a daily basis.
(2) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.
(3) Nonaccrual loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4) Total interest earning assets yield less the total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

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

         Growth in interest-bearing deposits was the primary funding source during 1999. The Company experienced strong growth in all categories of such liabilities during the year, except savings deposits. Average interest bearing deposits increased during 1999 by $28,455,000, or 31.7%, over the 1998 average amounts. The average rate paid on interest bearing liabilities in 1999 decreased by 22 basis points from the average rate paid in 1998. Because growth in funding sources was greater than loan demand, primarily due to the Anderson County office expansion, the Company invested relatively larger amounts in investment securities and federal funds sold during 1999.

         The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities.

                        Volume and Rate Variance Analysis

                                                                2000 Compared with 1999               1999 Compared with 1998
                                                                -----------------------               -----------------------
                                                          Volume(1)     Rate(1)        Total     Volume(1)     Rate(1)       Total
                                                          ---------     -------        -----     ---------     -------       -----
                                                                                       (Dollars in thousands)
Interest bearing deposits due from banks .............     $     -      $     -      $     -      $     1      $     -      $     1
Taxable securities ...................................         496           15          511        1,201            3        1,204
Tax exempt securities (2) ............................           8            1            9            6            -            6
Federal funds sold ...................................        (431)         197         (234)         167          (98)          69
Other investments ....................................           1            2            3            2            4            6
Loans (2) ............................................       1,274           75        1,349          304          (90)         214
                                                           -------      -------      -------      -------      -------      -------
             Total interest income ...................       1,348          290        1,638        1,681         (181)       1,500
                                                           -------      -------      -------      -------      -------      -------
Interest bearing deposits
     Interest bearing transaction accounts ...........         165           33          198          141         (175)         (34)
     Savings .........................................          34           68          102          (14)         (61)         (75)
     Time deposits $100M and over ....................          45          380          425          693          (69)         624
     Other time deposits .............................         350          252          602          683          (29)         654
                                                           -------      -------      -------      -------      -------      -------
             Total interest expense ..................         594          733        1,327        1,503         (334)       1,169
                                                           -------      -------      -------      -------      -------      -------
             Net interest income .....................     $   754      $  (443)     $   311      $   178      $   153      $   331
                                                           =======      =======      =======      =======      =======      =======

---------------------------------------------------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.
(2) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.


         During 2001, management expects that interest rates will move within a narrow range, and management has not identified any factors that might cause interest rates to increase or decrease sharply in a short period of time. Any improvements in net interest income for 2001 are expected, therefore, to be largely the result of increases in the volume of interest earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase the Company's market share for both deposits and quality loans within its market areas in Oconee and Anderson counties of South Carolina. These strategies involve offering attractive interest rates for loans and deposits and continuing the Company's commitment to provide outstanding customer service.


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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2000 by $80,709,000, resulting in a cumulative gap ratio of .40. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2000 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have a negative effect.

         The table, "Interest Sensitivity Analysis", reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the loans' final maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Taxable securities are reflected at the earlier of each instrument's ultimate maturity or contractual repricing date. Overnight federal funds sold are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval. These liabilities are subject to contractual arrangements that allow management to vary the rates paid on these deposits within a thirty-day or shorter period. However, the Company is not obligated to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates.

      Interest Sensitivity Analysis

                                                                                         December 31, 2000
                                                                                         -----------------
                                                                   Within         4-12         Over 1-5      Over 5
                                                                  3 Months       Months         Years         Years          Total
                                                                  --------       ------         -----         -----          -----
                                                                                       (Dollars in thousands)
Interest earning assets
     Interest bearing deposits due from banks ...........       $     16       $      -       $      -       $      -       $     16
     Securities available-for-sale ......................          1,992          4,246         30,858         20,766         57,862
     Other investments ..................................            386              -              -              -            386
     Federal funds sold .................................         15,580              -              -              -         15,580
     Loans (1) ..........................................         21,236         11,325         57,378          7,282         97,221
                                                                --------       --------       --------       --------       --------
            Total interest earning assets ...............         39,210         15,571       $ 88,236       $ 28,048       $171,065
                                                                --------       --------       ========       ========       ========

Interest bearing liabilities
     Interest bearing deposits
        Interest bearing transaction accounts ...........       $ 22,025       $      -       $      -       $      -       $ 22,025
        Savings .........................................         18,404              -              -              -         18,404
        Time deposits $100M and over ....................         22,735         19,288          1,239              -         43,262
        Other time deposits .............................         10,973         42,065          6,429              -         59,467
                                                                --------       --------       --------       --------       --------
            Total interest bearing liabilities ..........         74,137         61,353       $  7,668       $      -       $143,158
                                                                --------       --------       ========       ========       ========

Interest sensitivity gap ................................       $(34,927)      $(45,782)
Cumulative interest sensitivity gap .....................       $(34,927)      $(80,709)
Gap ratio ...............................................           0.53           0.25
Cumulative gap ratio ....................................           0.53           0.40

(1)  Loans are net of nonaccruing loans totaling $341,000.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses were $305,000, $300,000 and $213,000 for the years ended December 31, 2000, 1999 and 1998, respectively. The Company increased the provisions in 2000 and 1999 due to the levels of net charge-offs and because of loan growth. Net charge-offs for 2000 were $248,000, a decrease of $64,000 from the amount for 1999. Net charge-offs for 1999 were $312,000, an increase of $164,000 over the 1998 amount. The allowance for loan losses as a percentage of total loans at year end was 1.02% for 2000 compared with 1.24% at the end of 1999. See "Impaired Loans" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.


Other Income

         Noninterest income for 2000 increased $203,000 or 30.7% to $865,000, compared with an increase of $88,000 or 15.3% in 1999. Service charges on deposit accounts increased $147,000 or 34.3% to $576,000 for 2000, and $60,000 or 16.3% in 1999. These increases were primarily due to increased chargeable account activity related to larger numbers of accounts held by customers. Credit life insurance commissions increased $21,000 in 2000 following a slight $1,000 decrease in 1999. There were no realized securities gains or losses in 2000, 1999 or 1998. Other noninterest income increased by $35,000 in 2000 and $29,000 in 1999.


Other Expenses

         Noninterest expenses for 2000 increased $420,000 or 16.5%, compared with an increase of $387,000 or 18.0% in 1999. Salaries and employee benefits increased $180,000 in 2000 and $240,000 in 1999. The 2000 increase resulted from the hiring of additional management and other personnel to oversee the Company's expanding operations and from normal salary adjustments. The 1999 increase resulted primarily from the effects of the first full year of operating the Bank's new office in Anderson, South Carolina.

         Net occupancy and furniture and equipment expenses increased by $94,000, or 27.0%, in 2000 and $38,000, or 12.3%, for 1999. The increases in
2000 and 1999 were caused by higher depreciation expense and other related expenses of operations (such as real estate taxes and utilities) associated with the expansion into Anderson County.

         Other expense for 2000 increased $146,000, or 17.9%, over the 1999 amount. Other expenses for 1999 increased $109,000, or 15.4%, for 1999. The increase was caused primarily by higher expenses such as printing and postage, advertising and promotion, telephone, and other expenses that would be expected to rise in an organization extending its geographic territory and office network. In addition, a loss of $7,000 on the disposition of foreclosed real estate was recognized in 2000, contributing to the $13,000 increase in net costs and expenses of other real estate.

         Noninterest overhead expenses for 2001 are expected to increase as compared with 2000 because of the Company's continuing expansion into the Anderson County market. The Company opened an office in Williamston, South Carolina in temporary quarters in the third quarter of 2000. Plans for the construction of a permanent office have not yet been completed.

         The Company continues to market four parcels of land it developed in 1999 adjacent to its City of Anderson office. This property was subdivided and developed from the original property acquisition for the new office. To date, no contracts for sales have been entered into. The property is carried in the consolidated balance sheet at a cost of $980,000 at the end of 2000. Periodically, management evaluates this real estate for impairment in value, and any appropriate downward adjustments to net realizable value will be charged to expense if necessary.

         Until the Anderson and Williamston offices acquire sufficiently large customer bases and attain volumes of deposits and interest earning assets that would enable them to contribute to the Company's profitability, management expects that these expansions will continue to affect net income negatively. In addition, the success of these projects may also be affected adversely if the costs of facilities or personnel are higher than projected.

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

Income Taxes

         For 2000, federal and state income tax expenses increased $30,000 to $939,000. In 1999, federal and state income tax expenses decreased to $909,000 from $928,000 in 1998. The fluctuations in income tax expense are due to changing amounts of earnings. The effective income tax rate (income tax expense divided by income before income taxes) was 35.9% for 2000, 35.9% for 1999, and 35.8% for 1998. The Company has minimal amounts of income from nontaxable sources, such as nontaxable investment securities or loans to local governments.


Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                        Securities Portfolio Composition

                                                     December 31,
                                           2000           1999           1998
                                           ----           ----           ----
                                        Available-     Available-     Available-
                                         for-Sale       for-Sale       for-Sale
                                         --------       --------       --------
                                                  (Dollars in thousands)

U. S. Treasury ......................      $ 1,992      $ 1,969        $     -
U. S. Government agencies ...........       47,510       45,675         30,919
State, county and municipal .........          204          193              -
Mortgage-backed securities ..........        8,156        6,341          7,365
                                           -------      -------        -------
   Total ............................      $57,862      $54,178        $38,284
                                           =======      =======        =======

         The following table presents maturities and weighted average yields of securities at December 31, 2000.

                   Securities Portfolio Maturities and Yields

                                                           December 31, 2000
                                                           -----------------
                                                       Available-
                                                        for-Sale          Yield
                                                        --------          -----
                                                         (Dollars in thousands)
U. S. Treasuries
   Within one year ..............................         $ 1,992          4.88%
                                                          -------
U. S. Government agencies
   Within one year ..............................           4,059          6.20%
   After one through five years .................          24,884          6.22%
   After five through ten years .................          17,605          6.26%
   After ten years ..............................             962          6.40%
                                                          -------
                                                           47,510          6.24%
                                                          -------
State, county and municipal (1)
   After ten years ..............................             204          7.49%
                                                          -------
Mortgage-backed securities (2)
   Within one year ..............................             187          6.00%
   After one through five years .................           5,974          5.71%
   After ten years ..............................           1,995          6.12%
                                                          -------
                                                            8,156          5.82%
                                                          -------
Total
   Within one year ..............................           6,238          5.77%
   After one through five years .................          30,858          6.12%
   After five through ten years .................          17,605          6.26%
   After ten years ..............................           3,161          6.29%
                                                          -------
       Total ....................................         $57,862          6.14%
                                                          -------
                                                          =======
----------------------------
(1) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.
(2) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.


         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2000, 1999 and 1998, there have been no sales of securities or any transfers of available-for-sale or held-to-maturity securities to other categories.

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

         The amounts of loans outstanding at December 31, 2000, 1999 and 1998 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                                           December 31,
                                                                                           ------------
                                                                      2000                      1999                   1998
                                                                      ----                      ----                   ----
                                                             Amount          %         Amount          %      Amount            %
                                                             ------       ------       ------        -----    ------           -----
                                                                                      (Dollars in thousands)
Commercial, financial and industrial
     Commercial and industrial ....................        $16,997         17.4%     $11,964         15.7%     $ 9,255         13.6%
     Purchasing or carrying securities ............          2,654          2.7%       1,998          2.6%         282           .4%
Real estate - construction ........................            200           .2%          28           .1%          51           .1%
Real estate - mortgage
     1-4 family residential .......................         39,163         40.1%      31,854         41.8%      30,187         44.5%
     Multifamily (5 or more) residential ..........            641           .7%         182           .2%          90           .1%
     Nonfarm, nonresidential ......................         17,897         18.4%      12,919         17.0%      11,376         16.8%
Consumer installment
     Credit card and checking credit ..............          1,097          1.1%       1,046          1.4%       1,022          1.5%
     Other ........................................         18,913         19.4%      16,167         21.2%      15,630         23.0%
                                                           -------        -----      -------        -----      -------        -----
                     Total loans ..................        $97,562        100.0%     $76,158        100.0%     $67,893        100.0%
                                                           =======        =====      =======        =====      =======        =====


         A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies and practices designed to control both the types and amounts of risks assumed, and to minimize losses. Such policies and practices include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

         Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2000, total commercial and industrial loans increased $5,689,000 or 40.7%. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $4,978,000 or 38.5% during 2000. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required. During 1999, a senior commercial lending officer/administrator position was created to enhance expertise and supervision in this area. However, turnover of personnel hired for this position has somewhat slowed the implementation of these objectives, and no one is currently employed in this position.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised approximately 59% of the Company's loan portfolio at the end of each of 2000 and 1999. Real estate mortgage loans of all types grew $12,746,000 during 2000 and by $3,302,000 during 1999. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2000, as well as the type of interest requirement on such loans.

                                                                                               December 31, 2000
                                                                                               -----------------
                                                                           One Year          One to        Five Years
                                                                           or Less         Five Years        or More           Total
                                                                           -------         ----------        -------           -----
                                                                                            (Dollars in thousands)

Commercial, financial and industrial ...............................         $10,590         $ 7,511         $ 1,550         $19,651
Real estate - construction .........................................               -             200               -             200
Real estate - mortgage .............................................          10,685          20,408          26,608          57,701
Consumer installment ...............................................           4,642          14,114           1,254          20,010
                                                                             -------         -------         -------         -------
              Total loans ..........................................         $25,917         $42,233         $29,412         $97,562
                                                                             =======         =======         =======         =======


Predetermined rate, maturity greater than one year .................                         $39,824         $ 7,250         $47,074
                                                                                             =======         =======         =======

Variable rate or maturity within one year ..........................         $25,917         $ 2,409         $22,162         $50,488
                                                                             =======         =======         =======         =======


Impaired Loans

         Impaired loans are those loans on which, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans and loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of the Company's impaired loans:

                          Nonaccrual and Past Due Loans

                                                            December 31,
                                                            ------------
                                                     2000       1999       1998
                                                     ----       ----       ----
                                                       (Dollars in thousands)

Nonaccrual loans ..............................      $341       $209       $366
Accruing loans 90 days or more past due .......         9         20         10
                                                     ----       ----       ----
            Total .............................      $350       $229       $376
                                                     ====       ====       ====

Percent of total loans ........................       0.4%       0.3%       0.6%


         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 2000, 1999, and 1998.

         As of December 31, 2000, there were no commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2000 determined by management to be potential problem loans was $425,000. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the categories and types of collateral with respect to potential problem loans as of December 31, 2000.

                                                           December 31, 2000
                                                           -----------------
                                                         Amount             %
                                                         ------           -----
                                                        (Dollars in thousands)

Real estate - mortgage
     1-4 family residential ....................           $327           77.0%
     Nonfarm, nonresidential ...................             45           10.6%
Consumer installment
     Vehicles ..................................             38            8.9%
     Unsecured .................................             15            3.5%
                                                           ----          -----
                Total ..........................           $425          100.0%
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

         In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 2000.

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

         The Company has not historically allocated its allowance for loan losses to individual loan categories. Management believes that its stringent loan charge-off policy, along with its limited historic net charge-off experience, makes an aggregate evaluation that emphasizes individual loan risk grades and specific problem loan allocations more meaningful. Management's analysis of historical net charge-offs and the composition of the loan portfolio at the end of 2000 did not reflect any material change from the prior years. In addition, management is not aware of any significant degree of increased exposure, risk of collection or other adverse features toward any particular category of loans. Consequently, management has not estimated future charge-offs related to individual loan categories or subcategories.

                         Summary of Loan Loss Experience

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                         2000           1999        1998        1997          1996
                                                                         ----           ----        ----        ----          ----
                                                                                           (Dollars in thousands)

Total loans outstanding at end of period ..........................     $97,562      $76,158      $67,893      $65,838      $54,658
Average amount of loans outstanding ...............................      86,262       71,944       68,499       60,707       49,952

Balance of allowance for loan losses - beginning ..................     $   943      $   955      $   890      $   705      $   575
                                                                        -------      -------      -------      -------      -------
Loans charged off
     Commercial and industrial ....................................          97          234           44           37           11
     Real estate - mortgage .......................................          40            -            9           31           29
     Consumer installment .........................................         121           99          116           72           69
                                                                        -------      -------      -------      -------      -------
           Total charge-offs ......................................         258          333          169          140          109
                                                                        -------      -------      -------      -------      -------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           -           12            -            3            1
     Real estate - mortgage .......................................           -            -           15            -            5
     Consumer installment .........................................          10            9            6            7           10
                                                                        -------      -------      -------      -------      -------
           Total recoveries .......................................          10           21           21           10           16
                                                                        -------      -------      -------      -------      -------
Net charge-offs ...................................................         248          312          148          130           93
                                                                        -------      -------      -------      -------      -------
Additions to allowance charged to expense .........................         305          300          213          315          223
                                                                        -------      -------      -------      -------      -------
Balance of allowance for loan losses - ending .....................     $ 1,000      $   943      $   955      $   890      $   705
                                                                        =======      =======      =======      =======      =======

Ratios
     Net charge-offs to average loans .............................        0.29%        0.43%        0.22%        0.21%        0.19%
     Net charge-offs to loans at end of period ....................        0.25%        0.41%        0.22%        0.20%        0.17%
     Allowance for loan losses to average loans ...................        1.16%        1.31%        1.39%        1.47%        1.41%
     Allowance for loan losses to loans at end of period ..........        1.02%        1.24%        1.41%        1.35%        1.29%
     Net charge-offs to allowance for loan losses .................       24.80%       33.09%       15.50%       14.61%       13.19%
     Net charge-offs to provision for loan losses .................       81.31%      104.00%       69.48%       41.27%       41.70%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2000, 1999 and 1998, are summarized below:

                                Average Deposits

                                                                                    Years Ended December 31,
                                                                                    ------------------------
                                                                  2000                         1999                     1998
                                                                  ----                         ----                     ----
                                                        Amount            %          Amount         %         Amount             %
                                                        ------          -----        ------       -----       ------           -----
                                                                                   (Dollars in thousands)

Noninterest bearing demand .....................       $ 18,550         12.4%     $ 15,703         11.7%     $ 17,599          16.4%
Interest bearing transaction accounts ..........         22,870         15.3%       17,711         13.2%       13,778          12.8%
Savings ........................................         21,006         14.1%       20,063         15.0%       20,443          19.1%
Time deposits $100M and over ...................         38,800         26.0%       37,977         28.4%       24,977          23.3%
Other time deposits ............................         48,105         32.2%       42,330         31.7%       30,428          28.4%
                                                       --------        -----      --------        -----      --------         -----
             Total deposits ....................       $149,331        100.0%     $133,784        100.0%     $107,225         100.0%
                                                       ========        =====      ========        =====      ========         =====


         As of December 31, 2000, there were $43,262,000 in time deposits of $100,000 or more. Approximately $22,603,000 mature within three months, $11,399,000 mature over three through six months, $7,621,000 mature over six through twelve months and $1,639,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, can be attributed to growth planned by management. The vast majority of time deposits $100,000 and over are acquired within the Company's market areas in the ordinary course of business. The Company does not purchase brokered deposits. Most of the large time deposits are acquired from customers with standing banking relationships. However, it is a common industry practice not to consider these deposits as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity.


Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                           Years Ended December 31,
                                           ------------------------
                                       2000           1999          1998
                                       ----           ----          ----

       Return on assets ..........     1.02%          1.09%          1.38%
       Return on equity ..........    12.70%         11.86%         13.06%
       Dividend payout ratio .....     0.00%          0.00%          0.00%
       Equity to assets ratio ....     8.06%          9.21%         10.53%


Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's market areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 67.4% of average total assets during 2000 compared with 64.4% during 1999. Deposits of several local governmental entities comprised approximately 22% and 27% of total deposits at the end of 2000 and 1999, respectively. Because of the potentially volatile nature of this funding source, management maintains the Bank's membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. As of December 31, 2000, the banking subsidiary is eligible to borrow up to $26,586,000 from the FHLB. Such borrowings, if utilized, would be secured by a lien on its investment in FHLB stock and all qualifying first mortgage residential loans held. Assets potentially subject to this lien totaled approximately $34,934,000 as of December 31, 2000. In addition, the banking subsidiary has available an unused short-term line of credit to purchase up to $4,000,000 of federal funds from an unrelated correspondent institution. The line is generally available on a one-day basis for up to 14 days in any 30 day period, in the sole discretion of the lender. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale, particularly those maturing within one year, and funds available from maturing loans provide secondary sources of liquidity.

         Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 2000, the banking subsidiary's undivided profits totaled $5,380,000. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted. During 2000, the parent company received a cash dividend of $2,420,000 from the banking subsidiary after obtaining regulatory approval. However, $1,900,000 was used to repurchase and cancel shares of the Company's common stock. In 1999 and 1998, the parent company received no cash dividends from its banking subsidiary.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.


Capital Resources

         Shareholders' equity increased by $1,159,000 and $133,000 during 2000 and 1999, respectively. During 2000, net income increased shareholders' equity by $1,679,000, and the exercise of employee stock options provided an increase of $124,000. Other comprehensive income or loss, consisting solely of the change in unrealized holding gains or losses on available-for-sale securities, net of deferred tax effects, increased shareholders' equity by $1,262,000 for the year ended December 31, 2000. In addition, $6,000 was paid in lieu of issuing fractional shares with respect to the 5% stock dividend effected in 2000. During 2000, the Company repurchased and cancelled 110,000 shares of common stock; consequently, shareholders' equity was reduced by $1,900,000 Management continues to use retained earnings to provide adequate capital for future growth.

         In 2000 and 1999, the Company's Board of Directors declared 5% and 10% stock dividends, respectively. During 1998, the Company's Board of Directors declared a two-for-one stock split. These actions resulted in the issuance of 95,248, 180,155 and 889,198 additional shares of the Company's common stock to its shareholders, respectively.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2000 and 1999, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                                                                                                Minimum for         Minimum to be
                                                                               Actual         Capital Adequacy     Well Capitalized
                                                                               ------         ----------------     ----------------
                                                                        Amount       Ratio    Amount     Ratio   Amount      Ratio
                                                                        ------       -----    ------     -----   ------      -----
December 31, 2000                                                                          (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ...................      $16,262      15.4%   $ 8,453      8.0%   $10,567      10.0%
          Tier 1 Capital to risk weighted assets ..................      $15,262      14.4%   $ 4,227      4.0%   $ 6,340       6.0%
          Tier 1 Capital to average assets (leverage) .............      $15,262       8.9%   $ 5,170      3.0%   $ 8,616       5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................      $15,214      14.4%   $ 8,453      8.0%   $10,567      10.0%
          Tier 1 Capital to risk weighted assets ..................      $14,214      13.5%   $ 4,227      4.0%   $ 6,340       6.0%
          Tier 1 Capital to average assets (leverage) .............      $14,214       8.3%   $ 5,170      3.0%   $ 8,616       5.0%

December 31, 1999
      The Company
          Total Capital to risk weighted assets ...................      $16,308      19.4%   $ 6,716      8.0%   $ 8,394      10.0%
          Tier 1 Capital to risk weighted assets ..................      $15,365      18.3%   $ 3,358      4.0%   $ 5,037       6.0%
          Tier 1 Capital to average assets (leverage) .............      $15,365      10.0%   $ 4,625      3.0%   $ 7,709       5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................      $15,900      18.9%   $ 6,716      8.0%   $ 8,394      10.0%
          Tier 1 Capital to risk weighted assets ..................      $14,957      17.8%   $ 3,358      4.0%   $ 5,037       6.0%
          Tier 1 Capital to average assets (leverage) .............      $14,957       9.7%   $ 4,625      3.0%   $ 7,709       5.0%




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

Independent Auditors' Report




The Shareholders and Board of Directors
    of Community First Bancorporation

           We have audited the accompanying consolidated balance sheet of Community First Bancorporation and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

           In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.


                              s/ Donald G. Jones and Company, P.A.


Donald G. Jones and Company, P.A.
Certified Public Accountants
Columbia, South Carolina
February 9, 2001

Consolidated Balance Sheet
Community First Bancorporation

                                                                                                          December 31,
                                                                                                          ------------
                                                                                                   2000                    1999
                                                                                                   ----                    ----
Assets
     Cash and due from banks (Note B) ..........................................            $   4,027,045             $   4,554,189
     Interest bearing deposits due from banks ..................................                   16,078                       622
     Federal funds sold ........................................................               15,580,000                12,410,000
     Securities available-for-sale (Note C) ....................................               57,861,760                54,178,048
     Other investments .........................................................                  385,700                   382,000
     Loans (Note D) ............................................................               97,562,062                76,157,943
         Allowance for loan losses .............................................               (1,000,000)                 (942,950)
                                                                                            -------------             -------------
            Loans - net ........................................................               96,562,062                75,214,993
     Premises and equipment - net (Note E) .....................................                3,411,026                 3,288,580
     Accrued interest receivable ...............................................                1,376,429                 1,192,396
     Real estate held for sale .................................................                  980,003                   975,000
     Other assets ..............................................................                  866,155                 1,387,632
                                                                                            -------------             -------------

            Total assets .......................................................            $ 181,066,258             $ 153,583,460
                                                                                            =============             =============

Liabilities
     Deposits (Note F)
         Noninterest bearing ...................................................            $  21,223,751             $  16,908,526
         Interest bearing ......................................................              143,158,706               121,709,720
                                                                                            -------------             -------------
            Total deposits .....................................................              164,382,457               138,618,246
     Accrued interest payable ..................................................                1,759,520                 1,179,891
     Other liabilities .........................................................                   29,507                    49,033
                                                                                            -------------             -------------
            Total liabilities ..................................................              166,171,484               139,847,170
                                                                                            -------------             -------------

     Commitments and contingent liabilities (Note K)

Shareholders' equity (Note G)
     Common stock - no par value; 10,000,000
         shares authorized; issued and
         outstanding - 2,022,623 for 2000 and
         2,002,699 for 1999 ....................................................               14,383,234                14,254,918
     Retained earnings .........................................................                  878,398                 1,110,371
     Accumulated other comprehensive income (loss) .............................                 (366,858)               (1,628,999)
                                                                                            -------------             -------------
            Total shareholders' equity .........................................               14,894,774                13,736,290
                                                                                            -------------             -------------

            Total liabilities and shareholders' equity .........................            $ 181,066,258             $ 153,583,460
                                                                                            =============             =============












See accompanying notes to consolidated financial statements.

Consolidated Statement of Income
Community First Bancorporation

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                 2000                    1999               1998
                                                                                 ----                    ----               ----
Interest income
     Loans, including fees .......................................           $ 7,675,937           $ 6,330,466           $ 6,116,208
     Securities
         Taxable .................................................             3,556,111             3,044,216             1,841,050
         Tax-exempt ..............................................                 9,819                 4,119                     -
     Federal funds sold ..........................................               761,571               994,827               926,264
     Other investments ...........................................                29,773                27,349                20,797
     Interest bearing deposits due from banks ....................                   533                   918                     -
                                                                             -----------           -----------           -----------
         Total interest income ...................................            12,033,744            10,401,895             8,904,319
                                                                             -----------           -----------           -----------

Interest expense
     Time deposits $100,000 and over .............................             2,439,638             2,015,117             1,390,866
     Other deposits ..............................................             4,574,386             3,671,647             3,127,035
     Short-term borrowings .......................................                     -                   148                     -
                                                                             -----------           -----------           -----------
         Total interest expense ..................................             7,014,024             5,686,912             4,517,901
                                                                             -----------           -----------           -----------

Net interest income ..............................................             5,019,720             4,714,983             4,386,418
Provision for loan losses (Note D) ...............................               305,033               300,009               213,486
                                                                             -----------           -----------           -----------
Net interest income after provision ..............................             4,714,687             4,414,974             4,172,932
                                                                             -----------           -----------           -----------

Other income
     Service charges on deposit accounts .........................               575,822               428,733               368,777
     Credit life insurance commissions ...........................                59,436                38,042                39,189
     Other income ................................................               229,868               195,244               166,766
                                                                             -----------           -----------           -----------
         Total other income ......................................               865,126               662,019               574,732
                                                                             -----------           -----------           -----------

Other expenses (Notes H and J)
     Salaries and employee benefits ..............................             1,559,219             1,378,965             1,138,752
     Net occupancy expense .......................................               186,203               129,225               115,789
     Furniture and equipment expense .............................               255,787               218,800               194,429
     Other expense ...............................................               960,663               814,664               706,289
                                                                             -----------           -----------           -----------
         Total other expenses ....................................             2,961,872             2,541,654             2,155,259
                                                                             -----------           -----------           -----------

Income before income taxes .......................................             2,617,941             2,535,339             2,592,405
Income tax expense (Note I) ......................................               938,689               909,041               928,127
                                                                             -----------           -----------           -----------
Net income .......................................................           $ 1,679,252           $ 1,626,298           $ 1,664,278
                                                                             ===========           ===========           ===========

Per share (Note G)
     Net income ..................................................           $      0.83           $      0.78           $      0.81
     Net income, assuming dilution ...............................                  0.78                  0.73                  0.76







See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
Community First Bancorporation

                                                                Common Stock
                                                                ------------                               Accumulated
                                                         Number of                       Retained     Other Comprehensive
                                                          Shares*         Amount         Earnings        Income (Loss)      Total
                                                          -------         ------         --------        -------------      -----

Balance, January 1, 1998 ...........................      1,772,280    $ 10,479,137    $  1,387,121    $    (16,537)   $ 11,849,721

Comprehensive income:
    Net income .....................................              -               -       1,664,278               -       1,664,278
    Change in unrealized holding gains
    and losses on available-for-sale
    securities, net of income tax effects ..........              -               -               -            (424)           (424)
                                                                                                                       ------------
    Total comprehensive income .....................              -               -               -               -       1,663,854
                                                                                                                       ------------
Exercise of employee stock options .................         21,512          89,385               -               -          89,385
                                                       ------------    ------------    ------------    ------------    ------------
Balance, December 31, 1998 .........................      1,793,792      10,568,522       3,051,399         (16,961)     13,602,960

Comprehensive income:
    Net income .....................................              -               -       1,626,298               -       1,626,298
    Change in unrealized holding gains
      and losses on available-for-sale
      securities, net of income tax effects ........              -               -               -      (1,612,038)     (1,612,038)
                                                                                                                       ------------
         Total comprehensive income ................              -               -               -               -          14,260
                                                                                                                       ------------
Issuance of 10% stock dividend,
    including cash payment for
    fractional shares ..............................        180,155       3,561,672      (3,567,326)              -          (5,654)
Exercise of employee stock options .................         28,752         124,724               -               -         124,724
                                                       ------------    ------------    ------------    ------------    ------------
Balance, December 31, 1999 .........................      2,002,699      14,254,918       1,110,371      (1,628,999)     13,736,290

Comprehensive income:
    Net income .....................................              -               -       1,679,252               -       1,679,252
    Change in unrealized holding gains
      and losses on available-for-sale
      securities, net of income tax effects ........              -               -               -       1,262,141       1,262,141
                                                                                                                       ------------
         Total comprehensive income ................              -               -               -               -       2,941,393
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares ..............................         95,248       1,904,961      (1,911,225)              -          (6,264)
Exercise of employee stock options .................         34,676         123,355               -               -         123,355
Repurchase and cancellation of
    common stock ...................................       (110,000)     (1,900,000)              -               -      (1,900,000)
                                                       ------------    ------------    ------------    ------------    ------------
Balance, December 31, 2000 .........................      2,022,623    $ 14,383,234    $    878,398    $   (366,858)   $ 14,894,774
                                                       ============    ============    ============    ============    ============


* Adjusted for a two-for-one stock split effective July 31, 1998.



















See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
Community First Bancorporation

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                     2000                1999                 1998
                                                                                     ----                ----                 ----
Operating activities
     Net income ........................................................       $  1,679,252        $  1,626,298        $  1,664,278
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ..................................            305,033             300,009             213,486
            Depreciation ...............................................            227,063             170,623             149,463
            Deferred income taxes ......................................             (2,208)             21,651               1,957
            Amortization of net loan fees and costs ....................             63,669              64,876              55,014
            Securities accretion and premium amortization ..............             (6,900)            (16,944)            (98,401)
            Loss (gain) on sale of other real estate ...................              7,351              (9,684)                  -
            Loss on disposal of premises and equipment .................              6,247               8,342                 439
            Increase in interest receivable ............................           (184,033)           (363,195)            (36,486)
            Increase in interest payable ...............................            579,629             214,238             193,548
            (Increase) decrease in prepaid expenses ....................            (69,028)             24,230             (27,364)
            (Decrease) increase in other accrued expenses ..............            (19,526)            (12,958)              6,250
                                                                               ------------        ------------        ------------
                Net cash provided by operating activities ..............          2,586,549           2,027,486           2,122,184
                                                                               ------------        ------------        ------------

Investing activities
     Purchases of available-for-sale securities ........................         (4,972,022)        (26,347,189)        (60,961,204)
     Maturities of available-for-sale securities .......................          3,264,229           7,955,341          48,285,332
     Purchases of other investments ....................................             (3,700)            (36,600)            (10,400)
     Net increase in loans made to customers ...........................        (21,771,906)         (8,783,558)         (2,259,098)
     Acquisitions of other real estate .................................           (103,688)                  -                   -
     Proceeds from sale of other real estate ...........................             38,307               9,684                   -
     Purchases of real estate held for sale ............................             (5,003)           (975,000)                  -
     Purchases of premises and equipment ...............................           (355,756)           (596,389)         (1,345,566)
                                                                               ------------        ------------        ------------
                Net cash used by investing activities ..................        (23,909,539)        (28,773,711)        (16,290,936)
                                                                               ------------        ------------        ------------

Financing activities
     Net increase in demand deposits, interest
         bearing transaction accounts and savings accounts .............          9,546,217           3,197,622           6,111,490
     Net increase in certificates of deposit and other
         time deposits .................................................         16,217,994          22,924,452          14,094,110
     Repurchase and cancellation of common stock .......................         (1,900,000)                  -                   -
     Payment of cash in lieu of fractional shares
         for stock dividend ............................................             (6,264)             (5,654)                  -
     Exercise of employee stock options, net
         of issuance costs of $15,953 in 1999 ..........................            123,355             124,724              89,385
                                                                               ------------        ------------        ------------
                Net cash provided by financing activities ..............         23,981,302          26,241,144          20,294,985
                                                                               ------------        ------------        ------------
Increase (decrease) in cash and cash equivalents .......................          2,658,312            (505,081)          6,126,233
Cash and cash equivalents, beginning ...................................         16,964,811          17,469,892          11,343,659
                                                                               ------------        ------------        ------------
Cash and cash equivalents, ending ......................................       $ 19,623,123        $ 16,964,811        $ 17,469,892
                                                                               ============        ============        ============






See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Community First Bancorporation


NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization. Community First Bancorporation (the "Company"), a bank holding company, and its wholly-owned subsidiary, Community First Bank, are engaged in providing domestic commercial banking services from their headquarters office in Walhalla, and other offices in Seneca, Anderson and Williamston, South Carolina. The Company is a South Carolina corporation and its banking subsidiary is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The holding company was incorporated on May 23, 1997 and Community First Bank was organized on December 1, 1988, and received its charter and commenced operations on March 12, 1990.

The subsidiary, Community First Bank, is a community-oriented institution offering a full range of traditional banking services, with the exception of trust services. Substantially all of its loans are made to individuals and businesses within its markets in Oconee and Anderson counties of South Carolina. Also, substantially all of its deposits are acquired within its local market areas and no brokered deposits are accepted.

Principles of Consolidation and Basis of Presentation. The consolidated financial statements include the accounts of the parent company and its banking subsidiary after elimination of all significant intercompany balances and transactions. The accounting and reporting policies of the Company and its subsidiary are in conformity with generally accepted accounting principles and general practices within the banking industry. In certain instances, amounts reported in prior years' consolidated financial statements have been reclassified to conform with the current presentation. Such reclassifications had no effect on previously reported shareholders' equity or net income.

Accounting Estimates. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management has identified specific loans as well as adopting a policy of providing amounts for loan valuation purposes which are not identified with any specific loan but are derived from actual loss experience ratios, loan types, loan volume, economic conditions and industry standards. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the banking subsidiary's allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

Securities. Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held-to-maturity, trading or available-for-sale. Debt securities which the Company has the positive intent and ability to hold to ultimate maturity are classified as held-to-maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from net income and recorded as other comprehensive income, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, is included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific security on a trade date basis.

Other Investments. Other investments consist of restricted securities which are carried at cost. Management periodically evaluates these securities for impairment, with any appropriate downward valuation adjustments being made when necessary. Other investments at December 31, 2000 and 1999 consisted of Federal Home Loan Bank of Atlanta (the "FHLB") stock with the carrying amount approximating estimated fair value.

Loans and Interest Income. Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments.

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

Allowance for Loan Losses. An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is probable, the estimated amount of the loss is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating uncertain future events and their effects based on judgments applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses necessitated as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the change occurs.

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

Other Real Estate. Properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure were carried in other assets at values of $256,225 and $142,061 as of December 31, 2000 and 1999, respectively. Such properties are initially recorded at the lower of cost or the estimated fair market value, less estimated selling costs. Loan losses arising from the acquisition of such property are charged to the allowance for loan losses. An allowance for losses on foreclosed properties is maintained for subsequent downward valuation adjustments.

Real estate held for sale is carried in the consolidated balance sheet at the lower of cost or estimated net realizable value. Such property consists of four commercial lots that were subdivided and developed from land acquired to construct the banking subsidiary's Anderson office. Management periodically evaluates real estate held for sale for impairment, with any appropriate downward valuation adjustments being made when necessary.

Advertising. The Company expenses advertising and promotion costs as they are incurred.

Retirement Plan. The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note
J. The Company does not sponsor any postretirement or postemployment benefits.

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

Stock-Based Compensation. The Company applies only the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", but applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", for recording compensation cost for stock options granted. Accordingly, compensation expense is measured as the excess, if any, of the estimated fair value of the Company's common stock at the date of grant over the amount the grantee must pay to acquire the shares under option. Refer to Note G for further information.

Earnings Per Share. Basic net income per share is calculated by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Net income per share, assuming dilution, is calculated by dividing net income by the total of the weighted average number of shares outstanding during the period and the weighted average number of any dilutive potential common shares and stock options that would have been outstanding if the dilutive potential shares and stock options had been issued. In computing the number of dilutive potential common shares, it is assumed that all dilutive stock options are exercised at the beginning of each year and that the proceeds are used to purchase shares of the Company's common stock at the average market price during the year. See Note G.

Comprehensive Income. Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. The Company classifies and reports items of other comprehensive income according to their nature, reports total comprehensive income or loss in the consolidated statement of changes in shareholders' equity and displays the accumulated balance of other comprehensive income or loss separately in the shareholders' equity section of the consolidated balance sheet. See Note G.


The components of other comprehensive income or loss and related tax effects are as follows:

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                               2000                  1999                  1998
                                                                               ----                  ----                  ----
Change in unrealized holding gains and
     losses on available-for-sale securities ...................           $ 1,969,019           $(2,514,880)           $      (661)
Income tax expense (benefit) on other
     comprehensive income (loss) ...............................               706,878              (902,842)                  (237)
                                                                           -----------           -----------            -----------
         Net-of-tax amount .....................................           $ 1,262,141           $(1,612,038)           $      (424)
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

During 2000, 1999 and 1998, interest paid on deposits and other borrowings amounted to $6,434,395, $5,543,362 and $4,348,010, respectively. Income tax payments of $995,600, $865,800 and $958,200 were made during 2000, 1999 and
1998, respectively. In 2000 and 1999, noncash transfers of $56,135 and $142,061 were made from loans to other real estate. Noncash transfers from retained earnings to common stock in the amounts of $1,904,961 and $3,561,672 were made as the result of stock dividends declared in 2000 and 1999, respectively. During 2000, 1999 and 1998, noncash valuation adjustments totaling $1,969,019, $2,514,880, and $661 were made which increased, decreased and decreased, respectively, the carrying amount of available-for-sale securities. In 2000, accumulated other comprehensive income increased $1,262,141 and deferred tax assets decreased $706,878; in 1999, accumulated other comprehensive income decreased $1,612,038 and deferred tax assets increased $904,842; and, in 1998, accumulated other comprehensive income decreased $424 and deferred tax assets increased $237.

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

For cash and due from banks, interest bearing deposits due from banks, federal funds sold and accrued interest receivable and payable, the carrying amount approximates fair value because these instruments generally mature in 90 days or less and do not present unanticipated credit concerns.


NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amount of the cash reserve balances at December 31, 2000 and 1999, were approximately $856,000 and $638,000, respectively.


NOTE C- SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

Note D - Securities

                                                                            December 31,
                                                                            ------------
                                                       2000                                                1999
                                                       ----                                                ----
                                               Gross        Gross                                   Gross        Gross
                                            Unrealized   Unrealized     Estimated                 Unrealized  Unrealized   Estimated
                               Amortized      Holding      Holding         Fair      Amortized     Holding      Holding       Fair
                                 Cost          Gains       Losses         Value         Cost        Gains       Losses       Value
                                 ----          -----       ------         -----         ----        -----       ------       -----
Available-for-sale
   U.S. Treasury .........   $ 1,998,249   $         -   $     6,374   $ 1,991,875   $ 1,991,048   $   -   $    22,298   $ 1,968,750
   U.S. Government
       agencies ..........    47,962,521       140,585       593,267    47,509,839    47,975,198       -     2,299,562    45,675,636
   Mortgage-backed
       securities ........     8,275,873         2,462       122,020     8,156,315     6,555,924       -       215,073     6,340,851
   State, county and
       municipal .........       197,438         6,293             -       203,731       197,218       -         4,407       192,811
                             -----------   -----------   -----------   -----------   -----------   -----   -----------   -----------
         Total ...........   $58,434,081   $   149,340   $   721,661   $57,861,760   $56,719,388   $   -   $ 2,541,340   $54,178,048
                             ===========   ===========   ===========   ===========   ===========   =====   ===========   ===========


The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                            December 31,
                                                                                            ------------
                                                                            2000                                   1999
                                                                            ----                                   ----
                                                                  Amortized         Estimated          Amortized         Estimated
                                                                    Cost            Fair Value           Cost            Fair Value
                                                                    ----            ----------           ----            ----------
Available-for-sale
     Due within one year ...............................        $ 6,016,574        $ 6,050,863        $         -        $         -
     Due after one through five years ..................         24,955,440         24,883,703         22,009,558         21,444,378
     Due after five through ten years ..................         17,988,756         17,605,249         26,956,688         25,311,883
     Due after ten years ...............................          1,197,438          1,165,630          1,197,218          1,080,936
                                                                -----------        -----------        -----------        -----------
                                                                 50,158,208         49,705,445         50,163,464         47,837,197
     Mortgage-backed securities ........................          8,275,873          8,156,315          6,555,924          6,340,851
                                                                -----------        -----------        -----------        -----------
         Total .........................................        $58,434,081        $57,861,760        $56,719,388        $54,178,048
                                                                ===========        ===========        ===========        ===========

The fair value of U.S. Treasury and U.S. Government agencies debt securities is estimated based on published closing quotations. The fair value of state, county and municipal securities is generally not available from published quotations; consequently, their fair values estimates are based on matrix pricing or quoted market prices of similar instruments adjusted for credit quality differences between the quoted instruments and the securities being valued. Fair value for mortgage-backed securities is estimated primarily using dealers' quotes.

There were no sales or transfers to other categories of available-for-sale securities in 2000, 1999 and 1998.

At December 31, 2000, securities with an amortized cost of $46,405,237 and an estimated fair value of $45,859,900 were pledged as collateral to secure public deposits. The amortized cost and estimated fair value of such pledged securities were $39,186,397 and $37,129,288, respectively, at the end of 1999.

NOTE D - LOANS

Loans consisted of the following:

Loan Composition

                                                                                          December 31,
                                                                                          ------------
                                                                          2000                                   1999
                                                                          ----                                   ----
                                                              Carrying          Estimated             Carrying          Estimated
                                                                Amount           Fair Value             Amount          Fair Value
                                                                ------           ----------             ------          ----------

Commercial, financial and industrial .................       $ 19,650,877        $ 19,310,780       $ 13,962,418        $ 13,735,734
Real estate- construction ............................            200,000             197,122             27,808              27,475
Real estate - mortgage ...............................         57,701,320          56,802,251         44,954,510          44,356,723
Consumer installment .................................         20,009,865          19,687,112         17,213,207          16,990,119
                                                             ------------        ------------       ------------        ------------
     Total ...........................................         97,562,062          95,997,265         76,157,943          75,110,051
Allowance for loan losses ............................         (1,000,000)                  -           (942,950)                  -
                                                             ------------        ------------       ------------        ------------
     Loans - net .....................................       $ 96,562,062        $ 95,997,265       $ 75,214,993        $ 75,110,051
                                                             ============        ============       ============        ============

Net deferred loan costs of $35,839 and $53,365 have been allocated to the various loan categories as of December 31, 2000 and 1999, respectively.


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

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                         2000                1999
                                                                                                         ----                ----
Investment in impaired loans
     Nonaccrual ........................................................................              $341,023              $208,792
     Accruing 90 days and over past due ................................................                 8,900                19,890
                                                                                                      --------              --------
         Total .........................................................................              $349,923              $228,682
                                                                                                      ========              ========

Average total investment in impaired loans during the year .............................              $249,000              $254,000
Allowance for loan losses on impaired loans ............................................               140,815                38,224

The average total investment in impaired loans during 1998 was $184,800. There were no outstanding commitments at December 31, 2000 to lend additional funds to debtors owing amounts on impaired loans.

As of December 31, 2000 and 1999, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.


Transactions in the allowance for loan losses are summarized below:

                                                                                       Years Ended December 31,
                                                                                       ------------------------
                                                                          2000                      1999                   1998
                                                                          ----                      ----                   ----

Balance at January 1 ....................................             $   942,950              $   954,788              $   890,125
Provision charged to expense ............................                 305,033                  300,009                  213,486
Recoveries ..............................................                  10,304                   21,465                   20,915
Charge-offs .............................................                (258,287)                (333,312)                (169,738)
                                                                      -----------              -----------              -----------
Balance at December 31 ..................................             $ 1,000,000              $   942,950              $   954,788
                                                                      ===========              ===========              ===========


Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $6,620,237 and $4,268,490 at December 31, 2000 and 1999, respectively. During 2000, $5,782,321 of new loans were made and repayments totaled $3,430,574.


NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                             December 31,
                                                             ------------
                                                         2000             1999
                                                         ----             ----

Land .............................................     $1,022,387     $  695,670
Buildings and land improvements ..................      2,051,151      1,946,097
Furniture and equipment ..........................      1,308,800      1,101,865
Construction in progress .........................              -        315,078
                                                       ----------     ----------
              Total ..............................      4,382,338      4,058,710
Accumulated depreciation .........................        971,312        770,130
                                                       ----------     ----------
              Premises and equipment - net .......     $3,411,026     $3,288,580
                                                       ==========     ==========


Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $227,063, $170,623 and $149,463, respectively.

NOTE F - DEPOSITS

A summary of deposits follows:

                                                                                          December 31,
                                                                                          ------------
                                                                          2000                                   1999
                                                                          ----                                   ----
                                                               Carrying           Estimated           Carrying             Estimated
                                                                Amount           Fair Value            Amount             Fair Value
                                                                ------           ----------            ------             ----------

Noninterest bearing demand .........................        $ 21,223,750        $ 21,223,750        $ 16,908,526        $ 16,908,526
Interest bearing transaction accounts ..............          22,025,094          22,025,094          17,894,447          17,894,447
Savings ............................................          18,404,432          18,404,432          17,304,086          17,304,086
Time deposits $100,000 and over ....................          43,262,035          43,267,134          40,934,288          40,936,034
Other time deposits ................................          59,467,146          59,499,828          45,576,899          45,567,529
                                                            ------------        ------------        ------------        ------------
     Total deposits ................................        $164,382,457        $164,420,238        $138,618,246        $138,610,622
                                                            ============        ============        ============        ============


As of December 31, 2000 and 1999, local governmental deposits comprised approximately 22% and 27% of total deposits, respectively.

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 2000 and 1999. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rate currently offered as of December, 31, 2000 and 1999, for deposits of similar remaining maturities.

At December 31, 2000, the scheduled maturities of time deposits are as follows:

               Year                                           Amount
               ----                                           ------

               2001                                      $ 94,601,638
               2002                                         8,065,223
               2003                                            50,660
               2004                                             5,276
               2005 and thereafter                              6,384


NOTE G - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances. South Carolina regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the total amount of the subsidiary's current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 2000, the banking subsidiary's undivided profits totaled $5,380,116. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Stock Split and Stock Dividends. The Company's Board of Directors declared a two-for-one stock split effective on July 31, 1998. At that time, the Company's number of authorized shares of its common stock was increased from 5,000,000 to 10,000,000 shares. Effective December 15, 2000 and 1999, the Company issued stock dividends of 5% and 10%, respectively. All per share information has been retroactively adjusted to give effect to the stock split and stock dividends.

Accumulated Other Comprehensive Income (Loss). As of December 31, 2000 and 1999, accumulated other comprehensive income or loss included as a reduction of shareholders' equity in the accompanying consolidated balance sheet consisted of accumulated changes in the unrealized holding gains and losses on available-for-sale securities, net of income tax effects, amounting to $366,858 and $1,628,999, respectively.

Earnings per Share. Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                       2000               1999              1998
                                                                                       ----               ----              ----
Net income per share, basic
   Numerator - net income .................................................         $1,679,252         $1,626,298         $1,664,278
                                                                                    ==========         ==========         ==========
   Denominator
     Weighted average common shares issued and outstanding ................          2,033,404          2,078,035          2,053,007
                                                                                    ==========         ==========         ==========
               Net income per share, basic ................................         $      .83         $      .78         $      .81
                                                                                    ==========         ==========         ==========
Net income per share, assuming dilution
   Numerator - net income .................................................         $1,679,252         $1,626,298         $1,664,278
                                                                                    ==========         ==========         ==========
   Denominator
     Weighted average common shares issued and outstanding ................          2,033,404          2,078,035          2,053,007
     Effect of dilutive stock options .....................................            122,154            159,046            133,284
                                                                                    ----------         ----------         ----------
               Total shares ...............................................          2,155,558          2,237,081          2,186,291
                                                                                    ==========         ==========         ==========
               Net income per share, assuming dilution ....................         $      .78         $      .73         $      .76
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2000 and 1999, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2000, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                         Minimum for             Minimum to be
                                                                  Actual              Capital Adequacy          Well Capitalized
                                                                  ------              ----------------          ----------------
                                                            Amount      Ratio        Amount        Ratio        Amount      Ratio
                                                            ------      -----        ------        -----        ------      -----
December 31, 2000                                                                  (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ........   $16,262      15.4%        $8,453         8.0%      $10,567       10.0%
          Tier 1 Capital to risk weighted assets .......   $15,262      14.4%        $4,227         4.0%       $6,340        6.0%
          Tier 1 Capital to average assets (leverage) ..   $15,262       8.9%        $5,170         3.0%       $8,616        5.0%
      Community First Bank
          Total Capital to risk weighted assets ........   $15,214      14.4%        $8,453         8.0%      $10,567       10.0%
          Tier 1 Capital to risk weighted assets .......   $14,214      13.5%        $4,227         4.0%       $6,340        6.0%
          Tier 1 Capital to average assets (leverage) ..   $14,214       8.3%        $5,170         3.0%       $8,616        5.0%

December 31, 1999
      The Company
          Total Capital to risk weighted assets ........   $16,308      19.4%        $6,716         8.0%       $8,394       10.0%
          Tier 1 Capital to risk weighted assets .......   $15,365      18.3%        $3,358         4.0%       $5,037        6.0%
          Tier 1 Capital to average assets (leverage) ..   $15,365      10.0%        $4,625         3.0%       $7,709        5.0%
      Community First Bank
          Total Capital to risk weighted assets ........   $15,900      18.9%        $6,716         8.0%       $8,394       10.0%
          Tier 1 Capital to risk weighted assets .......   $14,957      17.8%        $3,358         4.0%       $5,037        6.0%
          Tier 1 Capital to average assets (leverage) ..   $14,957       9.7%        $4,625         3.0%       $7,709        5.0%

Stock Options. In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 462,000 shares (adjusted for subsequent stock dividends and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options may be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 322,899 shares (adjusted for stock dividends and splits) of authorized common stock for issuance upon the exercise of such options. For all stock options ever granted under the two plans through the end of 2000, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, or if there is a change in control of the Company, in accordance with the provisions of the two plans. Options awarded during 2000, 1999 and 1998 provided for 20% vesting immediately upon award, with 20% vesting on the anniversary date of the award for each of the four subsequent years, and ten year expiration dates.

The Company adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Since the exercise price of each option equals the market price of the Company's stock on the date of grant, no compensation cost has been recognized for the plan for any period. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below.

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                              2000                   1999                  1998
                                                                              ----                   ----                  ----
Net income
      As reported ..........................................           $   1,679,252           $   1,626,298           $   1,664,278
      Pro forma ............................................               1,480,137               1,479,156               1,576,137
Net income per share
      As reported ..........................................           $        0.83           $        0.78           $        0.81
      Pro forma ............................................                    0.73                    0.71                    0.77
Net income per share, assuming dilution
      As reported ..........................................           $        0.78           $        0.73           $        0.76
      Pro forma ............................................                    0.69                    0.66                    0.72

The fair values of options granted during 2000, 1999 and 1998 were $9.73, $10.94 and $5.39 per share. Such fair value was estimated as of the date of the grant using the minimum value option pricing method. The following assumptions were used for grants in 2000, 1999 and 1998: dividend yield of 0%, expected life of 10 years, and risk-free interest rates of 5.85%, 5.23% and 5.51%, respectively.

Transactions under the plans for the years ended December 31, 2000, 1999 and 1998 are summarized as follows:

                                                                       Weighted
                                                                        Average
                                                      Number of        Exercise
                                                        Shares           Price
                                                        ------           -----
Options outstanding January 1, 1998 ...............    165,652        $    4.84
     Granted ......................................     78,600             9.19
     Exercised ....................................    (21,512)            4.16
     Canceled .....................................     (2,742)            7.30
                                                       -------
Options outstanding December 31, 1998 .............    219,998             6.43
     Granted ......................................     37,500            20.00
     Exercised ....................................    (28,752)            4.89
     Canceled .....................................     (6,240)            8.60
     Stock dividend ...............................     24,048                -
                                                       -------
Options outstanding December 31, 1999 .............    246,554             7.99
     Granted ......................................     42,150            17.85
     Exercised ....................................    (34,676)            3.63
     Canceled .....................................     (6,224)           16.90
     Stock dividend ...............................     13,228                -
                                                       -------
Options outstanding December 31, 2000 .............    261,032             9.57
                                                       =======

Options exercisable at year end
     2000                                              167,523        $    7.34
     1999                                              158,025             5.88
     1998                                              155,980             4.74

                                                                            Outstanding Options              Exercisable Options
                                                                            -------------------              -------------------
                                                                         Number           Exercise         Number          Exercise
                                                                        of Shares          Price         of Shares          Price
                                                                        ---------          -----         ---------          -----
Options at December 31, 2000 expire
    January 22, 2001 .......................................             2,914          $    3.36          2,914          $    3.36
    March 1, 2001 ..........................................             8,074               3.36          8,074               3.36
    April 27, 2002 .........................................             9,137               4.03          9,137               4.03
    October 1, 2002 ........................................             9,689               4.18          9,689               4.18
    January 25, 2003 .......................................             5,170               4.34          5,170               4.34
    January 18, 2004 .......................................            27,679               4.39         27,679               4.39
    June 1, 2004 ...........................................             1,469               4.59          1,469               4.59
    December 21, 2005 ......................................            10,533               5.38         10,533               5.38
    July 25, 2006 ..........................................            13,283               5.65         13,283               5.65
    January 16, 2007 .......................................            11,475               6.02          9,083               6.02
    February 19, 2008 ......................................            25,642               7.90         15,206               7.90
    June 1, 2008 ...........................................             4,158               8.01          1,386               8.01
    June 18, 2008 ..........................................            50,820               8.01         30,492               8.01
    January 21, 2009 .......................................             5,545              17.32          2,081              17.32
    February 26, 2009 ......................................            31,185              17.32         12,474              17.32
    April 18, 2010 .........................................            16,119              16.96          3,225              16.96
    August 17, 2010 ........................................             1,470              16.45            294              16.45
    August 25, 2010 ........................................             3,150              16.45            630              16.45
    October 16, 2010 .......................................            23,520              17.14          4,704              17.14

Included in the 261,032 outstanding options as of December 31, 2000, were options to purchase 93,509 shares at an average price of $13.56 per share that had not become exercisable. The number of shares, average exercise price and years in which these options become exercisable are as follows: 35,408 shares at $12.05 in 2001, 33,008 shares at $12.49 in 2002, 16,242 shares at $17.15 in 2003 and 8,851 shares at $17.00 in 2004. Of the 784,899 authorized shares of the Company's common stock originally reserved for issuance upon the exercise of options under the two plans, 323,615 had not been awarded as of December 31, 2000.

NOTE H - OTHER EXPENSES

Other expenses are summarized below:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                    2000                 1999                 1998
                                                                                    ----                 ----                 ----
Salaries and employee benefits ......................................           $1,559,219           $1,378,965           $1,138,752
Net occupancy expense ...............................................              186,203              129,225              115,789
Furniture and equipment expense .....................................              255,787              218,800              194,429
Other expense
     Stationery, printing and postage ...............................              186,292              164,970              153,901
     Telephone ......................................................               51,515               44,321               22,828
     Advertising and promotion ......................................               68,628               63,759               41,134
     Professional services ..........................................               75,947               43,578               54,456
     Insurance ......................................................               10,260               14,021               19,052
     FDIC insurance assessment ......................................               28,850               13,977               11,565
     Directors' fees ................................................               64,700               57,500               34,200
     Other real estate costs and expenses, net ......................               17,513                4,998                  864
     Data processing expenses .......................................               68,569               77,807               92,841
     Other ..........................................................              388,389              329,733              275,448
                                                                                ----------           ----------           ----------
         Total ......................................................           $2,961,872           $2,541,654           $2,155,259
                                                                                ==========           ==========           ==========

NOTE I - INCOME TAXES

Income tax expense consisted of:
                                                    Years Ended December 31,
                                                    ------------------------
                                                 2000         1999        1998
                                                 ----         ----        ----
Current
     Federal ..............................   $ 864,872    $ 815,151   $ 849,500
     State ................................      76,025       72,239      76,670
                                              ---------    ---------   ---------
               Total current ..............     940,897      887,390     926,170
                                              ---------    ---------   ---------
Deferred
     Federal ..............................      (2,030)      19,914       1,800
     State ................................        (178)       1,737         157
                                              ---------    ---------   ---------
               Total deferred .............      (2,208)      21,651       1,957
                                              ---------    ---------   ---------
               Total income tax expense ...   $ 938,689    $ 909,041   $ 928,127
                                              =========    =========   =========

The principal components of the deferred portion of income tax expense or (credit) were:

                                                  Years Ended December 31,
                                                  ------------------------
                                               2000          1999         1998
                                               ----          ----         ----
Provision for loan losses .............     $  1,280      $  4,250     $(23,213)
Accelerated depreciation ..............        2,805         2,040       17,365
Deferred net loan costs and fees ......       (6,293)        6,386        7,805
Other real estate .....................            -         8,975            -
                                            --------      --------     --------
               Total ..................     $ (2,208)     $ 21,651     $  1,957
                                            ========      ========     ========

Income before income taxes presented in the consolidated statement of income for the years ended December 31, 2000, 1999 and 1998, included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:
                                                   Years Ended December 31,
                                                   ------------------------
                                               2000         1999          1998
                                               ----         ----          ----
Tax expense at statutory rate ...........   $ 890,100    $ 862,015    $ 881,418
State income tax, net of federal
     income tax benefit .................      50,059       48,824       50,706
Tax-exempt interest income ..............      (5,111)      (4,904)      (6,538)
Non-deductible interest expense to
     carry tax-exempt instruments .......         608          487          491
Other, net ..............................       3,033        2,619        2,050
                                            ---------    ---------    ---------
               Total ....................   $ 938,689    $ 909,041    $ 928,127
                                            =========    =========    =========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                              December 31,
                                                              ------------
                                                           2000           1999
                                                           ----           ----
Deferred tax assets
     Allowance for loan losses ...................     $  275,419     $  276,699
     Unrealized holding gains and losses on
       available-for-sale securities .............        205,463        912,341
                                                       ----------     ----------
               Gross deferred tax assets .........        480,882      1,189,040
     Valuation allowance .........................              -              -
                                                       ----------     ----------
               Total .............................        480,882      1,189,040
                                                       ----------     ----------

Deferred tax liabilities
     Accelerated depreciation ....................         95,098         92,294
     Deferred net loan costs .....................         12,866         19,158
                                                       ----------     ----------
               Gross deferred tax liabilities ....        107,964        111,452
                                                       ----------     ----------
Net deferred income tax assets ...................     $  372,918     $1,077,588
                                                       ==========     ==========

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2000, 1999 and 1998, $706,878 was charged, $902,842 was credited, and $237 was credited to other comprehensive income or loss, respectively. In 2000, $2,208 was credited to income tax expense; in 1999, $21,651 was charged to income tax expense; and, in 1998, $1,957 was charged to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2000 and 1999 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.

NOTE J - RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 2000, 1999 and 1998 totaled $28,585, $26,952 and $30,044, respectively.

NOTE K - COMMITMENTS AND CONTINGENCIES

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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                            December 31,
                                                            ------------
                                                     2000                 1999
                                                     ----                 ----

Loan commitments .......................         $11,157,499         $ 9,547,608
Standby letters of credit ..............           1,336,100             538,759

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

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. Therefore, as of December 31, 2000 and 1999, the estimated fair values of these off-balance-sheet financial instruments are nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments.

Borrowing Commitments. At December 31, 2000, the banking subsidiary had unused short-term lines of credit to purchase up to $4,000,000 of federal funds from an unrelated correspondent bank. The line is available on a one-day basis for the general corporate purposes of the Bank. Advances under the line are further restricted in availability to 14 days in any 30 day period, except in the sole discretion of the other institution. The Bank also has unused lines of credit available from the FHLB. Under the terms of the FHLB agreements, the Bank may borrow approximately $26,586,000 for its general corporate purposes. Borrowings under the lines may bear interest at either a variable or fixed rate established by the FHLB. The lines, if utilized, would be secured by FHLB capital stock with a carrying value of $385,700, and blanket liens on qualifying 1-4 family residential first lien mortgage loans held by the Bank sufficient to secure the advances. The carrying value of such loans at December 31, 2000 was approximately $34,934,000.

Litigation. The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2000. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

Williamston Office. In August of 2000, a temporary office facility was placed on the land acquired for the banking subsidiary's Williamston office and opened for commercial operations. As of December 31, 2000, management has not completed plans nor entered into any contracts for construction of a permanent office.

NOTE L - FAIR VALUE OF FINANCIAL INSTRUMENTS

Following is summary information on the estimated fair value of financial instruments, cross referenced to the location in the consolidated financial statements and notes where more detailed information can be obtained:

                                                                                            December 31,
                                                                                            ------------
                                                                            2000                                   1999
                                                                            ----                                   ----
                                                                 Carrying           Estimated           Carrying          Estimated
                                                                  Amount            Fair Value           Amount          Fair Value
                                                                 of Assets          of Assets          of Assets          of Assets
                                                               (Liabilities)      (Liabilities)      (Liabilities)     (Liabilities)
                                                               -------------      -------------      -------------     -------------
Cash and due from banks (Note A) .......................     $   4,027,045      $   4,027,045      $   4,554,189      $   4,554,189
Interest bearing deposits due from banks (Note A) ......            16,078             16,078                622                622
Federal funds sold (Note A) ............................        15,580,000         15,580,000         12,410,000         12,410,000
Securities (Note C) ....................................        57,861,760         57,861,760         54,178,048         54,178,048
Other investments (Note A) .............................           385,700            385,700            382,000            382,000
Loans (Note D) .........................................        96,562,062         95,997,265         75,214,993         75,110,051
Accrued interest receivable (Note A) ...................         1,376,429          1,376,429          1,192,396          1,192,396
Deposits (Note F) ......................................      (164,382,457)      (164,420,238)      (138,618,246)      (138,610,622)
Accrued interest payable (Note A) ......................        (1,759,520)        (1,759,520)        (1,179,891)        (1,179,891)
Loan commitments (Note K) ..............................                 -        (11,157,499)                 -         (9,547,608)
Standby letters of credit (Note K) .....................                 -         (1,336,100)                 -           (538,759)

NOTE M - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                     2000                   1999
                                                                                                     ----                   ----
Condensed Balance Sheet
     Assets
         Cash ......................................................................             $ 1,049,609             $   405,642
         Investment in banking subsidiary ..........................................              13,846,701              13,327,985
         Other assets ..............................................................                       -                   5,130
                                                                                                 -----------             -----------
            Total assets ...........................................................             $14,896,310             $13,738,757
                                                                                                 ===========             ===========
     Liabilities
         Other liabilities .........................................................             $     1,536             $     2,467
     Shareholders' equity ..........................................................              14,894,774              13,736,290
                                                                                                 -----------             -----------
            Total liabilities and shareholders' equity .............................             $14,896,310             $13,738,757
                                                                                                 ===========             ===========

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                  2000                 1999                 1998
                                                                                  ----                 ----                 ----
Condensed Statement of Income
     Income
         Dividends received from banking subsidiary .................         $ 2,420,000          $         -          $         -
         Interest income ............................................              32,933               11,760                  793
         Other income ...............................................               1,483                    -                    -
                                                                              -----------          -----------          -----------
            Total income ............................................           2,454,416               11,760                  793
                                                                              -----------          -----------          -----------
     Expenses
         Other expenses .............................................              30,360               26,848               56,815
                                                                              -----------          -----------          -----------
            Total expenses ..........................................              30,360               26,848               56,815
                                                                              -----------          -----------          -----------
     Income (loss) before income taxes and equity in
         undistributed earnings of banking subsidiary ...............           2,424,056              (15,088)             (56,022)
     Income tax expense (credit) ....................................               1,379               (5,130)             (19,047)
     Equity in undistributed earnings
         of banking subsidiary ......................................            (743,425)           1,636,256            1,701,253
                                                                              -----------          -----------          -----------
     Net income .....................................................         $ 1,679,252          $ 1,626,298          $ 1,664,278
                                                                              ===========          ===========          ===========

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                      2000               1999               1998
                                                                                      ----               ----               ----
Condensed Statement of Cash Flows
     Operating activities
         Net income ..........................................................      $ 1,679,252       $ 1,626,298       $ 1,664,278
            Adjustments to reconcile net income to net
                cash provided by operating activities
                    Equity in undistributed earnings
                      of banking subsidiary ..................................          743,425        (1,636,256)       (1,701,253)
                    Decrease (increase) in other assets ......................            5,130            13,917           (16,677)
                    (Decrease) increase in other liabilities .................             (931)              149             1,026
                                                                                    -----------       -----------       -----------
                      Net cash provided (used) by
                         operating activities ................................        2,426,876             4,108           (52,626)
                                                                                    -----------       -----------       -----------
     Financing activities
         Repurchase and cancellation of common stock .........................       (1,900,000)                -                 -
         Exercise of employee stock options, net of issuance
            costs of $15,953 in 1999 .........................................          123,355           124,724            89,385
         Payment of cash in lieu of fractional
            shares for stock dividend ........................................           (6,264)           (5,654)                -
                                                                                    -----------       -----------       -----------
                      Net cash (used) provided by financing activities .......       (1,782,909)          119,070            89,385
                                                                                    -----------       -----------       -----------
     Increase in cash and cash equivalents ...................................          643,967           123,178            36,759
     Cash and cash equivalents, beginning ....................................          405,642           282,464           245,705
                                                                                    -----------       -----------       -----------
     Cash and cash equivalents, ending .......................................      $ 1,049,609       $   405,642       $   282,464
                                                                                    ===========       ===========       ===========

                                       49