Form 10KSB40, Exhibit 13
period 2001-12-31
COMMUNITY FIRST BANCORP
filed 2002-03-25
CIK 1047446

EXHIBIT 13
                               EXCERPTS FROM 2001
                         ANNUAL REPORT TO SHAREHOLDERS


Financial Summary*

                                                                                  Years Ended December 31,
                                                                                  ------------------------
                                                               2001            2000            1999           1998            1997
                                                               ----            ----            ----           ----            ----
                                                                       (Dollars in thousands, except per share data)
Financial Condition
     Securities ....................................        $ 71,339        $ 57,862        $ 54,178        $ 38,284        $ 25,510
     Allowance for loan losses .....................           1,200           1,000             943             955             890
     Net loans .....................................         118,544          96,562          75,215          66,938          64,948
     Premises and equipment - net ..................           3,232           3,411           3,289           2,871           1,675
     Total assets ..................................         211,898         181,066         153,583         127,127         104,968
     Noninterest bearing deposits ..................          25,449          21,224          16,909          14,798          16,501
     Interest bearing deposits .....................         168,070         143,158         121,709          97,698          75,790
     Total deposits ................................         193,519         164,382         138,618         112,496          92,291
     Total liabilities .............................         194,881         166,171         139,847         113,524          93,118
     Total shareholders' equity ....................          17,017          14,895          13,736          13,603          11,850

Results of Operations
     Interest income ...............................        $ 13,969        $ 12,034        $ 10,402        $  8,904        $  7,578
     Interest expense ..............................           8,212           7,014           5,687           4,518           3,664
                                                            --------        --------        --------        --------        --------
     Net interest income ...........................           5,757           5,020           4,715           4,386           3,914
     Provision for loan losses .....................             567             305             300             213             315
                                                            --------        --------        --------        --------        --------
     Net interest income after provision ...........           5,190           4,715           4,415           4,173           3,599
     Other income ..................................           1,021             865             662             574             522
     Other expenses ................................           3,239           2,962           2,542           2,155           1,909
                                                            --------        --------        --------        --------        --------
     Income before income taxes ....................           2,972           2,618           2,535           2,592           2,212
     Income tax expense ............................           1,067             939             909             928             807
                                                            --------        --------        --------        --------        --------
     Net income ....................................        $  1,905        $  1,679        $  1,626        $  1,664        $  1,405
                                                            ========        ========        ========        ========        ========

Per Share Data**
     Net income ....................................        $   0.90        $   0.79        $   0.75        $   0.77        $   0.66
     Net income, assuming dilution .................            0.85            0.74            0.69            0.72            0.64
     Period end book value .........................            8.04            7.01            6.22            6.25            5.51

* Community First Bancorporation became the bank holding company of Community First Bank effective October 16, 1997 as part of a corporate reorganization which was accounted for as if it were a pooling-of-interests. The consolidated financial statements and related information for the year ended December 31, 1997 are presented as if the reorganization had occurred on January 1, 1997.
** Per share amounts have been retroactively adjusted to reflect 5% stock dividends effective December 21, 2001 and December 15, 2000, a 10% stock dividend effective December 15, 1999, a two-for-one stock split effective July 31, 1998 and a 15% stock dividend effective December 30, 1997.

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

         During 2001, the Company repurchased and cancelled a total of 19,377 shares of its common stock from two of the Company's directors for a total of $358,786, or an average price of $18.52 (20,346 shares at $17.63, if adjusted for the 5% stock dividend effective December 31, 2001). On April 20, 2000, the Company repurchased and cancelled 110,000 shares of its common stock for a price of $17.27 per share, totaling $1,900,000 (121,275 shares at $15.66 per share, if adjusted for the 5% stock dividends effective December 21, 2001 and December 15,
2000). The shares repurchased in 2000 comprised 5.5% of the Company's then outstanding common stock and were acquired from one shareholder who had expressed to management a desire to sell his shares. The foregoing repurchases and cancellations of shares, including the per share prices paid, were negotiated between the shareholders and the Company's management and approved by the Board of Directors.

         During 2001, management was aware of a few other transactions in which the Company's common stock traded in a price range from $15.71 to $20.95 per share (per share prices have been adjusted to reflect a 5% stock dividend effective December 21, 2001). However, management has not ascertained that these transactions resulted from arm's length negotiations between the parties involved, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

         As of February 28, 2002, there were approximately 823 holders of record of the Company's common stock, excluding individual participants in security position listings.

         There have been no cash dividends declared or paid since the Company's inception. In order to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay cash dividends in 2002.

         The Board of Directors declared a 5% stock dividend effective December 21, 2001, a 5% stock dividend effective December 15, 2000, and a 10% stock dividend effective December 15, 1999.

         The Company's ability to declare and pay cash dividends is largely dependent upon the successful operation of the subsidiary bank and its ability to pay cash dividends to the Company. South Carolina banking regulations restrict the amount of cash dividends that can be paid by the banking subsidiary to the Company. Any of the Bank's cash dividends to the Company in excess of the current year's earnings are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company, or by the Company to its shareholders, would be prohibited if the effect thereof would cause the capital of the banking subsidiary or the Company to be reduced below minimum capital requirements.


Management's Discussion and Analysis

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect a 5% stock dividend effective December 21, 2001, a 5% stock dividend effective December 15, 2000, and a 10% stock dividend effective December 15, 1999.

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


Earnings Performance

2001 Compared with 2000

         For the year ended December 31, 2001, the Company recorded net income of $1,905,000, an increase of $226,000, or 13.5%, from net income of $1,679,000 for 2000. Net income per share for 2001 was $.90 compared with $.79 for 2000. Per share net income, assuming dilution for unexercised stock options, was $.85 for 2001 compared with $.74 for 2000. Return on average assets was .91% for 2001 compared with 1.02% for 2000. Return on average shareholders' equity decreased to 11.82% for 2001 from 12.70% for 2000.

         Net income increased in 2001 primarily as a result of higher net interest income. The $737,000 increase in net interest income was attributable to higher volumes of interest earning assets in 2001, particularly loans and federal funds sold. The funding supporting these increases is attributable in large measure to the Company's ability to attract deposits at favorable rates over the last three years through its expansion activities into Anderson County, South Carolina. See "Net Interest Income" for further discussion of the Company's interest income and expense.

         Partially offsetting the positive effects of increased net interest income in 2001 were increases in provisions for loan losses and other noninterest operating expenses. Increased loan loss provisions totaling $262,000 resulted from year-over-year loan growth of $22,182,000 or 22.7%, increased amounts of net loan charge-offs, and a higher amount of nonperforming loans. Noninterest operating expenses increased $277,000 in 2001 primarily to obtain, manage and process increased profitable volumes of business.

         Comprehensive income for 2001, 2000 and 1999 was $2,435,000, $2,941,000 and $14,000, respectively. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Other elements of comprehensive income for the Company are correlated directly to the effects that changing market rates of interest have on the fair values of the Company's holdings of available-for-sale securities. The resulting changes in unrealized holding gains and losses on such securities are reported as a separate component of shareholders' equity. Those changes in fair value, net of income tax effects, combined with net income comprise comprehensive income.

2000 Compared with 1999

         For the year ended December 31, 2000, the Company recorded net income of $1,679,000, an increase of $53,000, or 3.3%, from net income of $1,626,000 for 1999. Net income per share for 2000 was $.79 compared with $.75 for 1999. Per share net income, assuming dilution for unexercised stock options, was $.74 for 2000 compared with $.69 for 1999. Return on average assets was 1.02% for 2000 compared with 1.09% for 1999. Return on average shareholders' equity increased to 12.70% for 2000 from 11.86% for 1999.

         Net income increased slightly in 2000 primarily as a result of higher net interest income. The $305,000 increase in net interest income was attributable to higher volumes of interest earning assets in 2000, particularly loans and available-for-sale securities. These increases were made possible by funding obtained through the Company's increased ability to attract deposits at favorable rates due to its expansion activities into Anderson County, South Carolina.

         Partially offsetting the positive effects of increased net interest income were increases in other operating expenses largely related to the expansion activities. In 2000, the banking subsidiary completed its second full year of operations in its de novo City of Anderson office. On August 28, 2000, the Company opened for business a fourth office, de novo, in the Town of Williamston. Expenses incurred to staff and operate these offices and other expenses incurred for increased volumes of business were primarily responsible for an increase of $420,000 in other expenses in 2000.


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

         FTE net interest income was  $5,791,000,  $5,028,000 and $4,717,000 for
2001, 2000 and 1999, respectively. FTE interest income for 2001 was $1,961,000, or 16.3%, more than in 2000. Similarly, interest expense for 2001 increased $1,199,000, or 17.1%, over the prior year amount. The $763,000 increase in FTE net interest income for 2001 resulted from higher volumes of interest earning assets. Growth in loans was especially strong as average loans for 2001 were $20,218,000, or 23.4%, more than the 2000 amount. The Company's federal funds sold position was much stronger in 2001, also, increasing on average to $31,515,000, an increase of $19,001,000, or 151.8%, over the 2000 average amount. In addition, investment securities increased significantly, averaging $4,618,000, or 8.0%, more in 2001 than in 2000. Funding sources for these assets were provided by increased deposit liabilities. Average interest bearing deposits increased by $37,818,000, or 28.9%, over the 2000 amount and average non-interest bearing deposits increased by $4,802,000, or 25.9%.

         As shown in the table "Volume and Rate Variance Analysis," falling interest rates did not significantly affect net interest income during 2001. Decreases in interest income attributable to the rate component in that table were almost completely offset by decreases in the rate component of interest expense. Because rates paid for funds decreased less than did rates earned on earning assets, the interest rate spread (earning assets yield minus interest bearing liabilities rate) decreased by 21 basis points to 2.09% for 2001. Furthermore, the net yield on earning assets (net interest income divided by average earning assets) decreased by 32 basis points to 2.88%.

         During 2001, market rates of interest decreased significantly in response to actions taken by the Federal Reserve Board to implement monetary policy. The Federal Reserve Board perceived that recessionary forces posed a greater risk than did other potential threats to the nation's economic stability. Interest rates were lowered dramatically to provide a stimulus to economic activity. Furthermore, in order to counterbalance the immediate and lingering effects on the economy of the terrorist actions of September 11, 2001, an additional stimulus in the form of further rate cuts was implemented. As a result of these external actions, the Company's investments in variable rate loans were repriced quickly to lower rates throughout the year. The rapid decline in market interest rates also made prepayment or refinancing of existing fixed rate mortgage and other loans attractive to borrowers. Because of competitive forces, the Company renegotiated downward the rates on some existing fixed rate loans rather than lose the customers to other lenders offering lower rate alternatives. In addition, many of the Company's longer-term securities investments were called by the issuers prior to maturity with the proceeds subsequently reinvested at the lower rates then available. In the later months of 2000, the Company had increased the rates of interest it offered on certain new deposit accounts, particularly on certificates of deposit in the new Anderson and Williamston markets. These actions were taken to meet competitors' offerings and to increase the Company's ability to acquire funds in these market areas. As interest rate declines began during the first few months of 2001, the Company was not able to reprice these fixed rate funding sources immediately. This repricing mismatch contributed to the lower net interest margin and net yield on earning assets.

         The $311,000 growth in FTE net interest income for 2000 resulted primarily from the positive effects of higher levels of interest earning assets. Growth in loans was especially strong as average loans for 2000 were
$14,318,000, or 19.9%, more than the 1999 amount. Also, investment securities increased significantly, averaging $8,189,000, or 16.4%, more in 2000 than in 1999. Funding sources for these assets were provided by increasing deposit liabilities and decreasing investments in overnight federal funds sold. Average interest bearing deposits increased by $12,700,000, or 10.8%, over the 1999 amount and average non-interest bearing deposits increased by $2,847,000, or 18.1%. Average federal funds sold decreased by $7,621,0000, or 37.8%, from the 1999 amount.

         Rising interest rates during 2000 had an adverse effect on the Company as rates paid for funding sources increased more than rates earned on earning assets. As a result, the interest rate spread (earning assets yield minus interest bearing liabilities rate) decreased by 19 basis points to 2.30% for 2000. Furthermore, the net yield on earning assets (net interest income divided by average earning assets) decreased by 11 basis points to 3.20%.

         During 2000, market rates of interest increased significantly in response to actions taken by the Federal Reserve Board to offset its perception of inflationary threats to the national economy. The Company responded to those actions by varying the rates it charged on variable rate loans as allowed by contract and by investing in somewhat longer-term, higher-yielding investment securities while maintaining a conservative level of liquidity. In addition, the Company increased the rates of interest it paid on certain new deposit accounts originated in 2000, particularly on certificates of deposit in the new Anderson and Williamston markets. These actions were taken to meet competitors' offerings and to increase the Company's ability to acquire funds in these market areas.

         The table, "Average Balances, Yields and Rates", provides a detailed analysis of the average amounts of the Company's assets and liabilities and the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2001, 2000 and 1999.

                       Average Balances, Yields and Rates

                                                                          Years ended December 31,
                                                                          ------------------------
                                                 2001                               2000                            1999
                                                 ----                               ----                            ----
                                     Average    Income/    Yields/   Average       Income/  Yields/    Average      Income/  Yields/
                                  Balances(1)   Expense     Rates    Balances(1)   Expense   Rates    Balances(1)   Expense   Rates
                                  -----------   -------     -----    -----------   -------   -----    -----------   -------   -----
                                                                           (Dollars in thousands)
Assets
Interest bearing deposits
 due from banks ................   $      20    $      1    5.00%  $       9    $       1    11.11%  $      17    $       1    5.88%
Taxable securities .............      62,458       3,620    5.80%     57,841        3,556     6.15%     49,767        3,045    6.12%
Tax exempt securities(2) .......         198          15    7.58%        197           15     7.61%         82            6    7.32%
Federal funds sold .............      31,515       1,297    4.12%     12,514          761     6.08%     20,135          995    4.94%
Other investments ..............         458          38    8.30%        385           30     7.79%        374           27    7.22%
Loans(2),(3) ...................     106,480       9,032    8.48%     86,262        7,679     8.90%     71,944        6,330    8.80%
                                   ---------    --------           ---------    ---------            ---------    ---------
        Total interest
           earning assets ......     201,129      14,003    6.96%    157,208       12,042     7.66%    142,319       10,404    7.31%
Cash and due from banks ........       3,588                           3,156                             3,348
Allowance for loan losses ......      (1,030)                           (991)                             (955)
Unrealized securities
  gains (losses) ...............         177                          (2,489)                           (1,075)
Premises and equipment .........       3,317                           3,339                             3,251
Other assets ...................       2,813                           3,737                             1,904
                                   ---------                       ---------                         ---------
        Total assets ...........   $ 209,994                       $ 163,960                         $ 148,792
                                   =========                       =========                         =========

Liabilities and
 shareholders' equity
Interest bearing deposits
     Interest bearing
        transaction accounts ...   $  26,099    $    628    2.41%  $  22,870    $     739     3.23%  $  17,711    $     541    3.05%
     Savings ...................      23,707         738    3.11%     21,006          806     3.84%     20,063          704    3.51%
     Time deposits $100M
       and over ................      50,156       2,661    5.31%     38,800        2,440     6.29%     37,977        2,015    5.31%
     Other time deposits .......      68,637       4,185    6.10%     48,105        3,029     6.30%     42,330        2,427    5.73%
                                   ---------    --------           ---------    ---------            ---------    ---------
        Total interest bearing
          deposits .............     168,599       8,212    4.87%    130,781        7,014     5.36%    118,081        5,687    4.82%
Short-term borrowings ..........           -           -    0.00%          -            -     0.00%          3            -    0.00%
                                   ---------    --------           ---------    ---------            ---------    ---------
        Total interest bearing
          liabilities ..........     168,599       8,212    4.87%    130,781        7,014     5.36%    118,084        5,687    4.82%
Noninterest bearing
 demand deposits ...............      23,352                          18,550                            15,703
Other liabilities ..............       1,932                           1,407                             1,297
Shareholders' equity ...........      16,111                          13,222                            13,708
                                   ---------                       ---------                         ---------
        Total liabilities
          and shareholders'
          equity ...............   $ 209,994                       $ 163,960                         $ 148,792
                                   =========                       =========                         =========
Interest rate spread(4) ........                            2.09%                             2.30%                            2.49%
Net interest income and
 net yield on earning
 assets(5) .....................                $  5,791    2.88%               $   5,028     3.20%               $   4,717    3.31%
Interest free funds
 supporting earning assets(6) ..   $  32,530                       $  26,427                         $  24,235

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

   Volume and Rate Variance Analysis

                                                               2001 Compared with 2000               2000 Compared with 1999
                                                               -----------------------               -----------------------
                                                           Volume(1)     Rate(1)       Total       Volume(1)    Rate(1)        Total
                                                           ---------     -------       -----       ---------    -------        -----
                                                                                     (Dollars in thousands)
Interest bearing deposits due from banks ..............     $     1     $    (1)     $     -      $     -      $     -      $     -
Taxable securities ....................................         275        (211)          64          496           15          511
Tax exempt securities (2) .............................           -           -            -            8            1            9
Federal funds sold ....................................         848        (312)         536         (431)         197         (234)
Other investments .....................................           6           2            8            1            2            3
Loans (2) .............................................       1,729        (376)       1,353        1,274           75        1,349
                                                            -------     -------      -------      -------      -------      -------
            Total interest income .....................       2,859        (898)       1,961        1,348          290        1,638
                                                            -------     -------      -------      -------      -------      -------
Interest bearing deposits
     Interest bearing transaction accounts ............          95        (206)        (111)         165           33          198
     Savings ..........................................          96        (164)         (68)          34           68          102
     Time deposits $100M and over .....................         641        (420)         221           45          380          425
     Other time deposits ..............................       1,255         (99)       1,156          350          252          602
                                                            -------     -------      -------      -------      -------      -------
            Total interest expense ....................       2,087        (889)       1,198          594          733        1,327
                                                            -------     -------      -------      -------      -------      -------
            Net interest income .......................     $   772     $    (9)     $   763      $   754      $  (443)     $   311
                                                            =======     =======      =======      =======      =======      =======

------------------------------------------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.
(2) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.

         Management currently expects that interest rates will move within a narrower range in 2002 than in 2001. Management has not presently identified any factors that might cause interest rates to increase or decrease sharply in a short period of time. However, changes in interest rates that can significantly affect the Company, either positively or negatively, are possible as seen in 2001. Any significant changes in net interest income for 2002 are expected to be largely the result of changes in the volumes of interest earning assets and liabilities. Management expects to continue using its marketing strategies to increase the Company's market share of both deposits and quality loans within its market areas. These strategies involve offering attractive interest rates and outstanding customer service.

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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2001 by $109,301,000, resulting in a cumulative gap ratio of .32. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2001 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect. However, in a rapidly falling interest rate environment, such as experienced in 2001, net interest income can decrease despite a negative interest sensitivity gap. This can occur because debtors can obtain lower interest rate financing by prepaying, refinancing or renegotiating their existing, higher fixed rate mortgage and other loans. Similarly, issuers of federal and local government securities can exercise early call options to prepay or refinance their debt securities at lower rates.

         A mismatch in the size of the interest rate changes that are possible for certain interest sensitive assets and liabilities can also have a negative effect on net interest margins in a rapidly falling interest rate environment. For example, the Company is relatively constrained in its ability to reprice interest bearing transaction accounts and savings accounts. Although these deposits are interest sensitive in the earliest period shown in the table, the rates paid cannot decrease below zero. Yields on interest earning assets, however, are generally established at interest rates in excess of the Company's cost to acquire funds, and may therefore decrease further before they are similarly constrained.

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

      Interest Sensitivity Analysis

                                                                                          December 31, 2001
                                                                                          -----------------
                                                              Within            4-12           Over 1-5       Over 5
                                                             3 Months          Months           Years          Years          Total
                                                             --------          ------           -----          -----          -----
                                                                                       (Dollars in thousands)
Interest earning assets
     Interest bearing deposits due from banks .........      $      27       $       -       $       -      $       -      $      27
     Securities available-for-sale ....................            745              83          58,459         12,052         71,339
     Other investments ................................            480               -               -              -            480
     Federal funds sold ...............................          9,240               -               -              -          9,240
     Loans (1) ........................................         31,090           8,797          74,338          4,910        119,135
                                                             ---------       ---------       ---------      ---------      ---------
            Total interest earning assets .............         41,582           8,880       $ 132,797      $  16,962      $ 200,221
                                                             =========       =========       =========      =========      =========

Interest bearing liabilities
     Interest bearing deposits
        Interest bearing transaction accounts .........      $  25,754       $       -       $       -      $       -      $  25,754
        Savings .......................................         24,323               -               -              -         24,323
        Time deposits $100M and over ..................         31,232          17,611           1,582              -         50,425
        Other time deposits ...........................         27,131          33,712           6,725              -         67,568
                                                             ---------       ---------       ---------      ---------      ---------
            Total interest bearing liabilities ........        108,440          51,323       $   8,307      $       -      $ 168,070
                                                             ---------       ---------       =========      =========      =========

Interest sensitivity gap ..............................      $ (66,858)      $ (42,443)
Cumulative interest sensitivity gap ...................      $ (66,858)      $(109,301)
Gap ratio .............................................           0.38            0.17
Cumulative gap ratio ..................................           0.38            0.32

________________________
(1)  Loans are net of nonaccruing loans totaling $609,000.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses were $567,000, $305,000 and $300,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company increased the provisions in 2001 and 2000 due to the levels of net charge-offs, higher loan volume, and increased amounts of nonperforming and potential problem loans. Net charge-offs for 2001 were $367,000, an increase of $119,000 from the amount for 2000. Net charge-offs for 2000 were $248,000, a decrease of $64,000 from the 1999 amount. The allowance for loan losses as a percentage of total loans at year end was 1.00% for 2001 compared with 1.02% at the end of 2000. See "Impaired Loans" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.

Other Income

         Noninterest income for 2001 increased $156,000 or 18.0% to $1,021,000, compared with an increase of $203,000 or 30.7% in 2000. Service charges on deposit accounts increased $213,000 or 37.0% to $789,000 for 2001, and $147,000 or 34.3% in 2000. These increases were primarily due to increased chargeable account activity related to larger numbers of accounts held by customers. Credit life insurance commissions decreased by $18,000 in 2001 following a $21,000 increase in 2000. A $4,000 gain was realized on the sale of one investment security in 2001, and there were no realized securities gains or losses in 2000 or 1999.

Other Expenses

         Noninterest expenses for 2001 increased $277,000 or 9.4%, compared with an increase of $420,000 or 16.5% in 2000. Salaries and employee benefits increased $194,000 in 2001 and $180,000 in 2000. The 2001 increase resulted from recording the first full year of operations of the Williamston office opened in August of 2000, the hiring of additional lending personnel, higher costs of providing life and health insurance coverage to employees, and normal salary adjustments. The 2000 increase resulted primarily from the hiring of additional management and other personnel to oversee the Company's expanding operations and from normal salary adjustments.

         Net occupancy and furniture and equipment expenses decreased by $3,000, or.7%, in 2001 and increased $94,000, or 27.0%, for 2000. The increase in 2000 was caused by higher depreciation expense and other related expenses of operations, such as real estate taxes and utilities, associated with the expansion into Anderson County.

         Other  expense  for 2001  increased  $85,000,  or  8.8%,  over the 2000 amount. This increase was caused by higher stationery, printing and postage expenses related primarily to increased account volumes, increased utilization of professional services for investment, asset/liability management and strategic planning advisory services, and higher expenses related to holding and disposing of other real estate. Other expenses for 2000 increased by $146,000, or 17.9%, over their 1999 level. The 2000 increase was caused primarily by higher expenses such as printing and postage, advertising and promotion, telephone, and other expenses that would be expected to rise in an organization expanding its geographic territory and office network.

         Noninterest overhead expenses for 2002 are expected to increase as compared with 2001 because of the Company's expanding presence in, and commitment to, the Anderson County market. The Company opened an office in Williamston, South Carolina in temporary quarters in the third quarter of 2000. Construction of a permanent office facility in Williamston is expected to begin during the second quarter of 2002 with completion anticipated near the end of 2002.

         The Company continues to hold for sale four commercial parcels of land it developed in 1999 adjacent to its City of Anderson office. This property was subdivided and developed from the original property acquisition for the new office. To date, no contracts for sales have been entered into. Marketing efforts have been held up because of a road construction project affecting traffic access to the property. The property is carried in the consolidated balance sheet at a cost of $980,000 at the end of 2001. Periodically, management evaluates this real estate for impairment in value, and any appropriate downward adjustments to net realizable value will be charged to expense if necessary.

         Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives and attain the goal of growth in the Company's market share in Oconee and Anderson counties.

Income Taxes

         For 2001, federal and state income tax expenses increased by $128,000 to $1,067,000. In 2000, federal and state income tax expenses increased to $939,000 from $909,000 in 1999. The fluctuations in income tax expense are due to increasing amounts of earnings. The effective income tax rate (income tax expense divided by income before income taxes) was 35.9% for 2001, 35.9% for 2000, and 35.9% for 1999. The Company has minimal amounts of income from nontaxable sources, such as nontaxable investment securities or loans to local governments.

Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                       Securities Portfolio Composition

                                                                                                 December 31,
                                                                                                 ------------
                                                                                2001                 2000                   1999
                                                                                ----                 ----                   ----
                                                                             Available-           Available-             Available-
                                                                              for-Sale             for-Sale               for-Sale
                                                                              --------             --------               --------
                                                                                           (Dollars in thousands)

U. S. Treasury ................................................                $     -                $ 1,992                $ 1,969
U. S. Government agencies .....................................                 62,329                 47,510                 45,675
State, county and municipal ...................................                    203                    204                    193
Mortgage-backed securities ....................................                  8,807                  8,156                  6,341
                                                                               -------                -------                -------
   Total ......................................................                $71,339                $57,862                $54,178
                                                                               =======                =======                =======

         The following table presents maturities and weighted average yields of securities at December 31, 2001.

                   Securities Portfolio Maturities and Yields

                                                                                  December 31, 2001
                                                                                  -----------------
                                                                      After             After
                                                                    One Year         Five Years
                                                  Within            Through           Through           After
                                                 One Year         Five Years         Ten Years         Ten Years         Total
                                                 --------         ----------         ---------         ---------         -----
                                              Amount   Yield   Amount    Yield   Amount    Yield   Amount   Yield   Amount    Yield
                                              ------   -----   ------    -----   ------    -----   ------   -----   ------    -----
                                                                           (Dollars in thousands)
Available-for-sale
U. S. Government agencies ................   $    -    0.00%  $53,626    4.51%  $ 8,703    6.08%  $     -    0.00%  $62,329    4.73%
State, county and municipal (1) ..........        -    0.00%        -    0.00%        -    0.00%      203    4.73%      203    4.73%
Mortgage-backed securities (2) ...........       83    6.50%    4,833    5.70%      758    6.01%    3,133    6.24%    8,807    5.93%
                                             ------           -------           -------           -------           -------
        Total ............................   $   83    6.50%  $58,459    4.61%  $ 9,461    6.07%  $ 3,336    6.15%  $71,339    4.88%
                                             ======           =======           =======           =======           =======

______________________________
(1) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.
(2) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2001, one security sale resulted in the recognition of a gain of $4,000. During 2000 and 1999, there were no sales of securities. No transfers of available-for-sale or held-to-maturity securities to other categories were effected in any of the years 1999 through 2001.

         All  mortgage-backed  securities held by the Company were issued by the
Federal  Home  Loan  Mortgage   Corporation,   the  Federal  National   Mortgage
Association or the Government National Mortgage Association.

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individual, industry or groups of related individuals or industries, and there are no foreign loans.

         The amounts of loans outstanding at December 31, 2001, 2000 and 1999 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                                           December 31,
                                                                                           ------------
                                                                      2001                     2000                    1999
                                                                      ----                     ----                    ----
                                                              Amount          %        Amount           %       Amount           %
                                                              ------          -        ------           -       ------           -
                                                                                     (Dollars in thousands)
Commercial, financial and industrial
     Commercial and industrial .......................      $ 21,006        17.5%    $ 16,997        17.4%    $ 11,964         15.7%
     Purchasing or carrying securities ...............         2,578         2.1%       2,654         2.7%       1,998          2.6%
Real estate - construction ...........................           346          .3%         200          .2%          28           .1%
Real estate - mortgage
     1-4 family residential ..........................        45,329        37.9%      39,163        40.1%      31,854         41.8%
     Multifamily (5 or more) residential .............         1,862         1.5%         641          .7%         182           .2%
     Nonfarm, nonresidential .........................        27,047        22.6%      17,897        18.4%      12,919         17.0%
Consumer installment
     Credit card and checking credit .................         1,030          .9%       1,097         1.1%       1,046          1.4%
     Other ...........................................        20,546        17.2%      18,913        19.4%      16,167         21.2%
                                                            --------       -----     --------       -----     --------        -----
                     Total loans .....................      $119,744       100.0%    $ 97,562       100.0%    $ 76,158        100.0%
                                                            ========       =====     ========       =====     ========        =====

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

         Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2001, total commercial, financial and industrial loans increased $3,933,000 or 20.0%. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $9,150,000 or 51.1% during 2001. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required. During 1999, a senior commercial lending officer/administrator position was created to enhance expertise and supervision in this area. However, turnover of personnel hired for this position has slowed the implementation of these objectives, and no one is currently employed in this position.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised approximately 62% and 59% of the Company's loan portfolio at the end of 2001 and 2000, respectively. Real estate mortgage loans of all types grew $16,683,000 during 2001 and by $12,918,000 during 2000. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily home loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2001, as well as the type of interest requirement on such loans.


                                                                                              December 31, 2001
                                                                                              -----------------
                                                                           One Year         One to        Five Years
                                                                            or Less       Five Years        or More           Total
                                                                            -------       ----------        -------           -----
                                                                                            (Dollars in thousands)

Commercial, financial and industrial ...............................        $ 12,486        $ 10,723        $    375        $ 23,584
Real estate - construction .........................................               -             346               -             346
Real estate - mortgage .............................................          10,610          36,273          27,355          74,238
Consumer installment ...............................................           4,498          15,954           1,124          21,576
                                                                            --------        --------        --------        --------
              Total loans ..........................................        $ 27,594        $ 63,296        $ 28,854        $119,744
                                                                            ========        ========        ========        ========

Predetermined rate, maturity greater than one year .................                        $ 57,403        $  4,885        $ 62,288
                                                                                            ========        ========        ========

Variable rate or maturity within one year ..........................        $ 27,594        $  5,893        $ 23,969        $ 57,456
                                                                            ========        ========        ========        ========

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

                        Nonaccrual and Past Due Loans

                                                          December 31,
                                                          ------------
                                                     2001      2000        1999
                                                     ----      ----        ----
                                                       (Dollars in thousands)

Nonaccrual loans ..............................      $609       $341       $209
Accruing loans 90 days or more past due .......         1          9         20
                                                     ----       ----       ----
            Total .............................      $610       $350       $229
                                                     ====       ====       ====

Percent of total loans ........................       0.5%       0.4%       0.3%

         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 2001, 2000, and 1999.

         As of December 31, 2001, there were no commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2001 determined by management to be potential problem loans was $880,000. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the types of collateral securing potential problem loans as of December 31, 2001.

                                                            December 31, 2001
                                                            -----------------
                                                           Amount           %
                                                           ------           -
                                                          (Dollars in thousands)

Real estate mortgage ...............................       $307            34.9%
Equipment, inventory and receivables ...............        281            31.9%
Vehicles ...........................................        124            14.1%
Mobile homes .......................................         44             5.0%
Other ..............................................         25             2.8%
Unsecured ..........................................         99            11.3%
                                                           ----           -----
           Total ...................................       $880           100.0%
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

         In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Company, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 2001.

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

         The Company has not historically allocated its allowance for loan losses to individual loan categories. Management believes that its stringent loan charge-off policy, along with its limited historic net charge-off experience, makes an aggregate evaluation that emphasizes individual loan risk grades and specific problem loan allocations more meaningful. Management's analysis of historical net charge-offs and the composition of the loan portfolio at the end of 2001 did not reflect any material change from the prior years. In addition, management is not aware of any significant degree of increased exposure, risk of collection or other adverse features in any particular category of loans. Consequently, management has not estimated future charge-offs related to individual loan categories or subcategories.

    Summary of Loan Loss Experience

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                         2001         2000         1999         1998          1997
                                                                         ----         ----         ----         ----          ----
                                                                                         (Dollars in thousands)

Total loans outstanding at end of period ..........................    $119,744     $ 97,562     $ 76,158     $ 67,893     $ 65,838
Average amount of loans outstanding ...............................     106,480       86,262       71,944       68,499       60,707

Balance of allowance for loan losses - beginning ..................    $  1,000     $    943     $    955     $    890     $    705
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial and industrial ....................................         249           97          234           44           37
     Real estate - mortgage .......................................           -           40            -            9           31
     Consumer installment .........................................         126          121           99          116           72
                                                                       --------     --------     --------     --------     --------
           Total charge-offs ......................................         375          258          333          169          140
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           -            -           12            -            3
     Real estate - mortgage .......................................           -            -            -           15            -
     Consumer installment .........................................           8           10            9            6            7
                                                                       --------     --------     --------     --------     --------
           Total recoveries .......................................           8           10           21           21           10
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................         367          248          312          148          130
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................         567          305          300          213          315
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  1,200     $  1,000     $    943     $    955     $    890
                                                                       ========     ========     ========     ========     ========

Ratios
     Net charge-offs to average loans .............................        0.34%        0.29%        0.43%        0.22%        0.21%
     Net charge-offs to loans at end of period ....................        0.31%        0.25%        0.41%        0.22%        0.20%
     Allowance for loan losses to average loans ...................        1.13%        1.16%        1.31%        1.39%        1.47%
     Allowance for loan losses to loans at end of period ..........        1.00%        1.02%        1.24%        1.41%        1.35%
     Net charge-offs to allowance for loan losses .................       30.58%       24.80%       33.09%       15.50%       14.61%
     Net charge-offs to provision for loan losses .................       64.73%       81.31%      104.00%       69.48%       41.27%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2001, 2000 and 1999, are summarized below:

   Average Deposits

                                                                                    Years Ended December 31,
                                                                                    ------------------------
                                                                  2001                         2000                    1999
                                                                  ----                         ----                    ----
                                                         Amount            %        Amount             %       Amount           %
                                                         ------            -        ------             -       ------           -
                                                                                      (Dollars in thousands)

Noninterest bearing demand .....................       $ 23,352         12.2%     $ 18,550         12.4%     $ 15,703          11.7%
Interest bearing transaction accounts ..........         26,099         13.6%       22,870         15.3%       17,711          13.2%
Savings ........................................         23,707         12.4%       21,006         14.1%       20,063          15.0%
Time deposits $100M and over ...................         50,156         26.1%       38,800         26.0%       37,977          28.4%
Other time deposits ............................         68,637         35.7%       48,105         32.2%       42,330          31.7%
                                                       --------        -----      --------        -----      --------         -----
             Total deposits ....................       $191,951        100.0%     $149,331        100.0%     $133,784         100.0%
                                                       ========        =====      ========        =====      ========         =====

         As of December 31, 2001, there were $50,425,000 in time deposits of $100,000 or more. Approximately $30,892,000 mature within three months, $9,356,000 mature over three through six months, $7,349,000 mature over six through twelve months and $2,828,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, can be attributed to growth planned by management. The vast majority of time deposits $100,000 and over are acquired within the Company's market areas in the ordinary course of business from customers with standing banking relationships. As of December 31, 2001, approximately $27,432,000 of time deposits of $100,000 or more represented deposits of public entities. It is a common industry practice not to consider time deposits of $100,000 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity. The Company does not purchase brokered deposits.

Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                                  Years Ended December 31,
                                                  ------------------------
                                               2001          2000          1999
                                               ----          ----          ----

Return on assets .....................         0.91%         1.02%         1.09%
Return on equity .....................        11.82%        12.70%        11.86%
Dividend payout ratio ................         0.00%         0.00%         0.00%
Equity to assets ratio ...............         7.67%         8.06%         9.21%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's market areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 67.5% of average total assets during 2001 compared with 67.4% during 2000. Deposits of several local governmental entities comprised approximately 25% and 22% of total deposits at the end of 2001 and 2000, respectively. Because of the potentially volatile nature of this funding source, management maintains the Bank's membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. As of December 31, 2001, the banking subsidiary is eligible to borrow up to $29,947,000 from the FHLB. Such borrowings, if utilized, would be secured by a lien on its investment in FHLB stock and all qualifying first mortgage residential loans held. Assets potentially subject to this lien totaled approximately $39,769,000 as of December 31, 2001. In addition, the banking subsidiary has available an unused short-term line of credit to purchase up to $4,250,000 of federal funds from an unrelated correspondent institution. The line is generally available on a one-day basis for up to 14 days in any 30 day period, in the sole discretion of the lender. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale, particularly those maturing within one year, and funds available from maturing loans provide secondary sources of liquidity.

         Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 2001, the banking subsidiary's undivided profits totaled $7,276,000. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. During 2000, the parent company received a cash dividend of $2,420,000 and used $1,900,000 to repurchase and cancel shares of the Company's common stock. In 2001 and 1999, the parent company received no cash dividends from its banking subsidiary. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

         Shareholders' equity increased by $2,122,000 and $1,159,000 during 2001 and 2000, respectively. During 2001, net income increased shareholders equity by $1,905,000 and the exercise of employee stock options provided an increase of $53,000. Other comprehensive income, consisting solely of the change in unrealized holding gains or losses on available-for-sale securities, net of deferred tax effects, increased shareholders' equity by $529,000. Repurchases and cancellations of common stock in 2001 reduced shareholders equity by $359,000. In lieu of fractional shares, $6,000 was payable with respect to the 5% stock dividend declared in 2001. During 2000, net income increased shareholders' equity by $1,679,000, and the exercise of employee stock options provided an increase of $124,000. Other comprehensive income or loss, consisting solely of the change in unrealized holding gains or losses on available-for-sale securities, net of deferred tax effects, increased shareholders' equity by $1,262,000 for the year ended December 31, 2000. In addition, $6,000 was paid in lieu of issuing fractional shares with respect to the 5% stock dividend effected in 2000. During 2000, the Company repurchased and cancelled 110,000 shares of common stock; consequently, shareholders' equity was reduced by $1,900,000. The Company continues to use retained earnings to provide adequate capital for future growth.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2001 and 2000, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                                                                                                Minimum for         Minimum to be
                                                                             Actual           Capital Adequacy     Well Capitalized
                                                                             ------           ----------------     ----------------
                                                                        Amount      Ratio    Amount      Ratio   Amount        Ratio
                                                                        ------      -----    ------      -----   ------        -----
December 31, 2001                                                                         (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ...................     $18,055      14.2%   $10,169      8.0%   $12,711       10.0%
          Tier 1 Capital to risk weighted assets ..................     $16,855      13.3%   $ 5,085      4.0%   $ 7,627        6.0%
          Tier 1 Capital to average assets (leverage) .............     $16,855       8.0%   $ 6,342      3.0%   $10,570        5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................     $17,310      13.6%   $10,169      8.0%   $12,711       10.0%
          Tier 1 Capital to risk weighted assets ..................     $16,110      12.7%   $ 5,085      4.0%   $ 7,627        6.0%
          Tier 1 Capital to average assets (leverage) .............     $16,110       7.6%   $ 6,342      3.0%   $10,570        5.0%

December 31, 2000
      The Company
          Total Capital to risk weighted assets ...................     $16,262      15.4%   $ 8,453      8.0%   $10,567       10.0%
          Tier 1 Capital to risk weighted assets ..................     $15,262      14.4%   $ 4,227      4.0%   $ 6,340        6.0%
          Tier 1 Capital to average assets (leverage) .............     $15,262       8.9%   $ 5,170      3.0%   $ 8,616        5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................     $15,214      14.4%   $ 8,453      8.0%   $10,567       10.0%
          Tier 1 Capital to risk weighted assets ..................     $14,214      13.5%   $ 4,227      4.0%   $ 6,340        6.0%
          Tier 1 Capital to average assets (leverage) .............     $14,214       8.3%   $ 5,170      3.0%   $ 8,616        5.0%

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

Impact of Recent Accounting Changes

         FASB ("Financial Accounting Standards Board") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as subsequently amended by FASB Statements No. 137 and 138, addresses the accounting and financial reporting for derivative instruments, including derivative instruments embedded in other contracts and hedging activities. The Statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of these instruments at fair value. Also, hedging relationships are required to be accounted for and disclosed in accordance with the Statement. The Statement, as amended, is required to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, without restatement of financial statements of prior periods. The Company has adopted the provisions of the Statement effective with the fiscal quarter beginning January 1, 2001. However, the adoption of this Statement has not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

         FASB Statement No. 141, "Business Combinations," addresses accounting and reporting for business combinations and supersedes APB ("Accounting Principles Board") Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of this Statement are to be accounted for using the purchase method, with use of the pooling-of-interests method no longer permitted. The provisions of the Statement apply to all business combinations initiated after June 30, 2001, as well as all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of this Statement in 2001 has not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

         FASB Statement No. 142, "Goodwill and Other Intangible Assets," addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, "Intangible Assets." This statement changes the accounting for goodwill from an amortization method to an impairment-only approach. The provisions of this Statement are required to be applied beginning with fiscal years beginning after December 15, 2001. The adoption of this Statement as of January 1, 2002 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

         FASB Statement No. 143, "Accounting for Asset Retirement Obligations," addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred, along with increasing the carrying amount and depreciation of the related asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The adoption of this Statement as of January 1, 2003 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

         FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121 and the accounting and reporting provisions of APB No. 30 for the disposal of a segment of a business, as previously defined in that Opinion. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The adoption of this Statement as of January 1, 2002 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

         FASB Technical Bulletin No. 01-1 defers until 2002 application of the isolation standards of FASB Statement No. 140 as applied to banks and certain other financial institutions. FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for transfers of financial assets and extinguishments of liabilities based on a financial components approach that focuses on retention or surrender of control of such assets or liabilities. The Statement also requires the reclassification of financial assets pledged as collateral under certain circumstances. FASB Statement 140 was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001, and effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 31, 2000. The adoption of FASB Statement No. 140 in 2001 and the deferral allowed by FASB Technical Bulletin No. 01-01 have not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Independent Auditors' Report




The Shareholders and Board of Directors
    of Community First Bancorporation

         We have audited the accompanying consolidated balance sheet of Community First Bancorporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                             s/Donald G. Jones and Company, P.A.

Donald G. Jones and Company, P.A.
Certified Public Accountants
Columbia, South Carolina
February 7, 2002

Consolidated Balance Sheet
Community First Bancorporation

                                                                                                          December 31,
                                                                                                          ------------
                                                                                                  2001                      2000
                                                                                                  ----                      ----
Assets
     Cash and due from banks (Note B) ..........................................            $   6,063,051             $   4,027,045
     Interest bearing deposits due from banks ..................................                   27,419                    16,078
     Federal funds sold ........................................................                9,240,000                15,580,000
     Securities available-for-sale (Note C) ....................................               71,338,781                57,861,760
     Other investments .........................................................                  480,100                   385,700
     Loans (Note D) ............................................................              119,743,926                97,562,062
         Allowance for loan losses .............................................               (1,200,000)               (1,000,000)
                                                                                            -------------             -------------
            Loans - net ........................................................              118,543,926                96,562,062
     Premises and equipment - net (Note E) .....................................                3,232,136                 3,411,026
     Accrued interest receivable ...............................................                1,466,465                 1,376,429
     Real estate held for sale .................................................                  980,003                   980,003
     Other assets ..............................................................                  525,922                   866,155
                                                                                            -------------             -------------

            Total assets .......................................................            $ 211,897,803             $ 181,066,258
                                                                                            =============             =============

Liabilities
     Deposits (Note F)
         Noninterest bearing ...................................................            $  25,448,702             $  21,223,751
         Interest bearing ......................................................              168,070,527               143,158,706
                                                                                            -------------             -------------
            Total deposits .....................................................              193,519,229               164,382,457
     Accrued interest payable ..................................................                1,307,096                 1,759,520
     Other liabilities .........................................................                   54,703                    29,507
                                                                                            -------------             -------------
            Total liabilities ..................................................              194,881,028               166,171,484
                                                                                            -------------             -------------

     Commitments and contingent liabilities (Note K)

Shareholders' equity (Note G)
     Common stock - no par  value; 10,000,000 shares
         authorized; issued and outstanding - 2,117,062
         for 2001 and 2,022,623 for 2000 .......................................               15,734,004                14,383,234
     Retained earnings .........................................................                1,120,413                   878,398
     Accumulated other comprehensive income (loss) .............................                  162,358                  (366,858)
                                                                                            -------------             -------------
            Total shareholders' equity .........................................               17,016,775                14,894,774
                                                                                            -------------             -------------

            Total liabilities and shareholders' equity .........................            $ 211,897,803             $ 181,066,258
                                                                                            =============             =============










See accompanying notes to consolidated financial statements.

Consolidated Statement of Income
Community First Bancorporation

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                       2001               2000               1999
                                                                                       ----               ----               ----
Interest income
     Loans, including fees ................................................        $ 9,002,386        $ 7,675,937        $ 6,330,466
     Securities
         Taxable ..........................................................          3,620,426          3,556,111          3,044,216
         Tax-exempt .......................................................              9,819              9,819              4,119
     Federal funds sold ...................................................          1,297,454            761,571            994,827
     Other investments ....................................................             38,295             29,773             27,349
     Interest bearing deposits due from banks .............................                797                533                918
                                                                                   -----------        -----------        -----------
         Total interest income ............................................         13,969,177         12,033,744         10,401,895
                                                                                   -----------        -----------        -----------

Interest expense
     Time deposits $100,000 and over ......................................          2,660,538          2,439,638          2,015,117
     Other deposits .......................................................          5,551,915          4,574,386          3,671,647
     Short-term borrowings ................................................                  -                  -                148
                                                                                   -----------        -----------        -----------
         Total interest expense ...........................................          8,212,453          7,014,024          5,686,912
                                                                                   -----------        -----------        -----------

Net interest income .......................................................          5,756,724          5,019,720          4,714,983
Provision for loan losses (Note D) ........................................            566,976            305,033            300,009
                                                                                   -----------        -----------        -----------
Net interest income after provision .......................................          5,189,748          4,714,687          4,414,974
                                                                                   -----------        -----------        -----------

Other income
     Service charges on deposit accounts ..................................            789,265            575,822            428,733
     Credit life insurance commissions ....................................             40,756             59,436             38,042
     Gain on sale of securities available-for-sale (Note C) ...............              4,327                  -                  -
     Other income .........................................................            187,129            229,868            195,244
                                                                                   -----------        -----------        -----------
         Total other income ...............................................          1,021,477            865,126            662,019
                                                                                   -----------        -----------        -----------

Other expenses (Notes H and J)
     Salaries and employee benefits .......................................          1,753,074          1,559,219          1,378,965
     Net occupancy expense ................................................            192,399            186,203            129,225
     Furniture and equipment expense ......................................            246,930            255,787            218,800
     Other expense ........................................................          1,046,289            960,663            814,664
                                                                                   -----------        -----------        -----------
         Total other expenses .............................................          3,238,692          2,961,872          2,541,654
                                                                                   -----------        -----------        -----------

Income before income taxes ................................................          2,972,533          2,617,941          2,535,339
Income tax expense (Note I) ...............................................          1,067,214            938,689            909,041
                                                                                   -----------        -----------        -----------
Net income ................................................................        $ 1,905,319        $ 1,679,252        $ 1,626,298
                                                                                   ===========        ===========        ===========

Per share (Note G)
     Net income ...........................................................        $      0.90        $      0.79        $      0.75
     Net income, assuming dilution ........................................               0.85               0.74               0.69






See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
Community First Bancorporation

                                                                 Common Stock
                                                                 ------------                             Accumulated
                                                          Number of                       Retained   Other Comprehensive
                                                           Shares          Amount         Earnings       Income (Loss)     Total
                                                           ------          ------         --------       -------------     -----

Balance, January 1, 1999 ...........................      1,793,792    $ 10,568,522    $  3,051,399    $    (16,961)   $ 13,602,960

Comprehensive income:
    Net income .....................................              -               -       1,626,298               -       1,626,298
    Change in unrealized holding gains
      and losses on available-for-sale
      securities, net of income tax effects ........              -               -               -      (1,612,038)     (1,612,038)
                                                                                                                       ------------
    Total comprehensive income .....................              -               -               -               -          14,260
                                                                                                                       ------------
Issuance of 10% stock dividend,
    including cash payment for
    fractional shares ..............................        180,155       3,561,672      (3,567,326)              -          (5,654)
Exercise of employee stock options .................         28,752         124,724               -               -         124,724
                                                          ---------    ------------    ------------    ------------    ------------
Balance, December 31, 1999 .........................      2,002,699      14,254,918       1,110,371      (1,628,999)     13,736,290

Comprehensive income:
    Net income .....................................              -               -       1,679,252               -       1,679,252
    Change in unrealized holding gains
      and losses on available-for-sale
      securities, net of income tax effects ........              -               -               -       1,262,141       1,262,141
                                                                                                                       ------------

    Total comprehensive income .....................              -               -               -               -       2,941,393
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares ..............................         95,248       1,904,961      (1,911,225)              -          (6,264)
Exercise of employee stock options .................         34,676         123,355               -               -         123,355
Repurchase and cancellation of
    common stock ...................................       (110,000)     (1,900,000)              -               -      (1,900,000)
                                                          ---------    ------------    ------------    ------------    ------------
Balance, December 31, 2000 .........................      2,022,623      14,383,234         878,398        (366,858)     14,894,774

Comprehensive income:
    Net income .....................................              -               -       1,905,319               -       1,905,319
    Change in unrealized holding gains
      and losses on available-for-sale
      securities, net of income tax effects ........              -               -               -         529,216         529,216
                                                                                                                       ------------
    Total comprehensive income .....................              -               -               -               -       2,434,535
                                                                                                                       ------------
Declaration of 5% stock dividend,
    including cash payable for
    fractional shares ..............................        100,422       1,656,963      (1,663,304)              -          (6,341)
Exercise of employee stock options .................         13,394          52,593               -               -          52,593
Repurchase and cancellation of
    common stock ...................................        (19,377)       (358,786)              -               -        (358,786)
                                                          ---------    ------------    ------------    ------------    ------------
Balance, December 31, 2001 .........................      2,117,062    $ 15,734,004    $  1,120,413    $    162,358    $ 17,016,775
                                                          =========    ============    ============    ============    ============













See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
Community First Bancorporation

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                     2001               2000                 1999
                                                                                     ----               ----                 ----
Operating activities
     Net income ........................................................       $  1,905,319        $  1,679,252        $  1,626,298
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ..................................            566,976             305,033             300,009
            Depreciation ...............................................            231,590             227,063             170,623
            Deferred income taxes ......................................            (42,180)             (2,208)             21,651
            Amortization of net loan fees and costs ....................              7,334              63,669              64,876
            Securities accretion and premium amortization ..............            (35,540)             (6,900)            (16,944)
            Gain on sale of available-for-sale securities ..............             (4,327)                  -                   -
            Loss (gain) on sale of other real estate ...................             31,072               7,351              (9,684)
            Loss on disposal of premises and equipment .................                  -               6,247               8,342
            Increase in interest receivable ............................            (90,036)           (184,033)           (363,195)
            (Decrease) increase in interest payable ....................           (452,424)            579,629             214,238
            (Increase) decrease in prepaid expenses ....................             (1,386)            (69,028)             24,230
            Increase (decrease) in other accrued expenses ..............             18,855             (19,526)            (12,958)
                                                                               ------------        ------------        ------------
                Net cash provided by operating activities ..............          2,135,253           2,586,549           2,027,486
                                                                               ------------        ------------        ------------

Investing activities
     Purchases of available-for-sale securities ........................        (96,196,397)         (4,972,022)        (26,347,189)
     Maturities of available-for-sale securities .......................         83,009,787           3,264,229           7,955,341
     Proceeds from sale of available-for -sale securities ..............            575,065                   -                   -
     Purchases of other investments ....................................            (94,400)             (3,700)            (36,600)
     Net increase in loans made to customers ...........................        (22,676,174)        (21,771,906)         (8,783,558)
     Additions to other real estate ....................................             (3,132)           (103,688)                  -
     Proceeds from sale of other real estate ...........................            179,466              38,307               9,684
     Purchases of real estate held for sale ............................                  -              (5,003)           (975,000)
     Purchases of premises and equipment ...............................            (52,700)           (355,756)           (596,389)
                                                                               ------------        ------------        ------------
                Net cash used by investing activities ..................        (35,258,485)        (23,909,539)        (28,773,711)
                                                                               ------------        ------------        ------------

Financing activities
     Net increase in demand deposits, interest
         bearing transaction accounts and savings accounts .............         13,872,502           9,546,217           3,197,622
     Net increase in certificates of deposit and other
         time deposits .................................................         15,264,270          16,217,994          22,924,452
     Repurchase and cancellation of common stock .......................           (358,786)         (1,900,000)                  -
     Payment of cash in lieu of fractional shares
         for stock dividend ............................................                  -              (6,264)             (5,654)
     Exercise of employee stock options, net
         of issuance costs of $15,953 in 1999 ..........................             52,593             123,355             124,724
                                                                               ------------        ------------        ------------
                Net cash provided by financing activities ..............         28,830,579          23,981,302          26,241,144
                                                                               ------------        ------------        ------------
(Decrease) increase in cash and cash equivalents .......................         (4,292,653)          2,658,312            (505,081)
Cash and cash equivalents, beginning ...................................         19,623,123          16,964,811          17,469,892
                                                                               ------------        ------------        ------------
Cash and cash equivalents, ending ......................................       $ 15,330,470        $ 19,623,123        $ 16,964,811
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

Securities. Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held-to-maturity, trading or available-for-sale. Debt securities which the Company has the positive intent and ability to hold to ultimate maturity are classified as held-to-maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from net income and recorded as other comprehensive income, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, are included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific security on a trade date basis.

Other Investments. Other investments consist of restricted securities which are carried at cost. Management periodically evaluates these securities for impairment, with any appropriate downward valuation adjustments being made when necessary. Other investments at December 31, 2001 and 2000 consisted of Federal Home Loan Bank of Atlanta (the "FHLB") stock with the carrying amount approximating estimated fair value.

Loans and Interest. Income Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments.

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

Other Real Estate. Properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure were carried in other assets at values of $168,820 and $256,225 as of December 31, 2001 and 2000, respectively. Such properties are initially recorded at the lower of cost or the estimated fair market value, less estimated selling costs. Loan losses arising from the acquisition of such property are charged to the allowance for loan losses. An allowance for losses on foreclosed properties is maintained for subsequent downward valuation adjustments.

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

The components of other comprehensive income or loss and related tax effects are as follows:

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                 2001                 2000                1999
                                                                                 ----                 ----                ----
Change in unrealized holding gains and
     losses on available-for-sale securities ....................           $   825,609           $ 1,969,019           $(2,514,880)
Income tax expense (benefit) on other
     comprehensive income (loss) ................................               296,393               706,878              (902,842)
                                                                            -----------           -----------           -----------
         Net-of-tax amount ......................................           $   529,216           $ 1,262,141           $(1,612,038)
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

During 2001, 2000 and 1999, interest paid on deposits and other borrowings amounted to $8,664,877, $6,434,395 and $5,543,362, respectively. Income tax payments of $1,093,000, $995,600 and $865,800 were made during 2001, 2000 and
1999, respectively. In 2001, 2000 and 1999, noncash transfers of $120,000, $56,135 and $142,061, respectively, were made from loans to other real estate. Noncash transfers from retained earnings to common stock in the amounts of $1,656,963, $1,904,961 and $3,561,672 were made as the result of stock dividends declared in 2001, 2000 and 1999, respectively. In 2001, a $6,341 noncash transfer was made from retained earnings to other liabilities for cash payable in lieu of fractional shares for a stock dividend. During 2001, 2000 and 1999, noncash valuation adjustments totaling $825,609, $1,969,019 and $2,514,880 were made which increased, increased and decreased, respectively, the carrying amount of available-for-sale securities. In 2001, accumulated other comprehensive income increased $529,216 and related net deferred income tax assets or liabilities changed by $296,393; in 2000, accumulated other comprehensive income increased $1,262,141 and related net deferred income tax assets or liabilities changed by $706,878; and in 1999, accumulated other comprehensive income decreased $1,612,038 and related net deferred income tax assets or liabilities changed by $902,842.

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


NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amount of the cash reserve balances at December 31, 2001 and 2000, were approximately $959,000 and $856,000, respectively.


NOTE C- SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                          December 31,
                                                                          ------------
                                                2001                                                   2000
                                                ----                                                   ----
                                         Gross        Gross                                      Gross       Gross
                                      Unrealized   Unrealized     Estimated                   Unrealized   Unrealized     Estimated
                         Amortized      Holding      Holding         Fair       Amortized       Holding      Holding        Fair
                           Cost          Gains       Losses         Value          Cost          Gains       Losses         Value
                           ----          -----       ------         -----          ----          -----       ------         -----
Available-for-sale
  U.S. Treasury ...   $         -   $         -   $         -   $         -   $ 1,998,249   $         -   $     6,374   $ 1,991,875
  U.S. Government
      agencies ....    62,175,791       368,098       214,723    62,329,166    47,962,521       140,585       593,267    47,509,839
  Mortgage-backed
      securities ..     8,712,045       102,871         7,783     8,807,133     8,275,873         2,462       122,020     8,156,315
  State, county and
      municipal ...       197,657         4,825             -       202,482       197,438         6,293             -       203,731
                      -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total .....   $71,085,493   $   475,794   $   222,506   $71,338,781   $58,434,081   $   149,340   $   721,661   $57,861,760
                      ===========   ===========   ===========   ===========   ===========   ===========   ===========   ===========

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                             December 31,
                                                                                             ------------
                                                                            2001                                   2000
                                                                            ----                                   ----
                                                                 Amortized          Estimated            Amortized         Estimated
                                                                   Cost            Fair Value             Cost            Fair Value
                                                                   ----            ----------             ----            ----------
Available-for-sale
     Due within one year ...............................        $         -        $         -        $ 6,016,574        $ 6,050,863
     Due after one through five years ..................         53,565,712         53,626,541         24,955,440         24,883,703
     Due after five through ten years ..................          8,610,079          8,702,625         17,988,756         17,605,249
     Due after ten years ...............................            197,657            202,482          1,197,438          1,165,630
                                                                -----------        -----------        -----------        -----------
                                                                 62,373,448         62,531,648         50,158,208         49,705,445
     Mortgage-backed securities ........................          8,712,045          8,807,133          8,275,873          8,156,315
                                                                -----------        -----------        -----------        -----------
         Total .........................................        $71,085,493        $71,338,781        $58,434,081        $57,861,760
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

During 2001, the Company sold an available-for-sale security with a carrying value of $570,738 for $575,065, realizing a gain of $4,327 on the sale. The income tax provision charged to expense applicable to this realized gain was $1,553. There were no sales of available-for-sale securities in 2000 and 1999. There were no transfers of available-for-sale securities to other categories in 2001, 2000 or 1999.

At December 31, 2001, securities with an amortized cost of $45,970,487 and an estimated fair value of $47,806,367 were pledged as collateral to secure public deposits. The amortized cost and estimated fair value of such pledged securities were $46,405,237 and $45,859,900, respectively, at the end of 2000.

NOTE D - LOANS

Loans consisted of the following:

                                                                                        December 31,
                                                                                        ------------
                                                                         2001                                    2000
                                                                         ----                                    ----
                                                             Carrying            Estimated            Carrying           Estimated
                                                              Amount             Fair Value            Amount            Fair Value
                                                              ------             ----------            ------            ----------

Commercial, financial and industrial .............       $  23,584,833        $  23,358,635       $  19,650,877        $  19,310,780
Real estate- construction ........................             345,941              341,453             200,000              197,122
Real estate - mortgage ...........................          74,237,238           73,851,671          57,701,320           56,802,251
Consumer installment .............................          21,575,914           21,361,070          20,009,865           19,687,112
                                                         -------------        -------------       -------------        -------------
     Total .......................................         119,743,926          118,912,829          97,562,062           95,997,265
Allowance for loan losses ........................          (1,200,000)                   -          (1,000,000)                   -
                                                         -------------        -------------       -------------        -------------
     Loans - net .................................       $ 118,543,926        $ 118,912,829       $  96,562,062        $  95,997,265
                                                         =============        =============       =============        =============

______________________
Net deferred loan (fees) or costs of $(37,576) and $35,839 were allocated to the various loan categories as of December 31, 2001 and 2000, respectively.

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

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                                December 31,
                                                                                                                ------------
                                                                                                          2001                2000
                                                                                                          ----                ----
Investment in impaired loans
     Nonaccrual ........................................................................              $608,634              $341,023
     Accruing 90 days and over past due ................................................                 1,204                 8,900
                                                                                                      --------              --------
         Total .........................................................................              $609,838              $349,923
                                                                                                      ========              ========

Average total investment in impaired loans during the year .............................              $498,000              $249,000
Allowance for loan losses on impaired loans ............................................               133,165               140,815

The average total investment in impaired loans during 1999 was $254,000. There were no outstanding commitments at December 31, 2001 to lend additional funds to debtors owing amounts on impaired loans.

As of December 31, 2001 and 2000, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                               Years Ended December 31,
                                               ------------------------
                                          2001           2000            1999
                                          ----           ----            ----

Balance at January 1 ..............   $ 1,000,000    $   942,950    $   954,788
Provision charged to expense ......       566,976        305,033        300,009
Recoveries ........................         9,018         10,304         21,465
Charge-offs .......................      (375,994)      (258,287)      (333,312)
                                      -----------    -----------    -----------
Balance at December 31 ............   $ 1,200,000    $ 1,000,000    $   942,950
                                      ===========    ===========    ===========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with, the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $8,691,318 and $6,620,237 at December 31, 2001 and 2000, respectively. During 2001, $7,566,375 of new loans were made and repayments totaled $5,495,294.


NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                              December 31,
                                                              ------------
                                                          2001             2000
                                                          ----             ----

Land .............................................     $1,022,387     $1,022,387
Buildings and land improvements ..................      2,052,216      2,051,151
Furniture and equipment ..........................      1,360,436      1,308,800
                                                       ----------     ----------
              Total ..............................      4,435,039      4,382,338
Accumulated depreciation .........................      1,202,903        971,312
                                                       ----------     ----------
              Premises and equipment - net .......     $3,232,136     $3,411,026
                                                       ==========     ==========

Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $231,590, $227,063 and $170,623, respectively.


NOTE F - DEPOSITS

A summary of deposits follows:

                                                                                          December 31,
                                                                                          ------------
                                                                          2001                                  2000
                                                                          ----                                  ----
                                                               Carrying          Estimated            Carrying         Estimated
                                                                Amount           Fair Value            Amount         Fair Value
                                                                ------           ----------            ------         ----------

Noninterest bearing demand .........................        $ 25,448,702        $ 25,448,702        $ 21,223,751        $ 21,223,751
Interest bearing transaction accounts ..............          25,754,073          25,754,073          22,025,093          22,025,093
Savings ............................................          24,323,003          24,323,003          18,404,432          18,404,432
Time deposits $100,000 and over ....................          50,425,214          50,431,550          43,262,035          43,267,134
Other time deposits ................................          67,568,237          67,636,281          59,467,146          59,499,828
                                                            ------------        ------------        ------------        ------------
     Total deposits ................................        $193,519,229        $193,593,609        $164,382,457        $164,420,238
                                                            ============        ============        ============        ============

As of December 31, 2001 and 2000, local governmental deposits comprised approximately 25% and 22% of total deposits, respectively.

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 2001 and 2000. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently offered as of December, 31, 2001 and 2000, for deposits of similar remaining maturities.

At December 31, 2001, the scheduled maturities of time deposits are as follows:

                       Year                                  Amount
                       ----                                  ------

                       2002                            $ 108,417,091
                       2003                                9,044,932
                       2004                                  112,200
                       2005                                   16,129
                       2006 and thereafter                   403,099


NOTE G - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances. South Carolina regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the total amount of the subsidiary's current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 2001, the banking subsidiary's undivided profits totaled $7,276,147. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Stock Dividends. Effective December 21, 2001 and December 15, 2000 and 1999, the Company's Board of Directors declared stock dividends of 5%, 5% and 10%, respectively. All per share information has been retroactively adjusted to give effect to the stock dividends.

Accumulated Other Comprehensive Income (Loss). As of December 31, 2001 and 2000, accumulated other comprehensive income or (loss) included as a component of shareholders' equity in the accompanying consolidated balance sheet consisted of accumulated changes in the unrealized holding gains and losses on available-for-sale securities, net of income tax effects, amounting to $162,358 and $(366,858), respectively.

Earnings per Share. Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                       2001              2000               1999
                                                                                       ----              ----               ----
Net income per share, basic
  Numerator - net income ..................................................         $1,905,319         $1,679,252         $1,626,298
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          2,122,812          2,135,074          2,181,937
                                                                                    ==========         ==========         ==========
               Net income per share, basic ................................         $      .90         $      .79         $      .75
                                                                                    ==========         ==========         ==========

Net income per share, assuming dilution
  Numerator - net income ..................................................         $1,905,319         $1,679,252         $1,626,298
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          2,122,812          2,135,074          2,181,937
    Effect of dilutive stock options ......................................            124,675            128,262            166,998
                                                                                    ----------         ----------         ----------
               Total shares ...............................................          2,247,487          2,263,336          2,348,935
                                                                                    ==========         ==========         ==========
               Net income per share, assuming dilution ....................         $      .85         $      .74         $      .69
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2001 and 2000, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2001, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                 Minimum for        Minimum to be
                                                                               Actual         Capital Adequacy     Well Capitalized
                                                                               ------         ----------------     ----------------
                                                                         Amount      Ratio   Amount      Ratio    Amount      Ratio
                                                                         ------      -----   ------      -----    ------      -----
December 31, 2001                                                                          (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ...................     $18,055      14.2%   $10,169      8.0%   $12,711       10.0%
          Tier 1 Capital to risk weighted assets ..................     $16,855      13.3%   $ 5,085      4.0%   $ 7,627        6.0%
          Tier 1 Capital to average assets (leverage) .............     $16,855       8.0%   $ 6,342      3.0%   $10,570        5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................     $17,310      13.6%   $10,169      8.0%   $12,711       10.0%
          Tier 1 Capital to risk weighted assets ..................     $16,110      12.7%   $ 5,085      4.0%   $ 7,627        6.0%
          Tier 1 Capital to average assets (leverage) .............     $16,110       7.6%   $ 6,342      3.0%   $10,570        5.0%

December 31, 2000
      The Company
          Total Capital to risk weighted assets ...................     $16,262      15.4%   $ 8,453      8.0%   $10,567       10.0%
          Tier 1 Capital to risk weighted assets ..................     $15,262      14.4%   $ 4,227      4.0%   $ 6,340        6.0%
          Tier 1 Capital to average assets (leverage) .............     $15,262       8.9%   $ 5,170      3.0%   $ 8,616        5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................     $15,214      14.4%   $ 8,453      8.0%   $10,567       10.0%
          Tier 1 Capital to risk weighted assets ..................     $14,214      13.5%   $ 4,227      4.0%   $ 6,340        6.0%
          Tier 1 Capital to average assets (leverage) .............     $14,214       8.3%   $ 5,170      3.0%   $ 8,616        5.0%

Stock Options. In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 485,100 shares (adjusted for subsequent stock dividends and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options may be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 339,044 shares (adjusted for stock dividends and splits) of authorized common stock for issuance upon the exercise of such options. For all stock options ever granted under the two plans through the end of 2001, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, or if there is a change in control of the Company, in accordance with the provisions of the two plans. Options awarded during 2001, 2000 and 1999 provided for 20% vesting immediately upon award, with 20% vesting on the anniversary date of the award for each of the four subsequent years, and ten year expiration dates.

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

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                             2001                   2000                  1999
                                                                             ----                   ----                  ----
Net income
      As reported ..........................................           $   1,905,319           $   1,679,252           $   1,626,298
      Pro forma ............................................               1,647,562               1,480,137               1,479,156
Net income per share
      As reported ..........................................           $        0.90           $        0.79           $        0.75
      Pro forma ............................................                    0.78                    0.69                    0.68
Net income per share, assuming dilution
      As reported ..........................................           $        0.85           $        0.74           $        0.69
      Pro forma ............................................                    0.73                    0.65                    0.63

The fair values of options granted during 2001, 2000 and 1999 were $9.59, $9.27 and $9.92 per share. Such fair value was estimated as of the date of the grant using the minimum value option pricing method. The following assumptions were used for grants in 2001, 2000 and 1999: dividend yield of 0%, expected life of 10 years, and risk-free interest rates of 5.39%, 5.85% and 5.23%, respectively.

Transactions under the plans for the years ended December 31, 2001, 2000 and 1999 are summarized as follows:

                                                                        Weighted
                                                                         Average
                                                         Number of      Exercise
                                                          Shares          Price
                                                          ------          -----
Options outstanding January 1, 1999 ................     219,998            6.43
      Granted ......................................      37,500           20.00
      Exercised ....................................     (28,752)           4.89
      Canceled .....................................      (6,240)           8.60
      Stock dividend ...............................      24,048            -
                                                         -------
Options outstanding December 31, 1999 ..............     246,554            7.99
      Granted ......................................      42,150           17.85
      Exercised ....................................     (34,676)           3.63
      Canceled .....................................      (6,224)          16.90
      Stock dividend ...............................      13,228            -
                                                         -------
Options outstanding December 31, 2000 ..............     261,032            9.57
      Granted ......................................      51,100           17.04
      Exercised ....................................     (13,394)           3.92
      Canceled .....................................      (3,150)          19.05
      Stock dividend ...............................      14,792            -
                                                         -------
Options outstanding December 31, 2001 ..............     310,380           10.49
                                                         =======

Options exercisable at year end
      2001 .........................................     208,456          $ 8.41
      2000 .........................................     175,899            6.99
      1999 .........................................     165,926            5.60

                                       Outstanding Options   Exercisable Options
                                       -------------------   -------------------
                                        Number   Exercise     Number    Exercise
                                      of Shares   Price     of Shares    Price
                                      ---------   -----     ---------    -----
Options at December 31, 2001 expire
April 27, 2002 ...............          9,415      3.84       9,415         3.84
October 1, 2002 ..............         10,173      3.98      10,173         3.98
January 25, 2003 .............          5,089      4.13       5,089         4.13
January 18, 2004 .............         29,064      4.18      29,064         4.18
June 1, 2004 .................          1,071      4.38       1,071         4.38
December 21, 2005 ............         11,061      5.12      11,061         5.12
July 25, 2006 ................         13,947      5.38      13,947         5.38
January 16, 2007 .............         12,048      5.73      12,048         5.73
February 19, 2008 ............         26,652      7.52      21,180         7.52
June 1, 2008 .................          3,106      7.63       1,650         7.63
June 18, 2008 ................         53,361      7.63      42,691         7.63
January 21, 2009 .............          5,823     16.50       3,403        16.50
February 26, 2009 ............         32,750     16.50      19,655        16.50
April 18, 2010 ...............         13,618     15.67       5,458        15.67
August 17, 2010 ..............          1,544     15.67         620        15.67
August 25, 2010 ..............          3,308     15.67       1,322        15.67
October 16, 2010 .............         24,695     16.32       9,878        16.32
Jamuary 1, 2011 ..............         19,425     17.14       3,885        17.14
December 20, 2011 ............         34,230     15.71       6,846        15.71

Included in the 310,380 outstanding options as of December 31, 2001, were options to purchase 101,924 shares at an average price of $14.73 per share that had not become exercisable. The number of shares, average exercise price and years in which these options become exercisable are as follows: 44,719 shares at $12.84 in 2002, 27,117 shares at $16.25 in 2003, 19,357 shares at $16.15 in 2004 and 10,731  shares at $16.23 in 2005.  Of the 784,899  authorized  shares of the

Company's common stock originally reserved for issuance upon the exercise of options under the two plans, 286,136 had not been issued as of December 31, 2001.


NOTE H - OTHER EXPENSES

Other expenses are summarized below:

                                                  Years Ended December 31,
                                                  ------------------------
                                                2001        2000          1999
                                                ----        ----          ----

Salaries and employee benefits ..........   $1,753,074   $1,559,219   $1,378,965
Net occupancy expense ...................      192,399      186,203      129,225
Furniture and equipment expense .........      246,930      255,787      218,800
Other expense
  Stationery, printing and postage ......      206,019      186,292      164,970
  Telephone .............................       61,624       51,515       44,321
  Advertising and promotion .............       68,514       68,628       63,759
  Professional services .................      103,124       75,947       43,578
  Insurance .............................       19,626       10,260       14,021
  FDIC insurance assessment .............       32,217       28,850       13,977
  Directors' fees .......................       68,800       64,700       57,500
  Other real estate costs
    and expenses, net ...................       39,867       17,513        4,998
  Data processing expenses ..............       77,963       68,569       77,807
  Other .................................      368,535      388,389      329,733
                                            ----------   ----------   ----------
      Total .............................   $3,238,692   $2,961,872   $2,541,654
                                            ==========   ==========   ==========

NOTE I - INCOME TAXES

Income tax expense consisted of:

                                                 Years Ended December 31,
                                                 ------------------------
                                          2001          2000             1999
                                          ----          ----             ----
Current
  Federal .......................    $ 1,025,971     $   864,872     $   815,151
  State .........................         83,423          76,025          72,239
                                     -----------     -----------     -----------
    Total current ...............      1,109,394         940,897         887,390
                                     -----------     -----------     -----------
Deferred
  Federal .......................        (55,614)         (2,030)         19,914
  State .........................         13,434            (178)          1,737
                                     -----------     -----------     -----------
    Total deferred ..............        (42,180)         (2,208)         21,651
                                     -----------     -----------     -----------
    Total income tax expense ....    $ 1,067,214     $   938,689     $   909,041
                                     ===========     ===========     ===========


The principal components of the deferred portion of income tax expense or (credit) were:

                                                  Years Ended December 31,
                                                  ------------------------
                                              2001          2000          1999
                                              ----          ----          ----

Provision for loan losses .............     $(14,250)     $  1,280      $  4,250
Accelerated depreciation ..............       (2,656)        2,805         2,040
Deferred net loan costs and fees ......      (25,274)       (6,293)        6,386
Other real estate .....................            -             -         8,975
                                            --------      --------      --------
    Total .............................     $(42,180)     $ (2,208)     $ 21,651
                                            ========      ========      ========

Income before income taxes presented in the consolidated statement of income for the years ended December 31, 2001, 2000 and 1999 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                               Years Ended December 31,
                                               ------------------------
                                          2001            2000          1999
                                          ----            ----          ----

Tax expense at statutory rate .....   $ 1,010,661    $   890,100    $   862,015
State income tax, net of federal
      income tax benefit ..........        55,059         50,059         48,824
Tax-exempt interest income ........       (23,087)        (5,111)        (4,904)
Non-deductible interest expense to
      carry tax-exempt instruments          3,709            608            487
Other, net ........................        20,872          3,033          2,619
                                      -----------    -----------    -----------
                 Total ............   $ 1,067,214    $   938,689    $   909,041
                                      ===========    ===========    ===========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                               December 31,
                                                               ------------
                                                           2001           2000
                                                           ----           ----
Deferred tax assets
  Allowance for loan losses ......................       $289,669       $275,419
  Deferred net loan fees .........................         12,408              -
  Unrealized holding losses on
    available-for-sale securities ................              -        205,463
                                                         --------       --------
       Gross deferred tax assets .................        302,077        480,882
  Valuation allowance ............................              -              -
                                                         --------       --------
       Total .....................................        302,077        480,882
                                                         --------       --------

Deferred tax liabilities
  Accelerated depreciation .......................         92,442         95,098
  Deferred net loan costs ........................              -         12,866
  Unrealized holding gains on
    available-for-sale securities ................         90,930              -
                                                         --------       --------
       Gross deferred tax liabilities ............        183,372        107,964
                                                         --------       --------
Net deferred income tax assets ...................       $118,705       $372,918
                                                         ========       ========

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2001, 2000 and 1999, $296,393 was charged, $706,878 was charged, and $902,842 was credited to other comprehensive income or loss, respectively. In 2001, $42,180 was credited to income tax expense; in 2000, $2,208 was credited to income tax expense; and, in 1999, $21,651 was charged to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2001 and 2000 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.


NOTE J - RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 2001, 2000 and 1999 totaled $32,539, $28,585 and $26,952, respectively.

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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                           December 31,
                                                           ------------
                                                    2001                2000
                                                    ----                ----

Loan commitments .......................         $12,779,532         $11,157,499
Standby letters of credit ..............             322,600           1,336,100


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

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. Therefore, as of December 31, 2001 and 2000, the estimated fair values of these off-balance-sheet financial instruments are nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments.

Borrowing Availability. At December 31, 2001, the banking subsidiary had an unused short-term line of credit to purchase up to $4,250,000 of federal funds from an unrelated correspondent bank. The line is available on a one-day basis for the general corporate purposes of the Bank. Advances under the line are further restricted in availability to 14 days in any 30 day period, except in the sole discretion of the other institution. The Bank also has unused lines of credit available from the FHLB. Under the terms of the FHLB agreements, the Bank may borrow approximately $29,947,000 for its general corporate purposes. Borrowings under the lines may bear interest at either a variable or fixed rate established by the FHLB. The lines, if utilized, would be secured by FHLB capital stock with a carrying value of $480,100, and blanket liens on qualifying 1-4 family residential first lien mortgage loans held by the Bank sufficient to secure the advances. The carrying amount of such loans at December 31, 2001 was approximately $39,289,000.

Litigation. The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2001. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

Williamston Office. In August of 2000, a temporary office facility was placed on the land acquired for the banking subsidiary's Williamston office and opened for commercial operations. Management expects to complete plans and begin construction of the permanent office facility in the second quarter of 2002, with completion near the end of 2002. Management estimates that approximately $750,000 in additional capital expenditures will be required to construct, furnish and equip the new permanent facility.

NOTE L - FAIR VALUE OF FINANCIAL INSTRUMENTS

Following is summary information on the estimated fair value of financial instruments, cross referenced to the location in the consolidated financial statements and notes where more detailed information can be obtained:

                                                                                            December 31,
                                                                                            ------------
                                                                            2001                                 2000
                                                                            ----                                 ----
                                                                  Carrying         Estimated           Carrying          Estimated
                                                                   Amount          Fair Value           Amount          Fair Value
                                                                 of Assets         of Assets          of Assets          of Assets
                                                               (Liabilities)     (Liabilities)      (Liabilities)      (Liabilities)
                                                               -------------     -------------      ------------       -------------

Cash and due from banks (Note A) .......................     $   6,063,051      $   6,063,051      $   4,027,045      $   4,027,045
Interest bearing deposits due from banks (Note A) ......            27,419             27,419             16,078             16,078
Federal funds sold (Note A) ............................         9,240,000          9,240,000         15,580,000         15,580,000
Securities (Note C) ....................................        71,338,781         71,338,781         57,861,760         57,861,760
Other investments (Note A) .............................           480,100            480,100            385,700            385,700
Loans (Note D) .........................................       118,543,926        118,912,829         96,562,062         95,997,265
Accrued interest receivable (Note A) ...................         1,466,465          1,466,465          1,376,429          1,376,429
Deposits (Note F) ......................................      (193,519,229)      (193,593,609)      (164,382,457)      (164,420,238)
Accrued interest payable (Note A) ......................        (1,307,096)        (1,307,096)        (1,759,520)        (1,759,520)
Loan commitments (Note K) ..............................                 -        (12,779,532)                 -        (11,157,499)
Standby letters of credit (Note K) .....................                 -           (322,600)                 -         (1,336,100)


NOTE M - ACCOUNTING CHANGES

Accounting for Derivative Instruments and Hedging Activities. FASB ("Financial Accounting Standards Board") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as subsequently amended by FASB Statements No. 137 and 138, addresses the accounting and financial reporting for derivative instruments, including derivative instruments embedded in other contracts and hedging activities. The Statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of these instruments at fair value. Also, hedging relationships are required to be accounted for and disclosed in accordance with the Statement. The Statement, as amended, is required to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, without restatement of financial statements of prior periods. The Company has adopted the provisions of the Statement effective with the fiscal quarter beginning January 1, 2001. However, the adoption of this Statement has not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Business Combinations. FASB Statement No. 141, "Business Combinations," addresses accounting and reporting for business combinations and supersedes APB ("Accounting Principles Board") Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of this Statement are to be accounted for using the purchase method, with use of the pooling-of-interests method no longer permitted. The provisions of the Statement apply to all business combinations initiated after June 30, 2001, as well as all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of this Statement in 2001 has not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Goodwill and Other Intangibles. FASB Statement No. 142, "Goodwill and Other Intangible Assets," addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, "Intangible Assets." This statement changes the accounting for goodwill from an amortization method to an impairment-only approach. The provisions of this Statement are required to be applied beginning with fiscal years beginning after December 15, 2001. The adoption of this Statement as of January 1, 2002 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for Asset Retirement Obligations. FASB Statement No. 143, "Accounting for Asset Retirement Obligations," addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred, along with increasing the carrying amount and depreciation of the related asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The adoption of this Statement as of January 1, 2003 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for the Impairment or Disposal of Long-Lived Assets. FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121 and the accounting and reporting provisions of APB No. 30 for the disposal of a segment of a business, as previously defined in that Opinion. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The adoption of this Statement as of January 1, 2002 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Isolation of Transferred Financial Assets. FASB Technical Bulletin No. 01-1 defers until 2002 application of the isolation standards of FASB Statement No. 140 as applied to banks and certain other financial institutions. FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for transfers of financial assets and extinguishments of liabilities based on a financial components approach that focuses on retention or surrender of control of such assets or liabilities. The Statement also requires the reclassification of financial assets pledged as collateral under certain circumstances. FASB Statement 140 was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001, and effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 31, 2000. The adoption of FASB Statement No. 140 in 2001 and the deferral allowed by FASB Technical Bulletin No. 01-01 have not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.


NOTE N - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                             December 31,
                                                             ------------
                                                          2001           2000
                                                          ----           ----
Condensed Balance Sheet
  Assets
    Cash ...........................................   $   756,109   $ 1,049,609
    Investment in banking subsidiary ...............    16,271,948    13,846,701
                                                       -----------   -----------
      Total assets .................................   $17,028,057   $14,896,310
                                                       ===========   ===========
  Liabilities
    Other liabilities ..............................   $    11,282   $     1,536
  Shareholders' equity .............................    17,016,775    14,894,774
                                                       -----------   -----------
     Total liabilities and shareholders' equity ....   $17,028,057   $14,896,310
                                                       ===========   ===========

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                   2001               2000                    1999
                                                                                   ----               ----                    ----
Condensed Statement of Income
  Income
      Dividends received from banking subsidiary .....................         $         -         $ 2,420,000          $         -
      Interest income ................................................              32,540              32,933               11,760
      Other income ...................................................               8,520               1,483                    -
                                                                               -----------         -----------          -----------
          Total income ...............................................              41,060           2,454,416               11,760
                                                                               -----------         -----------          -----------
  Expenses
      Other expenses .................................................              26,988              30,360               26,848
                                                                               -----------         -----------          -----------
          Total expenses .............................................              26,988              30,360               26,848
                                                                               -----------         -----------          -----------
  Income (loss) before income taxes and equity in
      undistributed earnings of banking subsidiary ...................              14,072           2,424,056              (15,088)
  Income tax expense (credit) ........................................               4,784               1,379               (5,130)
  Equity in undistributed earnings
      of banking subsidiary ..........................................           1,896,031            (743,425)           1,636,256
                                                                               -----------         -----------          -----------
  Net income .........................................................         $ 1,905,319         $ 1,679,252          $ 1,626,298
                                                                               ===========         ===========          ===========



                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                         2001             2000               1999
                                                                                         ----             ----               ----
Condensed Statement of Cash Flows
      Operating activities
          Net income ............................................................     $ 1,905,319      $ 1,679,252      $ 1,626,298
              Adjustments to reconcile net income to net
                   cash provided by operating activities
                       Equity in undistributed earnings
                         of banking subsidiary ..................................      (1,896,031)         743,425       (1,636,256)
                       Decrease (increase) in other assets ......................               -            5,130           13,917
                       Increase (decrease) in other liabilities .................           3,405             (931)             149
                                                                                      -----------      -----------      -----------
                         Net cash provided by
                            operating activities ................................          12,693        2,426,876            4,108
                                                                                      -----------      -----------      -----------
      Financing activities
          Repurchase and cancellation of common stock ...........................        (358,786)      (1,900,000)               -
          Exercise of employee stock options, net of issuance
              costs of $15,953 in 1999 ..........................................          52,593          123,355          124,724
          Payment of cash in lieu of fractional
              shares for stock dividend .........................................               -           (6,264)          (5,654)
                                                                                      -----------      -----------      -----------
                         Net cash (used) provided by financing activities .......        (306,193)      (1,782,909)         119,070
                                                                                      -----------      -----------      -----------
      (Decrease) increase in cash and cash equivalents ..........................        (293,500)         643,967          123,178
      Cash and cash equivalents, beginning ......................................       1,049,609          405,642          282,464
                                                                                      -----------      -----------      -----------
      Cash and cash equivalents, ending .........................................     $   756,109      $ 1,049,609      $   405,642
                                                                                      ===========      ===========      ===========