Form 10KSB, Exhibit 13
period 2002-12-31
COMMUNITY FIRST BANCORP
filed 2003-03-31
CIK 1047446

Exhibit 13

             Portions of Annual Report to Shareholders Incorporated
                          by Reference into Form 10-KSB

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

         During 2002, management was aware of a few transactions in which the Company's common stock traded in a price range from $15.48 to $17.14 per share (per share prices have been adjusted to reflect a 5% stock dividend effective November 28, 2002). However, management has not ascertained that these transactions resulted from arm's length negotiations between the parties involved, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

         During 2001, the Company repurchased and cancelled a total of 19,377 shares of its common stock from two of the Company's directors for a total of $359,000, or an average price of $18.52, or 21,363 shares at $16.79 if adjusted for two subsequent 5% stock dividends. On April 20, 2000, the Company repurchased and cancelled 110,000 shares of its common stock for a price of $17.27 per share, totaling $1,900,000, or 127,339 shares at $14.92 per share if adjusted for three subsequent 5% stock dividends. The shares repurchased in 2000 comprised 5.5% of the Company's then outstanding common stock and were acquired from one shareholder who had expressed to management a desire to sell his shares. The foregoing repurchases and cancellations of shares, including the per share prices paid, were negotiated between the shareholders and the Company's management and approved by the Board of Directors. No common stock repurchases were effected during 2002.

         As of February 28, 2003, there were approximately 820 holders of record of the Company's common stock, excluding individual participants in security position listings.

         There have been no cash dividends declared or paid since the Company's inception. In order to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay cash dividends in 2003.

         The Board of Directors declared 5% stock dividends effective November 28, 2002, December 21, 2001, and December 15, 2000.

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

Management's Discussion and Analysis

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect 5% stock dividends effective November 28, 2002, December 21, 2001, and December 15, 2000.

Forward-looking Statements

         Statements included in Management's Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words

"anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's recent and continuing expansion, its future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

Earnings Performance

2002 Compared with 2001

         For the year ended December 31, 2002, the Company recorded net income of $2,762,000, an increase of $857,000, or 45.0%, above net income of $1,905,000 for 2001. Net income per share for 2002 was $1.24 compared with $.85 for 2001. Per share net income, assuming dilution for unexercised stock options, was $1.17 for 2002 compared with $.81 for 2001. Return on average assets was 1.24% for 2002 compared with .91% for 2001. Return on average shareholders' equity increased to 14.89% for 2002 from 11.82% for 2001.

         Net income increased significantly in 2002 primarily due to higher net interest income. The $2,107,000 increase in net interest income was attributable to higher volumes of loans outstanding in 2002 and lower rates paid for deposit funding sources. Increases in the amounts of loans outstanding were funded by a change in the mix of the earning assets portfolio and through deposit sources obtained at favorable rates within the Company's market areas of Oconee and Anderson Counties of South Carolina. See "Net Interest Income" for further discussion of the Company's interest income and expense.

         Partially offsetting the positive effects of increased net interest income was a significant increase in the amount of the provision for loan losses. In 2002, the banking subsidiary provided $1,291,000 for loan losses compared with a provision of $567,000 in 2001. See "Provision for Loan Losses" for further discussion.

         Both noninterest income and noninterest expenses increased significantly during 2002. The subsidiary bank implemented a new automatic overdraft protection product, and made other changes in the amounts of service charges, during 2002 that increased the amount of service charge income collected from customers. Noninterest expenses increased substantially, also, due both to continued expansion of the number of the Bank's locations and the effects of increased numbers of deposit and loan accounts. Although the Company continuously seeks to minimize the effects that increased account volumes have on operating expenses through the use of technology, increases in operating expenses from this source still occur.

2001 Compared with 2000

         For the year ended December 31, 2001, the Company recorded net income of $1,905,000, an increase of $226,000, or 13.5%, from net income of $1,679,000 for 2000. Net income per share for 2001 was $.85 compared with $.75 for 2000. Per share net income, assuming dilution for unexercised stock options, was $.81 for 2001 compared with $.71 for 2000. Return on average assets was .91% for 2001 compared with 1.02% for 2000. Return on average shareholders' equity decreased to 11.82% for 2001 from 12.70% for 2000.

         Net income increased in 2001 primarily as a result of higher net interest income. The $737,000 increase in net interest income was attributable to higher volumes of interest earning assets in 2001, particularly loans and federal funds sold. The funding supporting these increases is attributable in large measure to the Company's ability to attract deposits at favorable rates over the last four years through its expansion activities into Anderson County, South Carolina.

         Partially offsetting the positive effects of increased net interest income in 2001 were increases in provisions for loan losses and other noninterest operating expenses. Increased loan loss provisions totaling $262,000 resulted from year-over-year loan growth of $22,182,000 or 22.7%, increased amounts of net loan charge-offs, and a higher amount of nonperforming loans. Noninterest operating expenses increased $277,000 in 2001 primarily as a result of the Company's efforts to obtain, manage and process increased profitable volumes of business.

Comprehensive Income

         Comprehensive income for 2002, 2001 and 2000 was $2,978,000, $2,435,000 and $2,941,000, respectively. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Other elements of comprehensive income for the Company are correlated directly to the effects that changing market rates of interest have on the fair values of the Company's holdings of available-for-sale securities. The resulting changes in unrealized holding gains and losses on such securities are reported as a separate component of shareholders' equity. Those changes in fair value, net of income tax effects, combined with net income, comprise comprehensive income.

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

         FTE net interest income was  $7,895,000,  $5,791,000 and $5,028,000 for
2002, 2001 and 2000, respectively. FTE interest income for 2002 was $1,392,000, or 9.9%, less than in 2001. Similarly, interest expense for 2002 decreased $3,496,000, or 42.6%, from the prior year amount. The increase in FTE net interest income for 2002 resulted from higher volumes of interest earning assets and from rates paid on funding sources declining more than did the rates earned on earning assets. Growth in loans was especially strong as average loans for 2002 were $23,624,000, or 22.2%, more than the 2001 amount. The Company's average federal funds sold position declined during 2002 to $23,656,000, representing a decrease of $7,859,000, or 24.9%, from the 2001 average amount. Investment securities decreased slightly in 2002, also, averaging $59,246,000. This represents a decrease of $3,212,000, or 5.1%. Average interest bearing deposits increased by $9,738,000, or 5.8%, over the 2001 amount and average non-interest bearing deposits increased by $1,320,000, or 5.7%.

         During 2002, market rates of interest were relatively stable. Throughout 2001, however, market rates of interest fell sharply. In each of the two years, the Federal Reserve Board attempted to provide stimulus to the economy. In 2001, the Federal Reserve Board sought to reduce market interest rates quickly so that interest costs might be reduced significantly in order to increase the amounts of funds companies would have available for capital expenditures, new job creation and other purposes that could contribute to economic growth. The effects of those declines in interest rates on the Company were not fully realized until 2002, however.

         During 2002, the Federal Reserve Board maintained market rates of interest at near-historic low levels to further the goals identified above. The continuance of the low interest rate environment had two major effects on the Company's customers. First, borrowers were more likely to refinance or otherwise attempt to revise the terms of their debts, especially seeking to decrease the associated interest rates. Second, depositors were more likely to commit funds to longer-term deposit instruments in order to secure a marginally higher rate of return on their investments.

         As shown in the tables "Average Balances, Yields and Rates" and "Volume and Rate Variance Analysis," the lower interest environment in 2002 resulted in significant reductions in both interest income and interest expense. The Company changed the "mix" of its interest earning assets in favor of the generally higher-yielding loans, somewhat mitigating the effects of the lower rate environment on interest income. Ratios of average loans to average deposits were 64.1% and 55.5% during 2002 and 2001, respectively. The average rate earned on average interest earning assets in 2002 was 5.90%, representing a decrease of 106 basis points from the comparable rate earned in 2001.

         During the past two years, but with greater impact in 2002, the Company reduced the interest rates it paid on interest bearing transaction and savings deposits and reduced significantly the rates offered for new or reinvested certificates of deposit. Relatively large amounts of certificates of deposit matured or were otherwise repriced according to their terms during 2002. Consequently, during 2002 the average rate paid for interest bearing deposit liabilities was 2.64%, a decrease of 223 basis points from the average rate paid in 2001.

         The $763,000 increase in FTE net interest income for 2001 resulted from higher volumes of interest earning assets. Growth in loans was especially strong as average loans for 2001 were $20,218,000, or 23.4%, more than the 2000 amount. The Company's federal funds sold position was much stronger in 2001, also, increasing on average to $31,515,000, an increase of $19,001,000, or 151.8%, over the 2000 average amount. In addition, investment securities increased significantly, averaging $4,617,000, or 8.0%, more in 2001 than in 2000. Funding sources for these assets were provided by increased deposit liabilities. Average interest bearing deposits increased by $37,818,000, or 28.9%, over the 2000 amount and average noninterest bearing deposits increased by $4,802,000, or 25.9%.

         The table, "Average Balances, Yields and Rates", provides a detailed analysis of the average amounts of the Company's assets and liabilities and the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2002, 2001 and 2000.

                       Average Balances, Yields and Rates

                                                                             Years ended December 31,
                                                                             ------------------------
                                                          2002                          2001                           2000
                                                          ----                          ----                           ----
                                            Average     Income/  Yields/    Average    Income/  Yields/    Average   Income/ Yields/
                                          Balances (1)  Expense   Rates  Balances (1)  Expense   Rates  Balances (1) Expense  Rates
                                          ------------  -------   -----  ------------  -------   -----  ------------ -------  -----
                                                                                (Dollars in thousands)
Assets
Interest bearing deposits due from banks .    $     26  $     1   3.85%     $     20  $     1   5.00%     $      9   $     1  11.11%
Taxable securities .......................      59,246    2,613   4.41%       62,458    3,620   5.80%       57,841     3,556   6.15%
Tax-exempt securities (2) ................         198       15   7.58%          198       15   7.58%          197        15   7.61%
Federal funds sold .......................      23,656      381   1.61%       31,515    1,297   4.12%       12,514       761   6.08%
Other investments ........................         538       21   3.90%          458       38   8.30%          385        30   7.79%
Loans  (2), (3) ..........................     130,104    9,580   7.36%      106,480    9,032   8.48%       86,262     7,679   8.90%
                                              --------  -------             --------  -------             --------   -------
         Total interest earning assets ...     213,768   12,611   5.90%      201,129   14,003   6.96%      157,208    12,042   7.66%
Cash and due from banks ..................       3,931                         3,588                         3,156
Allowance for loan losses ................      (1,621)                       (1,030)                         (991)
Unrealized securities gains (losses) .....         441                           177                        (2,489)
Premises and equipment ...................       3,395                         3,317                         3,339
Other assets .............................       2,692                         2,813                         3,737
                                              --------                      --------                      --------
         Total assets ....................    $222,606                      $209,994                      $163,960
                                              ========                      ========                      ========

Liabilities and shareholders' equity
Interest bearing deposits
     Interest bearing transaction accounts    $ 28,945  $   363   1.25%     $ 26,099  $   628   2.41%     $ 22,870   $   739   3.23%
     Savings .............................      25,470      266   1.04%       23,707      738   3.11%       21,006       806   3.84%
     Time deposits $100M and over ........      54,650    1,573   2.88%       50,156    2,661   5.31%       38,800     2,440   6.29%
     Other time deposits .................      69,272    2,514   3.63%       68,637    4,185   6.10%       48,105     3,029   6.30%
                                              --------  -------             --------  -------             --------   -------
         Total interest bearing deposits .     178,337    4,716   2.64%      168,599    8,212   4.87%      130,781     7,014   5.36%
Noninterest bearing demand deposits ......      24,672                        23,352                        18,550
Other liabilities ........................       1,044                         1,932                         1,407
Shareholders' equity .....................      18,553                        16,111                        13,222
                                              --------                      --------                      --------
         Total liabilities and shareholders'
         equity ..........................    $222,606                      $209,994                      $163,960
                                              ========                      ========                      ========
Interest rate spread  (4) ................                        3.26%                         2.09%                          2.30%
Net interest income and net yield
     on earning assets  (5) ..............              $ 7,895   3.69%               $ 5,791   2.88%                $ 5,028   3.20%
Interest free funds supporting earning
     assets  (6) .........................    $ 35,431                      $ 32,530                      $ 26,427

--------------------------
(1)  Average balances are computed on a daily basis.
(2) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.
(3) Nonaccrual loans are included in the average loan balances and income on such loans generally is recognized on a cash basis.
(4) Total interest earning assets yield less the total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

         The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities.

                        Volume and Rate Variance Analysis

                                                                   2002 Compared with 2001                2001 Compared with 2000
                                                                   -----------------------                -----------------------
                                                              Volume (1)   Rate (1)     Total        Volume (1)  Rate (1)     Total
                                                              -------      -----        -----        -------     -----        -----
                                                                                         (Dollars in thousands)
Interest bearing deposits due from banks ..............     $     -      $     -      $     -      $     1     $    (1)     $     -
Taxable securities ....................................        (178)        (829)      (1,007)         275        (211)          64
Tax-exempt securities (2) .............................           -            -            -            -           -            -
Federal funds sold ....................................        (266)        (650)        (916)         848        (312)         536
Other investments .....................................           6          (23)         (17)           6           2            8
Loans (2) .............................................       1,838       (1,290)         548        1,729        (376)       1,353
                                                            -------      -------      -------      -------     -------      -------
            Total interest income .....................       1,400       (2,792)      (1,392)       2,859        (898)       1,961
                                                            -------      -------      -------      -------     -------      -------
Interest bearing deposits
     Interest bearing transaction accounts ............          62         (327)        (265)          95        (206)        (111)
     Savings ..........................................          51         (523)        (472)          96        (164)         (68)
     Time deposits $100M and over .....................         221       (1,309)      (1,088)         641        (420)         221
     Other time deposits ..............................          38       (1,709)      (1,671)       1,255         (99)       1,156
                                                            -------      -------      -------      -------     -------      -------
            Total interest expense ....................         372       (3,868)      (3,496)       2,087        (889)       1,198
                                                            -------      -------      -------      -------     -------      -------
            Net interest income .......................     $ 1,028      $ 1,076      $ 2,104      $   772     $    (9)     $   763
                                                            =======      =======      =======      =======     =======      =======

----------------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.
(2) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.

         Management currently expects that interest rates may move slightly higher, but within a narrow range, in 2003. Management has not presently identified any factors that it believes might cause interest rates to increase sharply in a short period of time. However, changes in interest rates that can significantly affect the Company, either positively or negatively, are possible. In the absence of significant changes in market interest rate levels, any significant changes in net interest income during 2003 are expected to result primarily from changes in the volumes of interest earning assets and liabilities. Management expects to continue using its marketing strategies to increase the Company's market share of both deposits and quality loans within its market areas. These strategies involve offering attractive interest rates and outstanding customer service.

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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2002 by $88,186,000, resulting in a cumulative gap ratio of .43. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2002 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect. However, in a rapidly falling interest rate environment net interest income can decrease despite a negative interest sensitivity gap. This occurs because traditional interest sensitivity analysis does not account for all factors that affect the repricing of assets including actions taken by consumers and businesses to prepay, refinance or renegotiate terms associated with existing, higher fixed rate loans and mortgages. Similarly, issuers of federal and local government securities frequently exercise early call options to prepay or refinance their debt securities at lower rates.

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

                          Interest Sensitivity Analysis

                                                                                     December 31, 2002
                                                                                     -----------------
                                                                  Within            4-12       Over 1-5      Over 5
                                                                 3 Months          Months        Years        Years         Total
                                                                 --------          ------        -----        -----         -----
                                                                                  (Dollars in thousands)
Interest earning assets
     Interest bearing deposits due from banks ..............      $     32       $      -       $      -      $      -      $     32
     Securities available-for-sale .........................         1,076          1,046         38,986        21,860        62,968
     Other investments .....................................           555              -              -             -           555
     Federal funds sold ....................................        21,471              -              -             -        21,471
     Loans (1) .............................................        33,559          9,024         85,800         8,110       136,493
                                                                  --------       --------       --------      --------      --------
            Total interest earning assets ..................        56,693         10,070       $124,786      $ 29,970      $221,519
                                                                  --------       --------       ========      ========      ========
Interest bearing liabilities
     Interest bearing deposits
        Interest bearing transaction accounts ..............      $ 26,193       $      -       $      -      $      -      $ 26,193
        Savings ............................................        22,477              -              -             -        22,477
        Time deposits $100M and over .......................        23,953         30,700          4,718             -        59,371
        Other time deposits ................................        17,691         33,935         27,556             -        79,182
                                                                  --------       --------       --------      --------      --------
            Total interest bearing liabilities .............        90,314         64,635       $ 32,274      $      -      $187,223
                                                                  --------       --------       ========      ========      ========

Interest sensitivity gap ...................................      $(33,621)      $(54,565)
Cumulative interest sensitivity gap ........................      $(33,621)      $(88,186)
Gap ratio ..................................................          0.63           0.16
Cumulative gap ratio .......................................          0.63           0.43

--------------------------------------
(1) Loans exclude loans held for sale and are net of nonaccruing loans totaling $866,000.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and its estimate of the related allowance for loan losses. Provisions for loan losses were $1,291,000, $567,000 and $305,000 for the years ended December 31, 2002,
2001 and 2000, respectively. The increased provision in 2002 was considered necessary due to increased amounts of loan charge-offs, trends in nonaccrual and other potential problem loans, higher volumes of loans outstanding and uncertainty about the potential impact that the current national economic downturn might have on local economic and business conditions. The allowance for loan losses as a percentage of total loans at year-end was 1.42% for 2002 compared with 1.00% as of the end of 2001. Net charge-offs for 2002 were $541,000, an increase of $174,000 over the amount for 2001. Net charge-offs for 2001 were $367,000, an increase of $119,000 over the 2000 amount. See "Impaired Loans," "Potential Problem Loans," "Allowance for Loan Losses" and "The Application of Critical Accounting Policies" for further information and a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.

Other Income

         Noninterest income for 2002 increased by $392,000 or 38.4% over 2001. Service charges on deposit accounts increased by $314,000 or 39.8% due primarily to charges associated with a new pre-arranged overdraft protection product. In addition, the Company in 2002 began originating mortgage loans with the intent to sell, principally to a regional mortgage banker. The Company realized $75,000 in gains on the sale of such loans in 2002. Several advantages accrue to the Company under this arrangement including the ability to serve the needs within its established market areas for long-term financing for home purchases without incurring the interest rate risk of maintaining a long-term fixed-rate asset. In addition, as demonstrated by the gains realized on sale of loans originated during 2002, the Company may increase income if it is able to originate such loans at above-average rates. The Company is generally afforded decreased risk of loss by acquiring take-out commitments for such loans prior to the loans' originations.

         Noninterest income for 2001 increased $156,000 or 18.0% to $1,021,000. Service charges on deposit accounts increased $213,000 or 37.0% to $789,000 for 2001. These increases were primarily due to increased chargeable account activity related to larger numbers of accounts held by customers. Credit life insurance commissions decreased by $18,000 in 2001 following a $21,000 increase in 2000. A $4,000 gain was realized on the sale of one investment security in 2001. There were no realized securities gains or losses in 2000.

Other Expenses

         Noninterest expenses for 2002 increased $458,000, or 14.1%, over the amount for 2001. Salaries and employee benefits increased by $303,000, or 17.3% over the 2001 amount. This increase was caused primarily by increased employee bonuses awarded in 2002 and normal salary and wage adjustments made from time-to-time.

         Net occupancy and furniture and equipment expenses decreased slightly in 2002 due primarily to a decrease in the amount of depreciation associated with data processing equipment. Computer and related equipment with an original cost of $265,000 became fully depreciated during 2002. Much of this equipment was replaced during 2002 with new, more advanced equipment for a cost of approximately $110,000.

         Other expenses for 2002 increased $169,000, or 16.2%, over the amount for 2001 due to a $25,000 increase in expenses for stationery, printing and postage caused by continued increases in account volumes from a larger customer base and by higher postal rates, a $22,000 increase in expenses for professional services primarily caused by increased usage of outside assistance in assessing various business strategies, and a $47,000 increase in data processing because of the expenses associated with software used for the Company's basic information needs. During 2002, the Company licensed an enhanced version of its primary application software.

         Noninterest expenses for 2001 increased $277,000 or 9.4%. Salaries and employee benefits increased $194,000 in 2001 due to recording the first full year of operations of the Williamston office, which was opened in August of 2000, the hiring of additional lending personnel, higher costs of providing life and health insurance coverage to employees, and normal salary adjustments.

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

         Noninterest overhead expenses for 2003 are expected to increase as compared with 2002 because of the Company's expanding presence in, and commitment to, the Anderson County market. The Company opened an office in Williamston, South Carolina in temporary quarters in the third quarter of 2000. Construction of a permanent office facility in Williamston began during the second quarter of 2002 with completion anticipated during the first quarter of 2003. Depreciation expense associated with this office will commence upon its placement into service.

         In December, 2002, the Company acquired a parcel of land in Westminster, South Carolina for a proposed future office location. Approval to establish an office at that site has been obtained from the South Carolina State Board of Financial Institutions and has been applied for with the Federal Deposit Insurance Corporation ("FDIC"). The Company intends initially to open the office in temporary quarters until a permanent building can be constructed. The temporary facility is expected to become operational sometime during the first or second quarters of 2003, pending receipt of FDIC approval.

         The Company continues to hold for sale four parcels of commercial property consisting of land it developed in 1999 adjacent to its City of Anderson office. This property was subdivided and developed from the property originally acquired for the new office. During 2002 and 2001, marketing efforts to sell this property have been slowed due to adjacent road construction and no sales contracts have been entered into. The property is carried in the consolidated balance sheet at a cost of $980,000 as of December 31, 2002 and 2001. Periodically, management evaluates this real estate for impairment in value, and any appropriate downward adjustments to net realizable value will be charged to expense if necessary. No such downward adjustments have been made through December 31, 2002.

         Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives and attain the goal of growth in the Company's market share in Oconee and Anderson counties.

Income Taxes

         For 2002, federal and state income tax expenses increased by $460,000 to $1,527,000. In 2001, federal and state income tax expenses increased to $1,067,000 from $939,000 in 2000. The fluctuations in income tax expense are due to increasing amounts of earnings. The effective income tax rate (income tax expense divided by income before income taxes) was 35.6% for 2002, 35.9% for 2001, and 35.9% for 2000. The Company has only minimal amounts of income from nontaxable sources, such as nontaxable investment securities or loans to local governments.

Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                        Securities Portfolio Composition

                                                          December 31,
                                                          ------------
                                                2002         2001        2000
                                                ----         ----        ----
                                             Available-   Available-  Available-
                                              for-Sale     for-Sale    for-Sale
                                              --------     --------    --------
                                                    (Dollars in thousands)

U. S. Treasury ..........................      $     -      $     -      $ 1,992
U. S. Government agencies ...............       43,334       62,329       47,510
State, county and municipal .............          210          203          204
Mortgage-backed securities ..............       19,424        8,807        8,156
                                               -------      -------      -------
   Total ................................      $62,968      $71,339      $57,862
                                               =======      =======      =======

         The following table presents maturities and weighted average yields of securities at December 31, 2002.

                   Securities Portfolio Maturities and Yields

                                                                         December 31, 2002
                                                                         -----------------
                                                               After            After
                                                              One Year        Five Years
                                            Within            Through          Through             After
                                           One Year         Five Years        Ten Years           Ten Years             Total
                                           --------         ----------        ---------           ---------             -----
                                       Amount   Yield    Amount   Yield   Amount      Yield    Amount   Yield     Amount      Yield
                                       ------   -----    ------   -----   ------      -----    ------   -----     ------      -----
                                                                        (Dollars in thousands)
Available-for-sale
U. S. Government agencies .........   $ 1,000    3.00%  $32,040    3.76%  $10,294      3.08%  $     -      0.00%  $43,334      3.58%
State, county and municipal (1) ...         -    0.00%        -    0.00%      210      7.52%        -      0.00%      210      7.52%
Mortgage-backed securities (2) ....       577    6.00%    3,974    5.17%    7,097      3.59%    7,776      4.23%   19,424      4.24%
                                      -------           -------           -------             -------             -------
        Total .....................   $ 1,577    4.10%  $36,014    3.92%  $17,601      3.34%  $ 7,776      4.23%  $62,968      3.80%
                                      =======           =======           =======             =======             =======

----------------------------
(1) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.
(2) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2002, one security was sold, resulting in the recognition of a loss of $2,000. During 2001, one security sale resulted in the recognition of a gain of $4,000. During 2000, there were no sales of securities. No transfers of available-for-sale or held-to-maturity securities to other categories were effected in any of the years 2000 through 2002.

         During 2002, management altered the composition of the securities portfolio, both in terms of the types of securities held and the overall maturity structure. These changes were made in response to the historically low rates available for short to medium-term U.S. Treasury and U.S. Government agencies obligations. Management opted to mitigate the effects of continuing decreases in these interest rates by investing larger amounts in mortgage-backed securities. These investment instruments are slightly more risky, and usually have longer maturity structures and higher yields than the U.S. Treasury and U.S. Government agencies securities which the Company uses as its primary investment vehicles. The primary increased risk factor associated with the change in the composition of the securities portfolio is the acceptance of potentially greater variability in expected future cash flows. The periodic repayments of principal and interest from mortgage-backed investments are more variable because such investments reflect the aggregate repayment experience of many individual residential mortgage loans. The individual mortgage loans, which might have original repayment periods ranging from fifteen to thirty years, are each subject to various risks of repayment. Those risks relate to the individual mortgagors' abilities to repay and include foreclosure, slow payment records due to job losses and layoffs, as well as prepayment of loans due to sales of the underlying properties, refinancing of loans to take advantage of lower interest rates, and other factors. Despite the longer contractual maturities of the more recent investments in mortgage-backed securities, management believes that such securities will demonstrate a general trend toward prepayment of individual mortgages resulting from factors such as the geographic and economic mobility of homeowners. Although homeowners may refinance their mortgages at lower rates during periods when market interest rates decline, the long duration of the period of declining rates which has culminated in the current historically low levels of market interest rates indicates that such rate related prepayments might not be as significant in the foreseeable future. Still, it is believed that the average lives of most mortgage-backed securities will be significantly shorter than revealed by maturity distributions based on contractual terms.

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

         The amounts of loans outstanding at December 31, 2002, 2001 and 2000 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                                          December 31,
                                                                                          ------------
                                                                       2002                      2001                    2000
                                                                       ----                      ----                    ----
                                                             Amount           %        Amount           %         Amount        %
                                                             ------           -        ------           -         ------        -
                                                                                     (Dollars in thousands)
Commercial, financial and industrial
     Commercial and industrial .......................      $ 19,124        13.9%    $ 21,006         17.5%    $ 16,997        17.4%
     Purchasing or carrying securities ...............         2,547         1.9%       2,578          2.1%       2,654         2.7%
Real estate - construction ...........................           822          .6%         346           .3%         200          .2%
Real estate - mortgage
     1-4 family residential ..........................        54,471        39.7%      45,329         37.9%      39,163        40.1%
     Multifamily (5 or more) residential .............         2,311         1.7%       1,862          1.5%         641          .7%
     Nonfarm, nonresidential .........................        36,122        26.3%      27,047         22.6%      17,897        18.4%
Consumer installment
     Credit card and checking credit .................         1,033          .7%       1,030           .9%       1,097         1.1%
     Other ...........................................        20,929        15.2%      20,546         17.2%      18,913        19.4%
                                                            --------       -----     --------        -----     --------       -----
                     Total loans .....................      $137,359       100.0%    $119,744        100.0%    $ 97,562       100.0%
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

         Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2002, total commercial and industrial loans decreased $1,882,000 or 9.0%. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $9,075,000 or 33.6% during 2002. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required. During 1999, a senior commercial lending officer/administrator position was created to enhance expertise and supervision in this area. However, turnover of personnel hired for this position has slowed the implementation of these objectives, and no one is currently employed in this position.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised approximately 68% and 62% of the Company's loan portfolio at the end of 2002 and 2001, respectively. Real estate mortgage loans of all types grew $19,142,000 during 2002 and by $16,683,000 during 2001. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily home loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. During 2002, the Company began originating for sale mortgage loans pursuant to an agreement with a regional mortgage banking firm. Under this arrangement, the Company originated and sold approximately $5,000,000 of mortgage loans. The Company does not retain servicing of these loans, nor is there any intention of retaining such rights in the immediate future.

Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2002, as well as the type of interest requirement on such loans.

                                                                                             December 31, 2002
                                                                                             -----------------
                                                                            One Year         One to        Five Years
                                                                            or Less        Five Years        or More         Total
                                                                            -------        ----------        -------         -----
                                                                                         (Dollars in thousands)

Commercial, financial and industrial ...............................        $ 11,394        $  9,350        $    927        $ 21,671
Real estate - construction .........................................             822               -               -             822
Real estate - mortgage .............................................          25,995          59,998           6,911          92,904
Consumer installment ...............................................           4,656          16,818             488          21,962
                                                                            --------        --------        --------        --------
              Total loans ..........................................        $ 42,867        $ 86,166        $  8,326        $137,359
                                                                            ========        ========        ========        ========

Predetermined rate, maturity greater than one year .................                        $ 69,292        $  8,047        $ 77,339
                                                                                            ========        ========        ========

Variable rate or maturity within one year ..........................        $ 42,867        $ 16,874        $    279        $ 60,020
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

                        Nonaccrual and Past Due Loans

                                                            December 31,
                                                     2002       2001       2000
                                                     ----       ----       ----
                                                      (Dollars in thousands)

Nonaccrual loans ..............................      $866       $609       $341
Accruing loans 90 days or more past due .......         -          1          9
                                                     ----       ----       ----
            Total .............................      $866       $610       $350
                                                     ====       ====       ====
Percent of total loans ........................       0.6%       0.5%       0.4%

         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 2002, 2001 and 2000.

         As of December 31, 2002, there were no commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2002 determined by management to be potential problem loans was $1,279,000. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the types of collateral securing potential problem loans as of December 31, 2002.

                                                           December 31, 2002
                                                           -----------------
                                                         Amount             %
                                                         ------             -
                                                         (Dollars in thousands)
Real estate mortgage .......................            $  954             74.6%
Vehicles ...................................               193             15.1%
Mobile homes ...............................                29              2.3%
Other ......................................                59              4.6%
Unsecured ..................................                44              3.4%
                                                        ------            -----
           Total ...........................            $1,279            100.0%
                                                        ======            =====

Allowance for Loan Losses

         The table, "Summary of Loan Loss Experience", summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

         Management believes that an aggregate evaluation that emphasizes individual loan risk grades and specific problem loan allocations is more meaningful than an allocation by loan categories. Management is not aware of any significant degree of increased exposure, risk of collection or other adverse features in any particular category of loans. See "The Application of Critical Accounting Policies" for further discussion of the factors and procedures used by management in estimating the allowance for loan losses.

                         Summary of Loan Loss Experience

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                          2002         2001         2000        1999         1998
                                                                          ----         ----         ----        ----         ----
                                                                                          (Dollars in thousands)
Total loans outstanding at end of period ..........................    $137,359     $119,744     $ 97,562     $ 76,158     $ 67,893
Average amount of loans outstanding ...............................     130,104      106,480       86,262       71,944       68,499

Balance of allowance for loan losses - beginning ..................    $  1,200     $  1,000     $    943     $    955     $    890
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial and industrial ....................................         193          249           97          234           44
     Real estate - mortgage .......................................         131            -           40            -            9
     Consumer installment .........................................         223          126          121           99          116
                                                                       --------     --------     --------     --------     --------
           Total charge-offs ......................................         547          375          258          333          169
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           1            -            -           12            -
     Real estate - mortgage .......................................           -            -            -            -           15
     Consumer installment .........................................           5            8           10            9            6
                                                                       --------     --------     --------     --------     --------
           Total recoveries .......................................           6            8           10           21           21
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................         541          367          248          312          148
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................       1,291          567          305          300          213
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  1,950     $  1,200     $  1,000     $    943     $    955
                                                                       ========     ========     ========     ========     ========
Ratios
     Net charge-offs to average loans .............................        0.42%        0.34%        0.29%        0.43%        0.22%
     Net charge-offs to loans at end of period ....................        0.39%        0.31%        0.25%        0.41%        0.22%
     Allowance for loan losses to average loans ...................        1.50%        1.13%        1.16%        1.31%        1.39%
     Allowance for loan losses to loans at end of period ..........        1.42%        1.00%        1.02%        1.24%        1.41%
     Net charge-offs to allowance for loan losses .................       27.74%       30.58%       24.80%       33.09%       15.50%
     Net charge-offs to provision for loan losses .................       41.91%       64.73%       81.31%      104.00%       69.48%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2002, 2001 and 2000, are summarized below:
                                Average Deposits

                                                                               Years Ended December 31,
                                                                   2002                      2001                       2000
                                                                   ----                      ----                       ----
                                                         Amount           %         Amount           %         Amount           %
                                                         ------           -         ------           -         ------           -
                                                                                (Dollars in thousands)

Noninterest bearing demand .....................       $ 24,672         12.2%     $ 23,352         12.2%     $ 18,550         12.4%
Interest bearing transaction accounts ..........         28,945         14.3%       26,099         13.6%       22,870         15.3%
Savings ........................................         25,470         12.5%       23,707         12.4%       21,006         14.1%
Time deposits $100M and over ...................         54,650         26.9%       50,156         26.1%       38,800         26.0%
Other time deposits ............................         69,272         34.1%       68,637         35.7%       48,105         32.2%
                                                       --------        -----      --------        -----      --------        -----
             Total deposits ....................       $203,009        100.0%     $191,951        100.0%     $149,331        100.0%
                                                       ========        =====      ========        =====      ========        =====

         As of December 31, 2002, there were $59,371,000 in time deposits of $100,000 or more. Approximately $23,414,000 mature within three months, $13,603,000 mature over three through six months, $10,675,000 mature over six through twelve months and $11,679,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, can be attributed to growth planned by management. The vast majority of time deposits $100,000 and over are acquired within the Company's market areas in the ordinary course of business from customers with standing banking relationships. As of December 31, 2002, approximately $29,333,000 of time deposits of $100,000 or more represented deposits of local governmental entities. It is a common industry practice not to consider time deposits of $100,000 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity. The Company does not purchase brokered deposits.

Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                                Years Ended December 31,
                                                ------------------------
                                           2002           2001          2000
                                           ----           ----          ----

Return on assets .....................       1.24%         0.91%         1.02%
Return on equity .....................      14.89%        11.82%        12.70%
Dividend payout ratio ................       0.00%         0.00%         0.00%
Equity to assets ratio ...............       8.33%         7.67%         8.06%


Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's market areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 66.6% of average total assets during 2002 compared with 67.5% during 2001. Deposits of several local governmental entities comprised approximately 23% and 25% of total deposits at the end of 2002 and 2001, respectively. Because of the potentially volatile nature of this funding source, management maintains the Bank's membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. As of December 31, 2002, the banking subsidiary is eligible to borrow up to $36,511,000 from the FHLB. Such borrowings, if utilized, would be secured by a lien on its investment in FHLB stock and all qualifying first mortgage residential loans held. Assets potentially subject to this lien totaled approximately $47,941,000 as of December 31, 2002. In addition, the banking subsidiary has available an unused short-term line of credit to purchase up to $5,000,000 of federal funds from an unrelated correspondent institution. The line is generally available on a one-day basis for up to 14 days in any 30 day period, in the sole discretion of the lender. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale, particularly those maturing within one year, and funds available from maturing loans provide secondary sources of liquidity.

         Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 2002, the banking subsidiary's undivided profits totaled $10,051,000. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. In 2002 and 2001, the parent company received no cash dividends from its banking subsidiary. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

         Shareholders' equity increased by $3,068,000 and $2,122,000 during 2002 and 2001, respectively. During 2002, net income increased shareholders' equity by $2,762,000 and the exercise of employee stock options provided an increase of $96,000. Other comprehensive income, consisting primarily of the change in unrealized holding gains or losses on available-for-sale securities, net of deferred tax effects, increased shareholders' equity by $216,000. In lieu of fractional shares, $6,000 was paid with respect to the 5% stock dividend declared in 2002. During 2001, net income increased shareholders equity by $1,905,000 and the exercise of employee stock options provided an increase of $53,000. Other comprehensive income, which consisted primarily of the change in unrealized holding gains or losses on available-for-sale securities, increased shareholders' equity by $529,000. Repurchases and cancellations of common stock in 2001 reduced shareholders equity by $359,000. In lieu of fractional shares, $6,000 was payable with respect to the 5% stock dividend declared in 2001.

         The Company and its banking subsidiary are each subject to regulatory risk-based capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), federal bank regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank or bank holding company. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. Unrealized holding gains and losses on available-for-sale securities are generally excluded for purposes of calculating regulatory capital ratios. However, the extent of any unrealized appreciation or depreciation on securities will continue to be a factor that regulatory examiners consider in their overall assessment of capital adequacy.

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2002 and 2001, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                                                                                                 Minimum for          Minimum to be
                                                                             Actual           Capital Adequacy      Well Capitalized
                                                                             ------           ----------------      ----------------
                                                                        Amount     Ratio      Amount     Ratio      Amount    Ratio
                                                                        ------     -----      ------     -----      ------    -----
December 31, 2002                                                                         (Dollars in thousands)
      The Company
          Total Capital to risk weighted assets ...................    $21,481     15.2%      $11,346     8.0%      $14,183    10.0%
          Tier 1 Capital to risk weighted assets ..................    $19,706     13.9%      $ 5,673     4.0%      $ 8,510     6.0%
          Tier 1 Capital to average assets (leverage) .............    $19,706      8.8%      $ 6,745     3.0%      $11,242     5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................    $20,659     14.6%      $11,346     8.0%      $14,183    10.0%
          Tier 1 Capital to risk weighted assets ..................    $18,884     13.3%      $ 5,673     4.0%      $ 8,510     6.0%
          Tier 1 Capital to average assets (leverage) .............    $18,884      8.4%      $ 6,745     3.0%      $11,242     5.0%

December 31, 2001
      The Company
          Total Capital to risk weighted assets ...................    $18,055     14.2%      $10,169     8.0%      $12,711    10.0%
          Tier 1 Capital to risk weighted assets ..................    $16,855     13.3%      $ 5,085     4.0%      $ 7,627     6.0%
          Tier 1 Capital to average assets (leverage) .............    $16,855      8.0%      $ 6,342     3.0%      $10,570     5.0%
      Community First Bank
          Total Capital to risk weighted assets ...................    $17,310     13.6%      $10,169     8.0%      $12,711    10.0%
          Tier 1 Capital to risk weighted assets ..................    $16,110     12.7%      $ 5,085     4.0%      $ 7,627     6.0%
          Tier 1 Capital to average assets (leverage) .............    $16,110      7.6%      $ 6,342     3.0%      $10,570     5.0%

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

Off-Balance   Sheet   Arrangements,   Contractual   Obligations  and  Contingent
Liabilities and Commitments

         The  Company  presently  engages  in  only  limited  off-balance  sheet arrangements. Such arrangements are defined as potentially material transactions, agreements, or other contractual arrangements which the Company has entered into that involve an entity that is not consolidated into its financial statements and, under which the Company, whether or not it is a party to the arrangement, has, or in the future may have:

     o any obligation under a direct or indirect guarantee of similar arrangement;
     o a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement;
     o derivatives, to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or
     o any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto).

         The Company's off-balance sheet arrangements presently include only commitments to extend credit and standby letters of credit. Such instruments have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to these instruments is represented by the contractual, or notional, amount of those instruments. Generally, the same credit policies used for on-balance sheet instruments, such as loans, are used in extending loan commitments and letters of credit. The following table sets out the contractual amounts of those arrangements:
                                                              December 31,
                                                              ------------
                                                          2002             2001
                                                          ----             ----
                                                          (Dollars in thousands)

Loan commitments .............................          $13,943          $12,780
Standby letters of credit ....................              238              323

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

         As described under "Liquidity," management believes that its various sources of liquidity provide the resources necessary for the Bank to fund the loan commitments and to perform under standby letters of credit, if the need arises. Neither the Company nor the Bank are involved in other off-balance sheet contractual relationships or transactions that could result in liquidity needs or other commitments or significantly impact earnings.

The Application of Critical Accounting Policies

         The consolidated financial statements are based on the selection and application of accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to the financial statements. Management believes that the following policy may involve a higher degree of judgment and complexity in its application and represents the critical accounting policy used in the preparation of the Company's financial statements. If different assumptions or conditions were to prevail, the results could be materially different from the reported results.

         Management has discussed the selection, development and disclosure of its critical accounting policy's methodology and assumptions with the Company's audit committee to enhance that body's awareness of those factors and to enable it to assess the appropriateness of management's procedures and conclusions, and its disclosures about this accounting policy.

Provision and Allowance for Loan Losses

         The Company is required to estimate the collectibility of its loan portfolio as of each accounting period end and, as a result, provide for an allowance for possible loan losses. The allowance for loan losses is increased by the provision for loan losses charged to expense, and any recoveries received on loans previously charged off. The allowance is decreased by deducting the amount of uncollectible loans charged off.

         A considerable amount of judgment is required in order to compute an estimate of the amount of the allowance for loan losses. Management's judgments must be applied in assessing the current creditworthiness of the Company's borrowers and in estimating uncertain future events and their effects based on currently known facts and circumstances. Changes in the estimated allowance for loan losses arising as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which such a change occurs.

         The allowance for loan losses is composed of specific, general and unallocated amounts. Specific allowance amounts are provided for individual loans based on management's evaluation of the Company's loss exposure taking into account the current payment status, underlying collateral and other known information about the borrower's circumstances. Typically, these loans are identified as impaired or have been assigned internal risk grades of management attention, special mention, substandard or doubtful. General amounts are provided for all other loans, excluding those for which specific amounts were determined, by applying estimated loss percentages to the portfolio categorized using risk grades. These percentages are based on management's current evaluation with consideration given to historical loss experience. The unallocated portion of the allowance consists of an amount believed to be appropriate to provide for the elements of imprecision and estimation risk inherent in the specific and general amounts and is determined based on management's evaluation of various conditions that are not directly measured by the other components of the allowance. This evaluation includes general national and local economic and business conditions affecting key lending market areas, credit quality trends, collateral values, loan volumes, portfolio seasoning, and any identified credit concentrations. The findings of internal credit reviews and results from external audits and regulatory examinations are also considered.

         The Company utilizes its risk grading system for all loans held in the portfolio. This system involves the Company's lending officers assigning a risk grade, on a loan-by-loan basis, considering information about the borrower's capacity to repay, collateral, payment history, and other known factors. Risk grades assigned are updated monthly for any known changes in circumstances affecting the borrower or the loan. The risk grading system is monitored on a continuing basis by management and the Company's internal auditor who is independent of the lending function.

         The provision for loan losses charged to expense increased significantly in 2002 to $1,291,000 compared with $567,000 and $305,000 in 2001 and 2000, respectively. The allowance for loan losses at the end of 2002 was $1,950,000, up $750,000 or 62.5% as compared with the allowance of $1,200,000 as of the end of 2001. As a percentage of total loans outstanding at year end, the allowance for loan losses stood at 1.42%, 1.00% and 1.02% for 2002, 2001 and 2000, respectively. In making its judgments about the percentage factors applied to loan risk grade categories, management elected to take a more conservative approach in 2002. Several key factors influenced management's decision to take this approach, including the increases in net loan charge-offs, impaired or non-performing loans and potential problem loans over the last two years. Net loan charge-offs increased to $541,000 in 2002, an increase of 50.1% over the 2001 amount. In 2001, net charge-offs increased to $367,000 or 48.0% over the 2000 amount. As of the end of 2002, impaired or non-performing loans grew to $866,000, up from $610,000 and $350,000 at the end of 2001 and 2000, respectively. Potential problem loans grew to $1,279,000 at the end of 2002, compared with $880,000 and $425,000 at the end of 2001 and 2000, respectively. While management believes that the local economy remains relatively healthy, there are concerns that the national economic downturn that began in 2001 and continued throughout 2002 and beyond eventually might have a more noticeable effect locally. Loan growth has also been a contributing factor toward the increased provisions for loan losses in 2002 and 2001. Total year end loans grew 14.7% and 22.7% in 2002 and 2001, respectively. The Company entered into the new market of Anderson County, South Carolina in 1999, and has continued to expand its presence over the last several years. Activities within this market initially emphasized the acquisition of deposit liabilities to fund loan growth. The Company's loan origination activities increased significantly in 2002 and 2001. Because the Anderson County market is relatively new to the Company, management perceives a higher degree of risk in its lending operations there and, consequently, a higher provision and allowance for loan losses has been estimated until further experience is obtained. If experience in this market proves to be better than management has estimated, the Company may be able to increase the size of its loan portfolio without the need for significantly increasing its provision and allowance for loan losses in the future.

         Management has established loan and credit policies and practices that are designed to control credit risks as a part of the loan underwriting process. These policies and practices include, for example, requirements for minimum loan to collateral value ratios, real estate appraisal requirements and obtaining credit and financial information on borrowers. However, if the capacity for borrowers to repay and/or collateral values should deteriorate subsequent to the underwriting process, the estimate of provision and allowance for loan losses might have to increase, thereby decreasing net income and shareholders' equity. During 2002 and 2001, the total of loans secured by real estate mortgages has increased $35,203,000 from $57,701,000 at the end of 2000 to $92,904,000 by the end of 2002. Of this increase, $15,308,000 consisted of loans secured by 1-4 family residential real estate mortgages, and $18,225,000 consisted of loans secured by nonfarm, nonresidential real estate mortgages. A further significant, prolonged downturn in national and local economic and business conditions could negatively affect the borrowers' capacity to repay these loans as well as the value of the underlying collateral. This scenario would be likely to substantially increase the level of impaired or non-performing loans, non-earning foreclosed real estate and increase overall credit risk by shrinking the margin of collateral values as compared with loans outstanding. Another factor that could adversely affect borrowers' ability to make payments in accordance with loan terms is the potential for increases in rates charged for loans. The Company has a significant amount of variable rate loans outstanding. In addition, some loans are refinanced at maturity rather than being paid out in a lump sum. If interest rates were to increase sharply in a short time period, some loan customers might not be able to afford payments on loans made or repriced at the higher resulting interest rates, nor would they necessarily be able to obtain more favorable terms elsewhere. This could also cause an increase in the amounts of impaired or non-performing assets and other credit risks.

Impact of Recent Accounting Changes

Goodwill and Other Intangibles - FASB Statement No. 142, "Goodwill and Other Intangible Assets," addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, "Intangible Assets." This Statement changes the accounting for goodwill from an amortization method to an impairment-only approach. The provisions of this Statement are required to be applied beginning with fiscal years beginning after December 15, 2001. The adoption of this Statement as of January 1, 2002 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for Asset Retirement Obligations - FASB Statement No. 143, "Accounting for Asset Retirement Obligations," addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred, along with increasing the carrying amount and depreciation of the related asset. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The adoption of this Statement as of January 1, 2003 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for the Impairment or Disposal of Long-Lived Assets - FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121 and the accounting and reporting provisions of APB No. 30 for the disposal of a segment of a business, as previously defined in that Opinion. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The adoption of this Statement as of January 1, 2002 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Isolation of Transferred Financial Assets - FASB Technical Bulletin No. 01-1 deferred until 2002 application of the isolation standards of FASB Statement No.

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

Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections - FASB Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," addresses financial accounting and reporting for extinguishment of debt and for certain lease modifications that have economic effects similar to sale-leaseback transactions. This Statement requires that gains and losses from debt extinguishments that are part of an entity's recurring operations not be accounted for as extraordinary items. Furthermore, gains and losses from debt extinguishments that are not part of an entity's recurring operations are required to be evaluated using the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," to determine whether extraordinary treatment is warranted for those transactions. The provisions of this Statement related to debt extinguishments are required to be applied in fiscal years beginning after May 15, 2002, with early application encouraged. Restatement is required for amounts that previously were classified as extraordinary, but that do not meet the criteria in Opinion No. 30 for extraordinary treatment. The Statement's other provisions were required to be applied either to transactions occurring after May 15, 2002 or for financial statements issued on or after May 15, 2002, with early application encouraged. The adoption of the provisions of FASB No. 145 as of their effective dates did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for Costs Associated with Exit or Disposal Activities - FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issues Nos. 88-10 and 94-3. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred, rather than the previous recognition of a liability at the date that an entity committed to an exit plan. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of Statement No. 146 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Acquisitions of Certain Financial Institutions - FASB Statement No. 147, "Acquisitions of Certain Financial Institutions," amends Statements No. 72 and 144 and FASB Interpretation No. 9. This Statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises, and provides guidance on accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets, including those acquired in transactions between two or more mutual enterprises. This Statement makes Statement No. 72 and Interpretation 9 not applicable to acquisitions within its scope and requires that acquisitions of all or part of a financial institution that meet the definition of a business combination be accounted for by the purchase method in accordance with FASB Statement No. 141, "Business Combinations." Acquisitions that do not qualify as business combinations because the transferred net assets and activities do not constitute a business are to be accounted for in accordance with paragraphs 4-8 of Statement No. 141. This Statement also makes the provisions of Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," applicable to long-term customer-relationship intangible assets, except servicing assets, recognized in the acquisition of a financial institution. In addition, certain amounts previously recognized with regard to a business combination as unidentifiable intangible assets may be required to be reclassified as goodwill, with restatement of any amortization expense subsequent to the date of the adoption of FASB Statement No. 142, "Goodwill and Other Intangible Assets." The provisions of this Statement were generally effective as of October 1, 2002, with earlier application permitted. The adoption of Statement No. 147 as of January 1, 2002 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for Stock-Based Compensation - Transition and Disclosure - FASB Statement No. 148, "Accounting for Stock-Based Compensation - Transition and
Disclosure," amends Statement No. 123 to provide alternative methods of transition for entities that voluntarily change to the fair value method of accounting for stock-based employee compensation. FASB Statement 142 also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based compensation. Also, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. The provisions of this Statement related to transition provisions and disclosure requirements were effective for financial statements for fiscal years ending after December 15, 2002. The provisions related to interim financial reporting are applicable to interim periods beginning after December 15, 2002. Adoption of this Statement as of December 15, 2002 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company as of and for the years ended December 31, 2002, 2001 and 2000, nor is it expected to have any such effects on the Company's future consolidated interim financial position or results of operations. As of December 31, 2002, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. While the Company has adopted the disclosure provisions of Statement No. 123, as amended, there are no current intentions to adopt the fair value method recognition provisions of that Statement.

Accounting by Certain Financing Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others - The American Institute of Certified Public Accountants' ("AICPA") Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others," that reconciles and conforms existing differences in the accounting and financial reporting guidance in the AICPA Audit and Accounting Guides, "Banks and Savings Institutions," "Audits of Credit Unions" and "Audits of Finance Companies". It also carries forward accounting guidance for practices deemed to be unique to certain financial institutions. Trade receivables of all entities, including commercial and not-for-profit entities that finance their customers' purchases of goods and services using trade receivables, are within the scope of the existing finance companies Guide and are, therefore, within the scope of the new SOP. The SOP is effective for fiscal years beginning after December 15, 2001. The adoption of this SOP as of January 1, 2002 had no material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - The FASB issued its Interpretation 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which addresses a guarantor's measurement and recognition of its liabilities under certain guarantee transactions at inception and provides for new disclosures regarding the nature and extent of such guarantees. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. FIN 45's initial recognition and measurement provisions are effective prospectively; that is, for guarantees issued or modified on or after January 1, 2003. The adoption of the disclosure provisions of this Interpretation as of December 31, 2002 had no material adverse or beneficial effect on the consolidated financial position or results of operations of the Company. Furthermore, the adoption of the Interpretation's measurement and recognition provisions as of January 1, 2003 are not expected to have any material adverse or beneficial effects on the Company's future consolidated financial position or results of operations.

Change of Accountants

         Legislation and Securities Exchange Commission rules adopted in 2002 have significantly increased, and will continue to increase, the regulatory burdens on audit firms that audit the financial statements of companies that are subject to the reporting requirements of the Securities Exchange Act of 1934. Consequently, many smaller audit firms are deciding to limit their audit practice to companies that are not subject to the 1934 Act. Donald G. Jones and Company, P.A., which served as the Company's principal independent accountant since the Company's inception, is one such firm. Accordingly, effective November 19, 2002 Donald G. Jones and Company, P.A. resigned as the Company's principal independent public accountant. J. W. Hunt and Company, LLP was engaged by the Company on November 19, 2002 to audit the Company's financial statements for the year ended December 31, 2002, and has also been selected to audit the Company's financial statements for the year ended December 31, 2003.

         Donald G. Jones and Company, P.A.'s reports on the Company's financial statements for the years ended December 31, 2001 and 2000 neither contained an adverse opinion or disclaimer of opinion, nor were modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Donald
G. Jones and Company, P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Donald G. Jones and Company, P.A.'s satisfaction, would have caused it to make reference to the subject matter of the disagreements in its reports.

Independent Auditors' Report




The Shareholders and Board of Directors
    of Community First Bancorporation

           We have audited the accompanying consolidated balance sheet of Community First Bancorporation and subsidiary as of December 31, 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Community First Bancorporation as of and for the years ended December 31, 2001 and 2000, were audited by other auditors whose report dated February 7, 2002, expressed an unqualified opinion on those statements.

           We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 2002 and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


s/J. W. Hunt and Company, LLP


J. W. Hunt and Company, LLP
Certified Public Accountants
Columbia, South Carolina
February 11, 2003

                          INDEPENDENT AUDITORS' REPORT


The Shareholders and Board of Directors
    of Community First Bancorporation

         We have audited the accompanying consolidated balance sheet of Community First Bancorporation and subsidiary as of December 31, 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 2001, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.



                                             s/Donald G. Jones and Company, P.A.


Donald G. Jones and Company, P.A.
Certified Public Accountants
Columbia, South Carolina
February 7, 2002

Consolidated Balance Sheet
Community First Bancorporation

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                     2002                  2001
                                                                                                     ----                  ----
Assets
     Cash and due from banks (Note B) ..............................................          $   5,113,815           $   6,063,051
     Interest bearing deposits due from banks ......................................                 32,364                  27,419
     Federal funds sold ............................................................             21,471,000               9,240,000
     Securities available-for-sale (Note C) ........................................             62,967,593              71,338,781
     Other investments .............................................................                554,500                 480,100
     Loans held for sale ...........................................................                211,127                       -
     Loans (Note D) ................................................................            137,358,504             119,743,926
         Allowance for loan losses .................................................             (1,950,000)             (1,200,000)
                                                                                              -------------           -------------
            Loans - net ............................................................            135,408,504             118,543,926
     Premises and equipment - net (Note E) .........................................              4,148,080               3,232,136
     Accrued interest receivable ...................................................              1,350,574               1,466,465
     Real estate held for sale .....................................................                980,003                 980,003
     Other assets ..................................................................                617,003                 525,922
                                                                                              -------------           -------------

            Total assets ...........................................................          $ 232,854,563           $ 211,897,803
                                                                                              =============           =============

Liabilities
     Deposits (Note F)
         Noninterest bearing .......................................................          $  24,415,791           $  25,448,702
         Interest bearing ..........................................................            187,222,836             168,070,527
                                                                                              -------------           -------------
            Total deposits .........................................................            211,638,627             193,519,229
     Accrued interest payable ......................................................              1,069,177               1,307,096
     Other liabilities .............................................................                 61,907                  54,703
                                                                                              -------------           -------------
            Total liabilities ......................................................            212,769,711             194,881,028
                                                                                              -------------           -------------

     Commitments and contingent liabilities (Note K)

Shareholders' equity (Note G)
     Common stock - no par  value; 10,000,000 shares authorized;
         issued and outstanding - 2,242,417 for 2002 and
         2,117,062 for 2001 ........................................................             17,569,241              15,734,004
     Retained earnings .............................................................              2,137,103               1,120,413
     Accumulated other comprehensive income ........................................                378,508                 162,358
                                                                                              -------------           -------------
            Total shareholders' equity .............................................             20,084,852              17,016,775
                                                                                              -------------           -------------

            Total liabilities and shareholders' equity .............................          $ 232,854,563           $ 211,897,803
                                                                                              =============           =============











See accompanying notes to consolidated financial statements.

Consolidated Statement of Income
Community First Bancorporation

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                        2002               2001               2000
                                                                                        ----               ----               ----
Interest income
     Loans, including fees ..................................................      $  9,554,406       $  9,002,386      $  7,675,937
     Securities
         Taxable ............................................................         2,612,877          3,620,426         3,556,111
         Tax-exempt .........................................................             9,820              9,819             9,819
     Federal funds sold .....................................................           380,691          1,297,454           761,571
     Other investments ......................................................            21,484             38,295            29,773
     Interest bearing deposits due from banks ...............................               434                797               533
                                                                                   ------------       ------------      ------------
         Total interest income ..............................................        12,579,712         13,969,177        12,033,744
                                                                                   ------------       ------------      ------------

Interest expense
     Time deposits $100,000 and over ........................................         1,572,554          2,660,538         2,439,638
     Other deposits .........................................................         3,142,899          5,551,915         4,574,386
                                                                                   ------------       ------------      ------------
         Total interest expense .............................................         4,715,453          8,212,453         7,014,024
                                                                                   ------------       ------------      ------------

Net interest income .........................................................         7,864,259          5,756,724         5,019,720
Provision for loan losses (Note D) ..........................................         1,291,384            566,976           305,033
                                                                                   ------------       ------------      ------------
Net interest income after provision .........................................         6,572,875          5,189,748         4,714,687
                                                                                   ------------       ------------      ------------

Other income
     Service charges on deposit accounts ....................................         1,103,046            789,265           575,822
     Credit life insurance commissions ......................................            35,586             40,756            59,436
     (Loss) gain on sale of available-for-sale securities (Note C) ..........            (2,475)             4,327                 -
     Gain on sale of loans held for sale ....................................            74,898                  -                 -
     Other income ...........................................................           202,227            187,129           229,868
                                                                                   ------------       ------------      ------------
         Total other income .................................................         1,413,282          1,021,477           865,126
                                                                                   ------------       ------------      ------------

Other expenses (Notes H and J)
     Salaries and employee benefits .........................................         2,055,809          1,753,074         1,559,219
     Net occupancy expense ..................................................           189,768            192,399           186,203
     Furniture and equipment expense ........................................           236,000            246,930           255,787
     Other expense ..........................................................         1,215,223          1,046,289           960,663
                                                                                   ------------       ------------      ------------
         Total other expenses ...............................................         3,696,800          3,238,692         2,961,872
                                                                                   ------------       ------------      ------------

Income before income taxes ..................................................         4,289,357          2,972,533         2,617,941
Income tax expense (Note I) .................................................         1,527,561          1,067,214           938,689
                                                                                   ------------       ------------      ------------
Net income ..................................................................      $  2,761,796       $  1,905,319      $  1,679,252
                                                                                   ============       ============      ============

Per share (Note G)
     Net income .............................................................      $       1.24       $       0.85      $       0.75
     Net income, assuming dilution ..........................................              1.17               0.81              0.71

See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
Community First Bancorporation

                                                          Common Stock
                                                         --------------                                 Accumulated
                                                      Number of                         Retained   Other Comprehensive
                                                       Shares           Amount          Earnings       Income (Loss)       Total
                                                       ------           ------          --------       -------------       -----

Balance, January 1, 2000 ......................       2,002,699     $ 14,254,918     $  1,110,371     $ (1,628,999)    $ 13,736,290

Comprehensive income:
    Net income ................................               -                -        1,679,252                -        1,679,252
    Unrealized holding gains arising
    during the period, net of
    income tax effects of $706,878 ............               -                -                -        1,262,141        1,262,141
                                                                                                                       ------------
    Total comprehensive income ................               -                -                -                -        2,941,393
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares .........................          95,248        1,904,961       (1,911,225)               -           (6,264)
Exercise of employee stock options ............          34,676          123,355                -                -          123,355
Repurchase and cancellation of
    common stock ..............................        (110,000)      (1,900,000)               -                -       (1,900,000)
                                                   ------------     ------------     ------------     ------------     ------------
Balance, December 31, 2000 ....................       2,022,623       14,383,234          878,398         (366,858)      14,894,774

Comprehensive income:
    Net income ................................               -                -        1,905,319                -        1,905,319
    Unrealized holding gains arising
    during the period, net of
    income tax effects of $297,946 ............               -                -                -          531,990          531,990
    Reclassification adjustment,
    net of income tax effects of $1,553 .......               -                -                -           (2,774)          (2,774)
                                                                                                                       ------------
    Total other comprehensive income ..........               -                -                -                -          529,216
                                                                                                                       ------------
    Total comprehensive income ................               -                -                -                -        2,434,535
                                                                                                                       ------------
Declaration of 5% stock dividend,
    including cash payable for
    fractional shares .........................         100,422        1,656,963       (1,663,304)               -           (6,341)
Exercise of employee stock options ............          13,394           52,593                -                -           52,593
Repurchase and cancellation of
    common stock ..............................         (19,377)        (358,786)               -                -         (358,786)
                                                   ------------     ------------     ------------     ------------     ------------
Balance, December 31, 2001 ....................       2,117,062       15,734,004        1,120,413          162,358       17,016,775

Comprehensive income:
    Net income ................................               -                -        2,761,796                -        2,761,796
    Unrealized holding gains arising
    during the period, net of
    income tax effects of $120,169 ............               -                -                -          214,564          214,564
    Reclassification adjustment,
    net of income tax effects of $889 .........               -                -                -            1,586            1,586
                                                                                                                       ------------
    Total other comprehensive income ..........               -                -                -                -          216,150
                                                                                                                       ------------
    Total comprehensive income ................               -                -                -                -        2,977,946
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares .........................         106,442        1,739,166       (1,745,106)               -           (5,940)
Exercise of employee stock options ............          18,913           96,071                -                -           96,071
                                                   ------------     ------------     ------------     ------------     ------------
Balance, December 31, 2002 ....................       2,242,417     $ 17,569,241     $  2,137,103     $    378,508     $ 20,084,852
                                                   ============     ============     ============     ============     ============

See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
Community First Bancorporation

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                      2002              2001                2000
                                                                                      ----              ----                ----
Operating activities
     Net income ...........................................................      $  2,761,796       $  1,905,319       $  1,679,252
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses .....................................         1,291,384            566,976            305,033
            Depreciation ..................................................           210,892            231,590            227,063
            Deferred income taxes .........................................          (227,649)           (42,180)            (2,208)
            Amortization of net loan fees and costs .......................           (13,103)             7,334             63,669
            Securities accretion and premium amortization .................           195,436            (35,540)            (6,900)
            Loss (gain) on sale of available-for-sale securities ..........             2,475             (4,327)                 -
            Gain on sale of loans held for sale ...........................           (74,898)                 -                  -
            Loss on sale of other real estate .............................            24,443             31,072              7,351
            Loss on disposal of premises and equipment ....................                 -                  -              6,247
            Decrease (increase) in interest receivable ....................           115,891            (90,036)          (184,033)
            (Decrease) increase in interest payable .......................          (237,919)          (452,424)           579,629
            Increase in prepaid expenses ..................................          (153,310)            (1,386)           (69,028)
            Increase (decrease) in other accrued expenses .................            13,545             18,855            (19,526)
            Originations of loans held for sale ...........................        (5,148,032)                 -                  -
            Proceeds of sales of loans held for sale ......................         5,011,803                  -                  -
                                                                                 ------------       ------------       ------------
                Net cash provided by operating activities .................         3,772,754          2,135,253          2,586,549
                                                                                 ------------       ------------       ------------

Investing activities
     Purchases of available-for-sale securities ...........................       (68,285,150)       (96,196,397)        (4,972,022)
     Maturities of available-for-sale securities ..........................        73,798,110         83,009,787          3,264,229
     Proceeds from sale of available-for -sale securities .................         2,997,525            575,065                  -
     Purchases of other investments .......................................           (74,400)           (94,400)            (3,700)
     Net increase in loans made to customers ..............................       (18,167,859)       (22,676,174)       (21,771,906)
     Additions to other real estate .......................................                 -             (3,132)          (103,688)
     Proceeds from sale of other real estate ..............................           169,377            179,466             38,307
     Purchases of real estate held for sale ...............................                 -                  -             (5,003)
     Purchases of premises and equipment ..................................        (1,126,836)           (52,700)          (355,756)
                                                                                 ------------       ------------       ------------
                Net cash used by investing activities .....................       (10,689,233)       (35,258,485)       (23,909,539)
                                                                                 ------------       ------------       ------------

Financing activities
     Net (decrease) increase in demand deposits, interest
         bearing transaction accounts and savings accounts ................        (2,440,429)        13,872,502          9,546,217
     Net increase in certificates of deposit and other
         time deposits ....................................................        20,559,827         15,264,270         16,217,994
     Repurchase and cancellation of common stock ..........................                 -           (358,786)        (1,900,000)
     Payment of cash in lieu of fractional shares
         for stock dividend ...............................................           (12,281)                 -             (6,264)
     Exercise of employee stock options ...................................            96,071             52,593            123,355
                                                                                 ------------       ------------       ------------
                Net cash provided by financing activities .................        18,203,188         28,830,579         23,981,302
                                                                                 ------------       ------------       ------------
Increase (decrease) in cash and cash equivalents ..........................        11,286,709         (4,292,653)         2,658,312
Cash and cash equivalents, beginning ......................................        15,330,470         19,623,123         16,964,811
                                                                                 ------------       ------------       ------------
Cash and cash equivalents, ending .........................................      $ 26,617,179       $ 15,330,470       $ 19,623,123
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

Loans Held for Sale - Loans held for sale are reported at the lower of cost or estimated fair value on an aggregate loan portfolio basis. Gains or losses realized on the sale of loans are recognized at the time of the sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of loans are included in other income.

Loans and Interest Income - Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments.

A loan is considered to be impaired when, in management's judgment based on current information and events, it is probable that the obligation's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans include non-accrual loans, which are loans past due, according to their contractual terms, 90 days or more with respect to interest or principal payments. Impaired loans, when not material, are carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying value of any material impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan. Generally, the accrual of interest is discontinued on impaired loans and any previously accrued interest on such loans is reversed against current income. Any subsequent interest income is recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

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

The allowance for loan losses is composed of specific, general and unallocated amounts. Specific amounts are determined when necessary on individual loans based on management's evaluation of the Company's credit loss exposure considering the current payment status, underlying collateral and other known information about the borrower's circumstances. Typically, these loans are considered impaired or have been assigned internal risk grades of management attention, special mention, substandard or doubtful. General amounts are provided for all other loans, excluding those for which specific amounts were determined, by applying estimated loss percentages to the portfolio categorized using risk grades. These percentages are based on management's current evaluation with consideration given to historical loss experience. The unallocated portion of the allowance consists of an amount deemed appropriate to provide for the elements of imprecision and estimation risk inherent in the specific and general amounts and is determined based on management's evaluation of various conditions that are not directly measured by the other components of the allowance. This evaluation includes general national and local economic and business conditions affecting key lending market areas, credit quality trends, collateral values, loan volumes, portfolio seasoning, and any identified credit concentrations. The findings of internal credit reviews and results from external audits and regulatory examinations are also considered.

The Company utilizes its risk grading system for all loans held in the portfolio. This system involves the Company's lending officers assigning a risk grade, on a loan-by-loan basis, considering information about the borrower's capacity to repay, collateral, payment history, and other known factors. Risk grades assigned are updated monthly for any known changes in circumstances affecting the borrower or the loan. The risk grading system is monitored on a continuing basis by management and the Company's internal auditor who is independent of the lending function.

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

Other Real Estate and Real Estate Held for Sale - Other real estate consists of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure which were carried in other assets at a value $168,820 as of December 31, 2001. No such properties were held as of December 31, 2002. These properties are initially recorded at the lower of cost or the estimated fair market value, less estimated selling costs. Loan losses arising from the acquisition of such property are charged to the allowance for loan losses. An allowance for losses on foreclosed properties is maintained for subsequent downward valuation adjustments.

Real estate held for sale is carried in the consolidated balance sheet at the lower of cost or estimated net realizable value. This property consists of four commercial lots that were subdivided and developed from land acquired to construct the banking subsidiary's Anderson office. Management periodically evaluates real estate held for sale for impairment, with any appropriate downward valuation adjustments being made when necessary.

Advertising - The Company expenses advertising and promotion costs as they are incurred.

Retirement Plan - The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note J. The Company does not sponsor any postretirement or postemployment benefits.

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

Stock-Based Compensation - As of December 31, 2002, the Company has two stock-based employee compensation plans, which are described more fully in Note
G. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation. Per share amounts have been adjusted to reflect the effects of 5% stock dividends effective November 28, 2002, December 21, 2001 and December 15, 2000.

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                             2002                   2001                2000
                                                                             ----                   ----                ----

Net income, as reported .......................................         $   2,761,796          $   1,905,319          $   1,679,252
Deduct:  Total stock-based employee
      compensation expense determined under
      fair value based method for all awards,
      net of any related tax effects ..........................              (276,129)              (257,757)              (199,115)
                                                                        -------------          -------------          -------------
Pro forma net income ..........................................         $   2,485,667          $   1,647,562          $   1,480,137
                                                                        =============          =============          =============

Net income per share, basic
      As reported .............................................         $        1.24          $        0.85          $        0.75
      Pro forma ...............................................                  1.12                   0.74                   0.66
Net income per share, assuming dilution
      As reported .............................................         $        1.17          $        0.81          $        0.71
      Pro forma ...............................................                  1.06                   0.70                   0.62

The fair values of options granted during 2002, 2001 and 2000 were $10.56, $9.13 and $8.83 per share, respectively. Such fair value was estimated as of the date of the grant using the minimum value option pricing method. The following assumptions were used for grants in 2002, 2001 and 2000: dividend yield of 0%, expected life of 10 years, and risk-free interest rates of 4.06%, 5.39% and 5.85%, respectively.

Earnings Per Share - Basic net income per share is calculated by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Net income per share, assuming dilution, is calculated by dividing net income by the total of the weighted average number of shares outstanding during the period and the weighted average number of any dilutive potential common shares and stock options that would have been outstanding if the dilutive potential shares and stock options had been issued. In computing the number of dilutive potential common shares, it is assumed that all dilutive stock options are exercised at the beginning of each year and that the proceeds are used to purchase shares of the Company's common stock at the average market price during the year. See Note G.

Comprehensive Income - Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. The Company classifies and reports items of other comprehensive income according to their nature, reports total comprehensive income or loss in the consolidated statement of changes in shareholders' equity and displays the accumulated balance of other comprehensive income or loss separately in the shareholders' equity section of the consolidated balance sheet. See Note G.

Consolidated Statement of Cash Flows - The consolidated statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks, federal funds sold and securities purchased under agreements to resell.

During 2002, 2001 and 2000, interest paid on deposits and other borrowings amounted to $4,955,123, $8,664,877 and $6,434,395, respectively. Income tax payments of $1,807,300, $1,093,000 and $995,600 were made during 2002, 2001 and
2000, respectively. In 2002, 2001 and 2000, noncash transfers of $25,000, $120,000 and $56,135, respectively, were made from loans to other real estate. Noncash transfers from retained earnings to common stock in the amounts of $1,739,166, $1,656,963 and $1,904,961 were made as the result of stock dividends declared in 2002, 2001 and 2000, respectively. In 2001, a $6,341 noncash transfer was made from retained earnings to other liabilities for cash payable in lieu of fractional shares for a stock dividend. During 2002, 2001 and 2000, noncash valuation adjustments totaling $337,208, $825,609 and $1,969,019 were made which each increased the carrying amount of available-for-sale securities. In 2002, accumulated other comprehensive income increased $216,150 and related net deferred income tax assets or liabilities changed by $121,058; in 2001, accumulated other comprehensive income increased $529,216 and related net deferred income tax assets or liabilities changed by $296,393; and in 2000, accumulated other comprehensive income increased $1,262,141 and related net deferred income tax assets or liabilities changed by $706,878.

NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2002 and 2001, were approximately $1,009,000 and $959,000, respectively.

NOTE C- SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                    December 31,
                                                                    ------------
                                              2002                                                    2001
                                              ----                                                    ----

                                       Gross        Gross                                       Gross        Gross
                                    Unrealized   Unrealized     Estimated                     Unrealized  Unrealized     Estimated
                       Amortized      Holding      Holding        Fair          Amortized      Holding      Holding         Fair
                         Cost          Gains       Losses         Value            Cost         Gains       Losses         Value
                         ----          -----       ------         -----            ----         -----       ------         -----
Available-for-sale
  U.S. Government
      agencies ....   $42,919,558   $   414,074   $         -   $43,333,632   $62,175,791   $   368,098   $   214,723   $62,329,166
  Mortgage-backed
      securities ..    19,259,662       175,999        12,022    19,423,639     8,712,045       102,871         7,783     8,807,133
  State, county and
      municipal ...       197,877        12,445             -       210,322       197,657         4,825             -       202,482
                      -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total .....   $62,377,097   $   602,518   $    12,022   $62,967,593   $71,085,493   $   475,794   $   222,506   $71,338,781
                      ===========   ===========   ===========   ===========   ===========   ===========   ===========   ===========

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                          December 31,
                                                                                          ------------
                                                                             2002                                   2001
                                                                             ----                                   ----
                                                                 Amortized         Estimated            Amortized         Estimated
                                                                   Cost            Fair Value             Cost            Fair Value
                                                                   ----            ----------             ----            ----------
Available-for-sale
     Due within one year ...............................        $ 1,000,000        $ 1,000,000        $         -        $         -
     Due after one through five years ..................         31,691,273         32,040,270         53,565,712         53,626,541
     Due after five through ten years ..................         10,426,162         10,503,684          8,610,079          8,702,625
     Due after ten years ...............................                  -                  -            197,657            202,482
                                                                -----------        -----------        -----------        -----------
                                                                 43,117,435         43,543,954         62,373,448         62,531,648
     Mortgage-backed securities ........................         19,259,662         19,423,639          8,712,045          8,807,133
                                                                -----------        -----------        -----------        -----------
         Total .........................................        $62,377,097        $62,967,593        $71,085,493        $71,338,781
                                                                ===========        ===========        ===========        ===========

During 2002, the Company sold an available-for-sale security with a carrying value of $3,000,000 for $2,997,525, realizing a loss of $2,475 on the sale. The income tax provision credited to expense applicable to this realized loss was $889. During 2001, the Company sold an available-for-sale security with a carrying value of $570,738 for $575,065, realizing a gain of $4,327 on the sale. The income tax provision charged to expense applicable to this realized gain was $1,553. There were no sales of available-for-sale securities in 2000. There were no transfers of available-for-sale securities to other categories in 2002, 2001 or 2000.

At December 31, 2002, securities with an amortized cost of $25,520,356 and an estimated fair value of $25,813,681 were pledged as collateral to secure public deposits. The amortized cost and estimated fair value of such pledged securities were $45,970,487 and $47,806,367, respectively, at the end of 2001.

NOTE D - LOANS

Loans consisted of the following:

                                                            December 31,
                                                            ------------
                                                     2002                 2001
                                                     ----                 ----
Commercial, financial and industrial .....     $  21,670,544      $  23,584,833
Real estate- construction ................           822,149            345,941
Real estate - mortgage ...................        92,903,525         74,237,238
Consumer installment .....................        21,962,286         21,575,914
                                               -------------      -------------
     Total ...............................       137,358,504        119,743,926
Allowance for loan losses ................        (1,950,000)        (1,200,000)
                                               -------------      -------------
     Loans - net .........................     $ 135,408,504      $ 118,543,926
                                               =============      =============
----------------------------
Net deferred loan fees of $121,624 and $37,576 were allocated to the various loan categories as of December 31, 2002 and 2001, respectively.

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                December 31,
                                                                ------------
                                                              2002        2001
                                                              ----        ----
Investment in impaired loans
     Nonaccrual ..........................................   $865,875   $608,634
     Accruing 90 days and over past due ..................          -      1,204
                                                             --------   --------
         Total ...........................................   $865,875   $609,838
                                                             ========   ========

Average total investment in impaired loans during the year   $453,000   $498,000
Allowance for loan losses on impaired loans at year end ..    518,346    133,165

The average total investment in impaired loans during 2000 was $249,000. There were no commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2002.

As of December 31, 2002 and 2001, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                              Years Ended December 31,
                                              ------------------------
                                          2002          2001             2000
                                          ----          ----             ----

Balance at January 1 ..............   $ 1,200,000    $ 1,000,000    $   942,950
Provision charged to expense ......     1,291,384        566,976        305,033
Recoveries ........................         6,113          9,018         10,304
Charge-offs .......................      (547,497)      (375,994)      (258,287)
                                      -----------    -----------    -----------
Balance at December 31 ............   $ 1,950,000    $ 1,200,000    $ 1,000,000
                                      ===========    ===========    ===========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with, the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $10,212,119 and $8,691,318 at December 31, 2002 and 2001, respectively. During 2002, $7,044,017 of new loans were made and repayments totaled $5,523,216.

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                             December 31,
                                                             ------------
                                                         2002             2001
                                                         ----             ----

Land .........................................       $1,022,387       $1,022,387
Buildings and land improvements ..............        2,052,216        2,052,216
Furniture and equipment ......................        1,524,198        1,360,436
Construction in process ......................          963,074                -
                                                     ----------       ----------
     Total ...................................        5,561,875        4,435,039
Accumulated depreciation .....................        1,413,795        1,202,903
                                                     ----------       ----------
     Premises and equipment - net ............       $4,148,080       $3,232,136
                                                     ==========       ==========

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $210,892, $231,590 and $227,063, respectively.

NOTE F - DEPOSITS

A summary of deposits follows:

                                                            December 31,
                                                            ------------
                                                        2002             2001
                                                        ----             ----
Noninterest bearing demand ...................     $ 24,415,791     $ 25,448,702
Interest bearing transaction accounts ........       26,192,354       25,754,073
Savings ......................................       22,477,204       24,323,003
Time deposits $100,000 and over ..............       59,370,988       50,425,214
Other time deposits ..........................       79,182,290       67,568,237
                                                   ------------     ------------
     Total deposits ..........................     $211,638,627     $193,519,229
                                                   ============     ============

As of December 31, 2002 and 2001, local governmental deposits comprised approximately 23% and 25% of total deposits, respectively. As of December 31, 2002, $114,125 of overdrawn demand deposit balances have been reclassified as loans.

At December 31, 2002, the scheduled maturities of time deposits are as follows:

            Year                                 Amount
            ----                                 ------

             2003                          $ 99,197,366
             2004                            33,528,382
             2005                             5,249,074
             2006                               438,411
             2007 and thereafter                140,045

NOTE G - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances - South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the total amount of the subsidiary's current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally payable only from its undivided profits. At December 31, 2002, the banking subsidiary's undivided profits totaled $10,050,945. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Stock Dividends - Effective November 28, 2002, December 21, 2001 and December 15, 2000 the Company's Board of Directors declared 5% stock dividends. All per share information has been retroactively adjusted to give effect to the stock dividends.

Accumulated Other Comprehensive Income (Loss) - As of December 31, 2002 and 2001, accumulated other comprehensive income included as a component of shareholders' equity in the accompanying consolidated balance sheet consisted of accumulated changes in the unrealized holding gains and losses on available-for-sale securities, net of income tax effects, amounting to $378,508 and $162,358, respectively.

Earnings per Share - Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                       2002              2001               2000
                                                                                       ----              ----               ----
Net income per share, basic
  Numerator - net income ..................................................         $2,761,796         $1,905,319         $1,679,252
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          2,229,079          2,228,953          2,241,828
                                                                                    ==========         ==========         ==========
               Net income per share, basic ................................         $     1.24         $      .85         $      .75
                                                                                    ==========         ==========         ==========

Net income per share, assuming dilution
  Numerator - net income ..................................................         $2,761,796         $1,905,319         $1,679,252
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          2,229,079          2,228,953          2,241,828
    Effect of dilutive stock options ......................................            122,129            130,909            134,675
                                                                                    ----------         ----------         ----------
               Total shares ...............................................          2,351,208          2,359,862          2,376,503
                                                                                    ==========         ==========         ==========
               Net income per share, assuming dilution ....................         $     1.17         $      .81         $      .71
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2002 and 2001, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2002, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                               Minimum for          Minimum to be
                                                                              Actual        Capital Adequacy      Well Capitalized
                                                                              ------        ----------------      ----------------
                                                                        Amount       Ratio   Amount     Ratio   Amount       Ratio
                                                                        ------       -----   ------     -----   ------       -----
December 31, 2002                                                                          (Dollars in thousands)
      The Company
           Total Capital to risk weighted assets ..................     $21,481      15.2%   $11,346      8.0%   $14,183      10.0%
           Tier 1 Capital to risk weighted assets .................     $19,706      13.9%   $ 5,673      4.0%   $ 8,510       6.0%
           Tier 1 Capital to average assets (leverage) ............     $19,706       8.8%   $ 6,745      3.0%   $11,242       5.0%
      Community First Bank
           Total Capital to risk weighted assets ..................     $20,659      14.6%   $11,346      8.0%   $14,183      10.0%
           Tier 1 Capital to risk weighted assets .................     $18,884      13.3%   $ 5,673      4.0%   $ 8,510       6.0%
           Tier 1 Capital to average assets (leverage) ............     $18,884       8.4%   $ 6,745      3.0%   $11,242       5.0%

December 31, 2001
      The Company
           Total Capital to risk weighted assets ..................     $18,055      14.2%   $10,169      8.0%   $12,711      10.0%
           Tier 1 Capital to risk weighted assets .................     $16,855      13.3%   $ 5,085      4.0%   $ 7,627       6.0%
           Tier 1 Capital to average assets (leverage) ............     $16,855       8.0%   $ 6,342      3.0%   $10,570       5.0%
      Community First Bank
           Total Capital to risk weighted assets ..................     $17,310      13.6%   $10,169      8.0%   $12,711      10.0%
           Tier 1 Capital to risk weighted assets .................     $16,110      12.7%   $ 5,085      4.0%   $ 7,627       6.0%
           Tier 1 Capital to average assets (leverage) ............     $16,110       7.6%   $ 6,342      3.0%   $10,570       5.0%

Stock Options - In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 509,355 shares (adjusted for subsequent stock dividends and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options may be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 355,996 shares (adjusted for stock dividends and splits) of authorized common stock for issuance upon the exercise of such options. Although some options granted under the 1989 Plan can still be exercised, no further options may be granted under the 1989 Plan. For all stock options ever granted under the two plans through the end of 2002, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, or if there is a change in control of the Company, in accordance with the provisions of the two plans. Options awarded during 2002, 2001 and 2000 provided for 20% vesting immediately upon award, with 20% vesting on the anniversary date of the award for each of the four subsequent years, and ten year expiration dates.

Transactions under the plans are summarized as follows:

                                                                                 Years Ended December 31,
                                                                                 ------------------------
                                                              2002                         2001                     2000
                                                              ----                         ----                     ----
                                                                    Wtd. Avg.                  Wtd. Avg.                  Wtd. Avg.
                                                                    Exercise                   Exercise                   Exercise
                                                     Shares          Price       Shares         Price       Shares          Price
                                                     ------          -----       ------         -----       ------          -----
Outstanding at beginning of year ............        325,899       $    9.99     287,788     $    8.68     285,417      $    6.90
Granted .....................................         28,455           14.96      56,338         15.46      48,794          15.42
Exercised ...................................        (19,859)           4.85     (14,767)         3.56     (40,142)          3.14
Forfeited or expired ........................         (6,054)           6.54      (3,460)        17.28      (6,281)         14.60
                                                     -------                     -------                   -------
Outstanding at end of year ..................        328,441           10.87     325,899          9.99     287,788           8.68
                                                     =======                     =======                   =======

Options exercisable at year-end .............        246,746       $    9.34     218,879     $    8.01     184,694      $    6.66
                                                     =======                     =======                   =======

------------------------
Numbers of shares and exercise prices have been adjusted in the table above for 5% stock dividends effective November 28, 2002, December 21, 2001, and December 15, 2000.

The following table summarizes information about the options outstanding:

                                                                            December 31, 2002
                                                                            -----------------
                                                       Options Outstanding                               Options Exercisable
                                                       -------------------                               -------------------
                                                             Weighted
                                                             Average
                                                            Remaining             Weighted                             Weighted
                                         Number            Contractual             Average              Number          Average
        Range of Exercise Prices       Outstanding         Life (Years)         Exercise Price       Outstanding     Exercise Price
        ------------------------       -----------         ------------         --------------       -----------     --------------
           $ 3.93  to  $ 5.47             74,316              2.23                 $ 4.57               74,316           $ 4.57
             7.16  to    7.26             85,898              5.37                   7.23               85,898             7.23
            14.92  to   16.33            168,227              7.96                  15.52               86,532            15.52
                                        --------                                                       -------

                                         328,441              5.98                 $10.87              246,746           $ 9.34
                                        ========                                                      ========

Of the 865,351 shares of the Company's authorized common stock originally reserved for issuance upon the exercise of options under the two plans, 271,987 had not been issued as of December 31, 2002.

NOTE H - OTHER EXPENSES

Other expenses are summarized below:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                  2002                  2001                 2000
                                                                                  ----                  ----                 ----

Salaries and employee benefits ......................................           $2,055,809           $1,753,074           $1,559,219
Net occupancy expense ...............................................              189,768              192,399              186,203
Furniture and equipment expense .....................................              236,000              246,930              255,787
Other expense
      Stationery, printing and postage ..............................              231,164              206,019              186,292
      Telephone .....................................................               67,720               61,624               51,515
      Advertising and promotion .....................................               67,835               68,514               68,628
      Professional services .........................................              124,755              103,124               75,947
      Insurance .....................................................               24,486               19,626               10,260
      FDIC insurance assessment .....................................               33,750               32,217               28,850
      Directors' fees ...............................................               73,700               68,800               64,700
      Other real estate costs and expenses, net .....................               41,612               39,867               17,513
      Data processing expenses ......................................              125,387               77,963               68,569
      Other .........................................................              424,814              368,535              388,389
                                                                                ----------           ----------           ----------
           Total ....................................................           $3,696,800           $3,238,692           $2,961,872
                                                                                ==========           ==========           ==========

NOTE I - INCOME TAXES

Income tax expense consisted of:

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                2002                  2001                 2000
                                                                                ----                  ----                 ----
Current
      Federal ....................................................          $ 1,640,594           $ 1,025,971           $   864,872
      State ......................................................              114,616                83,423                76,025
                                                                            -----------           -----------           -----------
                    Total current ................................            1,755,210             1,109,394               940,897
                                                                            -----------           -----------           -----------
Deferred
      Federal ....................................................             (227,649)              (55,614)               (2,030)
      State ......................................................                    -                13,434                  (178)
                                                                            -----------           -----------           -----------
                    Total deferred ...............................             (227,649)              (42,180)               (2,208)
                                                                            -----------           -----------           -----------
                    Total income tax expense .....................          $ 1,527,561           $ 1,067,214           $   938,689
                                                                            ===========           ===========           ===========

The principal components of the deferred portion of income tax expense or (credit) were:

                                               Years Ended December 31,
                                               ------------------------
                                            2002           2001          2000
                                            ----           ----          ----

Provision for loan losses ............    $(213,868)    $ (14,250)    $   1,280
Accelerated depreciation .............       13,972        (2,656)        2,805
Deferred net loan costs and fees .....      (27,753)      (25,274)       (6,293)
                                          ---------     ---------     ---------
               Total .................    $(227,649)    $ (42,180)    $  (2,208)
                                          =========     =========     =========

Income before income taxes presented in the consolidated statement of income for the years ended December 31, 2002, 2001 and 2000 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                               Years Ended December 31,
                                               ------------------------
                                         2002           2001               2000
                                         ----           ----               ----

Tax expense at statutory rate .....   $ 1,458,382    $ 1,010,661    $   890,100
State income tax, net of federal
     income tax benefit ...........        75,647         55,059         50,059
Tax-exempt interest income ........       (20,277)       (23,087)        (5,111)
Non-deductible interest expense to
     carry tax-exempt instruments .         1,771          3,709            608
Other, net ........................        12,038         20,872          3,033
                                      -----------    -----------    -----------
               Total ..............   $ 1,527,561    $ 1,067,214    $   938,689
                                      ===========    ===========    ===========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                                December 31,
                                                                ------------
                                                             2002          2001
                                                             ----          ----
Deferred tax assets
     Allowance for loan losses .......................     $503,537     $289,669
     Deferred net loan fees ..........................       40,160       12,408
                                                           --------     --------
               Gross deferred tax assets .............      543,697      302,077
     Valuation allowance .............................            -            -
                                                           --------     --------
               Total .................................      543,697      302,077
                                                           --------     --------

Deferred tax liabilities
     Accelerated depreciation ........................      106,413       92,442
     Unrealized net holding gains on
       available-for-sale securities .................      211,988       90,930
                                                           --------     --------
               Gross deferred tax liabilities ........      318,401      183,372
                                                           --------     --------
Net deferred income tax assets .......................     $225,296     $118,705
                                                           ========     ========

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2002, 2001 and 2000, $121,058 was charged, $296,393 was charged, and $706,878 was charged to other comprehensive income or loss, respectively. In 2002, $227,649 was credited to income tax expense; in 2001, $42,180 was credited to income tax expense; and, in 2000, $2,208 was credited to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2002 and 2001 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.

NOTE J - RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 2002, 2001 and 2000 totaled $38,996, $32,539 and $28,585, respectively.

NOTE K - COMMITMENTS AND CONTINGENCIES

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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                          December 31,
                                                          ------------
                                                    2002                2001
                                                    ----                ----

Loan commitments .......................         $13,943,222         $12,779,532
Standby letters of credit ..............             238,100             322,600

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

Borrowing Availability - At December 31, 2002, the banking subsidiary had an unused short-term line of credit to purchase up to $5,000,000 of federal funds from an unrelated correspondent bank. The line is available on a one-day basis for the general corporate purposes of the Bank. Advances under the line are further restricted in availability to 14 days in any 30 day period, except in the sole discretion of the other institution. The Bank also has unused lines of credit available from the Federal Home Loan Bank of Atlanta ("FHLB"). Under the terms of the FHLB agreements, the Bank may borrow approximately $36,511,000 for its general corporate purposes. Borrowings under the lines may bear interest at either a variable or fixed rate established by the FHLB. The lines, if utilized, would be secured by FHLB capital stock with a carrying value of $554,500, and blanket liens on qualifying 1-4 family residential first lien mortgage loans held by the Bank sufficient to secure the advances. The carrying amount of such loans at December 31, 2002 was approximately $47,941,000.

Litigation - The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2002. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

Williamston Office - In August of 2000, a temporary office facility was placed on the land acquired for the banking subsidiary's Williamston office and opened for commercial operations. Occupancy of the permanent office facility is expected to occur during the first quarter of 2003. Construction costs incurred to date total $483,395 and management estimates additional capital expenditures for construction, furniture and equipment will total approximately $224,000.

Future Westminster Office - In the fourth quarter of 2002, the Company acquired a parcel of land in Westminster, South Carolina as the site for a potential future office location. Permission to establish such an office has been obtained from the South Carolina State Board of Financial Institutions and an application has been filed with the Federal Deposit Insurance Corporation. Subject to obtaining the requisite regulatory approval and completion of the permanent office facility in Williamston, South Carolina, management intends to commence operations at this location during 2003 using the temporary facility currently in use in Williamston. Management has not yet formulated plans for or considered a capital budget for a future permanent facility in Westminster.

NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," as amended, requires disclosure of the estimated fair value of on-balance sheet and off-balance sheet financial instruments. A financial instrument is defined by SFAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. No active trading market exists for a significant portion of the Company's financial instruments. Fair value estimates for these instruments are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

For cash and due from banks, interest bearing deposits due from banks and federal funds sold, the carrying amount approximates fair value because these instruments generally mature in 90 days or less. The carrying amounts of accrued interest receivable or payable approximate fair values.

The fair value of U.S. Government agencies debt securities is estimated based on published closing quotations. The fair value of state, county and municipal securities is generally not available from published quotations; consequently, their fair values estimates are based on matrix pricing or quoted market prices of similar instruments adjusted for credit quality differences between the quoted instruments and the securities being valued. Fair value for mortgage-backed securities is estimated primarily using dealers' quotes.

The fair value of other investments, consisting of FHLB stock, approximates the carrying amount.

Fair values are estimated for loans using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality.

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount. The fair value of time deposits is estimated using a discounted cash flow calculation that applies rates currently offered to aggregate expected maturities.

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Therefore, the estimated fair values of these off-balance-sheet financial instruments are nominal.

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

                                                                                            December 31,
                                                                                            ------------
                                                                           2002                                    2001
                                                                           ----                                    ----
                                                                 Carrying            Estimated           Carrying          Estimated
                                                                  Amount            Fair Value            Amount          Fair Value
                                                                  ------            ----------            ------          ----------
Financial assets
    Cash and due from banks ............................       $  5,113,815       $  5,113,815       $  6,063,051       $  6,063,051
    Interest bearing deposits due from banks ...........             32,364             32,364             27,419             27,419
    Federal funds sold .................................         21,471,000         21,471,000          9,240,000          9,240,000
    Securities .........................................         62,967,593         62,967,593         71,338,781         71,338,781
    Other investments ..................................            554,500            554,500            480,100            480,100
    Loans held for sale ................................            211,127            211,127                  -                  -
    Loans ..............................................        135,408,504        135,948,000        118,543,926        118,912,829
    Accrued interest receivable ........................          1,350,574          1,350,574          1,466,465          1,466,465
Financial liabilities
    Deposits ...........................................        211,638,627        212,298,000        193,519,229        193,593,609
    Accrued interest payable ...........................          1,069,177          1,069,177          1,307,096          1,307,096

The following is a summary of the notional or contractual amounts and estimated fair values of the Company's off-balance sheet financial instruments:

                                                                                       December 31,
                                                                                       ------------
                                                                            2002                              2001
                                                                            ----                              ----
                                                                Notional/         Estimated        Notional/          Estimated
                                                                 Contract           Fair           Contract             Fair
                                                                 Amount             Value           Amount              Value
Off-balance sheet commitments
Loan commitments .......................................      $13,943,222            $ -          $12,779,532            $ -
Standby letters of credit ..............................          238,100              -              322,600              -

NOTE M - ACCOUNTING CHANGES

Goodwill and Other Intangibles - FASB Statement No. 142, "Goodwill and Other Intangible Assets," addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, "Intangible Assets." This Statement changes the accounting for goodwill from an amortization method to an impairment-only approach. The provisions of this Statement are required to be applied beginning with fiscal years beginning after December 15, 2001. The adoption of this Statement as of January 1, 2002 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for Asset Retirement Obligations - FASB Statement No. 143, "Accounting for Asset Retirement Obligations," addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred, along with increasing the carrying amount and depreciation of the related asset. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The adoption of this Statement as of January 1, 2003 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for the Impairment or Disposal of Long-Lived Assets - FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121 and the accounting and reporting provisions of APB No. 30 for the disposal of a segment of a business, as previously defined in that Opinion. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The adoption of this Statement as of

January 1, 2002 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Isolation of Transferred Financial Assets - FASB Technical Bulletin No. 01-1 deferred until 2002 application of the isolation standards of FASB Statement No. 140 as applied to banks and certain other financial institutions. FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for transfers of financial assets and extinguishments of liabilities based on a financial components approach that focuses on retention or surrender of control of such assets or liabilities. The Statement also requires the reclassification of financial assets pledged as collateral under certain circumstances. FASB Statement 140 was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001, and effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 31, 2000. The adoption of FASB Statement No. 140 in 2001 and the deferral allowed by FASB Technical Bulletin No. 01-01 have not had any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections - FASB Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," addresses financial accounting and reporting for extinguishment of debt and for certain lease modifications that have economic effects similar to sale-leaseback transactions. This Statement requires that gains and losses from debt extinguishments that are part of an entity's recurring operations not be accounted for as extraordinary items. Furthermore, gains and losses from debt extinguishments that are not part of an entity's recurring operations are required to be evaluated using the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," to determine whether extraordinary treatment is warranted for those transactions. The provisions of this Statement related to debt extinguishments are required to be applied in fiscal years beginning after May 15, 2002, with early application encouraged. Restatement is required for amounts that previously were classified as extraordinary, but that do not meet the criteria in Opinion No. 30 for extraordinary treatment. The Statement's other provisions were required to be applied either to transactions occurring after May 15, 2002 or for financial statements issued on or after May 15, 2002, with early application encouraged. The adoption of the provisions of FASB No. 145 as of their effective dates did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for Costs Associated with Exit or Disposal Activities - FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issues Nos. 88-10 and 94-3. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred, rather than the previous recognition of a liability at the date that an entity committed to an exit plan. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of Statement No. 146 is not expected to have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Acquisitions of Certain Financial Institutions - FASB Statement No. 147, "Acquisitions of Certain Financial Institutions," amends Statements No. 72 and 144 and FASB Interpretation No. 9. This Statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises, and provides guidance on accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets, including those acquired in transactions between two or more mutual enterprises. This Statement makes Statement No. 72 and Interpretation 9 not applicable to acquisitions within its scope and requires that acquisitions of all or part of a financial institution that meet the definition of a business combination be accounted for by the purchase method in accordance with FASB Statement No. 141, "Business Combinations." Acquisitions that do not qualify as business combinations because the transferred net assets and activities do not constitute a business are to be accounted for in accordance with paragraphs 4-8 of Statement No. 141. This Statement also makes the provisions of Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," applicable to long-term customer-relationship intangible assets, except servicing assets, recognized in the acquisition of a financial institution. In addition, certain amounts previously recognized with regard to a business combination as unidentifiable intangible assets may be required to be reclassified as goodwill, with restatement of any amortization expense subsequent to the date of the adoption of FASB Statement No. 142, "Goodwill and Other Intangible Assets." The provisions of this Statement were generally effective as of October 1, 2002, with earlier application permitted. The adoption of Statement No. 147 as of January 1, 2002 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for Stock-Based Compensation - Transition and Disclosure - FASB Statement No. 148, "Accounting for Stock-Based Compensation - Transition and
Disclosure," amends Statement No. 123 to provide alternative methods of transition for entities that voluntarily change to the fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based compensation. Also, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. The provisions of this Statement related to transition provisions and disclosure requirements were effective for financial statements for fiscal years ending after December 15, 2002. The provisions related to interim financial reporting are applicable to interim periods beginning after December 15, 2002. Adoption of this Statement as of December 15, 2002 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company as of and for the years ended December 31, 2002, 2001 and 2000, nor is it expected to have any such effects on the Company's future consolidated interim financial position or results of operations. As of December 31, 2002, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. While the Company has adopted the disclosure provisions of Statement No. 123, as amended, there are no current intentions to adopt the fair value method recognition provisions of that Statement.

Accounting by Certain Financing Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others - The American Institute of Certified Public Accountants' ("AICPA") Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others," that reconciles and conforms existing differences in the accounting and financial reporting guidance in the AICPA Audit and Accounting Guides, "Banks and Savings Institutions," "Audits of Credit Unions" and "Audits of Finance Companies". It also carries forward accounting guidance for practices deemed to be unique to certain financial institutions. Trade receivables of all entities, including commercial and not-for-profit entities that finance their customers' purchases of goods and services using trade receivables, are within the scope of the existing finance companies Guide and are, therefore, within the scope of the new SOP. The SOP is effective for fiscal years beginning after December 15, 2001. The adoption of this SOP as of January 1, 2002 had no material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - The FASB issued its Interpretation 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which addresses a guarantor's measurement and recognition of its liabilities under certain guarantee transactions at inception and provides for new disclosures regarding the nature and extent of such guarantees. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. FIN 45's initial recognition and measurement provisions are effective prospectively; that is, for guarantees issued or modified on or after January 1, 2003. The adoption of the disclosure provisions of this Interpretation as of December 31, 2002 had no material adverse or beneficial effect on the consolidated financial position or results of operations of the Company. Furthermore, the adoption of the Interpretation's measurement and recognition provisions as of January 1, 2003 are not expected to have any material adverse or beneficial effects on the Company's future consolidated financial position or results of operations.

NOTE N - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                     2002                   2001
                                                                                                     ----                   ----
Condensed Balance Sheet
     Assets
         Cash ......................................................................             $   815,259             $   756,109
         Investment in banking subsidiary ..........................................              19,262,897              16,271,948
         Other assets ..............................................................                   6,697                       -
                                                                                                 -----------             -----------
            Total assets ...........................................................             $20,084,853             $17,028,057
                                                                                                 ===========             ===========
     Liabilities
         Other liabilities .........................................................                     $ -             $    11,282
     Shareholders' equity ..........................................................              20,084,853              17,016,775
                                                                                                 -----------             -----------
            Total liabilities and shareholders' equity .............................             $20,084,853             $17,028,057
                                                                                                 ===========             ===========

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                   2002                 2001                 2000
                                                                                   ----                 ----                 ----
Condensed Statement of Income
     Income
         Dividends received from banking subsidiary ..................         $         -          $         -         $ 2,420,000
         Interest income .............................................              15,285               32,540              32,933
         Other income ................................................               8,297                8,520               1,483
                                                                               -----------          -----------         -----------
            Total income .............................................              23,582               41,060           2,454,416
                                                                               -----------          -----------         -----------
     Expenses
         Other expenses ..............................................              43,281               26,988              30,360
                                                                               -----------          -----------         -----------
            Total expenses ...........................................              43,281               26,988              30,360
                                                                               -----------          -----------         -----------
     Income (loss) before income taxes and equity in
         undistributed earnings of banking subsidiary ................             (19,699)              14,072           2,424,056
     Income tax expense (credit) .....................................              (6,697)               4,784               1,379
     Equity in undistributed earnings
         of banking subsidiary .......................................           2,774,798            1,896,031            (743,425)
                                                                               -----------          -----------         -----------
     Net income ......................................................         $ 2,761,796          $ 1,905,319         $ 1,679,252
                                                                               ===========          ===========         ===========

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                     2002                 2001               2000
                                                                                     ----                 ----               ----
Condensed Statement of Cash Flows
     Operating activities
         Net income ..........................................................      $ 2,761,796       $ 1,905,319       $ 1,679,252
            Adjustments to reconcile net income to net
                cash provided by operating activities
                    Equity in undistributed earnings
                      of banking subsidiary ..................................       (2,774,798)       (1,896,031)          743,425
                    (Increase) decrease in other assets ......................           (6,697)                -             5,130
                    (Decrease) increase in other liabilities .................           (4,941)            3,405              (931)
                                                                                    -----------       -----------       -----------
                      Net cash (used) provided by
                         operating activities ................................          (24,640)           12,693         2,426,876
                                                                                    -----------       -----------       -----------
     Financing activities
         Repurchase and cancellation of common stock .........................                -          (358,786)       (1,900,000)
         Exercise of employee stock options ..................................           96,071            52,593           123,355
         Payment of cash in lieu of fractional
            shares for stock dividend ........................................          (12,281)                -            (6,264)
                                                                                    -----------       -----------       -----------
                      Net cash provided (used) by financing activities .......           83,790          (306,193)       (1,782,909)
                                                                                    -----------       -----------       -----------
     Increase (decrease) in cash and cash equivalents ........................           59,150          (293,500)          643,967
     Cash and cash equivalents, beginning ....................................          756,109         1,049,609           405,642
                                                                                    -----------       -----------       -----------
     Cash and cash equivalents, ending .......................................      $   815,259       $   756,109       $ 1,049,609
                                                                                    ===========       ===========       ===========

                                       44