Form 10KSB, Exhibit 13
period 2003-12-31
COMMUNITY FIRST BANCORP
filed 2004-03-30
CIK 1047446

Exhibit 13















                         Portions of 2003 Annual Report
                   to Shareholders incorporated by Reference

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

         During 2003, management was aware of a few transactions in which the Company's common stock traded in a price range from $16.19 to $20.00 per share (per share prices have been adjusted to reflect a 5% stock dividend effective November 28, 2003). However, management has not ascertained that these transactions resulted from arm's length negotiations between the parties involved, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

         As of February 29, 2004, there were approximately 828 holders of record of the Company's common stock, excluding individual participants in security position listings.

         There have been no cash dividends declared or paid since the Company's inception. In order to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay cash dividends in 2004.

         The Board of Directors declared 5% stock dividends effective November 28, 2003, November 28, 2002, and December 21, 2001.

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


Management's Discussion and Analysis

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect 5% stock dividends effective November 28, 2003, November 28, 2002, and December 21, 2001.


Forward-looking Statements

         Statements included in Management's Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words "anticipates," believes," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's recent and continuing expansion, its future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, and adequacy of the allowance for loan losses, are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

Earnings Performance

2003 Compared with 2002

         For the year ended December 31, 2003, the Company recorded net income of $3,005,000, an increase of $243,000, or 8.8%, above net income of $2,762,000 for 2002. Net income per share for 2003 was $1.27 compared with $1.18 for 2002. Per share net income, assuming dilution for unexercised stock options, was $1.21 for 2003 compared with $1.12 for 2002. Return on average assets was 1.12% for 2003 compared with 1.24% for 2002. Return on average shareholders' equity was 14.03% for 2003 compared with 14.89% for 2002.

         Net income increased significantly in 2003 primarily due to lower provisions for loan losses and higher noninterest income. The $769,000 decrease in the provision for loan losses was attributable to several factors including lower loan charge-offs and a slower rate of loan growth. The $620,000 increase in noninterest income was attributable to higher fee income generated from an automatic overdraft protection product and gains from the sale of residential home mortgage loans, both products first introduced by the Company in 2002. Also, net gains from the sale of a few securities added to noninterest income in 2003. See "Provision for Loan Losses" and "Other Income" for further discussion.

         Partially offsetting these positive net income factors were a $289,000 decrease in net interest income and a $717,000 increase in noninterest overhead expenses. The Company aggressively competed for deposits during 2003 by offering attractive interest rates in its local markets in Oconee and Anderson Counties of South Carolina. This effort succeeded in increasing average total deposits by $41,703,000 or 20.5%. Most of these deposits were interest bearing time deposits which mature or can be repriced by the end of 2004. The net interest margin narrowed because the demand for quality loans did not keep pace with deposit growth and most of the funds were employed in the lower-yielding securities and overnight federal funds sold categories. The average loan to deposit ratio for 2003 dropped to 58.2% from the 2002 ratio of 64.1%. Noninterest expenses increased in part due to the expenses of staffing and promoting the Company's new office location in Westminster, South Carolina, which opened for operations in May, 2003. Also, the Company acquired and implemented a new imaging technology for customer statements and other purposes in 2003 which is expected to help reduce future increases in operating expenses resulting from expected increases in the number of customer accounts. See "Net Interest Income" and "Other Expenses" for further discussion.

2002 Compared with 2001

         For the year ended December 31, 2002, the Company recorded net income of $2,762,000, an increase of $857,000, or 45.0%, above net income of $1,905,000 for 2001. Net income per share for 2002 was $1.18 compared with $.81 for 2001. Per share net income, assuming dilution for unexercised stock options, was $1.12 for 2002 compared with $.77 for 2001. Return on average assets was 1.24% for 2002 compared with .91% for 2001. Return on average shareholders' equity increased to 14.89% for 2002 from 11.82% for 2001.

         Net income increased significantly in 2002 primarily due to higher net interest income. The $2,107,000 increase in net interest income was attributable to higher volumes of loans outstanding in 2002 and lower rates paid for deposit funding sources. Increases in the amounts of loans outstanding were funded by a change in the mix of the earning assets portfolio and through deposit sources obtained at favorable rates within the Company's local market areas.

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


Comprehensive Income

         Comprehensive income for 2003, 2002 and 2001 was $2,427,000, $2,978,000 and $2,435,000, respectively. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Other elements of comprehensive income for the Company are correlated directly to the effects that changing market rates of interest have on the fair values of the Company's holdings of available-for-sale securities. The resulting changes in unrealized holding gains and losses on such securities are reported as a separate component of shareholders' equity. Those changes in fair value, net of income tax effects, combined with net income, comprise comprehensive income.


Net Interest Income

         Net interest income, the difference between interest income earned and interest expense incurred, is the principal source of the Company's earnings. Net interest income is affected by changes in the levels of interest rates and by changes in the volume and mix of interest earning assets and interest bearing liabilities.

         Net interest income was $7,575,000, $7,864,000 and $5,757,000 for 2003,
2002 and 2001, respectively. Interest income for 2003 was $84,000, or 0.7%, more than in 2002. However, interest expense for 2003 increased $373,000, or 7.9%, from the prior year amount. The $289,000 decrease in net interest income for 2003 resulted from the effects of lower interest rates earned on interest earning assets and significantly higher volumes of interest bearing liabilities. Such interest bearing liabilities were comprised entirely of interest bearing deposits.

         The average rate earned on interest earning assets declined by 96 basis points to 4.92% for 2003. The average rate paid for interest bearing liabilities during 2003 was 2.34%, a decrease of 30 basis points from 2002.

         Average interest earning assets during 2003 were $257,284,000, an increase of $43,516,000 or 20.4% over 2002. Average loans for the 2003 nine-month period totaled $142,322,000, an increase of $12,218,000 or 9.4% over 2002. Average loans were 55.3% and 60.9% of average interest earning assets for 2003 and 2002, respectively. Average federal funds sold for 2003 were $38,465,000, an increase of $14,809,000 or 62.6% over 2002. Average interest bearing liabilities during 2003 totaled $217,934,000, representing an increase of $39,597,000 or 22.2% over the amount for 2002. Average time deposits of $100,000 and over increased to $63,106,000 for 2003 from $54,650,000 in the prior year, an increase of $8,456,000 or 15.5%. Average time deposits less than $100,000 increased to $93,588,000 for 2003 from $69,272,000 in 2002, representing an increase of $24,316,000 or 35.1%. Average interest bearing transaction and savings accounts increased to $61,240,000 for 2003, an increase of $6,825,000 or 12.5% from 2002.

         The average interest rate spread (average yield on interest earning assets less the average rate paid on interest bearing liabilities) for 2003 declined 66 basis points to 2.58%. Net yield on earning assets (net interest income divided by average interest earning assets) declined 74 basis points to 2.94% for 2003.

         Market rates of interest were relatively stable in 2003. During the year ended December 31, 2003, the Federal Reserve Bank's Open Market Committee lowered key target interest rates on only one occasion, resulting in a reduction of 25 basis points in those target rates. Consequently, the prime rate, a key determinant of rates charged to the Bank's most credit-worthy customers and a factor considered in all loan-pricing decisions, was similarly reduced. As of December 31, 2003, approximately $48,000,000, or 32.5%, of the Company's loan portfolio was composed of variable rate loans directly indexed to movements in the prime rate. The average rate earned on loans during 2003 was 6.98%, compared with 7.34% for 2002. Similarly, in response to the Federal Reserve's rate reduction, other market rates of interest have declined. Securities issuers have taken advantage of these circumstances by redeeming securities that were issued with call provisions, and reissuing new securities at lower rates. As a result, the yield on the Company's taxable securities was 3.02% for 2003, compared with 4.41% for the same period of 2002.

         The Company focused its funding efforts on attracting time deposit accounts during 2003. Within that year, time deposits of all types increased by $24,672,000. To acquire those deposits, the Company offered interest rates that, although generally consistent with the offerings of other locally-owned financial institutions, were somewhat higher than rates offered by the regional and nationwide institutions who also operate in the Company's market areas. The majority of the funds obtained in 2003 are scheduled to mature before the end of 2004.

         Because loan demand softened, the Company invested the funds it acquired during 2003 primarily in the lower-yielding categories of investment securities and federal funds sold. Loan demand in the Company's market areas was adversely affected in 2003 by the bankruptcy of a relatively unregulated mortgage banking operation's local funding subsidiary. This event resulted in the recognition of approximately $200,000,000 of losses by local investors. The longer-term effect of the bankruptcy on the local economy is uncertain.

         The $2,107,000 increase in net interest income for 2002 was due to several factors. The lower interest rate environment in 2002 compared with 2001 resulted in significant reductions in both interest income and interest expense. The Company changed the "mix" of its interest earning assets in favor of the generally higher-yielding loans, somewhat mitigating the effects of the lower rate environment on interest income. The ratio of average loans to average deposits increased to 64.1% for 2002 compared with 55.5% during 2001. The average rate earned on interest earning assets decreased 107 basis points in 2002. In 2002, management reduced the interest rates paid on interest bearing transaction and savings deposits and reduced significantly the rates offered for new or reinvested certificates of deposit. Relatively large amounts of certificates of deposit matured or were otherwise repriced according to their terms in 2002. Consequently, the average rate paid in 2003 for interest bearing deposit liabilities decreased 223 basis points compared with 2002. The average interest rate spread increased 116 basis points and the net yield on average interest earning assets increased 82 basis points in 2002 compared with 2001.

         The table, "Average Balances, Yields and Rates", provides a detailed analysis of the average amounts of the Company's assets and liabilities and the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2003, 2002 and 2001.

                       Average Balances, Yields and Rates

                                                                                   Years ended December 31,
                                                                                   ------------------------
                                                              2003                         2002                       2001
                                                              ----                         ----                       ----
                                                  Average    Income/ Yields/   Average   Income/  Yields/  Average   Income/ Yields/
                                                Balances(1)  Expense  Rates  Balances(1) Expense  Rates  Balances(1) Expense  Rates
                                                -----------  -------  -----  ----------- -------  -----  ----------- -------  -----
                                                                                (Dollars in thousands)
Assets
Interest bearing deposits due from banks ...... $     25   $      -   0.00%  $     26   $     1    3.85% $     20   $     1   5.00%
Taxable securities .............................  75,069      2,270   3.02%    59,246     2,613    4.41%   62,458     3,620   5.80%
Tax-exempt securities .........................      697         26   3.73%       198        10    5.05%      198        10   5.05%
Federal funds sold ............................   38,465        403   1.05%    23,656       381    1.61%   31,515     1,298   4.12%
Other investments .............................      706         27   3.82%       538        21    3.90%      458        38   8.30%
Loans (2) .....................................  142,322      9,938   6.98%   130,104     9,554    7.34%  106,480     9,002   8.45%
                                                --------    -------          --------   -------          --------   -------
            Total interest earning assets .....  257,284     12,664   4.92%   213,768    12,580    5.88%  201,129    13,969   6.95%
Cash and due from banks .......................    4,194                        3,931                       3,588
Allowance for loan losses .....................   (2,188)                      (1,621)                     (1,030)
Unrealized securities gains (losses) ..........      265                          441                         177
Premises and equipment ........................    4,352                        3,395                       3,317
Other assets ..................................    3,752                        2,692                       2,813
                                                --------                     --------                    --------
            Total assets ...................... $267,659                     $222,606                    $209,994
                                                ========                     ========                    ========

Liabilities and shareholders' equity
Interest bearing deposits
       Interest bearing transaction accounts .. $ 32,985   $    251   0.76%  $ 28,945   $   363    1.25% $ 26,099   $   628   2.41%
       Savings ................................   28,255        161   0.57%    25,470       266    1.04%   23,707       738   3.11%
       Time deposits $100M and over ...........   63,106      1,609   2.55%    54,650     1,573    2.88%   50,156     2,661   5.31%
       Other time deposits ....................   93,588      3,068   3.28%    69,272     2,514    3.63%   68,637     4,185   6.10%
                                                --------    -------          --------   -------          --------   -------
            Total interest bearing
              deposits ........................  217,934      5,089   2.34%   178,337     4,716    2.64%  168,599     8,212   4.87%
Noninterest bearing demand deposits ...........   26,778                       24,672                      23,352
Other liabilities .............................    1,529                        1,044                       1,932
Shareholders' equity ..........................   21,418                       18,553                      16,111
                                                --------                     --------                    --------
            Total liabilities and
             shareholders' equity ............. $267,659                     $222,606                    $209,994
                                                ========                     ========                    ========
Interest rate spread (3) ......................                       2.58%                        3.24%                      2.08%
Net interest income and net yield
       on earning assets (4) ..................            $  7,575   2.94%             $ 7,864    3.68%            $ 5,757   2.86%
Interest free funds supporting earning
       assets (5) ............................. $ 39,350                     $ 35,431                    $ 32,530

--------------------------
(1)  Average balances are computed on a daily basis.
(2) Nonaccrual loans are included in the average loan balances and income on such loans generally is recognized on a cash basis.
(3) Total interest earning assets yield less the total interest bearing liabilities rate.
(4)  Net interest income divided by total interest earning assets.
(5)  Total interest earning assets less total interest bearing liabilities.

The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities.

                        Volume and Rate Variance Analysis

                                                                  2003 Compared with 2002              2002 Compared with 2001
                                                                  -----------------------              -----------------------
                                                             Volume(1)   Rate(1)       Total     Volume(1)     Rate(1)        Total
                                                             ---------   -------       -----     ---------     -------        -----
                                                                                      (Dollars in thousands)
Interest bearing deposits due from banks ..............     $     -     $    (1)     $    (1)     $     -      $     -      $     -
Taxable securities ....................................         597        (940)        (343)        (178)        (829)      (1,007)
Tax-exempt securities .................................          19          (3)          16            -            -            -
Federal funds sold ....................................         185        (163)          22         (266)        (651)        (917)
Other investments .....................................           7          (1)           6            6          (23)         (17)
Loans .................................................         868        (484)         384        1,832       (1,280)         552
                                                            -------     -------      -------      -------      -------      -------
                      Total interest income ...........       1,676      (1,592)          84        1,394       (2,783)      (1,389)
                                                            -------     -------      -------      -------      -------      -------
Interest bearing deposits
        Interest bearing transaction accounts .........          45        (157)        (112)          62         (327)        (265)
        Savings .......................................          27        (132)        (105)          51         (523)        (472)
        Time deposits $100M and over ..................         227        (191)          36          221       (1,309)      (1,088)
        Other time deposits ...........................         816        (262)         554           38       (1,709)      (1,671)
                                                            -------     -------      -------      -------      -------      -------
                      Total interest expense ..........       1,115        (742)         373          372       (3,868)      (3,496)
                                                            -------     -------      -------      -------      -------      -------
                      Net interest income .............     $   561     $  (850)     $  (289)     $ 1,022      $ 1,085      $ 2,107
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

         Management currently expects that interest rates may move slightly higher, but within a narrow range, in 2004. Management has not presently identified any factors that it believes might cause interest rates to increase sharply in a short period of time. However, changes in interest rates that can significantly affect the Company, either positively or negatively, are possible. In the absence of significant changes in market interest rate levels, any significant changes in net interest income during 2004 are expected to result primarily from changes in the volumes of interest earning assets and liabilities.

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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2003 by $121,666,000, resulting in a cumulative gap ratio of .39. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2003 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect. However, in a rapidly falling interest rate environment, net interest income can decrease despite a negative interest sensitivity gap. This occurs because traditional interest sensitivity analysis does not account for all factors that affect the repricing of assets including actions taken by consumers and businesses to prepay, refinance or renegotiate terms associated with existing, higher fixed rate loans and mortgages. Similarly, issuers of federal and local government securities frequently exercise early call options to prepay or refinance their debt securities at lower rates.

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

                          Interest Sensitivity Analysis

                                                                                   December 31, 2003
                                                                                   -----------------
                                                                       Within        4-12        Over 1-5      Over 5
                                                                      3 Months      Months        Years         Years         Total
                                                                      --------      ------        -----         -----         -----
                                                                                           (Dollars in thousands)
Interest earning assets
         Interest bearing deposits due from banks ...............    $      29     $       -     $       -    $       -    $      29
         Securities available-for-sale ..........................          376           289        40,522       44,836       86,023
         Other investments ......................................          750             -             -            -          750
         Federal funds sold .....................................       31,916             -             -            -       31,916
         Loans (1) ..............................................       34,549         8,991        93,573        9,540      146,653
                                                                     ---------     ---------     ---------    ---------    ---------
                       Total interest earning assets ............       67,620         9,280     $ 134,095    $  54,376    $ 265,371
                                                                     ---------     ---------     =========    =========    =========

Interest bearing liabilities
         Interest bearing deposits
                Interest bearing transaction accounts ...........    $  32,633           $ -           $ -          $ -    $  32,633
                Savings .........................................       28,419             -             -            -       28,419
                Time deposits $100M and over ....................       22,133        30,739         7,875            -       60,747
                Other time deposits .............................       21,509        63,133        17,837            -      102,479
                                                                     ---------     ---------     ---------    ---------    ---------
                       Total interest bearing liabilities .......      104,694        93,872     $  25,712          $ -    $ 224,278
                                                                     ---------     ---------     =========    =========    =========

Interest sensitivity gap ........................................    $ (37,074)    $ (84,592)
Cumulative interest sensitivity gap .............................    $ (37,074)    $(121,666)
Gap ratio .......................................................         0.65         0.10
Cumulative gap ratio ............................................         0.65         0.39

---------------------
(1) Loans exclude loans held for sale and are net of nonaccruing loans totaling $997,000.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and its estimate of the related allowance for loan losses. Provisions for loan losses were $522,000, $1,291,000 and $567,000 for the years ended December 31, 2003,
2002 and 2001, respectively. The decreased provision in 2003 was largely the result of decreased amounts of loan charge-offs, an approximate 50% decline in the rate of loan growth during 2003 compared with 2002, and a slight decrease in the total volume of nonaccrual and other potential problem loans at the end of 2003 from the end of 2002. However, uncertainty about the impact that the current recovery from the recent national economic downturn and a major local bankruptcy might have on local economic and business conditions had an influence on management's estimate of the allowance for loan losses and the related provision. The allowance for loan losses as a percentage of total loans at year-end was 1.49% for 2003 compared with 1.42% as of the end of 2002. Net charge-offs for 2003 were $275,000, a decrease of $266,000 from the amount for 2002. Net charge-offs for 2002 were $541,000, an increase of $174,000 over the 2001 amount. See "Impaired Loans," "Potential Problem Loans," "Allowance for Loan Losses" and "The Application of Critical Accounting Policies" for further information and a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.

Other Income

         Noninterest income for 2003 increased by $620,000 or 43.9% over 2002. Service charges on deposit accounts accounted for $358,000 of this increase due primarily to charges associated with a pre-arranged overdraft protection product first introduced in 2002. Gains on loans held for sale increased $127,000 in 2003 over 2002. In 2002, the Company began originating mortgage loans with the intent to sell, principally to a regional mortgage banker. Several advantages have accrued to the Company under this arrangement, including the ability to serve the needs within its established market areas for long-term financing for home purchases without incurring the interest rate risk of maintaining a long-term fixed-rate asset. In addition, as demonstrated by the gains realized on sale of loans originated during both 2003 and 2002, the Company was positioned to derive increased income from the wave of residential mortgage refinancing and new home purchases resulting from historically low market interest rates for such loans. The Company is generally afforded decreased risk of loss on such loans by acquiring take-out commitments for such loans prior to the loans' originations. In 2003, the Company realized net gains from the sale of a few available-for-sale securities of $80,000, compared with a loss of $2,000 in 2002.

         Noninterest income increased by $392,000 or 38.4% for 2002 over 2001. Service charges on deposit accounts increased by $314,000 or 39.8%. This was due primarily to charges associated with the newly introduced pre-arranged overdraft protection product. In addition, the Company began in 2002 originating long-term residential mortgage loans to be sold to a mortgage banker. The Company realized $75,000 in gains on the sale of such loans in 2002.

Other Expenses

         Noninterest expenses increased $717,000 or 19.4% for 2003 over the amount for 2002. Salaries and employee benefits increased $364,000 or 17.7% over the amount for 2002. This increase was caused primarily by the cost of staffing the Company's new Westminster office which opened for commercial operations in temporary facilities in May, 2003. The 2003 increase in personnel expense was also due to normal salary and wage adjustments made from time-to-time. In addition, employee group insurance expense was up $43,000 or 36.1% in 2003 due to significant premium increases as well as more participants.

         As of December 31, 2003, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. While the Company has adopted the disclosure provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," as amended, there are no current intentions to adopt the fair value method recognition provisions of that Statement. Refer to "Stock-Based Compensation" in Note A to the consolidated financial statements included in this report for the pro-forma effects on net income and net income per share if the Company had applied such fair value method recognition.

         Net occupancy and furniture and equipment expenses for 2003 increased $106,000 or 24.9%. Depreciation expense increased $34,000, largely due to the approximately $300,000 purchase of check imaging equipment primarily during the third quarter. Building and equipment maintenance and repair expenses increased $39,000. Property taxes, utilities and other related expenses also increased. The new branch office in Westminster contributed to a portion of the increase in these expenses.

         Other noninterest expenses increased $246,000 or 20.2% for 2003 as compared with 2002. Stationery, printing and postage expense was $45,000 higher in 2003 largely due to the costs of implementing the new imaging technology for customers' statements and increases in account volumes from a larger customer base. Advertising and promotion expenses were up $33,000 primarily because of increased advertising to attract deposits and promote the new Westminster office. Other expenses increased primarily due to the branch expansion into Westminster, increased costs of computer software, and higher costs of corporate governance compliance resulting from recent regulatory changes.

         The Company continues to hold for sale four parcels of commercial property consisting of land it developed in 1999 adjacent to its City of Anderson office. This property was subdivided and developed from the property originally acquired for the new office. The property is carried in the consolidated balance sheet at a cost of $980,000 as of December 31, 2003 and 2002. Periodically, management evaluates this real estate for impairment in value, and any appropriate downward adjustments to net realizable value will be charged to expense if necessary. No such downward adjustments have been made through December 31, 2003. During 2003, 2002 and 2001, marketing efforts to sell this property have been slowed due to adjacent road construction and no sales contracts have been entered into. However, the construction was completed in the fourth quarter of 2003 and management is optimistic that the marketing prospects for the property will improve.

         Noninterest expenses for 2002 increased $458,000, or 14.1%, over the amount for 2001. Salaries and employee benefits increased by $303,000, or 17.3% over the 2001 amount. This increase was caused primarily by increased employee bonuses awarded in 2002 and normal salary and wage adjustments.

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

         Noninterest expenses are expected to continue to increase in 2004 due to continued market expansion and technology investment. Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives and attain the goal of growth in the Company's market share in Oconee and Anderson counties.


Income Taxes

         For 2003, federal and state income tax expenses increased by $140,000 to $1,667,000. In 2002, federal and state income tax expenses increased to $1,527,000 from $1,067,000 in 2001. The fluctuations in income tax expense are due to increasing amounts of earnings. The effective income tax rate (income tax expense divided by income before income taxes) was 35.7% for 2003, 35.6% for 2002, and 35.9% for 2001. The Company has only minimal amounts of income from nontaxable sources, such as nontaxable investment securities or loans to local governments.


Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                                                          December 31,
                                                          ------------
                                                2003         2002        2001
                                                ----         ----        ----
                                             Available-   Available-  Available-
                                              for-Sale     for-Sale    for-Sale
                                              --------     --------    --------
                                                    (Dollars in thousands)

U. S. Government agencies ...............      $53,171      $43,334      $62,329
State, county and municipal .............        2,021          210          203
Mortgage-backed securities ..............       30,831       19,424        8,807
                                               -------      -------      -------
       Total ............................      $86,023      $62,968      $71,339
                                               =======      =======      =======

         The following table presents maturities and weighted average yields of securities at December 31, 2003.

                                                                             December 31, 2003
                                                                             -----------------
                                                              After                After
                                                            One Year            Five Years
                                            Within           Through             Through             After
                                           One Year         Five Years           Ten Years         Ten Years           Total
                                           --------         ----------           ---------         ---------           -----
                                        Amount  Yield     Amount    Yield     Amount   Yield     Amount   Yield    Amount    Yield
                                        ------  -----     ------    -----     ------   -----     ------   -----    ------    -----
                                                                        (Dollars in thousands)
Available-for-sale
U. S. Government agencies ............   $   -   0.00%    $ 32,054   2.85%    $ 20,326  3.07%   $   791   4.53%    $ 53,171   2.96%
State, county and municipal ..........       -   0.00%           -   0.00%       1,151  3.28%       870   3.77%       2,021   3.49%
Mortgage-backed securities (1) .......     293   6.01%       3,989   3.24%      19,722  3.41%     6,827   3.89%      30,831   3.52%
                                         -----            --------            --------          -------            -------
        Total ........................   $ 293   6.01%    $ 36,043   2.89%    $ 41,199  3.24%   $ 8,488   3.94%    $ 86,023   3.17%
                                         =====            ========            ========          =======            ========

----------------------------
(1) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2003, the Company sold several available-for-sale securities resulting in net realized gains of $80,000. During 2002 and 2001, securities were sold resulting in the recognition of a $2,000 loss in 2002 and a gain of $4,000 in 2001. No transfers of available-for-sale or held-to-maturity securities to other categories were effected in any of the years 2001 through 2003.

         The investment portfolio grew by $23,055,000 in 2003 over the amount at the end of 2002. This increase was primarily the result of insufficient demand for quality loans to more profitably employ the large volume of new time deposits obtained in 2003. Also, the Company has a significant amount of local governmental deposits for which it is required by law to pledge securities as collateral. As of December 31, 2003, securities with a carrying value of $40,898,000 were pledged to secure such public deposits.

         Market rates of interest declined only slightly during 2003 from the levels existing at the end of 2002. The shape of the U.S. Treasury security yield curve was basically unchanged throughout 2003. These external factors contribute significantly to the Company's pricing structure for its loan and deposit products and, to a large extent, determine the rates available on investment securities. In 2003, the Company continued to be subject to early call redemptions of securities as issuers of securities decreased their borrowing costs. Such early calls totaled $54,300,000 in 2003, representing a turnover rate of approximately 86% of the year end 2002 investment portfolio. In order to maintain the net interest margin, the Company invested larger amounts in longer-term U. S. Government agencies and mortgage-backed securities. However, the average maturity of the securities portfolio as of December 31, 2003 was only 3 months longer than the average maturity as of December 31, 2002. Less than 10% of the Company's investments mature in more than 10 years, and the majority of those investments are in mortgage-backed instruments.

         By purchasing longer-term mortgage-backed securities, management has accepted a higher level of interest rate risk than the level that would result from investing solely in shorter-term higher-quality instruments. Management believes that this risk is mitigated somewhat by expected prepayments of the mortgage-backed securities and the presence of U. S. Government agencies' guarantees. Such prepayments recently have been driven to unusually high levels by increased home mortgage refinancing activity resulting from historically low residential mortgage interest rates. While the pace of prepayments likely will slow from that seen in recent years, management believes that the longer-term historical record indicates that the average life of mortgage loans, and therefore the expected average life of a typical mortgage-backed security, is significantly shorter than its contractual terms due to factors other than interest rates.

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

         The amounts of loans outstanding at December 31, 2003, 2002 and 2001 are shown in the following table according to type of loan, and the percentage of each category to total loans:

                           Loan Portfolio Composition

                                                                                              December 31,
                                                                                              ------------
                                                                      2003                         2002                    2001
                                                                      ----                         ----                    ----
                                                             Amount              %        Amount          %       Amount          %
                                                             ------          -----        ------       ----       ------       ----
                                                                                         (Dollars in thousands)
Commercial, financial and industrial
     Commercial and industrial .......................      $ 20,592         13.9%    $ 19,124         13.9%    $ 21,006       17.5%
     Purchasing or carrying securities ...............         2,323          1.6%       2,547          1.9%       2,578        2.1%
Real estate - construction ...........................           436           .3%         822           .6%         346         .3%
Real estate - mortgage
     1-4 family residential ..........................        58,762         39.8%      54,471         39.7%      45,329       37.9%
     Multifamily (5 or more) residential .............         2,095          1.4%       2,311          1.7%       1,862        1.5%
     Nonfarm, nonresidential .........................        40,834         27.7%      36,122         26.3%      27,047       22.6%
Consumer installment
     Credit card and checking credit .................           998           .7%       1,033           .7%       1,030         .9%
     Other ...........................................        21,610         14.6%      20,929         15.2%      20,546       17.2%
                                                            --------        -----     --------        -----     --------      -----
                    Total loans ......................      $147,650        100.0%    $137,359        100.0%    $119,744      100.0%
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

         Total loans grew $10,291,000 or 7.5% in 2003, compared with growth of $17,615,000 or 14.7% in 2002. The ratio of total loans to total deposits at the end of 2003 was 57.6% compared with 64.9% at the end of 2002. The demand for quality loans in 2003 did not keep pace with the $44,912,000 or 21.2% increase in total deposits. Management did not sacrifice loan quality standards in order to maintain any particular target loan to deposit ratio. The percentage composition of the loan portfolio as to type of loan did not change significantly in 2003 as compared with 2002.

         Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2003, total commercial and industrial loans increased $1,468,000 or 7.7%, compared with a decrease of $1,882,000 or 9.0% during 2002. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $4,712,000 or 13.0% in 2003 compared with an increase of $9,075,000 or 33.6% during 2002. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised approximately 69% and 68% of the Company's loan portfolio at the end of 2003 and 2002, respectively. Real estate mortgage loans of all types grew $8,787,000 during 2003 and by $18,666,000 during 2002. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily home loans.

Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. During 2002, the Company began originating for sale mortgage loans pursuant to an agreement with a regional mortgage banking firm. Under this arrangement, the Company originated and sold mortgage loans of approximately $4,000,000 and $5,000,000 during 2003 and 2002, respectively. The Company does not retain servicing of these loans, nor is there any intention of retaining such rights in the immediate future.


Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2003, as well as the type of interest requirement on such loans.

                                                                                               December 31, 2003
                                                                                               -----------------
                                                                            One Year          One to        Five Years
                                                                             or Less        Five Years       or More          Total
                                                                             -------        ----------       -------          -----
                                                                                              (Dollars in thousands)
Commercial, financial and industrial ...............................        $ 11,746        $ 10,773        $    396        $ 22,915
Real estate - construction .........................................             279             157               -             436
Real estate - mortgage .............................................          26,339          66,486           8,866         101,691
Consumer installment ...............................................           5,356          16,735             517          22,608
                                                                            --------        --------        --------        --------
                 Total loans .......................................        $ 43,720        $ 94,151        $  9,779        $147,650
                                                                            ========        ========        ========        ========

Predetermined rate, maturity greater than one year .................        $      -        $ 77,762        $  9,534        $ 87,296
                                                                            ========        ========        ========        ========
Variable rate or maturity within one year ..........................        $ 43,720        $ 16,389        $    245        $ 60,354
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

                          Nonaccrual and Past Due Loans

                                                            December 31,
                                                            ------------
                                                     2003       2002      2001
                                                     ----       ----      ----
                                                       (Dollars in thousands)
Nonaccrual loans ..............................      $997       $866       $609
Accruing loans 90 days or more past due .......         -          -          1
                                                     ----       ----       ----
            Total .............................      $997       $866       $610
                                                     ====       ====       ====

Percent of total loans ........................       0.7%       0.6%       0.5%


         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The effects of interest income accrued and collected on impaired loans were immaterial to the consolidated financial statements for 2003, 2002 and 2001.

         As of December 31, 2003, there were no commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2003 determined by management to be potential problem loans was $1,053,000. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the types of collateral securing potential problem loans.

                                               December 31, 2003
                                               -----------------
                                             Amount               %
                                             ------             ----
                                            (Dollars in thousands)

Real estate mortgage ................     $  596               56.6%
Vehicles ............................        209               19.9%
Mobile homes ........................         67                6.4%
Other ...............................        110               10.4%
Unsecured ...........................         71                6.7%
                                          ------              -----
           Total ....................     $1,053              100.0%
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

             Summary of Loan Loss Experience

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                         2003          2002         2001         2000         1999
                                                                         ----          ----         ----         ----         ----
                                                                                          (Dollars in thousands)
Total loans outstanding at end of period ..........................    $147,650     $137,359     $119,744     $ 97,562     $ 76,158
Average amount of loans outstanding ...............................     142,322      130,104      106,480       86,262       71,944

Balance of allowance for loan losses - beginning ..................    $  1,950     $  1,200     $  1,000     $    943     $    955
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial and industrial ....................................         305          193          249           97          234
     Real estate - mortgage .......................................           -          131            -           40            -
     Consumer installment .........................................           -          223          126          121           99
                                                                       --------     --------     --------     --------     --------
          Total charge-offs .......................................         305          547          375          258          333
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial and industrial ....................................          30            1            -            -           12
     Consumer installment .........................................           -            5            8           10            9
                                                                       --------     --------     --------     --------     --------
          Total recoveries ........................................          30            6            8           10           21
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................         275          541          367          248          312
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................         522        1,291          567          305          300
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  2,197     $  1,950     $  1,200     $  1,000     $    943
                                                                       ========     ========     ========     ========     ========

Ratios
     Net charge-offs to average loans .............................        0.19%        0.42%        0.34%        0.29%        0.43%
     Net charge-offs to loans at end of period ....................        0.19%        0.39%        0.31%        0.25%        0.41%
     Allowance for loan losses to average loans ...................        1.54%        1.50%        1.13%        1.16%        1.31%
     Allowance for loan losses to loans at end of period ..........        1.49%        1.42%        1.00%        1.02%        1.24%
     Net charge-offs to allowance for loan losses .................       12.52%       27.74%       30.58%       24.80%       33.09%
     Net charge-offs to provision for loan losses .................       52.68%       41.91%       64.73%       81.31%      104.00%


Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2003, 2002 and 2001, are summarized below:

                                Average Deposits

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                2003                        2002                      2001
                                                                ----                        ----                      ----
                                                        Amount          %         Amount           %         Amount           %
                                                        ------         ----       ------         ----        ------          ----
                                                                                 (Dollars in thousands)
Noninterest bearing demand .....................       $ 26,778        10.9%     $ 24,672        12.2%     $ 23,352          12.2%
Interest bearing transaction accounts ..........         32,985        13.6%       28,945        14.3%       26,099          13.6%
Savings ........................................         28,255        11.5%       25,470        12.5%       23,707          12.4%
Time deposits $100M and over ...................         63,106        25.8%       54,650        26.9%       50,156          26.1%
Other time deposits ............................         93,588        38.2%       69,272        34.1%       68,637          35.7%
                                                       --------       -----      --------       -----      --------         -----
             Total deposits ....................       $244,712       100.0%     $203,009       100.0%     $191,951         100.0%
                                                       ========       =====      ========       =====      ========         =====

         As of December 31, 2003, there were $60,747,000 in time deposits of $100,000 or more. Approximately $22,005,000 mature within three months, $8,728,000 mature over three through six months, $20,761,000 mature over six through twelve months and $9,253,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, can be attributed to growth planned by management. The vast majority of time deposits $100,000 and over are acquired within the Company's market areas in the ordinary course of business from customers with standing banking relationships. As of December 31, 2003, approximately $18,302,000 of time deposits of $100,000 or more represented deposits of local governmental entities. It is a common industry practice not to consider time deposits of $100,000 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity. The Company does not purchase brokered deposits.


Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                       Years Ended December 31,
                                       ------------------------
                                  2003           2002           2001
                                  ----           ----           ----

  Return on assets ...........    1.12%          1.24%          0.91%
  Return on equity ...........   14.03%         14.89%         11.82%
  Dividend payout ratio ......    0.00%          0.00%          0.00%
  Equity to assets ratio .....    8.00%          8.33%          7.67%


Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's market areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 67.8% of average total assets during 2003 compared with 66.6% during 2002. Deposits of several local governmental entities comprised approximately 17% and 23% of total deposits at the end of 2003 and 2002, respectively. Because of the potentially volatile nature of this funding source, management maintains the Bank's membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. As of December 31, 2003, the banking subsidiary is eligible to borrow up to $38,284,000 from the FHLB. Such borrowings, if utilized, would be secured by a lien on its investment in FHLB stock and all qualifying first mortgage residential loans held. Assets potentially subject to this lien totaled approximately $51,045,000 as of December 31, 2003. In addition, the banking subsidiary has available an unused short-term line of credit to purchase up to $6,900,000 of federal funds from an unrelated correspondent institution. The line is generally available on a one-day basis for up to 14 days in any 30 day period, in the sole discretion of the lender. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale, particularly those maturing within one year, and funds available from maturing loans provide secondary sources of liquidity.

         Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. In 2003 and 2002, the parent company received no cash dividends from its banking subsidiary. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

         Shareholders' equity increased by $2,452,000 and $3,068,000 during 2003 and 2002, respectively. During 2003, net income increased shareholders' equity by $3,005,000 and the exercise of employee stock options provided an increase of $32,000. Other comprehensive income or loss, consisting primarily of the change in unrealized holding gains or losses on available-for-sale securities, net of deferred tax effects, decreased shareholders' equity by $578,000. In lieu of fractional shares, $7,000 was paid with respect to the 5% stock dividend issued in 2003. During 2002, net income increased shareholders equity by $2,762,000 and the exercise of employee stock options provided an increase of $96,000. Other comprehensive income or loss, which consisted primarily of the change in unrealized holding gains or losses on available-for-sale securities, increased shareholders' equity by $216,000. In lieu of fractional shares, $6,000 was paid with respect to the 5% stock dividend declared in 2002.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2003 and 2002, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

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


                                                                                                   Minimum for        Minimum to be
                                                                                 Actual         Capital Adequacy    Well Capitalized
                                                                                 ------         ----------------    ----------------
                                                                          Amount       Ratio     Amount    Ratio    Amount     Ratio
                                                                          ------       -----     ------    -----    ------     -----
December 31, 2003                                                                             (Dollars in thousands)
     The Company
        Total Capital to risk weighted assets ........................    $24,770     15.2%     $13,001    8.0%     $16,251    10.0%
        Tier 1 Capital to risk weighted assets .......................    $22,737     14.0%     $ 6,500    4.0%     $ 9,751     6.0%
        Tier 1 Capital to average assets (leverage) ..................    $22,737      8.3%     $10,959    4.0%     $16,439     6.0%
     Community First Bank
        Total Capital to risk weighted assets ........................    $23,940     14.7%     $13,001    8.0%     $16,251    10.0%
        Tier 1 Capital to risk weighted assets .......................    $21,907     13.5%     $ 6,500    4.0%     $ 9,751     6.0%
        Tier 1 Capital to average assets (leverage) ..................    $21,907      8.0%     $10,959    4.0%     $16,439     6.0%

December 31, 2002
     The Company
        Total Capital to risk weighted assets ........................    $21,481     15.2%     $11,346    8.0%     $14,183    10.0%
        Tier 1 Capital to risk weighted assets .......................    $19,706     13.9%     $ 5,673    4.0%     $ 8,510     6.0%
        Tier 1 Capital to average assets (leverage) ..................    $19,706      8.8%     $ 8,994    4.0%     $13,491     6.0%
     Community First Bank
        Total Capital to risk weighted assets ........................    $20,659     14.6%     $11,346    8.0%     $14,183    10.0%
        Tier 1 Capital to risk weighted assets .......................    $18,884     13.3%     $ 5,673    4.0%     $ 8,510     6.0%
        Tier 1 Capital to average assets (leverage) ..................    $18,884      8.4%     $ 8,994    4.0%     $13,491     6.0%


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

                                                        December 31,
                                                        ------------
                                                  2003               2002
                                                  ----               ----
                                                  (Dollars in thousands)

   Loan commitments .........................    $ 14,482          $ 13,943
   Standby letters of credit ................         449               238


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

         The provision for loan losses charged to expense decreased significantly in 2003 to $522,000 compared with $1,291,000 and $567,000 in 2002 and 2001, respectively. The allowance for loan losses at the end of 2003 was $2,197,000, up $247,000 or 12.7% as compared with the allowance of $1,950,000 as of the end of 2002. As a percentage of total loans outstanding at year end, the allowance for loan losses stood at 1.49%, 1.42% and 1.00% for 2003, 2002 and 2001, respectively. In making its judgments about the percentage factors applied to loan risk grade categories, management elected to take a more conservative approach in both 2003 and 2002. Several key factors influenced management's decision to take this approach, including the trend toward increases in net loan charge-offs, impaired or non-performing loans and potential problem loans over the last three years. While net loan charge-offs decreased to $275,000 in 2003, net loan charge-offs increased to $541,000 in 2002, an increase of 47.4% over the 2001 amount, after increasing to $367,000 or 48.0% over the 2000 amount. As of the end of 2003, impaired or non-performing loans grew to $997,000, up from $866,000 and $610,000 at the end of 2002 and 2001, respectively. Potential problem loans were $1,053,000 at the end of 2003, compared with $1,279,000 and $880,000 at the end of 2002 and 2001, respectively. While management believes that the local economy remains relatively healthy, uncertainty exists about the effects that the 2003 bankruptcy of a mortgage banking operation's local funding subsidiary might have on the Company's borrowers. This failure caused losses of approximately $200,000,000 to numerous large and small local investors. While the national economy appears to be currently in recovery, concerns remain that the national economic downturn that began in 2001, and continuing throughout 2002 and 2003, eventually might have a more noticeable effect locally. Manufacturing remains a significant sector of the local economy. Loan growth has also had an influence on the provisions for loan losses in 2003, 2002 and 2001. Total year end loans grew 7.5%, 14.7% and 22.7% in 2003, 2002 and 2001, respectively. The Company entered into the new market of Anderson County, South Carolina in 1999, and has continued to expand its presence over the last several years. Activities within this market initially emphasized the acquisition of deposit liabilities to fund loan growth. The Company's loan origination activities increased significantly in 2003, 2002 and 2001. Because the Anderson County market is still relatively new to the Company, management perceives a higher degree of risk in its lending operations there and, consequently, a higher provision and allowance for loan losses has been estimated until further experience is obtained. If experience in this market proves to be better than management has estimated, the Company may be able to increase the size of its loan portfolio without the need for significantly increasing its provision and allowance for loan losses in the future.

         Management has established loan and credit policies and practices that are designed to control credit risks as a part of the loan underwriting process. These policies and practices include, for example, requirements for minimum loan to collateral value ratios, real estate appraisal requirements and obtaining credit and financial information on borrowers. However, if the capacity for borrowers to repay and/or collateral values should deteriorate subsequent to the underwriting process, the estimate of provision and allowance for loan losses might increase, thereby decreasing net income and shareholders' equity. During 2003 and 2002, the total of loans secured by real estate mortgages increased by $27,453,000 from $74,238,000 at the end of 2001 to $101,691,000 by the end of
2003. Of this increase, $13,433,000 consisted of loans secured by 1-4 family residential real estate mortgages, and $13,787,000 consisted of loans secured by nonfarm, nonresidential real estate mortgages. A significant or prolonged downturn in national and local economic and business conditions could negatively affect the borrowers' capacity to repay these loans as well as the value of the underlying collateral. This scenario would be likely to substantially increase the level of impaired or non-performing loans, non-earning foreclosed real estate and increase overall credit risk by shrinking the margin of collateral values as compared with loans outstanding. Another factor that could adversely affect borrowers' ability to make payments in accordance with loan terms is the potential for increases in rates charged for loans. The Company has a significant amount of variable rate loans outstanding. In addition, some loans are refinanced at maturity rather than being paid out in a lump sum. If interest rates were to increase sharply in a short time period, some loan customers might not be able to afford payments on loans made or repriced at the higher resulting interest rates, nor would they necessarily be able to obtain more favorable terms elsewhere. This could also cause an increase in the amounts of impaired or non-performing assets and other credit risks.

Impact of Recent Accounting Changes

Accounting for Asset Retirement Obligations FASB Statement No. 143, "Accounting for Asset Retirement Obligations," addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred, along with increasing the carrying amount and depreciation of the related asset. This Statement was effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The adoption of this Statement as of January 1, 2003 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections FASB Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," addresses financial accounting and reporting for extinguishment of debt and for certain lease modifications that have economic effects similar to sale-leaseback transactions. This Statement requires that gains and losses from debt extinguishments that are part of an entity's recurring operations not be accounted for as extraordinary items. Furthermore, gains and losses from debt extinguishments that are not part of an entity's recurring operations are required to be evaluated using the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," to determine whether extraordinary treatment is warranted for those transactions. The provisions of this Statement related to debt extinguishments were required to be applied in fiscal years beginning after May 15, 2002, with early application encouraged. Restatement is required for amounts that previously were classified as extraordinary, but that do not meet the criteria in Opinion No. 30 for extraordinary treatment. The Statement's other provisions were required to be applied either to transactions occurring after May 15, 2002 or for financial statements issued on or after May 15, 2002, with early application encouraged. The adoption of the provisions of FASB No. 145 as of their effective dates did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for Costs Associated with Exit or Disposal Activities FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issues Nos. 88-10 and 94-3. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred, rather than the previous recognition of a liability at the date that an entity committed to an exit plan. The provisions of this Statement were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of Statement No. 146 as of January 1, 2003 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others The FASB issued its Interpretation 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for
Guarantees, Including Indirect Guarantees of Indebtedness of Others," which addresses a guarantor's measurement and recognition of its liabilities under certain guarantee transactions at inception and provides for new disclosures regarding the nature and extent of such guarantees. The disclosure requirements were effective for interim and annual financial statements ending after December 15, 2002. FIN 45's initial recognition and measurement provisions were effective prospectively; that is, for guarantees issued or modified on or after January 1, 2003. The adoption of the disclosure provisions of this Interpretation as of December 31, 2002 had no material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.
Furthermore, the adoption of the Interpretation's measurement and recognition provisions as of January 1, 2003 did not have any material adverse or beneficial effect on the Company's consolidated financial position or results of operations.

Consolidation of Variable Interest Entities FASB Interpretation 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," provides a new framework for identifying variable interest entities ("VIE's") and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. FIN 46 requires that if a business enterprise has a controlling financial interest in a VIE, the assets, liabilities and results of the activities of the VIE must be included in the consolidated financial statements of a business enterprise. This interpretation also requires existing unconsolidated VIE's to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. VIE's that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. FIN 46 was effective immediately for VIE's created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. It applied in the first fiscal year or interim period beginning after June 15, 2003, to VIE's in which an enterprise holds a variable interest that it acquired before February 1, 2003. This Interpretation does not apply to securitization structures that are qualified special purpose entities as defined within FASB Statement No. 140. Management does not believe that adoption of this Interpretation has had, or will have, any material adverse or beneficial effect on the Company's consolidated financial position or results of operations.

Amendment of FASB Statement No. 133 The FASB issued its Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies accounting and disclosure for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133. This Statement was effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. Adoption of this Statement did not have a material adverse or beneficial effect on the Company's consolidated financial position or results of operations.

Financial Instruments with Characteristics of both Liabilities and Equity FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," provides new rules on the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its shares in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. Most of the guidance in FASB Statement No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 30, 2003. Adoption of this Statement had no material adverse or beneficial effect on the Company's consolidated financial position or results of operations.

Other-Than-Temporary Impairment of Certain Investments In November 2003, the Emerging Issues Task Force ("EITF") reached consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF Issue No. 03-1 requires tabular disclosure of the amount of unrealized losses and the related estimated fair value of investments with unrealized losses aggregated for each category of investment that is disclosed in accordance with SFAS No. 115. In addition, it requires sufficient narrative disclosure to allow financial statement users to understand both the aggregated tabular information and the positive and negative information considered in reaching the conclusion that the impairments are not other-than-temporary. See Note C to the consolidated financial statements for the required disclosures.

Independent Auditors' Report




The Shareholders and Board of Directors
    of Community First Bancorporation

         We have audited the accompanying consolidated balance sheet of Community First Bancorporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Community First Bancorporation for the year ended December 31, 2001 were audited by other auditors whose report dated February 7, 2002, expressed an unqualified opinion on those statements.

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

         In our opinion, the 2003 and 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




J. W. Hunt and Company, LLP
Certified Public Accountants
Columbia, South Carolina
January 21, 2004

Consolidated Balance Sheet
Community First Bancorporation

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                        2003                 2002
                                                                                                        ----                 ----
Assets
     Cash and due from banks (Note B) ....................................................       $   7,560,353        $   5,113,815
     Interest bearing deposits due from banks ............................................              28,764               32,364
     Federal funds sold ..................................................................          31,916,000           21,471,000
     Securities available-for-sale (Note C) ..............................................          86,022,915           62,967,593
     Other investments ...................................................................             750,200              554,500
     Loans held for sale .................................................................                   -              211,127
     Loans (Note D) ......................................................................         147,649,915          137,358,504
         Allowance for loan losses .......................................................          (2,196,500)          (1,950,000)
                                                                                                 -------------        -------------
            Loans - net ..................................................................         145,453,415          135,408,504
     Premises and equipment - net (Note E) ...............................................           4,453,781            4,148,080
     Accrued interest receivable .........................................................           1,424,305            1,350,574
     Real estate held for sale ...........................................................             980,003              980,003
     Other assets ........................................................................           1,936,543              617,003
                                                                                                 -------------        -------------

            Total assets .................................................................       $ 280,526,279        $ 232,854,563
                                                                                                 =============        =============

Liabilities
     Deposits (Note F)
         Noninterest bearing .............................................................       $  32,272,829        $  24,415,791
         Interest bearing ................................................................         224,277,893          187,222,836
                                                                                                 -------------        -------------
            Total deposits ...............................................................         256,550,722          211,638,627
     Accrued interest payable ............................................................           1,356,922            1,069,177
     Other liabilities ...................................................................              81,341               61,907
                                                                                                 -------------        -------------
            Total liabilities ............................................................         257,988,985          212,769,711
                                                                                                 -------------        -------------

     Commitments and contingent liabilities (Note K)

Shareholders' equity (Note G)
     Common stock - no par  value; 10,000,000 shares authorized; issued and outstanding - 2,362,057 for 2003 and
         2,242,417 for 2002 ..............................................................          19,619,589           17,569,241
     Retained earnings ...................................................................           3,117,432            2,137,103
     Accumulated other comprehensive income (loss) .......................................            (199,727)             378,508
                                                                                                 -------------        -------------
            Total shareholders' equity ...................................................          22,537,294           20,084,852
                                                                                                 -------------        -------------

            Total liabilities and shareholders' equity ...................................       $ 280,526,279        $ 232,854,563
                                                                                                 =============        =============










See accompanying notes to consolidated financial statements.

Consolidated Statement of Income
Community First Bancorporation

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                       2003              2002               2001
                                                                                       ----              ----               ----
Interest income
     Loans, including fees ..................................................      $  9,938,187      $  9,554,406       $  9,002,386
     Securities
        Taxable .............................................................         2,269,718         2,612,877          3,620,426
        Tax-exempt ..........................................................            26,427             9,820              9,819
     Federal funds sold .....................................................           402,559           380,691          1,297,454
     Other investments ......................................................            26,961            21,484             38,295
     Interest bearing deposits due from banks ...............................               276               434                797
                                                                                   ------------      ------------       ------------
        Total interest income ...............................................        12,664,128        12,579,712         13,969,177
                                                                                   ------------      ------------       ------------

Interest expense
     Time deposits $100,000 and over ........................................         1,608,789         1,572,554          2,660,538
     Other deposits .........................................................         3,480,591         3,142,899          5,551,915
                                                                                   ------------      ------------       ------------
        Total interest expense ..............................................         5,089,380         4,715,453          8,212,453
                                                                                   ------------      ------------       ------------

Net interest income .........................................................         7,574,748         7,864,259          5,756,724
Provision for loan losses (Note D) ..........................................           521,842         1,291,384            566,976
                                                                                   ------------      ------------       ------------
Net interest income after provision .........................................         7,052,906         6,572,875          5,189,748
                                                                                   ------------      ------------       ------------

Other income
     Service charges on deposit accounts ....................................         1,461,488         1,103,046            789,265
     Credit life insurance commissions ......................................            45,814            35,586             40,756
     Gain (loss) on sale of available-for-sale securities (Note C) ..........            80,488            (2,475)             4,327
     Gain on sale of loans held for sale ....................................           202,330            74,898                  -
     Other income ...........................................................           242,859           202,227            187,129
                                                                                   ------------      ------------       ------------
        Total other income ..................................................         2,032,979         1,413,282          1,021,477
                                                                                   ------------      ------------       ------------

Other expenses (Notes H and J)
     Salaries and employee benefits .........................................         2,420,268         2,055,809          1,753,074
     Net occupancy expense ..................................................           243,826           189,768            192,399
     Furniture and equipment expense ........................................           288,229           236,000            246,930
     Other expense ..........................................................         1,461,175         1,215,223          1,046,289
                                                                                   ------------      ------------       ------------
        Total other expenses ................................................         4,413,498         3,696,800          3,238,692
                                                                                   ------------      ------------       ------------

Income before income taxes ..................................................         4,672,387         4,289,357          2,972,533
Income tax expense (Note I) .................................................         1,667,418         1,527,561          1,067,214
                                                                                   ------------      ------------       ------------
Net income ..................................................................      $  3,004,969      $  2,761,796       $  1,905,319
                                                                                   ============      ============       ============

Per share (Note G)
     Net income .............................................................      $       1.27      $       1.18       $       0.81
     Net income, assuming dilution ..........................................              1.21              1.12               0.77






See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
Community First Bancorporation

                                                              Common Stock
                                                              ------------                               Accumulated
                                                       Number of                       Retained      Other Comprehensive
                                                        Shares          Amount         Earnings        Income (Loss)         Total
                                                        ------          ------         --------        -------------         -----

Balance, January 1, 2001 ......................       2,022,623     $ 14,383,234     $    878,398     $   (366,858)    $ 14,894,774
Comprehensive income:
    Net income ................................               -                -        1,905,319                -        1,905,319
    Unrealized holding gains arising
    during the period, net of
    income tax effects of $297,946 ............               -                -                -          531,990          531,990
    Reclassification adjustment,
    net of income tax effects of $1,553 .......               -                -                -           (2,774)          (2,774)
                                                                                                                       ------------
    Total other comprehensive income ..........               -                -                -                -          529,216
                                                                                                                       ------------
    Total comprehensive income ................               -                -                -                -        2,434,535
                                                                                                                       ------------
Declaration of 5% stock dividend,
    including cash payable for
    fractional shares .........................         100,422        1,656,963       (1,663,304)               -           (6,341)
Exercise of employee stock options ............          13,394           52,593                -                -           52,593
Repurchase and cancellation of
    common stock ..............................         (19,377)        (358,786)               -                -         (358,786)
                                                   ------------     ------------     ------------     ------------     ------------
Balance, December 31, 2001 ....................       2,117,062       15,734,004        1,120,413          162,358       17,016,775

Comprehensive income:
    Net income ................................               -                -        2,761,796                -        2,761,796
    Unrealized holding gains arising
    during the period, net of
    income tax effects of $120,169 ............               -                -                -          214,564          214,564
    Reclassification adjustment,
    net of income tax effects of $889 .........               -                -                -            1,586            1,586
                                                                                                                       ------------
    Total other comprehensive income ..........               -                -                -                -          216,150
                                                                                                                       ------------
    Total comprehensive income ................               -                -                -                -        2,977,946
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares .........................         106,442        1,739,166       (1,745,106)               -           (5,940)
Exercise of employee stock options ............          18,913           96,071                -                -           96,071
                                                   ------------     ------------     ------------     ------------     ------------
Balance, December 31, 2002 ....................       2,242,417       17,569,241        2,137,103          378,508       20,084,852

Comprehensive income:
    Net income ................................               -                -        3,004,969                -        3,004,969
    Unrealized holding losses arising
    during the period, net of
    income tax effects of $294,953 ............               -                -                -         (526,643)        (526,643)
    Reclassification adjustment,
    net of income tax effects of $28,895 ......               -                -                -          (51,592)         (51,592)
                                                                                                                       ------------
    Total other comprehensive income ..........               -                -                -                -         (578,235)
                                                                                                                       ------------
    Total comprehensive income ................               -                -                -                -        2,426,734
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares .........................         112,117        2,018,106       (2,024,640)               -           (6,534)
Exercise of employee stock options ............           7,523           32,242                -                -           32,242
                                                   ------------     ------------     ------------     ------------     ------------
Balance, December 31, 2003 ....................       2,362,057     $ 19,619,589     $  3,117,432     $   (199,727)    $ 22,537,294
                                                   ============     ============     ============     ============     ============


See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
Community First Bancorporation

                                                                                                   Years Ended December 31,
                                                                                                   ------------------------
                                                                                            2003             2002            2001
                                                                                            ----             ----            ----
Operating activities
     Net income ....................................................................   $  3,004,969    $  2,761,796    $  1,905,319
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ..............................................        521,842       1,291,384         566,976
            Depreciation ...........................................................        245,281         210,892         231,590
            Deferred income taxes ..................................................         31,625        (227,649)        (42,180)
            Amortization of net loan fees and costs ................................        (69,999)        (13,103)          7,334
            Securities accretion and premium amortization ..........................      1,045,958         195,436         (35,540)
            (Gain) loss on sale of available-for-sale securities ...................        (80,488)          2,475          (4,327)
            Gain on sale of loans held for sale ....................................       (202,330)        (74,898)              -
            (Gain) loss on sale of other real estate ...............................         (1,009)         24,443          31,072
            (Increase) decrease in interest receivable .............................        (73,731)        115,891         (90,036)
            Increase (decrease) in interest payable ................................        287,745        (237,919)       (452,424)
            Increase in prepaid expenses ...........................................       (290,503)       (153,310)         (1,386)
            Increase in other accrued expenses .....................................         19,434          13,545          18,855
            Originations of loans held for sale ....................................     (4,217,778)     (5,148,032)              -
            Proceeds of sales of loans held for sale ...............................      4,631,235       5,011,803               -
                                                                                       ------------    ------------    ------------
                Net cash provided by operating activities ..........................      4,852,251       3,772,754       2,135,253
                                                                                       ------------    ------------    ------------

Investing activities
     Purchases of available-for-sale securities ....................................    (98,268,759)    (68,285,150)    (96,196,397)
     Maturities of available-for-sale securities ...................................     69,275,918      73,798,110      83,009,787
     Proceeds from sale of available-for-sale securities ...........................      4,069,965       2,997,525         575,065
     Purchases of other investments ................................................       (195,700)        (74,400)        (94,400)
     Net increase in loans made to customers .......................................    (11,293,567)    (18,167,859)    (22,676,174)
     Additions to other real estate ................................................              -               -          (3,132)
     Proceeds from sale of other real estate .......................................         61,009         169,377         179,466
     Purchases of premises and equipment ...........................................       (550,982)     (1,126,836)        (52,700)
                                                                                       ------------    ------------    ------------
                Net cash used by investing activities ..............................    (36,902,116)    (10,689,233)    (35,258,485)
                                                                                       ------------    ------------    ------------

Financing activities
     Net increase (decrease) in demand deposits, interest
         bearing transaction accounts and savings accounts .........................     20,240,116      (2,440,429)     13,872,502
     Net increase in certificates of deposit and other
         time deposits .............................................................     24,671,979      20,559,827      15,264,270
     Repurchase and cancellation of common stock ...................................              -               -        (358,786)
     Payment of cash in lieu of fractional shares
         for stock dividend ........................................................         (6,534)        (12,281)              -
     Exercise of employee stock options ............................................         32,242          96,071          52,593
                                                                                       ------------    ------------    ------------
                Net cash provided by financing activities ..........................     44,937,803      18,203,188      28,830,579
                                                                                       ------------    ------------    ------------
Increase (decrease) in cash and cash equivalents ...................................     12,887,938      11,286,709      (4,292,653)
Cash and cash equivalents, beginning ...............................................     26,617,179      15,330,470      19,623,123
                                                                                       ------------    ------------    ------------
Cash and cash equivalents, ending ..................................................   $ 39,505,117    $ 26,617,179    $ 15,330,470
                                                                                       ============    ============    ============

Supplemental  Disclosure  of Cash Flow  Information
     Cash paid during the period for:
         Interest ..................................................................   $  4,801,635    $  4,955,123    $  8,664,877
         Income taxes ..............................................................      1,672,319       1,807,300       1,093,000
     Noncash investing and financing activities:
         Transfer of loans to other real estate ....................................        796,813          25,000         120,000
         Transfers from retained earnings to common stock
            in connection with stock dividends .....................................      2,018,106       1,739,166       1,656,963
         Other comprehensive income (loss) .........................................       (578,235)        216,150         529,216

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Community First Bancorporation


NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization. Community First Bancorporation (the "Company"), a bank holding company, and its wholly-owned subsidiary, Community First Bank, are engaged in providing domestic commercial banking services from their headquarters office in Walhalla, and other offices in Seneca, Anderson, Williamston and Westminster, South Carolina. The Company is a South Carolina corporation and its banking subsidiary is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The holding company was incorporated on May 23, 1997 and Community First Bank was organized on December 1, 1988, and received its charter and commenced operations on March 12, 1990.

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

Accounting. Estimates In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management has identified specific loans as well as adopting a policy of providing amounts for loan valuation purposes which are not identified with any specific loan but are derived from actual loss experience ratios, loan types, loan volume, economic conditions and industry standards. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the banking subsidiary's allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

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

Loans Held for Sale. Loans held for sale are reported at the lower of cost or estimated fair value on an aggregate loan portfolio basis. Gains or losses realized on the sale of loans are recognized at the time of the sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of loans are included in other income.

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

Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 40 years; land improvements - 15 years; furniture and equipment - 5 to 25 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the consolidated income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and improvements are capitalized.
Other Real Estate and Real Estate Held for Sale Other real estate consists of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure which were carried in other assets at a value $736,813 as of December 31, 2003. No such properties were held as of December 31, 2002. These properties are initially recorded at the lower of cost or the estimated fair market value, less estimated selling costs. Loan losses arising from the acquisition of such property are charged to the allowance for loan losses. An allowance for losses on foreclosed properties is maintained for subsequent downward valuation adjustments.

Other Real Estate and Real Estate Held for Sale. Real estate held for sale is carried in the consolidated balance sheet at the lower of cost or estimated net realizable value. This property consists of four commercial lots that were subdivided and developed from land acquired to construct the banking subsidiary's Anderson office. Management periodically evaluates real estate held for sale for impairment, with any appropriate downward valuation adjustments being made when necessary.

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

Stock-Based Compensation. As of December 31, 2003, the Company has two stock-based employee compensation plans, which are described more fully in Note
G. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation. Per share amounts have been adjusted to reflect the effects of 5% stock dividends effective November 28, 2003, November 28, 2002, and December 21, 2001.

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                                2003                  2002                 2001
                                                                                ----                  ----                 ----

Net income, as reported .......................................         $   3,004,969          $   2,761,796          $   1,905,319
Deduct:  Total stock-based employee
     compensation expense determined under
     fair value based method for all awards,
     net of any related tax effects ...........................              (226,091)              (276,129)              (257,757)
                                                                        -------------          -------------          -------------
Pro forma net income ..........................................         $   2,778,878          $   2,485,667          $   1,647,562
                                                                        =============          =============          =============

Net income per share, basic
     As reported ..............................................         $        1.27          $        1.18          $        0.81
     Pro forma ................................................                  1.18                   1.06                   0.70
Net income per share, assuming dilution
     As reported ..............................................         $        1.21          $        1.12          $        0.77
     Pro forma ................................................                  1.12                   1.01                   0.66


The fair values of options granted during 2003, 2002 and 2001 were $11.08, $10.06 and $8.70 per share, respectively. Such fair value was estimated as of the date of the grant using the minimum value option pricing method. The following assumptions were used for grants in 2003, 2002 and 2001: dividend yield of 0%, expected life of 10 years, and risk-free interest rates of 3.87%, 4.06% and 5.39%, respectively. Management has no current intentions to adopt the fair value method recognition provisions of SFAS No. 123.

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


NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2003 and 2002, were approximately $1,293,000 and $1,009,000, respectively.

NOTE C- SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                       December 31,
                                                                       ------------
                                               2003                                                     2002
                                               ----                                                     ----
                                         Gross       Gross                                        Gross        Gross
                                      Unrealized   Unrealized    Estimated                      Unrealized  Unrealized     Estimated
                        Amortized       Holding     Holding        Fair           Amortized      Holding      Holding        Fair
                          Cost           Gains       Losses        Value            Cost          Gains       Losses         Value
                          ----           -----       ------        -----            ----          -----       ------         -----
Available-for-sale
   U.S. Government
       agencies ....   $53,162,008   $   179,276   $   170,342   $53,170,942   $42,919,558   $   414,074   $         -   $43,333,632
   Mortgage-backed
       securities ..    31,088,557        55,853       313,364    30,831,046    19,259,662       175,999        12,022    19,423,639
   State, county and
       municipal ...     2,083,938        15,043        78,054     2,020,927       197,877        12,445             -       210,322
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total .....   $86,334,503   $   250,172   $   561,760   $86,022,915   $62,377,097   $   602,518   $    12,022   $62,967,593
                       ===========   ===========   ===========   ===========   ===========   ===========   ===========   ===========

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                             December 31,
                                                                                             ------------
                                                                              2003                                   2002
                                                                              ----                                   ----
                                                                  Amortized         Estimated          Amortized          Estimated
                                                                    Cost            Fair Value            Cost            Fair Value
                                                                    ----            ----------            ----            ----------
Available-for-sale
     Due within one year ...............................        $         -        $         -        $ 1,000,000        $ 1,000,000
     Due after one through five years ..................         32,083,031         32,054,582         31,691,273         32,040,270
     Due after five through ten years ..................         21,450,289         21,476,617         10,426,162         10,503,684
     Due after ten years ...............................          1,712,626          1,660,670                  -                  -
                                                                -----------        -----------        -----------        -----------
                                                                 55,245,946         55,191,869         43,117,435         43,543,954
     Mortgage-backed securities ........................         31,088,557         30,831,046         19,259,662         19,423,639
                                                                -----------        -----------        -----------        -----------
         Total .........................................        $86,334,503        $86,022,915        $62,377,097        $62,967,593
                                                                ===========        ===========        ===========        ===========

The estimated fair values and gross unrealized losses of all of the Company's investment securities whose estimated fair values were less than amortized cost as of December 31, 2003, which had not been determined to be other-than-temporarily impaired, are presented below. The securities have been aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

                                                                                    December 31, 2003
                                                                                    -----------------
                                                              Continuously in Unrealized Loss Position for a Period of
                                                             --------------------------------------------------------
                                                      Less than 12 Months           12 Months or more               Total
                                                     -------------------            -----------------               -----
                                                  Estimated        Unrealized    Estimated     Unrealized   Estimated     Unrealized
                                                  Fair Value          Loss       Fair Value       Loss      Fair Value       Loss
                                                  ----------          ----       ----------       ----      ----------       ----
U.S. Treasury obligations and
    direct obligations of U.S.
    government agencies ........................   $21,204,193   $   170,342   $         -   $         -   $21,204,193   $   170,342
Federal agency mortgage-
    backed securities ..........................    22,981,498       310,696       511,618         2,668    23,493,116       313,364
State, county and
    municipal securities .......................     1,491,493        78,054             -             -     1,491,493        78,054
                                                   -----------   -----------   -----------   -----------   -----------   -----------
                                  Total ........   $45,677,184   $   559,092   $   511,618   $     2,668   $46,188,802   $   561,760
                                                   ===========   ===========   ===========   ===========   ===========   ===========

The Company does not consider these investments to be other-than-temporarily impaired because the unrealized losses resulted primarily from the volatility of interest rates. Although the Company classifies all of its investment securities as available-for-sale, management has not determined that any specific securities will be disposed of prior to maturity. In addition, there have been no significant adverse changes in the credit ratings of any of the security issuers that would indicate the Company will be unable to collect all principal and interest amounts according to contractual terms.

During 2003, the Company sold available for sale securities with amortized costs totaling $3,989,477 for proceeds of $4,069,965, resulting in gross realized gains of $107,420 and gross realized losses of $26,932. The income tax provision charged to expense applicable to the net realized gain of $80,488 was $28,895. During 2002, the Company sold an available-for-sale security with a carrying value of $3,000,000 for $2,997,525, realizing a loss of $2,475 on the sale. The income tax provision credited to expense applicable to this realized loss was $889. During 2001, the Company sold an available-for-sale security with a carrying value of $570,738 for $575,065, realizing a gain of $4,327 on the sale. The income tax provision charged to expense applicable to this realized gain was $1,553. There were no transfers of available-for-sale securities to other categories in 2003, 2002 or 2001.

At December 31, 2003 and 2002, securities with a carrying value of $40,897,919 and $25,813,681, respectively, were pledged as collateral to secure public deposits.


NOTE D - LOANS

Loans consisted of the following:

                                                                                                          December 31,
                                                                                                          ------------
                                                                                             2003                           2002
                                                                                             ----                           ----
Commercial, financial and industrial ...................................                $  22,915,250                 $  21,670,544
Real estate- construction ..............................................                      435,712                       822,149
Real estate - mortgage .................................................                  101,690,845                    92,903,525
Consumer installment ...................................................                   22,608,108                    21,962,286
                                                                                        -------------                 -------------
     Total .............................................................                  147,649,915                   137,358,504
Allowance for loan losses ..............................................                   (2,196,500)                   (1,950,000)
                                                                                        -------------                 -------------
     Loans - net .......................................................                $ 145,453,415                 $ 135,408,504
                                                                                        =============                 =============

Net deferred loan fees of $180,322 and $121,624 were allocated to the various loan categories as of December 31, 2003 and 2002, respectively.

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                       2003                  2002
                                                                                                       ----                  ----
Investment in impaired loans
     Nonaccrual ........................................................................              $997,165              $865,875
     Accruing 90 days and over past due ................................................                     -                     -
                                                                                                      --------              --------
         Total .........................................................................              $997,165              $865,875
                                                                                                      ========              ========
Average total investment in impaired loans during the year .............................              $832,000              $453,000
Allowance for loan losses on impaired loans at year end ................................               518,213               518,346

The average total investment in impaired loans during 2001 was $498,000. There were no commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2003.

As of December 31, 2003 and 2002, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                Years Ended December 31,
                                                ------------------------
                                         2003            2002            2001
                                         ----            ----            ----

Balance at January 1 ..............   $ 1,950,000    $ 1,200,000    $ 1,000,000
Provision charged to expense ......       521,842      1,291,384        566,976
Recoveries ........................        29,626          6,113          9,018
Charge-offs .......................      (304,968)      (547,497)      (375,994)
                                      -----------    -----------    -----------
Balance at December 31 ............   $ 2,196,500    $ 1,950,000    $ 1,200,000
                                      ===========    ===========    ===========


Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with, the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $8,072,649 and $10,212,119 at December 31, 2003 and 2002, respectively. During 2003, $2,639,969 of new loans were made and repayments totaled $4,779,439.


NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                              December 31,
                                                              ------------
                                                         2003             2002
                                                         ----             ----

Land .........................................       $1,290,567       $1,022,387
Buildings and land improvements ..............        2,730,746        2,052,216
Furniture and equipment ......................        2,074,232        1,524,198
Construction in process ......................                -          963,074
                                                     ----------       ----------
     Total ...................................        6,095,545        5,561,875
Accumulated depreciation .....................        1,641,764        1,413,795
                                                     ----------       ----------
     Premises and equipment - net ............       $4,453,781       $4,148,080
                                                     ==========       ==========


Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $245,281, $210,892 and $231,590, respectively.

NOTE F - DEPOSITS

A summary of deposits follows:

                                                            December 31,
                                                            ------------
                                                        2003             2002
                                                        ----             ----
Noninterest bearing demand ...................     $ 32,272,829     $ 24,415,791
Interest bearing transaction accounts ........       32,633,295       26,192,354
Savings ......................................       28,419,341       22,477,204
Time deposits $100,000 and over ..............       60,746,736       59,370,988
Other time deposits ..........................      102,478,521       79,182,290
                                                   ------------     ------------
     Total deposits ..........................     $256,550,722     $211,638,627
                                                   ============     ============


As of December 31, 2003 and 2002, local governmental deposits comprised approximately 17% and 23% of total deposits, respectively. As of December 31, 2003 and 2002, $265,799 and $114,125, respectively, of overdrawn demand deposit balances have been reclassified as loans.

At December 31, 2003, the scheduled maturities of time deposits are as follows:

                       Year                                Amount
                       ----                                ------

                       2004                            $ 136,013,590
                       2005                               17,078,027
                       2006                                7,403,088
                       2007                                2,464,771
                       2008 and thereafter                   265,781


NOTE G - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the total amount of the subsidiary's current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Stock Dividends Effective November 28, 2003, November 28, 2002, and December 21, 2001 the Company's Board of Directors declared 5% stock dividends. All per share information has been retroactively adjusted to give effect to the stock dividends.

Accumulated Other Comprehensive Income (Loss) As of December 31, 2003 and 2002, accumulated other comprehensive income (loss) included as a component of shareholders' equity in the accompanying consolidated balance sheet consisted of accumulated changes in the unrealized holding gains and losses on available-for-sale securities, net of income tax effects, amounting to $(199,727) and $378,508, respectively.

Earnings per Share Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                      2003              2002               2001
                                                                                      ----              ----               ----
Net income per share, basic
Numerator - net income ....................................................         $3,004,969         $2,761,796         $1,905,319
                                                                                    ==========         ==========         ==========
Denominator
   Weighted average common shares issued and outstanding ..................          2,360,921          2,340,533          2,340,401
                                                                                    ==========         ==========         ==========
                Net income per share, basic ...............................         $     1.27         $     1.18         $      .81
                                                                                    ==========         ==========         ==========

Net income per share, assuming dilution
Numerator - net income ....................................................         $3,004,969         $2,761,796         $1,905,319
                                                                                    ==========         ==========         ==========
Denominator
   Weighted average common shares issued and outstanding ..................          2,360,921          2,340,533          2,340,401
   Effect of dilutive stock options .......................................            120,479            128,235            137,454
                                                                                    ----------         ----------         ----------
                Total shares ..............................................          2,481,400          2,468,768          2,477,855
                                                                                    ==========         ==========         ==========
                Net income per share, assuming dilution ...................         $     1.21         $     1.12         $      .77
                                                                                    ==========         ==========         ==========

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2003 and 2002, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2003, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its banking subsidiary must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                 Minimum for         Minimum to be
                                                                                Actual        Capital Adequacy     Well Capitalized
                                                                                ------        ----------------     ----------------
                                                                           Amount    Ratio     Amount    Ratio     Amount     Ratio
                                                                           ------    -----     ------    -----     ------     -----
                                                                                          (Dollars in thousands)
December 31, 2003
     The Company
        Total Capital to risk weighted assets ........................    $24,770    15.2%     $13,001    8.0%     $16,251    10.0%
        Tier 1 Capital to risk weighted assets .......................    $22,737    14.0%     $ 6,500    4.0%     $ 9,751     6.0%
        Tier 1 Capital to average assets (leverage) ..................    $22,737     8.3%     $10,959    4.0%     $16,439     6.0%
     Community First Bank
        Total Capital to risk weighted assets ........................    $23,940    14.7%     $13,001    8.0%     $16,251    10.0%
        Tier 1 Capital to risk weighted assets .......................    $21,907    13.5%     $ 6,500    4.0%     $ 9,751     6.0%
        Tier 1 Capital to average assets (leverage) ..................    $21,907     8.0%     $10,959    4.0%     $16,439     6.0%

December 31, 2002
     The Company
        Total Capital to risk weighted assets ........................    $21,481    15.2%     $11,346    8.0%     $14,183    10.0%
        Tier 1 Capital to risk weighted assets .......................    $19,706    13.9%     $ 5,673    4.0%     $ 8,510     6.0%
        Tier 1 Capital to average assets (leverage) ..................    $19,706     8.8%     $ 8,994    4.0%     $13,491     6.0%
     Community First Bank
        Total Capital to risk weighted assets ........................    $20,659    14.6%     $11,346    8.0%     $14,183    10.0%
        Tier 1 Capital to risk weighted assets .......................    $18,884    13.3%     $ 5,673    4.0%     $ 8,510     6.0%
        Tier 1 Capital to average assets (leverage) ..................    $18,884     8.4%     $ 8,994    4.0%     $13,491     6.0%

Stock Options In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 534,823 shares (adjusted for subsequent stock dividends and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options may be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 373,796 shares (adjusted for stock dividends and splits) of authorized common stock for issuance upon the exercise of such options. Although some options granted under the 1989 Plan can still be exercised, no further options may be granted under the 1989 Plan. For all stock options ever granted under the two plans through the end of 2003, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, or if there is a change in control of the Company, in accordance with the provisions of the two plans. Options awarded during 2003, 2002 and 2001 provided for 20% vesting immediately upon award, with 20% vesting on the anniversary date of the award for each of the four subsequent years, and ten year expiration dates.

Transactions under the plans are summarized as follows:

                                                                              Years Ended December 31,
                                                                              ------------------------
                                                               2003                     2002                       2001
                                                               ----                     ----                       ----
                                                                  Wtd. Avg.                   Wtd. Avg.                  Wtd. Avg.
                                                                  Exercise                    Exercise                   Exercise
                                                      Shares        Price        Shares         Price      Shares          Price
                                                      ------        -----        ------         -----      ------          -----
Outstanding at beginning of year ............        344,863      $   10.35     342,194      $    9.51     302,177      $    8.27
Granted .....................................          9,765          16.19      29,878          14.25      59,155          14.72
Exercised ...................................         (7,881)          4.09     (20,852)          4.62     (15,505)          3.39
Forfeited or expired ........................            (11)          3.76      (6,357)          6.23      (3,633)         16.46
                                                     -------                    -------                    -------
Outstanding at end of year ..................        346,736          10.66     344,863          10.35     342,194           9.51
                                                     =======                    =======                    =======

Options exercisable at year-end .............        288,526      $    9.79     259,083      $    8.90     229,823      $    7.63
                                                     =======                    =======                    =======

------
Numbers of shares and exercise prices have been adjusted in the table above for 5% stock dividends effective November 28, 2003, November 28, 2002, and December 21, 2001.

The following table summarizes information about the options outstanding:

                                                                 December 31, 2003
                                                                 -----------------
                                          Options Outstanding                             Options Exercisable
                                          -------------------                             -------------------
                                              Weighted
                                              Average
                                             Remaining           Weighted                             Weighted
                              Number        Contractual          Average            Number            Average
Range of Exercise Prices    Outstanding     Life (Years)      Exercise Price      Outstanding       Exercise Price
------------------------    -----------     ------------      --------------      -----------       --------------
   $ 3.75  to  $ 5.20         70,376           1.38              $ 4.39              70,376             $ 4.39
     6.82  to    6.92         89,958           4.35                6.89              89,958               6.89
    13.21  to   16.41        186,402           7.08               14.85             128,192              14.80
                             -------                                                -------
                             346,736           5.22             $ 10.66             288,526             $ 9.79
                             =======                                                =======


Of the 908,619 shares of the Company's authorized common stock originally reserved for issuance upon the exercise of options under the two plans, 275,822 had not been issued as of December 31, 2003.


NOTE H - OTHER EXPENSES

Other expenses are summarized below:

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                     2003                 2002               2001
                                                                                     ----                 ----               ----
Salaries and employee benefits .........................................          $2,420,268          $2,055,809          $1,753,074
Net occupancy expense ..................................................             243,826             189,768             192,399
Furniture and equipment expense ........................................             288,229             236,000             246,930
Other expense
         Stationery, printing and postage ..............................             275,898             231,164             206,019
         Telephone .....................................................              76,000              67,720              61,624
         Advertising and promotion .....................................             100,522              67,835              68,514
         Professional services .........................................             133,130             124,755             103,124
         Insurance .....................................................              36,769              24,486              19,626
         FDIC insurance assessment .....................................              30,439              33,750              32,217
         Directors' fees ...............................................             113,700              73,700              68,800
         Other real estate costs and expenses, net .....................              30,255              41,612              39,867
         Data processing expenses ......................................             130,229             125,387              77,963
         Other .........................................................             534,233             424,814             368,535
                                                                                  ----------          ----------          ----------
                Total ..................................................          $4,413,498          $3,696,800          $3,238,692
                                                                                  ==========          ==========          ==========

NOTE I - INCOME TAXES

Income tax expense consisted of:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                   2003                2002                2001
                                                                                   ----                ----                ----
Current
         Federal .....................................................         $ 1,498,380         $ 1,640,594          $ 1,025,971
         State .......................................................             137,413             114,616               83,423
                                                                               -----------         -----------          -----------
                             Total current ...........................           1,635,793           1,755,210            1,109,394
                                                                               -----------         -----------          -----------
Deferred
         Federal .....................................................              31,625            (227,649)             (55,614)
         State .......................................................                   -                   -               13,434
                                                                               -----------         -----------          -----------
                             Total deferred ..........................              31,625            (227,649)             (42,180)
                                                                               -----------         -----------          -----------
                             Total income tax expense ................         $ 1,667,418         $ 1,527,561          $ 1,067,214
                                                                               ===========         ===========          ===========


The principal components of the deferred portion of income tax expense or (credit) were:

                                                  Years Ended December 31,
                                                  ------------------------
                                             2003          2002          2001
                                             ----          ----          ----

Provision for loan losses ............    $ (78,965)    $(213,868)    $ (14,250)
Accelerated depreciation .............      129,972        13,972        (2,656)
Deferred net loan costs and fees .....      (19,382)      (27,753)      (25,274)
                                          ---------     ---------     ---------
               Total .................    $  31,625     $(227,649)    $ (42,180)
                                          =========     =========     =========




Income before income taxes presented in the consolidated statement of income for the years ended December 31, 2003, 2002 and 2001 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                              Years Ended December 31,
                                              ------------------------
                                         2003           2002            2001
                                         ----           ----            ----

Tax expense at statutory rate .....   $ 1,588,612    $ 1,458,382    $ 1,010,661
State income tax, net of federal
     income tax benefit ...........        90,693         75,647         55,059
Tax-exempt interest income ........       (22,089)       (20,277)       (23,087)
Non-deductible interest expense to
     carry tax-exempt instruments .         1,932          1,771          3,709
Other, net ........................         8,270         12,038         20,872
                                      -----------    -----------    -----------
               Total ..............   $ 1,667,418    $ 1,527,561    $ 1,067,214
                                      ===========    ===========    ===========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                                 December 31,
                                                                 ------------
                                                             2003          2002
                                                             ----          ----
Deferred tax assets
     Allowance for loan losses .......................     $582,502     $503,537
     Deferred net loan fees ..........................       59,542       40,160
     Unrealized net holding losses on
       available-for-sale securities .................      111,860            -
                                                           --------     --------
               Gross deferred tax assets .............      753,904      543,697
     Valuation allowance .............................            -            -
                                                           --------     --------
               Total .................................      753,904      543,697
                                                           --------     --------

Deferred tax liabilities
     Accelerated depreciation ........................      236,385      106,413
     Unrealized net holding gains on
       available-for-sale securities .................            -      211,988
                                                           --------     --------
               Gross deferred tax liabilities ........      236,385      318,401
                                                           --------     --------
Net deferred income tax assets .......................     $517,519     $225,296
                                                           ========     ========


The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2003, 2002 and 2001, $323,848 was credited, $121,058 was charged, and $296,393 was charged to other comprehensive income or loss, respectively. In 2003, $31,625 was charged to income tax expense; in 2002, $227,649 was credited to income tax expense; and, in 2001, $42,180 was credited to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2003 and 2002 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.


NOTE J - RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 2003, 2002 and 2001 totaled $44,848, $38,996 and $32,539, respectively.


NOTE K - COMMITMENTS AND CONTINGENCIES

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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                            December 31,
                                                            ------------
                                                      2003                2002
                                                      ----                ----

Loan commitments .......................         $14,482,135         $13,943,222
Standby letters of credit ..............             449,100             238,100


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

Borrowing Availability. At December 31, 2003, the banking subsidiary had an unused short-term line of credit to purchase up to $6,900,000 of federal funds from an unrelated correspondent bank. The line is available on a one-day basis for the general corporate purposes of the Bank. Advances under the line are further restricted in availability to 14 days in any 30 day period, except in the sole discretion of the other institution. The Bank also has unused lines of credit available from the Federal Home Loan Bank of Atlanta ("FHLB"). Under the terms of the FHLB agreements, the Bank may borrow approximately $38,284,000 for its general corporate purposes. Borrowings under the lines may bear interest at either a variable or fixed rate established by the FHLB. The lines, if utilized, would be secured by FHLB capital stock with a carrying value of $750,200, and blanket liens on qualifying 1-4 family residential first lien mortgage loans held by the Bank sufficient to secure the advances. The carrying amount of such loans at December 31, 2003 was approximately $50,295,000.

Litigation. The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2003. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

Westminster Office. In May of 2003, a temporary banking office facility opened for commercial operations in Westminster, South Carolina on land purchased in 2002. Management has not yet formulated plans for or considered a capital budget for a future permanent facility in Westminster.


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

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

                                                                                           December 31,
                                                                                           ------------
                                                                             2003                                2002
                                                                             ----                                ----
                                                                   Carrying         Estimated          Carrying         Estimated
                                                                   Amount           Fair Value         Amount           Fair Value
                                                                   -------          ----------         -------          ----------
Financial assets
  Cash and due from banks ..............................       $  7,560,353       $  7,560,353       $  5,113,815       $  5,113,815
  Interest bearing deposits due from banks .............             28,764             28,764             32,364             32,364
  Federal funds sold ...................................         31,916,000         31,916,000         21,471,000         21,471,000
  Securities ...........................................         86,022,915         86,022,915         62,967,593         62,967,593
  Other investments ....................................            750,200            750,200            554,500            554,500
  Loans held for sale ..................................                  -                  -            211,127            211,127
  Loans ................................................        145,453,415        146,198,000        135,408,504        135,948,000
  Accrued interest receivable ..........................          1,424,305          1,424,305          1,350,574          1,350,574
Financial liabilities
  Deposits .............................................        256,550,722        256,843,000        211,638,627        212,298,000
  Accrued interest payable .............................          1,356,922          1,356,922          1,069,177          1,069,177


The following is a summary of the notional or contractual amounts and estimated fair values of the Company's off-balance sheet financial instruments:

                                                                                            December 31,
                                                                                            ------------
                                                                              2003                                2002
                                                                              ----                                ----
                                                                  Notional/         Estimated         Notional/         Estimated
                                                                   Contract            Fair            Contract            Fair
                                                                   Amount             Value            Amount             Value
                                                                   -------            -----            -------            -----
Off-balance sheet commitments
  Loan commitments .....................................       $14,482,135            $ -            $13,943,222            $ -
  Standby letters of credit ............................           449,100              -                238,100              -


NOTE M - ACCOUNTING CHANGES

Accounting for Asset Retirement Obligations FASB Statement No. 143, "Accounting for Asset Retirement Obligations," addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred, along with increasing the carrying amount and depreciation of the related asset. This Statement was effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The adoption of this Statement as of January 1, 2003 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections FASB Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," addresses financial accounting and reporting for extinguishment of debt and for certain lease modifications that have economic effects similar to sale-leaseback transactions. This Statement requires that gains and losses from debt extinguishments that are part of an entity's recurring operations not be accounted for as extraordinary items. Furthermore, gains and losses from debt extinguishments that are not part of an entity's recurring operations are required to be evaluated using the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," to determine whether extraordinary treatment is warranted for those transactions. The provisions of this Statement related to debt extinguishments were required to be applied in fiscal years beginning after May 15, 2002, with early application encouraged. Restatement is required for amounts that previously were classified as extraordinary, but that do not meet the criteria in Opinion No. 30 for extraordinary treatment. The Statement's other provisions were required to be applied either to transactions occurring after May 15, 2002 or for financial statements issued on or after May 15, 2002, with early application encouraged. The adoption of the provisions of FASB No. 145 as of their effective dates did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Accounting for Costs Associated with Exit or Disposal Activities FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issues Nos. 88-10 and 94-3. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred, rather than the previous recognition of a liability at the date that an entity committed to an exit plan. The provisions of this Statement were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of Statement No. 146 as of January 1, 2003 did not have any material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.

Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others The FASB issued its Interpretation 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for
Guarantees, Including Indirect Guarantees of Indebtedness of Others," which addresses a guarantor's measurement and recognition of its liabilities under certain guarantee transactions at inception and provides for new disclosures regarding the nature and extent of such guarantees. The disclosure requirements were effective for interim and annual financial statements ending after December 15, 2002. FIN 45's initial recognition and measurement provisions were effective prospectively; that is, for guarantees issued or modified on or after January 1, 2003. The adoption of the disclosure provisions of this Interpretation as of December 31, 2002 had no material adverse or beneficial effect on the consolidated financial position or results of operations of the Company.
Furthermore, the adoption of the Interpretation's measurement and recognition provisions as of January 1, 2003 did not have any material adverse or beneficial effect on the Company's consolidated financial position or results of operations.

Consolidation of Variable Interest Entities FASB Interpretation 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," provides a new framework for identifying variable interest entities ("VIE's") and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. FIN 46 requires that if a business enterprise has a controlling financial interest in a VIE, the assets, liabilities and results of the activities of the VIE must be included in the consolidated financial statements of a business enterprise. This interpretation also requires existing unconsolidated VIE's to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. VIE's that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. FIN 46 was effective immediately for VIE's created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. It applied in the first fiscal year or interim period beginning after June 15, 2003, to VIE's in which an enterprise holds a variable interest that it acquired before February 1, 2003. This Interpretation does not apply to securitization structures that are qualified special purpose entities as defined within FASB Statement No. 140. Management does not believe that adoption of this Interpretation has had, or will have, any material adverse or beneficial effect on the Company's consolidated financial position or results of operations.

Amendment of FASB Statement No. 133 The FASB issued its Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies accounting and disclosure for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133. This Statement was effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. Adoption of this Statement did not have a material adverse or beneficial effect on the Company's consolidated financial position or results of operations.

Financial Instruments with Characteristics of both Liabilities and Equity FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," provides new rules on the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its shares in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. Most of the guidance in FASB Statement No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 30, 2003. Adoption of this Statement had no material adverse or beneficial effect on the Company's consolidated financial position or results of operations.

NOTE N - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                    2003                    2002
                                                                                                    ----                    ----
Condensed Balance Sheet
      Assets
           Cash ....................................................................             $   821,852             $   815,258
           Investment in banking subsidiary ........................................              21,706,666              19,262,897
           Other assets ............................................................                   8,776                   6,697
                                                                                                 -----------             -----------
                Total assets .......................................................             $22,537,294             $20,084,852
                                                                                                 ===========             ===========
      Liabilities
           Other liabilities .......................................................             $         -             $         -
      Shareholders' equity .........................................................              22,537,294              20,084,852
                                                                                                 -----------             -----------
                Total liabilities and shareholders' equity .........................             $22,537,294             $20,084,852
                                                                                                 ===========             ===========


                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                   2003                2002                 2001
                                                                                   ----                ----                 ----
Condensed Statement of Income
      Income
           Interest income ...........................................         $    13,093          $    15,285          $    32,540
           Other income ..............................................               2,875                8,297                8,520
                                                                               -----------          -----------          -----------
                Total income .........................................              15,968               23,582               41,060
                                                                               -----------          -----------          -----------
      Expenses
           Other expenses ............................................              41,779               43,281               26,988
                                                                               -----------          -----------          -----------
                Total expenses .......................................              41,779               43,281               26,988
                                                                               -----------          -----------          -----------
      Income (loss) before income taxes and equity in
           undistributed earnings of banking subsidiary ..............             (25,811)             (19,699)              14,072
      Income tax expense (credit) ....................................              (8,776)              (6,697)               4,784
      Equity in undistributed earnings
           of banking subsidiary .....................................           3,022,004            2,774,798            1,896,031
                                                                               -----------          -----------          -----------
      Net income .....................................................         $ 3,004,969          $ 2,761,796          $ 1,905,319
                                                                               ===========          ===========          ===========

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                     2003                2002               2001
                                                                                     ----                ----               ----
Condensed Statement of Cash Flows
Operating activities
     Net income ..............................................................      $ 3,004,969       $ 2,761,796       $ 1,905,319
          Adjustments to reconcile net income to net
                cash (used) provided by operating activities
                     Equity in undistributed earnings
                       of banking subsidiary .................................       (3,022,004)       (2,774,798)       (1,896,031)
                     Increase in other assets ................................           (2,079)           (6,697)                -
                     (Decrease) increase in other liabilities ................                -            (4,942)            3,405
                                                                                    -----------       -----------       -----------
                       Net cash (used) provided by
                          operating activities ...............................          (19,114)          (24,641)           12,693
                                                                                    -----------       -----------       -----------
Financing activities
     Repurchase and cancellation of common stock .............................                -                 -          (358,786)
     Exercise of employee stock options ......................................           32,242            96,071            52,593
     Payment of cash in lieu of fractional
          shares for stock dividend ..........................................           (6,534)          (12,281)                -
                                                                                    -----------       -----------       -----------
                       Net cash provided (used) by financing activities ......           25,708            83,790          (306,193)
                                                                                    -----------       -----------       -----------
Increase (decrease) in cash and cash equivalents .............................            6,594            59,149          (293,500)
Cash and cash equivalents, beginning .........................................          815,258           756,109         1,049,609
                                                                                    -----------       -----------       -----------
Cash and cash equivalents, ending ............................................      $   821,852       $   815,258       $   756,109
                                                                                    ===========       ===========       ===========