Form 10-K, Exhibit 13
period 2005-12-31
COMMUNITY FIRST BANCORP
filed 2006-03-31
CIK 1047446

EXHIBIT 13


















                         COMMUNITY FIRST BANCORPORATION

                            Portions of Registrant's
                              2005 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2005 Form 10-K

Financial Summary

                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                               2005            2004            2003            2002            2001
                                                               ----            ----            ----            ----            ----
                                                                           (Dollars in thousands, except per share data)
Financial Condition
     Securities ....................................        $109,821        $101,452        $ 86,023        $ 62,968        $ 71,339
     Allowance for loan losses .....................           2,266           2,240           2,197           1,950           1,200
     Net loans (1) .................................         167,052         155,535         145,453         135,409         118,544
     Premises and equipment - net ..................           6,805           4,413           4,454           4,148           3,232
     Total assets ..................................         320,712         305,348         280,526         232,855         211,898
     Noninterest bearing deposits ..................          38,061          34,903          32,273          24,416          25,449
     Interest bearing deposits .....................         241,932         233,245         224,278         187,223         168,070
     Total deposits ................................         279,993         268,148         256,551         211,639         193,519
     Total liabilities .............................         291,858         279,412         257,989         212,770         194,881
     Total shareholders' equity ....................          28,854          25,936          22,537          20,085          17,017

Results of Operations
     Interest income ...............................        $ 15,923        $ 13,948        $ 12,664        $ 12,580        $ 13,969
     Interest expense ..............................           6,621           5,077           5,089           4,716           8,212
                                                            --------        --------        --------        --------        --------
     Net interest income ...........................           9,302           8,871           7,575           7,864           5,757
     Provision for loan losses .....................             250             380             522           1,291             567
                                                            --------        --------        --------        --------        --------
     Net interest income after provision ...........           9,052           8,491           7,053           6,573           5,190
     Other income ..................................           2,139           2,054           2,033           1,413           1,021
     Other expenses ................................           5,420           5,151           4,414           3,697           3,239
                                                            --------        --------        --------        --------        --------
     Income before income taxes ....................           5,771           5,394           4,672           4,289           2,972
     Income tax expense ............................           2,041           1,957           1,667           1,527           1,067
                                                            --------        --------        --------        --------        --------
     Net income ....................................        $  3,730        $  3,437        $  3,005        $  2,762        $  1,905
                                                            ========        ========        ========        ========        ========
Per Share Data (2)
     Net income ....................................        $   1.34        $   1.24        $   1.10        $   1.02        $   0.70
     Net income, assuming dilution .................            1.27            1.18            1.05            0.97            0.67
     Period end book value .........................           10.31            9.32            8.26            7.38            6.31

_____________________________________
(1) Excludes loans held for sale.
(2) Per share amounts have been retroactively adjusted to reflect a 5% stock dividend effective November 30, 2005, a 10% stock dividend effective November 30, 2004 and 5% stock dividends effective November 28, 2003, November 28, 2002, and December 21, 2001.

Quarterly Financial Information (Unaudited)

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                       2005                                    2004
                                                                       ----                                    ----
                                                        Fourth    Third    Second     First    Fourth     Third     Second    First
                                                        Quarter  Quarter   Quarter   Quarter   Quarter   Quarter    Quarter  Quarter
                                                        -------   -------  -------   -------   -------    -------   -------  -------
                                                                           (Dollars in thousands, except per share)
Interest and dividend income ......................   $ 4,154   $ 4,011   $ 3,907   $ 3,851   $ 3,600   $ 3,620    $ 3,412   $ 3,316
Interest expense ..................................     1,898     1,752     1,512     1,459     1,350     1,248      1,230     1,249
                                                      -------   -------   -------   -------   -------   -------    -------   -------

Net interest income ...............................     2,256     2,259     2,395     2,392     2,250     2,372      2,182     2,067
Provision for loan losses .........................        35         -        75       140        65       180         55        80
                                                      -------   -------   -------   -------   -------   -------    -------   -------

Net interest income after provision ...............     2,221     2,259     2,320     2,252     2,185     2,192      2,127     1,987
Noninterest income ................................       558       543       551       487       515       538        543       467
Gains (losses) on sales of securities .............         -         -         -         -         -       (14)         -         5
Noninterest expense ...............................     1,362     1,383     1,352     1,323     1,312     1,303      1,359     1,177
                                                      -------   -------   -------   -------   -------   -------    -------   -------

Income before income taxes ........................     1,417     1,419     1,519     1,416     1,388     1,413      1,311     1,282
Provision for income taxes ........................       503       489       542       507       517       509        481       450
                                                      -------   -------   -------   -------   -------   -------    -------   -------

Net income ........................................   $   914   $   930   $   977   $   909   $   871   $   904    $   830   $   832
                                                      =======   =======   =======   =======   =======   =======    =======   =======

Earnings per share *
Basic .............................................   $  0.34   $  0.33   $  0.35   $  0.32   $  0.32   $  0.32    $  0.30   $  0.30
Diluted ...........................................      0.35      0.30      0.32      0.30      0.31      0.30       0.28      0.29

-------
* Per share amounts have been retroactively adjusted to reflect a 5% stock dividend effective November 30, 2005 and a 10% stock dividend effective November 30, 2004.

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


Market for Common Stock and Dividends

         During the first quarter of 2004, trading in the Company's common stock began being reported on the OTC Bulletin Board under the ticker symbol CFOK. The following table summarizes the range of high and low prices for the Company's common stock as reported on the OTC Bulletin Board for each quarterly period of

2004 and 2005. Prices shown represent interdealer prices without retail markup, markdown or commissions, and may not represent actual transactions. Furthermore, trading in the Company's stock is very limited. Per share prices in the table have been adjusted to reflect a 5% stock dividend effective November 30, 2005 and a 10% stock dividend effective November 30, 2004.


                                                             2005                                  2004
                                                             ----                                  ----
            Quarter Ended                           High              Low                 High              Low
            -------------                           ----              ---                 ----              ---
                  March 31 ...................   $ 19.05           $ 17.14             $ 14.71           $ 14.07
                   June 30 ...................   $ 18.57           $ 17.14             $ 16.45           $ 14.07
              September 30 ...................   $ 19.05           $ 17.68             $ 19.30           $ 15.58
               December 31 ...................   $ 19.05           $ 18.33             $ 18.23           $ 15.82


         As of February 28, 2006, there were approximately 802 holders of record of the Company's common stock, excluding individual participants in security position listings.

         The Company has not declared or paid any cash dividends since the Company's inception. In order to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay cash dividends in 2006.

         The Board of Directors declared a 5% stock dividend effective November 30, 2005, a 10% stock dividend effective November 30, 2004 and a 5% stock dividend effective November 28, 2003.

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

          Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect a 5% stock dividend effective November 30, 2005, a 10% stock dividend effective November 30, 2004 and a 5% stock dividend effective November 28, 2003.


Earnings Performance

2005 Compared with 2004

         For the year ended December 31, 2005, the Company recorded net income of $3,730,000, an increase of $293,000, or 8.5%, over net income of $3,437,000 for 2004. Net income per share for 2005 was $1.34 compared with $1.24 for 2004. Per share net income, assuming dilution from outstanding stock options, was $1.27 for 2005 and $1.18 for 2004. Return on average assets was 1.21% for 2005 compared with 1.17% for 2004. Return on average shareholders' equity was 13.65% for 2005 compared with 14.20% for 2004.

         Net income for 2005 increased primarily due to an increase in net interest income. Rising interest rates throughout 2005, coupled with increasing volumes of interest-earning assets and interest-bearing liabilities, resulted in increased interest earnings and interest expenses across all major categories. Interest income on loans increased $1,233,000. Approximately two-thirds of this increase was attributable to increased amounts of loans outstanding and one-third was related to increases in the associated yields earned. The Company also continued to experience a high level of activity in its investment securities portfolio as issuers continued to redeem securities outstanding in 2005. The Company increased the yield on securities by 19 basis points for 2005 by purchasing securities throughout the year to replace those redeemed. Yields on federal funds sold also increased in 2005.

         More than 80% of the increase in interest expense was the result of higher rates paid primarily to retain interest-bearing funds on deposit. Total deposits grew $11,845,000 during 2005 with approximately one-fourth of that growth accounted for in non-interest bearing demand deposits. In 2005, average interest-bearing deposits were $4,333,000 more than in 2004 and average non-interest bearing demand deposits were $3,240,000 more than in 2004.

         The provision for loans losses for 2005 was $250,000, a decrease of $130,000 or 34.2% from the amount provided in 2004. For 2005, net loan charge-offs decreased by $113,000. Year end 2005 nonperforming loans (nonaccrual loans and accruing loans 90 days or more past due) decreased $569,000 from the amount at the end of 2004. Potential problem loans increased $745,000 by the end of 2005 compared with the end of 2004, but 83.7% of the 2005 year end potential problem loans were secured by real estate mortgages compared with 53.5% at the end of 2004.

         Other income and other expenses each continued to grow in 2005. Growth in other income was attributable primarily to continued increases in service charges on deposit accounts resulting from the Company's continuing efforts to identify and charge appropriately for services it performs for its customers. Other expense increased primarily due to normal salary increases granted to employees and increased expenses of operating the banking subsidiary's office network and its data processing operation.


2004 Compared with 2003

         For the year ended December 31, 2004, the Company recorded net income of $3,437,000, an increase of $432,000, or 14.4%, above net income of $3,005,000 for 2003. Net income per share for 2004 was $1.24 compared with $1.10 for 2003. Per share net income, assuming dilution for unexercised stock options was $1.18 for 2004 and $1.05 for 2003. Return on average assets was 1.17% for 2004 compared with 1.12% for 2003. Return on average shareholders' equity was 14.20% for 2004 and 14.03% for 2003.

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


Comprehensive Income

         Comprehensive income for 2005, 2004 and 2003 was $2,832,000, $3,137,000, and $2,427,000, respectively. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Other elements of comprehensive income for the Company are correlated directly to the effects that changing market rates of interest have on the fair values of the Company's holdings of available-for-sale securities. The resulting changes in unrealized holding gains and losses on such securities are reported as a separate component of shareholders' equity. Those changes in fair value, net of income tax effects, combined with net income, comprise comprehensive income.


Net Interest Income

         Net interest income, the difference between interest income earned and interest expense incurred, is the principal source of the Company's earnings. Net interest income is affected by changes in the levels of interest rates and by changes in the volume and mix of interest earning assets and interest bearing liabilities.

2005 Compared with 2004

         Net interest  income was  $9,302,000,  $8,871,000,  and  $7,575,000 for
2005, 2004 and 2003, respectively. Interest income for 2005 was $15,923,000, an increase of $1,975,000, or 14.2%, over 2004. Interest expense for 2005 was $6,621,000, an increase of $1,544,000, or 30.4%, over 2004. The Company experienced higher average volumes of interest-earning assets and interest-bearing liabilities in 2005 as well as higher average yields and rates on those instruments.

         As expected, managing net interest margin effectively in the rising rate environment that prevailed throughout the year was a challenge during 2005. Although the average interest rate spread (average yield on interest earning assets less the average rate paid on interest bearing liabilities) declined by 14 basis points in 2005 compared with 2004, the net yield on average earning assets (net interest income divided by average interest earning assets) declined by just one basis point. This result was achieved by increasing average non-interest bearing funding sources through growth in demand deposits and retention of earnings.

         During 2005, the Federal Reserve Bank's Open Market Committee continued its policy of measured interest rate increases affecting primarily the federal funds rate and loans made by Federal Reserve Banks to their member banks. As a result, interest rates on a broad array of generally short-term financial instruments, including the prime rate, a key determinant of rates charged to the Bank's most credit-worthy customers and a factor considered in all loan-pricing decisions, also rose. As also experienced in the latter half of 2004 when the current policy was first implemented, longer term rates (generally rates for instruments with original maturities of more than five years) remained mostly stable during 2005. As a result of these factors, the yield curve changed from steep to almost flat during 2005.

         Another factor affecting the Company's yields on loans, especially new loans originated in 2005, were attractive interest rates offered by the financing subsidiaries of automobile manufacturers. The Company's outstanding loans to individuals to purchase automobiles were virtually unchanged at the end of 2005 from the amounts of such loans at the end of 2004. Furthermore, the average yield on such loans was lower at the end of 2005 than at the end of 2004. Other manufacturers of consumer and household goods increasingly offer incentive-rate financing of their products through related companies in an effort to increase their sales. These companies represent a relatively new and growing source of competition to banks and other financial institutions.

         As of December 31, 2005 and 2004, approximately $47,000,000 and $48,000,000, respectively, or 27.8% and 30.4%, respectively of the Company's loan portfolio was composed of variable rate loans directly indexed to movements in the prime rate. The average yield earned on loans in 2005 was 7.00%, compared with 6.73% during 2004.

         Competition for interest-bearing deposits was strong in 2005, and the Company responded by increasing the rates paid for those funds. As a result, the average rate paid for average interest bearing deposits increased by 57 basis points for 2005 when compared with 2004, and interest expense for those funds in 2005 was $1,429,000, or 29.2%, more than in 2004. Year-over-year deposit growth was noted in noninterest bearing demand accounts and time deposits. The Company believes that reductions in interest bearing transaction accounts and savings accounts were experienced as depositors attempted to maximize the returns on their funds by shifting to longer-term instruments, such as certificates of deposit, that offered higher rates. Additionally, widely-disseminated reports that the current Federal Reserve policy to increase interest rates might be coming to an end may have influenced some depositors to invest their funds on a longer-term basis before rates began to decline once again.

         Average interest earning assets during 2005 were $297,850,000, an increase of $14,234,000 or 5.0% over 2004. Average investment securities for 2005 totaled $110,556,000, an increase of $4,507,000 or 4.2% over the 2004 average amount. Average loans for the 2005 twelve-month period totaled $164,243,000, an increase of $11,697,000 or 7.7% over 2004. Average loans were 55.1% and 53.8% of average interest earning assets for 2005 and 2004, respectively. Average federal funds sold for 2005 were $21,884,000, a decrease of $2,242,000 or 9.3% from 2004. Average interest bearing liabilities during 2005 totaled $243,508,000, representing an increase of $7,116,000 or 3.0% over the amount for 2004. Average time deposits of $100,000 and over increased to $64,821,000 for 2005 from $60,301,000 in the prior year, an increase of $4,520,000 or 7.5%. Average time deposits less than $100,000 increased to $105,798,000 for 2005 from $103,923,000 in 2004, representing an increase of $1,875,000 or 1.8%. Average interest bearing transaction and savings accounts decreased to $64,697,000 for 2005, a decrease of $2,062,000 or 3.1% from 2004.
Average short and long-term borrowings increased to $8,192,000. The banking subsidiary borrowed $10,000,000 from the Federal Home Loan Bank of Atlanta late in the second quarter of 2004. As of the end of 2005, $6,500,000 of that debt, which originally was in the forms of both short-term borrowings and long-term debt, remained outstanding.

2004 Compared with 2003

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

         The average rate earned on interest earning assets for 2004 was unchanged from its 2003 level of 4.92%. The average rate paid for interest bearing liabilities during 2004 was 2.15%, a decrease of 19 basis points from the 2003 level. The interest rate spread for 2004 increased 19 basis points to 2.77%. Net yield on earning assets increased 19 basis points, also, to 3.13% for 2004.

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

         As of December 31, 2004 and December 31, 2003, approximately $48,000,000 and $48,000,000, respectively, or 30.4% and 32.5%, respectively, of the Company's loan portfolio was composed of variable rate loans directly indexed to movements in the prime rate. The average yield earned on loans during 2004 was 6.73%, compared with 6.98% for 2003.

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

         Because growth in loan demand continued to be below the levels experienced prior to 2003, the Company invested the funds it acquired during 2004 primarily in the lower-yielding investment securities category. Loan demand in the Company's market areas was adversely affected in 2003 by the bankruptcy of a relatively unregulated mortgage banking operation's local funding subsidiary which resulted in the recognition of approximately $200,000,000 of losses by local investors. Although the longer-term effect of the bankruptcy on the local economy is uncertain, loan demand in 2004 was somewhat better than in 2003.

         The table, "Average Balances, Yields and Rates", provides an analysis of the average amounts of the Company's assets and liabilities and the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2005, 2004 and 2003.

                       Average Balances, Yields and Rates

                                                                            Years ended December 31,
                                                                            ------------------------
                                                         2005                         2004                           2003
                                                         ----                         ----                           ----
                                              Average   Income/  Yields/  Average    Income/  Yields/    Average    Income/  Yields/
                                            Balances(1) Expense   Rates  Balances(1) Expense  Rates    Balances(1)  Expense   Rates
                                            ----------- -------   -----  -------------------  -----    -----------  -------   -----
                                                                           (Dollars in thousands)
Assets
Interest bearing deposits due from banks ..  $     168  $     5   2.98%   $     29  $     1   3.45%     $     25   $     -     0.00%
Taxable securities ........................    106,149    3,564   3.36%    103,973    3,285   3.16%       75,069     2,270     3.02%
Tax-exempt securities (2) .................      4,407      150   3.40%      2,076       73   3.52%          697        26     3.73%
Federal funds sold ........................     21,884      668   3.05%     24,126      295   1.22%       38,465       403     1.05%
Federal Home Loan Bank stock ..............        999       38   3.80%        866       29   3.35%          706        27     3.82%
Loans (2) (3) (4) .........................    164,243   11,498   7.00%    152,546   10,265   6.73%      142,322     9,938     6.98%
                                             ---------  -------           --------  -------             --------   -------
        Total interest earning assets .....    297,850   15,923   5.35%    283,616   13,948   4.92%      257,284    12,664     4.92%
Cash and due from banks ...................      4,845                       4,786                         4,194
Allowance for loan losses .................     (2,304)                     (2,268)                       (2,188)
Unrealized securities gains (losses) ......     (1,601)                       (684)                          265
Premises and equipment ....................      5,240                       4,365                         4,352
Other assets ..............................      3,346                       3,943                         3,752
                                             ---------                    --------                      --------
        Total assets ......................  $ 307,376                    $293,758                      $267,659
                                             =========                    ========                      ========

Liabilities and shareholders' equity
Interest bearing deposits
     Interest bearing transaction accounts   $  36,111  $   383   1.06%   $ 35,707  $   244   0.68%     $ 32,985   $   251     0.76%
     Savings ..............................     28,586      381   1.33%     31,052      154   0.50%       28,255       161     0.57%
     Time deposits $100M and over .........     64,821    2,118   3.27%     60,301    1,481   2.46%       63,106     1,609     2.55%
     Other time deposits ..................    105,798    3,438   3.25%    103,923    3,012   2.90%       93,588     3,068     3.28%
                                             ---------  -------           --------  -------             --------   -------
        Total interest bearing
          deposits ........................    235,316    6,320   2.69%    230,983    4,891   2.12%      217,934     5,089     2.34%
Short-term borrowings .....................        736       18   2.45%      1,352       27   2.00%            -         -     0.00%
Long-term debt ............................      7,456      283   3.80%      4,057      159   3.92%            -         -     0.00%
                                             ---------  -------           --------  -------             --------   -------
        Total interest bearing liabilities     243,508    6,621   2.72%    236,392    5,077   2.15%      217,934     5,089     2.34%
Noninterest bearing demand deposits .......     34,675                      31,435                        26,778
Other liabilities .........................      1,873                       1,735                         1,529
Shareholders' equity ......................     27,320                      24,196                        21,418
                                             ---------                    --------                      --------
        Total liabilities and
         shareholders' equity .............  $ 307,376                    $293,758                      $267,659
                                             =========                    ========                      ========
Interest rate spread (5) ..................                       2.63%                       2.77%                            2.58%
Net interest income and net yield
     on earning assets (6) ................             $ 9,302   3.12%             $ 8,871   3.13%                $ 7,575     2.94%
Interest free funds supporting
      earning assets (7) ..................  $  54,342                    $ 47,224                      $ 39,350

--------------------------
(1)  Average balances are computed on a daily basis.
(2) Income and yields on tax-exempt securities and loans have not been adjusted on a tax equivalent basis.
(3) Nonaccrual loans are included in the average loan balances and income on such loans generally is recognized on a cash basis.
(4)  Includes immaterial amounts of loan fees.
(5) Total interest earning assets yield less the total interest bearing liabilities rate.
(6)  Net interest income divided by total interest earning assets.
(7)  Total interest earning assets less total interest bearing liabilities.

The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities.


     Volume and Rate Variance Analysis

                                                                2005 Compared with 2004                2004 Compared with 2003
                                                                -----------------------                -----------------------
                                                            Volume(1)    Rate(1)      Total       Volume(1)     Rate(1)      Total
                                                            ---------    -------      -----       ---------     -------      -----
                                                                                     (Dollars in thousands)
Interest bearing deposits due from banks .............     $     4      $     -      $     4      $     -      $     1      $     1
Taxable securities ...................................          70          209          279          909          106        1,015
Tax-exempt securities ................................          79           (2)          77           48           (1)          47
Federal funds sold ...................................         (30)         403          373         (168)          60         (108)
Federal Home Loan Bank stock .........................           4            5            9            5           (3)           2
Loans ................................................         808          425        1,233          697         (370)         327
                                                           -------      -------      -------      -------      -------      -------
             Total interest income ...................         935        1,040        1,975        1,491         (207)       1,284
                                                           -------      -------      -------      -------      -------      -------
Interest bearing deposits
     Interest bearing transaction accounts ...........           3          136          139           20          (27)          (7)
     Savings .........................................         (13)         240          227           15          (22)          (7)
     Time deposits $100M and over ....................         118          519          637          (70)         (58)        (128)
     Other time deposits .............................          55          371          426          320         (376)         (56)
Short-term borrowings ................................         (16)           7           (9)          27            -           27
Long-term debt .......................................         130           (6)         124          159            -          159
                                                           -------      -------      -------      -------      -------      -------
             Total interest expense ..................         277        1,267        1,544          471         (483)         (12)
                                                           -------      -------      -------      -------      -------      -------
             Net interest income .....................     $   658      $  (227)     $   431      $ 1,020      $   276      $ 1,296
                                                           =======      =======      =======      =======      =======      =======

------------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.


         Management currently expects that interest rates will move slightly higher during the first half of 2006 and remain relatively stable, or decline slightly, during the remainder of the year. Management has not presently identified any factors that it believes might cause interest rates to increase or decrease rapidly in a short period of time. However, changes in interest rates that can significantly affect the Company, either positively or negatively, are possible. In the absence of significant changes in market interest rate levels, any significant changes in net interest income during 2006 are expected to result primarily from changes in the volumes of interest earning assets and liabilities.


Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and its estimate of the related allowance for loan losses. Provisions for loan losses were $250,000, $380,000 and $522,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The decreased provisions in 2005 and 2004 were largely the result of low amounts of net loan charge-offs, slower rates of loan growth during 2005 and 2004, and a lower amount of nonaccrual and past due loans for 2005. The allowance for loan losses as a percentage of total loans at year-end was 1.34% for 2005 compared with 1.42% as of the end of 2004. Net charge-offs for 2005 were $224,000, a decrease of $113,000 from the 2004 amount. Net charge-offs for 2004 were $337,000, an increase of $62,000 over the amount for 2003. See "Impaired Loans," "Potential Problem Loans," "Allowance for Loan Losses" and "The Application of Critical Accounting Policies" for further information and a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.

Other Income

         Noninterest income for 2005 increased by $85,000 over the amount for 2004, primarily due to increased service charges on deposit accounts and higher amounts of other income. There were no realized gains or losses on sales of investment securities in 2005. Mortgage brokerage income for 2005 was $39,000 less than for 2004 because the Company's volume of residential mortgage loan originations was lower than in prior years. As was the case in 2004, management believes that refinancing activity related solely to interest rate considerations was virtually ended by early 2005. Also, the Company's residential mortgage lender left the Company during the last quarter of 2005 and has not yet been replaced on a full-time basis.

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


Other Expenses

2005 Compared with 2004

         Noninterest expense for 2005 increased by $269,000, or 5.2%, over the amount for 2004. Salaries and employee benefits increased by $123,000, or 4.4%, over the amount for 2004 primarily due to normal periodic salary increases and increases in expenses for employee insurance benefits.

         As of December 31, 2005, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company has adopted the disclosure provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," as amended. Refer to "Stock-Based Compensation" in Note A to the consolidated financial statements included in this report for the pro-forma effects on net income and net income per share if the Company had applied such fair value method recognition.

         The Company adopted the provisions of FASB Statement No. 123(R), "Share-Based Payment," on January 1, 2006. Under the provisions of that Statement, the Company is required to measure and record compensation expense for future share-based payments to employees based on the fair values of the awards on the date granted. The Company has elected to recognize compensation expense for share-based payments with graded vesting on a straight-line basis over the vesting period. In addition, under the transition method elected by the Company, compensation expense must be recognized for the unvested portion of such awards made prior to the adoption of the Statement. Accordingly, the Company will recognize compensation expense for previously issued but unvested share-based payments of $121,000 in 2006.

         Net occupancy and furniture and equipment expenses increased in 2005 by $38,000, primarily due to higher real estate taxes, increased depreciation and maintenance expenses associated with the Company's data processing operations.

         Other expenses for 2005 increased by $109,000, or 6.1%, over the amount for 2004 as a result of higher expenses associated with software used for the Company's data processing operations, expenses for professional services, advertising, services obtained from correspondent bank and fidelity insurance. Additionally, during 2005 the Bank experienced losses of $166,000 related to fraudulent check activity, representing an increase of $153,000 over the amount of such losses in 2004. Reductions in expenses for 2005 were noted for expenses related to foreclosed assets, primarily due to lower losses on sales and fewer valuation losses recognized on properties held, a reduction in the FDIC's deposit insurance assessment, and lower expense for stationery, printing and postage.

         Noninterest expenses are expected to continue to increase in 2006 due to the expected completion of the Company's new corporate office building located in Seneca, SC in the second quarter of 2006, the commencement of operation of a new branch office at that location, and continued technology investment needed to ensure the Company's competitive posture. Increases in noninterest expenses are closely monitored and cost control will continue to be emphasized by management where possible in order to achieve profitability objectives and attain the goal of growth in the Company's market share in Oconee and Anderson counties.

2004 Compared with 2003

         Noninterest expenses for 2004 increased by $737,000, or 16.7%, over the amount for 2003. Salaries and employee benefits increased $360,000, or 14.9%, over the amount for 2003. This increase was comprised of an increase of $80,000 in employee bonuses, the effects of normal salary increases granted from time-to-time, higher staffing levels needed to manage the Company's expanded office network, higher participation levels in the Company's 401(k) plan and a $20,000 increase in expenses for employee insurance benefits.

         Furniture and equipment expense for 2004 was $32,000 more than in 2003 due to higher depreciation expense attributable primarily to imaging equipment originally acquired during 2003.

         Other expense for 2004 increased $335,000, or 22.9%, over the 2003 amount. Professional services expenses increased by $18,000, property, fidelity, liability and federal deposit insurance expenses increased by $26,000, and expenses related to holding and disposing of foreclosed assets increased by $159,000, including realized losses of $35,000 and writedowns of such properties totaling $125,000. Expenses for the Company's accounting software increased by $70,000 in 2004. Accounting software expense is determined in large part by the number of customer accounts maintained by the Company. As the Company's geographic footprint expands and its marketing efforts are successful, software upgrades and expense increases become necessary.


Income Taxes

         For 2005, federal and state income tax expenses increased by $84,000, or 4.3%, to $2,041,000. For 2004, federal and state income tax expenses increased by $290,000 to $1,957,000. The increases in income tax expense are due to increased amounts of earnings. The effective income tax rates (income tax expense divided by income before income taxes) were 35.4% for 2005, 36.3% for 2004 and 35.7% for 2003. The Company's income from nontaxable sources, such as nontaxable investment securities or loans to local governments, is not a significant factor in the determination of its effective tax rate.


Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.


                                                                                                   December 31,
                                                                                                   ------------
                                                                                2005                   2004                   2003
                                                                                ----                   ----                   ----
                                                                                               (Dollars in thousands)
        Available-for-sale
        U. S. Government agencies .....................................       $ 58,004               $ 46,768               $ 53,171
        State, county and municipal ...................................          9,960                  2,101                  2,021
        Mortgage-backed securities ....................................         34,106                 43,214                 30,831
                                                                              --------               --------               --------
                 Total available-for-sale .............................        102,070                 92,083                 86,023
                                                                              --------               --------               --------
        Held-to-maturity
        Mortgage-backed securities ....................................          7,751                  9,369                      -
                                                                              --------               --------               --------
                 Total securities .....................................       $109,821               $101,452               $ 86,023
                                                                              ========               ========               ========

         The following table presents maturities and weighted average yields of securities at December 31, 2005. Yields on tax-exempt state, county and municipal obligations have not been computed on a taxable-equivalent basis.

                   Securities Portfolio Maturities and Yields

                                                                              December 31, 2005
                                                                              -----------------
                                                                After               After
                                                               One Year          Five Years
                                              Within           Through             Through            After
                                             One Year         Five Years          Ten Years         Ten Years             Total
                                             --------         ----------          ---------         ---------             -----
                                         Amount    Yield    Amount    Yield    Amount     Yield   Amount    Yield    Amount    Yield
                                         ------    -----    ------    -----    ------     -----   ------    -----    ------    -----
                                                                     (Dollars in thousands)
U. S. Government agencies ...........   $ 15,290    2.42%  $ 40,714    3.73%  $  2,000    3.43%  $      -    0.00%  $ 58,004   3.37%
State, county and municipal .........          -    0.00%       307    2.79%     1,712    3.25%     7,941    4.01%     9,960   3.84%
Mortgage-backed securities (1) ......         33    3.75%    12,740    3.58%     9,763    3.77%    19,321    4.15%    41,857   3.89%
                                        --------           --------           --------           --------           --------
              Total .................   $ 15,323    2.42%  $ 53,761    3.69%  $ 13,475    3.65%  $ 27,262    4.11%  $109,821   3.61%
                                        ========           ========           ========           ========           ========

-------------
(1) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2005, the Company realized no gains or losses on sales of investment securities. During 2004, the Company realized net losses of $10,000 on the sale of securities available-for-sale. During 2003, the Company sold several available-for-sale securities resulting in net realized gains of $80,000. No transfers of available-for-sale or held-to-maturity securities to other categories were made in any of the years 2003 through 2005.

         The investment portfolio grew by $8,369,000 in 2005 over the 2004 year-end amount. This growth was funded by decreasing the amount of federal funds sold and by deposit growth. Significant growth was noted in securities issued by U.S. government agencies and state, county and municipal governments. Throughout the interest rate cycle, the advantages of holding different types of securities changes. Consequently, the composition of the investment portfolio may change as management continually seeks to maximize the yield realized from the portfolio within the confines of other risk mitigation policies.

         For example, during a period of rapidly declining interest rates, callable U.S. government agency securities may not be as advantageous to own as mortgage-backed securities due to an increased probability that the agency securities might be called. In these circumstances, mortgage-backed securities might be more favored, even though unusually high levels of prepayments might occur. The prepayment of the underlying mortgage loans would not ordinarily result in the complete repayment of the mortgage-backed security in a very short time frame. Conversely, during periods of increasing short-to-intermediate term interest rates, holding callable securities issued by short-to-intermediate-term U.S. government agencies may be more desirable. In some circumstances, because changes in interest rates are usually not uniform across all future maturities, the probability that the U.S. agency security might be called could be negligible while the level of prepayments of mortgage-backed securities might continue at a rapid pace. Depending on the Company's anticipated needs for liquidity, income, or other considerations, it may favor one type of security or the other.

         During 2005, the Company reduced its holdings of mortgage-backed securities by approximately $10,726,000. Generally, the Company invests in pass-through mortgage backed securities issued by U. S. Government agencies. Those pass-through securities supply the Company with a source of liquidity since payments made on the mortgage loans underlying the securities are passed through to the Company monthly. Rapid repayment of such securities continued throughout 2005 in response to the continued low interest rates available for financing residential mortgage loans. The Company acquired approximately $3,778,000 of mortgage-backed securities, and repayments of such securities totaled approximately $14,504,000 during 2005.

         By reducing its holdings of mortgage-backed securities and increasing other types of securities held, management believes that it has reduced, at this point in the interest rate cycle, much of the uncertainty associated with the cash flows expected from its securities portfolio. Contractual cash flows from mortgage-backed securities consist of the aggregated principal and interest payments of the underlying mortgage loans that were pooled during the creation of the specific security. However, actual cash flows derived from those securities have generally exceeded the amounts required contractually due to refinancing and other activity conducted by homeowners. As a result, as prepayments have been received, the Company has expended considerable effort to maintain the investment portfolio at the levels needed to satisfy its pledging requirements for governmental deposits and to meet its earnings goals. Conversely, cash flows from securities issued by governmental entities currently are more predictable because they are generally made up of only semi-annual interest payments and the inflow at maturity of the face value of the security. While many such securities contain provisions for early redemption at a certain date (or sometimes at any interest payment date), the issuer's potential exercise of those provisions normally occurs only if interest rates at the time the call can be exercised are substantially lower than the security's contractual interest rate, and the issuers' intent to exercise the call provision is announced prior to the effective date of the redemption. Consequently, the Company is afforded the opportunity to reinvest the proceeds of the security, if desired or needed, in a more orderly fashion. Because of the increases in interest rates which began in June 2004, securities issuers exercised call provisions during the latter part of 2004 and throughout 2005 less frequently than in prior years. During 2005, only $5,000,000 of the Company's securities were called, whereas in 2004 more than $36,000,000 of the Company's investment securities were called. In 2003, such early redemptions totaled $54,300,000.

         The overall yield on investment securities held as of December 31, 2005 was 3.61%, compared with a yield of 3.33% on securities held as of December 31, 2004. As of December 31, 2005, securities with a carrying value of $68,820,000 were pledged to secure public deposits. Short-term market rates of interest increased during 2005 and 2004 while longer-term interest rates decreased slightly. Interest rates decreased slightly during 2003 from the levels existing at the end of 2002. These external factors contribute significantly to the Company's pricing structure for its loan and deposit products and, to a large extent, determine the rates available on investment securities.

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

         During 2004, the Company purchased longer-term securities and decreased significantly the proportion of its securities investments in direct debt issuances of U. S. Government agencies by increasing the proportion invested in mortgage-backed securities. These actions were taken because high levels of reinvestment risk associated with early redemptions of longer-term callable U.
S. Government agencies securities, especially during 2003, made those investments less desirable. Pass-through mortgage-backed issues became more desirable in management's opinion because, even in the case of extremely high prepayment experience, only rarely would the entire issue be paid off at one time as was then common-place with callable agency securities. Consequently, management believed in 2004 that the monthly cash flows from the pass-through mortgage-backed issues were generally more stable and predictable than those of callable U.S. agency securities, would change gradually over time and at that time were better aligned with all purposes for which the Company holds investment securities.

         By purchasing longer-term mortgage-backed securities, management potentially accepted a higher level of interest rate risk than the level that would result from investing solely in shorter-term higher-quality instruments. However, management believed that this risk was mitigated somewhat by expected prepayments of the mortgage-backed securities and the presence of U. S. Government agencies' guarantees. Such prepayments in recent years were driven to unusually high levels by increased home mortgage refinancing activity resulting from historically low residential mortgage interest rates. While it was thought that the pace of prepayments likely would slow from that seen in recent years, management believed that the longer-term historical record indicated that the average life of mortgage loans, and therefore the expected average life of a typical mortgage-backed security, was significantly shorter than its contractual terms due to factors other than interest rates.

         All mortgage-backed securities held by the Company in 2004 and 2005 were issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association.

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no concentrations of loans in any particular individual, industry or groups of related individuals or industries, and there are no foreign loans. The Company's loan portfolio is, however, dependent upon economic and other factors that affect its local market area.

         The amounts of loans outstanding as of the end of each of the last five years, and the percentage of each category to total loans, are shown in the following tables according to type of loan:

             Loan Portfolio Composition

                                                                                            December 31,
                                                                                            ------------
                                                                   2005           2004          2003           2002            2001
                                                                   ----           ----          ----           ----            ----
                                                                                      (Dollars in thousands)
Commercial, financial and industrial
       Commercial and industrial ........................       $ 20,873       $ 21,907       $ 20,592       $ 19,124       $ 21,006
       Purchasing or carrying securities ................          2,136          2,372          2,323          2,547          2,578
Real estate - construction ..............................            674            338            436            822            346
Real estate - mortgage
       1-4 family residential ...........................         72,774         65,360         58,762         54,471         45,329
       Multifamily (5 or more) residential ..............          1,229          1,036          2,095          2,311          1,862
       Nonfarm, nonresidential ..........................         46,544         43,589         40,834         36,122         27,047
Consumer installment
       Credit card and checking credit ..................          1,148          1,036            998          1,033          1,030
       Other ............................................         23,940         22,137         21,610         20,929         20,546
                                                                --------       --------       --------       --------       --------
                       Total loans ......................       $169,318       $157,775       $147,650       $137,359       $119,744
                                                                ========       ========       ========       ========       ========


                      Percentage Loan Portfolio Composition

                                                                                               December 31,
                                                                                               ------------
                                                                      2005          2004          2003          2002           2001
                                                                      ----          ----          ----          ----           ----
Commercial, financial and industrial
       Commercial and industrial .............................        12.3%         13.9%         13.9%         13.9%         17.5%
       Purchasing or carrying securities .....................         1.3%          1.5%          1.6%          1.9%          2.1%
Real estate - construction ...................................         0.4%          0.2%          0.3%          0.6%          0.3%
Real estate - mortgage
       1-4 family residential ................................        43.0%         41.4%         39.8%         39.7%         37.9%
       Multifamily (5 or more) residential ...................         0.7%          0.7%          1.4%          1.7%          1.5%
       Nonfarm, nonresidential ...............................        27.5%         27.6%         27.7%         26.3%         22.6%
Consumer installment
       Credit card and checking credit .......................         0.7%          0.7%          0.7%          0.7%          0.9%
       Other .................................................        14.1%         14.0%         14.6%         15.2%         17.2%
                                                                     -----         -----         -----         -----         -----
                       Total loans ...........................       100.0%        100.0%        100.0%        100.0%        100.0%
                                                                     =====         =====         =====         =====         =====

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

         Total loans grew $11,543,000 or 7.3% in 2005, compared with $10,125,000 or 6.9% in 2004. The ratio of total loans to total deposits at the end of 2005 was 60.5%, compared with 58.8% at the end of 2004. The percentage composition of the loan portfolio as to type of loan trended more toward loans secured by 1-4 family residential real estate and away from commercial, financial and industrial loans during the five year period ended December 31, 2005.

         Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2005, total commercial, financial and industrial loans decreased by $1,270,000 or 5.2%. compared with an increase of $1,364,000 or 6.0%, during 2004. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $2,955,000 or 6.8%, compared with an increase of $2,755,000 or 6.7% in 2004. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-value ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised approximately 71% and 70% of the Company's loan portfolio at the end of 2005 and 2004, respectively. Real estate mortgage loans of all types grew $10,562,000 during 2005 and by $8,294,000 during 2004. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily home loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. The Company does not originate high-risk mortgage loans such as so-called option ARMs, loans with high debt-to-worth ratios (without requiring the purchaser to obtain private mortgage insurance), loans with fixed monthly payment amounts that are less than the interest accrued on the loan, or loans with low initial monthly payments that increase to much higher levels at some future time.


Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2005, as well as the type of interest requirement on such loans.

                                                                                              December 31, 2005
                                                                                              -----------------
                                                                             One Year        One to       Five Years
                                                                             or Less       Five Years      or More           Total
                                                                             -------       ----------      -------           -----
                                                                                            (Dollars in thousands)
Commercial, financial and industrial ...............................        $ 11,031        $ 11,858        $    120        $ 23,009
Real estate - construction .........................................             139             489              46             674
Real estate - mortgage .............................................          21,866          62,681          36,000         120,547
Consumer installment ...............................................           5,341          17,312           2,435          25,088
                                                                            --------        --------        --------        --------
                    Total loans ....................................        $ 38,377        $ 92,340        $ 38,601        $169,318
                                                                            ========        ========        ========        ========


Predetermined rate, maturity greater than one year .................                        $ 87,449        $ 13,602        $101,051
                                                                                            ========        ========        ========

Variable rate or maturity within one year ..........................        $ 38,377        $  4,891        $ 24,999        $ 68,267
                                                                            ========        ========        ========        ========

Impaired Loans

         Impaired loans are those loans on which, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans and loans which are 90 days or more delinquent as to principal or interest payments. The Company had no loans accounted for as troubled debt restructurings in the past five years. Following is a summary of the Company's impaired loans:

      Nonaccrual and Past Due Loans

                                                                                            December 31,
                                                                                            ------------
                                                                  2005           2004           2003           2002           2001
                                                                  ----           ----           ----           ----           ----
                                                                                         (Dollars in thousands)

Nonaccrual loans ........................................        $  900         $1,465         $  997         $  866         $  609
Accruing loans 90 days or more past due .................             5              9              -              -              1
                                                                 ------         ------         ------         ------         ------
               Total ....................................        $  905         $1,474         $  997         $  866         $  610
                                                                 ======         ======         ======         ======         ======

Percent of total loans ..................................           0.5%           0.9%           0.7%           0.6%           0.5%

         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms, and the amounts of interest income actually accrued and collected, was immaterial to the consolidated financial statements for 2005, 2004 and 2003.

         As of December 31, 2005, there were no irrevocable commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2005 determined by management to be potential problem loans was $2,148,000, an increase of $745,000 over the amount of such loans as of December 31, 2004. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the types of collateral securing potential problem loans.


                                                            December 31, 2005
                                                            -----------------
                                                         Amount              %
                                                         ------              -
                                                         (Dollars in thousands)

     Real estate mortgage .......................       $1,798             83.7%
     Vehicles ...................................           96              4.5%
     Mobile homes ...............................           26              1.2%
     Other ......................................          142              6.6%
     Unsecured ..................................           86              4.0%
                                                        ------            -----
                   Total ........................       $2,148            100.0%
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


                  Summary of Loan Loss Experience

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                         2005         2004         2003         2002          2001
                                                                         ----         ----         ----         ----          ----
                                                                                          (Dollars in thousands)

Total loans outstanding at end of period ..........................    $169,318     $157,775     $147,650     $137,359     $119,744
Average amount of loans outstanding ...............................     164,243      152,546      142,322      130,104      106,480

Balance of allowance for loan losses - beginning ..................    $  2,240     $  2,197     $  1,950     $  1,200     $  1,000
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial and industrial ....................................           -           31          305          193          249
     Real estate - mortgage .......................................          61          104            -          131            -
     Consumer installment .........................................         242          226            -          223          126
                                                                       --------     --------     --------     --------     --------
           Total charge-offs ......................................         303          361          305          547          375
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           -            6           30            1            -
     Real estate - mortgage .......................................          10            -            -            -            -
     Consumer installment .........................................          69           18            -            5            8
                                                                       --------     --------     --------     --------     --------
           Total recoveries .......................................          79           24           30            6            8
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................         224          337          275          541          367
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................         250          380          522        1,291          567
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  2,266     $  2,240     $  2,197     $  1,950     $  1,200
                                                                       ========     ========     ========     ========     ========

Ratios
     Net charge-offs to average loans .............................        0.14%        0.22%        0.19%        0.42%        0.34%
     Net charge-offs to loans at end of period ....................        0.13%        0.21%        0.19%        0.39%        0.31%
     Allowance for loan losses to average loans ...................        1.38%        1.47%        1.54%        1.50%        1.13%
     Allowance for loan losses to loans at end of period ..........        1.34%        1.42%        1.49%        1.42%        1.00%
     Net charge-offs to allowance for loan losses .................        9.89%       15.04%       12.52%       27.74%       30.58%
     Net charge-offs to provision for loan losses .................       89.60%       88.68%       52.68%       41.91%       64.73%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2005, 2004 and 2003, are summarized below:

                                                                               Years Ended December 31,
                                                                               ------------------------
                                                                 2005                     2004                      2003
                                                                 ----                     ----                      ----
                                                        Amount          %         Amount           %         Amount           %
                                                        ------         ----       ------         -----       ------        -----
                                                                                (Dollars in thousands)
Noninterest bearing demand .....................       $ 34,675        12.8%     $ 31,435        12.0%     $ 26,778        10.9%
Interest bearing transaction accounts ..........         36,111        13.4%       35,707        13.6%       32,985        13.6%
Savings ........................................         28,586        10.6%       31,052        11.8%       28,255        11.5%
Time deposits $100M and over ...................         64,821        24.0%       60,301        23.0%       63,106        25.8%
Other time deposits ............................        105,798        39.2%      103,923        39.6%       93,588        38.2%
                                                       --------       -----      --------       -----      --------       -----
               Total deposits ..................       $269,991       100.0%     $262,418       100.0%     $244,712       100.0%
                                                       ========       =====      ========       =====      ========       =====

         As of December 31, 2005, there were $69,343,000 in time deposits of $100,000 or more. Approximately $22,424,000 mature within three months, $9,616,000 mature over three through six months, $12,157,000 mature over six through twelve months and $25,146,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, can be attributed to growth planned by management. The vast majority of time deposits $100,000 and over are acquired within the Company's market areas in the ordinary course of business from customers with standing banking relationships. As of December 31, 2005, approximately $16,980,000 of time deposits of $100,000 or more represented deposits of local governmental entities. It is a common industry practice not to consider time deposits of $100,000 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity. The Company does not purchase brokered deposits.


Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                               Years Ended December 31,
                                               ------------------------
                                           2005           2004         2003
                                           ----           ----         ----

           Return on assets .........     1.21%          1.17%         1.12%
           Return on equity .........    13.65%         14.20%        14.03%
           Dividend payout ratio ....     0.00%          0.00%         0.00%
           Equity to assets ratio ...     8.89%          8.24%         8.00%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's market areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 66.7% of average total assets during 2005 compared with 68.8% during 2004. Deposits of several local governmental entities comprised approximately 13% and 15% of total deposits at the end of 2005 and 2004, respectively. Because of the potentially volatile nature of this funding source, management maintains the Bank's membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. During 2004, the banking subsidiary obtained approximately $10,000,000 of short-term borrowings and long-term debt from the FHLB. As of December 31, 2005, the banking subsidiary is eligible to borrow up to an additional $28,845,000 from the FHLB. Such borrowings are secured by a lien on its investment in FHLB stock and all qualifying first mortgage residential loans held. Assets actually or potentially subject to this lien totaled approximately $60,459,000 as of December 31, 2005. In addition, the banking subsidiary has available unused short-term lines of credit to purchase up to $8,900,000 of federal funds from unrelated correspondent institutions. The lines generally limit the period of time that any related borrowings may be outstanding and are cancelable at any time in the sole discretion of the lender. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale and funds available from maturing loans and mortgage-backed securities paydowns provide secondary sources of liquidity.

         Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings ($3,751,000 at December 31, 2005) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. In 2005, 2004 and 2003, the parent company received no cash dividends from its banking subsidiary. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

         Shareholders' equity increased by $2,918,000 and $3,399,000 during 2005 and 2004, respectively. During 2005, net income increased shareholders' equity by $3,730,000 and the exercise of employee stock options provided an increase of $92,000. Other comprehensive income or loss, which consisted primarily of the change in unrealized holding gains and losses on available-for-sale securities, net of deferred tax effects, decreased shareholders' equity by $898,000.
Approximately $6,000 was paid in lieu of the issuance of fractional shares in conjunction with the 5% stock dividend declared in 2005. During 2004, net income increased shareholders' equity by $3,437,000 and the exercise of employee stock options provided an increase of $269,000. Other comprehensive income or loss, which consisted primarily of the change in unrealized holding gains or losses on available-for-sale securities, net of deferred tax effects, decreased shareholders' equity by $300,000. In lieu of fractional shares, $7,000 was paid with respect to the 10% stock dividend declared in 2004.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2005 and 2004, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

         To be categorized as well capitalized as defined in Federal Deposit Insurance Act, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. Federal regulators may also categorize the Bank as less than well capitalized based on subjective criteria. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. There are no conditions or events that management believes would cause the Company's or the Bank's category to be other than that resulting from meeting the minimum ratio requirements.

                                                                                                 Minimum for          Minimum to be
                                                                                Actual         Capital Adequacy     Well Capitalized
                                                                                ------         ----------------     ----------------
                                                                         Amount       Ratio    Amount      Ratio   Amount      Ratio
                                                                         ------       -----    ------      -----   ------      -----
December 31, 2005                                                                           (Dollars in thousands)
     The Company
         Total Capital to risk weighted assets ....................     $32,518       16.7%   $15,563       8.0%        NA       NA
         Tier 1 Capital to risk weighted assets ...................     $30,252       15.6%   $ 7,781       4.0%        NA       NA
         Tier 1 Capital to average assets (leverage) ..............     $30,252        9.7%   $12,433       4.0%        NA       NA
     Community First Bank
         Total Capital to risk weighted assets ....................     $29,120       16.1%   $15,563       8.0%   $19,453     10.0%
         Tier 1 Capital to risk weighted assets ...................     $31,386       15.0%   $ 7,781       4.0%   $11,672      6.0%
         Tier 1 Capital to average assets (leverage) ..............     $31,386        9.4%   $12,433       4.0%   $15,541      5.0%

December 31, 2004
     The Company
         Total Capital to risk weighted assets ....................     $28,176       13.9%   $16,182       8.0%        NA       NA
         Tier 1 Capital to risk weighted assets ...................     $25,936       12.8%   $ 8,091       4.0%        NA       NA
         Tier 1 Capital to average assets (leverage) ..............     $25,936        8.7%   $11,884       4.0%        NA       NA
     Community First Bank
         Total Capital to risk weighted assets ....................     $27,610       13.7%   $16,182       8.0%   $20,227     10.0%
         Tier 1 Capital to risk weighted assets ...................     $25,370       12.5%   $ 8,092       4.0%   $12,136      6.0%
         Tier 1 Capital to average assets (leverage) ..............     $25,370        8.5%   $11,884       4.0%   $14,855      5.0%

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

                                                            December 31,
                                                            ------------
                                                     2005                  2004
                                                     ----                  ----
                                                      (Dollars in thousands)

              Loan commitments ................   $ 23,653              $ 19,771
              Standby letters of credit .......        874                   884

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

         In 2005, the Company entered into a $1,700,000 contract for the construction of a new corporate office building in Seneca, South Carolina. As of December 31, 2005, $891,000 had been expended under this contract and $59,000 has been paid for other related costs. In addition to the $809,000 remaining on the building contract, management estimates that additional expenditures of approximately $250,000 will be required to furnish and equip the building.

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

         Management has discussed the selection, development and disclosure of this critical accounting policy's methodology and assumptions with the Company's audit committee to enhance that body's awareness of those factors and to enable the committee to assess the appropriateness of management's procedures and conclusions, and its disclosures about this accounting policy.

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

         The Company utilizes its risk grading system for all loans held in the portfolio. This system involves the Company's lending officers assigning a risk grade, on a loan-by-loan basis, considering information about the borrower's capacity to repay, collateral, payment history, and other known factors. Risk grades assigned are updated monthly for any known changes in circumstances affecting the borrower or the loan. The risk grading system is monitored on a continuing basis by management and validated by the Company's independent external credit review firm

         The provision for loan losses charged to expense decreased in 2005 to $250,000 compared with $380,000 for 2004 and $522,000 in 2003. The allowance for loan losses at the end of 2005 was $2,266,000, an increase of $26,000 over the $2,240,000 allowance as of the end of 2004. As a percentage of total loans outstanding at year end, the allowance for loan losses was 1.34%, 1.42%, 1.49%, 1.42% and 1.00% for 2005, 2004, 2003, 2002 and 2001, respectively.

         The $250,000 provision for loan losses 2005 resulted primarily from increases in potential problem loans, the $11,543,000 growth of the loan portfolio, and was influenced by lower net charge-offs that reflected both a reduced level of charge-offs and higher recoveries of amounts previously charged against the allowance. Net charge-offs to average loans in 2005 was substantially lower than the trailing four-year average of that measure. The Company's loan portfolio increasingly is collateralized by residential and commercial real estate. Such collateral, combined with other conservative underwriting standards, is believed to offer the Company substantial protection from incurring losses in the event that foreclosure and liquidation of the collateral is necessary.

         In 2004, the $380,000 provision for loan losses resulted primarily from higher levels of charge-offs, increased levels of nonaccrual and potential problem loans, changes in the economic characteristics of the Company's market area, uncertainty about the effect of increasing interest rates on loan customers' abilities to cope with potentially higher repayment requirements, and growth of the loan portfolio.

         In 2003, the $522,000 provision for loan losses resulted primarily from uncertainty caused by the bankruptcy of the funding subsidiary of a local mortgage banking operation which resulted in losses of approximately $200,000,000 among local investors. The effects of that bankruptcy continue to influence the Company's development of an estimate of an adequate amount of loan loss allowance.

         In 2002, the provision for loan losses increased significantly over prior years primarily due to higher amounts of nonaccrual, past due, and potential problem loans, higher amounts of net charge-offs, and loan growth which included growth in a relatively new market area.

         In 2001, the $567,000 provision for loan losses resulted primarily from loan charge-offs totaling $375,000 and growth in the loan portfolio.

         In making its judgments about the percentage factors applied to loan risk grade categories in 2003, management was relatively pessimistic about local conditions. Several key factors influenced management's development of its loan loss estimates that year, including increases in loans outstanding, net loan charge-offs, impaired or non-performing loans and potential problem loans over the previous three years. Management believes that the local economy remains relatively healthy and the effects on the Company's borrowers from the 2003 bankruptcy of a mortgage banking operation's local funding subsidiary are now better understood. That failure caused losses of approximately $200,000,000 to numerous large and small local investors. While manufacturing remains a significant sector of the local economy, it continues to be affected by industry pressures including increased off-shoring of production, especially as related to textile products. Total year-end loans grew 7.3%, 6.9%, and 7.5% in 2005, 2004, and 2003, respectively. Net loan charge-offs decreased to $224,000 in 2005 after increasing to $337,000 in 2004 from $275,000 in 2003. As of the end of 2005, impaired loans decreased to $905,000 from $1,474,000 one year earlier, a decrease of $569,000, or 38.6%. Potential problem loans were $2,148,000 as of the end of 2005 compared with $1,403,000 at the end of 2004 and $1,053,000 at the end of 2003. Collateral values of real estate and vehicles taken on many of the loans recognized as impaired and potential problem loans in prior years have so far helped keep charge-offs relatively low when considering the total credit exposure present in those loans.

         Management has established loan and credit policies and practices that are designed to control credit risks as a part of the loan underwriting process. These policies and practices include, for example, requirements for minimum loan to collateral value ratios, real estate appraisal requirements, and obtaining credit and financial information on borrowers. However, if the capacity for borrowers to repay and/or collateral values should deteriorate subsequent to the underwriting process, the estimate of the provision and allowance for loan losses might increase, thereby decreasing net income and shareholders' equity. The total amount of loans secured by real estate mortgages increased by $46,309,000 from $74,238,000 at the end of 2001 to $120,547,000 by the end of
2005. Of this increase, $27,445,000 consisted of loans secured by 1-4 family residential real estate mortgages, and $19,497,000 consisted of loans secured by nonfarm, nonresidential real estate mortgages. A significant or prolonged downturn in national and local economic and business conditions could negatively affect the borrowers' capacity to repay these loans as well as the value of the underlying collateral. This scenario would be likely to substantially increase the level of impaired or non-performing loans and non-earning foreclosed assets and increase overall credit risk by shrinking the margin of collateral values as compared with loans outstanding. Another factor that could adversely affect borrowers' ability to make payments in accordance with loan terms is the potential for continued increases in rates charged for loans. The Company has a significant amount of variable rate loans outstanding. In addition, some loans are refinanced at maturity rather than being paid out in a lump sum. If interest rates were to increase sharply in a short time period, some loan customers might not be able to afford payments on loans made or repriced at the higher resulting interest rates, nor would they necessarily be able to obtain more favorable terms elsewhere. This could also cause an increase in the amounts of impaired or non-performing assets and other credit risks.


Impact of Recent Accounting Changes

Share-Based Payment Management will adopt the provisions of SFAS No. 123 (revised 2004) ("SFAS No. 123(R)"), "Share-Based Payment," effective January 1, 2006, as required under the provisions of that Statement and applicable Securities and Exchange ("SEC") Commission Rules. That Statement requires that stock-based compensation awards be measured and reported at their grant date fair value, with their costs recognized generally over the vesting period of the awards. The fair value of such stock-based awards is affected by the Company's stock price and by assumptions regarding a number of complex and subjective variables and the related tax impact. In addition, in March, 2005, the Securities and Exchange Commission issued its Staff Accounting Bulletin No. 107 which expresses the views of the SEC staff regarding the interaction between SFAS No 123(R) and certain SEC rules and regulations as well as the SEC staff's views regarding the valuation of share-based payment arrangements for public companies. The provisions of, and guidance provided in, SAB No. 107 will be incorporated into the Company's implementation of SFAS No. 123(R).

The Company will recognize the compensation cost for stock-based awards on a straight-line basis over the requisite service period for the entire award and at present intends to use the modified prospective transition method of accounting for previously issued stock options. Accordingly, only costs associated with the unvested portions of prior awards and awards granted after December 31, 2005 will affect the Company's financial position and results of operations. In 2006 and 2007, we expect to recognize compensation expenses of approximately $121,000 and $152,000, respectively, related to previously-issued, unvested stock options.

SFAS 123(R) also amends SFAS No. 95 to require that excess tax benefits resulting from those transactions be reported as financing cash flows rather than as a reduction of taxes paid.

Management expects that adoption of SFAS No. 123(R) will affect the Company's future net income and net income per share calculations in much the same manner as previously reported in the pro forma disclosures as provided in Note A to the Company's consolidated financial statements contained elsewhere herein.

Other-Than-Temporarily Impaired Investments On November 3, 2005, the Financial Accounting Standards Board issued FASB Staff Position ("FSP") FAS 115-1 and FAS 124-1 which reverts to other-than-temporary impairment ("OTTI") guidance that existed prior to the effective date of Emerging Issues Task Force ("EITF") Issue 03-1. However, the new FSP retains the disclosure requirements of 03-1 that have been in effect since the end of 2003.

FSP FAS 115-1 and 124-1 requires the application of a three-step model to assess and account for investments that may be impaired. If an investment is found to be impaired (its fair value is less than the recorded cost), the extent of the impairment is assessed using the guidance contained in Paragraph 16 of SFAS No. 115, SEC Staff Accounting Bulletin Topic 5.M, Paragraph 6 of Accounting Principles Board Opinion 18 and EITF Issue 99-20. If the assessment results in a conclusion that the impairment is other-than-temporary, an impairment loss equal to the amount that the investment's recorded cost exceeds its fair value is recognized in earnings and the investment's carrying value is reduced to its fair value. That fair value becomes the investment's new "cost" basis and any subsequent recoveries of fair value are not recognized. After recognition of an impairment loss, income recognition is based on the investment's estimated cash flows rather than its contractual cash flows, and any discount or premium would be amortized over the remaining life of the security.

The provisions of this FSP were adopted as of December 31, 2005, as permitted, and had no effects on the financial position or results of operations of the Company.

Accounting Changes and Error Corrections In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This Statement applies to all voluntary changes in accounting principles and to changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. The Statement requires that changes in accounting principles be applied retrospectively unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. In those cases, retrospective application of the new accounting principle is required to be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable with a corresponding adjustment to retained earnings (or other appropriate equity account) at that time. If application of the new principle is impracticable for all prior periods, then it is to be adopted prospectively from the earliest date practicable. Only the direct effects of the change are to be applied retrospectively; indirect changes are accounted for in the period of the change.

This Statement also requires that certain changes in accounting methods be accounted for as a change in accounting estimate effected by a change in accounting principle with retrospective application applied.

This Statement carries forward the guidance of APB Opinion 20 with regards to corrections of accounting errors. Restatement of prior periods financial statements is required in these cases, with adjustments made to the carrying amounts of assets and liabilities, with an offsetting capital account adjustment, as of the beginning of the first period presented.

This Statement was adopted effective January 1, 2006 and had no effect on the Company's financial position or results of operations for any period presented in the consolidated financial statements.


Quantitative and Qualitative Disclosures about Market Risk

         Market risk for the Company consists primarily of interest rate risk, particularly with respect to appropriately aligning the repricing characteristics of its earning assets and interest bearing funding sources. Management actively monitors and manages the Company's interest rate risk exposure. Other risks, such as credit quality and liquidity risk, are also managed in the normal course of business, but management considers interest rate risk to be the most significant market risk facing the Company. Other types of market risks, such as foreign currency exchange risk and commodity price risk do not constitute significant risks to the Company in the conduct of its business.

         The Company's primary goal is to manage the mix and repricing characteristics of its interest earning assets and interest bearing liabilities within the context of a dynamic interest rate environment in such a way that net interest income grows consistently. To be successful, the Company must be able to achieve this result while simultaneously maintaining adequate capital and liquidity to meet its other obligations.

         All of the Company's interest bearing deposits and its long-term debt mature or reprice within five years. Accordingly, the interest rates offered by the Company to attract such deposits are determined principally by reference to
(1) the yield curve for U. S. Treasury securities with similar remaining maturities (adjusted for credit quality) and (2) the rates offered by other financial institutions in the Company's local market areas.

         Rates charged for loans and accepted in return for investments in securities are determined similarly. Certain loan products, such as residential mortgage loans and loans for the purpose of financing commercial real estate development, may be relatively long-lived instruments. As such, the life-time funding of these types of loans usually consists of several short-term deposit or other debt instruments acquired serially throughout the life of the asset. Each of those funding events is associated with its own borrowing cost. Therefore, the profitability of the Company's interest earning assets may vary as the funding sources for the assets change through time. In some cases, longer-term deposits and borrowings may be acquired on a variable rate basis. The repricing characteristics of those sources do not necessarily match with the repricing characteristics of the assets that may be purchased with those funds.

         Management limits the risks inherent in funding long-term assets with short-term sources primarily by limiting the potential period of "mismatch" in the repricing characteristics of affected assets and liabilities or by attempting to limit the amount by which the rates may vary. Generally, all loans with original maturities in excess of five years are made on a variable rate basis with frequent "reset" dates. Alternatively, when the repayment term of a loan is initially established in excess of five years, the Company ordinarily requires that the loan be reviewed and the interest rate changed to reflect current market conditions at least as often as every five years. Maturity periods for investment securities are generally not extended beyond the three to five year range unless long-term funding for the investment has been secured in advance.

         To mitigate other types of risks that are indirectly related to changes in interest rate, such as those risks that could arise for customers who have sufficient resources to service their debts as long as interest rates remain low but insufficient resources if interest rates rise, the Company generally does not promote or grant loans to borrowers who qualify for credit only if the associated initial interest rate is unusually low. Also, consumers are not encouraged to borrow the maximum amount for which they might qualify.

         In addition, the Company does not offer interest-only type loans for protracted periods, and discourages loans where there are high loan-to-value or high debt-to-income ratios. The Company generally does not use credit scoring techniques in isolation as a basis for extending consumer credit.

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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2005 by $93,654,000, resulting in a cumulative gap ratio of .50. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2005 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect.

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

                                                                                            December 31, 2005
                                                                                            -----------------
                                                                   Within           4-12        Over 1-5       Over 5
                                                                  3 Months         Months         Years         Years         Total
                                                                  --------         ------         -----         -----         -----
                                                                                         (Dollars in thousands)
Interest earning assets
      Interest bearing deposits due from banks .............     $     182      $       -      $       -     $       -     $     182
      Securities ...........................................         5,202         10,749         61,940        31,930       109,821
      Federal Home Loan Bank stock .........................           948              -              -             -           948
      Federal funds sold ...................................        22,205              -              -             -        22,205
      Loans (1) ............................................        38,326         16,207        100,011        13,874       168,418
                                                                 ---------      ---------      ---------     ---------     ---------
              Total interest earning assets ................        66,863         26,956        161,951        45,804     $ 301,574
                                                                 ---------      ---------      ---------     ---------     =========

Interest bearing liabilities
      Interest bearing deposits
          Interest bearing transaction accounts ............     $  33,148      $       -      $       -     $       -     $  33,148
          Savings ..........................................        27,480              -              -             -        27,480
          Time deposits $100M and over .....................        22,424         21,773         25,146             -        69,343
          Other time deposits ..............................        18,907         55,741         37,313             -       111,961
      Short-term borrowings ................................         3,500              -              -             -         3,500
      Long-term debt .......................................         3,500          1,000          2,000             -         6,500
                                                                 ---------      ---------      ---------     ---------     ---------
              Total interest bearing liabilities ...........       108,959         78,514         64,459             -     $ 251,932
                                                                 ---------      ---------      ---------     ---------     =========

Interest sensitivity gap ...................................     $ (42,096)     $ (51,558)     $  97,492     $  45,804
Cumulative interest sensitivity gap ........................     $ (42,096)     $ (93,654)     $   3,838     $  49,642
Gap ratio ..................................................          0.61          0.34
Cumulative gap ratio .......................................          0.61          0.50

-------------------------------------------
(1) Loans are net of nonaccruing loans totaling $900,000.

         The following table shows the Company's financial instruments that are sensitive to changes in interest rates. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal, and potential and probable calls of investment securities. For core deposits without contractual maturity (i.e., interest checking, savings and money market accounts), the table presents cash flows based on management's estimate of their most likely runoff pattern. Actual cash flows could vary significantly from the estimated amounts presented.

                                          2005 Year-
                                            End
                                          Average                                                                         Estimated
                                          Yield/Rate  2006      2007     2008      2009       2010   Thereafter   Balance Fair Value
                                          ----------  ----      ----     ----      ----       ----   ----------   ------- ----------
                                                                                 (Dollars in thousands)
Interest earning assets
    Interest-bearing deposits
      with other banks ....................  2.97%  $    182  $     -   $     -   $     -    $     -   $     -   $    182   $    182
    Investment securities .................  3.61%    35,103    9,774    19,503    13,312     11,075    21,053    109,820    109,741
    Federal funds sold ....................  4.25%    22,205        -         -         -          -         -     22,205     22,205
    Loans .................................  7.01%    97,274   28,640    19,094    20,544      2,769       997    169,318    165,856

Interest bearing liabilities
    Savings ...............................  2.26%  $ 27,480  $     -   $     -   $     -    $     -   $     -   $ 27,480   $ 27,480
    Interest bearing transaction accounts..  1.33%    33,148        -         -         -          -         -     33,148     33,148
    Time deposits .........................  3.79%   118,723   29,037    26,545     4,219      2,780         -    181,304    181,371
                                                    --------  -------   -------   -------    -------   -------   --------   --------
        Total interest bearing deposits....  3.10%   179,351   29,037    26,545     4,219      2,780         -    241,932    241,999
    Short-term borrowings .................  4.60%     3,500        -         -         -          -         -      3,500      3,500
    Long-term debt ........................  3.89%     1,000    1,000     1,000         -          -     3,500      6,500      6,532


Report of Independent Registered Public Accounting Firm




The Shareholders and Board of Directors
  of Community First Bancorporation

         We have audited the accompanying consolidated balance sheets of Community First Bancorporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2005, in conformity with U. S. generally accepted accounting principles.



s/J. W. Hunt and Company, LLP

J. W. Hunt and Company, LLP
Columbia, South Carolina
January 26, 2006

Consolidated Balance Sheets
Community First Bancorporation and Subsidiary

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                      2005                  2004
                                                                                                      ----                  ----
Assets
     Cash and due from banks (Note B) ..................................................        $  10,063,495         $   5,652,056
     Interest bearing deposits due from banks ..........................................              181,892                36,139
     Federal funds sold ................................................................           22,205,000            34,214,000
                                                                                                -------------         -------------
         Cash and cash equivalents .....................................................           32,450,387            39,902,195
     Securities available-for-sale (Note C) ............................................          102,069,706            92,083,693
     Securities held-to-maturity (fair value of $7,671,093 for 2005 and
         $9,560,157 for 2004) (Note C) .................................................            7,750,610             9,368,609
     Federal Home Loan Bank stock, at cost .............................................              948,400             1,011,100
     Loans (Note D) ....................................................................          169,317,675           157,774,989
         Allowance for loan losses .....................................................           (2,266,086)           (2,239,873)
                                                                                                -------------         -------------
            Loans - net ................................................................          167,051,589           155,535,116
     Premises and equipment - net (Note E) .............................................            6,804,647             4,412,780
     Accrued interest receivable .......................................................            1,628,754             1,331,458
     Other assets ......................................................................            2,007,867             1,702,686
                                                                                                -------------         -------------

            Total assets ...............................................................        $ 320,711,960         $ 305,347,637
                                                                                                =============         =============

Liabilities
     Deposits (Note F)
         Noninterest bearing ...........................................................        $  38,060,728         $  34,903,113
         Interest bearing ..............................................................          241,931,871           233,245,112
                                                                                                -------------         -------------
            Total deposits .............................................................          279,992,599           268,148,225
     Accrued interest payable ..........................................................            1,817,133             1,222,118
     Short-term borrowings (Note G) ....................................................            3,500,000             2,500,000
     Long-term debt (Note H) ...........................................................            6,500,000             7,500,000
     Other liabilities .................................................................               47,840                40,849
                                                                                                -------------         -------------
            Total liabilities ..........................................................          291,857,572           279,411,192
                                                                                                -------------         -------------

     Commitments and contingent liabilities (Note M)

Shareholders' equity (Note I)
     Common stock - no par value; 10,000,000 shares authorized; issued and outstanding - 2,798,409 for 2005 and
         2,648,230 for 2004 ............................................................           26,955,661            24,216,002
     Retained earnings .................................................................            3,296,060             2,220,083
     Accumulated other comprehensive income (loss) .....................................           (1,397,333)             (499,640)
                                                                                                -------------         -------------
            Total shareholders' equity .................................................           28,854,388            25,936,445
                                                                                                -------------         -------------

            Total liabilities and shareholders' equity .................................        $ 320,711,960         $ 305,347,637
                                                                                                =============         =============







See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
Community First Bancorporation and Subsidiary

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                 2005                 2004                  2003
                                                                                 ----                 ----                  ----
Interest income
     Loans, including fees .........................................         $ 11,497,766         $ 10,265,563          $  9,938,187
     Securities
        Taxable ....................................................            3,564,081            3,285,186             2,269,718
        Tax-exempt .................................................              149,880               73,013                26,427
     Federal funds sold ............................................              667,735              295,000               402,559
     Other .........................................................               38,714               28,888                26,961
     Interest bearing deposits due from banks ......................                5,003                  558                   276
                                                                             ------------         ------------          ------------
        Total interest income ......................................           15,923,179           13,948,208            12,664,128
                                                                             ------------         ------------          ------------

Interest expense
     Time deposits $100,000 and over ...............................            2,117,851            1,481,410             1,608,789
     Other deposits ................................................            4,202,097            3,409,058             3,480,591
     Short-term borrowings .........................................               17,971               26,975                     -
     Long-term debt ................................................              282,893              159,475                     -
                                                                             ------------         ------------          ------------
        Total interest expense .....................................            6,620,812            5,076,918             5,089,380
                                                                             ------------         ------------          ------------

Net interest income ................................................            9,302,367            8,871,290             7,574,748
Provision for loan losses (Note D) .................................              250,000              380,000               521,842
                                                                             ------------         ------------          ------------
Net interest income after provision ................................            9,052,367            8,491,290             7,052,906
                                                                             ------------         ------------          ------------

Other income
     Service charges on deposit accounts ...........................            1,580,043            1,524,179             1,461,488
     Credit life insurance commissions .............................               32,422               35,481                45,814
     Gain (loss) on sale of securities (Note C) ....................                    -               (9,580)               80,488
     Mortgage brokerage income .....................................              109,890              148,850               202,330
     Other income ..................................................              416,244              354,883               242,859
                                                                             ------------         ------------          ------------
        Total other income .........................................            2,138,599            2,053,813             2,032,979
                                                                             ------------         ------------          ------------

Other expenses (Notes J and L)
     Salaries and employee benefits ................................            2,902,693            2,779,863             2,420,268
     Net occupancy expense .........................................              267,760              255,004               243,826
     Furniture and equipment expense ...............................              344,687              320,217               288,229
     Other expense .................................................            1,905,008            1,796,249             1,461,175
                                                                             ------------         ------------          ------------
        Total other expenses .......................................            5,420,148            5,151,333             4,413,498
                                                                             ------------         ------------          ------------

Income before income taxes .........................................            5,770,818            5,393,770             4,672,387
Income tax expense (Note K) ........................................            2,040,892            1,957,063             1,667,418
                                                                             ------------         ------------          ------------
Net income .........................................................         $  3,729,926         $  3,436,707          $  3,004,969
                                                                             ============         ============          ============

Per share (Note I)
     Net income, basic .............................................         $       1.34         $       1.24          $       1.10
     Net income, assuming dilution .................................                 1.27                 1.18                  1.05

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
Community First Bancorporation and Subsidiary

                                                                    Common Stock
                                                                    ------------                        Accumulated
                                                            Number of                   Retained    Other Comprehensive
                                                              Shares          Amount    Earnings       Income (Loss)       Total
                                                              ------          ------    --------       -------------       -----
Balance, January 1, 2003 .............................      2,242,417   $ 17,569,241   $  2,137,103    $    378,508    $ 20,084,852

Comprehensive income:
    Net income .......................................              -              -      3,004,969               -       3,004,969
                                                                                                                       ------------
    Unrealized net holding losses on available-
    for-sale securities arising during the period,
    net of income tax effects of $294,953 ............              -              -              -        (526,643)       (526,643)
    Reclassification adjustment,
    net of income tax effects of $28,895 .............              -              -              -         (51,592)        (51,592)
                                                                                                                       ------------
    Total other comprehensive income (loss) ..........              -              -              -               -        (578,235)
                                                                                                                       ------------
    Total comprehensive income .......................              -              -              -               -       2,426,734
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares ................................        112,117      2,018,106     (2,024,640)              -          (6,534)
Exercise of employee stock options ...................          7,523         32,242              -               -          32,242
                                                         ------------   ------------   ------------    ------------    ------------
Balance, December 31, 2003 ...........................      2,362,057     19,619,589      3,117,432        (199,727)     22,537,294

Comprehensive income:
    Net income .......................................              -              -      3,436,707               -       3,436,707
                                                                                                                       ------------
    Unrealized net holding losses on available-
    for-sale securities arising during the period,
    net of income tax effects of $171,409 ............              -              -              -        (306,053)       (306,053)
    Reclassification adjustment,
    net of income tax effects of $3,439 ..............              -              -              -           6,140           6,140
                                                                                                                       ------------
    Total other comprehensive income (loss) ..........              -              -              -               -        (299,913)
                                                                                                                       ------------
    Total comprehensive income .......................              -              -              -               -       3,136,794
                                                                                                                       ------------
Issuance of 10% stock dividend,
    including cash payment for
    fractional shares ................................        240,352      4,327,578     (4,334,056)              -          (6,478)
Exercise of employee stock options ...................         45,821        268,835              -               -         268,835
                                                         ------------   ------------   ------------    ------------    ------------
Balance, December 31, 2004 ...........................      2,648,230     24,216,002      2,220,083        (499,640)     25,936,445

Comprehensive income:
    Net income .......................................              -              -      3,729,926               -       3,729,926
                                                                                                                       ------------
    Unrealized net holding losses on available-
    for-sale securities arising during the period,
    net of income tax effects of $502,764 ............              -              -              -        (897,693)       (897,693)
                                                                                                                       ------------
    Total other comprehensive income (loss) ..........              -              -              -               -        (897,693)
                                                                                                                       ------------
    Total comprehensive income .......................              -              -              -               -       2,832,233
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares ................................        132,136      2,647,600     (2,653,949)              -          (6,349)
Exercise of employee stock options ...................         18,043         92,059              -               -          92,059
                                                         ------------   ------------   ------------    ------------    ------------
Balance, December 31, 2005 ...........................      2,798,409   $ 26,955,661   $  3,296,060    $ (1,397,333)   $ 28,854,388
                                                         ============   ============   ============    ============    ============


See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Community First Bancorporation and Subsidiary

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                      2005               2004               2003
                                                                                      ----               ----               ----
Operating activities
     Net income ...........................................................      $  3,729,926       $  3,436,707       $  3,004,969
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses .....................................           250,000            380,000            521,842
            Writedowns of foreclosed assets ...............................            25,000            125,000                  -
            Depreciation ..................................................           298,889            284,033            245,281
            Deferred income taxes .........................................           (43,114)           (10,440)            31,625
            Amortization of net loan fees and costs .......................           (96,374)           (93,669)           (69,999)
            Securities accretion and premium amortization .................           275,137            799,472          1,045,958
            Loss (gain) on sale of available-for-sale securities ..........                 -              9,580            (80,488)
            Gain on sale of loans held for sale ...........................                 -                  -           (202,330)
            Loss on sale or other disposition of fixed assets .............             5,000                  -                  -
            Loss (gain) on sale of foreclosed assets ......................             9,191             34,758             (1,009)
            (Increase) decrease in interest receivable ....................          (297,296)            92,847            (73,731)
            Increase (decrease) in interest payable .......................           595,015           (134,804)           287,745
            Decrease (increase) in prepaid expenses .......................           148,738             79,733           (290,503)
            Increase (decrease) in other accrued expenses .................             6,991            (40,492)            19,434
            Proceeds of sales of loans held for sale ......................                 -                  -          4,631,235
            Originations of loans held for sale ...........................                 -                  -         (4,217,778)
                                                                                 ------------       ------------       ------------
                Net cash provided by operating activities .................         4,907,103          4,962,725          4,852,251
                                                                                 ------------       ------------       ------------

Investing activities
     Purchases of available-for-sale securities ...........................       (58,600,965)       (56,099,448)       (98,268,759)
     Purchases of held-to-maturity securities .............................                 -         (9,949,464)                 -
     Maturities, calls and paydowns of available-for-sale securities ......        46,930,477         43,485,333         69,275,918
     Maturities, calls and paydowns of held-to-maturity securities ........         1,626,880            584,492                  -
     Proceeds from sale of available-for-sale securities ..................                 -          5,272,766          4,069,965
     Purchases of other investments .......................................          (162,300)          (260,900)          (195,700)
     Proceeds of redemptions of other investments .........................           225,000                  -                  -
     Net increase in loans made to customers ..............................       (11,670,099)       (10,509,396)       (11,293,567)
     Purchases of premises and equipment ..................................        (2,695,756)          (179,551)          (550,982)
     Proceeds from sale of foreclosed assets ..............................            57,768            489,139             61,009
     Proceeds from sale of real estate held for sale ......................                 -            741,522                  -
                                                                                 ------------       ------------       ------------
                Net cash used by investing activities .....................       (24,288,995)       (26,425,507)       (36,902,116)
                                                                                 ------------       ------------       ------------

Financing activities
     Net (decrease) increase in demand deposits, interest
         bearing transaction accounts and savings accounts ................        (1,966,994)         7,330,419         20,240,116
     Net increase in certificates of deposit and other
         time deposits ....................................................        13,811,368          4,267,084         24,671,979
     Net increase in short-term borrowings ................................         1,000,000          2,500,000                  -
     Proceeds of issuing long-term debt ...................................                 -          7,500,000                  -
     Repayment of long-term debt ..........................................        (1,000,000)                 -                  -
     Payment of cash in lieu of fractional shares
         for stock dividend ...............................................            (6,349)            (6,478)            (6,534)
     Exercise of employee stock options ...................................            92,059            268,835             32,242
                                                                                 ------------       ------------       ------------
                Net cash provided by financing activities .................        11,930,084         21,859,860         44,937,803
                                                                                 ------------       ------------       ------------
(Decrease) increase in cash and cash equivalents ..........................        (7,451,808)           397,078         12,887,938
Cash and cash equivalents, beginning ......................................        39,902,195         39,505,117         26,617,179
                                                                                 ------------       ------------       ------------
Cash and cash equivalents, ending .........................................      $ 32,450,387       $ 39,902,195       $ 39,505,117
                                                                                 ============       ============       ============
Supplemental  Disclosure  of Cash Flow  Information
Cash paid during the period for:
         Interest (net of amount capitalized) .............................      $  6,025,797       $  5,211,712       $  4,801,635
         Income taxes .....................................................         1,980,856          1,922,666          1,672,319
     Noncash investing and financing activities:
         Transfer of loans to foreclosed assets ...........................                 -            141,364            796,813
         Transfer from real estate held for sale to premises
            and equipment .................................................                 -             63,481                  -
         Transfers from retained earnings to common stock
            in connection with stock dividends ............................         2,647,600          4,327,578          2,018,106
         Other comprehensive income (loss) ................................          (897,693)          (299,913)          (578,235)

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

Concentrations of Credit Risk. Most of the Company's, and its banking subsidiary's, activities are with customers located within the local market areas of Oconee and Anderson Counties of South Carolina. Note C discloses the types of securities invested in, and Note D discusses the types of lending engaged in. The ability of borrowers to comply with the terms of their loan contracts is largely dependent upon local real estate and general economic conditions in the Company's market areas. The Company and its subsidiary do not have any significant concentrations to any single industry or customer. The Company does not engage in originating, holding, guaranteeing, servicing or investing in loans where the terms of the loan product give rise to a concentration of credit risk as that term is used in Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Values of Financial Instruments."

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

Federal Home Loan Bank Stock. Federal Home Loan Bank stock is a restricted security and is carried at cost. Management periodically evaluates this stock for impairment, with any appropriate downward valuation adjustments being made when necessary.

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

A loan is considered to be impaired when, in management's judgment based on current information and events, it is probable that the obligation's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans include non-accrual loans and loans past due according to their contractual terms 90 days or more with respect to interest or principal payments. Impaired loans, when not material, are carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying value of any material impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan. Generally, the accrual of interest is discontinued on impaired loans and any previously accrued interest on such loans is reversed against current income. Any subsequent interest income is recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

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

Foreclosed Assets. Assets (primarily real estate and vehicles) acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Loan losses arising from the acquisition of such property as of that date are charged against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in any subsequent valuation allowance are included in net foreclosed assets costs and expenses. The carrying value of foreclosed assets included in the balance sheets was $137,321 and $229,280 as of December 31, 2005 and 2004, respectively.

Transfers of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising. The Company expenses advertising and promotion costs as they are incurred.

Retirement Plan. The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note
L. The Company does not sponsor any postretirement or postemployment benefits.

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

Stock-Based Compensation. As of December 31, 2005, the Company has two stock-based employee compensation plans, which are described more fully in Note
I. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation. Per share amounts have been adjusted to reflect the effects of a 5% stock dividend as of November 30, 2005, a 10% stock dividend effective November 30, 2004 and a 5% stock dividend effective November 28, 2003.

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                               2005                    2004                  2003
                                                                               ----                    ----                  ----

Net income, as reported .......................................         $   3,729,926          $   3,436,707          $   3,004,969
Deduct:  Total stock-based employee
     compensation expense determined under
     fair value based method for all awards,
     net of any related tax effects ...........................              (237,807)              (235,535)              (226,091)
                                                                        -------------          -------------          -------------
Pro forma net income ..........................................         $   3,492,119          $   3,201,172          $   2,778,878
                                                                        =============          =============          =============

Net income per share, basic
     As reported ..............................................         $        1.34          $        1.24          $        1.10
     Pro forma ................................................                  1.25                   1.15                   1.02
Net income per share, assuming dilution
     As reported ..............................................         $        1.27          $        1.18          $        1.05
     Pro forma ................................................                  1.19                   1.10                   0.97

Prior to 2005, the Company was a non-public company under the definition of SFAS No. 123 and was eligible to, and did, use the minimum value method to compute the fair value of its stock options. The minimum value method does not incorporate an assumption about the volatility of the market price of the underlying security into the calculation of the grant date fair value of stock options. Throughout 2005, the Company's common stock was traded in a public market and its market prices were quoted on the Over-The-Counter Bulletin Board. Accordingly, in 2005, the Company was no longer eligible to use the minimum value method and implemented the SFAS No. 123 fair value method. That method includes an explicit market price volatility assumption. The effect of this change in calculation method was not material with respect to pro forma net income shown above. Had the minimum value method been used to value stock options granted in 2005, pro-forma compensation expense for 2005 would have been approximately $222,049, pro forma net income per share, basic would have been $1.32 and pro forma net income per share, diluted would have been $1.25.

The fair values of options granted during 2005, 2004 and 2003 were $8.46, $9.39, and $9.59 per share, respectively. For 2005, the fair value was estimated as of the grant date using the fair value method of SFAS No. 123 and the following assumptions: dividend yield of 0%, expected life of 10 years, risk free interest rate of 4.38% and stock price volatility of 25.71%. Because of the limited time during which the Company's stock has traded in a public market, the Company has estimated stock price volatility based primarily on the historic volatility of another bank holding company domiciled in South Carolina and which was founded at about the same time as the Company. Management believes that the other bank holding company is sufficiently similar to the Company in its operating history to make it a suitable reference for estimating the volatility of the Company's stock price over time. For 2004 and 2003, fair value was estimated as of the date of the grant using the minimum value option pricing method. The following assumptions were used for grants in 2004 and 2003: dividend yield of 0%, expected life of 10 years, and risk-free interest rates of 4.36%, and 3.87%, respectively.

Earnings Per Share. Basic net income per share is calculated by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Net income per share, assuming dilution, is calculated by dividing net income by the total of the weighted average number of shares outstanding during the period and the weighted average number of any dilutive potential common shares and stock options that would have been outstanding if the dilutive potential shares and stock options had been issued. In computing the number of dilutive potential common shares, it is assumed that all dilutive stock options are exercised at the beginning of each year and that the proceeds are used to purchase shares of the Company's common stock at the average market price during the year. See Note I.

Comprehensive Income. Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. The Company classifies and reports items of other comprehensive income according to their nature, reports total comprehensive income or loss in the consolidated statement of changes in shareholders' equity and displays the accumulated balance of other comprehensive income or loss separately in the shareholders' equity section of the consolidated balance sheet. See Note I.

Consolidated Statement of Cash Flows. The consolidated statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks, federal funds sold and securities purchased under agreements to resell.

NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2005 and 2004 were approximately $1,953,000 and $1,500,000, respectively.


NOTE C- SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                       December 31,
                                                                       ------------
                                                2005                                                    2004
                                                ----                                                    ----
                                          Gross         Gross                                     Gross        Gross
                                        Unrealized   Unrealized     Estimated                   Unrealized   Unrealized    Estimated
                          Amortized      Holding       Holding         Fair       Amortized      Holding      Holding        Fair
                             Cost         Gains        Losses         Value         Cost          Gains        Losses        Value
                             ----         -----        ------         -----         ----          -----        ------        -----
Available-for-sale
  U.S. Government
      agencies ........   $ 58,978,413   $ 20,696   $   995,563   $ 58,003,546   $ 47,152,289   $   5,750   $ 389,675   $ 46,768,364
  Mortgage-backed
      securities ......     35,250,267      1,462     1,145,702     34,106,027     43,644,218      58,518     488,214     43,214,522
  State, county and
      municipal .......     10,020,953     28,767        89,587      9,960,133      2,066,656      35,456       1,305      2,100,807
                          ------------   --------   -----------   ------------   ------------   ---------   ---------   ------------
        Total .........   $104,249,633   $ 50,925   $ 2,230,852   $102,069,706   $ 92,863,163   $  99,724   $ 879,194   $ 92,083,693
                          ============   ========   ===========   ============   ============   =========   =========   ============

Held-to-maturity
  U.S. Government
      agencies ........   $          -   $      -   $         -   $          -   $          -   $       -   $       -   $          -
  Mortgage-backed
      securities ......      7,750,610          -        79,517      7,671,093      9,368,609     191,548           -      9,560,157
  State, county and
      municipal .......              -          -             -              -              -           -           -              -
                          ------------   --------   -----------   ------------   ------------   ---------   ---------   ------------
        Total .........   $  7,750,610   $      -   $    79,517   $  7,671,093   $  9,368,609   $ 191,548   $       -   $  9,560,157
                          ============   ========   ===========   ============   ============   =========   =========   ============

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                     December 31, 2005
                                                                                     -----------------
                                                                  Available-for-sale                     Held-to-maturity
                                                                  ------------------                     ----------------
                                                            Amortized           Estimated           Amortized            Estimated
                                                              Cost             Fair Value             Cost              Fair Value
                                                              ----             ----------             ----              ----------
Due within one year ............................         $ 15,495,567         $ 15,289,508         $          -         $          -
Due after one through five years ...............           41,763,919           41,021,645                    -                    -
Due after five through ten years ...............            3,747,614            3,711,502                    -                    -
Due after ten years ............................            7,992,266            7,941,024                    -                    -
                                                         ------------         ------------         ------------         ------------
                                                           68,999,366           67,963,679                    -                    -
Mortgage-backed securities .....................           35,250,267           34,106,027            7,750,610            7,671,093
                                                         ------------         ------------         ------------         ------------
   Total .......................................         $104,249,633         $102,069,706         $  7,750,610         $  7,671,093
                                                         ============         ============         ============         ============

The estimated fair values and gross unrealized losses of all of the Company's investment securities whose estimated fair values were less than amortized cost as of December 31, 2005 and 2004 which had not been determined to be other-than-temporarily impaired, are presented below. The securities have been aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

                                                                                December 31, 2005
                                                                                -----------------
                                                        Continuously in Unrealized Loss Position for a Period of
                                                        --------------------------------------------------------
                                                  Less than 12 Months            12 Months or more                 Total
                                                  -------------------            -----------------                 -----
                                               Estimated      Unrealized     Estimated      Unrealized     Estimated      Unrealized
                                               Fair Value        Loss        Fair Value        Loss        Fair Value        Loss
                                               ----------        ----        ----------        ----        ----------        ----
 Available-for-sale
  U.S. Treasury obligations and
    direct obligations of U.S.
    government agencies ..................    $14,120,482    $   133,275    $40,886,814    $   862,288    $55,007,296    $   995,563
  Federal agency mortgage-
    backed securities ....................      8,526,327        193,958     25,283,999        951,744     33,810,326      1,145,702
  State, county and
    municipal securities .................      5,986,258         89,587              -              -      5,986,258         89,587
                                              -----------    -----------    -----------    -----------    -----------    -----------
              Total ......................    $28,633,067    $   416,820    $66,170,813    $ 1,814,032    $94,803,880    $ 2,230,852
                                              ===========    ===========    ===========    ===========    ===========    ===========
Held-to-maturity
  Federal agency mortgage-
    backed securities ....................    $ 7,750,610    $    79,517    $         -    $         -    $ 7,750,610    $    79,517
                                              -----------    -----------    -----------    -----------    -----------    -----------
              Total ......................    $ 7,750,610    $    79,517    $         -    $         -    $ 7,750,610    $    79,517
                                              ===========    ===========    ===========    ===========    ===========    ===========

                                                                                December 31, 2004
                                                                                -----------------
                                                        Continuously in Unrealized Loss Position for a Period of
                                                        --------------------------------------------------------
                                                  Less than 12 Months            12 Months or more                 Total
                                                  -------------------            -----------------                 -----
                                               Estimated      Unrealized     Estimated      Unrealized     Estimated      Unrealized
                                               Fair Value        Loss        Fair Value        Loss        Fair Value        Loss
                                               ----------        ----        ----------        ----        ----------        ----
Available-for-sale
  U.S. Treasury obligations and
    direct obligations of U.S.
    government agencies ..................    $40,332,547    $   355,302    $ 2,166,813    $    34,373    $42,499,360    $   389,675
  Federal agency mortgage-
    backed securities ....................     19,437,482        275,362     10,595,571        212,852     30,033,053        488,214
  State, county and
    municipal securities .................        243,395          1,305              -              -        243,395          1,305
                                              -----------    -----------    -----------    -----------    -----------    -----------
                Total ....................    $60,013,424    $   631,969    $12,762,384    $   247,225    $72,775,808    $   879,194
                                              ===========    ===========    ===========    ===========    ===========    ===========

At December 31, 2005, fifty three securities had been continuously in an unrealized loss position for less than twelve months and seventy four securities had been continuously in an unrealized loss position for twelve months or more. The Company does not consider these investments to be other-than-temporarily impaired because the unrealized losses resulted primarily from the volatility of interest rates and the securities consist of issuances of U.S. Government Agencies or U.S. Government-sponsored agencies. Although the Company classifies a majority of its investment securities as available-for-sale, management has not determined that any specific securities will be disposed of prior to maturity. In addition, there have been no significant adverse changes in the credit ratings of any of the security issuers that would indicate the Company will be unable to collect all principal and interest amounts according to contractual terms. All of the issuers of state, county and municipal securities held were rated at least "investment grade" as of December 31, 2005 and 2004.

During 2005, the Company did not sell any available-for -sale securities. During 2004, the Company sold available-for-sale securities with amortized costs totaling $5,282,346 for proceeds of $5,272,766, resulting in gross realized gains of $41,974 and gross realized losses of $51,554. The income tax provision credited to expense applicable to the net realized losses of $9,580 was $3,439. During 2003, the Company sold available-for-sale securities with amortized costs totaling $3,989,477 for proceeds of $4,069,965, resulting in gross realized gains of $107,420 and gross realized losses of $26,932. The income tax provision charged to expense applicable to the net realized gain of $80,488 was $28,895. There were no transfers of available-for-sale securities to other categories in 2005, 2004 or 2003.

At December 31, 2005 and 2004, securities with a carrying value of $68,819,737 and $47,286,217, respectively, were pledged as collateral to secure public deposits.

NOTE D - LOANS

Loans consisted of the following:

                                                          December 31,
                                                          ------------
                                                   2005                 2004
                                                   ----                 ----
Commercial, financial and industrial .....     $  23,008,656      $  24,278,799
Real estate- construction ................           674,269            338,073
Real estate - mortgage ...................       120,547,171        109,984,976
Consumer installment .....................        25,087,579         23,173,141
                                               -------------      -------------
     Total ...............................       169,317,675        157,774,989
Allowance for loan losses ................        (2,266,086)        (2,239,873)
                                               -------------      -------------
     Loans - net .........................     $ 167,051,589      $ 155,535,116
                                               =============      =============

Net deferred loan fees of $204,231 and $190,335 were allocated to the various loan categories as of December 31, 2005 and 2004, respectively.

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                      2005                   2004
                                                                                                      ----                   ----
Investment in impaired loans
     Nonaccrual ......................................................................             $  900,044             $1,464,593
     Accruing 90 days and over past due ..............................................                  5,000                  8,677
                                                                                                   ----------             ----------
         Total .......................................................................             $  905,044             $1,473,270
                                                                                                   ==========             ==========

Average total investment in impaired loans during the year ...........................             $1,052,000             $1,039,000
Allowance for loan losses on impaired loans at year end ..............................                311,163                620,662

The average total investment in impaired loans during 2003 was $832,000. There were no irrevocable commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2005.

As of December 31, 2005 and 2004, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:


                                              Years Ended December 31,
                                              ------------------------
                                          2005          2004            2003
                                          ----          ----            ----

Balance at January 1 ..............   $ 2,239,873    $ 2,196,500    $ 1,950,000
Provision charged to expense ......       250,000        380,000        521,842
Recoveries ........................        79,374         24,662         29,626
Charge-offs .......................      (303,161)      (361,289)      (304,968)
                                      -----------    -----------    -----------
Balance at December 31 ............   $ 2,266,086    $ 2,239,873    $ 2,196,500
                                      ===========    ===========    ===========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with, the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $7,839,433 and $8,880,609 at December 31, 2005 and 2004, respectively. During 2005, $2,944,527 of new loans were made and repayments totaled $3,985,703.


NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                            December 31,
                                                            ------------
                                                       2005              2004
                                                       ----              ----

Land .........................................       $2,916,997       $1,374,047
Buildings and land improvements ..............        2,859,008        2,763,574
Furniture and equipment ......................        2,303,286        2,200,956
Construction in progress .....................          950,042                -
                                                     ----------       ----------
     Total ...................................        9,029,333        6,338,577
Accumulated depreciation .....................        2,224,686        1,925,797
                                                     ----------       ----------
     Premises and equipment - net ............       $6,804,647       $4,412,780
                                                     ==========       ==========

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $298,889, $284,033, and $245,281, respectively. During 2005, the Company capitalized interest of $13,176 to construction in progress.

NOTE F - DEPOSITS

A summary of deposits follows:

                                                             December 31,
                                                             ------------
                                                        2005             2004
                                                        ----              ----
Noninterest bearing demand ...................     $ 38,060,728     $ 34,903,113
Interest bearing transaction accounts ........       33,148,225       34,055,022
Savings ......................................       27,479,937       31,697,749
Time deposits $100,000 and over ..............       69,342,755       61,673,173
Other time deposits ..........................      111,960,954      105,819,168
                                                   ------------     ------------
     Total deposits ..........................     $279,992,599     $268,148,225
                                                   ============     ============

As of December 31, 2005 and 2004, local governmental deposits comprised approximately 13% and 15% of total deposits, respectively. As of December 31, 2005 and 2004, $137,031 and $137,340, respectively, of overdrawn demand deposit balances have been reclassified as loans.

At December 31, 2005, the scheduled maturities of time deposits are as follows:


                  Year                                Amount
                  ----                                ------

                  2006                           $ 118,722,859
                  2007                              29,036,737
                  2008                              26,544,578
                  2009                               4,219,319
                  2010                               2,780,216

NOTE G - SHORT-TERM BORROWINGS

Short-term borrowings consisted of:

                                                             December 31,
                                                             ------------
                                                       2005              2004
                                                       ----              ----

Federal funds purchased ......................       $3,500,000       $        -

Short-term borrowings from Federal
   Home Loan Bank .............................               -        2,500,000
                                                     ----------       ----------
     Total short-term borrowings .............       $3,500,000       $2,500,000
                                                     ==========       ==========

As of December 31, 2005, short-term borrowings consisted of federal funds purchased from a correspondent bank at a rate of 4.60% which were repayable on January 3, 2006. As of December 31, 2004, short-term borrowings consisted of $1,500,000 of Daily Rate Advances, which was repaid at the Bank's option on March 3, 2005, and a $1,000,000 one-year Fixed Rate Credit Advance due June 18, 2005, each obtained from the Federal Home Loan Bank of Atlanta ("FHLB"). As of December 31, 2004, the variable interest rate payable on the Daily Rate Advances was 2.44% and on the one year Fixed Rate Credit Advance was 2.43%. See Note H for information regarding collateral requirements related to the FHLB borrowing arrangement.

As of December 31, 2005, the banking subsidiary had unused short-term credit accommodations available from unrelated banks which allow the banking subsidiary to purchase up to $8,900,000 of federal funds. The accommodations limit the Bank's ability to obtain funds to, in one case, seven consecutive days, or, in the other case, fourteen days in any calendar month. The counterparties may, in their sole discretion, allow the banking subsidiary to borrow for time periods longer than indicated above, but higher rates would be charged for such borrowings, if any are allowed. There were no borrowings under these facilities in 2004.

NOTE H - LONG-TERM DEBT

Long-term debt consisted of:


                                                              December 31,
                                                              ------------
                                                        2005              2004
                                                        ----              ----

Fixed rate notes due to FHLB due in
   annual installments of $1,000,000
   beginning in 2005 .........................       $3,000,000       $4,000,000
Variable rate note due to FHLB
   due June 18, 2014 .........................        3,500,000        3,500,000
                                                     ----------       ----------
                                                     $6,500,000       $7,500,000
                                                     ==========       ==========

Long-term debt represents amounts borrowed from the FHLB under the FHLB's Fixed Rate Advance Credit and Convertible Advance programs. Borrowings obtained under the Fixed Rate Credit program total $3,000,000 at rates ranging from 3.29% to 4.40%, maturing in $1,000,000 increments on June 18 of each year from 2006 through 2008. The remaining $3,500,000 is an FHLB Convertible Advance bearing interest initially at 3.92% and maturing June 18, 2014. The interest rate on this Convertible Advance remained at its initial value subject to the FHLB's option to convert the advance to a variable rate instrument on any quarterly interest payment date on or after June 18, 2005 if the 3-month LIBOR rate is 7.00% or greater. In the event of such conversion, this advance would thereafter be subject to a variable interest rate until maturity. As of December 31, 2005, the 3-month LIBOR rate was 4.54%. Each of the Fixed Rate and Convertible Advances may be prepaid on any quarterly interest payment date at the Company's option. With limited exceptions, any such prepayments would be subject to a prepayment penalty.

The contractual maturities of long-term debt are as follows:

                                                  December 31, 2005
                                                  -----------------
                                       Fixed Rate   Variable Rate       Total
                                       ----------   -------------       -----

Due in 2006 ....................      $1,000,000      $        -      $1,000,000
Due in 2007 ....................       1,000,000               -       1,000,000
Due in 2008 ....................       1,000,000               -       1,000,000
Due after 2010 .................               -       3,500,000       3,500,000
                                      ----------      ----------      ----------
     Total long-term debt ......      $3,000,000      $3,500,000      $6,500,000
                                      ==========      ==========      ==========

The Company has pledged all of its first mortgage loans secured by one-to-four family residential properties and its holdings of FHLB stock, included in the balance sheet in other investments, (collectively, "qualifying collateral instruments") to secure its debt due to the FHLB under a blanket lien agreement. The amount of qualifying collateral instruments as of December 31, 2005 was approximately $60,459,000. The qualifying collateral instruments required to secure the Company's short-term borrowings and long-term debt as of December 31, 2005 was approximately $8,351,000.

The banking subsidiary had unused credit availability under the FHLB's blanket lien agreement of up to an additional $28,845,000 under the FHLB's various credit programs, subject to pledging and other requirements. The amount of eligible collateral instruments remaining available as of December 31, 2005 to secure any additional FHLB borrowings totaled approximately $52,108,000.


NOTE I - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances. South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the subsidiary's current year-to-date earnings ($3,750,938 at December 31, 2005) are subject to the prior approval of the South Carolina Commissioner of Banking. Therefore, $23,971,877 of the Company's equity in the net assets of the bank was restricted as of December 31, 2005. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are generally limited to 10% of the Bank's capital stock and surplus on a secured basis.

Stock Dividends. For stockholders of record on November 30, 2005, November 30, 2004 and November 28, 2003 the Company's Board of Directors declared stock dividends of 5%, 10% and 5%, respectively. All per share information has been retroactively adjusted to give effect to the stock dividends.

Accumulated Other Comprehensive Income (Loss). As of December 31, 2005 and 2004, accumulated other comprehensive income (loss) included as a component of shareholders' equity in the accompanying consolidated balance sheets consisted of accumulated changes in the unrealized holding gains and (losses) on available-for-sale securities, net of income tax effects, amounting to $(1,397,333) and $(499,640) respectively.

Earnings per Share. Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                       2005               2004               2003
                                                                                       ----               ----               ----
Net income per share, basic
  Numerator - net income ..................................................         $3,729,926         $3,436,707         $3,004,969
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          2,783,241          2,771,747          2,726,864
                                                                                    ==========         ==========         ==========
                Net income per share, basic ...............................         $     1.34         $     1.24         $     1.10
                                                                                    ==========         ==========         ==========

Net income per share, assuming dilution
  Numerator - net income ..................................................         $3,729,926         $3,436,707         $3,004,969
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          2,783,241          2,771,747          2,726,864
    Effect of dilutive stock options ......................................            161,073            147,363            139,153
                                                                                    ----------         ----------         ----------
                Total shares ..............................................          2,944,314          2,919,110          2,866,017
                                                                                    ==========         ==========         ==========
                Net income per share, assuming dilution ...................         $     1.27         $     1.18         $     1.05
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2005 and 2004, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2005, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized as defined in the Federal Deposit Insurance Act, Community First Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                              Minimum for          Minimum to be
                                                                           Actual           Capital Adequacy      Well Capitalized
                                                                           ------           ----------------      ----------------
                                                                    Amount       Ratio     Amount        Ratio    Amount       Ratio
                                                                    ------       -----     ------        -----    ------       -----
December 31, 2005                                                                          (Dollars in thousands)
     The Company
        Total Capital to risk weighted assets ...............      $32,518        16.7%    $15,563        8.0%         NA       NA
        Tier 1 Capital to risk weighted assets ..............      $30,252        15.6%    $ 7,781        4.0%         NA       NA
        Tier 1 Capital to average assets (leverage) .........      $30,252         9.7%    $12,433        4.0%         NA       NA
     Community First Bank
        Total Capital to risk weighted assets ...............      $29,120        16.1%    $15,563        8.0%    $19,453      10.0%
        Tier 1 Capital to risk weighted assets ..............      $31,386        15.0%    $ 7,781        4.0%    $11,672       6.0%
        Tier 1 Capital to average assets (leverage) .........      $31,386         9.4%    $12,433        4.0%    $15,541       5.0%

December 31, 2004
     The Company
        Total Capital to risk weighted assets ...............      $28,176        13.9%    $16,182        8.0%         NA       NA
        Tier 1 Capital to risk weighted assets ..............      $25,936        12.8%    $ 8,091        4.0%         NA       NA
        Tier 1 Capital to average assets (leverage) .........      $25,936         8.7%    $11,884        4.0%         NA       NA
     Community First Bank
        Total Capital to risk weighted assets ...............      $27,610        13.7%    $16,182        8.0%    $20,227      10.0%
        Tier 1 Capital to risk weighted assets ..............      $25,370        12.5%    $ 8,092        4.0%    $12,136       6.0%
        Tier 1 Capital to average assets (leverage) .........      $25,370         8.5%    $11,884        4.0%    $14,855       5.0%


Stock Options. In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 617,720 shares (adjusted for subsequent stock dividends and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options may be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 431,735 shares (adjusted for stock dividends and splits) of authorized common stock for issuance upon the exercise of such options. Although some options granted under the 1989 Plan can still be exercised, no further options may be granted under the 1989 Plan. For all stock options ever granted under the two plans through the end of 2005, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, or if there is a change in control of the Company, in accordance with the provisions of the two plans. Options awarded during 2005, 2004 and 2003 provided for 20% vesting immediately upon award, with 20% vesting on the anniversary date of the award for each of the four subsequent years, and ten year expiration dates.

Transactions under the plans are summarized as follows:

                                                                              Years Ended December 31,
                                                                              ------------------------
                                                             2005                    2004                    2003
                                                             ----                    ----                    ----
                                                                   Wtd. Avg.                Wtd. Avg.                Wtd. Avg.
                                                                   Exercise                 Exercise                 Exercise
                                                      Shares         Price     Shares         Price     Shares         Price
                                                      ------         -----     ------         -----     ------         -----
Outstanding at beginning of year ............        412,716     $   10.59     400,481    $    9.23     398,316     $    8.96
Granted .....................................         34,755         18.10      68,318        14.41      11,279         14.02
Exercised ...................................        (18,043)         5.07     (52,922)        5.08      (9,102)         3.54
Forfeited or expired ........................         (1,148)        14.68      (3,161)       12.72         (13)         3.26
                                                     -------                   -------                  -------
Outstanding at end of year ..................        428,280         11.43     412,716        10.59     400,481          9.23
                                                     =======                   =======                  =======
Options exercisable at year-end .............        349,690     $   10.49     325,621    $    9.70     333,248     $    8.48
                                                     =======                   =======                  =======

------
Numbers of shares and exercise prices have been adjusted in the table above for a 5% stock dividend effective November 30, 2005, a 10% stock dividend effective November 30, 2004, and for a 5% stock dividend effective November 28, 2003.

The following table summarizes information about the options outstanding:


                                                                 December 31, 2005
                                                                 -----------------
                                          Options Outstanding                           Options Exercisable
                                          -------------------                           -------------------
                                                 Weighted
                                                 Average
                                                Remaining         Weighted                             Weighted
                                Number          Contractual        Average          Number              Average
Range of Exercise Prices      Outstanding       Life (Years)    Exercise Price   Outstanding        Exercise Price
------------------------      -----------       ------------    --------------   -----------        --------------

$ 3.28  to $ 5.99               123,193            1.97          $    5.56          123,193          $    5.56
 12.30  to  13.47               192,723            4.95              12.80          186,331              12.79
 13.98  to  18.10               112,364            8.52              15.50           40,166              14.96
                                -------                                              ------

                                428,280            5.03          $   11.43          349,690          $   10.49
                                =======                                             =======

Of the 1,049,455 shares of the Company's authorized common stock originally reserved for issuance upon the exercise of options under the plans, 193,914 shares authorized under the 1998 plan remain available for future grants as of December 31, 2005.


NOTE J - OTHER EXPENSES

Other expenses are summarized below:

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                      2005                2004                2003
                                                                                      ----                ----                ----
Salaries and employee benefits .........................................          $2,902,693          $2,779,863          $2,420,268
Net occupancy expense ..................................................             267,760             255,004             243,826
Furniture and equipment expense ........................................             344,687             320,217             288,229
Other expense
         Stationery, printing and postage ..............................             247,126             260,264             275,898
         Telephone .....................................................             102,249              96,223              76,000
         Advertising and promotion .....................................              97,258              82,135             100,522
         Professional services .........................................             169,465             150,837             133,130
         Insurance .....................................................              67,374              50,284              36,769
         FDIC insurance assessment .....................................              35,785              42,600              30,439
         Directors' fees ...............................................             100,800             112,400             113,700
         Foreclosed assets costs and expenses, net .....................              42,933             188,936              30,255
         Data processing expenses ......................................             236,445             192,262             130,229
         Other .........................................................             805,573             620,308             534,233
                                                                                  ----------          ----------          ----------
                Total ..................................................          $5,420,148          $5,151,333          $4,413,498
                                                                                  ==========          ==========          ==========

NOTE K - INCOME TAXES

Income tax expense consisted of:

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                           2005                      2004                  2003
                                                                           ----                      ----                  ----
Current
   Federal ..................................................            $ 1,915,653             $ 1,811,676             $ 1,498,380
   State ....................................................                168,353                 155,827                 137,413
                                                                         -----------             -----------             -----------
              Total current .................................              2,084,006               1,967,503               1,635,793
                                                                         -----------             -----------             -----------
Deferred
  Federal ...................................................                (43,114)                (10,440)                 31,625
  State .....................................................                      -                       -                       -
                                                                         -----------             -----------             -----------
             Total deferred .................................                (43,114)                (10,440)                 31,625
                                                                         -----------             -----------             -----------
             Total income tax expense .......................            $ 2,040,892             $ 1,957,063             $ 1,667,418
                                                                         ===========             ===========             ===========

The principal components of the deferred portion of income tax expense or (credit) were:

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                             2005                    2004                    2003
                                                                             ----                    ----                    ----
Provision for loan losses ..................................              $  (8,656)              $  (9,872)              $ (78,965)
Accelerated depreciation ...................................                (29,869)                 12,645                 129,972
Deferred net loan costs and fees ...........................                 (4,589)                 (3,307)                (19,382)
Writedowns of other real estate ............................                      -                  (9,906)                      -
                                                                          ---------               ---------               ---------
               Total .......................................              $ (43,114)              $ (10,440)              $  31,625
                                                                          =========               =========               =========

Income before income taxes presented in the consolidated statement of income for the years ended December 31, 2005, 2004 and 2003 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                           2005                     2004                  2003
                                                                           ----                     ----                  ----
Tax expense at statutory rate ..............................            $ 1,962,078             $ 1,833,882             $ 1,588,612
State income tax, net of federal
     income tax benefit ....................................                111,403                 102,846                  90,693
Tax-exempt interest income .................................                (60,143)                (37,392)                (22,089)
Non-deductible interest expense to
     carry tax-exempt instruments ..........................                  7,209                   3,344                   1,932
Other, net .................................................                 20,345                  54,383                   8,270
                                                                        -----------             -----------             -----------
               Total .......................................            $ 2,040,892             $ 1,957,063             $ 1,667,418
                                                                        ===========             ===========             ===========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                               December 31,
                                                               ------------
                                                          2005             2004
                                                          ----             ----
Deferred tax assets
     Allowance for loan losses ...................     $  601,030     $  592,374
     Writedowns of other real estate .............          9,906          9,906
     Deferred net loan fees ......................         67,438         62,849
     Unrealized net holding losses on
       available-for-sale securities .............        782,594        279,830
                                                       ----------     ----------
               Gross deferred tax assets .........      1,460,968        944,959
     Valuation allowance .........................              -              -
                                                       ----------     ----------
               Total .............................      1,460,968        944,959
                                                       ----------     ----------

Deferred tax liabilities
     Accelerated depreciation ....................        219,161        249,030
                                                       ----------     ----------
               Gross deferred tax liabilities ....        219,161        249,030
                                                       ----------     ----------
Net deferred income tax assets ...................     $1,241,807     $  695,929
                                                       ==========     ==========

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2005, 2004 and 2003, $502,764 was credited, $167,970 was credited, and $323,848 was credited to other comprehensive income or loss, respectively. In 2005, $43,114 was credited to income tax expense; in 2004, $10,440 was credited to income tax expense; and, in 2003, $31,625 was charged to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2005 and 2004 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.


NOTE L - RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 2005, 2004 and 2003 totaled $58,983, $62,284, and $44,848, respectively.


NOTE M - COMMITMENTS AND CONTINGENCIES

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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                           December 31,
                                                           ------------
                                                       2005             2004
                                                       ----             ----

          Loan commitments ...................    $ 23,653,192     $ 19,771,069
          Standby letters of credit ..........         873,880          883,600



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

Litigation. The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2005. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

New Corporate Office Building. In 2005, the Company entered into a $1,700,000 contract to build a new corporate office building in Seneca, South Carolina. As of December 31, 2005, $891,000 had been expended on this contract and $59,000 had been paid for other related costs. In addition to the $809,000 remaining on the building contract, management estimates additional expenditures of approximately $250,000 to furnish and equip the building. The building will house an additional banking office, mortgage lending department, and executive and other administrative support offices. The building is expected to be completed and ready for occupancy in the second quarter of 2006.

Westminster Office. In May of 2003, a temporary banking office facility opened for commercial operations in Westminster, South Carolina on land purchased in 2002. Management has not yet formulated plans, or considered a capital budget, for a future permanent facility in Westminster.

Other. The Company and its banking subsidiary are not involved in other off-balance-sheet contractual relationships or transactions that could result in liquidity needs or other commitments or significantly impact earnings.


NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The fair value of FHLB stock approximates the carrying amount.

Fair values are estimated for loans using discounted cash flow analyses, using interest rates currently offered for loans with similar terms and credit quality. The Company does not engage in originating, holding, guaranteeing, servicing or investing in loans where the terms of the loan product give rise to a concentration of credit risk.

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is estimated as the amount payable on demand, or carrying amount. The fair value of time deposits is estimated using a discounted cash flow calculation that applies rates currently offered to aggregate expected maturities.

The fair values of the Company's short-term borrowings approximate their carrying amounts.

The fair values of fixed rate long-term debt instruments are estimated using discounted cash flow analyses, based on the borrowing rates currently in effect for similar borrowings. The fair values of variable rate long-term debt instruments are estimated at the carrying amount.

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

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

                                                                                            December 31,
                                                                                            ------------
                                                                              2005                                2004
                                                                              ----                                ----
                                                                  Carrying          Estimated          Carrying           Estimated
                                                                   Amount          Fair Value           Amount            Fair Value
                                                                   ------          ----------           ------            ----------
Financial assets
   Cash and due from banks .............................       $ 10,063,495       $ 10,063,495       $  5,652,056       $  5,652,056
   Interest bearing deposits due from banks ............            181,892            181,892             36,139             36,139
   Federal funds sold ..................................         22,205,000         22,205,000         34,214,000         34,214,000
   Securities available-for-sale .......................        102,069,706        102,069,706         92,083,693         92,083,693
   Securities held-to-maturity .........................          7,750,610          7,671,093          9,368,609          9,560,157
   Federal Home Loan Bank stock ........................            948,400            948,400          1,011,100          1,011,100
   Loans ...............................................        167,051,589        165,856,000        155,535,116        155,961,000
   Accrued interest receivable .........................          1,628,754          1,628,754          1,331,458          1,331,458
Financial liabilities
   Deposits ............................................        279,992,599        280,060,000        268,148,225        269,244,000
   Accrued interest payable ............................          1,817,133          1,817,133          1,222,118          1,222,118
   Short-term borrowings ...............................          3,500,000          3,500,000          2,500,000          2,500,000
   Long-term debt ......................................          6,500,000          6,532,000          7,500,000          7,694,000



         The following is a summary of the notional or contractual amounts and estimated fair values of the Company's off-balance sheet financial instruments:


                                                                                          December 31,
                                                                                          ------------
                                                                              2005                                  2004
                                                                              ----                                  ----
                                                                   Notional/        Estimated             Notional/      Estimated
                                                                    Contract          Fair                Contract         Fair
                                                                    Amount            Value                Amount          Value
                                                                    ------            -----                ------          -----
Off-balance sheet commitments
Loan commitments .......................................            $23,653,192       $ -              $19,771,069          $ -
Standby letters of credit ..............................                873,880         -                  883,600            -


NOTE O - ACCOUNTING CHANGES


Share-Based Payment. Management will adopt the provisions of SFAS No. 123 (revised 2004) ("SFAS No. 123(R)"), "Share-Based Payment," effective January 1, 2006, as required under the provisions of that Statement and applicable Securities and Exchange ("SEC") Commission Rules. That Statement requires that stock-based compensation awards be measured and reported at their grant date fair value, with their costs recognized generally over the vesting period of the awards. The fair value of such stock-based awards is affected by the Company's stock price and by assumptions regarding a number of complex and subjective variables and the related tax impact. In addition, in March, 2005, the Securities and Exchange Commission issued its Staff Accounting Bulletin No. 107 which expresses the views of the SEC staff regarding the interaction between SFAS No 123(R) and certain SEC rules and regulations as well as the SEC staff's views regarding the valuation of share-based payment arrangements for public companies. The provisions of, and guidance provided in, SAB No. 107 will be incorporated into the Company's implementation of SFAS No. 123(R).

The Company will recognize the compensation cost for stock-based awards on a straight-line basis over the requisite service period for the entire award and at present intends to use the modified prospective transition method of accounting for previously issued stock options. Accordingly, only costs associated with the unvested portions of prior awards and awards granted after December 31, 2005 will affect the Company's financial position and results of operations. In 2006 and 2007, we expect to recognize compensation expenses of approximately $121,000 and $152,000, respectively, related to previously-issued, unvested stock options.

SFAS 123(R) also amends SFAS No. 95 to require that excess tax benefits resulting from those transactions be reported as financing cash flows rather than as a reduction of taxes paid.

Management expects that adoption of SFAS No. 123(R) will affect the Company's future net income and net income per share calculations in much the same manner as previously reported in the pro forma disclosures as provided in Note A to these consolidated financial statements.

Other-Than-Temporarily Impaired Investments. On November 3, 2005, the Financial Accounting Standards Board issued FASB Staff Position ("FSP") FAS 115-1 and FAS 124-1 which reverts to other-than-temporary impairment ("OTTI") guidance that existed prior to the effective date of Emerging Issues Task Force ("EITF") Issue 03-1. However, the new FSP retains the disclosure requirements of 03-1 that have been in effect since the end of 2003.

FSP FAS 115-1 and 124-1 requires the application of a three-step model to assess and account for investments that may be impaired. If an investment is found to be impaired (its fair value is less than the recorded cost), the extent of the impairment is assessed using the guidance contained in Paragraph 16 of SFAS No. 115, SEC Staff Accounting Bulletin Topic 5.M, Paragraph 6 of Accounting Principles Board Opinion 18 and EITF Issue 99-20. If the assessment results in a conclusion that the impairment is other-than-temporary, an impairment loss equal to the amount that the investment's recorded cost exceeds its fair value is recognized in earnings and the investment's carrying value is reduced to its fair value. That fair value becomes the investment's new "cost" basis and any subsequent recoveries of fair value are not recognized. After recognition of an impairment loss, income recognition is based on the investment's estimated cash flows rather than its contractual cash flows, and any discount or premium would be amortized over the remaining life of the security.

The provisions of this FSP were adopted as of December 31, 2005, as permitted, and had no effects on the financial position or results of operations of the Company.

Accounting Changes and Error Corrections. In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This Statement applies to all voluntary changes in accounting principles and to changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. The Statement requires that changes in accounting principles be applied retrospectively unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. In those cases, retrospective application of the new accounting principle is required to be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable with a corresponding adjustment to retained earnings (or other appropriate equity account) at that time. If application of the new principle is impracticable for all prior periods, then it is to be adopted prospectively from the earliest date practicable. Only the direct effects of the change are to be applied retrospectively; indirect changes are accounted for in the period of the change.

This Statement also requires that certain changes in accounting methods be accounted for as a change in accounting estimate effected by a change in accounting principle with retrospective application applied.

This Statement carries forward the guidance of APB Opinion 20 with regards to corrections of accounting errors. Restatement of prior periods financial statements is required in these cases, with adjustments made to the carrying amounts of assets and liabilities, with an offsetting capital account adjustment, as of the beginning of the first period presented.

This Statement was adopted effective January 1, 2006 and had no effect on the Company's financial position or results of operations for any period presented in the consolidated financial statements.

NOTE P - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                    2005                     2004
                                                                                                    ----                     ----
Condensed Balance Sheets
        Assets
               Cash ....................................................................           $ 1,120,748           $ 1,053,425
               Investment in banking subsidiary ........................................            27,722,815            24,869,570
               Other assets ............................................................                10,825                13,450
                                                                                                   -----------           -----------
                      Total assets .....................................................           $28,854,388           $25,936,445
                                                                                                   ===========           ===========
        Liabilities
               Other liabilities .......................................................                   $ -                   $ -
        Shareholders' equity ...........................................................            28,854,388            25,936,445
                                                                                                   -----------           -----------
                      Total liabilities and shareholders' equity .......................           $28,854,388           $25,936,445
                                                                                                   ===========           ===========

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                     2005              2004                2003
                                                                                     ----              ----                ----
Condensed Statements of Income
        Income
               Interest income .........................................        $    15,191         $     8,973         $    13,093
               Other income ............................................              6,070               6,149               2,875
                                                                                -----------         -----------         -----------
                      Total income .....................................             21,261              15,122              15,968
                                                                                -----------         -----------         -----------
        Expenses
               Other expenses ..........................................             53,098              54,682              41,779
                                                                                -----------         -----------         -----------
                      Total expenses ...................................             53,098              54,682              41,779
                                                                                -----------         -----------         -----------
        Income (loss) before income taxes and equity in
               undistributed earnings of banking subsidiary ............            (31,837)            (39,560)            (25,811)
        Income tax expense (credit) ....................................            (10,825)            (13,450)             (8,776)
        Equity in undistributed earnings
               of banking subsidiary ...................................          3,750,938           3,462,817           3,022,004
                                                                                -----------         -----------         -----------
        Net income .....................................................        $ 3,729,926         $ 3,436,707         $ 3,004,969
                                                                                ===========         ===========         ===========

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                            2005          2004              2003
                                                                                            ----          ----              ----
Condensed Statements of Cash Flows
        Operating activities
               Net income ..........................................................    $ 3,729,926     $ 3,436,707     $ 3,004,969
                      Adjustments to reconcile net income to net
                             cash used by operating activities
                                   Equity in undistributed earnings
                                     of banking subsidiary .........................     (3,750,938)     (3,462,817)     (3,022,004)
                                   Decrease (increase) in other assets .............          2,625          (4,674)         (2,079)
                                                                                        -----------     -----------     -----------
                                     Net cash used by operating activities .........        (18,387)        (30,784)        (19,114)
                                                                                        -----------     -----------     -----------
        Financing activities
               Exercise of employee stock options ..................................         92,059         268,835          32,242
               Payment of cash in lieu of fractional
                      shares for stock dividend ....................................         (6,349)         (6,478)         (6,534)
                                                                                        -----------     -----------     -----------
                                     Net cash provided by financing activities .....         85,710         262,357          25,708
                                                                                        -----------     -----------     -----------
        Increase in cash and cash equivalents ......................................         67,323         231,573           6,594
        Cash and cash equivalents, beginning .......................................      1,053,425         821,852         815,258
                                                                                        -----------     -----------     -----------
        Cash and cash equivalents, ending ..........................................    $ 1,120,748     $ 1,053,425     $   821,852
                                                                                        ===========     ===========     ===========