Form 10-K, Exhibit 13
period 2006-12-31
COMMUNITY FIRST BANCORP
filed 2007-04-02
CIK 1047446

EXHIBIT 13


















                         COMMUNITY FIRST BANCORPORATION

                            Portions of Registrant's
                              2006 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2006 Form 10-K

Financial Summary

                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                               2006            2005            2004           2003            2002
                                                               ----            ----            ----           ----            ----
                                                                           (Dollars in thousands, except per share data)
Financial Condition
     Securities ....................................        $109,082        $109,821        $101,452        $ 86,023        $ 62,968
     Allowance for loan losses .....................           2,242           2,266           2,240           2,197           1,950
     Net loans (1) .................................         200,724         167,052         155,535         145,453         135,409
     Premises and equipment - net ..................           7,937           6,805           4,413           4,454           4,148
     Total assets ..................................         353,909         320,712         305,348         280,526         232,855
     Noninterest bearing deposits ..................          40,576          38,061          34,903          32,273          24,416
     Interest bearing deposits .....................         267,381         241,932         233,245         224,278         187,223
     Total deposits ................................         307,957         279,993         268,148         256,551         211,639
     Total liabilities .............................         320,694         291,858         279,412         257,989         212,770
     Total shareholders' equity ....................          33,215          28,854          25,936          22,537          20,085

Results of Operations
     Interest income ...............................        $ 19,600        $ 15,923        $ 13,948        $ 12,664        $ 12,580
     Interest expense ..............................          10,385           6,621           5,077           5,089           4,716
                                                            --------        --------        --------        --------        --------
     Net interest income ...........................           9,215           9,302           8,871           7,575           7,864
     Provision for loan losses .....................              65             250             380             522           1,291
                                                            --------        --------        --------        --------        --------
     Net interest income after provision ...........           9,150           9,052           8,491           7,053           6,573
     Other income ..................................           2,154           2,139           2,054           2,033           1,413
     Other expenses ................................           6,752           5,420           5,151           4,414           3,697
                                                            --------        --------        --------        --------        --------
     Income before income taxes ....................           4,552           5,771           5,394           4,672           4,289
     Income tax expense ............................           1,534           2,041           1,957           1,667           1,527
                                                            --------        --------        --------        --------        --------
     Net income ....................................        $  3,018        $  3,730        $  3,437        $  3,005        $  2,762
                                                            ========        ========        ========        ========        ========

Per Share Data (2)
     Net income ....................................        $   1.02        $   1.28        $   1.18        $   1.05        $   0.97
     Net income, assuming dilution .................            0.96            1.21            1.12            1.00            0.92
     Period end book value .........................           11.23            9.82            8.88            7.87            7.03

------------------------------
(1)  Excludes loans held for sale.
(2) Per share amounts have been retroactively adjusted to reflect 5% stock dividends effective December 18, 2006 and November 30, 2005, a 10% stock dividend effective November 30, 2004 and 5% stock dividends effective November 28, 2003 and November 28, 2002.

Quarterly Financial Information (Unaudited)

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                       2006                                   2005
                                                                       ----                                   ----
                                                       Fourth     Third     Second    First     Fourth    Third     Second    First
                                                       Quarter   Quarter    Quarter  Quarter   Quarter   Quarter    Quarter  Quarter
                                                       -------   -------    -------  -------   -------   -------    -------  -------
                                                                         (Dollars  in  thousands, except per share)

Interest and dividend income .......................    $5,208    $4,942    $4,803    $4,647    $4,154    $4,011    $3,907    $3,851
Interest expense ...................................     2,832     2,672     2,551     2,330     1,898     1,752     1,512     1,459
                                                        ------    ------    ------    ------    ------    ------    ------    ------

Net interest income ................................     2,376     2,270     2,252     2,317     2,256     2,259     2,395     2,392
Provision for loan losses ..........................         -        15        25        25        35         -        75       140
                                                        ------    ------    ------    ------    ------    ------    ------    ------

Net interest income after provision ................     2,376     2,255     2,227     2,292     2,221     2,259     2,320     2,252
Noninterest income .................................       517       559       539       539       558       543       551       487
Noninterest expense ................................     2,171     1,469     1,676     1,436     1,362     1,383     1,352     1,323
                                                        ------    ------    ------    ------    ------    ------    ------    ------

Income before income taxes .........................       722     1,345     1,090     1,395     1,417     1,419     1,519     1,416
Provision for income taxes .........................       261       441       348       484       503       489       542       507
                                                        ------    ------    ------    ------    ------    ------    ------    ------

Net income .........................................    $  461    $  904    $  742    $  911    $  914    $  930    $  977    $  909
                                                        ======    ======    ======    ======    ======    ======    ======    ======

Earnings per share *
Basic ..............................................    $ 0.16    $ 0.30    $ 0.25    $ 0.31    $ 0.32    $ 0.32    $ 0.33    $ 0.31
Diluted ............................................      0.15      0.28      0.24      0.29      0.33      0.29      0.30      0.29

---------------------------------
* Per share amounts have been retroactively adjusted to reflect 5% stock dividends effective December 18, 2006 and November 30, 2005.

         A significant portion of the decrease in net income and earnings per share for 2006 was attributable to a change in the Company's method of accounting for stock options required by Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS No. 123(R)) "Share-Based Payment." Prior to 2005, the Company used the minimum value method to compute the fair value of its stock options as permitted by previously effective generally accepted accounting principles. The minimum value method does not incorporate an assumption about the volatility of the market value of the underlying security into the calculation of the of the grant date fair value of stock options. The Company's grants of stock options established the exercise prices of those grants equal to the market price of the Company's stock on the grant date. No compensation cost has been recognized for options issued prior to 2005. Throughout 2005, the Company's common stock was traded in a public market and its market prices were quoted on the Over-The-Counter Bulletin Board. Accordingly, in 2005, the Company was no longer eligible to use the minimum value method and implemented the SFAS 123 fair value method using that Statement's disclosure only provisions. Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R) and began including the costs of stock options granted in 2005 and 2006 in the determination of net income. In the fourth quarter of 2006, the Company's board of directors modified all outstanding options so that they would be vested in full. Therefore, all of the applicable compensation costs for all affected options granted in 2005 and 2006 were included in the determination of net income for 2006. As a result, approximately $394,000 of pre-tax compensation costs were recognized in the fourth quarter of 2006 that otherwise would have been recognized in 2007, 2008 and 2009.

Forward-Looking Statements

         Statements included in this report which are not historical in nature are intended to be, and are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's beliefs, expectations or projections will result or be achieved or accomplished. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's recent and continuing expansion, its future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, and adequacy of the allowance for loan losses, are not guarantees of future performance, and are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission. The risks and uncertainties include, but are not limited to

     o    our growth and our ability to maintain growth;
     o governmental monetary and fiscal policies, as well as legislative and regulatory changes;
     o the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities;
     o the effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet;
     o failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral securing loans; and
     o loss of consumer confidence and economic disruptions resulting from terrorist activities.

         The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Market for Common Stock and Dividends

         During the first quarter of 2004, trading in the Company's common stock began being reported on the OTC Bulletin Board under the ticker symbol "CFOK.OB." The following table summarizes the range of high and low bid prices for the Company's common stock as reported on the OTC Bulletin Board for each quarterly period of 2006 and 2005. Prices shown represent inter-dealer prices without retail markup, markdown or commissions, and may not represent actual transactions. Furthermore, trading in the Company's stock is very limited. Per share prices in the table have been adjusted to reflect a 5% stock dividend effective December 18, 2006 and a 5% stock dividend effective November 30, 2005.

                                       2006                      2005
                                       ----                      ----
    Quarter Ended                High        Low          High           Low
    -------------                ----        ---          ----           ---
            March 31            $21.90      $17.24       $16.78         $15.87
             June 30            $22.38      $20.05       $16.92         $15.87
        September 30            $20.95      $20.10       $17.23         $16.79
         December 31            $20.48      $18.10       $18.14         $17.23


         As of February 28, 2007, there were approximately 786 holders of record of the Company's common stock, excluding individual participants in security position listings.

         The Company has not declared or paid any cash dividends since the Company's inception. In order to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay cash dividends in 2007.

         The Board of Directors declared 5% stock dividends effective December 18, 2006 and November 30, 2005 and a 10% stock dividend effective November 30, 2004.

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

Shareholder Return Performance Graph

         The Company is required to provide its shareholders with a line graph comparing the Company's total cumulative shareholder return with a performance indicator of the overall stock market and either a published industry index or a Company-determined peer comparison. Shareholder return (measured through increases in stock prices and payment of dividends) is often a benchmark used in assessing corporate performance and the reasonableness of compensation paid to executive officers.

         The performance graph presented below compares the Company's cumulative total return over the most recent five year period with the Russell 2000 Index (reflecting overall stock market performance for small cap stocks) and the SNL 100-500 OTC BB and Pink Banks Index (reflecting changes in overall stock market performance for a national group of 404 banking companies with asset sizes ranging from $100 - $500 million, the trades of which are reported either on the OTC Bulletin Board or in the Pink Sheets). Returns are shown on a total return basis, assuming reinvestment of dividends and a beginning stock price of $100 per share. Values presented for the Company's stock are based on information compiled by SNL Financial, LC, which prepared the performance graph, and are based on limited transactions.

                                                                                       Period Ending
                                                                                       -------------
                                                     12/31/01      12/31/02      12/31/03     12/31/04      12/31/04      12/31/06
                                                     --------      --------      --------     --------      --------      --------
Index
Community First Bancorporation                        100.00         97.00       113.62        134.54        143.66       165.97
Russell 2000                                          100.00         79.52       117.09        138.55        144.86       171.47
SNL $100M-$500M OTC-BB and Pink Banks Index           100.00        119.94       162.94        196.93        218.70       239.40

          Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect 5% stock dividends effective
December 18, 2006 and November 30, 2005 and a 10% stock dividend effective November 30, 2004.

Earnings Performance

2006 Compared with 2005

         For the year ended December 31, 2006, the Company recorded net income of $3,018,000, a decrease of $712,000, or 19.1%, from net income of $3,730,000 for 2005. Net income per share for 2006 was $1.02 compared with $1.28 for 2005. Per share net income, assuming dilution from outstanding stock options, was $.96 for 2006 and $1.21 for 2005. Return on average assets was 0.89% for 2006 compared with 1.21% for 2005. Return on average shareholders' equity was 9.87% for 2006 compared with 13.65% for 2005.

         Net income for 2006 decreased due to several primary factors: a contraction of net interest income, the adoption of an accounting standard that resulted in the initial recognition in 2006 of share-based compensation expenses associated with certain stock options granted to employees and directors, and expenses related to the opening of a new banking office in Seneca, SC and relocation of the corporate executive offices. Partially offsetting these factors, the provision for loan losses charged to expense during 2006 was $185,000 less than in 2005.

         Rising interest rates during the first seven months of 2006, coupled with increasing volumes of interest-earning assets and interest-bearing liabilities, resulted in increased interest earnings and interest expenses across all major categories. Total loans grew $33,648,000 during 2006. Interest income increased $3,677,000 with approximately half of the increase attributable to higher average amounts of interest earning assets and half attributable to higher interest rates earned. Interest expense increased $3,764,000. Approximately 83% of this increase was attributable to higher interest rates paid for interest bearing deposit accounts and borrowings.

         Total deposits grew $27,964,000 during 2006 with more than 90% of that growth accounted for in interest bearing deposits. Average interest-bearing deposits during 2006 were $27,166,000 more than in 2005 and average non-interest bearing demand deposits were $3,522,000 more than in 2005.

         The significant growth in loans and deposits in 2006 was attributable primarily to the opening of the Bank's new Seneca office.

         The yield on average earning assets for 2006 was 6.01%, an increase of 66 basis points over the 2005 yield. However, the rate paid on average interest bearing liabilities for 2006 increased by 115 basis points to 3.87% in 2006 from 2.72% in 2005. Promotional rates paid for deposits in conjunction with the opening of the new Seneca office were a significant factor in this increase. The combination of these factors resulted in a decrease in the interest rate spread of 49 basis points, and the net yield on earning assets decreased by 30 basis points to 2.82%.

         As discussed in more detail under "Quarterly Financial Information (Unaudited)," the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") effective on January 1, 2006. Accordingly, compensation expenses related to certain stock options issued to officers and directors were initially recognized in 2006. In 2006, the Company modified the terms of all remaining non-vested options issued in 2005 to provide for the vesting of those options in 2006 (under their original terms, those options would have vested in four equal annual increments after 2005). Furthermore, in the fourth quarter of 2006, the terms of all options issued in 2006 were modified to provide for their immediate vesting. As a result, all of the future compensation costs associated with the Company's option grants to date were accelerated and recognized during 2006. Share-based compensation expenses recognized in 2006 totaled $593,000. Of this amount, $302,000 was included in salaries and employee benefits and $291,000 was included in other expense.

         During the second quarter of 2006, the Company completed construction of a multi-story office building which houses an additional full service banking office in Seneca, SC. Certain executive officers and other personnel were relocated into the building, as well. The banking office employs 8 full-time personnel.

         The Bank has received regulatory approval to open a new full-service banking office in the City of Anderson, SC. Construction of this office is expected to begin during the first quarter of 2007 with completion expected during the fourth quarter of 2007. The cost of construction is expected to be approximately $800,000. Land intended to be used for the Bank's further expansion in Anderson County has also been obtained near Powdersville, SC.

         The provision for loans losses for 2006 was $65,000, a decrease of $185,000 or 74.0% from the $250,000 provided in 2005. For 2006, net loan charge-offs decreased by $135,000 from the 2005 amount. Year end 2006 nonperforming loans (nonaccrual loans and accruing loans 90 days or more past due) decreased $855,000 from the amount at the end of 2005. Potential problem loans increased $1,028,000 by the end of 2006 compared with the end of 2005. Of the 2006 year end potential problem loans, 86.4% were secured by real estate mortgages compared with 83.7% at the end of 2005.

2005 Compared with 2004

         For the year ended December 31, 2005, the Company recorded net income of $3,730,000, an increase of $293,000, or 8.5%, over net income of $3,437,000 for 2004. Net income per share for 2005 was $1.28 compared with $1.18 for 2004. Per share net income, assuming dilution from outstanding stock options, was $1.21 for 2005 and $1.12 for 2004. Return on average assets was 1.21% for 2005 compared with 1.17% for 2004. Return on average shareholders' equity was 13.65% for 2005 compared with 14.20% for 2004.

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

         Other income and other expenses each continued to grow in 2005. Growth in other income was attributable primarily to increases in service charges on deposit accounts resulting from the Company's continuing efforts to identify and charge appropriately for services it performs for its customers. Other expense increased primarily due to normal salary increases granted to employees and increased expenses of operating the banking subsidiary's office network and its data processing operation.

Net Interest Income

         Net interest income, the difference between interest income earned and interest expense incurred, is the principal source of the Company's earnings. Net interest income is affected by changes in the levels of interest rates and by changes in the volume and mix of interest earning assets and interest bearing liabilities.

2006 Compared with 2005

         Net interest  income was  $9,215,000,  $9,302,000,  and  $8,871,000 for
2006, 2005 and 2004, respectively. Interest income for 2006 was $19,600,000, an increase of $3,677,000, or 23.1%, over 2005. Interest expense for 2006 was $10,385,000, an increase of $3,764,000, or 56.8%, over 2005. The Company experienced higher average volumes of interest-earning assets and interest-bearing liabilities in 2006 as well as higher average yields and rates on those instruments.

         Managing net interest margin effectively during 2006 was extremely challenging. During the first seven months of 2006, the Federal Reserve continued the regular, quarter-point increases in the federal funds rate which began in June 2004. For the remainder of the year, the central bank adopted a "wait and see" attitude, and maintained their interest rate targets at the levels set previously. Since the end of 2003, short-term market interest rates (rates on instruments with maturities up to one year) have increased between approximately 350 and 400 basis points while the rates associated with longer term instruments have been less affected. For example, rates associated with five year maturities increased approximately 175 basis points and rates on ten year maturities increased approximately 70 basis points. Interest rates applicable to the Company's deposit and loan products are centered mainly in the shorter, more volatile end of the maturity spectrum. Some investment securities have longer-term maturities and certain longer-term loans, primarily collateralized by real estate, may contain terms that allow the Company to vary their interest rates no less frequently than every five years.

         The average interest rate spread (average yield on interest earning assets less the average rate paid on interest bearing liabilities) declined by 49 basis points in 2006 compared with 2005, and the net yield on average earning assets (net interest income divided by average interest earning assets) declined by only 30 basis points. This was the result of increasing higher yielding average loans by a greater percentage than either the other categories of earning assets or interest bearing liabilities during 2006.

         As of December 31, 2006 and 2005, approximately $54,000,000 and $47,000,000, respectively, or 26.6% and 27.8%, respectively of the Company's loan portfolio was composed of variable rate loans directly indexed to movements in the prime rate. The average yield earned on loans in 2006 was 7.53%, compared with 7.00% during 2005.

         Competition for interest-bearing deposits continued to be strong in 2006, and the Company responded by increasing the rates paid for those funds. Additionally, in conjunction with the opening of the new banking office in Seneca, SC, the Company offered promotional interest rates that were higher than market rates on interest bearing transaction account products. As a result, the average rates paid for those deposit accounts in 2006 were 183 basis points higher than in 2005. Overall, the rates paid for all categories of average interest bearing deposits increased by 118 basis points for 2006 when compared with 2005, and interest expense for those funds in 2006 was $3,827,000, or 60.6%, more than in 2005. Year-over-year deposit growth was particularly strong in interest bearing transaction accounts, primarily due to the promotional rates paid.

         Average interest earning assets during 2006 were $326,279,000, an increase of $28,429,000 or 9.5% over 2005. Average investment securities for 2006 totaled $116,379,000, an increase of $5,823,000 or 5.3% over the 2005 average amount. Average loans for the 2006 twelve-month period totaled $184,032,000, an increase of $19,789,000 or 12.0% over 2005. Average loans were 56.4% and 55.1% of average interest earning assets for 2006 and 2005, respectively. Average federal funds sold for 2006 were $24,814,000, an increase of $2,930,000 or 13.4% over 2005. Average interest bearing liabilities during 2006 totaled $268,493,000, representing an increase of $24,985,000 or 10.3% over the amount for 2005. Average interest bearing transaction accounts increased to $46,942,000 for 2006, an increase of $10,831,000 or 30.0% over the 2005 average amount. Average time deposits of $100,000 and over increased to $72,936,000 for 2006 from $64,821,000 in the prior year, an increase of $8,115,000 or 12.5%. Average time deposits less than $100,000 increased to $114,091,000 for 2006 from $105,798,000 in 2005, representing an increase of $8,293,000 or 7.8%. Average short and long-term borrowings decreased to $6,011,000 for 2006 from $8,192,000 for 2005. The banking subsidiary borrowed $10,000,000 from the Federal Home Loan Bank of Atlanta late in the second quarter of 2004. As of the end of 2006, $5,500,000 of that debt remained outstanding.

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

         As expected, managing net interest margin effectively in the rising rate environment that prevailed throughout the year was also a challenge during 2005. Although the average interest rate spread (average yield on interest earning assets less the average rate paid on interest bearing liabilities) declined by 14 basis points in 2005 compared with 2004, the net yield on average earning assets (net interest income divided by average interest earning assets) declined by just one basis point. This result was achieved by increasing average non-interest bearing funding sources through growth in demand deposits and retention of earnings.

         During 2005, the Federal Reserve Bank's Open Market Committee continued its policy of measured interest rate increases affecting primarily the federal funds rate and loans made by Federal Reserve Banks to their member banks. As a result, interest rates on a broad array of generally short-term financial instruments, including the prime rate, a key determinant of rates charged to the Bank's most credit-worthy customers and a factor considered in all loan-pricing decisions, also rose. As also experienced in the latter half of 2004 when the policy was first implemented, longer term rates (generally rates for instruments with original maturities of more than five years) remained mostly stable during 2005. As a result of these factors, the yield curve changed from steep to almost flat during 2005.

         Another factor affecting the Company's yields on loans, especially new loans originated in 2005, was attractive interest rates offered by the financing subsidiaries of automobile manufacturers. The Company's outstanding loans to individuals to purchase automobiles were virtually unchanged at the end of 2005 from the amounts of such loans at the end of 2004. Furthermore, the average yield on such loans was lower at the end of 2005 than at the end of 2004. Other manufacturers of consumer and household goods increasingly offer incentive-rate financing of their products through related companies in an effort to increase their sales. These companies represent a relatively new and growing source of competition to banks and other financial institutions.

         As of December 31, 2005 and 2004, approximately $47,000,000 and $48,000,000, respectively, or 27.8% and 30.4%, respectively of the Company's loan portfolio was composed of variable rate loans directly indexed to movements in the prime rate. The average yield earned on loans in 2005 was 7.00%, compared with 6.73% during 2004.

         Competition for interest-bearing deposits was strong in 2005, and the Company responded by increasing the rates paid for those funds. As a result, the average rate paid for average interest bearing deposits increased by 57 basis points for 2005 when compared with 2004, and interest expense for those funds in 2005 was $1,429,000, or 29.2%, more than in 2004. Year-over-year deposit growth was noted in noninterest bearing demand accounts and time deposits. The Company believes that reductions in interest bearing transaction accounts and savings accounts were a result of depositors attempting to maximize the returns on their funds by shifting to longer-term instruments, such as certificates of deposit, that offered higher rates. Additionally, widely-disseminated reports that the current Federal Reserve policy to increase interest rates might be coming to an end may have influenced some depositors to invest their funds on a longer-term basis before rates began to decline once again.

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

         The table, "Average Balances, Yields and Rates", provides an analysis of the average amounts of the Company's assets and liabilities and the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2006, 2005 and 2004.

                     Average Balances, Yields and Rates

                                                                            Years ended December 31,
                                                                             ------------------------
                                                             2006                        2005                         2004
                                                             ----                        ----                         ----
                                                Average    Income/  Yields/  Average    Income/  Yields/ Average     Income/ Yields/
                                              Balances(1)  Expense  Rates  Balances(1)  Expense  Rates  Balances(1)  Expense  Rates
                                              -----------  -------  -----  -----------  -------  -----  -----------  -------  -----
                                                                  (Dollars in thousands)
Assets
Interest bearing deposits due from banks ...    $     82  $     4   4.88%   $    168   $     5   2.98%   $     29   $     1    3.45%
Taxable securities .........................      99,922    3,868   3.87%    106,149     3,564   3.36%    103,973     3,285    3.16%
Tax-exempt securities (2) ..................      16,457      636   3.86%      4,407       150   3.40%      2,076        73    3.52%
Federal funds sold .........................      24,814    1,175   4.74%     21,884       668   3.05%     24,126       295    1.22%
Federal Home Loan Bank stock ...............         972       52   5.35%        999        38   3.80%        866        29    3.35%
Loans (2) (3) (4) ..........................     184,032   13,865   7.53%    164,243    11,498   7.00%    152,546    10,265    6.73%
                                                --------  -------           --------   -------           --------   -------
         Total interest earning assets .....     326,279   19,600   6.01%    297,850    15,923   5.35%    283,616    13,948    4.92%
Cash and due from banks ....................       6,573                       4,845                        4,786
Allowance for loan losses ..................      (2,263)                     (2,304)                      (2,268)
Unrealized securities gains (losses) .......      (2,341)                     (1,601)                        (684)
Premises and equipment .....................       7,586                       5,240                        4,365
Other assets ...............................       3,914                       3,346                        3,943
                                                --------                    --------                     --------
         Total assets ......................    $339,748                    $307,376                     $293,758
                                                ========                    ========                     ========

Liabilities and shareholders' equity
Interest bearing deposits
     Interest bearing transaction accounts .    $ 46,942  $ 1,358   2.89%   $ 36,111   $   383   1.06%   $ 35,707   $   244    0.68%
     Savings ...............................      28,513      736   2.58%     28,586       381   1.33%     31,052       154    0.50%
     Time deposits $100M and over ..........      72,936    2,953   4.05%     64,821     2,118   3.27%     60,301     1,481    2.46%
     Other time deposits ...................     114,091    5,100   4.47%    105,798     3,438   3.25%    103,923     3,012    2.90%
                                                --------  -------           --------   -------           --------   -------
         Total interest bearing deposits ...     262,482   10,147   3.87%    235,316     6,320   2.69%    230,983     4,891    2.12%
Short-term borrowings ......................          56        2   3.57%        736        18   2.45%      1,352        27    2.00%
Long-term debt .............................       5,955      236   3.96%      7,456       283   3.80%      4,057       159    3.92%
                                                --------  -------           --------   -------           --------   -------
         Total interest bearing liabilities      268,493   10,385   3.87%    243,508     6,621   2.72%    236,392     5,077    2.15%
Noninterest bearing demand deposits ........      38,197                      34,675                       31,435
Other liabilities ..........................       2,489                       1,873                        1,735
Shareholders' equity .......................      30,569                      27,320                       24,196
                                                --------                    --------                     --------
         Total liabilities and shareholders'
         equity ............................    $339,748                    $307,376                     $293,758
                                                ========                    ========                     ========
Interest rate spread  (5) ..................                        2.14%                        2.63%                         2.77%
Net interest income and net yield
     on earning assets  (6) ................              $ 9,215   2.82%              $ 9,302   3.12%              $ 8,871    3.13%
Interest free funds supporting earning
     assets  (7) ...........................    $ 57,786                    $ 54,342                     $ 47,224

-----------------------------
(1)  Average balances are computed on a daily basis.
(2) Income and yields on tax-exempt securities and loans have not been adjusted on a tax equivalent basis.
(3) Nonaccrual loans are included in the average loan balances and income on such loans generally is recognized on a cash basis.
(4)  Includes immaterial amounts of loan fees.
(5) Total interest earning assets yield less the total interest bearing liabilities rate.
(6)  Net interest income divided by total interest earning assets.
(7)  Total interest earning assets less total interest bearing liabilities.

The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities.

     Volume and Rate Variance Analysis

                                                                 2006 Compared with 2005             2005 Compared with 2004
                                                                 -----------------------             -----------------------
                                                             Volume (1)    Rate (1)    Total     Volume (1)    Rate (1)      Total
                                                             -------       -----       -----     -------       -----         -----
                                                                (Dollars in thousands)
Interest bearing deposits due from banks .............     $    (3)     $     2      $    (1)     $     4      $     -      $     4
Taxable securities ...................................        (218)         522          304           70          209          279
Tax-exempt securities ................................         463           23          486           79           (2)          77
Federal funds sold ...................................          99          408          507          (30)         403          373
Federal Home Loan Bank stock .........................          (1)          15           14            4            5            9
Loans ................................................       1,450          917        2,367          808          425        1,233
                                                           -------      -------      -------      -------      -------      -------
             Total interest income ...................       1,790        1,887        3,677          935        1,040        1,975
                                                           -------      -------      -------      -------      -------      -------
Interest bearing deposits
     Interest bearing transaction accounts ...........         144          831          975            3          136          139
     Savings .........................................          (1)         356          355          (13)         240          227
     Time deposits $100M and over ....................         287          548          835          118          519          637
     Other time deposits .............................         287        1,375        1,662           55          371          426
Short-term borrowings ................................         (22)           6          (16)         (16)           7           (9)
Long-term debt .......................................         (59)          12          (47)         130           (6)         124
                                                           -------      -------      -------      -------      -------      -------
             Total interest expense ..................         636        3,128        3,764          277        1,267        1,544
                                                           -------      -------      -------      -------      -------      -------
             Net interest income .....................     $ 1,154      $(1,241)     $   (87)     $   658      $  (227)     $   431
                                                           =======      =======      =======      =======      =======      =======

--------------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.

         Management currently expects that interest rates will remain relatively stable during 2007. Management has not presently identified any factors that it believes might cause interest rates to increase or decrease rapidly in a short period of time. However, changes in interest rates that can significantly affect the Company, either positively or negatively, are possible. In the absence of significant changes in market interest rate levels, any significant changes in net interest income during 2007 are expected to result primarily from changes in the volumes of interest earning assets and liabilities.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and its estimate of the related allowance for loan losses. Provisions for loan losses were $65,000, $250,000 and $380,000 for the years ended December 31, 2006, 2005 and 2004, respectively. The decreased provisions in 2006 and 2005 were largely the result of low amounts of net loan charge-offs, a slower rate of loan growth during 2005, and a lower amount of nonaccrual and past due loans for 2006 and 2005. The allowance for loan losses as a percentage of total loans at year-end was 1.10 for 2006 compared with 1.34% for 2005. Net charge-offs for 2006 were $89,000, a decrease of $135,000 from the 2005 amount. See "Impaired Loans," "Potential Problem Loans," "Allowance for Loan Losses" and "The Application of Critical Accounting Policies" for further information and a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.

Other Income

         Noninterest income for 2006 increased by $15,000 over the amount for 2005, primarily due to increased sales of credit life insurance and higher amounts of income from ATM and other debit card-related services. There were no realized gains or losses on sales of investment securities in 2006 or 2005. Mortgage brokerage income for 2006 was $42,000 less than for 2005. The Company generally originates fixed rate residential mortgage loans under an agency relationship with another financial institution, and, as was also the case in 2005, such originations were lower in 2006 than in prior years. Conversely, the Company originates for its own account residential mortgage loans with terms that allow the Company to adjust the loans' interest rates not less frequently than every five years.

         Noninterest income for 2005 increased by $85,000 over the amount for 2004, primarily due to increased service charges on deposit accounts and higher amounts of other income. There were no realized gains or losses on sales of investment securities in 2005. Mortgage brokerage income for 2005 was $39,000 less than for 2004 because the Company's volume of fixed rate residential mortgage loan originations was lower than in prior years.

Other Expenses

2006 Compared with 2005

         Noninterest expense for 2006 increased by $1,332,000, or 24.6%, over the amount for 2005. Salaries and employee benefits increased by $744,000, or 25.6%, over the amount for 2005 primarily due to the effects of the adoption of SFAS 123(R), the opening of the new Seneca banking office, and normal periodic salary increases. Occupancy and furniture and equipment expenses for 2006 increased by $166,000 or 27.1%.

         As of December 31, 2006, the Company has two stock-based employee compensation plans. Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost was previously reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company previously provided only the pro forma disclosures required by Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," as amended. Effective January 1, 2006, the Company adopted SFAS 123(R), "Share-Based Payment." In the fourth quarter of 2006, the Company's board of directors modified all outstanding options so that they would be vested immediately. Therefore, all of the compensation costs for all affected options ever granted were included in the determination of net income for 2006.

         In the second quarter of 2006, the Company completed construction of a new three-story office building in Seneca, SC where it opened a new full-service banking office and into which it relocated several of its executive officers and related support staff. As a result, the Walhalla banking office and the deposit and computer operations departments expanded into the floor space previously occupied by those personnel, the older office in Seneca gained additional office space, and the Company realized increased efficiency by having its executives housed in one location.

         Certain noninterest expenses are expected to continue to increase in 2007, including occupancy and furniture and equipment expense. It is expected that the acceleration of the vesting of stock options, and the recognition of the related expense in 2006, will result in lower amounts of salaries and employee benefits in 2007. However, the Company continues to expand the Bank's network of offices as evidenced by the new Seneca, SC office opened in 2006, a newly approved future location in the City of Anderson, SC where grading of the property was commenced late in the fourth quarter of 2006, and the acquisition of property for future expansion near Powdersville, SC. As these new offices are completed and opened for business, the Company expects that other expenses will continue to increase. Management closely monitors noninterest expenses so that profitability objectives may be achieved while promoting growth in the Company's market share in Oconee and Anderson counties.

2005 Compared with 2004

         Noninterest expense for 2005 increased by $269,000, or 5.2%, over the amount for 2004. Salaries and employee benefits increased by $123,000, or 4.4%, over the amount for 2004 primarily due to normal periodic salary increases and increases in expenses for employee insurance benefits.

         Net occupancy and furniture and equipment expenses increased in 2005 by $38,000, primarily due to higher real estate taxes, increased depreciation, and maintenance expenses associated with the Company's data processing operations.

         Other expenses for 2005 increased by $109,000, or 6.1%, over the amount for 2004 as a result of higher expenses associated with software used for the Company's data processing operations, expenses for professional services, advertising, services obtained from a correspondent bank and fidelity insurance. Additionally, during 2005 the Bank experienced losses of $166,000 related to fraudulent check activity, representing an increase of $153,000 over the amount of such losses in 2004. Reductions in expenses for 2005 were noted for expenses related to foreclosed assets, primarily due to lower losses on sales and fewer valuation losses recognized on properties held, a reduction in the FDIC's deposit insurance assessment, and lower expense for stationery, printing and postage.

Income Taxes

         For 2006, federal and state income taxes decreased by $507,000, or 24.8%, to $1,534,000. For 2005, federal and state income tax expenses increased by $84,000, or 4.3%, to $2,041,000. The effective income tax rates (income tax expense divided by income before income taxes) were 33.7% for 2006, 35.4% for 2005 and 36.3% for 2004. The Company's income from nontaxable sources, such as nontaxable investment securities or loans to local governments, has recently become a more significant factor in the determination of its effective tax rate. Nontaxable securities income totaled $636,000 in 2006, $150,000 in 2005 and $73,000 in 2004.

Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                                                                                                  December 31,
                                                                                                  ------------
                                                                                 2006                  2005                   2004
                                                                                 ----                  ----                   ----
                                                                                              (Dollars in thousands)
Available-for-sale
Government-sponsored enterprises ..............................               $ 56,204               $ 58,004               $ 46,768
State, county and municipal ...................................                 18,939                  9,960                  2,101
Mortgage-backed securities ....................................                 27,344                 34,106                 43,214
                                                                              --------               --------               --------
         Total available-for-sale .............................                102,487                102,070                 92,083
                                                                              --------               --------               --------
Held-to-maturity
Mortgage-backed securities ....................................                  6,595                  7,751                  9,369
                                                                              --------               --------               --------
         Total securities .....................................               $109,082               $109,821               $101,452
                                                                              ========               ========               ========

         The following table presents maturities and weighted average yields of securities at December 31, 2006. Yields on tax-exempt state, county and municipal obligations have not been computed on a taxable-equivalent basis.

                                    December 31, 2006
                                                              After              After
                                                            One Year           Five Years
                                        Within               Through            Through             After
                                        One Year            Five Years          Ten Years          Ten Years            Total
                                        --------            ----------          ---------          ---------            -----
                                    Amount     Yield     Amount    Yield     Amount   Yield      Amount  Yield    Amount      Yield
                                    ------     -----     ------    -----     ------   -----      ------  -----    ------      -----
                                                                        (Dollars in thousands)
Government-sponsored
     enterprises .................  $ 10,243   2.94%   $ 36,998    4.32%   $  6,990    5.64%   $  1,973   5.37%   $ 56,204    4.27%
State, county and municipal ......         -   0.00%        556    2.92%      2,061    3.72%     16,322   3.91%     18,939    3.86%
Mortgage-backed securities (1) ...       244   3.92%     12,882    3.81%      5,095    3.73%     15,718   4.14%     33,939    3.95%
                                    --------           --------            --------            --------           --------
         Total ...................  $ 10,487   2.96%   $ 50,436    4.17%   $ 14,146    4.67%   $ 34,013   4.10%   $109,082    4.10%
                                    ========           ========            ========            ========           ========

----------------------------
(1) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

         Government-sponsored enterprises ("GSEs") are agencies and corporations established by the U.S. Government, including, among others, the Federal Home Loan Banks, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal Farm Credit Banks. Securities issued by these enterprises are not obligations of the U.S. Government and are not backed by the full faith and credit of the U.S. Government or otherwise guaranteed by the U.S. Government. Evidencing the high-quality of the issuers, however, these securities generally are eligible to be used as security for public deposits of the U.S. Treasury, government agencies and corporations and states and other political subdivisions. As of December 31, 2006, the Company had invested in securities issued by GSEs in amounts exceeding 10% of stockholders equity as follows: Federal Home Loan Mortgage Corporation - $28,586,000, Federal Home Loan Banks - $27,966,000 and Federal National Mortgage Association - $31,447,000. The Company believes that its investment in these securities at these levels is prudent, given the excellent credit ratings enjoyed by the GSEs.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2006 and 2005, the Company realized no gains or losses on sales of investment securities. During 2004, the Company realized net losses of $10,000 on the sale of securities available-for-sale. No transfers of available-for-sale or held-to-maturity securities to other categories were made in any of the years 2004 through 2006.

         The investment portfolio decreased by $739,000 in 2006 from the 2005 year-end amount. During 2006, the Company's investment in securities issued by state, county and municipal governments increased by $8,979,000, or 90.2%, while its investment in mortgage-backed securities decreased by $7,918,000, or 18.9%, continuing a trend which began in 2005. During 2006, the Company did not purchase any mortgage-backed securities. Income from securities issued by state, county and municipal governments is generally exempt from federal income taxes. Through the interest rate cycle, the advantages of holding different types of securities changes. Consequently, the composition of the investment portfolio may change as management continually seeks to maximize the yield realized from the portfolio within the restraints of other risk mitigation policies.

         During 2005, the Company's holdings of mortgage-backed securities decreased by approximately $10,726,000. Generally, the Company's investment in mortgage-backed securities consists of pass-through securities issued by GSEs. Those pass-through securities supply the Company with a source of liquidity since payments made on the mortgage loans underlying the securities are remitted to the Company monthly. Rapid repayment of such securities occurred throughout 2005 in response to the low fixed interest rates then available for financing residential mortgage loans. The Company acquired approximately $3,778,000 of mortgage-backed securities, and repayments of such securities totaled approximately $14,504,000 during 2005.

         By reducing its holdings of mortgage-backed securities and increasing other types of securities held, management believes that it reduced much of the uncertainty associated with the cash flows expected from its securities portfolio. Contractual cash flows from mortgage-backed securities consist of the aggregated principal and interest payments of the underlying mortgage loans that were pooled during the creation of the specific security. However, actual cash flows derived from those securities recently have generally exceeded the amounts required contractually due to refinancing and other activity conducted by homeowners. As a result, as prepayments were received, the Company expended considerable effort to maintain the investment portfolio at levels needed to satisfy its pledging requirements for governmental deposits and to meet its earnings goals. Conversely, cash flows from non-pass-through securities issued directly by GSEs currently are more predictable because they are generally made up of only semi-annual interest payments and the inflow at maturity of the face value of the security. While many such securities contain provisions for early redemption at a certain date (or sometimes at any interest payment date), the issuer's potential exercise of those provisions normally occurs only if interest rates at the time the call can be exercised are substantially lower than the security's contractual interest rate, and the issuer's intent to exercise the call provision is announced prior to the effective date of the redemption. Consequently, the Company is afforded the opportunity to reinvest the proceeds of the security, if desired or needed, in a more orderly fashion. Because of the increases in interest rates which began in June 2004, securities issuers exercised call provisions during the latter part of 2004 and throughout 2005 and 2006 less frequently than in prior years. During 2006 and 2005, calls totaled $3,203,000 and $5,000,000, respectively. In 2004 more than $36,000,000 of the
Company's investment securities were called.

         The overall yield on investment securities held as of December 31, 2006 was 4.10%, compared with a yield of 3.61% on securities held as of December 31, 2005. As of December 31, 2006, securities with a carrying value of $72,203,000 were pledged to secure public deposits. Short-term market rates of interest increased somewhat during 2006 and more dramatically in 2005. Longer-term interest rates in both years were relatively more stable.
 These external factors contribute significantly to the Company's pricing structure for its loan and deposit products and, to a large extent, determine the yields available on investment securities.

         All mortgage-backed securities held by the Company in 2006 and 2005 were issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association.

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

         The amounts of loans outstanding as of the end of each of the last five years, and the percentage of each category to total loans, are shown in the following tables according to type of loan:

                           Loan Portfolio Composition

                                                                                           December 31,
                                                                                           ------------
                                                                   2006           2005         2004            2003           2002
                                                                   ----           ----         ----            ----           ----
                                                                                       (Dollars in thousands)
Commercial, financial and industrial
       Commercial and industrial ........................       $ 22,268       $ 20,873       $ 21,907       $ 20,592       $ 19,124
       Purchasing or carrying securities ................          2,000          2,136          2,372          2,323          2,547
Real estate - construction ..............................          1,982            674            338            436            822
Real estate - mortgage
       1-4 family residential ...........................         98,708         72,774         65,360         58,762         54,471
       Multifamily (5 or more) residential ..............          1,900          1,229          1,036          2,095          2,311
       Nonfarm, nonresidential ..........................         47,337         46,544         43,589         40,834         36,122
Consumer installment
       Credit card and checking credit ..................          1,334          1,148          1,036            998          1,033
       Other ............................................         27,437         23,940         22,137         21,610         20,929
                                                                --------       --------       --------       --------       --------
                       Total loans ......................       $202,966       $169,318       $157,775       $147,650       $137,359
                                                                ========       ========       ========       ========       ========

                      Percentage Loan Portfolio Composition

                                                                                                December 31,
                                                                                                ------------
                                                                       2006          2005          2004          2003          2002
                                                                       ----          ----          ----          ----          ----
Commercial, financial and industrial
       Commercial and industrial .............................         11.0%         12.3%         13.9%         13.9%         13.9%
       Purchasing or carrying securities .....................          1.0%          1.3%          1.5%          1.6%          1.8%
Real estate - construction ...................................          1.0%          0.4%          0.2%          0.3%          0.6%
Real estate - mortgage
       1-4 family residential ................................         48.6%         43.0%         41.4%         39.8%         39.7%
       Multifamily (5 or more) residential ...................          0.9%          0.7%          0.7%          1.4%          1.7%
       Nonfarm, nonresidential ...............................         23.3%         27.5%         27.6%         27.7%         26.3%
Consumer installment
       Credit card and checking credit .......................          0.7%          0.7%          0.7%          0.7%          0.8%
       Other .................................................         13.5%         14.1%         14.0%         14.6%         15.2%
                                                                      -----         -----         -----         -----         -----
                       Total loans ...........................        100.0%        100.0%        100.0%        100.0%        100.0%
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

         Total loans grew $33,648,000 or 19.9% in 2006, compared with $11,543,000 or 7.3% in 2005. The ratio of total loans to total deposits at the end of 2006 was 65.9%, compared with 60.5% at the end of 2005. The percentage composition of the loan portfolio as to type of loan trended more toward loans secured by 1-4 family residential real estate and away from commercial, financial and industrial loans during the five year period ended December 31, 2006.

         Commercial and industrial loans primarily represent loans to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2006, total commercial, financial and industrial loans increased by $1,259,000 or 5.5%, compared with a decrease of $1,270,000 or 5.2%, during 2005.
Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $793,000 or 1.7%, compared with an increase of $2,955,000 or 6.8% in 2005. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-value ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised approximately 73% and 71% of the Company's loan portfolio at the end of 2006 and 2005, respectively. Real estate mortgage loans of all types grew $27,398,000 during 2006 and by $10,562,000 during 2005. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily home loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. The Company does not originate high-risk mortgage loans such as so-called option ARMs, loans with high debt-to-worth ratios (without requiring the purchaser to obtain private mortgage insurance), loans with fixed monthly payment amounts that are less than the interest accrued on the loan, or loans with low initial monthly payments that increase to much higher levels at some future time.

Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2006, as well as the type of interest requirement on such loans.

                                                                                               December 31, 2006
                                                                                               -----------------
                                                                             Due in          Due after
                                                                            One Year        One through    Due after
                                                                             or Less         Five Years    Five Years        Total
                                                                             -------         ----------    ----------        -----
                                                                                            (Dollars in thousands)
Commercial, financial and industrial ...............................        $ 12,120        $ 11,582        $    566        $ 24,268
Real estate - construction .........................................           1,205             749              28           1,982
Real estate - mortgage .............................................          39,989          68,699          39,257         147,945
Consumer installment ...............................................           7,225          18,938           2,608          28,771
                                                                            --------        --------        --------        --------
                    Total loans ....................................        $ 60,539        $ 99,968        $ 42,459        $202,966
                                                                            ========        ========        ========        ========


Predetermined rate, maturity greater than one year .................                        $ 93,216        $ 12,863        $106,079
                                                                                            ========        ========        ========

Variable rate or maturity within one year ..........................        $ 60,539        $  6,752        $ 29,596        $ 96,887
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

                Nonaccrual and Past Due Loans

                                                                                           December 31,
                                                                                           ------------
                                                                   2006         2005            2004           2003           2002
                                                                   ----         ----            ----           ----           ----
                                                                                      (Dollars in thousands)

Nonaccrual loans ........................................        $   50         $  900         $1,465         $  997         $  866
Accruing loans 90 days or more past due .................             -              5              9              -              -
                                                                 ------         ------         ------         ------         ------
               Total ....................................        $   50         $  905         $1,474         $  997         $  866
                                                                 ======         ======         ======         ======         ======

Percent of total loans ..................................           0.0%           0.5%           0.9%           0.7%           0.6%

         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms and the amounts of interest income actually accrued and collected were immaterial to the consolidated financial statements for 2006, 2005 and 2004.

         As of December 31, 2006, there were no irrevocable commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2006 determined by management to be potential problem loans was $3,176,000, an increase of $1,028,000 over the amount of such loans as of December 31, 2005. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the types of collateral securing potential problem loans.

                                                            December 31, 2006
                                                            -----------------
                                                        Amount               %
                                                        ------               -
                                                         (Dollars in thousands)

Real estate mortgage .......................            $2,745           86.4%
Vehicles ...................................               196            6.2%
Mobile homes ...............................                11            0.3%
Other ......................................               129            4.1%
Unsecured ..................................                95            3.0%
                                                        ------          -----
              Total ........................            $3,176          100.0%
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

                 Summary of Loan Loss Experience

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                         2006        2005          2004         2003          2002
                                                                         ----        ----          ----         ----          ----
                                                                                          (Dollars in thousands)

Total loans outstanding at end of period ..........................    $202,966     $169,318     $157,775     $147,650     $137,359
Average amount of loans outstanding ...............................     184,032      164,243      152,546      142,322      130,104

Balance of allowance for loan losses - beginning ..................    $  2,266     $  2,240     $  2,197     $  1,950     $  1,200
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial and industrial ....................................          13            -           31          305          193
     Real estate - mortgage .......................................           6           61          104            -          131
     Consumer installment .........................................         115          242          226            -          223
                                                                       --------     --------     --------     --------     --------
           Total charge-offs ......................................         134          303          361          305          547
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           -            -            6           30            1
     Real estate - mortgage .......................................          31           10            -            -            -
     Consumer installment .........................................          14           69           18            -            5
                                                                       --------     --------     --------     --------     --------
           Total recoveries .......................................          45           79           24           30            6
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................          89          224          337          275          541
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................          65          250          380          522        1,291
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  2,242     $  2,266     $  2,240     $  2,197     $  1,950
                                                                       ========     ========     ========     ========     ========

Ratios
     Net charge-offs to average loans .............................        0.05%        0.14%        0.22%        0.19%        0.42%
     Net charge-offs to loans at end of period ....................        0.04%        0.13%        0.21%        0.19%        0.39%
     Allowance for loan losses to average loans ...................        1.22%        1.38%        1.47%        1.54%        1.50%
     Allowance for loan losses to loans at end of period ..........        1.10%        1.34%        1.42%        1.49%        1.42%
     Net charge-offs to allowance for loan losses .................        3.97%        9.89%       15.04%       12.52%       27.74%
     Net charge-offs to provision for loan losses .................      136.92%       89.60%       88.68%       52.68%       41.91%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2006, 2005 and 2004, are summarized below:

    Average Deposits

                                                                          Years Ended December 31,
                                                                          ------------------------
                                                                 2006                       2005                     2004
                                                                 ----                       ----                     ----
                                                      Amount           %         Amount           %       Amount             %
                                                      ------           -         ------           -       ------             -
                                                                             (Dollars in thousands)

Noninterest bearing demand .....................       $ 38,197       12.7%     $ 34,675       12.8%     $ 31,435          12.0%
Interest bearing transaction accounts ..........         46,942       15.6%       36,111       13.4%       35,707          13.6%
Savings ........................................         28,513        9.5%       28,586       10.6%       31,052          11.8%
Time deposits $100M and over ...................         72,936       24.3%       64,821       24.0%       60,301          23.0%
Other time deposits ............................        114,091       37.9%      105,798       39.2%      103,923          39.6%
                                                       --------      -----      --------       -----     --------         -----
             Total deposits ....................       $300,679      100.0%     $269,991      100.0%     $262,418         100.0%
                                                       ========      =====      ========      =====      ========         =====

         As of December 31, 2006, there were $68,277,000 in time deposits of $100,000 or more. Approximately $19,868,000 mature within three months, $15,672,000 mature over three through six months, $19,311,000 mature over six through twelve months and $13,426,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, is attributed to growth planned by management. The vast majority of time deposits $100,000 and over are acquired within the Company's market areas in the ordinary course of business from customers with standing banking relationships. As of December 31, 2006, approximately $13,668,000 of time deposits of $100,000 or more represented deposits of local governmental entities. It is a common industry practice not to consider time deposits of $100,000 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity. The Company does not purchase brokered deposits.

Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                               Years Ended December 31,
                                               ------------------------
                                            2006          2005           2004
                                            ----          ----           ----

Return on assets ...................       0.89%          1.21%          1.17%
Return on equity ...................       9.87%         13.65%         14.20%
Dividend payout ratio ..............       0.00%          0.00%          0.00%
Equity to assets ratio .............       9.00%          8.89%          8.24%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's market areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 67.0% of average total assets during 2006 compared with 66.7% during 2005. Deposits of several local governmental entities comprised approximately 13% of total deposits at the end of both 2006 and 2005. Because of the potentially volatile nature of this funding source, the Bank maintains membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. During 2004, the banking subsidiary obtained approximately $10,000,000 of short-term borrowings and long-term debt from the FHLB. As of December 31, 2006, $5,500,000 of these borrowings remained outstanding and the banking subsidiary is eligible to borrow up to an additional $33,452,000 from the FHLB. Such borrowings are secured by a lien on its investment in FHLB stock and all qualifying first mortgage residential loans held. Assets actually or potentially subject to this lien totaled approximately $86,052,000 as of December 31, 2006. In addition, the banking subsidiary has available unused short-term lines of credit to purchase up to an additional $6,400,000 of federal funds from unrelated correspondent institutions. The lines generally limit the period of time that any related borrowings may be outstanding and are cancelable at any time in the sole discretion of the lender. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale and funds available from maturing loans and mortgage-backed securities paydowns provide secondary sources of liquidity.

         Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings ($3,042,000 at December 31, 2006) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. In 2006, 2005 and 2004, the parent company received no cash dividends from its banking subsidiary. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.

Capital Resources

         Shareholders' equity increased by $4,361,000 and $2,918,000 during 2006 and 2005, respectively. During 2006, net income increased shareholders' equity by $3,018,000 and the exercise of employee stock options provided an increase of $83,000. Share-based compensation costs included in net income were offset by increases in additional paid-in capital totaling $593,000, as required by SFAS 123(R). Other comprehensive income or loss, which consisted primarily of the change in unrealized holding gains and losses on available-for-sale securities, net of deferred tax effects, increased shareholders' equity by $673,000.
Approximately $6,000 was paid in lieu of the issuance of fractional shares in conjunction with the 5% stock dividend declared in 2006. During 2005, net income increased shareholders' equity by $3,730,000 and the exercise of employee stock options provided an increase of $92,000. Other comprehensive income or loss, which consisted primarily of the change in unrealized holding gains and losses on available-for-sale securities, net of deferred tax effects, decreased shareholders' equity by $898,000. Approximately $6,000 was paid in lieu of the issuance of fractional shares in conjunction with the 5% stock dividend declared in 2005.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2006 and 2005, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                                                                                                  Minimum for        Minimum to be
                                                                              Actual            Capital Adequacy    Well Capitalized
                                                                              ------            ----------------    ----------------
                                                                         Amount      Ratio    Amount       Ratio   Amount     Ratio
                                                                         ------      -----    ------       -----   ------     -----
December 31, 2006                                                                            (Dollars in thousands)
     The Company
         Total Capital to risk weighted assets ....................     $35,457       15.7%   $18,063       8.0%        NA      NA
         Tier 1 Capital to risk weighted assets ...................     $33,215       14.7%   $ 9,032       4.0%        NA      NA
         Tier 1 Capital to average assets (leverage) ..............     $33,215        9.7%   $13,737       4.0%        NA      NA
     Community First Bank
         Total Capital to risk weighted assets ....................     $34,997       15.5%   $18,063       8.0%   $22,579     10.0%
         Tier 1 Capital to risk weighted assets ...................     $32,755       14.5%   $ 9,032       4.0%   $13,547      6.0%
         Tier 1 Capital to average assets (leverage) ..............     $32,755        9.5%   $13,738       4.0%   $17,172      5.0%

December 31, 2005
     The Company
         Total Capital to risk weighted assets ....................     $32,518       16.7%   $15,563       8.0%        NA      NA
         Tier 1 Capital to risk weighted assets ...................     $30,252       15.6%   $ 7,781       4.0%        NA      NA
         Tier 1 Capital to average assets (leverage) ..............     $30,252        9.7%   $12,433       4.0%        NA      NA
     Community First Bank
         Total Capital to risk weighted assets ....................     $29,120       16.1%   $15,563       8.0%   $19,453     10.0%
         Tier 1 Capital to risk weighted assets ...................     $31,386       15.0%   $ 7,781       4.0%   $11,672      6.0%
         Tier 1 Capital to average assets (leverage) ..............     $31,386        9.4%   $12,433       4.0%   $15,541      5.0%

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

                                                               December 31,
                                                               ------------
                                                          2006             2005
                                                          ----             ----
                                                          (Dollars in thousands)

Loan commitments .............................          $33,764          $23,653
Standby letters of credit ....................            1,114              874

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

         The Company has received regulatory approval to open a new banking office building in the City of Anderson, South Carolina. It is expected that the building will cost $800,000, and that additional expenditures of approximately $250,000 will be required to furnish and equip the building.

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

         A considerable amount of judgment is required in order to compute an estimate of the amount of the allowance for loan losses. Management's judgments must be applied in assessing the current creditworthiness of the Company's borrowers and in estimating probable losses incurred in the loan portfolio based on factors discussed below and their potential effects based on currently known facts and circumstances. Changes in the estimated allowance for loan losses arising as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which such a change occurs.

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

         The Company utilizes its risk grading system for all loans held in the portfolio. This system involves the Company's lending officers assigning a risk grade, on a loan-by-loan basis, considering information about the borrower's capacity to repay, collateral, payment history, and other known factors. Risk grades assigned are updated monthly for any known changes in circumstances affecting the borrower or the loan. The risk grading system is monitored on a continuing basis by management and validated by the Company's independent external credit review firm

         The provision for loan losses charged to expense decreased in 2006 to $65,000 compared with $250,000 for 2005 and $380,000 for 2004. The allowance for loan losses at the end of 2006 was $2,242,000, a decrease of $24,000 from the $2,266,000 allowance as of the end of 2005. As a percentage of total loans outstanding at year end, the allowance for loan losses was 1.10%, 1.34%, 1.42%, 1.49% and 1.42% for 2006, 2005, 2004, 2003 and 2002, respectively.

         Higher levels of loans collateralized by mortgages on real estate, lower amounts of nonperforming loans, and a significantly lower incidence in loan charge-offs in 2006 contributed to the decrease in the 2006 provision for loan losses. The Company's loan portfolio increasingly is collateralized by residential and commercial real estate. Such collateral, combined with other conservative underwriting standards, is believed to offer the Company substantial protection from ultimately incurring losses in the event that foreclosure and liquidation of the collateral is necessary.

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

         In making its judgments about the percentage factors applied to loan risk grade categories in 2003, management was relatively pessimistic about local conditions. Several key factors influenced management's development of its loan loss estimates that year, including increases in loans outstanding, net loan charge-offs, impaired or non-performing loans and potential problem loans over the previous three years. Management believes that the local economy remains relatively healthy and the effects on the Company's borrowers from the 2003 bankruptcy of a mortgage banking operation's local funding subsidiary are now better understood. That failure caused losses of approximately $200,000,000 to numerous large and small local investors. While manufacturing remains a significant sector of the local economy, it continues to be affected by industry pressures including increased off-shoring of production, especially as related to textile products. Total year-end loans grew 19.9%, 7.3%, and 6.9% in 2006, 2005, and 2004, respectively. Net loan charge-offs decreased to $89,000 in 2006 after decreasing to $224,000 in 2005 from $337,000 in 2004. As of the end of

2006, impaired loans decreased to $50,000 from $905,000 one year earlier, a decrease of $855,000, or 94.5%. Potential problem loans were $3,176,000 as of the end of 2006 compared with $2,148,000 at the end of 2005 and $1,403,000 at the end of 2004. Collateral values of real estate and vehicles taken on many of the loans recognized as impaired and potential problem loans in prior years have so far helped keep charge-offs relatively low when considering the total credit exposure present in those loans.

         Management has established loan and credit policies and practices that are designed to control credit risks as a part of the loan underwriting process. These policies and practices include, for example, requirements for minimum loan to collateral value ratios, real estate appraisal requirements, and obtaining credit and financial information on borrowers. However, if the capacity for borrowers to repay and/or collateral values should deteriorate subsequent to the underwriting process, the estimate of the provision and allowance for loan losses might increase, thereby decreasing net income and shareholders' equity. The total amount of loans secured by real estate mortgages increased by $55,041,000, or 59.2%, from $92,904,000 at the end of 2002 to $147,945,000 by the end of 2006. Of this increase, $44,237,000 consisted of loans secured by 1-4 family residential real estate mortgages, and $11,215,000 consisted of loans secured by nonfarm, nonresidential real estate mortgages. A significant or prolonged downturn in national and local economic and business conditions could negatively affect the borrowers' capacity to repay these loans as well as the value of the underlying collateral. This scenario would be likely to substantially increase the level of impaired or non-performing loans and non-earning foreclosed assets and increase overall credit risk by shrinking the margin of collateral values as compared with loans outstanding. Another factor that could adversely affect borrowers' ability to make payments in accordance with loan terms is the potential for continued increases in rates charged for loans. The Company has a significant amount of variable rate loans outstanding. In addition, some loans are refinanced at maturity rather than being paid out in a lump sum. If interest rates were to increase sharply in a short time period, some loan customers might not be able to afford payments on loans made or repriced at the higher resulting interest rates, nor would they necessarily be able to obtain more favorable terms elsewhere. This could also cause an increase in the amounts of impaired or non-performing assets and other credit risks.

Impact of Recent Accounting Changes

Hybrid Financial Instruments - The provisions of Statement of Financial Accounting Standards No. 155 ("SFAS No. 155"), "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140," are effective January 1, 2007. SFAS No. 155 simplifies the accounting for certain financial instruments containing embedded derivatives. SFAS No. 155 allows fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In addition, it amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The adoption of the Statement is not expected to have a material effect on the Company's consolidated financial statements.

Servicing of Financial Assets - The provisions of Statement of Financial Accounting Standards No. 156 ("SFAS No. 156"), "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140" are effective January 1, 2007. This Statement potentially simplifies the accounting for separately recognized loan servicing assets and liabilities and any financial instruments used to hedge risks associated with those assets and liabilities. Under SFAS 156, separately recognized servicing assets and liabilities are accounted for initially at fair value, if practicable, and subsequently are accounted for either at fair value or amortized over the economic lives of the related loans. If the fair value method of subsequent valuation is elected, SFAS No. 156 permits income statement recognition of the potential offsetting changes in the fair values of the financial servicing rights and liabilities and the derivative instruments used to hedge them in the same accounting period. The Company currently has no separately recognized loan servicing rights or liabilities, and adoption of SFAS No. 156 in 2007 is not expected to have any effect on the Company's consolidated financial statements.

Fair Value Measurements - The provisions of Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements," are effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). SFAS No. 157 defines fair value and establishes a framework for measuring fair value in GAAP. The Statement describes fair value as being based on a hypothetical transaction to sell an asset or transfer a liability at a specific measurement date, as considered from the perspective of a market participant who holds the asset or owes the liability (an exit price perspective). In addition, fair value should be viewed as a market-based measurement, rather than an entity-specific measurement. Therefore, fair value should be determined based on the assumptions that market participants would use in pricing an asset or liability, including all risks and restrictions that may be associated with that asset or liability. SFAS No. 157 does not amend the definition of fair value used in conjunction with Share-Based Payments accounted for under SFAS No. 123(R). The adoption of SFAS No. 157 in 2008 is not expected to have a material effect on the Company's consolidated financial statements.

Accounting for Uncertainty in Income Taxes - The provisions of Financial Accounting Standards Board Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," clarify the accounting for uncertainty in income tax positions. FIN 48 prescribes a two-step evaluation process that includes both a recognition threshold and a measurement attribute for tax positions taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for the Company as of January 1, 2007. The adoption of FIN 48 is not expected to have a material effect on the Company's consolidated financial statements.

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

         Management limits the risks inherent in funding long-term assets with short-term sources primarily by limiting the potential period of "mismatch" in the repricing characteristics of affected assets and liabilities or by attempting to limit the amount by which the rates may vary. Generally, all loans with original maturities in excess of five years are made on a variable rate basis with frequent interest rate "reset" dates. Alternatively, when the repayment term of a loan is initially established in excess of five years, the Company ordinarily requires that the loan be reviewed and the interest rate changed to reflect current market conditions at least as often as every five years. Maturity periods for investment securities are generally not extended beyond the three to five year range unless long-term funding for the investment has been secured in advance.

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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2006 by $126,714,000, resulting in a cumulative gap ratio of .48. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2006 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect.

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

                 Interest Sensitivity Analysis

                                                                                           December 31, 2006
                                                                                           -----------------
                                                                     Within         4-12         Over 1-5     Over 5
                                                                    3 Months       Months         Years        Years         Total
                                                                    --------       ------         -----        -----         -----
                                                                                       (Dollars in thousands)
Interest earning assets
      Interest bearing deposits due from banks .............     $      67      $       -      $       -     $       -     $      67
      Securities ...........................................         7,397          3,904         56,354        41,427       109,082
      Federal Home Loan Bank stock .........................           980              -              -             -           980
      Federal funds sold ...................................        24,126              -              -             -        24,126
      Loans (1) ............................................        43,533         34,733        109,962        14,688       202,916
                                                                 ---------      ---------      ---------     ---------     ---------
              Total interest earning assets ................        76,103         38,637        166,316        56,115     $ 337,171
                                                                 ---------      ---------      ---------     ---------     =========

Interest bearing liabilities
      Interest bearing deposits
          Interest bearing transaction accounts ............     $  52,619            $ -            $ -           $ -     $  52,619
          Savings ..........................................        30,656              -              -             -        30,656
          Time deposits $100M and over .....................        19,992         34,859         13,426             -        68,277
          Other time deposits ..............................        19,462         74,866         21,500             -       115,828
      Short-term borrowings ................................         4,500              -              -             -         4,500
      Long-term debt .......................................         3,500          1,000          1,000             -         5,500
                                                                 ---------      ---------      ---------     ---------     ---------
              Total interest bearing liabilities ...........       130,729        110,725         35,926             -     $ 277,380
                                                                 ---------      ---------      ---------     ---------     =========

Interest sensitivity gap ...................................     $ (54,626)     $ (72,088)     $ 130,390     $  56,115
Cumulative interest sensitivity gap ........................     $ (54,626)     $(126,714)     $   3,676     $  59,791
Gap ratio ..................................................          0.58          0.35
Cumulative gap ratio .......................................          0.58          0.48

-----------------------
(1)  Loans are net of nonaccruing loans totaling $50,000.

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

                                            2006 Year-
                                              End
                                             Average                                                                      Estimated
                                              Rate    2007      2008      2009       2010      2011  Thereafter  Balance  Fair Value
                                              ----    ----      ----      ----       ----      ----  ----------  -------  ----------
Interest earning assets
  Interest-bearing deposits with other banks  4.88%  $     67   $     -   $     -   $     -   $     -  $     -   $     67  $     67
  Investment securities ....................  3.87%    18,561    27,079    19,863    14,214     8,938   20,427    109,082   109,017
  Federal funds sold .......................  4.74%    24,126         -         -         -         -        -     24,126    24,126
  Loans (Balance represents gross loans) ...  7.53%    94,672    29,354    40,507    16,175    18,530    3,728    202,966   200,447


Interest bearing liabilities
   Savings ..................................  2.58%  $ 30,656  $      -  $     -   $     -   $     -  $     -   $ 30,656  $ 30,656
   Interest bearing transaction accounts ....  2.89%    52,619         -        -         -         -        -     52,619    52,619
   Time deposits ............................  4.31%   138,294    29,469   12,947     3,047       200      149    184,106   183,475
                                                      --------  --------  -------   -------   -------  -------   --------  --------
         Total interest bearing deposits ....  3.87%   221,569    29,469   12,947     3,047       200      149    267,381   266,750
   Short-term borrowings ....................  3.57%     4,500         -        -         -         -        -      4,500     4,500
   Long-term debt ...........................  3.96%     1,000     1,000        -         -         -    3,500      5,500     5,497

Report of Independent Registered Public Accounting Firm




The Shareholders and Board of Directors
    of Community First Bancorporation

         We have audited the accompanying consolidated balance sheets of Community First Bancorporation and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2006, in conformity with U. S. generally accepted accounting principles.




s/J. W. Hunt and Company, LLP
------------------------------
J. W. Hunt and Company, LLP
Columbia, South Carolina
March 29, 2007

Consolidated Balance Sheets
Community First Bancorporation and Subsidiary

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                       2006                2005
                                                                                                       ----                ----
Assets
      Cash and due from banks (Note B) ...................................................       $   6,951,934        $  10,063,495
      Interest bearing deposits due from banks ...........................................              66,941              181,892
      Federal funds sold .................................................................          24,126,000           22,205,000
                                                                                                 -------------        -------------
          Cash and cash equivalents ......................................................          31,144,875           32,450,387
      Securities available-for-sale (Note C) .............................................         102,487,395          102,069,706
      Securities held-to-maturity (fair value of $6,529,691 for 2006 and
          $7,671,093 for 2005) (Note C) ..................................................           6,595,026            7,750,610
      Federal Home Loan Bank stock, at cost ..............................................             980,200              948,400
      Loans (Note D) .....................................................................         202,965,700          169,317,675
          Allowance for loan losses ......................................................          (2,241,947)          (2,266,086)
                                                                                                 -------------        -------------
              Loans - net ................................................................         200,723,753          167,051,589
      Premises and equipment - net (Note E) ..............................................           7,937,482            6,804,647
      Accrued interest receivable ........................................................           2,181,572            1,628,754
      Other assets .......................................................................           1,859,069            2,007,867
                                                                                                 -------------        -------------

              Total assets ...............................................................       $ 353,909,372        $ 320,711,960
                                                                                                 =============        =============

Liabilities
      Deposits (Note F)
          Noninterest bearing ............................................................       $  40,576,371        $  38,060,728
          Interest bearing ...............................................................         267,380,938          241,931,871
                                                                                                 -------------        -------------
              Total deposits .............................................................         307,957,309          279,992,599
      Accrued interest payable ...........................................................           2,702,946            1,817,133
      Short-term borrowings (Note G) .....................................................           4,500,000            3,500,000
      Long-term debt (Note H) ............................................................           5,500,000            6,500,000
      Other liabilities ..................................................................              34,087               47,840
                                                                                                 -------------        -------------
              Total liabilities ..........................................................         320,694,342          291,857,572
                                                                                                 -------------        -------------

      Commitments and contingent liabilities (Note M)

Shareholders' equity (Note I)
      Common stock - no par  value; 10,000,000 shares authorized; issued and outstanding - 2,958,558 for 2006 and
          2,798,409 for 2005 .............................................................          30,061,392           26,955,661
      Additional paid-in capital .........................................................             593,100                    -
      Retained earnings ..................................................................           3,284,692            3,296,060
      Accumulated other comprehensive income (loss) ......................................            (724,154)          (1,397,333)
                                                                                                 -------------        -------------
              Total shareholders' equity .................................................          33,215,030           28,854,388
                                                                                                 -------------        -------------

              Total liabilities and shareholders' equity .................................       $ 353,909,372        $ 320,711,960
                                                                                                 =============        =============




See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
Community First Bancorporation and Subsidiary

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                 2006                 2005                  2004
                                                                                 ----                 ----                  ----
Interest income
      Loans, including fees ........................................         $ 13,864,479         $ 11,497,766         $ 10,265,563
      Securities
          Taxable ..................................................            3,868,407            3,564,081            3,285,186
          Tax-exempt ...............................................              635,967              149,880               73,013
      Federal funds sold ...........................................            1,174,768              667,735              295,000
      Other ........................................................               52,121               38,714               28,888
      Interest bearing deposits due from banks .....................                4,393                5,003                  558
                                                                             ------------         ------------         ------------
          Total interest income ....................................           19,600,135           15,923,179           13,948,208
                                                                             ------------         ------------         ------------

Interest expense
      Time deposits $100,000 and over ..............................            2,952,983            2,117,851            1,481,410
      Other deposits ...............................................            7,193,745            4,202,097            3,409,058
      Short-term borrowings ........................................                1,789               17,971               26,975
      Long-term debt ...............................................              236,864              282,893              159,475
                                                                             ------------         ------------         ------------
          Total interest expense ...................................           10,385,381            6,620,812            5,076,918
                                                                             ------------         ------------         ------------

Net interest income ................................................            9,214,754            9,302,367            8,871,290
Provision for loan losses (Note D) .................................               65,000              250,000              380,000
                                                                             ------------         ------------         ------------
Net interest income after provision ................................            9,149,754            9,052,367            8,491,290
                                                                             ------------         ------------         ------------

Other income
      Service charges on deposit accounts ..........................            1,515,390            1,580,043            1,524,179
      Credit life insurance commissions ............................               48,303               32,422               35,481
      Gain (loss) on sale of securities (Note C) ...................                    -                    -               (9,580)
      Mortgage brokerage income ....................................               68,194              109,890              148,850
      Other income .................................................              521,855              416,244              354,883
                                                                             ------------         ------------         ------------
          Total other income .......................................            2,153,742            2,138,599            2,053,813
                                                                             ------------         ------------         ------------

Other expenses (Notes J and L)
      Salaries and employee benefits ...............................            3,647,451            2,902,693            2,779,863
      Net occupancy expense ........................................              346,610              267,760              255,004
      Furniture and equipment expense ..............................              431,078              344,687              320,217
      Other expense ................................................            2,326,626            1,905,008            1,796,249
                                                                             ------------         ------------         ------------
          Total other expenses .....................................            6,751,765            5,420,148            5,151,333
                                                                             ------------         ------------         ------------

Income before income taxes .........................................            4,551,731            5,770,818            5,393,770
Income tax expense (Note K) ........................................            1,533,762            2,040,892            1,957,063
                                                                             ------------         ------------         ------------
Net income .........................................................         $  3,017,969         $  3,729,926         $  3,436,707
                                                                             ============         ============         ============

Per share (Note I)
      Net income, basic ............................................         $       1.02         $       1.28         $       1.18
      Net income, assuming dilution ................................                 0.96                 1.21                 1.12

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
Community First Bancorporation and Subsidiary


                                                          Common Stock                                  Accumulated
                                                          ------------         Additional                  Other
                                                    Number of                   Paid-in    Retained     Comprehensive
                                                      Shares        Amount      Capital    Earnings     Income (Loss)      Total
                                                      ------        ------      -------    --------     -------------      -----

Balance, January 1, 2004 .........................   2,362,057   $19,619,589   $      -   $ 3,117,432    $  (199,727)   $22,537,294

Comprehensive income:
    Net income ...................................           -             -          -     3,436,707              -      3,436,707
                                                                                                                        -----------
    Unrealized net holding losses on available-
    for-sale securities arising during the period,
    net of income tax effects of $171,409 ........           -             -          -             -       (306,053)      (306,053)
    Reclassification adjustment,
    net of income tax effects of $3,439 ..........           -             -          -             -          6,140          6,140
                                                                                                                        -----------
    Total other comprehensive income (loss) ......           -             -          -             -              -       (299,913)
                                                                                                                        -----------
    Total comprehensive income ...................           -             -          -             -              -      3,136,794
                                                                                                                        -----------
Issuance of 10% stock dividend,
    including cash payment for
    fractional shares ............................     240,352     4,327,578          -    (4,334,056)             -         (6,478)
Exercise of employee stock options ...............      45,821       268,835          -             -              -        268,835
                                                     ---------   -----------   --------   -----------    -----------    -----------
Balance, December 31, 2004 .......................   2,648,230    24,216,002          -     2,220,083       (499,640)    25,936,445

Comprehensive income:
    Net income ...................................           -             -          -     3,729,926              -      3,729,926
                                                                                                                        -----------
    Unrealized net holding losses on available-
    for-sale securities arising during the period,
    net of income tax effects of $502,764 ........           -             -          -             -       (897,693)      (897,693)
                                                                                                                        -----------
    Total other comprehensive income (loss) ......           -             -          -             -              -       (897,693)
                                                                                                                        -----------
    Total comprehensive income ...................           -             -          -             -              -      2,832,233
                                                                                                                        -----------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares ............................     132,136     2,647,600          -    (2,653,949)             -         (6,349)
Exercise of employee stock options ...............      18,043        92,059          -             -              -         92,059
                                                     ---------   -----------   --------   -----------    -----------    -----------
Balance, December 31, 2005 .......................   2,798,409    26,955,661          -     3,296,060     (1,397,333)    28,854,388

Comprehensive income:
    Net income ...................................           -             -          -     3,017,969              -      3,017,969
                                                                                                                        -----------
    Unrealized net holding losses on available-
    for-sale securities arising during the period,
    net of income tax effects of $377,023 ........           -             -          -             -        673,179        673,179
                                                                                                                        -----------
    Total other comprehensive income (loss) ......           -             -          -             -              -        673,179
                                                                                                                        -----------
    Total comprehensive income ...................           -             -          -             -              -      3,691,148
                                                                                                                        -----------
Declaration of 5% stock dividend
    distributed on January 15, 2007 and
    cash payment for fractional shares ...........     140,570     3,022,534          -    (3,029,337)             -         (6,803)
Share-based compensation, net of tax benefits ....           -             -    593,100             -              -        593,100
Exercise of employee stock options ...............      19,579        83,197          -             -              -         83,197
                                                     ---------   -----------   --------   -----------    -----------    -----------
Balance, December 31, 2006 .......................   2,958,558   $30,061,392   $593,100   $ 3,284,692    $  (724,154)   $33,215,030
                                                     =========   ===========   ========   ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Community First Bancorporation and Subsidiary

                                                                                                  Years Ended December 31,
                                                                                                  ------------------------
                                                                                             2006            2005            2004
                                                                                             ----            ----            ----
Operating activities
      Net income ...................................................................   $  3,017,969    $  3,729,926    $  3,436,707
      Adjustments to reconcile net income to net
          cash provided by operating activities
              Provision for loan losses ............................................         65,000         250,000         380,000
              Writedowns of foreclosed assets ......................................              -          25,000         125,000
              Depreciation .........................................................        373,883         298,889         284,033
              Deferred income taxes ................................................       (131,488)        (43,114)        (10,440)
              Amortization of net loan fees and costs ..............................       (224,944)        (96,374)        (93,669)
              Securities accretion and premium amortization ........................        152,566         275,137         799,472
              Loss on sale of available-for-sale securities ........................              -               -           9,580
              Loss on sale or other disposition of fixed assets ....................              -           5,000               -
              (Gain) loss on sale of foreclosed assets .............................        (30,621)          9,191          34,758
              (Increase) decrease in interest receivable ...........................       (552,818)       (297,296)         92,847
              Increase (decrease) in interest payable ..............................        885,813         595,015        (134,804)
              (Increase) decrease in prepaid expenses ..............................       (179,823)        148,738          79,733
              (Decrease) increase in other accrued expenses ........................        (13,753)          6,991         (40,492)
              Share-based compensation expense .....................................        593,100               -               -
                                                                                       ------------    ------------    ------------
                  Net cash provided by operating activities ........................      3,954,884       4,907,103       4,962,725
                                                                                       ------------    ------------    ------------
Investing activities
      Purchases of available-for-sale securities ...................................    (25,209,833)    (58,600,965)    (56,099,448)
      Purchases of held-to-maturity securities .....................................              -               -      (9,949,464)
      Maturities, calls and paydowns of available-for-sale securities ..............     25,682,329      46,930,477      43,485,333
      Maturities, calls and paydowns of held-to-maturity securities ................      1,163,035       1,626,880         584,492
      Proceeds from sale of available-for-sale securities ..........................              -               -       5,272,766
      Purchases of other investments ...............................................        (31,800)       (162,300)       (260,900)
      Proceeds of redemptions of other investments .................................              -         225,000               -
      Net increase in loans made to customers ......................................    (33,566,455)    (11,670,099)    (10,509,396)
      Purchases of premises and equipment ..........................................     (1,506,718)     (2,695,756)       (179,551)
      Proceeds from sale of foreclosed assets ......................................        167,942          57,768         489,139
      Proceeds from sale of real estate held for sale ..............................              -               -         741,522
                                                                                       ------------    ------------    ------------
                  Net cash used by investing activities ............................    (33,301,500)    (24,288,995)    (26,425,507)
                                                                                       ------------    ------------    ------------
Financing activities
      Net increase (decrease) in demand deposits, interest
          bearing transaction accounts and savings accounts ........................     25,163,011      (1,966,994)      7,330,419
      Net increase in certificates of deposit and other
          time deposits ............................................................      2,801,699      13,811,368       4,267,084
      Net increase in short-term borrowings ........................................      1,000,000       1,000,000       2,500,000
      Proceeds of issuing long-term debt ...........................................              -               -       7,500,000
      Repayment of long-term debt ..................................................     (1,000,000)     (1,000,000)              -
      Payment of cash in lieu of fractional shares
          for stock dividend .......................................................         (6,803)         (6,349)         (6,478)
      Exercise of employee stock options ...........................................         83,197          92,059         268,835
                                                                                       ------------    ------------    ------------
                  Net cash provided by financing activities ........................     28,041,104      11,930,084      21,859,860
                                                                                       ------------    ------------    ------------
(Decrease) increase in cash and cash equivalents ...................................     (1,305,512)     (7,451,808)        397,078
Cash and cash equivalents, beginning ...............................................     32,450,387      39,902,195      39,505,117
                                                                                       ------------    ------------    ------------
Cash and cash equivalents, ending ..................................................   $ 31,144,875    $ 32,450,387    $ 39,902,195
                                                                                       ============    ============    ============

Supplemental  Disclosure  of Cash Flow  Information  Cash paid during the period for:
          Interest (net of amount capitalized) .....................................   $  9,499,568    $  6,025,797    $  5,211,722
          Income taxes .............................................................      1,851,154       1,980,856       1,922,666
      Noncash investing and financing activities:
          Transfer of loans to foreclosed assets ...................................         54,235               -         141,364
          Transfer from real estate held for sale to premises
              and equipment ........................................................              -               -          63,481
          Transfers from retained earnings to common stock
              in connection with stock dividends ...................................      3,022,534       2,647,600       4,327,578
          Other comprehensive income (loss) ........................................        673,179        (897,693)       (299,913)

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Community First Bancorporation and Subsidiary

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization - Community First Bancorporation (the "Company"), a bank holding company, and its wholly-owned subsidiary, Community First Bank, are engaged in providing domestic commercial banking services from their offices in Walhalla, Seneca, Anderson, Williamston and Westminster, South Carolina. The Company is a South Carolina corporation and its banking subsidiary is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The holding company was incorporated on May 23, 1997 and Community First Bank was organized on December 1, 1988, and received its charter and commenced operations on March 12, 1990.

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

Concentrations of Credit Risk - Most of the Company's, and its banking subsidiary's, activities are with customers located within the local market areas of Oconee and Anderson Counties of South Carolina. Note C discloses the types of securities invested in, and Note D discusses the types of lending engaged in. The ability of borrowers to comply with the terms of their loan contracts is largely dependent upon local real estate and general economic conditions in the Company's market areas. The Company and its subsidiary do not have any significant concentrations to any single industry or customer. The Company does not engage in originating, holding, guaranteeing, servicing or investing in loans where the terms of the loan product give rise to a concentration of credit risk as that term is used in Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Values of Financial Instruments."

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

Federal Home Loan Bank Stock - Federal Home Loan Bank stock is a restricted security and is carried at cost. Management periodically evaluates this stock for impairment, with any appropriate downward valuation adjustments being made when necessary.

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

Allowance for Loan Losses - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is probable, the estimated amount of the loss is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating probable losses incurred in the loan portfolio based on factors discussed below and their potential effects based on judgments applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses necessitated as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the change occurs.

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

The Company utilizes its risk grading system for all loans held in the portfolio. This system involves the Company's lending officers' assigning a risk grade, on a loan-by-loan basis, considering information about the borrower's capacity to repay, collateral, payment history, and other known factors. Risk grades assigned are updated monthly for any known changes in circumstances affecting the borrower or the loan. The risk grading system is monitored on a continuing basis by management and the Company's external credit reviewer who is independent of the lending function.

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

Foreclosed Assets - Assets (primarily real estate and vehicles) acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Loan losses arising from the acquisition of such property as of that date are charged against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in any subsequent valuation allowance are included in net foreclosed assets costs and expenses. The carrying value of foreclosed assets included in the balance sheets was $54,235 and $137,321 as of December 31, 2006 and 2005, respectively.

Transfers of Financial Assets - Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

Stock-Based Compensation - As of December 31, 2006, the Company has two stock-based employee compensation plans, which are described more fully in Note
I. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123(R)")" Share-Based Payment." Prior to adoption of SFAS 123(R), the Company accounted for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, prior to adoption of SFAS 123(R), no stock-based employee compensation cost was reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation awarded in 2005. Per share amounts have been adjusted to reflect the effects of a 5% stock dividend declared as of December 18, 2006.

                                                                   Year Ended
                                                               December 31, 2005
                                                               -----------------

Net income, as reported ...................................     $   3,729,926
Deduct:  Total stock-based employee
      compensation expense determined under
      fair value based method for all awards,
      net of any related tax effects ......................          (237,807)
                                                                -------------
Pro forma net income ......................................     $   3,492,119
                                                                =============

Net income per share, basic
      As reported .........................................     $         1.28
      Pro forma ...........................................               1.19
Net income per share, assuming dilution
      As reported .........................................     $         1.21
      Pro forma ...........................................               1.13

Prior to 2005, the Company was a "non-public company" under the definition of SFAS No. 123 because its common stock was not traded in a public securities market, and the Company therefore was eligible to, and did, use the minimum value method to compute the fair value of its stock options. The minimum value method does not incorporate an assumption about the volatility of the market price of the underlying security into the calculation of the grant date fair value of stock options. Throughout 2005, the Company's common stock was traded in a public market and its market prices were quoted on the Over-The-Counter Bulletin Board. Accordingly, in 2005, the Company was no longer eligible to use the minimum value method and implemented the SFAS No. 123 fair value method. That method includes an explicit market price volatility assumption. The effect of this change in calculation method was not material with respect to pro forma net income shown above. Had the minimum value method been used to value stock options granted in 2005, pro-forma compensation expense for 2005 would have been approximately $222,049, pro forma net income per share, basic would have been $1.20 and pro forma net income per share, diluted would have been $1.13.

The fair values of options granted during 2006, 2005 and 2004 were $9.90, $8.06, and $8.94 per share, respectively. For 2006 and 2005, the fair value was estimated as of the grant date using the fair value method of SFAS No. 123 and the following assumptions: dividend yield of 0%, expected life of 10 years, risk free interest rates of 5.08% and 4.38% and stock price volatility of 25.35% and 25.71%, respectively. Because of the limited time during which the Company's stock has traded in a public market, the Company has estimated stock price volatility based primarily on the historic volatility of another bank holding company domiciled in South Carolina and which was founded at about the same time as the Company. Management believes that the other bank holding company is sufficiently similar to the Company in its operating history to make it a suitable reference for estimating the volatility of the Company's stock price over time. For 2004, fair value was estimated as of the date of the grant using the minimum value option pricing method. The following assumptions were used for grants in 2004: dividend yield of 0%, expected life of 10 years, and risk-free interest rate of 4.36%.

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

NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2006 and 2005 were approximately $2,403,000 and $1,953,000, respectively.

NOTE C - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                          December 31,
                                                                          ------------
                                                    2006                                               2005
                                                    ----                                               ----
                                            Gross          Gross                                  Gross      Gross
                                         Unrealized     Unrealized     Estimated               Unrealized  Unrealized   Estimated
                             Amortized     Holding        Holding        Fair      Amortized     Holding    Holding        Fair
                               Cost         Gains         Losses         Value        Cost        Gains      Losses       Value
                               ----         -----         ------         -----        ----        -----      ------       -----
Available-for-sale
      Government sponsored
          enterprises ....   $ 56,616,368   $125,758   $  537,843   $ 56,204,283   $ 58,978,413  $20,696   $  995,563   $ 58,003,546
      Mortgage-backed
          securities .....     28,135,834      3,299      795,252     27,343,881     35,250,267    1,462    1,145,702     34,106,027
      State, county and
          municipal ......     18,864,918    122,074       47,761     18,939,231     10,020,953   28,767       89,587      9,960,133
                             ------------   --------   ----------   ------------   ------------  -------   ----------   ------------
             Total .......   $103,617,120   $251,131   $1,380,856   $102,487,395   $104,249,633  $50,925   $2,230,852   $102,069,706
                             ============   ========   ==========   ============   ============  =======   ==========   ============

Held-to-maturity
      Government sponsored
          enterprises ....   $          -   $      -   $        -   $          -   $          -  $     -   $        -   $          -
      Mortgage-backed
          securities .....      6,595,026          -       65,335      6,529,691      7,750,610        -       79,517      7,671,093
      State, county and
          municipal ......              -          -            -              -              -        -            -              -
                             ------------   --------   ----------   ------------   ------------  -------   ----------   ------------
             Total .......   $  6,595,026   $      -   $   65,335   $  6,529,691   $  7,750,610  $     -   $   79,517   $  7,671,093
                             ============   ========   ==========   ============   ============  =======   ==========   ============

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                    December 31, 2006
                                                                                    -----------------
                                                                Available-for-sale                       Held-to-maturity
                                                                ------------------                       ----------------
                                                           Amortized           Estimated             Amortized           Estimated
                                                              Cost             Fair Value              Cost             Fair Value
                                                              ----             ----------              ----             ----------
Due within one year ............................         $ 10,299,801         $ 10,243,474         $          -         $          -
Due after one through five years ...............           37,990,235           37,554,090                    -                    -
Due after five through ten years ...............            8,987,635            9,050,896                    -                    -
Due after ten years ............................           18,203,615           18,295,054                    -                    -
                                                         ------------         ------------         ------------         ------------
                                                           75,481,286           75,143,514                    -                    -
Mortgage-backed securities .....................           28,135,834           27,343,881            6,595,026            6,529,691
                                                         ------------         ------------         ------------         ------------
    Total ......................................         $103,617,120         $102,487,395         $  6,595,026         $  6,529,691
                                                         ============         ============         ============         ============

The estimated fair values and gross unrealized losses of all of the Company's investment securities whose estimated fair values were less than amortized cost as of December 31, 2006 and 2005 which had not been determined to be other-than-temporarily impaired, are presented below. The securities have been aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

                                                                             December 31, 2006
                                                                             -----------------
                                                        Continuously in Unrealized Loss Position for a Period of
                                                        --------------------------------------------------------
                                              Less than 12 Months             12 Months or more                     Total
                                              -------------------             -----------------                     -----
Available-for-sale                         Estimated      Unrealized      Estimated      Unrealized       Estimated       Unrealized
                                           Fair Value        Loss         Fair Value        Loss         Fair Value         Loss
                                           ----------        ----         ----------        ----         ----------         ----
  Government-sponsored
    enterprises ....................     $ 7,977,500     $    18,329     $34,233,795     $   519,514     $42,211,295     $   537,843
  Federal agency mortgage-
    backed securities ..............         617,351          20,299      26,253,632         774,953      26,870,983         795,252
  State, county and
    municipal securities ...........       4,783,660          30,100       2,422,828          17,661       7,206,488          47,761
                                         -----------     -----------     -----------     -----------     -----------     -----------
                     Total .........     $13,378,511     $    68,728     $62,910,255     $ 1,312,128     $76,288,766     $ 1,380,856
                                         ===========     ===========     ===========     ===========     ===========     ===========

Held-to-maturity
  Federal agency mortgage-
    backed securities ..............     $ 2,463,645     $    19,498     $ 4,066,046     $    45,837     $ 6,529,691     $    65,335
                                         -----------     -----------     -----------     -----------     -----------     -----------
                     Total .........     $ 2,463,645     $    19,498     $ 4,066,046     $    45,837     $ 6,529,691     $    65,335
                                         ===========     ===========     ===========     ===========     ===========     ===========

                                                                             December 31, 2005
                                                                             -----------------
                                                        Continuously in Unrealized Loss Position for a Period of
                                                        --------------------------------------------------------
                                              Less than 12 Months             12 Months or more                     Total
                                              -------------------             -----------------                     -----
Available-for-sale                         Estimated      Unrealized      Estimated      Unrealized      Estimated       Unrealized
                                           Fair Value        Loss         Fair Value        Loss        Fair Value         Loss
                                           ----------        ----         ----------        ----        ----------         ----
  Government-sponsored
    enterprises ....................      $14,120,482    $   133,275      $40,886,814    $   862,288   $55,007,296      $   995,563
  Federal agency mortgage-
    backed securities ..............        8,526,327        193,958       25,283,999        951,744    33,810,326        1,145,702
  State, county and
    municipal securities ...........        5,986,258         89,587                -              -     5,986,258           89,587
                                          -----------    -----------      -----------    -----------   -----------      -----------
                     Total .........      $28,633,067    $   416,820      $66,170,813    $ 1,814,032   $94,803,880      $ 2,230,852
                                          ===========    ===========      ===========    ===========   ===========      ===========
Held-to-maturity
  Government-sponsored
    enterprises ....................      $ 7,750,610    $    79,517      $         -    $         -   $ 7,750,610      $    79,517
                                          -----------    -----------      -----------    -----------   -----------      -----------
                                          $ 7,750,610    $    79,517      $         -    $         -   $ 7,750,610      $    79,517
                                          ===========    ===========      ===========    ===========   ===========      ===========

At December 31, 2006, 24 securities had been continuously in an unrealized loss position for less than 12 months and 96 securities had been continuously in an unrealized loss position for 12 months or more. The Company does not consider these investments to be other-than-temporarily impaired because the unrealized losses resulted primarily from higher interest rates and the securities consist primarily of issuances of government-sponsored enterprises such as the Federal Home Loan Banks, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation. The contractual terms of securities issued by government-sponsored enterprises do not permit the issuer to settle the securities at a price less than the face amount of the securities. The principal and interest payments of mortgage-backed securities issued by government-sponsored enterprises are guaranteed by that enterprise and it is expected that those securities would not be settled at a price less than the face amount of the securities. Although the Company classifies a majority of its investment securities as available-for-sale, management has not determined that any specific securities will be disposed of prior to maturity and believes that the Company has both the ability and the intent to hold those investments until a recovery of fair value, including until maturity. Also, there have been no significant adverse changes in the credit ratings of any of the security issuers that would indicate that the Company will be unable to collect all principal and interest amounts according to contractual terms. Substantially all of the issuers of state, county and municipal securities held were rated at least "investment grade" as of December 31, 2006 and 2005.

The Company's subsidiary bank is a member of the Federal Home Loan Bank of Atlanta ("FHLB") and, accordingly, is required to own restricted stock in that institution in amounts that may vary from time to time. Because of the restrictions imposed, the stock may not be sold to other parties, but is redeemable by the FHLB at the same price as that at which it was acquired by the Company's subsidiary. The Company evaluates this security for impairment based on the probability of ultimate recoverability of the par value of the investment. No impairment has been recognized based on this evaluation.

During 2006 and 2005, the Company did not sell any available-for-sale securities. During 2004, the Company sold available-for-sale securities with amortized costs totaling $5,282,346 for proceeds of $5,272,766, resulting in gross realized gains of $41,974 and gross realized losses of $51,554. The income tax provision credited to expense applicable to the net realized losses of $9,580 was $3,439. There were no transfers of available-for-sale securities to other categories in 2006, 2005 or 2004.

At December 31, 2006 and 2005, securities with a carrying value of $72,203,027 and $68,819,737, respectively, were pledged as collateral to secure public deposits.


NOTE D - LOANS

Loans consisted of the following:

                                                         December 31,
                                                         ------------
                                                   2006                2005
                                                   ----                ----
Commercial, financial and industrial .....     $  24,268,227      $  23,008,656
Real estate- construction ................         1,982,035            674,269
Real estate - mortgage ...................       147,944,221        120,547,171
Consumer installment .....................        28,771,217         25,087,579
                                               -------------      -------------
      Total ..............................       202,965,700        169,317,675
Allowance for loan losses ................        (2,241,947)        (2,266,086)
                                               -------------      -------------
      Loans - net ........................     $ 200,723,753      $ 167,051,589
                                               =============      =============

Net deferred loan fees of $308,944 and $204,231 were allocated to the various loan categories as of December 31, 2006 and 2005, respectively.

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                               December 31,
                                                               ------------
                                                           2006           2005
                                                           ----           ----
Investment in impaired loans
      Nonaccrual .................................     $   50,384     $  900,044
      Accruing 90 days and over past due .........              -          5,000
                                                       ----------     ----------
          Total ..................................     $   50,384     $  905,044
                                                       ==========     ==========
Average total investment in impaired
 loans during the year ...........................     $  399,000     $1,052,000
Allowance for loan losses on impaired
 loans at year end ...............................         19,976        311,163

The average total investment in impaired loans during 2004 was $1,039,000. There were no irrevocable commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2006.

As of December 31, 2006 and 2005, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                 Years Ended December 31,
                                                 ------------------------
                                          2006           2005            2004
                                          ----           ----            ----

Balance at January 1 ..............   $ 2,266,086    $ 2,239,873    $ 2,196,500
Provision charged to expense ......        65,000        250,000        380,000
Recoveries ........................        44,981         79,374         24,662
Charge-offs .......................      (134,120)      (303,161)      (361,289)
                                      -----------    -----------    -----------
Balance at December 31 ............   $ 2,241,947    $ 2,266,086    $ 2,239,873
                                      ===========    ===========    ===========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with, the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $6,238,430 and $7,839,433 at December 31, 2006 and 2005, respectively. During 2006, $1,119,779 of new loans were made and repayments totaled $2,720,782.

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                            December 31,
                                                            ------------
                                                       2006              2005
                                                       ----              ----

Land .......................................       $ 2,916,997       $ 2,916,997
Buildings and land improvements ............         4,569,189         2,859,008
Furniture and equipment ....................         3,027,933         2,303,286
Construction in progress ...................                 -           950,042
                                                   -----------       -----------
      Total ................................        10,514,119         9,029,333
Accumulated depreciation ...................         2,576,637         2,224,686
                                                   -----------       -----------
      Premises and equipment - net .........       $ 7,937,482       $ 6,804,647
                                                   ===========       ===========

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $373,883, $298,889, and $284,033, respectively. During 2006 and 2005, the
Company capitalized interest of $18,128 and 13,176, respectively, to construction in progress.

NOTE F - DEPOSITS

A summary of deposits follows:

                                                             December 31,
                                                             ------------
                                                        2006             2005
                                                        ----             ----
Noninterest bearing demand ...................     $ 40,576,371     $ 38,060,728
Interest bearing transaction accounts ........       52,619,354       33,148,225
Savings ......................................       30,656,176       27,479,937
Time deposits $100,000 and over ..............       68,276,913       69,342,755
Other time deposits ..........................      115,828,495      111,960,954
                                                   ------------     ------------
      Total deposits .........................     $307,957,309     $279,992,599
                                                   ============     ============

As of December 31, 2006 and 2005, local governmental deposits comprised approximately 13% and 13% of total deposits, respectively. As of December 31, 2006 and 2005, $141,405 and $137,031, respectively, of overdrawn demand deposit balances have been reclassified as loans. As of December 31, 2006 and 2005, deposits of directors, officers and their related business interests totaled approximately $12,039,000 and $7,511,000, respectively.

At December 31, 2006, the scheduled maturities of time deposits are as follows:

                    Year                                       Amount
                    ----                                       ------

                    2007                                  $ 149,078,305
                    2008                                     31,266,305
                    2009                                      3,611,371
                    2010                                        126,527
                    2011                                         22,900


NOTE G - SHORT-TERM BORROWINGS

Short-term borrowings consisted of:

Long-term debt consisted of:

                                                           December 31,
                                                           ------------
                                                      2006               2005
                                                      ----               ----

Federal funds purchased ..................         $4,500,000         $3,500,000
                                                   ==========         ==========

As of December 31, 2006, federal funds were purchased from a correspondent bank at a rate of 5.63% and were repayable on January 3, 2007. As of December 31, 2005, federal funds were purchased from a correspondent bank at a rate of 4.60% and were repayable on January 3, 2006.

As of December 31, 2006, the banking subsidiary had unused short-term credit accommodations available from unrelated banks which allow the banking subsidiary to purchase up to $6,400,000 of federal funds. The accommodations limit the Bank's ability to obtain funds to, in one case, seven consecutive days, or, in the other case, fourteen days in any calendar month. The counterparties may, in their sole discretion, allow the banking subsidiary to borrow for time periods longer than indicated above, but higher rates would be charged for such borrowings, if any are allowed.

NOTE H - LONG-TERM DEBT

Long-term debt consisted of:
                                                             December 31,
                                                             ------------
                                                        2006            2005
                                                        ----            ----
Fixed rate notes due to FHLB due in
   annual installments of $1,000,000
   beginning in 2006..........................       $2,000,000       $3,000,000
Variable rate note due to FHLB
   due June 18, 2014 .........................        3,500,000        3,500,000
                                                     ----------       ----------
                                                     $5,500,000       $6,500,000
                                                     ==========       ==========

Long-term debt represents amounts borrowed from the FHLB under the FHLB's Fixed Rate Advance Credit and Convertible Advance programs. Borrowings obtained under the Fixed Rate Credit program total $2,000,000 at rates ranging from 3.90% to 4.40%, maturing in $1,000,000 increments on June 18 of 2007 and 2008. The remaining $3,500,000 is an FHLB Convertible Advance bearing interest initially at 3.92% and maturing June 18, 2014. The interest rate on this Convertible Advance has remained at its initial value subject to the FHLB's option to convert the advance to a variable rate instrument on any quarterly interest payment date on or after June 18, 2005 if the 3-month LIBOR rate is 7.00% or greater. In the event of such conversion, this advance would thereafter be subject to a variable interest rate until maturity. As of December 31, 2006, the 3-month LIBOR rate was 5.36%. Each of the Fixed Rate and Convertible Advances may be prepaid on any quarterly interest payment date at the Company's option. With limited exceptions, any such prepayments would be subject to a prepayment penalty.

The contractual maturities of long-term debt are as follows:

                                                   December 31, 2006
                                                   -----------------
                                         Fixed Rate  Variable Rate      Total
                                         ----------  -------------      -----

Due in 2007 .......................     $1,000,000     $        -     $1,000,000
Due in 2008 .......................      1,000,000              -      1,000,000
Due after 2010 ....................              -      3,500,000      3,500,000
                                        ----------     ----------     ----------
      Total long-term debt ........     $2,000,000     $3,500,000     $5,500,000
                                        ==========     ==========     ==========

The Company has pledged all of its first mortgage loans secured by one-to-four family residential properties and its holdings of FHLB stock, included in the balance sheet in other investments, (collectively, "qualifying collateral instruments") to secure its debt due to the FHLB under a blanket lien agreement. The amount of qualifying collateral instruments as of December 31, 2006 was approximately $86,052,000. The qualifying collateral instruments required to secure the Company's short-term borrowings and long-term debt as of December 31, 2005 was approximately $7,007,000.

The banking subsidiary had unused credit availability under the FHLB's blanket lien agreement of up to an additional $33,452,000 under the FHLB's various credit programs, subject to pledging and other requirements. The amount of eligible collateral instruments remaining available as of December 31, 2006 to secure any additional FHLB borrowings totaled approximately $79,045,000.

NOTE I - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances - South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the subsidiary's current year-to-date earnings ($3,041,578 at December 31, 2006) are subject to the prior approval of the South Carolina Commissioner of Banking. Therefore, $28,989,094 of the Company's equity in the net assets of the bank was restricted as of December 31, 2006. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are generally limited to 10% of the Bank's capital stock and surplus on a secured basis.

Stock Dividends - For stockholders of record on December 18, 2006, November 30, 2005, and November 30, 2004 the Company's Board of Directors declared stock dividends of 5%, 5%, and 10%, respectively. All per share information has been retroactively adjusted to give effect to the stock dividends.

Accumulated Other Comprehensive Income (Loss) - As of December 31, 2006 and 2005, accumulated other comprehensive income (loss) included as a component of shareholders' equity in the accompanying consolidated balance sheets consisted of accumulated changes in the unrealized holding gains and (losses) on available-for-sale securities, net of income tax effects, amounting to $(724,154) and $(1,397,333) respectively.

Earnings per Share - Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                      2006               2005                2004
                                                                                      ----               ----                ----
Net income per share, basic
Numerator - net income ....................................................         $3,017,969         $3,729,926         $3,436,707
                                                                                    ==========         ==========         ==========
Denominator
Weighted average common shares issued and outstanding .....................          2,947,729          2,922,403          2,910,334
                                                                                    ==========         ==========         ==========
                  Net income per share, basic .............................         $     1.02         $     1.28         $     1.18
                                                                                    ==========         ==========         ==========

Net income per share, assuming dilution
Numerator - net income ....................................................         $3,017,969         $3,729,926         $3,436,707
                                                                                    ==========         ==========         ==========
Denominator
Weighted average common shares issued and outstanding .....................          2,947,729          2,922,403          2,910,334
Effect of dilutive stock options ..........................................            195,763            169,127            154,731
                                                                                    ----------         ----------         ----------
                  Total shares ............................................          3,143,492          3,091,530          3,065,065
                                                                                    ==========         ==========         ==========
                  Net income per share, assuming dilution .................         $      .96         $     1.21         $     1.12
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2006 and 2005, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2006, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized as defined in the Federal Deposit Insurance Act, Community First Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                  Minimum for        Minimum to be
                                                                               Actual          Capital Adequacy    Well Capitalized
                                                                               ------          ----------------    ----------------
                                                                         Amount       Ratio    Amount      Ratio   Amount     Ratio
                                                                         ------       -----    ------      -----   ------     -----
December 31, 2006 .................................................                        (Dollars in thousands)
     The Company
         Total Capital to risk weighted assets ....................     $35,457       15.7%   $18,063       8.0%        NA       NA
         Tier 1 Capital to risk weighted assets ...................     $33,215       14.7%   $ 9,032       4.0%        NA       NA
         Tier 1 Capital to average assets (leverage) ..............     $33,215        9.7%   $13,737       4.0%        NA       NA
     Community First Bank
         Total Capital to risk weighted assets ....................     $34,997       15.5%   $18,063       8.0%   $22,579     10.0%
         Tier 1 Capital to risk weighted assets ...................     $32,755       14.5%   $ 9,032       4.0%   $13,547      6.0%
         Tier 1 Capital to average assets (leverage) ..............     $32,755        9.5%   $13,738       4.0%   $17,172      5.0%

December 31, 2005
     The Company
         Total Capital to risk weighted assets ....................     $32,518       16.7%   $15,563       8.0%        NA       NA
         Tier 1 Capital to risk weighted assets ...................     $30,252       15.6%   $ 7,781       4.0%        NA       NA
         Tier 1 Capital to average assets (leverage) ..............     $30,252        9.7%   $12,433       4.0%        NA       NA
     Community First Bank
         Total Capital to risk weighted assets ....................     $29,120       16.1%   $15,563       8.0%   $19,453     10.0%
         Tier 1 Capital to risk weighted assets ...................     $31,386       15.0%   $ 7,781       4.0%   $11,672      6.0%
         Tier 1 Capital to average assets (leverage) ..............     $31,386        9.4%   $12,433       4.0%   $15,541      5.0%

Stock Options - In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 648,606 shares (adjusted for subsequent stock dividends and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options may be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 453,322 shares (adjusted for stock dividends and splits) of authorized common stock for issuance upon the exercise of such options. Although some options granted under the 1989 Plan can still be exercised, no further options may be granted under the 1989 Plan. For all stock options ever granted under the two plans through the end of 2006, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, or if there is a change in control of the Company, in accordance with the provisions of the two plans. During 2006, the Company's Board of Directors accelerated the vesting of all other previously awarded and outstanding options such that all options were vested by December 31, 2006. The acceleration of the options' vesting resulted in pre-tax expenses of approximately $394,000 being recognized in 2006 that would otherwise have been recognized in 2007, 2008 and 2009.

The effects of recognizing compensation costs for stock options under the provisions of SFAS 123(R) effective January 1, 2006 were as follows: income before income taxes decreased by $593,000 (including the effects of accelerating vesting of options), net income decreased by $497,000, basic earnings per share decreased by $.17 and diluted earnings per share decreased by $.16.

Transactions under the plans are summarized as follows:

                                                                                  Years Ended December 31,
                                                                                  ------------------------
                                                            2006                           2005                   2004
                                                            ----                           ----                   ----
                                                              Wtd. Avg.  Intrinsic             Wtd. Avg.                Wtd. Avg.
                                                               Exercise   Value                 Exercise                 Exercise
                                                    Shares      Price    (000s)      Shares      Price       Shares       Price
                                                    ------      -----    ------      ------      -----       ------       -----
Outstanding at beginning of year ..............     449,695    $10.89               433,352   $   10.09      420,505     $ 8.79
Granted .......................................      43,785     20.24                36,493       17.24       71,734      13.72
Exercised .....................................     (20,558)     4.05               (18,945)       4.83      (55,568)      4.84
Forfeited or expired ..........................          (2)     4.29                (1,205)      13.98       (3,319)     12.11
                                                    -------                         -------                  -------
Outstanding at end of year ....................     472,920     12.05   $3,970      449,695       10.89      433,352      10.09
                                                    =======                         =======                  =======
Options exercisable at year-end ...............     472,920    $12.05   $3,970      367,175   $    9.99      341,902     $ 9.24
                                                    =======                         =======                  =======

Numbers of shares and exercise prices have been adjusted in the table above for 5% stock dividends effective December 18, 2006 and November 30, 2005, and a 10% stock dividend effective November 30, 2004.


The aggregate intrinsic value of a stock option in the table above represents the pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holder had all option holders exercised their options on December 31, 2006. This amount changes based on changes in the market value of the Company's stock. The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the grant date using the Black-Scholes option pricing model.

Information pertaining to the fair values of stock options issued in each of the past three years and the methods and assumptions used to compute those values are included in Note A.

The following table summarizes information about the options outstanding:

                                                             December 31, 2006
                                                             -----------------
                                         Options Outstanding                    Options Exercisable
                                         -------------------                    -------------------
                                               Weighted
                                               Average
                                              Remaining        Weighted                        Weighted
                                 Number       Contractual       Average        Number          Average
  Range of Exercise Prices     Outstanding    Life (Years)     Exercise      Outstanding       Exercise
  ------------------------     -----------    ------------     --------      -----------       --------
     $ 3.13   to   $ 5.71       108,793         1.22            $ 5.53           108,793        $ 5.53
      11.71   to    12.83       202,360         3.95             12.19           202,360         12.19
      13.31   to    20.49       161,767         8.01             16.24           161,767         16.24
                               --------                                         --------

                               472,920          4.71           $ 12.05           472,920        $12.05
                               ========                                         ========


Of the 1,101,927 shares of the Company's authorized common stock originally reserved for issuance upon the exercise of options under the plans, 159,831 shares authorized under the 1998 plan remain available for future grants as of December 31, 2006. The Company currently does not anticipate that it will grant any future awards of options under the plans.

NOTE J - OTHER EXPENSES

Other expenses are summarized below:

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                  2006                  2005                  2004
                                                                                  ----                  ----                  ----

Salaries and employee benefits ......................................           $3,647,451           $2,902,693           $2,779,863
Net occupancy expense ...............................................              346,610              267,760              255,004
Furniture and equipment expense .....................................              431,078              344,687              320,217
Other expense
      Stationery, printing and postage ..............................              299,042              247,126              260,264
      Telephone .....................................................              143,422              102,249               96,223
      Advertising and promotion .....................................              124,968               97,258               82,135
      Professional services .........................................              202,278              169,465              150,837
      Insurance .....................................................               75,507               67,374               50,284
      FDIC insurance assessment .....................................               35,654               35,785               42,600
      Directors' compensation .......................................              392,471              100,800              112,400
      Foreclosed assets costs and expenses, net .....................                8,154               42,933              188,936
      Data processing expenses ......................................              272,867              236,445              192,262
      Other .........................................................              772,263              805,573              620,308
                                                                                ----------           ----------           ----------
          Total .....................................................           $6,751,765           $5,420,148           $5,151,333
                                                                                ==========           ==========           ==========

NOTE K - INCOME TAXES

Income tax expense consisted of:


                                              Years Ended December 31,
                                              ------------------------
                                         2006            2005            2004
                                         ----            ----            ----
Current
    Federal .......................   $ 1,528,379    $ 1,915,653    $ 1,811,676
    State .........................       136,871        168,353        155,827
                                      -----------    -----------    -----------
        Total current .............     1,665,250      2,084,006      1,967,503
Deferred
    Federal .......................      (131,488)       (43,114)       (10,440)
                                      -----------    -----------    -----------
        Total income tax expense ..   $ 1,533,762    $ 2,040,892    $ 1,957,063
                                      ===========    ===========    ===========

The principal components of the deferred portion of income tax expense or (credit) were:

                                                  Years Ended December 31,
                                                  ------------------------
                                             2006          2005           2004
                                             ----          ----           ----

Provision for loan losses ............    $   7,971     $  (8,656)    $  (9,872)
Accelerated depreciation .............      (18,701)      (29,869)       12,645
Deferred net loan costs and fees .....      (34,576)       (4,589)       (3,307)
Writedowns of other real estate ......        9,906             -        (9,906)
Non-qualified stock options ..........      (96,088)            -             -
                                          ---------     ---------     ---------
                 Total ...............    $(131,488)    $ (43,114)    $ (10,440)
                                          =========     =========     =========

Income before income taxes presented in the consolidated statement of income for the years ended December 31, 2006, 2005 and 2004 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                              Years Ended December 31,
                                              ------------------------
                                         2006           2005           2004
                                         ----           ----           ----

Tax expense at statutory rate .....   $ 1,547,589    $ 1,962,078    $ 1,833,882
State income tax, net of federal
      income tax benefit ..........        90,335        111,403        102,846
Tax-exempt interest income ........      (220,098)       (60,143)       (37,392)
Non-deductible interest expense to
      carry tax-exempt instruments         34,608          7,209          3,344
Other, net ........................        81,328         20,345         54,383
                                      -----------    -----------    -----------
                 Total ............   $ 1,533,762    $ 2,040,892    $ 1,957,063
                                      ===========    ===========    ===========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:


                                                               December 31,
                                                               ------------
                                                           2006           2005
                                                           ----           ----
Deferred tax assets
      Allowance for loan losses ....................    $  593,058    $  601,030
      Writedowns of other real estate ..............             -         9,906
      Deferred net loan fees .......................       102,013        67,438
      Non-qualified stock options ..................        96,088             -
      Unrealized net holding losses on
        available-for-sale securities ..............       405,571       782,594
                                                        ----------    ----------
                 Gross deferred tax assets .........     1,196,730     1,460,968
      Valuation allowance ..........................             -             -
                                                        ----------    ----------
                 Total .............................     1,196,730     1,460,968
                                                        ----------    ----------

Deferred tax liabilities
      Accelerated depreciation .....................       200,460       219,161
                                                        ----------    ----------
                 Gross deferred tax liabilities ....       200,460       219,161
                                                        ----------    ----------
Net deferred income tax assets .....................    $  996,270    $1,241,807
                                                        ==========    ==========

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2006, 2005 and 2004, $377,023 was charged, $502,764 was credited, and $167,970 was credited to other comprehensive income or loss, respectively. In 2006, $131,488 was credited to income tax expense; in 2005, $43,114 was credited to income tax expense; and, in 2004, $10,440 was credited to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2006 and 2005 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.

NOTE L - RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 2006, 2005 and 2004 totaled $66,764, $58,983, and $62,284, respectively.

NOTE M - COMMITMENTS AND CONTINGENCIES

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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                           December 31,
                                                           ------------
                                                    2006                 2005
                                                    ----                 ----

Loan commitments .......................         $33,764,489         $23,653,192
Standby letters of credit ..............           1,113,600             873,880

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

Litigation - The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2006. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

New Offices - The Bank has received regulatory approval to open a new full-service banking office in the City of Anderson, SC. Construction of this office is expected to begin during the first quarter of 2007 with completion expected during the fourth quarter of 2007. Construction and furnishing of this office is expected to cost approximately $1,050,000. Land intended to be used for the Bank's future expansion has been obtained near Powdersville, SC.

Other - The Company and its banking subsidiary are not involved in other off-balance-sheet contractual relationships or transactions that could result in liquidity needs or other commitments or significantly impact earnings.

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

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

                                                                                           December 31,
                                                                                           ------------
                                                                             2006                                  2005
                                                                             ----                                  ----
                                                                  Carrying          Estimated          Carrying          Estimated
                                                                   Amount           Fair Value          Amount           Fair Value
                                                                   ------           ----------          ------           ----------
Financial assets
Cash and due from banks ................................       $  6,951,934       $  6,951,934       $ 10,063,495       $ 10,063,495
Interest bearing deposits due from banks ...............             66,941             66,941            181,892            181,892
Federal funds sold .....................................         24,126,000         24,126,000         22,205,000         22,205,000
Securities available-for-sale ..........................        102,487,395        102,487,395        102,069,706        102,069,706
Securities held-to-maturity ............................          6,595,026          6,529,691          7,750,610          7,671,093
Federal Home Loan Bank stock ...........................            980,200            980,200            948,400            948,400
Loans ..................................................        200,723,753        200,447,000        167,051,589        165,856,000
Accrued interest receivable ............................          2,181,572          2,181,572          1,628,754          1,628,754
Financial liabilities
Deposits ...............................................        307,957,309        307,326,000        279,992,599        280,060,000
Accrued interest payable ...............................          2,702,946          2,702,946          1,817,133          1,817,133
Short-term borrowings ..................................          4,500,000          4,500,000          3,500,000          3,500,000
Long-term debt .........................................          5,500,000          5,497,000          6,500,000          6,532,000

The following is a summary of the notional or contractual amounts and estimated fair values of the Company's off-balance sheet financial instruments:

                                                                                            December 31,
                                                                                            ------------
                                                                              2006                                2005
                                                                              ----                                ----
                                                                 Notional/          Estimated          Notional/          Estimated
                                                                 Contract             Fair              Contract             Fair
                                                                  Amount              Value             Amount              Value
                                                                  ------              -----             ------              -----
Off-balance sheet commitments
Loan commitments .......................................      $33,764,489            $ -            $23,653,192            $ -
Standby letters of credit ..............................        1,113,600              -                873,880              -

NOTE O - ACCOUNTING CHANGES

Hybrid Financial Instruments - The provisions of Statement of Financial Accounting Standards No. 155 ("SFAS No. 155"), "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140," are effective January 1, 2007. SFAS No. 155 simplifies the accounting for certain financial instruments containing embedded derivatives. Issued in February 2006, SFAS No. 155 allows fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In addition, it amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The adoption of the Statement is not expected to have a material effect on the Company's consolidated financial statements.

Servicing of Financial Assets - The provisions of Statement of Financial Accounting Standards No. 156 ("SFAS No. 156"), "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140" are effective January 1, 2007. Issued in March 2006, this Statement potentially simplifies the accounting for separately recognized loan servicing assets and liabilities and any financial instruments used to hedge risks associated with those assets and liabilities. Under SFAS 156, separately recognized servicing assets and liabilities are accounted for initially at fair value, if practicable, and subsequently are accounted for either at fair value or amortized over the economic lives of the related loans. If the fair value method of subsequent valuation is elected, SFAS No. 156 permits income statement recognition of the potential offsetting changes in the fair values of the financial servicing rights and liabilities and the derivative instruments used to hedge them in the same accounting period. The Company currently has no separately recognized loan servicing rights or liabilities and adoption in 2007 is not expected to have any effect on the Company's consolidated financial statements.

Fair Value Measurements - The provisions of Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements," are effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). Issued in September 2006, SFAS No. 157 defines fair value and establishes a framework for measuring fair value in GAAP. The Statement describes fair value as being based on a hypothetical transaction to sell an asset or transfer a liability at a specific measurement date, as considered from the perspective of a market participant who holds the asset or owes the liability (an exit price perspective). In addition, fair value should be viewed as a market-based measurement, rather than an entity-specific measurement. Therefore, fair value should be determined based on the assumptions that market participants would use in pricing an asset or liability, including all risks and restrictions that may be associated with that asset or liability. SFAS No. 157 does not amend the definition of fair value used in conjunction with Share-Based Payments accounted for under SFAS No. 123(R). The adoption of SFAS No. 157 in 2008 is not expected to have a material effect on the Company's consolidated financial statements.

Accounting for Uncertainty in Income Taxes - The provisions of Financial Accounting Standards Board Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," clarify the accounting for uncertainty in income tax positions. FIN 48 prescribes a two-step evaluation process that includes both a recognition threshold and a measurement attribute for tax positions taken or expected to be taken in a tax return. Issued in June 2006, the provisions of FIN 48 are effective for the Company as of January 1, 2007. The adoption of FIN 48 is not expected to have a material effect on the Company's consolidated financial statements.

NOTE P - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                    2006                    2005
                                                                                                    ----                    ----
Condensed Balance Sheets
       Assets
             Cash ....................................................................            $ 1,172,196            $ 1,120,748
             Investment in banking subsidiary ........................................             32,030,672             27,722,815
             Other assets ............................................................                 12,162                 10,825
                                                                                                  -----------            -----------
                  Total assets .......................................................            $33,215,030            $28,854,388
                                                                                                  ===========            ===========
       Liabilities
             Other liabilities .......................................................            $         -            $         -
       Shareholders' equity ..........................................................             33,215,030             28,854,388
                                                                                                  -----------            -----------
                  Total liabilities and shareholders' equity .........................            $33,215,030            $28,854,388
                                                                                                  ===========            ===========


                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                   2006                 2005                 2004
                                                                                   ----                 ----                 ----
Condensed Statements of Income
       Income
             Interest income ...........................................        $    38,182         $    15,191         $     8,973
             Other income ..............................................                  -               6,070               6,149
                                                                                -----------         -----------         -----------
                  Total income .........................................             38,182              21,261              15,122
                                                                                -----------         -----------         -----------
       Expenses
             Other expenses ............................................             73,953              53,098              54,682
                                                                                -----------         -----------         -----------
                  Total expenses .......................................             73,953              53,098              54,682
                                                                                -----------         -----------         -----------
       Income (loss) before income taxes and equity in
             undistributed earnings of banking subsidiary ..............            (35,771)            (31,837)            (39,560)
       Income tax expense (credit) .....................................            (12,162)            (10,825)            (13,450)
       Equity in undistributed earnings
             of banking subsidiary .....................................          3,041,578           3,750,938           3,462,817
                                                                                -----------         -----------         -----------
       Net income ......................................................        $ 3,017,969         $ 3,729,926         $ 3,436,707
                                                                                ===========         ===========         ===========

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                         2006             2005              2004
                                                                                         ----             ----              ----
Condensed Statements of Cash Flows
       Operating activities
             Net income .........................................................     $ 3,017,969      $ 3,729,926      $ 3,436,707
                  Adjustments to reconcile net income to net
                        cash used by operating activities
                              Equity in undistributed earnings
                                of banking subsidiary ...........................      (3,041,578)      (3,750,938)      (3,462,817)
                              (Increase) decrease in other assets ...............          (1,337)           2,625           (4,674)
                                                                                      -----------      -----------      -----------
                                Net cash used by operating activities ...........         (24,946)         (18,387)         (30,784)
                                                                                      -----------      -----------      -----------
       Financing activities
             Exercise of employee stock options .................................          83,197           92,059          268,835
             Payment of cash in lieu of fractional
                  shares for stock dividend .....................................          (6,803)          (6,349)          (6,478)
                                                                                      -----------      -----------      -----------
                                Net cash provided by financing activities .......          76,394           85,710          262,357
                                                                                      -----------      -----------      -----------
       Increase in cash and cash equivalents ....................................          51,448           67,323          231,573
       Cash and cash equivalents, beginning .....................................       1,120,748        1,053,425          821,852
                                                                                      -----------      -----------      -----------
       Cash and cash equivalents, ending ........................................     $ 1,172,196      $ 1,120,748      $ 1,053,425
                                                                                      ===========      ===========      ===========