Form 10-K, Exhibit 13
period 2007-12-31
COMMUNITY FIRST BANCORP
filed 2008-03-31
CIK 1047446

EXHIBIT 13


















                         COMMUNITY FIRST BANCORPORATION

                            Portions of Registrant's
                              2007 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2007 Form 10-K

Financial Summary

                                                                                    Years Ended December 31,
                                                                                    ------------------------
                                                              2007            2006             2005            2004             2003
                                                              ----            ----             ----            ----             ----
                                                                           (Dollars in thousands, except per share data)
Financial Condition
     Securities ....................................        $104,689        $109,082        $109,821        $101,452        $ 86,023
     Allowance for loan losses .....................           2,574           2,242           2,266           2,240           2,197
     Net loans (1) .................................         241,557         200,724         167,052         155,535         145,453
     Premises and equipment - net ..................           8,622           7,937           6,805           4,413           4,454
     Total assets ..................................         402,148         353,909         320,712         305,348         280,526
     Noninterest bearing deposits ..................          42,289          40,576          38,061          34,903          32,273
     Interest bearing deposits .....................         313,578         267,381         241,932         233,245         224,278
     Total deposits ................................         355,867         307,957         279,993         268,148         256,551
     Total liabilities .............................         364,237         320,694         291,858         279,412         257,989
     Total shareholders' equity ....................          37,911          33,215          28,854          25,936          22,537

Results of Operations
     Interest income ...............................        $ 23,578        $ 19,600        $ 15,923        $ 13,948        $ 12,664
     Interest expense ..............................          13,230          10,385           6,621           5,077           5,089
                                                            --------        --------        --------        --------        --------
     Net interest income ...........................          10,348           9,215           9,302           8,871           7,575
     Provision for loan losses .....................             594              65             250             380             522
                                                            --------        --------        --------        --------        --------
     Net interest income after provision ...........           9,754           9,150           9,052           8,491           7,053
     Other income ..................................           2,206           2,154           2,139           2,054           2,033
     Other expenses ................................           7,132           6,752           5,420           5,151           4,414
                                                            --------        --------        --------        --------        --------
     Income before income taxes ....................           4,828           4,552           5,771           5,394           4,672
     Income tax expense ............................           1,497           1,534           2,041           1,957           1,667
                                                            --------        --------        --------        --------        --------
     Net income ....................................        $  3,331        $  3,018        $  3,730        $  3,437        $  3,005
                                                            ========        ========        ========        ========        ========

Per Share Data (2)
     Net income ....................................        $   1.02        $   0.93        $   1.16        $   1.07        $   0.95
     Net income, assuming dilution .................            0.96            0.87            1.10            1.02            0.91
     Period end book value .........................           11.40           10.21            8.93            8.07            7.15


-------------------------------------
(1)  Excludes loans held for sale.
(2) Per share amounts have been retroactively adjusted to reflect a 10% stock dividend effective December 20, 2007, 5% stock dividends effective December 18, 2006 and November 30, 2005 and a 10% stock dividend effective November 30, 2004.

Quarterly Financial Information (Unaudited)

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                        2007                                    2006
                                                                        ----                                    ----
                                                        Fourth     Third    Second     First    Fourth     Third    Second     First
                                                        Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter  Quarter
                                                        -------   -------   -------   -------   -------   -------   -------  -------
Interest and dividend income .......................    $6,116    $5,981    $5,820    $5,661    $5,208    $4,942    $4,803    $4,647
Interest expense ...................................     3,453     3,367     3,211     3,199     2,832     2,672     2,551     2,330
                                                        ------    ------    ------    ------    ------    ------    ------    ------
Net interest income ................................     2,663     2,614     2,609     2,462     2,376     2,270     2,252     2,317
Provision for loan losses ..........................       324       150       120         -         -        15        25        25
                                                        ------    ------    ------    ------    ------    ------    ------    ------
Net interest income after provision ................     2,339     2,464     2,489     2,462     2,376     2,255     2,227     2,292
Noninterest income .................................       635       583       502       486       517       559       539       539
Noninterest expense ................................     2,055     1,901     1,642     1,534     2,171     1,469     1,676     1,436
                                                        ------    ------    ------    ------    ------    ------    ------    ------
Income before income taxes .........................       919     1,146     1,349     1,414       722     1,345     1,090     1,395
Provision for income taxes .........................       255       375       410       457       261       441       348       484
                                                        ------    ------    ------    ------    ------    ------    ------    ------
Net income .........................................    $  664    $  771    $  939    $  957    $  461    $  904    $  742    $  911
                                                        ======    ======    ======    ======    ======    ======    ======    ======
Earnings per share *
Basic ..............................................    $ 0.20    $ 0.24    $ 0.29    $ 0.29    $ 0.15    $ 0.27    $ 0.23    $ 0.28
Diluted ............................................      0.20      0.22      0.27      0.27      0.14      0.25      0.22      0.26
--------------------------------------

* Per share amounts have been retroactively adjusted to reflect a 10% stock dividend effective December 20, 2007.

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

                        CAUTIONARY NOTICE WITH RESPECT TO
                           FORWARD LOOKING STATEMENTS

         This report contains "forward-looking statements" within the meaning of the securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forwarding-looking statements.

         All statements that are not historical facts are statements that could be "forward-looking statements." You can identify these forward-looking statements through the use of words such as "may," "will," "should," "could," "would," "expect," "anticipate," "assume," indicate," "contemplate," "seek," "plan," "predict," "target," "potential," "believe," "intend," "estimate," "project," "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

         These forward-looking statements are based on current expectations, estimates and projections about the banking industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

          o    future economic and business conditions;
          o lack of sustained growth in the economies of the Company's market areas;
          o    government monetary and fiscal policies;
          o the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;
          o the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;
          o    credit risks;
          o the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;
          o the risks of opening new offices, including, without limitation, the related costs and time of building customer relationships and integrating operations as part of these endeavors and the failure to achieve expected gains, revenue growth and/or expense savings from such endeavors;
          o    changes  in laws and  regulations,  including  tax,  banking  and
               securities  laws  and   regulations;
          o    changes in accounting policies, rules and practices;
          o changes in technology or products may be more difficult or costly, or less effective, than anticipated;
          o the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence; and
          o other factors and information described in this report and in any of the other reports that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

         All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The Company has no obligation, and does not undertake, to update, revise or correct any of the forward-looking statements after the date of this report. The Company has expressed its expectations, beliefs and projections in good faith and believes they have a reasonable basis. However, there is no assurance that these expectations, beliefs or projections will result or be achieved or accomplished.


Market for Common Stock and Dividends

         Trading in the Company's common stock is reported on the OTC Bulletin Board under the ticker symbol "CFOK.OB." The following table summarizes the range of high and low bid prices for the Company's common stock as reported on the OTC Bulletin Board for each quarterly period of 2007 and 2006. Prices shown represent inter-dealer prices without retail markup, markdown or commissions, and may not represent actual transactions. Furthermore, trading in the Company's stock is very limited. Per share prices in the table have been adjusted to reflect a 10% stock dividend effective December 20, 2007.

                                   2007                         2006
                                   ----                         ----
    Quarter Ended           High          Low           High           Low
    -------------           ----          ---           ----           ---
         March 31         $ 19.55       $ 17.32       $  19.91      $  15.67
          June 30         $ 17.36       $ 15.68       $  20.35      $  18.23
     September 30         $ 16.36       $ 13.64       $  19.05      $  18.27
      December 31         $ 16.50       $ 12.05       $  18.62      $  16.45

         As of February 28, 2008, there were approximately 779 holders of record of the Company's common stock, excluding individual participants in security position listings.

         The Company has not declared or paid any cash dividends since the Company's inception. In order to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay cash dividends in 2008.

         The Board of Directors declared a 10% stock dividend effective December 20, 2007 and 5% stock dividends effective December 18, 2006 and November 30, 2005.

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

Management's Discussion and Analysis of Financial Condition and Results of Operations

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect a 10% stock dividend effective December 20, 2007 and 5% stock dividends effective December 18, 2006 and November 30, 2005.


Earnings Performance

2007 Compared with 2006

         For the year ended December 31, 2007, the Company recorded net income of $3,331,000, an increase of $313,000, or 10.4%, over net income of $3,018,000 for 2006. Net income per share for 2007 was $1.02 compared with $.93 for 2006. Per share net income, assuming dilution from outstanding stock options, was $.96 for 2007 and $.87 for 2006. Return on average assets was .88% for 2007 compared with .89% for 2006. Return on average shareholders' equity was 9.46% for 2007 compared with 9.87% for 2006.

         Net income for 2007 increased due to increased amounts of net interest income and other income. Partially offsetting those factors were increased expenses resulting from an increase of $529,000 in the amount provided for loan losses during 2007, expenses related to the opening and operation of a new banking office in the City of Anderson and the effects of agreements between the Company and its Chief Executive Officer related to his compensation and retention.

         Higher volumes of interest earning assets and interest bearing liabilities resulted in increased interest income and interest expenses. Interest income increased $3,978,000 with approximately 71% of the increase attributable to higher average amounts of interest earning assets and 29% attributable to higher interest rates earned. Interest expense increased $2,845,000. Approximately 53% of this increase was attributable to higher rates paid for interest bearing deposit accounts and borrowings.

         Year-end total interest earning assets increased $36,840,000 during 2007. Total loans increased $41,165,000, but securities available-for-sale decreased $3,461,000 and securities held-to-maturity decreased $932,000. Average loans for 2007 increased $40,321,000 and average investment securities decreased $6,882,000 compared with the 2006 average amounts.

         Year-end total deposits grew $47,910,000 during 2007 with more than 96% of that growth in interest bearing deposits. Average interest bearing deposits during 2007 were $32,080,000 more than in 2006 and average noninterest bearing demand deposits were $1,902,000 more than in 2006.

         A significant portion of the growth in loans and deposits during 2007 was attributable to continued growth of the Bank's new office in Seneca.

         The yield on average earning assets for 2007 was 6.57%, an increase of 56 basis points over the 2006 yield, and the rate paid on average interest bearing liabilities for 2007 increased by 55 basis points to 4.42% in 2007 from 3.87% in 2006. The combination of these factors resulted in a 1 basis point increase in the interest rate spread. Net yield on earning assets increased by 7 basis points to 2.89%.

         The Bank opened a new full-service banking office on Highway 81 in the City of Anderson, SC during the fourth quarter of 2007. The cost of construction was approximately $800,000. Land intended to be used for the Bank's further expansion in Anderson County has also been obtained near Powdersville, SC. The Company has established neither a budget nor a schedule for the construction of that proposed office. During 2007, the Company, the Bank and their Chief Executive Officer entered into agreements related to his compensation and retention. The subsidiary Bank purchased life insurance contracts to partially fund its obligations under those agreements. Approximately $386,000 of expenses related to those agreements is included in compensation expenses for 2007. Increases in the cash surrender value of the insurance contracts during 2007 of approximately $108,000 are included in other income for 2007.

         The provision for loans losses for 2007 was $594,000, an increase of $529,000 or 813.8% from the $65,000 provided in 2006. For 2007, net loan charge-offs were $262,000, or $173,000 more than in 2006. Year end 2007 nonperforming loans (nonaccrual loans and accruing loans 90 days or more past due) increased $575,000 from the amount at the end of 2006. Potential problem loans decreased $88,000 by the end of 2007 compared with the end of 2006. Of the 2007 year end potential problem loans, 76.1% were secured by real estate mortgages compared with 86.4% at the end of 2006.

2006 Compared with 2005

         For the year ended December 31, 2006, the Company recorded net income of $3,018,000, a decrease of $712,000, or 19.1%, from net income of $3,730,000 for 2005. Net income per share for 2006 was $.93 compared with $1.16 for 2005. Per share net income, assuming dilution from outstanding stock options, was $.87 for 2006 and $1.10 for 2005. Return on average assets was 0.89% for 2006 compared with 1.21% for 2005. Return on average shareholders' equity was 9.87% for 2006 compared with 13.65% for 2005.

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

         Rising  interest  rates during the first seven months of 2006,  coupled with increasing volumes of interest earning assets and interest bearing liabilities, resulted in increased interest earnings and interest expenses across all major categories. Total loans grew $33,648,000 during 2006. Interest income increased $3,677,000 with approximately half of the increase attributable to higher average amounts of interest earning assets and half attributable to higher interest rates earned. Interest expense increased $3,764,000. Approximately 83% of this increase was attributable to higher interest rates paid for interest bearing deposit accounts and borrowings.

         Total deposits grew $27,964,000 during 2006 with more than 90% of that growth accounted for in interest bearing deposits. Average interest bearing deposits during 2006 were $27,166,000 more than in 2005 and average noninterest bearing demand deposits were $3,522,000 more than in 2005.

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

         The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") effective on January 1, 2006. Accordingly, compensation expenses related to certain stock options issued to officers and directors were initially recognized in 2006. Also in 2006, the Company modified the terms of all remaining affected non-vested options to provide for the vesting of those options in 2006. As a result, all of the future compensation costs associated with the Company's option grants to date were accelerated and recognized during 2006. Share-based compensation expenses recognized in 2006 totaled $593,000. Of this amount, $302,000 was included in salaries and employee benefits and $291,000 was included in other expense.

         During the second quarter of 2006, the Company completed construction of a multi-story office building which houses an additional full service banking office in Seneca, SC and the Company's corporate offices. Certain officers and other personnel were relocated into the building, as well.

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

2007 Compared with 2006

         Net interest  income was  $10,348,000 and $9,215,000 for 2007 and 2006, respectively. Interest income for 2007 was $23,578,000, an increase of $3,978,000, or 20.3%, over 2006. Interest expense for 2007 was $13,230,000, an increase of $2,845,000, or 27.4%, over 2006. The Company experienced higher average volumes of interest earning assets and interest bearing liabilities in 2007 as well as higher average yields and rates on those instruments.

         During the first seven months of 2007, the Federal Reserve maintained its interest rate targets at levels set previously. Beginning in September 2007, however, a series of rate cuts began which reduced the Federal Reserve's Discount Window Primary Credit rate from 6.25% to 4.75% by the end of the year.

         During 2007, the amount of loans outstanding increased significantly. Year-end loans for 2007 were $244,131,000, an increase of $41,165,000, or 20.3%, over the 2006 year-end amount. The average amount of loans outstanding during 2007 increased by $40,321,000, or 21.9%, over the 2006 average amount. The average yield earned on loans in 2007 was 7.84%, compared with 7.53% during 2006.

         Loans secured by real estate mortgages increased by $37,254,000, or 25.2%, over the 2006 year-end amount. Closed-end loans secured by conventional 1-4 family residential properties increased by $31,448,000, or 36.4%, during 2007. The Company does not originate or hold sub-prime mortgage loans. Although residential property values in the Company's market areas have not thus far been affected negatively by the current mortgage crisis to the same extent as in some other areas of the country, management can make no assurances that local property values are immune from such effects. The Company generally requires that borrowers initially provide, and maintain throughout the life of the loan, significant amounts of equity in real properties used as collateral. Additionally, and partially in response to the uncertainty surrounding potential future effects of the current national mortgage crisis on local real estate values, the Company increased its provision for loan losses in 2007.

         Consumer installment loans increased by $4,095,000, or 14.2%, during 2007 primarily due to an increase of $2,543,000, or 19.8%, in the amount of loans secured by automobiles.

         As of December 31, 2007 and 2006, approximately $70,000,000 and $54,000,000, respectively, or 28.7% and 26.6%, respectively, of the Company's loan portfolio was composed of variable rate loans directly indexed to movements in the prime rate.

         Competition for deposits in the Company's market areas continued to be strong during 2007. In response, the Company offered higher rates and interest bearing deposits increased by $46,197,000, or 17.3%, over the prior year-end amount, which, as discussed below under the caption "2006 compared with 2005," had already been significantly increased over the rates paid in 2005. Time deposits issued in amounts of $100,000 or more grew by the largest amount of any deposit category, increasing by $28,270,000, or 41.4%, over the prior year-end amount. The average rate paid for these deposits in 2007 was 67 basis points higher than the 2006 average rate. Growth in other time deposits also was significant, with the 2007 year-end amount increasing by $24,355,000, or 21.0%, over the 2006 year-end amount. The average rate paid for these deposits in 2007 was 69 basis points higher than in 2006. Savings deposits at the end of 2007 declined by $9,198,000, or 30.0%, from the end of 2006. The average rate paid for savings deposits in 2007 was only 5 basis points higher than the rate paid in 2006. The average rate paid for all interest bearing deposits in 2007 was 4.42%, an increase of 55 basis points over the average rate paid in 2006.

2006 Compared with 2005

         Net interest income was $9,215,000 and $9,302,000 for 2006 and 2005, respectively. Interest income for 2006 was $19,600,000, an increase of $3,677,000, or 23.1%, over 2005. Interest expense for 2006 was $10,385,000, an increase of $3,764,000, or 56.8%, over 2005. The Company experienced higher average volumes of interest earning assets and interest bearing liabilities in 2006 as well as higher average yields and rates on those instruments.

         Managing net interest margin effectively during 2006 was extremely challenging. During the first seven months of 2006, the Federal Reserve continued regular, quarter-point increases in the federal funds rate which it began in June 2004. For the remainder of the year, the central bank adopted a "wait and see" attitude, and maintained its interest rate targets at the levels set previously. Interest rates applicable to the Company's deposit and loan products were mainly in the shorter, more volatile end of the maturity spectrum.

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

         Competition for interest bearing deposits was strong in 2006, and the Company responded by increasing the rates paid for those funds. Additionally, in conjunction with the opening of the new banking office in Seneca, SC, the Company offered promotional interest rates that were higher than market rates on interest bearing transaction account products. As a result, the average rates paid for those deposit accounts in 2006 were 183 basis points higher than in 2005. Overall, the rates paid for all categories of average interest bearing deposits increased by 118 basis points for 2006 when compared with 2005, and interest expense for those funds in 2006 was $3,827,000, or 60.6%, more than in 2005. Year-over-year deposit growth was particularly strong in interest bearing transaction accounts, primarily due to the promotional rates paid.

                  Average Balances, Yields and Rates

                                                                                 Years ended December 31,
                                                                                 ------------------------
                                                               2007                        2006                       2005
                                                               ----                        ----                       ----
                                               Average       Income/  Yields/   Average   Income/ Yields/  Average   Income/ Yields/
                                              Balances(1)    Expense   Rates  Balances(1) Expense  Rates Balances(1) Expense  Rates
                                              -----------    -------   -----  ----------- -------  ----- ----------- -------  -----
                                                                                  (Dollars in thousands)
Assets
Interest bearing deposits due from banks .....   $    157   $      6   3.82%   $     82 $     4   4.88%   $    168  $     5    2.98%
Taxable securities ...........................     89,867      3,890   4.33%     99,922   3,868   3.87%    106,149    3,564    3.36%
Tax-exempt securities (2) ....................     19,630        817   4.16%     16,457     636   3.86%      4,407      150    3.40%
Federal funds sold ...........................     23,730      1,209   5.09%     24,814   1,175   4.74%     21,884      668    3.05%
Federal Home Loan Bank stock .................        888         56   6.31%        972      52   5.35%        999       38    3.80%
Loans (2) (3) (4) ............................    224,353     17,600   7.84%    184,032  13,865   7.53%    164,243   11,498    7.00%
                                                 --------   --------           -------- -------           --------  -------
         Total interest earning assets .......    358,625     23,578   6.57%    326,279  19,600   6.01%    297,850   15,923    5.35%
Cash and due from banks ......................      8,370                         6,573                      4,845
Allowance for loan losses ....................     (1,065)                       (2,263)                    (2,304)
Unrealized securities gains (losses) .........     (2,286)                       (2,341)                    (1,601)
Premises and equipment .......................      8,189                         7,586                      5,240
Other assets .................................      6,227                         3,914                      3,346
                                                 --------                      --------                   --------
         Total assets ........................   $378,060                      $339,748                   $307,376
                                                 ========                      ========                   ========

Liabilities and shareholders' equity
Interest bearing deposits
     Interest bearing transaction accounts ...   $ 57,117   $  1,783   3.12%   $ 46,942 $ 1,358   2.89%   $ 36,111  $   383    1.06%
     Savings .................................     25,042        658   2.63%     28,513     736   2.58%     28,586      381    1.33%
     Time deposits $100M and over ............     85,815      4,054   4.72%     72,936   2,953   4.05%     64,821    2,118    3.27%
     Other time deposits .....................    126,588      6,531   5.16%    114,091   5,100   4.47%    105,798    3,438    3.25%
                                                 --------   --------           -------- -------           --------  -------
         Total interest bearing
           deposits ..........................    294,562     13,026   4.42%    262,482  10,147   3.87%    235,316    6,320    2.69%
Short-term borrowings ........................          -          -   0.00%         56       2   3.57%        736       18    2.45%
Long-term debt ...............................      4,975        204   4.10%      5,955     236   3.96%      7,456      283    3.80%
                                                 --------   --------           -------- -------           --------  -------
         Total interest bearing liabilities ..    299,537     13,230   4.42%    268,493  10,385   3.87%    243,508    6,621    2.72%
Noninterest bearing demand deposits ..........     40,099                        38,197                     34,675
Other liabilities ............................      3,225                         2,489                      1,873
Shareholders' equity .........................     35,199                        30,569                     27,320
                                                 --------                      --------                   --------
         Total liabilities and shareholders'
         equity ..............................   $378,060                      $339,748                   $307,376
                                                 ========                      ========                   ========
Interest rate spread  (5) ....................                         2.15%                      2.14%                        2.63%
Net interest income and net yield
     on earning assets  (6) ..................              $ 10,348   2.89%            $ 9,215   2.82%             $ 9,302    3.12%
Interest free funds supporting earning
     assets  (7) .............................   $ 59,088                      $ 57,786                   $ 54,342

__________________________
(1)  Average balances are computed on a daily basis.
(2) Income and yields on tax-exempt securities and loans have not been adjusted on a tax equivalent basis.
(3) Nonaccrual loans are included in the average loan balances and income on such loans generally is recognized on a cash basis.
(4)  Includes immaterial amounts of loan fees.
(5) Total interest earning assets yield less the total interest bearing liabilities rate.
(6)  Net interest  income divided by total interest  earning  assets.
(7)  Total interest earning assets less total interest bearing liabilities.

The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities (change in volume times prior period rate), and the rates earned and paid on such assets and liabilities (change in rate times prior period volume).

                                                                 2007 Compared with 2006              2006 Compared with 2005
                                                                 -----------------------              -----------------------
                                                          Volume (1)    Rate (1)     Total       Volume (1)   Rate (1)      Total
                                                          ----------    --------     -----       ----------   --------      -----
                                                                                  (Dollars in thousands)
Interest bearing deposits due from banks .............     $     3      $    (1)     $     2      $    (3)     $     2      $    (1)
Taxable securities ...................................        (410)         432           22         (218)         522          304
Tax-exempt securities ................................         129           52          181          463           23          486
Federal funds sold ...................................         (53)          87           34           99          408          507
Federal Home Loan Bank stock .........................          (4)           8            4           (1)          15           14
Loans ................................................       3,143          592        3,735        1,450          917        2,367
                                                           -------      -------      -------      -------      -------      -------
                  Total interest income ..............       2,808        1,170        3,978        1,790        1,887        3,677
                                                           -------      -------      -------      -------      -------      -------
Interest bearing deposits
      Interest bearing transaction accounts ..........         311          114          425          144          831          975
      Savings ........................................         (91)          13          (78)          (1)         356          355
      Time deposits $100M and over ...................         566          535        1,101          287          548          835
      Other time deposits ............................         594          837        1,431          287        1,375        1,662
Short-term borrowings ................................          (2)           -           (2)         (22)           6          (16)
Long-term debt .......................................         (40)           8          (32)         (59)          12          (47)
                                                           -------      -------      -------      -------      -------      -------
                  Total interest expense .............       1,338        1,507        2,845          636        3,128        3,764
                                                           -------      -------      -------      -------      -------      -------
                  Net interest income ................     $ 1,470      $  (337)     $ 1,133      $ 1,154      $(1,241)     $   (87)
                                                           =======      =======      =======      =======      =======      =======

--------------------------------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.

         Management currently is not able to predict with any significant degree of certainty either the direction or frequency of changes in interest rates that may occur during 2008. The heightened uncertainty is related to the potential lingering effects of the "liquidity crunch" that arose in short-term credit markets late in the third quarter of 2007 and to the government-initiated response to concerns that a significant number of homeowners across the country could face foreclosure during 2008 because of certain lending practices, primarily in the sub-prime segment of the residential housing loan market. Changes in interest rates that can significantly affect the Company, either positively or negatively, are possible.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and its estimate of the related allowance for loan losses. Provisions for loan losses were $594,000, $65,000 and $250,000 for the years ended December 31, 2007, 2006 and 2005, respectively. The larger provision amount for 2007 resulted from higher net charge-offs, a significant increase in loans outstanding at the end of the year, uncertainty about whether the Company's market areas would be susceptible to the declines in real estate values that have been exhibited elsewhere, and an increase in the amount of nonaccrual loans. The allowance for loan losses as a percentage of total loans at year-end was 1.05% for 2007 compared with 1.10% for 2006. Net charge-offs for 2007 were $262,000, an increase of $173,000 over the 2006 amount. See "Impaired Loans," "Potential Problem Loans," "Allowance for Loan Losses" and "The Application of Critical Accounting Policies" for further information and a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.

Other Income

         Noninterest income for 2007 increased by $52,000 over the amount for 2006 due to increases in the cash surrender value of life insurance policies owned by the Bank and higher amounts of income from ATM and other debit card-related services. There were no realized gains or losses on sales of investment securities in 2007 or 2006. Service charges on deposit accounts for 2007 were $42,000 less than in 2006 due to lower activity associated with an overdraft protection product. Mortgage brokerage income declined to less than half of its 2006 level as the Company originated more residential mortgage loans for its own portfolio in 2007.

         Noninterest income for 2006 increased by $15,000 over the amount for 2005, primarily due to increased sales of credit life insurance and higher amounts of income from ATM and other debit card-related services. There were no realized gains or losses on sales of investment securities in 2006 or 2005. Mortgage brokerage income for 2006 was $42,000 less than for 2005.


Other Expenses

2007 Compared with 2006

         Noninterest expense for 2007 increased by $380,000, or 5.6%, over the amount for 2006. Salaries and employee benefits increased by $474,000, or 13.0%, over the amount for 2006 primarily due to $386,000 in deferred compensation expense recognized under the compensation and retention agreements entered into with the Company's Chief Executive Officer, which was partially offset by the non-recurring effects of the adoption of SFAS 123(R) and acceleration of the vesting schedules of all affected options in 2006. Share-based compensation expense recognized in salaries and employee benefits in 2006 was approximately $302,000. During 2006, the Company discontinued granting stock options to its officers and directors; therefore, there was no comparable expense in 2007. The remainder of the increase in salaries and benefits is attributable to normal salary increases, and increases in personnel related to the continued expansion of the Bank's network of offices.

         Net occupancy and furniture and equipment expense for 2007 increased by $96,000 over the amounts for 2006 due to higher depreciation, real estate taxes and other expenses related to operating the expanded office network.

         Other expenses for 2007 decreased by $190,000 from the 2006 amount. The non-recurring effects of adopting SFAS 123(R) in 2006 included $291,000 of directors' compensation that was then included in other operating expenses. Other expenses decreasing in 2007 including expenses for printing and stationery (down $13,000), advertising and promotion (down $6,000), other real estate expenses (down $5,000), and data processing and software expenses (down $22,000). Other notable increases in other expenses were noted in telephone expense which increased by $9,000 and professional services expense which increased by $83,000 primarily for fees paid to a compensation consultant for services related to the CEO's compensation and retention agreements.

         Certain noninterest expenses are expected to continue to increase in 2008, including occupancy and furniture and equipment expense. The Company continues to expand the Bank's network of offices as evidenced by the new Seneca, SC office opened in 2006, a new Highway 81 Anderson, SC office which opened in the fourth quarter of 2007, and the acquisition of property for future expansion near Powdersville, SC. Management closely monitors noninterest expenses so that profitability objectives may be achieved while promoting growth in the Company's market share in Oconee and Anderson counties.

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

         Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost was previously reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company previously provided only the pro forma disclosures required by Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," as amended. Effective January 1, 2006, the Company adopted SFAS 123(R), "Share-Based Payment." In the fourth quarter of 2006, the Company's Board of Directors modified all outstanding options so that they would be vested immediately. Therefore, all of the compensation costs for all affected options ever granted were included in the determination of net income for 2006.

         In the second quarter of 2006, the Company completed construction of a new three-story office building in Seneca, SC where it opened a new full-service banking office and into which it relocated several of its officers and related support staff. As a result, the Walhalla banking office and the deposit and computer operations departments expanded into the floor space previously occupied by those personnel, the older office in Seneca gained additional office space, and the Company realized increased efficiency by having its officers housed in one location.

Income Taxes

         For 2007, federal and state income taxes decreased by $37,000 from the 2006 amount. For 2006, federal and state income taxes decreased by $507,000, or 24.8%, to $1,534,000. The effective income tax rates (income tax expense divided by income before income taxes) were 31.0% for 2007, 33.7% for 2006, and 35.4% for 2005. The Company's income from nontaxable sources, such as nontaxable investment securities or loans to local governments, has recently become a more significant factor in the determination of its effective tax rate. Nontaxable securities income totaled $817,000 in 2007, $636,000 in 2006, and $150,000 in
2005. Also, 2007 is the first year in which the Company had income representing increases in the cash surrender value of bank-owned life insurance policies. Such income, which totaled $108,000, is not subject to federal income taxes.

Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                                 Securities Portfolio Composition

                                                                                                      December 31,
                                                                                                      ------------
                                                                                       2007                2006               2005
                                                                                       ----                ----               ----
                                                                                                (Dollars in thousands)
Available-for-sale
   Government-sponsored enterprises (GSEs) .............................            $ 56,545            $ 56,204            $ 58,004
   State, county and municipal .........................................              20,288              18,939               9,960
   Mortgage-backed securities issued by GSEs ...........................              22,193              27,344              34,106
                                                                                    --------            --------            --------
       Total available-for-sale ........................................              99,026             102,487             102,070
                                                                                    --------            --------            --------
Held-to-maturity
   Mortgage-backed securities issued by GSEs ...........................               5,663               6,595               7,751
                                                                                    --------            --------            --------
       Total securities ................................................            $104,689            $109,082            $109,821
                                                                                    ========            ========            ========

         The following table presents maturities and weighted average yields of securities at December 31, 2007. Yields on tax-exempt state, county and municipal obligations have not been computed on a taxable-equivalent basis.

                   Securities Portfolio Maturities and Yields

                                                                           December 31, 2007
                                                                           -----------------
                                                               After             After
                                                              One Year         Five Years
                                           Within             Through           Through              After
                                          One Year           Five Years        Ten Years           Ten Years           Total
                                          --------           ----------        ---------           ---------           -----
                                       Amount    Yield     Amount   Yield    Amount   Yield     Amount    Yield   Amount     Yield
                                       ------    -----     ------   -----    ------   -----     ------    -----   ------     -----
                                                                        (Dollars in thousands)
Government-sponsored
     enterprises (GSEs) ..........   $ 14,096    3.58%   $ 17,539   4.66%   $ 20,894    5.45%    $ 4,016   5.83%   $ 56,545   4.77%
State, county and municipal ......          -    0.00%      1,284   3.49%      2,499    3.98%     16,505   4.07%     20,288   4.02%
Mortgage-backed securities
     issued by GSEs ..............      1,247    3.79%      9,521   3.87%      4,097    3.84%     12,991   4.32%     27,856   4.07%
                                     --------            --------           --------            --------          ---------
        Total ....................   $ 15,343    3.60%   $ 28,344   4.34%   $ 27,490    5.08%   $ 33,512   4.38%  $ 104,689   4.44%
                                     ========            ========           ========            ========          =========

____________________________
(1) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

         Government-sponsored enterprises ("GSEs") are agencies and corporations established by the U.S. Government, including, among others, the Federal Home Loan Banks, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal Farm Credit Banks. Securities issued by these enterprises are not obligations of the U.S. Government and are not backed by the full faith and credit of the U.S. Government or otherwise guaranteed by the U.S. Government. Evidencing the high-quality of the issuers, however, these securities generally are eligible to be used as security for public deposits of the U.S. Treasury, government agencies and corporations and states and other political subdivisions. The Company believes that its investment in these securities at these levels is prudent, given the excellent credit ratings of the GSEs. As of December 31, 2007, securities with a carrying value of $63,852,000 were pledged to secure public deposits.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2007, 2006 and 2005, the Company realized no gains or losses on sales of investment securities. No transfers of available-for-sale or held-to-maturity securities to other categories were made in any of the years 2005 through 2007.

         The investment portfolio decreased by $4,393,000 in 2007 from the 2006 year-end amount. During 2007, the Company's investment in securities issued by GSEs increased only minimally, securities issued by state, county and municipal governments increased by $1,349,000, or 7.1%, and investments in mortgage-backed securities issued by GSEs decreased by $6,083,000, or 17.9%. The Company last purchased mortgage-backed securities issued by GSEs in July 2005. Income from securities issued by state, county and municipal governments is generally exempt from federal income taxes. Through the interest rate cycle, the advantages of holding different types of securities, and management's preferences among categories of earning assets, change. Consequently, the composition of the investment portfolio may change as management continually seeks to maximize the yield realized from earning assets within the constraints of other risk mitigation policies.

         The investment portfolio decreased by $739,000 in 2006 from the 2005 year-end amount. During 2006, the Company's investment in securities issued by state, county and municipal governments increased by $8,979,000 while its investment in mortgage-backed securities issued by GSEs decreased by $7,918,000, continuing a trend which began in 2005.

         The overall yield on investment securities held as of December 31, 2007 was 4.44%, compared with 4.10% as of December 31, 2006 and 3.61% as of December 31, 2005. Short-term market rates of interest were steady for the first half of 2007 before declining somewhat in the latter half of the year. Those rates increased somewhat during 2006 and more dramatically in 2005. Longer-term interest rates have been relatively more stable. These external factors determine the yields available on investment securities and contribute significantly to the Company's pricing structure for its loan and deposit products.

         All mortgage-backed securities held by the Company in 2007 and 2006 were issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association.


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

         The amounts of loans outstanding as of the end of each of the last five years, and the percentage of each category to total loans, are shown in the following tables according to type of loan:

          Loan Portfolio Composition

                                                                                          December 31,
                                                                                          ------------
                                                              2007             2006           2005             2004             2003
                                                              ----             ----           ----             ----             ----
                                                                                    (Dollars in thousands)
Commercial, financial and industrial
      Commercial and industrial ....................        $ 22,042        $ 22,268        $ 20,873        $ 21,907        $ 20,592
      Purchasing or carrying securities ............           1,823           2,000           2,136           2,372           2,323
Real estate - construction .........................           2,201           1,982             674             338             436
Real estate - mortgage
      1-4 family residential .......................         131,944          98,708          72,774          65,360          58,762
      Multifamily (5 or more) residential ..........           2,421           1,900           1,229           1,036           2,095
      Nonfarm, nonresidential ......................          50,833          47,337          46,544          43,589          40,834
Consumer installment
      Credit card and checking credit ..............           1,407           1,334           1,148           1,036             998
      Other ........................................          31,460          27,437          23,940          22,137          21,610
                                                            --------        --------        --------        --------        --------
                     Total loans ...................        $244,131        $202,966        $169,318        $157,775        $147,650
                                                            ========        ========        ========        ========        ========

             Percentage Loan Portfolio Composition

                                                                                            December 31,
                                                                                            ------------
                                                                     2007         2006          2005          2004          2003
                                                                     ----         ----          ----          ----          ----
Commercial, financial and industrial
      Commercial and industrial ..............................       9.0%         11.0%         12.3%         13.9%         13.9%
      Purchasing or carrying securities ......................       0.8%          1.0%          1.3%          1.5%          1.6%
Real estate - construction ...................................       0.9%          1.0%          0.4%          0.2%          0.3%
Real estate - mortgage
      1-4 family residential .................................      54.0%         48.6%         43.0%         41.4%         39.8%
      Multifamily (5 or more) residential ....................       1.0%          0.9%          0.7%          0.7%          1.4%
      Nonfarm, nonresidential ................................      20.8%         23.3%         27.5%         27.6%         27.7%
Consumer installment
      Credit card and checking credit ........................       0.6%          0.7%          0.7%          0.7%          0.7%
      Other ..................................................      12.9%         13.5%         14.1%         14.0%         14.6%
                                                                   -----         -----         -----         -----         -----
                     Total loans .............................     100.0%        100.0%        100.0%        100.0%        100.0%
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

         Total loans grew $41,165,000 or 20.3% in 2007, compared with $33,648,000 or 19.9% in 2006. The ratio of total loans to total deposits at the end of 2007 was 68.6%, compared with 65.9% at the end of 2006. The percentage composition of the loan portfolio as to type of loan trended more toward loans secured by 1-4 family residential real estate and away from commercial, financial and industrial loans during the five year period ended December 31, 2007.

         Commercial and industrial loans primarily represent loans to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2007, total commercial and industrial loans decreased by $226,000 or 1.0%, compared with an increase of $1,395,000 or 6.7%, during 2006. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $3,496,000 or 7.4% in 2007, compared with an increase of $793,000 or 1.7% in 2006. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-value ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised approximately 76% and 73% of the Company's loan portfolio at the end of 2007 and 2006, respectively. Real estate mortgage loans of all types grew $37,253,000 during 2007 and by $27,398,000 during 2006. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily home loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. The Company does not originate high-risk mortgage loans such as so-called option ARMs, loans with high loan-to-value ratios (without requiring the purchaser to obtain private mortgage insurance), loans with fixed monthly payment amounts that are less than the interest accrued on the loan, or loans with low initial monthly payments that increase to much higher levels at some future time.

         Real estate values in the Company's market areas, particularly residential real properties, have so far remained relatively steady and have not suffered the precipitous decreases seen in some areas, though there can be no assurance that such values will not suffer declines in the future. High foreclosure rates drive down property values, are related to higher crime rates, displace families, and have other negative effects on the local and national economies. National political and industry leaders recently have been working to encourage private-sector programs whereby lenders and mortgage servicers would be able to work with distressed borrowers to prevent a glut of foreclosures. By reworking loan terms, including eliminating or reducing to a manageable level the payment shock that often results when certain adjustable-rate loans "reset," it may be possible for borrowers to continue making monthly payments and remain in their homes. In addition, the Federal Reserve recently has initiated a series of interest rate cuts to provide stimulus to the national economy and has on several occasions proactively provided liquidity to the banking system.

Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2007, as well as the type of interest requirement on such loans.

                                                                                         December 31, 2007
                                                                                         -----------------
                                                                        Due in          Due after
                                                                       One Year         One through     Due after
                                                                        or Less        Five Years       Five Years         Total
                                                                        -------        ----------       ----------         -----
                                                                                       (Dollars in thousands)
Commercial, financial and industrial ...............................     $ 10,199        $  12,624        $  1,042        $  23,865
Real estate - construction .........................................          519            1,624              58            2,201
Real estate - mortgage .............................................       68,804           75,154          41,240          185,198
Consumer installment ...............................................        8,747           21,276           2,844           32,867
                                                                         --------        ---------        --------        ---------
                 Total loans .......................................     $ 88,269        $ 110,678        $ 45,184        $ 244,131
                                                                         ========        =========        ========        =========

Predetermined rate, maturity greater than one year .................                     $ 101,348        $ 10,635        $ 111,983
                                                                                         =========        ========        =========

Variable rate or maturity within one year ..........................     $ 88,269        $   9,330        $ 34,549        $ 132,148
                                                                         ========        =========        ========        =========

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

            Nonaccrual and Past Due Loans

                                                                                             December 31,
                                                                                             ------------
                                                                   2007           2006          2005           2004           2003
                                                                   ----           ----          ----           ----           ----
                                                                                        (Dollars in thousands)
Nonaccrual loans ........................................        $  625         $   50         $  900         $1,465         $  997
Accruing loans 90 days or more past due .................             -              -              5              9              -
                                                                 ------         ------         ------         ------         ------
             Total ......................................        $  625         $   50         $  905         $1,474         $  997
                                                                 ======         ======         ======         ======         ======

Percent of total loans ..................................           0.3%           0.0%           0.5%           0.9%           0.7%

         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms and the amounts of interest income actually accrued and collected were immaterial to the consolidated financial statements for 2007, 2006 and 2005.

         As of December 31, 2007, there were no irrevocable commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2007 determined by management to be potential problem loans was $3,088,000, a decrease of $88,000 from the amount of such loans as of December 31, 2006. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the types of collateral securing potential problem loans.

                                                     December 31, 2007
                                                     -----------------
                                                   Amount                %
                                                   ------              ------
                                                   (Dollars in thousands)

Real estate mortgage .......................      $2,349               76.1%
Vehicles ...................................         131                4.2%
Mobile homes ...............................          16                0.5%
Other ......................................         467               15.1%
Unsecured ..................................         125                4.1%
                                                  ------              -----
           Total ...........................      $3,088              100.0%
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

                 Summary of Loan Loss Experience

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                          2007        2006         2005        2004          2003
                                                                          ----        ----         ----        ----          ----
                                                                                                  (Dollars in thousands)
Total loans outstanding at end of period ..........................    $244,131     $202,966     $169,318     $157,775     $147,650
Average amount of loans outstanding ...............................     224,353      184,032      164,243      152,546      142,322

Balance of allowance for loan losses - beginning ..................    $  2,242     $  2,266     $  2,240     $  2,197     $  1,950
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial and industrial ....................................          88           13            -           31          305
     Real estate - mortgage .......................................          13            6           61          104            -
     Consumer installment .........................................         191          115          242          226            -
                                                                       --------     --------     --------     --------     --------
           Total charge-offs ......................................         292          134          303          361          305
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           -            -            -            6           30
     Real estate - mortgage .......................................           -           31           10            -            -
     Consumer installment .........................................          30           14           69           18            -
                                                                       --------     --------     --------     --------     --------
           Total recoveries .......................................          30           45           79           24           30
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................         262           89          224          337          275
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................         594           65          250          380          522
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  2,574     $  2,242     $  2,266     $  2,240     $  2,197
                                                                       ========     ========     ========     ========     ========

Ratios
     Net charge-offs to average loans .............................        0.12%        0.05%        0.14%        0.22%        0.19%
     Net charge-offs to loans at end of period ....................        0.11%        0.04%        0.13%        0.21%        0.19%
     Allowance for loan losses to average loans ...................        1.15%        1.22%        1.38%        1.47%        1.54%
     Allowance for loan losses to loans at end of period ..........        1.05%        1.10%        1.34%        1.42%        1.49%
     Net charge-offs to allowance for loan losses .................       10.18%        3.97%        9.89%       15.04%       12.52%
     Net charge-offs to provision for loan losses .................       44.11%      136.92%       89.60%       88.68%       52.68%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2007, 2006 and 2005, are summarized below:

                                Average Deposits

                                                                               Years Ended December 31,
                                                                               ------------------------
                                                                   2007                     2006                      2005
                                                         Amount           %         Amount         %          Amount         %
                                                         ------         -----       ------       -----        ------       ------
                                                                                 (Dollars in thousands)
Noninterest bearing demand .....................       $ 40,099         12.0%     $ 38,197        12.7%     $ 34,675       12.8%
Interest bearing transaction accounts ..........         57,117         17.1%       46,942        15.6%       36,111       13.4%
Savings ........................................         25,042          7.5%       28,513         9.5%       28,586       10.6%
Time deposits $100M and over ...................         85,815         25.6%       72,936        24.3%       64,821       24.0%
Other time deposits ............................        126,588         37.8%      114,091        37.9%      105,798       39.2%
                                                       --------        -----      --------       -----      --------      -----
            Total deposits .....................       $334,661        100.0%     $300,679       100.0%     $269,991      100.0%
                                                       ========        =====      ========       =====      ========      =====

         As of December 31, 2007,  there were  $96,547,000  in time  deposits of
$100,000  or  more.  Approximately   $25,246,000  mature  within  three  months,

$32,252,000 mature over three through six months, $34,559,000 mature over six through twelve months and $4,490,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, is attributed to growth planned by management. The vast majority of time deposits $100,000 and over are acquired within the Company's market areas in the ordinary course of business from customers with standing banking relationships. As of December 31, 2007, approximately $23,345,000 of time deposits of $100,000 or more represented deposits of local governmental entities. It is a common industry practice not to consider time deposits of $100,000 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity. The Company does not purchase brokered deposits.


Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                                Years Ended December 31,
                                                ------------------------
                                           2007            2006           2005
                                           ----            ----           ----

          Return on assets .............   0.88%          0.89%          1.21%
          Return on equity .............   9.46%          9.87%         13.65%
          Dividend payout ratio ........   0.00%          0.00%          0.00%
          Equity to assets ratio .......   9.31%          9.00%          8.89%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's market areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 65.8% of average total assets during 2007 compared with 67.0% during 2006. Deposits of several local governmental entities comprised approximately 12% and 13% of total deposits at the end of 2007 and 2006, respectively. Because of the potentially volatile nature of this funding source, the Bank maintains membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. During 2004, the banking subsidiary obtained approximately $10,000,000 of short-term borrowings and long-term debt from the FHLB. As of December 31, 2007, $4,500,000 of these borrowings remained outstanding and the banking subsidiary is eligible to borrow up to an additional $39,779,000 from the FHLB. Such borrowings are secured by a lien on its investment in FHLB stock and certain first mortgage residential loans held. The amount of eligible collateral instruments remaining available as of December 31, 2007 to secure any additional FHLB borrowings totaled approximately $29,211,000. In addition, the banking subsidiary has available unused short-term lines of credit to purchase up to an additional $10,900,000 of federal funds from unrelated correspondent institutions. The lines generally limit the period of time that any related borrowings may be outstanding and are cancelable at any time in the sole discretion of the lender. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale and funds available from maturing loans and paydowns of mortgage-backed securities provide secondary sources of liquidity.

         Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings ($3,346,000 at December 31, 2007) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. In 2007, 2006 and 2005, the parent company received no cash dividends from its banking subsidiary. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.


Capital Resources

         Shareholders' equity increased by $4,696,000 and $4,361,000 during 2007 and 2006, respectively. During 2007, net income increased shareholders' equity by $3,331,000 and the exercise of stock options and related income tax benefits provided increases totaling $566,000. Other comprehensive income or loss, which consisted of the change in unrealized holding gains and losses on available-for-sale securities, net of deferred tax effects, increased shareholders' equity by $804,000. Approximately $5,000 was paid in lieu of the issuance of fractional shares in conjunction with the 10% stock dividend declared in 2007. During 2006, net income increased shareholders' equity by $3,018,000 and the exercise of employee stock options provided an increase of $83,000. Share-based compensation costs included in net income were offset by increases in additional paid-in capital totaling $593,000, as required by SFAS 123(R). Other comprehensive income or loss, which consisted of the change in unrealized holding gains and losses on available-for-sale securities, net of deferred tax effects, increased shareholders' equity by $673,000. Approximately $6,000 was paid in lieu of the issuance of fractional shares in conjunction with the 5% stock dividend declared in 2006.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2007 and 2006, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                                                                                          Minimum for               Minimum to be
                                                                 Actual                Capital Adequacy           Well Capitalized
                                                                 ------                ----------------           ----------------
                                                          Amount         Ratio       Amount         Ratio       Amount         Ratio
                                                          ------         -----       ------         -----       ------         -----
December 31, 2007                                                                   (Dollars in thousands)
     The Company
         Total Capital to risk weighted assets ........     $40,405       17.3%      $18,642        8.0%          NA             NA
         Tier 1 Capital to risk weighted assets .......     $37,831       16.2%      $ 9,321        4.0%          NA             NA
         Tier 1 Capital to average assets (leverage) ..     $37,831        9.7%      $15,594        4.0%          NA             NA
     Community First Bank
         Total Capital to risk weighted assets ........     $38,763       17.3%      $18,642        8.0%     $23,302          10.0%
         Tier 1 Capital to risk weighted assets .......     $36,189       16.2%      $ 9,321        4.0%     $13,981           6.0%
         Tier 1 Capital to average assets (leverage) ..     $36,189        9.7%      $15,594        4.0%     $19,492           5.0%

December 31, 2006
     The Company
         Total Capital to risk weighted assets ........     $35,457       15.7%      $18,063        8.0%          NA             NA
         Tier 1 Capital to risk weighted assets .......     $33,215       14.7%      $ 9,032        4.0%          NA             NA
         Tier 1 Capital to average assets (leverage) ..     $33,215        9.7%      $13,737        4.0%          NA             NA
     Community First Bank
         Total Capital to risk weighted assets ........     $34,997       15.5%      $18,063        8.0%     $22,579          10.0%
         Tier 1 Capital to risk weighted assets .......     $32,755       14.5%      $ 9,032        4.0%     $13,547           6.0%
         Tier 1 Capital to average assets (leverage) ..     $32,755        9.5%      $13,738        4.0%     $17,172           5.0%

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

                                                           December 31,
                                                           ------------
                                                    2007                  2006
                                                    ----                  ----
                                                      (Dollars in thousands)

              Loan commitments ................   $ 35,954              $ 33,764
              Standby letters of credit .......      1,039                 1,114

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

         The Bank obtained the required regulatory approval to purchase land on which it plans to construct a new banking office building in Powdersville, South Carolina. The Bank has not yet applied for regulatory approval to open that office and no budgets or timetables for construction have yet been made.

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


Short-Term Borrowings

         The Company did not have any short-term borrowings outstanding at any time during 2007.

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

         The Company utilizes its risk grading system for all loans held in the portfolio. This system involves the Company's lending officers assigning a risk grade, on a loan-by-loan basis, considering information about the borrower's capacity to repay, collateral, payment history, and other known factors. Risk grades assigned are updated monthly for any known changes in circumstances affecting the borrower or the loan. The risk grading system is monitored on a continuing basis by management and validated by the Company's independent external credit review firm.

         The provision for loan losses charged to expense increased in 2007 to $594,000 compared with $65,000 in 2006 and $250,000 for 2005. The allowance for loan losses at the end of 2007 was $2,574,000, an increase of $332,000 from the allowance of $2,242,000 as of the end of 2006. As a percentage of total loans outstanding at year end, the allowance for loan losses was 1.05%, 1.10%, 1.34%, 1.42%, and 1.49% for 2007, 2006, 2005, 2004 and 2003, respectively.

         A significant increase in the amount of loans outstanding during 2007, higher amounts of net charge-offs, heightened uncertainty about the degree of protection available to the Bank from residential properties taken as collateral due to the negative pressure on property values stemming from the mortgage lending crisis, higher levels of nonaccrual loans and only a slight reduction in potential problem loans were factors leading to the increase in the provision for loan losses in 2007. Although the Company uses conservative underwriting standards, including adhering to prudent loan-to-value ratios, the values of properties taken as collateral generally are determined by appraisal processes that rely, in part, on other recent local transactions as an indicator of value. If values in a local market become overstated due to relaxed credit standards of other lenders or other factors, appraisals become less reliable indicators of the properties' true values. While management believes that the appraised values of real estate in the Company's markets have been fairly stated, there remains a higher-than-normal possibility that property values could decline if economic conditions deteriorate significantly.

         Higher levels of loans collateralized by mortgages on real estate, lower amounts of nonperforming loans, and a significantly lower incidence in loan charge-offs in 2006 contributed to the decrease in the 2006 provision for loan losses. The Company's loan portfolio increasingly is collateralized by residential and commercial real estate. Such collateral, combined with other conservative underwriting standards, is believed to offer the Company substantial protection from ultimately incurring losses in the event that foreclosure and liquidation of the collateral is necessary, though there can be no assurances to that effect.

         The $250,000 provision for loan losses 2005 resulted primarily from increases in potential problem loans, the $11,543,000 growth of the loan portfolio, and was influenced by lower net charge-offs that reflected both a reduced level of charge-offs and higher recoveries of amounts previously charged against the allowance. Net charge-offs to average loans in 2005 was, however, substantially lower than the trailing four-year average of that measure.

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

         Management believes that the local economy remains relatively healthy and the effects on the Company's borrowers from the 2003 bankruptcy are now better understood. Manufacturing remains a significant sector of the local economy, but it continues to be affected by industry pressures including increased off-shoring of production, especially as related to textile products. Total year-end loans grew 20.3%, 19.9% and 7.3% in 2007, 2006 and 2005, respectively. Net loan charge-offs increased to $262,000 in 2007 and decreased to $89,000 in 2006 from $224,000 in 2005. As of the end of 2007, impaired loans increased to $625,000 compared with $50,000 one year earlier, representing an increase of $575,000. Potential problem loans were $3,088,000 as of the end of 2007 compared with $3,176,000 as of the end of 2006 and $2,148,000 at the end of 2005. Collateral values of real estate and vehicles taken on many of the loans recognized as impaired and potential problem loans in prior years have so far helped keep charge-offs relatively low considering the total credit exposures present in those loans.

         Management has established loan and credit policies and practices that are designed to control credit risks as a part of the loan underwriting process. These policies and practices include, for example, requirements for minimum loan to collateral value ratios, real estate appraisal requirements, and obtaining credit and financial information on borrowers. However, if the capacity for borrowers to repay and/or collateral values should deteriorate subsequent to the underwriting process, the estimate of the provision and allowance for loan losses might increase, thereby decreasing net income and shareholders' equity. The total amount of loans secured by real estate mortgages increased by $83,507,000, or 82.1%, from $101,691,000 at the end of 2003 to $185,198,000 at the end of 2007. Of this increase, $73,182,000 consisted of loans secured by 1-4 family residential real estate mortgages, and $9,999,000 consisted of loans secured by nonfarm, nonresidential real estate mortgages. A significant or prolonged downturn in national and local economic and business conditions could negatively affect the borrowers' capacity to repay these loans as well as the value of the underlying collateral. This scenario would be likely to substantially increase the level of impaired or non-performing loans and non-earning foreclosed assets and increase overall credit risk by shrinking the margin of collateral values as compared with loans outstanding. Another factor that could adversely affect borrowers' ability to make payments in accordance with loan terms is the potential for continued increases in rates charged for loans. The Company has a significant amount of variable rate loans outstanding. In addition, some loans are refinanced at maturity rather than being paid out in a lump sum. If interest rates were to increase sharply in a short time period, some loan customers might not be able to afford payments on loans made or repriced at the higher resulting interest rates, nor would they necessarily be able to obtain more favorable terms elsewhere. This could also cause an increase in the amounts of impaired or non-performing assets and other credit risks.

Impact of Recent Accounting Changes

Hybrid Financial Instruments - The provisions of Statement of Financial Accounting Standards No. 155 ("SFAS No. 155"), "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140," were effective January 1, 2007. The Company has no affected financial instruments and adoption of the Statement had no effect on the Company's consolidated financial statements.

Servicing of Financial Assets - The provisions of Statement of Financial Accounting Standards No. 156 ("SFAS No. 156"), "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140" were effective January 1, 2007. This Statement potentially simplified the accounting for separately recognized loan servicing assets and liabilities and any financial instruments used to hedge risks associated with those assets and liabilities. Under SFAS 156, separately recognized servicing assets and liabilities are accounted for initially at fair value, if practicable, and subsequently are accounted for either at fair value or amortized over the economic lives of the related loans. If the fair value method of subsequent valuation is elected, SFAS No. 156 permits income statement recognition of the potential offsetting changes in the fair values of the financial servicing rights and liabilities and the derivative instruments used to hedge them in the same accounting period. The Company currently has no separately recognized loan servicing rights or liabilities, and adoption of SFAS No. 156 had no effect on the Company's consolidated financial statements.

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

Accounting for Uncertainty in Income Taxes - The provisions of Financial Accounting Standards Board Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," clarify the accounting for uncertainty in income tax positions. FIN 48 prescribes a two-step evaluation process that includes both a recognition threshold and a measurement attribute for tax positions taken or expected to be taken in a tax return. The provisions of FIN 48 were effective for the Company as of January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company's consolidated financial statements.

Fair Value Option -The provisions of Statement of Financial Accounting Standards No. 159 ("SFAS No. 159"), "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115," are effective as of January 1, 2008. SFAS No 159 allows entities to choose whether or not to measure many financial instruments and certain other items at fair value. However, the Statement also specifies the times at which an entity is allowed choose to elect the fair value option for a particular item. For eligible financial instruments that an entity elects to measure at fair value, all changes in fair value, including both unrealized and realized gains and losses, will be recognized in income. The Company currently does not expect to value any items using the fair value option of SFAS No. 159 and adoption of the Statement, therefore, is expected to have no effect on the Company's financial statements.

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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2007 by $155,857,000, resulting in a cumulative gap ratio of .49. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2007 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect. During 2007, the Company was able to prolong the maturities of certain time deposits beyond the one-year horizon, invested in longer-term securities and originated more loans with extended maturities or repricing periods.

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

                  Interest Sensitivity Analysis

                                                                                           December 31, 2007
                                                                                           -----------------
                                                                     Within          4-12      Over 1-5        Over 5
                                                                    3 Months        Months       Years          Years        Total
                                                                    --------        ------       -----          -----        -----
                                                                                       (Dollars in thousands)
Interest earning assets
      Interest bearing deposits due from banks ............     $     165       $      -       $      -       $      -     $     165
      Securities ..........................................         4,442         12,091         32,677         55,479       104,689
      Federal Home Loan Bank stock ........................           840              -              -              -           840
      Federal funds sold ..................................        24,236              -              -              -        24,236
      Loans (1) ...........................................        62,405         45,055        125,250         10,796       243,506
                                                                ---------      ---------      ---------      ---------     ---------
              Total interest earning assets ...............        92,088         57,146        157,927         66,275     $ 373,436
                                                                ---------      ---------      ---------      ---------     =========
Interest bearing liabilities
      Interest bearing deposits
          Interest bearing transaction accounts ...........     $  55,389       $      -       $      -       $      -     $  55,389
          Savings .........................................        21,458              -              -              -        21,458
          Time deposits $100M and over ....................        25,246         66,811          4,317            173        96,547
          Other time deposits .............................        22,609        109,078          8,234            263       140,184
      Long-term debt ......................................         3,500          1,000              -              -         4,500
                                                                ---------      ---------      ---------      ---------     ---------
              Total interest bearing liabilities ..........       128,202        176,889         12,551            436     $ 318,078
                                                                ---------      ---------      ---------      ---------     =========

Interest sensitivity gap ..................................     $ (36,114)     $(119,743)     $ 145,376      $  65,839
Cumulative interest sensitivity gap .......................     $ (36,114)     $(155,857)     $ (10,481)     $  55,358
Gap ratio .................................................          0.72           0.32
Cumulative gap ratio ......................................          0.72           0.49

-----------------------------------------------------
(1)  Loans are net of nonaccruing loans totaling $625,000.

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

                                         2007 Year-
                                            End
                                          Average                                                                         Estimated
                                         Yield/Rate    2008     2009      2010       2011      2012   Thereafter Balance  Fair Value
                                         ----------    ----     ----      ----       ----      ----   ---------- -------  ----------
                                                                          (Dollars in thousands)
Interest earning assets
  Interest-bearing deposits
    with other banks ..................      4.00%  $    165   $     -   $     -    $    -    $    -   $     -   $    165   $    165
  Investment securities ...............      4.36%    30,766    22,794    14,337     4,574     3,206    29,012    104,689    104,651
  Federal funds sold ..................      5.09%    24,236         -         -         -         -         -     24,236     24,236
  Loans ...............................      7.84%   128,572    55,685    55,371     1,919     1,098     1,486    244,131    238,670


Interest bearing liabilities
  Savings .............................      2.64%  $ 21,458   $     -   $     -    $    -    $    -   $     -   $ 21,458   $ 21,458
  Interest bearing transaction accounts      3.24%    55,389         -         -         -         -         -     55,389     55,389
  Time deposits .......................      4.98%   224,814    11,258       225       317       117         -    236,731    238,172
                                                    --------   -------   -------    ------    ------   -------   --------   --------
        Total interest bearing deposits      4.49%   301,661    11,258       225       317       117         -    313,578    315,019
  Long-term debt ......................      4.21%     1,000         -         -         -         -     3,500      4,500      4,483

Management's Report on Internal Control Over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company's assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are made only in accordance with the authorizations of the Company's management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material impact on the financial statements.

Under the supervision and with the participation of management, including the Chief Executive Officer and the Chief Financial Officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting as of December 31, 2007 based on the framework in "Internal Control - Integrated Framework" promulgated by the Committee of Sponsoring Organizations of the Treadway Commission and the interpretive guidance issued by the Securities and Exchange Commission in Release No. 34-55929. Based on this evaluation, management concluded that the Company's internal control over financial reporting was effective as of December 31, 2007.

This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting because management's report was not subject to attestation by the Company's registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management's report in this annual report.

            Report of Independent Registered Public Accounting Firm




The Shareholders and Board of Directors
    of Community First Bancorporation

         We have audited the accompanying consolidated balance sheets of Community First Bancorporation and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 2007 and 2006, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2007, in conformity with U. S. generally accepted accounting principles.




J. W. Hunt and Company, LLP
Columbia, South Carolina
March 28, 2008

Consolidated Balance Sheets
Community First Bancorporation and Subsidiary

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                      2007                  2006
                                                                                                      ----                  ----
Assets
      Cash and due from banks (Note B) ...................................................       $  10,272,260        $   6,951,934
      Interest bearing deposits due from banks ...........................................             164,781               66,941
      Federal funds sold .................................................................          24,236,000           24,126,000
                                                                                                 -------------        -------------
           Cash and cash equivalents .....................................................          34,673,041           31,144,875
      Securities available-for-sale (Note C) .............................................          99,026,049          102,487,395
      Securities held-to-maturity (fair value of $5,625,083 for 2007 and
           $6,529,691 for 2006) (Note C) .................................................           5,663,113            6,595,026
      Federal Home Loan Bank stock, at cost ..............................................             839,900              980,200
      Loans (Note D) .....................................................................         244,131,013          202,965,700
           Allowance for loan losses .....................................................          (2,573,758)          (2,241,947)
                                                                                                 -------------        -------------
                Loans - net ..............................................................         241,557,255          200,723,753
      Premises and equipment - net (Note E) ..............................................           8,621,525            7,937,482
      Accrued interest receivable ........................................................           2,529,155            2,181,572
      Bank-owned life insurance ..........................................................           7,107,784                    -
      Other assets .......................................................................           2,130,413            1,859,069
                                                                                                 -------------        -------------

                Total assets .............................................................       $ 402,148,235        $ 353,909,372
                                                                                                 =============        =============

Liabilities
      Deposits (Note F)
           Noninterest bearing ...........................................................       $  42,288,971        $  40,576,371
           Interest bearing ..............................................................         313,577,582          267,380,938
                                                                                                 -------------        -------------
                Total deposits ...........................................................         355,866,553          307,957,309
      Accrued interest payable ...........................................................           3,479,569            2,702,946
      Short-term borrowings (Note G) .....................................................                   -            4,500,000
      Long-term debt (Note H) ............................................................           4,500,000            5,500,000
      Other liabilities ..................................................................             391,125               34,087
                                                                                                 -------------        -------------
                Total liabilities ........................................................         364,237,247          320,694,342
                                                                                                 -------------        -------------

      Commitments and contingent liabilities (Note M)

Shareholders' equity (Note I)
      Common stock - no par  value; 10,000,000 shares authorized; issued and outstanding - 3,324,105 for 2007 and
           2,958,558 for 2006 ............................................................          35,008,926           30,061,392
      Additional paid-in capital .........................................................             681,498              593,100
      Retained earnings ..................................................................           2,140,465            3,284,692
      Accumulated other comprehensive income (loss) ......................................              80,099             (724,154)
                                                                                                 -------------        -------------
                Total shareholders' equity ...............................................          37,910,988           33,215,030
                                                                                                 -------------        -------------

                Total liabilities and shareholders' equity ...............................       $ 402,148,235        $ 353,909,372
                                                                                                 =============        =============

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
Community First Bancorporation and Subsidiary

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                                  2007                2006                   2005
                                                                                  ----                ----                   ----
Interest income
     Loans, including fees .......................................           $17,600,104           $13,864,479           $11,497,766
     Securities
        Taxable ..................................................             3,890,240             3,868,407             3,564,081
        Tax-exempt ...............................................               816,428               635,967               149,880
     Federal funds sold ..........................................             1,208,738             1,174,768               667,735
     Other .......................................................                55,829                52,121                38,714
     Interest bearing deposits due from banks ....................                 6,277                 4,393                 5,003
                                                                             -----------           -----------           -----------
        Total interest income ....................................            23,577,616            19,600,135            15,923,179
                                                                             -----------           -----------           -----------

Interest expense
     Time deposits $100,000 and over .............................             4,054,315             2,952,983             2,117,851
     Other deposits ..............................................             8,972,052             7,193,745             4,202,097
     Short-term borrowings .......................................                     -                 1,789                17,971
     Long-term debt ..............................................               203,871               236,864               282,893
                                                                             -----------           -----------           -----------
        Total interest expense ...................................            13,230,238            10,385,381             6,620,812
                                                                             -----------           -----------           -----------

Net interest income ..............................................            10,347,378             9,214,754             9,302,367
Provision for loan losses (Note D) ...............................               594,000                65,000               250,000
                                                                             -----------           -----------           -----------
Net interest income after provision ..............................             9,753,378             9,149,754             9,052,367
                                                                             -----------           -----------           -----------

Other income
     Service charges on deposit accounts .........................             1,473,469             1,515,390             1,580,043
     Credit life insurance commissions ...........................                28,587                48,303                32,422
     Mortgage brokerage income ...................................                33,203                68,194               109,890
     Other income ................................................               671,140               521,855               416,244
                                                                             -----------           -----------           -----------
        Total other income .......................................             2,206,399             2,153,742             2,138,599
                                                                             -----------           -----------           -----------

Other expenses (Notes J and L)
     Salaries and employee benefits ..............................             4,120,766             3,647,451             2,902,693
     Net occupancy expense .......................................               432,852               346,610               267,760
     Furniture and equipment expense .............................               441,010               431,078               344,687
     Other expense ...............................................             2,136,968             2,326,626             1,905,008
                                                                             -----------           -----------           -----------
        Total other expenses .....................................             7,131,596             6,751,765             5,420,148
                                                                             -----------           -----------           -----------

Income before income taxes .......................................             4,828,181             4,551,731             5,770,818
Income tax expense (Note K) ......................................             1,497,469             1,533,762             2,040,892
                                                                             -----------           -----------           -----------
Net income .......................................................           $ 3,330,712           $ 3,017,969           $ 3,729,926
                                                                             ===========           ===========           ===========

Per share (Note I)
     Net income, basic ...........................................           $      1.02           $      0.93           $      1.16
     Net income, assuming dilution ...............................                  0.96                  0.87                  1.10

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
Community First Bancorporation and Subsidiary


                                                      Common Stock                                       Accumulated
                                                      ------------         Additional                      Other
                                                Number of                    Paid-in       Retained     Comprehensive
                                                 Shares         Amount      Capital        Earnings     Income (Loss)       Total
                                                 ------         ------      -------        --------     -------------       -----
Balance, January 1, 2005 ..................    2,648,230   $ 24,216,002    $       -   $  2,220,083    $   (499,640)   $ 25,936,445

Comprehensive income:
    Net income ............................            -              -            -      3,729,926               -       3,729,926
                                                                                                                       ------------
    Unrealized net holding losses
      on available-for-sale securities
      arising during the period, net of
      income tax effects of $502,764 ......            -              -            -              -        (897,693)       (897,693)
                                                                                                                       ------------
        Total other comprehensive
         income (loss) ....................            -              -            -              -               -        (897,693)
                                                                                                                       ------------
           Total comprehensive income .....            -              -            -              -               -       2,832,233
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares .....................      132,136      2,647,600            -     (2,653,949)              -          (6,349)
Exercise of employee stock options ........       18,043         92,059            -              -               -          92,059
                                               ---------   ------------    ---------   ------------    ------------    ------------
Balance, December 31, 2005 ................    2,798,409     26,955,661            -      3,296,060      (1,397,333)     28,854,388

Comprehensive income:
    Net income ............................            -              -            -      3,017,969               -       3,017,969
                                                                                                                       ------------
    Unrealized net holding gains on
      available-for-sale securities arising
      during the period, net of income tax
      effects of $377,023 .................            -              -            -              -         673,179         673,179
                                                                                                                       ------------
        Total other comprehensive
          income (loss)....................            -              -            -              -               -         673,179
                                                                                                                       ------------
           Total comprehensive income .....            -              -            -              -               -       3,691,148
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares .....................      140,570      3,022,534            -     (3,029,337)              -          (6,803)
Share-based compensation, net
 of tax benefits ..........................            -              -      593,100              -               -         593,100
Exercise of employee stock options ........       19,579         83,197            -              -               -          83,197
                                               ---------   ------------    ---------   ------------    ------------    ------------
Balance, December 31, 2006 ................    2,958,558     30,061,392      593,100      3,284,692        (724,154)     33,215,030

Comprehensive income:
    Net income ............................            -              -            -      3,330,712               -       3,330,712
                                                                                                                       ------------
    Unrealized net holding gains
       on available-for-sale securities
       arising during the period, net of
       income tax effects of $450,431 .....            -              -            -              -         804,253         804,253
                                                                                                                       ------------
        Total other comprehensive
          income (loss) ...................            -              -            -              -               -         804,253
                                                                                                                       ------------
           Total comprehensive income .....            -              -            -              -               -       4,134,965
                                                                                                                       ------------
Income tax benefits from exercises of
    non-qualified stock options in
    excess of amount previously provided ..            -              -       88,398              -               -          88,398
Declaration of 10% stock dividend
    distributed on January 15, 2008 and
    cash payment for fractional shares ....      295,470      4,469,444            -     (4,474,939)              -          (5,495)
Exercise of employee stock options ........       70,077        478,090            -              -               -         478,090
                                               ---------   ------------    ---------   ------------    ------------    ------------
Balance, December 31, 2007 ................    3,324,105   $ 35,008,926    $ 681,498   $  2,140,465    $     80,099    $ 37,910,988
                                               =========   ============    =========   ============    ============    ============

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Community First Bancorporation and Subsidiary

                                                                                                   Years Ended December 31,
                                                                                                   ------------------------
                                                                                           2007              2006            2005
                                                                                           ----              ----             ----
Operating activities
     Net income ....................................................................   $  3,330,712    $  3,017,969    $  3,729,926
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ..............................................        594,000          65,000         250,000
            Writedowns of foreclosed assets ........................................              -               -          25,000
            Depreciation ...........................................................        399,456         373,883         298,889
            Deferred income taxes ..................................................       (266,418)       (131,488)        (43,114)
            Amortization of net loan fees and costs ................................       (225,117)       (224,944)        (96,374)
            Securities accretion and premium amortization ..........................         53,843         152,566         275,137
            Accretion of cash surrender value of life insurance ....................       (107,784)              -               -
            Loss on sale or other disposition of fixed assets ......................              -               -           5,000
            (Gain) loss on sale of foreclosed assets ...............................           (354)        (30,621)          9,191
            Increase in interest receivable ........................................       (347,583)       (552,818)       (297,296)
            Increase in interest payable ...........................................        776,623         885,813         595,015
            (Increase) decrease in prepaid expenses ................................       (506,041)       (179,823)        148,738
            Increase (decrease) in other accrued expenses ..........................        357,038         (13,753)          6,991
            Share-based compensation expense .......................................              -         593,100               -
                                                                                       ------------    ------------    ------------
                Net cash provided by operating activities ..........................      4,058,375       3,954,884       4,907,103
                                                                                       ------------    ------------    ------------

Investing activities
     Purchases of available-for-sale securities ....................................    (25,224,140)    (25,209,833)    (58,600,965)
     Maturities, calls and paydowns of available-for-sale securities ...............     29,879,688      25,682,329      46,930,477
     Maturities, calls and paydowns of held-to-maturity securities .................        938,552       1,163,035       1,626,880
     Purchases of other investments ................................................              -         (31,800)       (162,300)
     Proceeds of redemptions of other investments ..................................        140,300               -         225,000
     Net increase in loans made to customers .......................................    (41,202,385)    (33,566,455)    (11,670,099)
     Purchases of premises and equipment ...........................................     (1,083,499)     (1,506,718)     (2,695,756)
     Proceeds from sale of foreclosed assets .......................................         14,589         167,942          57,768
     Proceeds from sale of real estate held for sale ...............................         36,449               -               -
     Purchases of bank-owned life insurance ........................................     (7,000,000)              -               -
                                                                                       ------------    ------------    ------------
                Net cash used by investing activities ..............................    (43,500,446)    (33,301,500)    (24,288,995)
                                                                                       ------------    ------------    ------------

Financing activities
     Net (decrease) increase in demand deposits, interest
         bearing transaction accounts and savings accounts .........................     (4,715,971)     25,163,011      (1,966,994)
     Net increase in certificates of deposit and other
         time deposits .............................................................     52,625,215       2,801,699      13,811,368
     Net (decrease) increase in short-term borrowings ..............................     (4,500,000)      1,000,000       1,000,000
     Repayment of long-term debt ...................................................     (1,000,000)     (1,000,000)     (1,000,000)
     Payment of cash in lieu of fractional shares
         for stock dividend ........................................................         (5,495)         (6,803)         (6,349)
     Exercise of employee stock options ............................................        478,090          83,197          92,059
     Excess tax benefits of exercises of stock options .............................         88,398               -               -
                                                                                       ------------    ------------    ------------
                Net cash provided by financing activities ..........................     42,970,237      28,041,104      11,930,084
                                                                                       ------------    ------------    ------------
Increase (decrease) in cash and cash equivalents ...................................      3,528,166      (1,305,512)     (7,451,808)
Cash and cash equivalents, beginning ...............................................     31,144,875      32,450,387      39,902,195
                                                                                       ------------    ------------    ------------
Cash and cash equivalents, ending ..................................................   $ 34,673,041    $ 31,144,875    $ 32,450,387
                                                                                       ============    ============    ============

Supplemental  Disclosure  of Cash Flow  Information

     Cash paid during the period for:
         Interest (net of amount capitalized) ......................................   $ 12,453,615    $  9,499,568    $  6,025,797
         Income taxes ..............................................................      1,700,000       1,851,154       1,980,856
     Noncash investing and financing activities:
         Transfer of loans to foreclosed assets ....................................              -          54,235               -
         Transfers from retained earnings to common stock
            in connection with stock dividends .....................................      4,469,444       3,022,534       2,647,600
         Other comprehensive income (loss) .........................................        804,253         673,179        (897,693)

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

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is probable, the estimated amount of the loss is charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating probable losses incurred in the loan portfolio based on factors discussed below and their potential effects based on judgments applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses necessitated as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the change occurs.

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

Foreclosed Assets - Assets (primarily real estate and vehicles) acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Loan losses arising from the acquisition of such property as of that date are charged against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in any subsequent valuation allowance are included in net foreclosed assets costs and expenses. The carrying value of foreclosed assets included in the balance sheets was $40,000 and $54,235 as of December 31, 2007 and 2006, respectively.

Bank-owned Life Insurance - The Company accounts for bank-owned life insurance in accordance with Emerging Issues Task Force Issue No. 06-4, "Accounting for
Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" which concludes that an employer should not offset the liability to provide postretirement benefits with the cash surrender value of an endorsement split-dollar life insurance arrangement held to fund the benefit.

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

Retirement Plan - The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note L. The Company does not sponsor any other postretirement or postemployment benefits, except with respect to the Chief Executive Officer. In 2007, the Company's Board of Directors approved supplemental benefits for the Chief Executive Officer as more fully described in Note L.

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

Stock-Based Compensation - As of December 31, 2007, the Company has two stock-based employee compensation plans, which are described more fully in Note
I. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123(R)") "Share-Based Payment." Prior to adoption of SFAS 123(R), the Company accounted for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, prior to adoption of SFAS 123(R), no stock-based employee compensation cost was reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation awarded in 2005. Per share amounts have been adjusted to reflect the effects of a 10% stock dividend effective as of December 20, 2007 and a 5% stock dividend effective as of December 18, 2006.

                                                                   Year Ended
                                                               December 31, 2005
                                                               -----------------

Net income, as reported ...................................       $   3,729,926
Deduct:  Total stock-based employee
      compensation expense determined under
      fair value based method for all awards,
      net of any related tax effects ......................            (237,807)
                                                                  -------------
Pro forma net income ......................................       $   3,492,119
                                                                  =============

Net income per share, basic
      As reported .........................................       $        1.16
      Pro forma ...........................................                1.09
Net income per share, assuming dilution
      As reported .........................................       $        1.10
      Pro forma ...........................................                1.03

The fair values of options granted during 2006 and 2005 were $9.90, and $8.06 per share, respectively. No options were granted in 2007. For 2006 and 2005, the fair value was estimated as of the grant date using the Black-Scholes options pricing model and the following assumptions: dividend yield of 0%, expected life of 10 years, risk free interest rates of 5.08% and 4.38% and stock price volatility of 25.35% and 25.71%, respectively. Because of the limited time during which the Company's stock has traded in a public market, the Company estimated stock price volatility based primarily on the historic volatility of another bank holding company domiciled in South Carolina that was founded at about the same time as the Company. Management believes that the other bank holding company is sufficiently similar to the Company in its operating history to make it a suitable reference for estimating the volatility of the Company's stock price.

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

NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2007 and 2006 were approximately $1,847,000 and $2,403,000, respectively.

NOTE C - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                          December 31,
                                                                          ------------
                                                   2007                                                2006
                                                   ----                                                ----
                                             Gross       Gross                                 Gross         Gross
                                           Unrealized  Unrealized  Estimated                 Unrealized    Unrealized    Estimated
                             Amortized      Holding     Holding      Fair      Amortized       Holding       Holding         Fair
                                Cost         Gains       Losses      Value        Cost          Gains         Losses        Value
                                ----         -----       ------      -----        ----          -----         ------        -----
Available-for-sale
Government sponsored
  enterprises (GSEs) .....   $ 56,098,415  $ 511,039  $  64,423  $ 56,545,031  $ 56,616,368   $ 125,758   $   537,843   $ 56,204,283
Mortgage-backed securities
  issued by GSEs .........     22,471,385     48,925    327,297    22,193,013    28,135,834       3,299       795,252     27,343,881
State, county and
  municipal ..............     20,331,290     92,261    135,546    20,288,005    18,864,918     122,074        47,761     18,939,231
                             ------------  ---------  ---------  ------------  ------------   ---------   -----------   ------------
               Total .....   $ 98,901,090  $ 652,225  $ 527,266  $ 99,026,049  $103,617,120   $ 251,131   $ 1,380,856   $102,487,395
                             ============  =========  =========  ============  ============   =========   ===========   ============
Held-to-maturity
Government sponsored
  enterprises ............   $          -  $       -  $       -  $          -  $          -   $       -   $         -   $          -
Mortgage-backed securities
  issued by GSEs .........      5,663,113        967     38,997     5,625,083     6,595,026           -        65,335      6,529,691
State, county and
  municipal ..............              -          -          -             -             -           -             -              -
                             ------------  ---------  ---------  ------------  ------------   ---------   -----------   ------------
               Total .....   $  5,663,113  $     967  $  38,997  $  5,625,083  $  6,595,026   $       -   $    65,335   $  6,529,691
                             ============  =========  =========  ============  ============   =========   ===========   ============

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                     December 31, 2007
                                                                                     -----------------
                                                                   Available-for-sale                 Held-to-maturity
                                                                   ------------------                 ----------------
                                                              Amortized           Estimated           Amortized          Estimated
                                                                 Cost             Fair Value             Cost            Fair Value
                                                                 ----             ----------             ----            ----------
Due within one year ................................         $14,137,093         $14,096,156         $         -         $         -
Due after one through five years ...................          18,619,977          18,822,524                   -                   -
Due after five through ten years ...................          23,146,709          23,392,611                   -                   -
Due after ten years ................................          20,525,926          20,521,745                   -                   -
                                                             -----------         -----------         -----------         -----------
                                                              76,429,705          76,833,036                   -                   -
Mortgage-backed securities
  issued by government-
  sponsored enterprises ............................          22,471,385          22,193,013           5,663,113           5,625,083
                                                             -----------         -----------         -----------         -----------
     Total .........................................         $98,901,090         $99,026,049         $ 5,663,113         $ 5,625,083
                                                             ===========         ===========         ===========         ===========

The estimated fair values and gross unrealized losses of all of the Company's investment securities whose estimated fair values were less than amortized cost as of December 31, 2007 and 2006 which had not been determined to be other-than-temporarily impaired, are presented below. The securities have been aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

                                                                                December 31, 2007
                                                                                -----------------
                                                            Continuously in Unrealized Loss Position for a Period of
                                                            --------------------------------------------------------
                                                   Less than 12 Months           12 Months or more                  Total
                                                   -------------------           -----------------                  -----
Available-for-sale                             Estimated      Unrealized      Estimated      Unrealized     Estimated     Unrealized
                                              Fair Value         Loss        Fair Value         Loss        Fair Value       Loss
                                              ----------         ----        ----------         ----        ----------       ----
Government-sponsored
  enterprises (GSEs) .....................    $ 3,993,971    $     4,322    $16,072,715    $    60,101    $20,066,686    $    64,423
Mortgage-backed securities
  issued by GSEs .........................        293,088          1,269     18,403,894        326,028     18,696,982        327,297
State, county and
  municipal securities ...................      7,681,060         78,781      3,201,751         56,765     10,882,811        135,546
                                              -----------    -----------    -----------    -----------    -----------    -----------
                        Total ............    $11,968,119    $    84,372    $37,678,360    $   442,894    $49,646,479    $   527,266
                                              ===========    ===========    ===========    ===========    ===========    ===========
Held-to-maturity
  Government-sponsored enterprises .......    $         -    $         -    $ 4,719,740    $    38,997    $ 4,719,740    $    38,997
                                              -----------    -----------    -----------    -----------    -----------    -----------
                        Total ............    $         -    $         -    $ 4,719,740    $    38,997    $ 4,719,740    $    38,997
                                              ===========    ===========    ===========    ===========    ===========    ===========

                                                                                December 31, 2006
                                                                                -----------------
                                                            Continuously in Unrealized Loss Position for a Period of
                                                            --------------------------------------------------------
                                                   Less than 12 Months           12 Months or more                  Total
                                                   -------------------           -----------------                  -----
Available-for-sale                             Estimated      Unrealized      Estimated      Unrealized     Estimated     Unrealized
                                              Fair Value         Loss        Fair Value         Loss        Fair Value       Loss
                                              ----------         ----        ----------         ----        ----------       ----
Government-sponsored
  enterprises ............................    $ 7,977,500    $    18,329    $34,233,795    $   519,514    $42,211,295    $   537,843
Mortgage-backed securities
  issued by GSEs .........................        617,351         20,299     26,253,632        774,953     26,870,983        795,252
State, county and
  municipal securities ...................      4,783,660         30,100      2,422,828         17,661      7,206,488         47,761
                                              -----------    -----------    -----------    -----------    -----------    -----------
                        Total ............    $13,378,511    $    68,728    $62,910,255    $ 1,312,128    $76,288,766    $ 1,380,856
                                              ===========    ===========    ===========    ===========    ===========    ===========
Held-to-maturity
  Government-sponsored enterprises .......    $ 2,463,645    $    19,498    $ 4,066,046    $    45,837    $ 6,529,691    $    65,335
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                              $ 2,463,645    $    19,498    $ 4,066,046    $    45,837    $ 6,529,691    $    65,335
                                              ===========    ===========    ===========    ===========    ===========    ===========

At December 31, 2007, 29 securities had been continuously in an unrealized loss position for less than 12 months and 72 securities had been continuously in an unrealized loss position for 12 months or more. The Company does not consider these investments to be other-than-temporarily impaired because the unrealized losses resulted primarily from higher interest rates and the securities consist primarily of issuances of government-sponsored enterprises such as the Federal Home Loan Banks, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation. The contractual terms of securities issued by government-sponsored enterprises do not permit the issuer to settle the securities at a price less than the face amount of the securities. The principal and interest payments of mortgage-backed securities issued by government-sponsored enterprises are guaranteed by that enterprise and it is expected that those securities would not be settled at a price less than the face amount of the securities. Although the Company classifies a majority of its investment securities as available-for-sale, management has not determined that any specific securities will be disposed of prior to maturity and believes that the Company has both the ability and the intent to hold those investments until a recovery of fair value, including until maturity. Also, there have been no significant adverse changes in the credit ratings of any of the security issuers that would indicate that the Company will be unable to collect all principal and interest amounts according to contractual terms. Substantially all of the issuers of state, county and municipal securities held were rated at least "investment grade" as of December 31, 2007 and 2006.

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

The Company did not sell any available-for-sale securities during 2007, 2006 or 2005. There were no transfers of available-for-sale securities to other categories in 2007, 2006 or 2005.

At December 31, 2007 and 2006, securities with a carrying value of $63,853,671 and $72,203,027, respectively, were pledged as collateral to secure public deposits.


NOTE D - LOANS

Loans consisted of the following:


                                                          December 31,
                                                          ------------
                                                     2007              2006
                                                     ----              ----
Commercial, financial and industrial ........   $  23,865,216     $  24,268,227
Real estate- construction ...................       2,201,343         1,982,035
Real estate - mortgage ......................     185,198,250       147,944,221
Consumer installment ........................      32,866,204        28,771,217
                                                -------------     -------------
      Total .................................     244,131,013       202,965,700
Allowance for loan losses ...................      (2,573,758)       (2,241,947)
                                                -------------     -------------
      Loans - net ...........................   $ 241,557,255     $ 200,723,753
                                                =============     =============
--------------------------
Net deferred loan fees of $382,235 and $308,944 were allocated to the various loan categories as of December 31, 2007 and 2006, respectively.

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                                  December 31,
                                                                                                                  ------------
                                                                                                            2007               2006
                                                                                                            ----               ----
Investment in impaired loans
     Nonaccrual ..................................................................................         $625,017         $ 50,384
     Accruing 90 days and over past due ..........................................................                -                -
                                                                                                           --------         --------
         Total ...................................................................................         $625,017         $ 50,384
                                                                                                           ========         ========

Average total investment in impaired loans during the year .......................................         $413,500         $399,000
Amount of impaired loans for which an allowance for loan losses is established ...................          625,017           50,384
Allowance for loan losses on impaired loans at year end ..........................................          145,038           19,976

The amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms and the amounts of interest income actually accrued and collected were immaterial to the consolidated financial statements for 2007, 2006 and 2005. The average total investment in impaired loans during 2005 was $1,052,000. There were no irrevocable commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2007.

As of December 31, 2007 and 2006, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:


                                               Years Ended December 31,
                                               ------------------------
                                         2007           2006             2005
                                         ----           ----             ----

Balance at January 1 ..............   $ 2,241,947    $ 2,266,086    $ 2,239,873
Provision charged to expense ......       594,000         65,000        250,000
Recoveries ........................        30,098         44,981         79,374
Charge-offs .......................      (292,287)      (134,120)      (303,161)
                                      -----------    -----------    -----------
Balance at December 31 ............   $ 2,573,758    $ 2,241,947    $ 2,266,086
                                      ===========    ===========    ===========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with, the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $5,356,855 and $6,238,430 at December 31, 2007 and 2006, respectively. During 2007, $691,347 of new loans were made and repayments totaled $1,572,922.

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                            December 31,
                                                            ------------
                                                       2007              2006
                                                       ----              ----

Land .......................................       $ 2,916,997       $ 2,916,997
Buildings and land improvements ............         5,400,702         4,569,189
Furniture and equipment ....................         3,279,919         3,027,933
                                                   -----------       -----------
     Total .................................        11,597,618        10,514,119
Accumulated depreciation ...................         2,976,093         2,576,637
                                                   -----------       -----------
     Premises and equipment - net ..........       $ 8,621,525       $ 7,937,482
                                                   ===========       ===========

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $399,456, $373,883, and $298,889, respectively. During 2006, the Company capitalized interest of $18,218 to construction in progress.

NOTE F - DEPOSITS

A summary of deposits follows:

                                                             December 31,
                                                             ------------
                                                       2007             2006
                                                       ----             ----
Noninterest bearing demand ...................     $ 42,288,971     $ 40,576,371
Interest bearing transaction accounts ........       55,389,292       52,619,354
Savings ......................................       21,457,667       30,656,176
Time deposits $100,000 and over ..............       96,547,178       68,276,913
Other time deposits ..........................      140,183,445      115,828,495
                                                   ------------     ------------
     Total deposits ..........................     $355,866,553     $307,957,309
                                                   ============     ============

As of December 31, 2007 and 2006, local governmental deposits comprised approximately 12% and 13% of total deposits, respectively. As of December 31, 2007 and 2006, $153,964 and $141,405, respectively, of overdrawn demand deposit balances have been reclassified as loans. As of December 31, 2007 and 2006, deposits of directors, officers and their related business interests totaled approximately $7,817,000 and $12,039,000, respectively.

At December 31, 2007, the scheduled maturities of time deposits are as follows:

                       Year                               Amount
                       ----                               ------

                       2008                           $ 223,939,600
                       2009                              12,130,147
                       2010                                 225,690
                       2011                                 317,871
                       2012                                 117,315
                 Thereafter                                       -

NOTE G - SHORT-TERM BORROWINGS

Short-term borrowings consisted of:

                                                            December 31,
                                                            ------------
                                                       2007              2006
                                                       ----              ----

Federal funds purchased ....................           $  -           $4,500,000
                                                       ====           ==========

As of December 31, 2006, federal funds were purchased from a correspondent bank at a rate of 5.63% and were repayable on January 3, 2007.

As of December 31, 2007, the banking subsidiary had unused short-term credit accommodations available from unrelated banks which allow the banking subsidiary to purchase up to $10,900,000 of federal funds. The accommodations limit the Bank's ability to obtain funds to, in one case, seven consecutive days, or, in the other case, fourteen days in any calendar month. The counterparties may, in their sole discretion, allow the banking subsidiary to borrow for time periods longer than indicated above, but higher rates would be charged for such borrowings, if any are allowed.

NOTE H - LONG-TERM DEBT

Long-term debt consisted of:

                                                             December 31,
                                                             ------------
                                                        2007             2006
                                                        ----             ----


Fixed rate notes due to FHLB due in
   annual installments of $1,000,000
   beginning in 2007 .........................       $1,000,000       $2,000,000
Variable rate note due to FHLB
   due June 18, 2014 .........................        3,500,000        3,500,000
                                                     ----------       ----------
                                                     $4,500,000       $5,500,000
                                                     ==========       ==========

Long-term debt represents amounts borrowed from the FHLB under the FHLB's Fixed Rate Advance Credit and Convertible Advance programs. Borrowings obtained under the Fixed Rate Credit program were $1,000,000 at a rate of 4.40%, maturing on June 18, 2008. The remaining $3,500,000 is an FHLB Convertible Advance bearing interest initially at 3.92% and maturing June 18, 2014. The interest rate on this Convertible Advance has remained at its initial value subject to the FHLB's option to convert the advance to a variable rate instrument on any quarterly interest payment date on or after June 18, 2005 if the 3-month LIBOR rate is 7.00% or greater. In the event of such conversion, this advance would thereafter be subject to a variable interest rate until maturity. As of December 31, 2007, the 3-month LIBOR rate was 4.70%. Each of the Fixed Rate and Convertible Advances may be prepaid on any quarterly interest payment date at the Company's option. With limited exceptions, any such prepayments would be subject to a prepayment penalty.

The contractual maturities of long-term debt are as follows:

                                                  December 31, 2007
                                                  -----------------
                                      Fixed Rate     Variable Rate        Total
                                      ----------     -------------        -----

Due in 2008 ....................      $1,000,000      $        -      $1,000,000
Due in 2014 ....................               -       3,500,000       3,500,000
                                      ----------      ----------      ----------
     Total long-term debt ......      $1,000,000      $3,500,000      $4,500,000
                                      ==========      ==========      ==========

The Company has pledged certain of its first mortgage loans secured by one-to-four family residential properties and its holdings of FHLB stock, included in the balance sheet in other investments, (collectively, "qualifying collateral instruments") to secure its debt due to the FHLB under a blanket lien agreement. The amount of qualifying collateral instruments as of December 31, 2007 was approximately $35,466,000. The qualifying collateral instruments required to secure the Company's short-term borrowings and long-term debt as of December 31, 2007 was approximately $5,415,000.

The banking subsidiary had unused credit availability under the FHLB's blanket lien agreement of up to an additional $24,041,000 under the FHLB's various credit programs, subject to pledging and other requirements. The amount of eligible collateral instruments remaining available as of December 31, 2007 to secure any additional FHLB borrowings totaled approximately $29,211,000.

NOTE I - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances - South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the subsidiary's current year-to-date earnings ($3,346,110 at December 31, 2007) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are generally limited to 10% of the Bank's capital stock and surplus on a secured basis.

Stock Dividends - For stockholders of record on December 20, 2007, December 18, 2006 and November 30, 2005 the Company's Board of Directors declared stock dividends of 10%, 5% and 5%, respectively. All per share information has been retroactively adjusted to give effect to the stock dividends.

Accumulated Other Comprehensive Income (Loss) - As of December 31, 2007 and 2006, accumulated other comprehensive income (loss) included as a component of shareholders' equity in the accompanying consolidated balance sheets consisted of accumulated changes in the unrealized holding gains and (losses) on available-for-sale securities, net of income tax effects, amounting to $80,099 and $(724,154) respectively.

Earnings per Share - Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                       2007               2006               2005
                                                                                       ----               ----               ----
Net income per share, basic
  Numerator - net income ..................................................         $3,330,712         $3,017,969         $3,729,926
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          3,269,042          3,242,502          3,214,643
                                                                                    ==========         ==========         ==========
                Net income per share, basic ...............................         $     1.02         $      .93         $     1.16
                                                                                    ==========         ==========         ==========

Net income per share, assuming dilution
  Numerator - net income ..................................................         $3,330,712         $3,017,969         $3,729,926
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          3,269,042          3,242,502          3,214,643
    Effect of dilutive stock options ......................................            209,068            215,339            186,040
                                                                                    ----------         ----------         ----------
                Total shares ..............................................          3,478,110          3,457,841          3,400,683
                                                                                    ==========         ==========         ==========
                Net income per share, assuming dilution ...................         $      .96         $      .87         $     1.10
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2007 and 2006, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2007, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized as defined in the Federal Deposit Insurance Act, Community First Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                         Minimum for               Minimum to be
                                                                  Actual              Capital Adequacy           Well Capitalized
                                                                  ------              ----------------           ----------------
                                                           Amount        Ratio     Amount         Ratio       Amount         Ratio
                                                           ------        -----     ------         -----       ------         -----
December 31, 2007                                                                 (Dollars in thousands)
     The Company
         Total Capital to risk weighted assets ........    $40,405       17.3%    $18,642          8.0%           NA             NA
         Tier 1 Capital to risk weighted assets .......    $37,831       16.2%    $ 9,321          4.0%           NA             NA
         Tier 1 Capital to average assets (leverage) ..    $37,831        9.7%    $15,594          4.0%           NA             NA
     Community First Bank
         Total Capital to risk weighted assets ........    $38,763       17.3%    $18,642          8.0%      $23,302          10.0%
         Tier 1 Capital to risk weighted assets .......    $36,189       16.2%    $ 9,321          4.0%      $13,981           6.0%
         Tier 1 Capital to average assets (leverage) ..    $36,189        9.7%    $15,594          4.0%      $19,492           5.0%

December 31, 2006
     The Company
         Total Capital to risk weighted assets ........    $35,457       15.7%    $18,063          8.0%           NA             NA
         Tier 1 Capital to risk weighted assets .......    $33,215       14.7%    $ 9,032          4.0%           NA             NA
         Tier 1 Capital to average assets (leverage) ..    $33,215        9.7%    $13,737          4.0%           NA             NA
     Community First Bank
         Total Capital to risk weighted assets ........    $34,997       15.5%    $18,063          8.0%      $22,579          10.0%
         Tier 1 Capital to risk weighted assets .......    $32,755       14.5%    $ 9,032          4.0%      $13,547           6.0%
         Tier 1 Capital to average assets (leverage) ..    $32,755        9.5%    $13,738          4.0%      $17,172           5.0%

Stock Options - In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 713,467 shares (adjusted for subsequent stock dividends and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options may be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 498,654 shares (adjusted for stock dividends and splits) of authorized common stock for issuance upon the exercise of such options. Although some options granted under the 1989 Plan can still be exercised, no further options may be granted under the 1989 Plan. For all stock options ever granted under the two plans, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, and vesting of options accelerates upon a change in control of the Company, in accordance with the provisions of the two plans. During 2006, the Company's Board of Directors accelerated the vesting of all other previously awarded and outstanding options such that all options were vested by December 31, 2006. The acceleration of the options' vesting resulted in pre-tax expenses of approximately $394,000 being recognized in 2006 that would otherwise have been recognized in 2007, 2008 and 2009.

Transactions under the plans are summarized as follows:

                                                                          Years Ended December 31,
                                                                          ------------------------
                                                   2007                              2006                             2005
                                                   ----                              ----                             ----

                                                                  Average                           Average
                                                      Wtd. Avg.  Intrinsic              Wtd. Avg.  Intrinsic             Wtd. Avg.
                                                      Exercise     Value                Exercise     Value               Exercise
                                            Shares      Price      (000s)     Shares      Price      (000s)    Shares      Price
                                            ------      -----      ------     ------      -----      ------    ------      -----
Outstanding at beginning of year .......   520,212     $ 10.95               494,664     $ 9.90               476,687      $ 9.17
Granted ................................         -           -                48,164      18.40                40,142       15.67
Exercised ..............................   (70,077)       6.82               (22,614)      3.68               (20,839)       4.39
Forfeited or expired ...................       (13)       5.55                    (2)      3.90                (1,326)      12.71
                                           -------                           -------                          -------
Outstanding at end of year .............   450,122       11.59    $ 2,435    520,212       10.95    $ 3,970   494,664        9.90
                                           =======                           =======                          =======

Options exercisable at year-end ........   450,122     $ 11.59    $ 2,435    520,212     $ 10.95    $ 3,970   403,893      $ 9.08
                                           =======                           =======                          =======

-------------------
Numbers of shares and exercise prices have been adjusted in the table above for a 10% stock dividend effective December 20, 2007 and 5% stock dividends effective December 18, 2006 and November 30, 2005.

The aggregate intrinsic value of a stock option in the table above represents the pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holder had all option holders exercised their options on December 31, 2007. This amount changes based on changes in the market value of the Company's stock.

Information pertaining to the fair values of stock options issued in each of the past three years and the methods and assumptions used to compute those values are included in Note A.

The following table summarizes information about the options outstanding:

                                                                             December 31, 2007
                                                                             -----------------
                                                   Options Outstanding                               Options Exercisable
                                                   -------------------                               -------------------
                                                        Weighted
                                                        Average
                                                       Remaining          Weighted                                     Weighted
                                    Number             Contractual         Average                Number                Average
Range of Exercise Prices          Outstanding          Life (Years)      Exercise Price         Outstanding           Exercise Price
------------------------          -----------          ------------      --------------         -----------           --------------
$ 2.84  to  $ 5.19                   70,779                0.31              $ 5.16                 70,779              $  5.16
 10.65  to   12.74                  291,200                3.88               11.47                291,200                11.47
 15.67  to   18.61                   88,143                7.86               17.16                 88,143                17.16
                                    -------                                                        -------

                                    450,122                4.10              $11.59                450,122              $ 11.59
                                    =======                                                        =======

Of the 1,212,121 shares of the Company's authorized common stock originally reserved for issuance upon the exercise of options under the plans, 175,814 shares authorized under the 1998 plan remained available for future grants as of December 31, 2007. However, the 1998 plan terminated on March 19, 2008, and no further options may be granted under the plan after that date. The Company has no current plans to adopt a new stock option plan, though the Board may decide to do so in the future.

NOTE J - OTHER EXPENSES

Other expenses are summarized below:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                    2007                2006                 2005
                                                                                    ----                ----                 ----
Salaries and employee benefits ......................................           $4,120,766           $3,647,451           $2,902,693
Net occupancy expense ...............................................              432,852              346,610              267,760
Furniture and equipment expense .....................................              441,010              431,078              344,687
Other expense
      Stationery, printing and postage ..............................              286,382              299,042              247,126
      Telephone .....................................................              152,656              143,422              102,249
      Advertising and promotion .....................................              118,565              124,968               97,258
      Professional services .........................................              284,907              202,278              169,465
      Insurance .....................................................               73,991               75,507               67,374
      FDIC insurance assessment .....................................               37,168               35,654               35,785
      Directors' compensation .......................................               94,400              392,471              100,800
      Foreclosed assets costs and expenses, net .....................                3,142                8,154               42,933
      Data processing expenses ......................................              250,728              272,867              236,445
      Other .........................................................              835,029              772,263              805,573
                                                                                ----------           ----------           ----------
          Total .....................................................           $7,131,596           $6,751,765           $5,420,148
                                                                                ==========           ==========           ==========

NOTE K - INCOME TAXES

Income tax expense consisted of:


                                              Years Ended December 31,
                                              ------------------------
                                          2007           2006           2005
                                          ----           ----           ----
Current
    Federal ........................  $ 1,613,312    $ 1,528,379    $ 1,915,653
    State ..........................      150,575        136,871        168,353
                                      -----------    -----------    -----------
        Total current ..............    1,763,887      1,665,250      2,084,006
Deferred
    Federal ........................     (266,418)      (131,488)       (43,114)
                                      -----------    -----------    -----------
        Total income tax expense ...  $ 1,497,469    $ 1,533,762    $ 2,040,892
                                      ===========    ===========    ===========

The principal components of the deferred portion of income tax expense or (credit) were:

                                                 Years Ended December 31,
                                                 ------------------------
                                            2007           2006           2005
                                            ----           ----           ----

Provision for loan losses ............    $(109,564)    $   7,971     $  (8,656)
Accelerated depreciation .............       (5,049)      (18,701)      (29,869)
Deferred net loan costs and fees .....      (24,201)      (34,576)       (4,589)
Writedowns of other real estate ......            -         9,906             -
Non-qualified stock options ..........            -       (96,088)            -
Deferred compensation expense ........     (127,604)            -             -
                                          ---------     ---------     ---------
            Total ....................    $(266,418)    $(131,488)    $ (43,114)
                                          =========     =========     =========

Income before income taxes presented in the consolidated statements of income for the years ended December 31, 2007, 2006 and 2005 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                Years Ended December 31,
                                                ------------------------
                                          2007           2006           2005
                                          ----           ----           ----

Tax expense at statutory rate .....   $ 1,641,582    $ 1,547,589    $ 1,962,078
State income tax, net of federal
    income tax benefit ............        99,380         90,335        111,403
Tax-exempt interest income ........      (276,416)      (220,098)       (60,143)
Non-deductible interest expense to
    carry tax-exempt instruments ..        46,616         34,608          7,209
Other, net ........................       (13,693)        81,328         20,345
                                      -----------    -----------    -----------
            Total .................   $ 1,497,469    $ 1,533,762    $ 2,040,892
                                      ===========    ===========    ===========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                               December 31,
                                                               ------------
                                                           2007           2006
                                                           ----           ----
Deferred tax assets
    Allowance for loan losses ....................     $  702,622     $  593,058
    Deferred net loan fees .......................        126,214        102,013
    Non-qualified stock options ..................         96,088         96,088
    Deferred compensation ........................        127,604              -
    Unrealized net holding losses on
      available-for-sale securities ..............              -        405,571
                                                       ----------     ----------
            Gross deferred tax assets ............      1,052,528      1,196,730
    Valuation allowance ..........................              -              -
                                                       ----------     ----------
            Total ................................      1,052,528      1,196,730
                                                       ----------     ----------

Deferred tax liabilities
    Accelerated depreciation .....................        195,411        200,460
    Unrealized net holding gains on
      available-for-sale securities ..............         44,860              -
                                                       ----------     ----------
            Gross deferred tax liabilities .......        240,271        200,460
                                                       ----------     ----------
Net deferred income tax assets ...................     $  812,257     $  996,270
                                                       ==========     ==========

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2007, 2006 and 2005, $450,431 was charged, $377,023 was charged, and $502,764 was credited to other comprehensive income or loss, respectively. In 2007, $266,418 was credited to income tax expense; in 2006, $131,488 was credited to income tax expense; and, in 2005, $43,114 was credited to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2007 and 2006 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.

NOTE L - RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 2007, 2006 and 2005 totaled $84,941, $66,764, and $58,983, respectively.

In 2007, the Company's Board of Directors approved certain supplemental benefits for the Chief Executive Officer. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, life insurance contracts owned by the Bank provide informal, indirect funding for those benefits. The Company recorded deferred compensation expense related to these benefits of $386,446 in 2007.

NOTE M - COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit - In the normal course of business, the banking subsidiary is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual, or notional, amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                             December 31,
                                                             ------------
                                                         2007            2006
                                                         ----            ----

                Loan commitments ...............     $35,953,550     $33,764,489
                Standby letters of credit ......       1,038,600       1,113,600

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

Litigation - The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2007. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

New Offices - Land intended to be used for the Bank's future expansion has been obtained near Powdersville, SC. The Company has established neither a budget nor a schedule for the construction of that proposed office.

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

The fair value of debt securities issued by Government sponsored enterprises is estimated based on published closing quotations. The fair value of state, county and municipal securities is generally not available from published quotations; consequently, their fair values estimates are based on matrix pricing or quoted market prices of similar instruments adjusted for credit quality differences between the quoted instruments and the securities being valued. Fair value for mortgage-backed securities is estimated primarily using dealers' quotes.

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

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

                                                                                             December 31,
                                                                                             ------------
                                                                              2007                               2006
                                                                              ----                               ----
                                                                  Carrying           Estimated         Carrying          Estimated
                                                                   Amount           Fair Value         Amount            Fair Value
                                                                   ------           ----------         ------            ----------
Financial assets
   Cash and due from banks .............................       $ 10,272,260       $ 10,272,260       $  6,951,934       $  6,951,934
   Interest bearing deposits due from banks ............            164,781            164,781             66,941             66,941
   Federal funds sold ..................................         24,236,000         24,236,000         24,126,000         24,126,000
   Securities available-for-sale .......................         99,026,049         99,026,049        102,487,395        102,487,395
   Securities held-to-maturity .........................          5,663,113          5,625,083          6,595,026          6,529,691
   Federal Home Loan Bank stock ........................            839,900            839,900            980,200            980,200
   Loans ...............................................        241,557,255        238,670,000        200,723,753        200,447,000
   Accrued interest receivable .........................          2,529,155          2,529,155          2,181,572          2,181,572
Financial liabilities
   Deposits ............................................        355,866,553        357,308,000        307,957,309        307,326,000
   Accrued interest payable ............................          3,479,569          3,479,569          2,702,946          2,702,946
   Short-term borrowings ...............................                  -                  -          4,500,000          4,500,000
   Long-term debt ......................................          4,500,000          4,483,000          5,500,000          5,497,000

The following is a summary of the notional or contractual amounts and estimated fair values of the Company's off-balance sheet financial instruments:

                                                                                          December 31,
                                                                                          ------------
                                                                             2007                                   2006
                                                                             ----                                   ----
                                                                Notional/          Estimated          Notional/          Estimated
                                                                Contract             Fair              Contract             Fair
                                                                 Amount              Value             Amount              Value
                                                                 ------              -----             ------              -----
Off-balance sheet commitments
  Loan commitments .....................................     $35,953,550            $ -            $33,764,489            $ -
  Standby letters of credit ............................       1,038,600              -              1,113,600              -

NOTE O - ACCOUNTING CHANGES

Hybrid Financial Instruments - The provisions of Statement of Financial Accounting Standards No. 155 ("SFAS No. 155"), "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140," were effective January 1, 2007. The Company has no affected financial instruments and adoption of the Statement had no effect on the Company's consolidated financial statements.

Servicing of Financial Assets - The provisions of Statement of Financial Accounting Standards No. 156 ("SFAS No. 156"), "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140" were effective January 1, 2007. This Statement potentially simplified the accounting for separately recognized loan servicing assets and liabilities and any financial instruments used to hedge risks associated with those assets and liabilities. Under SFAS 156, separately recognized servicing assets and liabilities are accounted for initially at fair value, if practicable, and subsequently are accounted for either at fair value or amortized over the economic lives of the related loans. If the fair value method of subsequent valuation is elected, SFAS No. 156 permits income statement recognition of the potential offsetting changes in the fair values of the financial servicing rights and liabilities and the derivative instruments used to hedge them in the same accounting period. The Company currently has no separately recognized loan servicing rights or liabilities, and adoption of SFAS No. 156 had no effect on the Company's consolidated financial statements.

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

Accounting for Uncertainty in Income Taxes - The provisions of Financial Accounting Standards Board Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," clarify the accounting for uncertainty in income tax positions. FIN 48 prescribes a two-step evaluation process that includes both a recognition threshold and a measurement attribute for tax positions taken or expected to be taken in a tax return. The provisions of FIN 48 were effective for the Company as of January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company's consolidated financial statements.

Fair Value Option -The provisions of Statement of Financial Accounting Standards No. 159 ("SFAS No. 159"), "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115," are effective as of January 1, 2008. SFAS No 159 allows entities to choose whether or not to measure many financial instruments and certain other items at fair value. However, the Statement also specifies the times at which an entity is allowed choose to elect the fair value option for a particular item. For eligible financial instruments that an entity elects to measure at fair value, all changes in fair value, including both unrealized and realized gains and losses, will be recognized in income. The Company currently does not expect to value any items using the fair value option of SFAS No. 159 and adoption of the Statement, therefore, is expected to have no effect on the Company's financial statements.

NOTE P - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                     2007                    2006
                                                                                                     ----                    ----
Condensed Balance Sheets
       Assets
             Cash ....................................................................            $ 1,633,623            $ 1,172,196
             Investment in banking subsidiary ........................................             36,269,433             32,030,672
             Other assets ............................................................                  7,932                 12,162
                                                                                                  -----------            -----------
                  Total assets .......................................................            $37,910,988            $33,215,030
                                                                                                  ===========            ===========
       Liabilities
             Other liabilities .......................................................            $         -            $         -
       Shareholders' equity ..........................................................             37,910,988             33,215,030
                                                                                                  -----------            -----------
                  Total liabilities and shareholders' equity .........................            $37,910,988            $33,215,030
                                                                                                  ===========            ===========

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                     2007               2006                2005
                                                                                     ----               ----                ----
Condensed Statements of Income
       Income
             Interest income ...........................................        $    41,048         $    38,182         $    15,191
             Other income ..............................................                  -                   -               6,070
                                                                                -----------         -----------         -----------
                  Total income .........................................             41,048              38,182              21,261
                                                                                -----------         -----------         -----------
       Expenses
             Other expenses ............................................             64,378              73,953              53,098
                                                                                -----------         -----------         -----------
                  Total expenses .......................................             64,378              73,953              53,098
                                                                                -----------         -----------         -----------
       Income (loss) before income taxes and equity in
             undistributed earnings of banking subsidiary ..............            (23,330)            (35,771)            (31,837)
       Income tax expense (credit) .....................................             (7,932)            (12,162)            (10,825)
       Equity in undistributed earnings
             of banking subsidiary .....................................          3,346,110           3,041,578           3,750,938
                                                                                -----------         -----------         -----------
       Net income ......................................................        $ 3,330,712         $ 3,017,969         $ 3,729,926
                                                                                ===========         ===========         ===========

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                         2007               2006            2005
                                                                                         ----               ----            ----
Condensed Statements of Cash Flows
       Operating activities
             Net income .........................................................     $ 3,330,712      $ 3,017,969      $ 3,729,926
                  Adjustments to reconcile net income to net
                        cash used by operating activities
                              Equity in undistributed earnings
                                of banking subsidiary ...........................      (3,346,110)      (3,041,578)      (3,750,938)
                              Decrease (increase) in other assets ...............           4,230           (1,337)           2,625
                                                                                      -----------      -----------      -----------
                                Net cash used by operating activities ...........         (11,168)         (24,946)         (18,387)
                                                                                      -----------      -----------      -----------
       Financing activities
             Exercise of employee stock options .................................         478,090           83,197           92,059
             Payment of cash in lieu of fractional
                  shares for stock dividend .....................................          (5,495)          (6,803)          (6,349)
                                                                                      -----------      -----------      -----------
                                Net cash provided by financing activities .......         472,595           76,394           85,710
                                                                                      -----------      -----------      -----------
       Increase in cash and cash equivalents ....................................         461,427           51,448           67,323
       Cash and cash equivalents, beginning .....................................       1,172,196        1,120,748        1,053,425
                                                                                      -----------      -----------      -----------
       Cash and cash equivalents, ending ........................................     $ 1,633,623      $ 1,172,196      $ 1,120,748
                                                                                      ===========      ===========      ===========

                                       54