Form 10-K, Exhibit 13
period 2008-12-31
COMMUNITY FIRST BANCORP
filed 2009-03-31
CIK 1047446

EXHIBIT 13


















                         COMMUNITY FIRST BANCORPORATION

                            Portions of Registrant's
                              2008 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2008 Form 10-K

Financial Summary

                                                                                  Years Ended December 31,
                                                                                  ------------------------
                                                              2008            2007             2006            2005            2004
                                                              ----            ----             ----            ----            ----
                                                                           (Dollars in thousands, except per share data)
Financial Condition
     Securities ....................................        $138,546        $104,689        $109,082        $109,821        $101,452
     Allowance for loan losses .....................           5,475           2,574           2,242           2,266           2,240
     Net loans (1) .................................         264,938         241,557         200,724         167,052         155,535
     Premises and equipment - net ..................           8,655           8,622           7,937           6,805           4,413
     Total assets ..................................         469,473         402,148         353,909         320,712         305,348
     Noninterest bearing deposits ..................          41,962          42,289          40,576          38,061          34,903
     Interest bearing deposits .....................         374,153         313,578         267,381         241,932         233,245
     Total deposits ................................         416,115         355,867         307,957         279,993         268,148
     Total liabilities .............................         429,545         364,237         320,694         291,858         279,412
     Total shareholders' equity ....................          39,928          37,911          33,215          28,854          25,936

Results of Operations
     Interest income ...............................        $ 24,551        $ 23,578        $ 19,600        $ 15,923        $ 13,948
     Interest expense ..............................          12,834          13,230          10,385           6,621           5,077
                                                            --------        --------        --------        --------        --------
     Net interest income ...........................          11,717          10,348           9,215           9,302           8,871
     Provision for loan losses .....................           4,550             594              65             250             380
                                                            --------        --------        --------        --------        --------
     Net interest income after provision ...........           7,167           9,754           9,150           9,052           8,491
     Other income ..................................           2,495           2,206           2,154           2,139           2,054
     Other expenses ................................           8,067           7,132           6,752           5,420           5,151
                                                            --------        --------        --------        --------        --------
     Income before income taxes ....................           1,595           4,828           4,552           5,771           5,394
     Income tax expense ............................             253           1,497           1,534           2,041           1,957
                                                            --------        --------        --------        --------        --------
     Net income ....................................        $  1,342        $  3,331        $  3,018        $  3,730        $  3,437
                                                            ========        ========        ========        ========        ========

Per Share Data (2)
     Net income, basic .............................        $   0.38        $   0.97        $   0.89        $   1.10        $   1.02
     Net income, assuming dilution .................            0.36            0.91            0.83            1.05            0.97
     Period end book value .........................           11.20           10.86            9.72            8.50            7.69


(1)  Excludes loans held for sale.
(2) Per share amounts have been retroactively adjusted to reflect a 5% stock dividend effective December 20, 2008, a 10% stock dividend effective December 20, 2007, and 5% stock dividends effective December 18, 2006 and November 30, 2005.

Quarterly Financial Information (Unaudited)

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                       2008                                     2007
                                                                       ----                                     ----
                                                      Fourth     Third      Second    First     Fourth    Third     Second   First
                                                      Quarter    Quarter    Quarter   Quarter   Quarter   Quarter   Quarter  Quarter
                                                      -------    -------    -------   -------   -------   -------   -------  -------
                                                                           (Dollars in thousands, except per share)
Interest and dividend income ......................   $ 5,922    $ 6,236   $ 6,037   $ 6,356   $ 6,116   $ 5,981   $ 5,820   $ 5,661
Interest expense ..................................     3,093      3,006     3,147     3,588     3,453     3,367     3,211     3,199
                                                      -------    -------   -------   -------   -------   -------   -------   -------

Net interest income ...............................     2,829      3,230     2,890     2,768     2,663     2,614     2,609     2,462
Provision for loan losses .........................     3,175        965       280       130       324       150       120         -
                                                      -------    -------   -------   -------   -------   -------   -------   -------

Net interest income after provision ...............      (346)     2,265     2,610     2,638     2,339     2,464     2,489     2,462
Noninterest income ................................       627        634       625       609       635       583       502       486
Noninterest expense ...............................     2,237      1,938     2,005     1,887     2,055     1,901     1,642     1,534
                                                      -------    -------   -------   -------   -------   -------   -------   -------

Income (loss) before income taxes .................    (1,956)       961     1,230     1,360       919     1,146     1,349     1,414
Provision for income taxes ........................      (784)       252       385       400       255       375       410       457
                                                      -------    -------   -------   -------   -------   -------   -------   -------

Net income (loss) .................................   $(1,172)   $   709   $   845   $   960   $   664   $   771   $   939   $   957
                                                      =======    =======   =======   =======   =======   =======   =======   =======

Earnings per share *
Basic .............................................   $ (0.33)   $  0.20   $  0.24   $  0.28   $  0.19   $  0.23   $  0.27   $  0.28
Diluted ...........................................     (0.33)      0.19      0.23      0.26      0.19      0.21      0.25      0.26

---------------------------------

* Per share amounts have been retroactively adjusted to reflect a 5% stock dividend effective December 20, 2008.

         During the fourth quarter of 2008, management observed that economic activity in the Company's market areas had deteriorated significantly from its earlier assessments. Numerous factors led to that determination including increasing amounts of past due and nonaccrual loans, reduced sales of housing units, increasing numbers of layoffs in the local workforce, and the announcement by US government economists in the fourth quarter of 2008 that the country's economy had entered a recession in the first quarter of 2008. Consequently, management reevaluated the adequacy of its allowance for loan losses and determined that a significant increase was warranted.


                        CAUTIONARY NOTICE WITH RESPECT TO
                           FORWARD LOOKING STATEMENTS

         This report contains "forward-looking statements" within the meaning of the securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.

         All statements that are not historical facts are statements that could be "forward-looking statements." You can identify these forward-looking statements through the use of words such as "may," "will," "should," "could," "would," "expect," "anticipate," "assume, "indicate," "contemplate," "seek," "plan," "predict," "target," "potential," "believe," "intend," "estimate," "project," "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

         These forward-looking statements are based on current expectations, estimates and projections about the banking industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

          o    future economic and business conditions;
          o lack of sustained growth in the economies of the Company's market areas;
          o    government monetary and fiscal policies;
          o the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;
          o the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;
          o    credit risks;
          o    higher than anticipated levels of defaults on loans;
          o    perceptions by depositors about the safety of their deposits;
          o    capital adequacy;
          o the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;
          o    ability to weather the current economic downturn;
          o    loss of consumer or investor confidence;
          o    availability of liquidity sources;
          o the risks of opening new offices, including, without limitation, the related costs and time of building customer relationships and integrating operations as part of these endeavors and the failure to achieve expected gains, revenue growth and/or expense savings from such endeavors;
          o changes in laws and regulations, including tax, banking and securities laws and regulations;
          o    changes in accounting policies, rules and practices;
          o changes in technology or products may be more difficult or costly, or less effective, than anticipated;
          o the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence; and
          o other factors and information described in this report and in any of the other reports that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

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


Market for Common Stock and Dividends

         Trading in the Company's common stock is reported on the OTC Bulletin Board under the ticker symbol "CFOK.OB." The following table summarizes the range of high and low bid prices for the Company's common stock as reported on the OTC Bulletin Board for each quarterly period of 2008 and 2007. Prices shown represent inter-dealer prices without retail markup, markdown or commissions, and may not represent actual transactions. Furthermore, trading in the Company's stock is very limited. Per share prices in the table have been adjusted to reflect a 5% stock dividend effective December 20, 2008.


                                    2008                          2007
                                    ----                          ----
   Quarter Ended             High           Low            High           Low
   -------------             ----           ---            ----           ---
        March 31          $ 15.71        $ 11.52        $ 18.61        $ 16.49
         June 30          $ 15.95        $ 15.00        $ 16.54        $ 14.94
    September 30          $ 15.24        $ 11.52        $ 15.58        $ 12.99
     December 31          $ 12.38        $ 7.19         $ 15.71        $ 11.48


         As of February 28, 2009, there were approximately 768 holders of record of the Company's common stock, excluding individual participants in security position listings.

         The Company has not declared or paid any cash dividends since the Company's inception. The Board of Directors declared a 5% stock dividend effective December 20, 2008, a 10% stock dividend effective December 20, 2007 and 5% stock dividends effective December 18, 2006 and November 30, 2005.

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


Management's Discussion and Analysis of Financial Condition and Results of Operations

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company." This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect a 5% stock dividend effective December 20, 2008, a 10% stock dividend effective December 20, 2007 and a 5% stock dividend effective December 18, 2006.

         During the second half of 2008, severe economic and credit market disruptions caused by increasing foreclosure rates and valuation difficulties related to sub-prime and other problem mortgages led to significant losses in stock valuations and sharp and sudden decreases in the availability of credit for companies of all sizes. Interest rates associated with short-term US Treasury securities reached historically low levels as some investors refused to entrust their funds to entities other than those presumed riskless. The Federal Reserve pushed its target rate for federal funds lower, as well.

         In their efforts to mitigate the factors constraining the flow of credit and to restore confidence in the banking system, Congress enacted legislation and governmental agencies implemented regulations designed to alleviate the fears of bank depositors (by temporarily increasing the limits on insured interest-bearing deposits to $250,000 per account owner and temporarily eliminating the cap on the amount of insured noninterest bearing demand deposits), to provide guarantees for constant dollar money market mutual funds to investors, made available additional capital for banks and other financial institutions in the form of direct preferred stock investments by the US Treasury, and through various other measures which continue to be added to and refined. In addition, the Federal Reserve expanded the types of assets eligible to be used as collateral for discount window borrowings and the types of entities that could use those services.

         The demise of the large investment houses and the closing or forced mergers of a few large and recognizable banking companies caused depositors to become concerned about the ongoing viability of their own banks and made them more acutely aware of the FDIC insurance coverage of their deposits. Accordingly, in some cases, the Company's depositors, and those with funds on deposit at other financial institutions, took action to maximize the amount of funds covered by FDIC insurance. This resulted in funds flowing from one institution to another as customers decreased the amount of their funds held by any one institution to the insurance limit. Because there are several larger financial institutions in the Company's market areas which likely could have held significant amounts of such deposits, management believes that the Bank was a net recipient of such funds; i.e., the amount of such funds flowing to the Bank exceeded the amount that the Bank's customers moved to other banks. Because the depositors' primary concern was about the safety of principal, the Bank could compete for the funds without having to increase the rates it offered for deposits.

         To further address depositors' concerns about the safety of bank deposits and debt instruments, the FDIC, through its Temporary Liquidity Guarantee Program, provided financial institutions with options to accept unlimited insurance coverage for noninterest bearing transaction accounts (including certain low-interest NOW and IOLTA accounts, but excluding money market deposit accounts) through December 31, 2009 and, separately, the FDIC's guarantee of a portion of an institution's unsecured senior debt with a term of at least 31 days. The FDIC's guarantee of such debt lasts until the earlier of the maturity of the debt or June 30, 2012, provided the institution does not opt out of the program. If an institution participates in these optional programs, its deposit insurance assessments will increase more than if did not participate. The Company and the Bank have not opted out of these programs, but have not issued any guaranteed debt.

         The U.S. Treasury's Troubled Assets Relief Program (Capital Purchase Program) was implemented to provide capital to healthy financial institutions.

Under this program, the Treasury generally purchases preferred stock and receives warrants to purchase either preferred or common stock. In addition, limits are imposed on the amounts of dividends that the recipients may pay to common stockholders and on certain other activities as well. The Company initially applied to sell approximately $9,000,000 of preferred stock to the U.
S. Treasury, but withdrew its application after receiving preliminary approval because of (i) the cost of the preferred stock, (ii) the open-ended administrative burdens associated with the stock, including having to allow Treasury to amend unilaterally the stock purchase agreement to comply with subsequent changes in applicable federal statutes, (iii) the fact that the Company and the Bank were already well capitalized under regulatory guidelines and expected to continue to be so, and (iv) management's belief that other sources of capital were, and would continue to be, available should additional capital be needed.


Earnings Performance

2008 Compared with 2007

         For the year ended December 31, 2008, the Company recorded net income of $1,342,000, a decrease of $1,989,000, or 59.7%, from net income of $3,331,000 for 2007. Net income per share for 2008 was $.38 compared with $.97 for 2007. Per share net income, assuming dilution from outstanding stock options, was $.36 for 2008 and $.91 for 2007. Return on average assets was .31% for 2008 compared with .88% for 2007. Return on average shareholders' equity was 3.38% for 2008 compared with 9.46% for 2007.

         The decrease in net income for 2008 was caused primarily by a significantly higher provision for loan losses. The provision for loan losses for 2008 was $4,550,000, an increase of $3,956,000, or 666.0%, over the 2007 provision. Deterioration in asset quality, evidenced by larger amounts of nonaccrual, past due and potential problem loans led to those increased provisions. Due to continuing weakness and other problems in many areas of the local and national economies, the Company expects that higher than normal amounts of provision for loan losses may be needed in the future until general economic conditions begin to improve. While the ultimate timing, extent, and likelihood of such potential improvements currently are unknown, it is expected that significant improvement is not likely in the short-term.

          Net interest income for 2008 was $1,369,000 more than for 2007 due to higher levels of taxable securities and loans, higher rates earned on taxable securities and lower rates paid for deposits (especially the rates paid for interest bearing transaction and savings accounts) and other funding sources. Higher amounts of nonaccrual loans had a detrimental effect on the amount of interest income on loans recognized in the period. When a loan is placed in nonaccrual status, the Company discontinues recognizing interest accrual in income and reverses any amount of previously accrued but uncollected interest attributable to that loan against interest income. Loans categorized as nonaccrual as of December 31, 2008 totaled $11,799,000 and included approximately $8,494,000 of loans that were not categorized as nonaccrual loans as of December 31, 2007. Despite those effects, interest income on loans for 2008 was $612,000 more than for 2007. The average rate earned on loans in 2008 was 81 basis points lower than for 2007.

         Other income for 2008 increased by $289,000 over the 2007 amount, primarily as a result of increases in the value of life insurance contracts. Other expenses increased by $935,000 primarily due to higher salaries and employee benefits, increased expenses related to the banking office network and higher data processing expenses.

         Land intended to be used for the Bank's further expansion in Anderson County was obtained near Powdersville, SC in 2007. The Company has established neither a budget nor a schedule for the construction of that proposed office.

2007 Compared with 2006

         For the year ended December 31, 2007, the Company recorded net income of $3,331,000, an increase of $313,000, or 10.4%, over net income of $3,018,000 for 2006. Net income per share for 2007 was $.97 compared with $.89 for 2006. Per share net income, assuming dilution from outstanding stock options, was $.91 for 2007 and $.83 for 2006. Return on average assets was .88% for 2007 compared with .89% for 2006. Return on average shareholders' equity was 9.46% for 2007 compared with 9.87% for 2006.

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

         The Bank opened a new full-service banking office on Highway 81 in the City of Anderson, SC during the fourth quarter of 2007. The cost of construction was approximately $800,000. During 2007, the Company, the Bank and their Chief Executive Officer entered into agreements related to his compensation and retention. The subsidiary Bank purchased life insurance contracts to partially fund its obligations under those agreements. Approximately $386,000 of expense related to those agreements is included in compensation expenses for 2007. Included in other income for 2007 were increases in the value of the underlying insurance contracts of approximately $108,000.

Net Interest Income

         Net interest income, the difference between interest income earned and interest expense incurred, is the principal source of the Company's earnings. Net interest income is affected by changes in the levels of interest rates and by changes in the volume and mix of interest earning assets and interest bearing liabilities.

2008 Compared with 2007

         Net interest  income was $11,717,000 and $10,348,000 for 2008 and 2007, respectively. Interest income for 2008 was $24,551,000, an increase of $973,000, or 4.1%, over 2007. Interest expense for 2008 was $12,834,000, a decrease of $396,000, or 3.0% from $13,230,000 for 2007. Larger average amounts of interest earning assets, especially in the relatively higher-yielding loan and taxable securities categories, resulted in the increased interest income amount in 2008, overcoming a 55 basis point decrease in the yield on earning assets for the 2008 period. Interest expense for 2008 decreased despite large increases in the average amounts of time deposits, in large part because the average cost of interest-bearing liabilities for 2008 was 76 basis points lower than for 2007.

         During 2008, the amount of nonaccrual loans increased significantly. This was especially noteworthy during the last six months of the year. Consequently, the amount of accrued but uncollected interest on such loans was more than in prior years. The reversal of that income, and the loss of income after the nonaccrual date, negatively affected both the dollar amount of the income and the Company's yield on loans for 2008. Approximately $340,000 of interest income attributable to nonaccrual loans was not recognized in 2008; this decreased the yield on loans by approximately 13 basis points. The amounts of interest on nonaccrual loans in prior years were not material. Also contributing to the lower loan yield for 2008 were the effects of decreases in the prime rate on variable rate loans. As of December 31, 2008 and 2007, approximately $75,000,000 and $70,000,000 of loans were variable rate loans.

         Interest income on investment securities for 2008 increased by $934,000 over the prior year amount as a result of both higher average amounts and higher rates earned. During 2008, the Bank sold approximately $9,736,000 of its investments in mortgage-backed securities and securities issued by government-sponsored enterprises. In addition, maturities, calls and paydowns of securities during 2008 totaled approximately $48,364,000. During 2008, approximately $91,647,000 of new securities were purchased, including purchases of approximately $37,671,000, or 41% of all purchases for the year, during the last four months of 2008. The average yield on taxable and tax-exempt securities for 2008 was 4.66% for 2008 compared with 4.30% for 2007. As of December 31, 2008, the average yield of investment securities was 4.79% compared with 4.44% at December 31, 2007.

         Interest earned on federal funds sold decreased by $577,000, primarily due to lower rates resulting from the Federal Reserve's actions to provide economic stimulus.

         Interest expense for 2008 decreased by $396,000 compared with 2007 primarily due to lower rates paid for deposit accounts. The average rate paid for all deposit accounts in 2008 was 3.66%, a decrease of 76 basis points from the 2007 level. As stated previously, many depositors shifted their focus from income accumulation to loss prevention, especially during the last few months of 2008. Consequently, total deposits as of December 31, 2008 were $32,393,000 more than they were as of September 30, 2008 and $60,248,000 more than at December 31, 2007.

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

         Competition for deposits in the Company's market areas continued to be strong during 2007. In response, the Company offered higher rates and interest bearing deposits increased by $46,197,000, or 17.3%, over the prior year-end amount. Time deposits issued in amounts of $100,000 or more grew by the largest amount of any deposit category, increasing by $28,270,000, or 41.4%, over the 2006 year-end amount. The average rate paid for these deposits in 2007 was 67 basis points higher than the 2006 average rate. Growth in other time deposits also was significant, with the 2007 year-end amount increasing by $24,355,000, or 21.0%, over the 2006 year-end amount. The average rate paid for these deposits in 2007 was 69 basis points higher than in 2006. Savings deposits at the end of 2007 declined by $9,198,000, or 30.0%, from the end of 2006. The average rate paid for savings deposits in 2007 was only 5 basis points higher than the rate paid in 2006. The average rate paid for all interest bearing deposits in 2007 was 4.42%, an increase of 55 basis points over the average rate paid in 2006.

                                                       Average Balances, Yields and Rates

                                                                                 Years Ended December 31,
                                                                                 ------------------------
                                                          2008                           2007                         2006
                                                          ----                           ----                         ----
                                               Average   Income/   Yields/  Average    Income/  Yields/  Average     Income/ Yields/
                                             Balances(1) Expense   Rates    Balances(1) Expense  Rates    Balances(1) Expense  Rates
                                             -------------------   -----    -------------------  -----    -------------------  -----
                                                                                    (Dollars in thousands)
Assets
Interest bearing deposits due from banks .  $     995   $    18    1.81%    $    157   $     6   3.82%    $     82   $     4   4.88%
Taxable securities .......................    100,395     4,808    4.79%      89,867     3,890   4.33%      99,922     3,868   3.87%
Tax-exempt securities (2) ................     20,699       833    4.02%      19,630       817   4.16%      16,457       636   3.86%
Federal funds sold .......................     25,579       632    2.47%      23,730     1,209   5.09%      24,814     1,175   4.74%
Federal Home Loan Bank stock .............      1,053        48    4.56%         888        56   6.31%         972        52   5.35%
Loans (2) (3) (4) ........................    259,055    18,212    7.03%     224,353    17,600   7.84%     184,032    13,865   7.53%
                                            ---------   -------             --------   -------            --------   -------
    Total interest earning assets ........    407,776    24,551    6.02%     358,625    23,578   6.57%     326,279    19,600   6.01%
Cash and due from banks ..................      8,913                          8,370                         6,573
Allowance for loan losses ................     (3,038)                        (1,065)                       (2,263)
Unrealized securities gains (losses) .....        (64)                        (2,286)                       (2,341)
Premises and equipment ...................      8,774                          8,189                         7,586
Other assets .............................     12,578                          6,227                         3,914
                                            ---------                       --------                      --------
    Total assets .........................  $ 434,939                       $378,060                      $339,748
                                            =========                       ========                      ========

Liabilities and shareholders' equity
Interest bearing deposits
  Interest bearing transaction accounts ..  $  57,416   $ 1,049    1.83%    $ 57,117   $ 1,783   3.12%    $ 46,942   $ 1,358   2.89%
  Savings ................................     25,181       340    1.35%      25,042       658   2.63%      28,513       736   2.58%
  Time deposits $100M and over ...........    111,780     4,326    3.87%      85,815     4,054   4.72%      72,936     2,953   4.05%
  Other time deposits ....................    148,295     6,839    4.61%     126,588     6,531   5.16%     114,091     5,100   4.47%
                                             --------   -------             --------   -------            --------   -------
    Total interest bearing
           deposits ......................    342,672    12,554    3.66%     294,562    13,026   4.42%     262,482    10,147   3.87%
Short-term borrowings ....................      1,219        11    0.90%           -         -   0.00%          56         2   3.57%
Long-term debt ...........................      6,615       269    4.07%       4,975       204   4.10%       5,955       236   3.96%
                                            ---------   -------             --------   -------            --------   -------
    Total interest bearing liabilities ...    350,506    12,834    3.66%     299,537    13,230   4.42%     268,493    10,385   3.87%
Noninterest bearing demand deposits ......     41,173                         40,099                        38,197
Other liabilities ........................      3,583                          3,225                         2,489
Shareholders' equity .....................     39,677                         35,199                        30,569
                                            ---------                       --------                      -------
    Total liabilities and shareholders'
       equity ............................  $ 434,939                       $378,060                      $339,748
                                            =========                       ========                      ========
Interest rate spread (5) .................                         2.36%                         2.15%                         2.14%
Net interest income and net yield
     on earning assets (6) ...............              $11,717    2.87%               $10,348   2.89%               $ 9,215   2.82%
Interest free funds supporting
     earning assets (7) ..................   $ 57,270                       $ 59,088                      $ 57,786

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

The table, "Volume and Rate Variance Analysis," provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities (change in volume times prior period rate), and the rates earned and paid on such assets and liabilities (change in rate times prior period volume).



         Volume and Rate Variance Analysis

                                                                  2008 Compared with 2007                2007 Compared with 2006
                                                                  -----------------------                -----------------------
                                                            Volume (1)    Rate (1)      Total       Volume (1)   Rate (1)      Total
                                                            -------       -----         -----       -------      -----         -----
                                                                                       (Dollars in thousands)
Interest bearing deposits due from banks ..............     $    16     $    (4)     $    12      $     3      $    (1)     $     2
Taxable securities ....................................         481         437          918         (410)         432           22
Tax-exempt securities .................................          43         (27)          16          129           52          181
Federal funds sold ....................................          88        (665)        (577)         (53)          87           34
Federal Home Loan Bank stock ..........................           9         (17)          (8)          (4)           8            4
Loans .................................................       2,553      (1,941)         612        3,143          592        3,735
                                                            -------     -------      -------      -------      -------      -------
           Total interest income ......................       3,190      (2,217)         973        2,808        1,170        3,978
                                                            -------     -------      -------      -------      -------      -------
Interest bearing deposits
    Interest bearing transaction accounts .............           9        (743)        (734)         311          114          425
    Savings ...........................................           4        (322)        (318)         (91)          13          (78)
    Time deposits $100M and over ......................       1,088        (816)         272          566          535        1,101
    Other time deposits ...............................       1,047        (739)         308          594          837        1,431
Short-term borrowings .................................          11           -           11           (2)           -           (2)
Long-term debt ........................................          67          (2)          65          (40)           8          (32)
                                                            -------     -------      -------      -------      -------      -------
           Total interest expense .....................       2,226      (2,622)        (396)       1,338        1,507        2,845
                                                            -------     -------      -------      -------      -------      -------
           Net interest income ........................     $   964     $   405      $ 1,369      $ 1,470      $  (337)     $ 1,133
                                                            =======     =======      =======      =======      =======      =======

----------------------------------------------------
(1)  The rate/volume variance
     for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.

         Management currently is not able to predict with any significant degree of certainty either the direction or frequency of changes in interest rates that may occur during 2009. While many government programs have been recently implemented or are currently being implemented in an effort to provide economic stimulus, the actual results of those programs currently are unknown. In addition, other programs have been approved, but are not yet implemented and the results of those programs cannot be predicted with confidence. Accordingly, the Company faces a high level of uncertainty with respect to future costs of funding and returns on earning assets.


Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and its estimate of the related allowance for loan losses. Provisions for loan losses were $4,550,000, $594,000 and $65,000 for the years ended December 31, 2008,
2007 and 2006, respectively. During 2008, the Company had significantly higher amounts of nonaccrual, past due and other potential problem loans. Some signs of deterioration in the local real estate market were observed in the first quarter of 2008 and the rate of deterioration was gradual through the first three quarters of the year. However, during the fourth quarter of 2008, the rate of deterioration increased significantly. The Company is monitoring these developments closely and is working with its customers in an effort to collect the maximum amounts possible. For 2008, the Company charged off loans totaling $1,666,000, an increase of $1,374,000, or 471%, more than the 2007 amount.
Recoveries of charge-offs were not significant in either period. Charge-offs in 2008 were experienced in all sectors of the loan portfolio, but were especially noteworthy in the real estate mortgage and commercial and industrial categories. See "Impaired Loans," "Potential Problem Loans," "Allowance for Loan Losses" and "The Application of Critical Accounting Policies" for further information and a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.

         The provision for 2007 increased over the 2006 amount due to higher net charge-offs, a significant increase in loans outstanding at the end of the year, uncertainty about whether the Company's market areas would be susceptible to the declines in real estate values that have been exhibited elsewhere, and an increase in the amount of nonaccrual loans. The allowance for loan losses as a percentage of total loans at year-end was 1.05% for 2007 compared with 1.10% for 2006. Net charge-offs for 2007 were $262,000, an increase of $173,000 over the 2006 amount.

Other Income

         Other income for 2008 increased by $289,000 over the 2007 amount. Due to increased usage, debit card transaction fees increased by $94,000. The value of life insurance contracts increased by $267,000 over the 2007 amounts. Decreases were noted in credit life insurance commissions, mortgage brokerage income and other income. These categories of other income recently have been in a declining trend. Net losses of $3,000 were incurred on the sales of investments.

         Noninterest income for 2007 increased by $52,000 over the amount for 2006 due to increases in the cash surrender value of life insurance policies owned by the Bank and higher amounts of income from ATM and other debit card-related services. There were no realized gains or losses on sales of investment securities in 2007. Service charges on deposit accounts for 2007 were $42,000 less than in 2006 due to lower activity associated with an overdraft protection product. Mortgage brokerage income declined to less than half of its 2006 level as the Company originated more residential mortgage loans for its own portfolio in 2007.

Other Expenses

2008 Compared with 2007

         Noninterest expense for 2008 totaled $8,067,000, an increase of $935,000, or 13.1%, over the amount for 2007. Salaries and employee benefits increased by $416,000, or 10.1%, over the 2007 amount due to an increase of $219,000 in salaries and wages, an increase of $139,000 for employee insurance benefits expenses, and a $48,000 increase in deferred compensation expenses. Net occupancy and furniture and equipment expenses increased by $70,000 due to increased expenses for real estate taxes, utilities, and building depreciation and maintenance. Transaction expenses related to debit card services increased in 2008 to $373,000, or $96,000 more than for 2007 due to higher transaction volumes. Other expenses for 2008 were $352,000 more than the 2007 amount primarily due to an increase of $151,000 in the Bank's deposit insurance assessments and an increase of $107,000 in data processing expenses.

         Certain noninterest expenses are expected to continue to increase in 2009. Expenses of the FDIC's Temporary Liquidity Guarantee Program and a recently announced "special emergency assessment" are expected to result in significant increases in the amounts of the Bank's assessments for deposit insurance. In 2007, the Company acquired property for future expansion near Powdersville, SC, but has not yet determined when it will begin construction of a banking office on that site. Management closely monitors noninterest expenses so that profitability objectives may be achieved while promoting growth in the Company's market share in Oconee and Anderson counties.


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

         Other expenses for 2007 decreased by $190,000 from the 2006 amount. The non-recurring effects of adopting SFAS 123(R) in 2006 included $291,000 of directors' compensation that was then included in other operating expenses. Other expenses decreasing in 2007 including expenses for printing and stationery (down $13,000), advertising and promotion (down $6,000), other real estate expenses (down $5,000), and data processing and software expenses (down $22,000). Other notable increases in other expenses were noted in telephone expense which increased by $9,000 and professional services expense which increased by $83,000, primarily for fees paid to a compensation consultant for services related to the CEO's compensation and retention agreements.

Income Taxes

         Income tax expense for 2008 fell by $1,244,000 from the 2007 amount, due to the $3,233,000 decrease in income before income taxes. The effective income tax rates (income tax expense divided by income before income taxes) were 15.9% for 2008, 31.0% for 2007, and 33.7% for 2006. For 2008, income from tax-exempt investment securities and nontaxable increases in the value of life insurance contracts were approximately 76% of income before income taxes.

         For 2007, federal and state income taxes decreased by $37,000 from the 2006 amount. Tax-exempt securities income and nontaxable increases in the value of bank-owned life insurance policies totaled $925,000 for 2007. For 2006, income from tax-exempt securities income was $636,000 and the Company had not yet obtained bank-owned life insurance contracts.


Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.


                                                            December 31,
                                                            ------------
                                                     2008       2007       2006
                                                     ----       ----       ----
                                                        (Dollars in thousands)
Available-for-sale
   Mortgage-backed securities issued by
       US Government agencies .................   $  1,829   $      -   $      -
   Government-sponsored enterprises (GSEs) ....     63,981     56,545     56,204
   Mortgage-backed securities issued by GSEs ..     41,357     22,193     27,344
   State, county and municipal ................     19,469     20,288     18,939
                                                  --------   --------   --------
       Total available-for-sale ...............    126,636     99,026    102,487
                                                  --------   --------   --------
Held-to-maturity
   Mortgage-backed securities issued by GSEs ..     11,910      5,663      6,595
                                                  --------   --------   --------
       Total securities .......................   $138,546   $104,689   $109,082
                                                  ========   ========   ========

         The following table presents maturities and weighted average yields of securities at December 31, 2008. Yields on tax-exempt state, county and municipal obligations have not been computed on a taxable-equivalent basis.

      Securities Portfolio Maturities and Yields

                                                                              December 31, 2008
                                                                              -----------------
                                                                  After             After
                                                                 One Year         Five Years
                                                Within           Through           Through              After
                                               One Year         Five Years        Ten Years           Ten Years           Total
                                               --------         ----------        ---------           ---------           -----
                                           Amount   Yield    Amount    Yield    Amount   Yield     Amount   Yield    Amount    Yield
                                           ------   -----    ------    -----    ------   -----     ------   -----    ------    -----
                                                                             (Dollars in thousands)
Mortgage-backed securities
      issued by US Government
      agencies (1) ..................     $    -    0.00%   $     -    0.00%   $     -    0.00%   $ 1,829    4.20%  $  1,829   4.20%
Government-sponsored
      enterprises (GSEs) ............      2,043    4.55%    10,638    4.70%    40,429    5.07%    10,871    5.48%    63,981   5.06%
Mortgage-backed securities
      issued by GSEs (1) ............      1,260    4.21%     8,176    3.76%     4,922    4.45%    38,909    5.00%    53,267   4.74%
State, county and municipal .........          -    0.00%     1,133    3.65%     3,172    4.19%    15,164    4.09%    19,469   4.08%
                                          ------            -------            -------            -------           --------
          Total .....................     $3,303    4.42%   $19,947    4.26%   $48,523    4.95%   $66,773    4.85%  $138,546   4.79%
                                          ======            =======            =======            =======           ========

____________________________
(1) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

         Government-sponsored enterprises ("GSEs") are agencies and corporations established by the U.S. Government, including, among others, the Federal Home Loan Banks, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal Farm Credit Banks. Securities issued by these enterprises are not obligations of the U.S. Government and are not backed by the full faith and credit of the U.S. Government or otherwise guaranteed by the U.S. Government. Evidencing the quality of the issuers, however, these securities generally are eligible to be used as security for public deposits of the U.S. Treasury, government agencies and corporations and states and other political subdivisions and may used as collateral to secure borrowings from the Federal Reserve Bank's Discount Window. As of December 31, 2008, securities with a carrying value of $64,131,000 were pledged to secure public deposits.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2008, the Company realized net losses of $3,000 on the sales of securities. During 2007 and 2006, the Company realized no gains or losses on sales of investment securities. No transfers of available-for-sale or held-to-maturity securities to other categories were made in any of the years 2006 through 2008.

         The investment portfolio increased by $33,857,000 in 2008 from the 2007 year-end amount. The Company invested significant amounts in mortgage-backed securities issued by GSEs and other GSE securities, increasing these categories by $32,847,000 over the prior year amounts. Yields associated with these securities at the time of their purchase were generally superior to yields available for other categories of securities with similar expected lives and the Company's management believed that, because these types of securities are held worldwide, there was no more than a remote probability that the U.S. Government would fail to provide a commitment to repay these obligations.

         The investment portfolio decreased by $4,393,000 in 2007 from the 2006 year-end amount. During 2007, the Company's investment in securities issued by GSEs increased only minimally, securities issued by state, county and municipal governments increased by $1,349,000, or 7.1%, and investments in mortgage-backed securities issued by GSEs decreased by $6,083,000, or 17.9%. Prior to the 2008 purchases, the Company last purchased mortgage-backed securities issued by GSEs in July 2005. Income from securities issued by state, county and municipal governments is generally exempt from federal income taxes. Through the interest rate cycle, the advantages of holding different types of securities, and management's preferences among categories of earning assets, change.
Consequently, the composition of the investment portfolio may change as management continually seeks to maximize the yield realized from earning assets within the constraints of other risk mitigation policies.

         The overall yield on investment securities held as of December 31, 2008 was 4.79%, compared with 4.44% as of December 31, 2007 and 4.10% as of December 31, 2006.

         All mortgage-backed securities held by the Company in 2008 and 2007 were issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association.


Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no concentrations of loans in any particular individual, industry or groups of related individuals or industries, and there are no foreign loans. The Company's loan portfolio is, however, dependent upon economic and other factors that affect its local market area, and a substantial portion of the loan portfolio is secured by real estate.

         The amounts of loans outstanding as of the end of each of the last five years, and the percentage of each category to total loans, are shown in the following tables according to type of loan:


                           Loan Portfolio Composition

                                                                                            December 31,
                                                                                            ------------
                                                              2008             2007            2006           2005             2004
                                                              ----             ----            ----           ----             ----
                                                                                      (Dollars in thousands)
Commercial, financial and industrial
      Commercial and industrial ....................        $ 21,372        $ 22,042        $ 22,268        $ 20,873        $ 21,907
      Purchasing or carrying securities ............           1,815           1,823           2,000           2,136           2,372
Real estate - construction .........................          30,451           2,201           1,982             674             338
Real estate - mortgage
      1-4 family residential .......................         109,153         131,944          98,708          72,774          65,360
      Multifamily (5 or more) residential ..........              66           2,421           1,900           1,229           1,036
      Nonfarm, nonresidential ......................          73,450          50,833          47,337          46,544          43,589
Consumer installment
      Credit card and checking credit ..............           1,517           1,407           1,334           1,148           1,036
      Other ........................................          32,589          31,460          27,437          23,940          22,137
                                                            --------        --------        --------        --------        --------
                     Total loans ...................        $270,413        $244,131        $202,966        $169,318        $157,775
                                                            ========        ========        ========        ========        ========


                      Percentage Loan Portfolio Composition

                                                                                               December 31,
                                                                                               ------------
                                                                        2008          2007         2006          2005          2004
                                                                        ----          ----         ----          ----          ----
 Commercial, financial and industrial
      Commercial and industrial ..............................          7.9%          9.0%         11.0%         12.3%         13.9%
      Purchasing or carrying securities ......................          0.7%          0.8%          1.0%          1.3%          1.5%
Real estate - construction ...................................         11.2%          0.9%          1.0%          0.4%          0.2%
Real estate - mortgage
      1-4 family residential .................................         40.4%         54.0%         48.6%         43.0%         41.4%
      Multifamily (5 or more) residential ....................          0.0%          1.0%          0.9%          0.7%          0.7%
      Nonfarm, nonresidential ................................         27.2%         20.8%         23.3%         27.5%         27.6%
Consumer installment
      Credit card and checking credit ........................          0.6%          0.6%          0.7%          0.7%          0.7%
      Other ..................................................         12.0%         12.9%         13.5%         14.1%         14.0%
                                                                      -----         -----         -----         -----         -----
                     Total loans .............................        100.0%        100.0%        100.0%        100.0%        100.0%
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

         Total loans grew $26,282,000, or 10.8%, during 2008 and $41,165,000, or
20.3%, in 2007. The ratio of total loans to total deposits at the end of 2008 was 65.0% compared with 68.6% at the end of 2007. During 2008, the Company changed the way it categorizes loans, including the 1-4 family residential sub-category of the Real estate-mortgage grouping, the Real estate -
construction  category,   and  the  non-farm,   non-residential  loan  category.
Accordingly, the categories shown for 2008 are not in all cases directly comparable to amounts reported in previous years.

         Commercial and industrial loans primarily represent loans to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2008, commercial and industrial loans decreased by $670,000, or 3.0%, compared with a decrease of $226,000, or 1.0%, during 2007. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $22,617,000, or 44.5%, in 2008 compared with an increase of $3,496,000, or 7.4%, in 2007. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-value ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages, excluding construction loans, comprised approximately 68% and 76% of the Company's loan portfolio at the end of 2008 and 2007, respectively. Real estate mortgage loans of all types totaled $182,669,000 at the end of 2008 and $185,198,000 at the end of 2007. These
amounts are not comparable due to the 2008 changes in the way loans are categorized, as discussed above. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily home loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. The Company does not originate high-risk mortgage loans such as so-called option ARMs, loans with high loan-to-value ratios (without requiring the purchaser to obtain private mortgage insurance), loans with fixed monthly payment amounts that are less than the interest accrued on the loan, or loans with low initial monthly payments that increase to much higher levels at some future time.

         Real estate values in the Company's market areas, particularly residential real properties, began to show some signs of weakness beginning in the first quarter of 2008 and have deteriorated further since that time. The deterioration in the local real estate market was slow at first and accelerated during the third and fourth quarters of 2008. Higher foreclosure rates, increasing unemployment and other factors resulted in lower demand for housing and have driven down property values. The decline in property values does not directly cause defaults by borrowers other than home builders, but it does reduce the likelihood that either the defaulting borrower or the foreclosing bank will receive enough from the sale of the property to repay the loan in full.

         National political and industry leaders recently have been working to encourage private-sector programs whereby lenders and mortgage servicers would be able to work with distressed borrowers to prevent a glut of foreclosures. By reworking loan terms, including eliminating or reducing to a manageable level the payment shock that often results when certain adjustable-rate loans "reset," it may be possible for borrowers to continue making monthly payments and remain in their homes. In addition, the Federal Reserve recently has initiated a series of interest rate cuts to provide stimulus to the national economy and it and the US Treasury continue to proactively provide liquidity to the financial markets.


Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2008, as well as the type of interest requirement on such loans.

                                                                                           December 31, 2008
                                                                                           -----------------
                                                                     Due in            Due after
                                                                    One Year          One through        Due after
                                                                    or Less            Five Years       Five Years            Total
                                                                    -------            ----------       ----------            -----
                                                                                         (Dollars in thousands)

Commercial, financial and industrial ...................           $  9,689           $ 12,847           $    651           $ 23,187
Real estate - construction .............................             24,337              5,291                823             30,451
Real estate - mortgage .................................             37,226             96,007             49,436            182,669
Consumer installment ...................................              9,861             21,574              2,671             34,106
                                                                   --------           --------           --------           --------
                    Total loans ........................           $ 81,113           $135,719           $ 53,581           $270,413
                                                                   ========           ========           ========           ========

Maturity greater than one year:
Predetermined rate .....................................                                                                    $136,641
                                                                                                                            ========
Variable rate ..........................................                                                                    $ 52,659
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

      Nonaccrual and Past Due Loans

                                                                                           December 31,
                                                                                           ------------
                                                              2008            2007            2006            2005            2004
                                                              ----            ----            ----            ----            ----
                                                                                    (Dollars in thousands)
Nonaccrual loans ...................................        $11,799         $   625         $    50         $   900         $ 1,465
Accruing loans 90 days or more past due ............              -               -               -               5               9
                                                            -------         -------         -------         -------         -------
               Total ...............................        $11,799         $   625         $    50         $   905         $ 1,474
                                                            =======         =======         =======         =======         =======
Percent of total loans .............................            4.4%            0.3%            0.0%            0.5%            0.9%

         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms for 2008 approximated $821,000. The amounts of such income for prior years were immaterial. The amount of interest income on nonaccrual loans that was included in interest income for 2008 was approximately $480,000. For prior years, the amounts of such income were not material.

         As of December 31, 2008, nonaccrual loans totaling $11,376,000, or 96.41% of such loans, were secured by real estate.

         As of December 31, 2008, there were no irrevocable commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2008 determined by management to be potential problem loans was $6,910,000, an increase of $3,822,000 from the amount of such loans as of December 31, 2007. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the types of collateral securing potential problem loans.




                                                           December 31, 2008
                                                           -----------------
                                                         Amount            %
                                                         ------          -------
                                                        (Dollars in thousands)

Real estate mortgage .......................            $5,002            72.4%
Vehicles ...................................               353             5.1%
Mobile homes ...............................                 6             0.1%
Other ......................................             1,034            15.0%
Unsecured ..................................               515             7.4%
                                                        ------           -----
              Total ........................            $6,910           100.0%
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

                         Summary of Loan Loss Experience

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                         2008         2007         2006         2005         2004
                                                                         ----         ----         ----         ----         ----
                                                                                          (Dollars in thousands)
Total loans outstanding at end of period ..........................    $270,413     $244,131     $202,966     $169,318     $157,775
Average amount of loans outstanding ...............................     259,055      224,353      184,032      164,243      152,546

Balance of allowance for loan losses - beginning ..................    $  2,574     $  2,242     $  2,266     $  2,240     $  2,197
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial and industrial ....................................         652           88           13            -           31
     Real estate - mortgage .......................................         667           13            6           61          104
     Consumer installment .........................................         347          191          115          242          226
                                                                       --------     --------     --------     --------     --------
           Total charge-offs ......................................       1,666          292          134          303          361
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           5            -            -            -            6
     Real estate - mortgage .......................................           -            -           31           10            -
     Consumer installment .........................................          12           30           14           69           18
                                                                       --------     --------     --------     --------     --------
           Total recoveries .......................................          17           30           45           79           24
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................       1,649          262           89          224          337
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................       4,550          594           65          250          380
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  5,475     $  2,574     $  2,242     $  2,266     $  2,240
                                                                       ========     ========     ========     ========     ========

Ratios
     Net charge-offs to average loans .............................        0.64%        0.12%        0.05%        0.14%        0.22%
     Net charge-offs to loans at end of period ....................        0.61%        0.11%        0.04%        0.13%        0.21%
     Allowance for loan losses to average loans ...................        2.11%        1.15%        1.22%        1.38%        1.47%
     Allowance for loan losses to loans at end of period ..........        2.02%        1.05%        1.10%        1.34%        1.42%
     Net charge-offs to allowance for loan losses .................       30.12%       10.18%        3.97%        9.89%       15.04%
     Net charge-offs to provision for loan losses .................       36.24%       44.11%      136.92%       89.60%       88.68%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2008, 2007 and 2006, are summarized below:

                                Average Deposits

                                                                                    Years Ended December 31,
                                                                                    ------------------------
                                                                 2008                        2007                      2006
                                                                 ----                        ----                      ----
                                                         Amount         %            Amount         %           Amount          %
                                                         ------       -----          ------       -----         ------        ------
                                                                                 (Dollars in thousands)
Noninterest bearing demand .....................       $ 41,173       10.7%        $ 40,099       12.0%        $ 38,197        12.7%
Interest bearing transaction accounts ..........         57,416       15.0%          57,117       17.1%          46,942        15.6%
Savings ........................................         25,181        6.6%          25,042        7.5%          28,513         9.5%
Time deposits $100M and over ...................        111,780       29.1%          85,815       25.6%          72,936        24.3%
Other time deposits ............................        148,295       38.6%         126,588       37.8%         114,091        37.9%
                                                       --------      -----         --------      -----         --------       -----
             Total deposits ....................       $383,845      100.0%        $334,661      100.0%        $300,679       100.0%
                                                       ========      =====         ========      =====         ========       =====

         As of December 31, 2008,  there were  $126,492,000  in time deposits of
$100,000  or  more.  Approximately   $35,383,000  mature  within  three  months,

$19,875,000 mature over three through six months, $61,413,000 mature over six through twelve months and $9,821,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, is attributed both to growth planned by management and the recent efforts of some customers to spread their deposits among several financial institutions in order to maximize the amount of deposit insurance applicable to their funds. The FDIC's deposit insurance coverage limit was increased to $250,000 per account owner for all deposit accounts at all insured financial institutions through December 31, 2009. For financial institutions that elect to participate in the FDIC's Temporary Liquidity Guarantee Program for deposits, an unlimited amount of deposit insurance will be in place for noninterest-bearing transaction accounts through December 31, 2009. The Company and the Bank are participating in this program. As of December 31, 2008, approximately $33,380,000 of time deposits of $100,000 or more represented deposits of local governmental entities. It is a common industry practice not to consider time deposits of $100,000 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity. The Company does not purchase brokered deposits.


Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.


                                                 Years Ended December 31,
                                                 ------------------------
                                               2008          2007          2006
                                               ----          ----          ----

Return on assets .....................         0.31%         0.88%         0.89%
Return on equity .....................         3.38%         9.46%         9.87%
Dividend payout ratio ................         0.00%         0.00%         0.00%
Equity to assets ratio ...............         9.12%         9.31%         9.00%


Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company's market areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 62.6% of average total assets during 2008 compared with 65.8% during 2007. Deposits of several local governmental entities comprised approximately 14% and 12% of total deposits at the end of 2008 and 2007, respectively. Because of the potentially volatile nature of this funding source, the Bank maintains membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. As of December 31, 2008, the Bank had borrowed $9,500,000 from the FHLB and was eligible to borrow up to an additional $22,515,000. Such borrowings may be secured by a lien on its investment in FHLB stock, the Bank's unencumbered holdings of securities issued by the FHLB, and certain first mortgage residential loans held. The amount of eligible mortgage-related collateral instruments remaining available as of December 31, 2008 to secure any additional FHLB borrowings totaled approximately $12,856,000. The amount of the Bank's unencumbered investment securities issued by the FHLB was approximately $12,296,000 as of December 31, 2008. In addition, the banking subsidiary has available unused short-term lines of credit to purchase up to $6,900,000 of federal funds from unrelated correspondent institutions. The lines generally limit the period of time that any related borrowings may be outstanding and are cancelable at any time in the sole discretion of the lender.

         The Bank has been approved by the Federal Reserve Bank ("FRB") to have immediate access to the FRB's Discount Window. Access to this facility allows the Bank to obtain funds on short notice by pledging various types of assets to the FRB to secure amounts borrowed. The Bank obtained access to this facility to diversity and strengthen the financial position of available funding sources.

         Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale and funds available from maturing loans and paydowns of mortgage-backed securities provide secondary sources of liquidity.

         The Company's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the Company. Any of the Bank's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings ($1,390,000 at December 31, 2008) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. In 2008, 2007 and 2006, the Company received no cash dividends from its banking subsidiary. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted.

         Management believes that, by continuing to participate in both of the FDIC's Temporary Liquidity Guarantee Programs, the Company and the Bank will be able to obtain sufficient funds to meet their operating needs in the local marketplace.


Capital Resources

         Shareholders' equity increased by $2,017,000 and $4,696,000 during 2008 and 2007, respectively. During 2008, net income increased shareholders' equity by $1,342,000 and the exercise of stock options and related income tax benefits resulted in increases totaling $431,000. Other comprehensive income or loss, consisting of the change in unrealized holding gains and losses on available-for-sale securities adjusted for the effects of realized losses, net of deferred tax effects, increased shareholders' equity by $247,000. Approximately $3,000 was payable in lieu of the issuance of fractional shares in conjunction with the 5% stock dividend declared in 2008. During 2007, net income increased shareholders' equity by $3,331,000 and the exercise of stock options and related income tax benefits provided increases totaling $566,000. Other comprehensive income or loss, which consisted of the change in unrealized holding gains and losses on available-for-sale securities, net of deferred tax effects, increased shareholders' equity by $804,000. Approximately $5,000 was paid in lieu of the issuance of fractional shares in conjunction with the 10% stock dividend declared in 2007.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2008 and 2007, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

         To be categorized as well capitalized as defined in the Federal Deposit Insurance Act, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. Federal regulators may also categorize the Bank as less than well capitalized based on subjective criteria. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. There are no conditions or events that management believes would cause the Company's or the Bank's category to be other than that resulting from meeting the minimum ratio requirements.

                                                                                          Minimum for              Minimum to be
                                                                     Actual             Capital Adequacy         Well Capitalized
                                                                     ------             ----------------         ----------------
                                                             Amount        Ratio      Amount        Ratio      Amount        Ratio
                                                             ------        -----      ------        -----      ------        -----
December 31, 2008                                                                   (Dollars in thousands)
     The Company
         Total Capital to risk weighted assets ..........   $ 43,470       14.1%     $ 24,633       8.0%           NA           NA
         Tier 1 Capital to risk weighted assets .........   $ 39,601       12.9%     $ 12,317       4.0%           NA           NA
         Tier 1 Capital to average assets (leverage) ....   $ 39,601        8.8%     $ 18,010       4.0%           NA           NA
     Community First Bank
         Total Capital to risk weighted assets ..........   $ 41,513       13.5%     $ 24,622       8.0%     $ 30,777        10.0%
         Tier 1 Capital to risk weighted assets .........   $ 37,646       12.2%     $ 12,311       4.0%     $ 18,466         6.0%
         Tier 1 Capital to average assets (leverage) ....   $ 37,646        8.4%     $ 18,004       4.0%     $ 22,505         5.0%

December 31, 2007
     The Company
         Total Capital to risk weighted assets ..........   $ 40,405       17.3%     $ 18,642       8.0%           NA           NA
         Tier 1 Capital to risk weighted assets .........   $ 37,831       16.2%     $  9,321       4.0%           NA           NA
         Tier 1 Capital to average assets (leverage) ....   $ 37,831        9.7%     $ 15,594       4.0%           NA           NA
     Community First Bank
         Total Capital to risk weighted assets ..........   $ 38,763       17.3%     $ 18,642       8.0%     $ 23,302        10.0%
         Tier 1 Capital to risk weighted assets .........   $ 36,189       16.2%     $  9,321       4.0%     $ 13,981         6.0%
         Tier 1 Capital to average assets (leverage) ....   $ 36,189        9.7%     $ 15,594       4.0%     $ 19,492         5.0%


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

                                                               December 31,
                                                               ------------
                                                           2008            2007
                                                           ----            ----
                                                          (Dollars in thousands)

Loan commitments .............................          $30,486          $35,954
Standby letters of credit ....................              915            1,039


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


Short-Term Borrowings

         The Company did not have any material short-term borrowings outstanding at any time during 2008.


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

         Management has discussed the selection, development and disclosure of this critical accounting policy's methodology and assumptions with the Company's audit committee to enhance the committee's awareness of those factors and to enable the committee to assess the appropriateness of management's procedures and conclusions, and its disclosures about this accounting policy.

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

         During 2008, an environment of economic slowdown and uncertainty, rising unemployment, increasing inventories of unsold housing units (including new construction, owner-occupied resale properties, and properties foreclosed or otherwise acquired by lenders), falling real estate values, a declining stock market, and other negative factors led to higher levels of impaired and potential problem loans. Problems which previously were confined in large part to other areas of the country became local problems. Management estimates that local real estate values decreased by at least 25% during 2008. Consequently, some loans that were appropriately margined at inception are no longer fully secured. In addition, completed residential units now require a longer marketing period, fewer borrowers qualify for loans due to tightening of underwriting standards, and many of those who might be able to find financing are choosing not to purchase a new home. Speculative activity in real properties has also decreased significantly.

         During the fourth quarter of 2008, approximately $8,494,000 of loans were transferred to nonaccrual status. Of those loans, $5,949,000 represented loans secured by owner-occupied residential properties, $1,755,000 represented loans for construction and land development, and $643,000 represented loans secured by commercial real estate. Of the remaining amount, $80,000 represented a few small-balance consumer loans, and the remaining $67,000 was composed primarily of loans for commercial vehicles. As of the end of 2008, impaired loans increased to $11,799,000 compared with $625,000 one year earlier, representing an increase of $11,474,000. Potential problem loans were $6,910,000 as of the end of 2008 compared with $3,088,000 as of the end of 2007 and $3,176,000 at the end of 2006. The values of real estate and vehicles which serve as collateral for many of the loans recognized as impaired and potential problem loans in prior years helped keep charge-offs relatively low considering the total credit exposures present in those loans. However, circumstances at the end of 2008 indicate that, in most cases, the values of such items may have been significantly reduced.

         The provision for loan losses charged to expense increased in 2008 to $4,550,000 compared with $594,000 for 2007 and $65,000 in 2006. The allowance for loan losses at the end of 2008 was $5,475,000, an increase of $2,901,000 from the allowance of $2,574,000 as of the end of 2007.

         A significant increase in the amount of loans outstanding during 2007, higher amounts of net charge-offs, heightened uncertainty about the degree of protection available to the Bank from residential properties taken as collateral due to the negative pressure on property values stemming from the mortgage lending crisis, higher levels of nonaccrual loans and only a slight reduction in potential problem loans were factors leading to the increase in the provision for loan losses in 2007. Although the Company uses conservative underwriting standards, including adhering to prudent loan-to-value ratios, the values of properties taken as collateral generally are determined by appraisal processes that rely, in part, on other recent local transactions as an indicator of value. If values in a local market become overstated due to relaxed credit standards of other lenders or other factors, appraisals become less reliable indicators of the properties' realizable values.

         Higher levels of loans collateralized by mortgages on real estate, lower amounts of nonperforming loans, and a significantly lower incidence in loan charge-offs in 2006 contributed to the decrease in the 2006 provision for loan losses as compared with 2005. The Company's loan portfolio increasingly is collateralized by residential and commercial real estate. Such collateral, combined with other conservative underwriting standards, is believed to offer the Company substantial protection from ultimately incurring losses in the event that foreclosure and liquidation of the collateral is necessary, though there can be no assurances to that effect.

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

         Management has established loan and credit policies and practices that are designed to control credit risks as a part of the loan underwriting process. These policies and practices include, for example, requirements for minimum loan to collateral value ratios, real estate appraisal requirements, and obtaining credit and financial information on borrowers. However, if the capacity for borrowers to repay and/or collateral values should deteriorate subsequent to the underwriting process, the estimate of the provision and allowance for loan losses might increase, thereby decreasing net income and shareholders' equity. A significant or prolonged downturn in national and local economic and business conditions, such as the one currently unfolding, could further erode the borrowers' capacity to repay these loans as well as the value of the underlying collateral. This scenario would be likely to substantially increase the level of impaired or non-performing loans and non-earning foreclosed assets and increase overall credit risk by shrinking the margin of collateral values as compared with loans outstanding. Another factor that could adversely affect borrowers' ability to make payments in accordance with loan terms is the potential for continued increases in rates charged for loans. The Company has a significant amount of variable rate loans outstanding. In addition, some loans are refinanced at maturity rather than being paid out in a lump sum. If interest rates were to increase sharply in a short time period, some loan customers might not be able to afford payments on loans made or repriced at the higher resulting interest rates, nor would they necessarily be able to obtain more favorable terms elsewhere. This could also cause an increase in the amounts of impaired or non-performing assets and other credit risks.


Impact of Recent Accounting Changes

In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141(R), "Business Combinations" ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or any gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January, 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end entity is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the effect of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (formerly known as "minority interests"). As a result, diversity in practice exists. In some cases, minority interests are reported as a liability and in other cases it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest as equity in the consolidated financial statements and separate from the parent company's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income in the consolidated income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that the parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interest of the parent and its noncontrolling interests. SFAS 160 was effective for the Company on January 1, 2009 and had no effect on the Company's financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 requires enhanced disclosure about an entity's derivative and hedging activities, thereby improving the transparency of financial reporting. It requires that the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation thereby conveying the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS was effective for the Company on January 1, 2009 and will result in additional disclosure if the Company enters into any material derivative or hedging activities.

In February 2008, the FASB issued FASB Staff Position No. 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP 142-3"). This Staff Position amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The intent of this Staff Position is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles. This Staff Position was effective for the Company on January 1, 2009 and had no material impact on the Company's financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles ("GAAP") is the United States (the GAAP hierarchy). SFAS 162 was effective November 15, 2008. The FASB has stated that it does not expect that SFAS 162 will result in a change in current practice. The application of SFAS 162 had no effect on the Company's financial position, results of operations or cash flows.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). This Staff Position specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in a subsequent period. FSP APB 14-1 provides guidance for initial and subsequent measurement as well as derecognition provisions. The Staff Position was effective as of January 1, 2009 and had no material effect on the Company's financial position, results of operations or cash flows.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" ("FSP EITF 03-6-1"). This Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 was effective January 1, 2009 and had no effect on the Company's financial position, results of operations, earnings per share or cash flows.

FASB Staff Position SFAS 133-1 and FIN 45-4 "Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161" ("FSP SFAS 133-1 and FIN 45-4") was issued in September 2008 effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require the seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, the fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

FSP SFAS 133-1 and FIN 45-4 also amends FASB Interpretation No. 45 ("FIN 45") to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, disclosure must also be made of how the groupings are determined and how the risks are managed.

The Staff Position encourages that the amendments be provided in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or interim) beginning after November 15, 2008. The adoption of this Staff Position had no material effect on the Company's financial position, results of operations or cash flows.

The Securities and Exchange Commission's Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 ("Press Release") to provide clarification about fair value accounting. The Press Release includes guidance on the use of management's internal assumptions and the use of "market" quotes. It also reiterates the factors in SEC Staff
Accounting Bulletin Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

On October 10, 2008, the FASB issued FSP SFAS 157-3 "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP SFAS 157-3"). This FSP clarifies the application of SFAS No. 157 "Fair Value Measurements" ) (see Note N) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP was effective upon issuance, including prior periods for which financial statements had not yet been issued.

The Company considered guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than temporary impairment as of December 31, 2008 as discussed in Note C.

FSP SFAS 140-4 and FIN 46(R)-8 "Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interest in Variable Interest Entities" was issued in December 2008 to require public companies to disclose additional information about transfers of financial assets and any involvement with variable interest entities. The FSP also requires certain disclosures for public entities that are sponsors and servicers of qualifying special purpose entities. The FSP is effective for the first reporting period ending after December 15, 2008. Application of this FSP had no impact on the financial position of the Company.

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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2008 by $218,786,000, resulting in a cumulative gap ratio of .38. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2008 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect. During 2008, the maturities of certain time deposits shifted to within the one-year horizon, the Company invested in longer-term securities and more loans were originated with extended maturities or repricing periods.


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

                 Interest Sensitivity Analysis

                                                                                           December 31, 2008
                                                                                           -----------------
                                                                   Within          4-12        Over 1-5        Over 5
                                                                  3 Months        Months         Years         Years         Total
                                                                  --------        ------         -----         -----         -----
                                                                                          (Dollars in thousands)
Interest earning assets
      Interest bearing deposits due from banks ............     $  12,969      $       -      $       -      $       -     $  12,969
      Securities ..........................................         1,781          1,522         19,947        115,296       138,546
      Federal Home Loan Bank stock ........................         1,220              -              -              -         1,220
      Federal funds sold ..................................        18,793              -              -              -        18,793
      Loans (1) ...........................................        65,610         33,417        148,094         11,493       258,614
                                                                ---------      ---------      ---------      ---------     ---------
              Total interest earning assets ...............       100,373         34,939        168,041        126,789     $ 430,142
                                                                ---------      ---------      ---------      ---------     =========

Interest bearing liabilities
      Interest bearing deposits
          Interest bearing transaction accounts ...........     $  54,800            $ -            $ -            $ -     $  54,800
          Savings .........................................        24,859              -              -              -        24,859
          Time deposits $100M and over ....................        35,383         81,288          9,821              -       126,492
          Other time deposits .............................        22,311        130,457         15,234              -       168,002
      Long-term debt ......................................         3,500          1,500          4,500              -         9,500
                                                                ---------      ---------      ---------      ---------     ---------
              Total interest bearing liabilities ..........       140,853        213,245         29,555              -     $ 383,653
                                                                ---------      ---------      ---------      ---------     =========

Interest sensitivity gap ..................................     $ (40,480)     $(178,306)     $ 138,486      $ 126,789
Cumulative interest sensitivity gap .......................     $ (40,480)     $(218,786)     $ (80,300)     $  46,489
Gap ratio .................................................          0.71           0.16
Cumulative gap ratio ......................................          0.71           0.38

______________________________________________________
(1)  Loans are net of nonaccruing loans totaling $11,799,000.


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

                                          2008 Year-
                                            End
                                          Average                                                                         Estimated
                                         Yield/Rate     2009     2010       2011      2012     2013  Thereafter  Balance  Fair Value
                                         ----------     ----     ----       ----      ----     ----  ----------  -------  ----------
                                                                              (Dollars in thousands)
Interest earning assets
         Interest-bearing deposits
           with other banks ................  0.10%  $ 12,969  $     -   $     -   $     -   $     -   $      -  $ 12,969   $ 12,969
         Investment securities .............  4.79%     3,303    6,236     4,058     2,601     7,052    115,296   138,546    138,874
         Federal funds sold ................  0.10%    18,793        -         -         -         -          -    18,793     18,793
         Loans .............................  6.15%    99,027   89,705    53,187    14,213    11,054      3,227   270,413    265,053


Interest bearing liabilities
         Savings ...........................  0.27%  $ 24,859  $     -   $     -   $     -   $     -   $      -  $ 24,859   $ 24,859
         Interest bearing
           transaction accounts ............  1.42%    54,800        -         -         -         -          -    54,800     54,800
         Time deposits .....................  3.83%   269,439   21,393       803     2,153       706          -   294,494    296,384
                                                     --------  -------   -------   -------   -------   --------  --------   --------
                 Total interest
                    bearing deposits .......  3.20%   349,098   21,393       803     2,153       706          -   374,153    376,043
         Long-term debt ....................  3.83%     1,500    1,500         -         -     1,500      5,000     9,500     10,232


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

Under the supervision and with the participation of management, including the Chief Executive Officer and the Chief Financial Officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting as of December 31, 2008 based on the framework in "Internal Control - Integrated Framework" promulgated by the Committee of Sponsoring Organizations of the Treadway Commission and the interpretive guidance issued by the Securities and Exchange Commission in Release No. 34-55929. Based on this evaluation, management concluded that the Company's internal control over financial reporting was effective as of December 31, 2008.

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

Report of Independent Registered Public Accounting Firm




The Shareholders and Board of Directors
    of Community First Bancorporation

         We have audited the accompanying consolidated balance sheets of Community First Bancorporation and subsidiary (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 2008 and 2007, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.


s/J. W. Hunt and Company, LLP

J. W. Hunt and Company, LLP
Columbia, South Carolina
March 30, 2009

Consolidated Balance Sheets
Community First Bancorporation and Subsidiary

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                     2008                  2007
                                                                                                     ----                  ----
Assets
     Cash and due from banks (Note B) ..................................................        $   9,204,306         $  10,272,260
     Interest bearing deposits due from banks ..........................................           12,969,193               164,781
     Federal funds sold ................................................................           18,793,000            24,236,000
                                                                                                -------------         -------------
         Cash and cash equivalents .....................................................           40,966,499            34,673,041
     Securities available-for-sale (Note C) ............................................          126,635,534            99,026,049
     Securities held-to-maturity (fair value of $12,238,445 for 2008 and
         $5,625,083 for 2007) (Note C) .................................................           11,910,268             5,663,113
     Federal Home Loan Bank stock, at cost .............................................            1,219,600               839,900
     Loans (Note D) ....................................................................          270,413,317           244,131,013
         Allowance for loan losses .....................................................           (5,475,294)           (2,573,758)
                                                                                                -------------         -------------
            Loans - net ................................................................          264,938,023           241,557,255
     Premises and equipment - net (Note E) .............................................            8,655,253             8,621,525
     Accrued interest receivable .......................................................            2,775,788             2,529,155
     Bank-owned life insurance .........................................................            8,482,802             7,107,784
     Other assets ......................................................................            3,888,880             2,130,413
                                                                                                -------------         -------------

            Total assets ...............................................................        $ 469,472,647         $ 402,148,235
                                                                                                =============         =============

Liabilities
     Deposits (Note F)
         Noninterest bearing ...........................................................        $  41,961,968         $  42,288,971
         Interest bearing ..............................................................          374,153,215           313,577,582
                                                                                                -------------         -------------
            Total deposits .............................................................          416,115,183           355,866,553
     Accrued interest payable ..........................................................            3,044,981             3,479,569
     Long-term debt (Note H) ...........................................................            9,500,000             4,500,000
     Other liabilities .................................................................              884,860               391,125
                                                                                                -------------         -------------
            Total liabilities ..........................................................          429,545,024           364,237,247
                                                                                                -------------         -------------

     Commitments and contingent liabilities (Note M)

Shareholders' equity (Note I)
     Preferred Stock - no par value; 10,000,000 shares authorized;
         None issued and outstanding ...................................................                    -                     -
     Common stock - no par value; 10,000,000 shares authorized;
         issued and outstanding - 3,564,279 for 2008 and
         3,324,105 for 2007 ............................................................           37,084,462            35,008,926
     Additional paid-in capital ........................................................              747,621               681,498
     Retained earnings .................................................................            1,768,552             2,140,465
     Accumulated other comprehensive income (loss) .....................................              326,988                80,099
                                                                                                -------------         -------------
            Total shareholders' equity .................................................           39,927,623            37,910,988
                                                                                                -------------         -------------

            Total liabilities and shareholders' equity .................................        $ 469,472,647         $ 402,148,235
                                                                                                =============         =============

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
Community First Bancorporation and Subsidiary

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                                2008                  2007                  2006
                                                                                ----                  ----                  ----
Interest income
       Loans, including fees .......................................         $ 18,212,174          $ 17,600,104         $ 13,864,479
       Securities
            Taxable ................................................            4,807,778             3,890,240            3,868,407
            Tax-exempt .............................................              833,677               816,428              635,967
       Federal funds sold ..........................................              632,265             1,208,738            1,174,768
       Other .......................................................               47,714                55,829               52,121
       Interest bearing deposits due from banks ....................               17,787                 6,277                4,393
                                                                             ------------          ------------         ------------
            Total interest income ..................................           24,551,395            23,577,616           19,600,135
                                                                             ------------          ------------         ------------

Interest expense
       Time deposits $100,000 and over .............................            4,325,891             4,054,315            2,952,983
       Other deposits ..............................................            8,228,274             8,972,052            7,193,745
       Short-term borrowings .......................................               11,051                     -                1,789
       Long-term debt ..............................................              269,208               203,871              236,864
                                                                             ------------          ------------         ------------
            Total interest expense .................................           12,834,424            13,230,238           10,385,381
                                                                             ------------          ------------         ------------

Net interest income ................................................           11,716,971            10,347,378            9,214,754
Provision for loan losses (Note D) .................................            4,550,000               594,000               65,000
                                                                             ------------          ------------         ------------
Net interest income after provision ................................            7,166,971             9,753,378            9,149,754
                                                                             ------------          ------------         ------------

Other income
       Service charges on deposit accounts .........................            1,478,495             1,473,469            1,515,390
       Credit life insurance commissions ...........................               14,375                28,587               48,303
       Mortgage brokerage income ...................................               26,646                33,203               68,194
       Loss on sales of securities available-for-sale ..............               (3,396)                    -                    -
       Debit card transaction fees .................................              473,265               378,671              302,038
       Increase in value of life insurance contracts ...............              375,012               107,784                    -
       Other income ................................................              130,885               184,685              219,817
                                                                             ------------          ------------         ------------
            Total other income .....................................            2,495,282             2,206,399            2,153,742
                                                                             ------------          ------------         ------------

Other expenses (Notes J and L)
       Salaries and employee benefits ..............................            4,537,173             4,120,766            3,647,451
       Net occupancy expense .......................................              514,488               432,852              346,610
       Furniture and equipment expense .............................              429,850               441,010              431,078
       Debit card transaction expenses .............................              373,382               276,993              279,388
       Other expense ...............................................            2,212,477             1,859,975            2,047,238
                                                                             ------------          ------------         ------------
            Total other expenses ...................................            8,067,370             7,131,596            6,751,765
                                                                             ------------          ------------         ------------

Income before income taxes .........................................            1,594,883             4,828,181            4,551,731
Income tax expense (Note K) ........................................              252,385             1,497,469            1,533,762
                                                                             ------------          ------------         ------------
Net income .........................................................         $  1,342,498          $  3,330,712         $  3,017,969
                                                                             ============          ============         ============

Per share (Note I)
       Net income, basic ...........................................         $       0.38          $       0.97         $       0.89
       Net income, assuming dilution ...............................                 0.36                  0.91                 0.83

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
Community First Bancorporation and Subsidiary


                                                          Common Stock                                    Accumulated
                                                          ------------         Additional                    Other
                                                     Number of                  Paid-in     Retained     Comprehensive
                                                      Shares       Amount       Capital     Earnings     Income (Loss)    Total
                                                      ------       ------       -------     --------     -------------    -----

Balance, January 1, 2006 .........................   2,798,409   $26,955,661   $      -   $ 3,296,060    $(1,397,333)   $28,854,388
Comprehensive income:
    Net income ...................................           -             -          -     3,017,969              -      3,017,969
                                                                                                                        -----------
    Unrealized net holding gains on available-
      for-sale securities arising during the period,
      net of income tax effects of $377,023 ......           -             -          -             -        673,179        673,179
                                                                                                                        -----------
         Total other comprehensive income (loss) .           -             -          -             -              -        673,179
                                                                                                                        -----------
           Total comprehensive income ............           -             -          -             -              -      3,691,148
                                                                                                                        -----------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares ............................     140,570     3,022,534          -    (3,029,337)             -         (6,803)
Share-based compensation, net of tax benefits ....           -             -    593,100             -              -        593,100
Exercise of employee stock options ...............      19,579        83,197          -             -              -         83,197
                                                     ---------   -----------   --------   -----------    -----------    -----------
Balance, December 31, 2006 .......................   2,958,558    30,061,392    593,100     3,284,692       (724,154)    33,215,030
Comprehensive income:
    Net income ...................................           -             -          -     3,330,712              -      3,330,712
                                                                                                                        -----------
    Unrealized net holding gains on available-
      for-sale securities arising during the period,
      net of income tax effects of $450,431 ......           -             -          -             -        804,253        804,253
                                                                                                                        -----------
         Total other comprehensive income (loss) .           -             -          -             -              -        804,253
                                                                                                                        -----------
           Total comprehensive income ............           -             -          -             -              -      4,134,965
                                                                                                                        -----------
Income tax benefits from exercises of
    non-qualified stock options in excess of
    amount previously provided ...................           -             -     88,398             -              -         88,398
Declaration of 10% stock dividend
    distributed on January 15, 2008 and
    cash payment for fractional shares ...........     295,470     4,469,444          -    (4,474,939)             -         (5,495)
Exercise of employee stock options ...............      70,077       478,090          -             -              -        478,090
                                                     ---------   -----------   --------   -----------    -----------    -----------
Balance, December 31, 2007 .......................   3,324,105    35,008,926    681,498     2,140,465         80,099     37,910,988
Comprehensive income:
    Net income ...................................           -             -          -     1,342,498              -      1,342,498
                                                                                                                        -----------
    Unrealized net holding gains on available-
      for-sale securities arising during the period,
      net of income tax effects of $137,053 ......           -             -          -             -        244,712        244,712
    Reclassification adjustment,
      net of income tax effects of $1,219 ........           -             -          -             -          2,177          2,177
                                                                                                                        -----------
         Total other comprehensive income (loss) .           -             -          -             -              -        246,889
                                                                                                                        -----------
           Total comprehensive income ............           -             -          -             -              -      1,589,387
                                                                                                                        -----------
Income tax benefits from exercises of
    non-qualified stock options in excess of
    amount previously provided ...................           -             -     66,123             -              -         66,123
Declaration of 5% stock dividend
    distributed on January 20, 2009 and
    cash payable for fractional shares ...........     169,406     1,711,001          -    (1,714,411)             -         (3,410)
Exercise of employee stock options ...............      70,768       364,535          -             -              -        364,535
                                                     ---------   -----------   --------   -----------    -----------    -----------
Balance, December 31, 2008 .......................   3,564,279   $37,084,462   $747,621   $ 1,768,552    $   326,988    $39,927,623
                                                     =========   ===========   ========   ===========    ===========    ===========


See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Community First Bancorporation and Subsidiary

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                          2008              2007           2006
                                                                                          ----              ----           ----
Operating activities
       Net income ...............................................................    $  1,342,498     $  3,330,712     $  3,017,969
       Adjustments to reconcile net income to net
             cash provided by operating activities
                   Provision for loan losses ....................................       4,550,000          594,000           65,000
                   Writedowns of foreclosed assets ..............................               -                -                -
                   Depreciation .................................................         416,971          399,456          373,883
                   Deferred income taxes ........................................        (956,973)        (266,418)        (131,488)
                   Amortization of net loan fees and costs ......................        (179,539)        (225,117)        (224,944)
                   Securities accretion and premium amortization ................          75,087           53,843          152,566
                   Losses realized on sales of available-for-sale securities ....           3,396                -                -
                   Accretion of cash surrender value of life insurance ..........        (375,012)        (107,784)               -
                   Loss (gain) on sale of foreclosed assets .....................           6,000             (354)         (30,621)
                   Increase in interest receivable ..............................        (246,633)        (347,583)        (552,818)
                   (Decrease) increase in interest payable ......................        (434,588)         776,623          885,813
                   Increase in prepaid expenses and other assets ................        (273,766)        (506,041)        (179,823)
                   Increase (decrease) in other accrued expenses ................          56,209          (29,408)         (13,753)
                   Deferred compensation expense ................................         434,116          386,446                -
                   Share-based compensation expense .............................               -                -          593,100
                                                                                     ------------     ------------     ------------
                         Net cash provided by operating activities ..............       4,417,766        4,058,375        3,954,884
                                                                                     ------------     ------------     ------------

Investing activities
       Purchases of available-for-sale securities ...............................     (84,156,840)     (25,224,140)     (25,209,833)
       Maturities, calls and paydowns of available-for-sale securities ..........      47,120,613       29,879,688       25,682,329
       Proceeds of sales of available-for-sale securities .......................       9,732,462                -                -
       Purchases of securities held-to-maturity .................................      (7,490,035)               -                -
       Maturities, calls and paydowns of held-to-maturity securities ............       1,243,838          938,552        1,163,035
       Purchases of Federal Home Loan Bank stock ................................        (379,700)               -          (31,800)
       Proceeds of redemptions of Federal Home Loan Bank stock ..................               -          140,300                -
       Net increase in loans made to customers ..................................     (28,457,229)     (41,202,385)     (33,566,455)
       Purchases of premises and equipment ......................................        (450,699)      (1,083,499)      (1,506,718)
       Proceeds from sale of foreclosed assets ..................................          34,000           14,589          167,942
       Proceeds from sale of real estate held for sale ..........................               -           36,449                -
       Purchases of bank-owned life insurance ...................................      (1,000,006)      (7,000,000)               -
                                                                                     ------------     ------------     ------------
                         Net cash used by investing activities ..................     (63,803,596)     (43,500,446)     (33,301,500)
                                                                                     ------------     ------------     ------------

Financing activities
       Net increase (decrease) in demand deposits, interest
             bearing transaction accounts and savings accounts ..................       2,485,387       (4,715,971)      25,163,011
       Net increase in certificates of deposit and other
             time deposits ......................................................      57,763,243       52,625,215        2,801,699
       Net (decrease) increase in short-term borrowings .........................               -       (4,500,000)       1,000,000
       Proceeds of issuances of long-term debt ..................................       6,000,000                -                -
       Repayment of long-term debt ..............................................      (1,000,000)      (1,000,000)      (1,000,000)
       Payment of cash in lieu of fractional shares
             for stock dividend .................................................               -           (5,495)          (6,803)
       Exercise of employee stock options .......................................         364,535          478,090           83,197
       Excess tax benefits of exercises of stock options ........................          66,123           88,398                -
                                                                                     ------------     ------------     ------------
                         Net cash provided by financing activities ..............      65,679,288       42,970,237       28,041,104
                                                                                     ------------     ------------     ------------
Increase (decrease) in cash and cash equivalents ................................       6,293,458        3,528,166       (1,305,512)
Cash and cash equivalents, beginning ............................................      34,673,041       31,144,875       32,450,387
                                                                                     ------------     ------------     ------------
Cash and cash equivalents, ending ...............................................    $ 40,966,499     $ 34,673,041     $ 31,144,875
                                                                                     ============     ============     ============

Supplemental  Disclosure  of Cash Flow  Information  Cash paid during the period for:
             Interest (net of amount capitalized) ...............................    $ 13,269,012     $ 12,453,615     $  9,499,568
             Income taxes .......................................................       1,644,000        1,700,000        1,851,154
       Noncash investing and financing activities:
             Transfer of loans to foreclosed assets .............................         706,000                -           54,235
             Transfers from retained earnings to common stock
                   in connection with stock dividends ...........................       1,711,001        4,469,444        3,022,534
             Other comprehensive income (loss) ..................................         246,889          804,253          673,179
             Cash payable in lieu of issuing fractional shares ..................           3,410                -                -

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

Securities - Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held-to-maturity, trading or available-for-sale. Debt securities that the Company has the positive intent and ability to hold until ultimate maturity are classified as held-to-maturity and are accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from net income and recorded as other comprehensive income, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, are included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific security on a trade date basis.

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

A loan is considered to be impaired when, in management's judgment based on current information and events, it is probable that the obligation's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans include non-accrual loans and loans past due according to their contractual terms 90 days or more with respect to interest or principal payments. Impaired loans that individually have been evaluated under the Company's normal loan review process are carried in the balance sheet at either (1) the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan or (2) at a value not to exceed their observable market price or the fair value of the collateral if repayment of the loan is expected to be provided solely by the underlying collateral. Generally, the accrual of interest is discontinued on impaired loans and any previously accrued interest on such loans is reversed against current income. Any subsequent interest income is recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss has been incurred, the estimated amount of the loss is charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating losses incurred in the loan portfolio based on factors discussed below and their potential effects based on judgments applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses necessitated as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the change occurs.

The allowance for loan losses is composed of specific, general and unallocated amounts. Specific amounts are determined when necessary on individual loans based on management's evaluation of the Company's credit loss exposure considering the current payment status, underlying collateral and other known information about the particular borrower's circumstances. Typically, these loans are considered impaired or have been assigned internal risk grades of management attention, special mention, substandard or doubtful. General amounts are provided for all other loans, excluding those for which specific amounts were determined, by applying estimated loss percentages to the portfolio categorized using risk grades. These percentages are based on management's current evaluation with consideration given to historical loss experience. The unallocated portion of the allowance consists of an amount deemed appropriate to provide for the elements of imprecision and estimation risk inherent in the specific and general amounts and is determined based on management's evaluation of various conditions that are not directly measured by the other components of the allowance. This evaluation includes consideration of general national and local economic and business conditions affecting key lending market areas, credit quality trends, collateral values, loan volumes, portfolio seasoning, and any identified credit concentrations. The findings of internal credit reviews and results from external audits and regulatory examinations are also considered.

The Company utilizes its risk grading system for all loans held in the portfolio. This system involves the Company's lending officers' assigning a risk grade, on a loan-by-loan basis, considering information about the borrower's capacity to repay, collateral, payment history, and other known factors. Assigned risk grades are updated monthly for any known changes in circumstances affecting the borrower or the loan. The risk grading system is monitored on a continuing basis by management and the Company's external credit reviewer who is independent of the lending function.

The Company estimates losses related to off-balance-sheet credit exposures such as loan commitments, standby letters of credit and unrecognized liabilities under recourse provisions related to certain mortgage loans originated by the Bank's personnel but funded by another financial institution based on historical experience and by monitoring any large positions individually. When management determines that a loss on such a position has been incurred, a charge is made against earnings and a liability for off-balance-sheet positions is recorded.

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

Foreclosed Assets - Assets (primarily real estate and vehicles) acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Loan losses arising from the acquisition of such property as of that date are charged against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in any subsequent valuation allowance are included in net foreclosed assets costs and expenses. The carrying value of foreclosed assets included in the balance sheets was $706,000 and $40,000 as of December 31, 2008 and 2007, respectively.

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

Transfers of Financial Assets - Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

Stock-Based Compensation - As of December 31, 2008, the Company has two stock-based employee compensation plans, which are described more fully in Note
I. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123(R)") "Share-Based Payment." Prior to adoption of SFAS 123(R), the Company accounted for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, prior to adoption of SFAS 123(R), no stock-based employee compensation cost was reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

No options were granted during 2008 or 2007. The fair value of options granted during 2006 were $9.90 per share which was estimated as of the grant date using the Black-Scholes options pricing model and the following assumptions: dividend yield of 0%, expected life of 10 years, risk free interest rate of 5.08% and stock price volatility of 25.35%. Because of the limited time during which the

Company's stock had traded in a public market, the Company estimated stock price volatility based primarily on the historic volatility of another bank holding company domiciled in South Carolina that was founded at about the same time as the Company. Management believes that the other bank holding company was sufficiently similar to the Company in its operating history to make it a suitable reference for estimating the volatility of the Company's stock price.

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


NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2008 and 2007 were approximately $2,502,000 and $1,847,000, respectively.


NOTE C - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                              December 31,
                                                                              ------------
                                                       2008                                               2007
                                                       ----                                               ----
                                              Gross          Gross                                  Gross       Gross
                                            Unrealized    Unrealized     Estimated                Unrealized  Unrealized   Estimated
                                Amortized     Holding       Holding        Fair        Amortized    Holding    Holding       Fair
                                  Cost        Gains         Losses        Value          Cost        Gains     Losses        Value
                                  ----        -----         ------        -----          ----        -----     ------        -----
Available-for-sale
Mortgage-backed securities
  issued by US Government
  agencies ...............   $  1,790,998   $   37,439   $        -   $  1,828,437   $         -   $      -   $      -   $         -
Government sponsored
  enterprises (GSEs) .....     62,840,000    1,141,220          500     63,980,720    56,098,415    511,039     64,423    56,545,031
Mortgage-backed securities
  issued by GSEs .........     40,753,955      625,965       22,768     41,357,152    22,471,385     48,925    327,297    22,193,013
State, county and
  municipal ..............     20,740,461       41,197    1,312,433     19,469,225    20,331,290     92,261    135,546    20,288,005
                             ------------   ----------   ----------   ------------   -----------   --------   --------   -----------
          Total ..........   $126,125,414   $1,845,821   $1,335,701   $126,635,534   $98,901,090   $652,225   $527,266   $99,026,049
                             ============   ==========   ==========   ============   ===========   ========   ========   ===========

Held-to-maturity
Mortgage-backed securities
  issued by US Government
  agencies ...............   $          -   $        -   $        -   $          -   $         -   $      -   $      -   $         -
Government sponsored
  enterprises ............              -            -            -              -             -          -          -             -
Mortgage-backed securities
  issued by GSEs .........     11,910,268      328,177            -     12,238,445     5,663,113        967     38,997     5,625,083
State, county and
  municipal ..............              -            -            -              -             -          -          -             -
                             ------------   ----------   ----------   ------------   -----------   --------   --------   -----------
          Total ..........   $ 11,910,268   $  328,177   $        -   $ 12,238,445   $ 5,663,113   $    967   $ 38,997   $ 5,625,083
                             ============   ==========   ==========   ============   ===========   ========   ========   ===========

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                             December 31, 2008
                                                                                             -----------------
                                                                              Available-for-sale          Held-to-maturity
                                                                              ------------------          ----------------
                                                                            Amortized    Estimated      Amortized      Estimated
                                                                              Cost       Fair Value       Cost         Fair Value
                                                                              ----       ----------       ----         ----------
       Due within one year ...........................................   $  1,998,100   $  2,043,440   $          -   $          -
       Due after one through five years ..............................     11,576,381     11,771,609              -              -
       Due after five through ten years ..............................     43,086,242     43,600,978              -              -
       Due after ten years ...........................................     26,919,738     26,033,918              -              -
                                                                         ------------   ------------   ------------   ------------
                                                                           83,580,461     83,449,945              -              -
       Mortgage-backed securities issued by:
            US Government agencies ...................................      1,790,998      1,828,437              -              -
            GSEs .....................................................     40,753,955     41,357,152     11,910,268     12,238,445
                                                                         ------------   ------------   ------------   ------------
            Total ....................................................   $126,125,414   $126,635,534   $ 11,910,268   $ 12,238,445
                                                                         ============   ============   ============   ============

The estimated fair values and gross unrealized losses of all of the Company's investment securities whose estimated fair values were less than amortized cost as of December 31, 2008 and 2007 which had not been determined to be other-than-temporarily impaired, are presented below. The securities have been aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.


                                                                             December 31, 2008
                                                                             -----------------
                                                        Continuously in Unrealized Loss Position for a Period of
                                                        --------------------------------------------------------
                                              Less than 12 Months            12 Months or more                     Total
                                              -------------------            -----------------                     -----
Available-for-sale                         Estimated       Unrealized    Estimated        Unrealized      Estimated      Unrealized
                                          Fair Value          Loss       Fair Value           Loss        Fair Value         Loss
                                          ----------          ----       ----------           ----        ----------         ----
US Government agencies .............     $         -     $         -     $         -     $         -     $         -     $         -
Government-sponsored
  enterprises (GSEs) ...............         999,500             500               -               -         999,500             500
Mortgage-backed securities
  issued by GSEs ...................       2,512,864           5,247       2,980,894          17,521       5,493,758          22,768
State, county and
  municipal securities .............      15,629,399       1,243,371         814,554          69,062      16,443,953       1,312,433
                                         -----------     -----------     -----------     -----------     -----------     -----------
                  Total ............     $19,141,763     $ 1,249,118     $ 3,795,448     $    86,583     $22,937,211     $ 1,335,701
                                         ===========     ===========     ===========     ===========     ===========     ===========
Held-to-maturity
  GSEs .............................     $         -     $         -     $         -     $         -     $         -     $         -
                                         -----------     -----------     -----------     -----------     -----------     -----------
                  Total ............     $         -     $         -     $         -     $         -     $         -     $         -
                                         ===========     ===========     ===========     ===========     ===========     ===========

                                                                             December 31, 2007
                                                                             -----------------
                                                        Continuously in Unrealized Loss Position for a Period of
                                                        --------------------------------------------------------
                                              Less than 12 Months            12 Months or more                     Total
                                              -------------------            -----------------                     -----
Available-for-sale                         Estimated       Unrealized    Estimated        Unrealized      Estimated      Unrealized
                                          Fair Value          Loss       Fair Value           Loss        Fair Value         Loss
                                          ----------          ----       ----------           ----        ----------         ----
GSEs ...............................     $ 3,993,971     $     4,322     $16,072,715     $    60,101     $20,066,686     $    64,423
Mortgage-backed securities
  issued by GSEs ...................         293,088           1,269      18,403,894         326,028      18,696,982         327,297
State, county and
  municipal securities .............       7,681,060          78,781       3,201,751          56,765      10,882,811         135,546
                                         -----------     -----------     -----------     -----------     -----------     -----------
                  Total ............     $11,968,119     $    84,372     $37,678,360     $   442,894     $49,646,479     $   527,266
                                         ===========     ===========     ===========     ===========     ===========     ===========
Held-to-maturity
  GSEs .............................     $         -     $         -     $ 4,719,740     $    38,997     $ 4,719,740     $    38,997
                                         -----------     -----------     -----------     -----------     -----------     -----------
                                         $         -     $         -     $ 4,719,740     $    38,997     $ 4,719,740     $    38,997
                                         ===========     ===========     ===========     ===========     ===========     ===========

At December 31, 2008, 56 securities had been continuously in an unrealized loss position for less than 12 months and 12 securities had been continuously in an unrealized loss position for 12 months or more. The Company does not consider these investments to be other-than-temporarily impaired because the unrealized losses involve primarily issuances of state, county and municipal government issuers, resulted primarily from current credit market disruptions including a "flight to quality" and there have been no failures by the issuers to remit their periodic interest payments as required. Although the Company classifies a majority of its investment securities as available-for-sale, management has not determined that any specific securities will be disposed of prior to maturity and believes that the Company has both the ability and the intent to hold those investments until a recovery of fair value, including until maturity. Substantially all of the issuers of state, county and municipal securities held were rated at least "investment grade" as of December 31, 2008 and 2007.

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

During 2008, the Company sold sixteen available-for-sale securities for gross sales proceeds of $9,732,462. Gross realized gains and losses resulting from these sales totaled $127,830 and $131,226, respectively. The Company did not sell any available-for-sale securities during 2007 or 2006. There were no transfers of available-for-sale securities to other categories in 2008, 2007 or 2006.

At December 31, 2008 and 2007, securities with a carrying value of $64,130,700 and $63,853,671, respectively, were pledged as collateral to secure public deposits.


NOTE D - LOANS

Loans consisted of the following:


                                                           December 31,
                                                           ------------
                                                    2008                2007
                                                    ----                ----
Commercial, financial and industrial .....     $  23,187,252      $  23,865,216
Real estate- construction ................        30,450,996          2,201,343
Real estate - mortgage ...................       182,668,353        185,198,250
Consumer installment .....................        34,106,716         32,866,204
                                               -------------      -------------
     Total ...............................       270,413,317        244,131,013
Allowance for loan losses ................        (5,475,294)        (2,573,758)
                                               -------------      -------------
     Loans - net .........................     $ 264,938,023      $ 241,557,255
                                               =============      =============

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:


                                                                                                               December 31,
                                                                                                               ------------
                                                                                                          2008               2007
                                                                                                          ----               ----
Investment in impaired loans
     Nonaccrual ..............................................................................        $11,798,654        $   625,017
     Accruing 90 days and over past due ......................................................                  -                  -
                                                                                                      -----------        -----------
         Total ...............................................................................        $11,798,654        $   625,017
                                                                                                      ===========        ===========

Average total investment in impaired loans during the year ...................................        $ 4,712,000        $   413,500
Amount of impaired loans for which an allowance for loan losses is established
     under SFAS No. 114 ......................................................................         11,296,779            625,017
Amount of allowance for loan losses under SFAS No. 114 related to impaired loans .............          1,129,678             75,002
Amount of impaired loans for which no allowance for loan losses is established
     under SFAS No. 114 ......................................................................            501,875                  -
Allowance for loan losses on impaired loans at year end ......................................          1,603,493            145,038

For 2008, the amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms was approximately $821,000 and the amount of interest income actually collected and included in interest income was approximately $480,000. Such amounts of interest income were immaterial to the consolidated financial statements for 2007 and 2006. The average total investment in impaired loans during 2006 was $399,000. There were no irrevocable commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2008.

As of December 31, 2008 and 2007, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                Years Ended December 31,
                                                ------------------------
                                          2008            2007           2006
                                          ----            ----           ----

Balance at January 1 ..............   $ 2,573,758    $ 2,241,947    $ 2,266,086
Provision charged to expense ......     4,550,000        594,000         65,000
Recoveries ........................        18,062         30,098         44,981
Charge-offs .......................    (1,666,526)      (292,287)      (134,120)
                                      -----------    -----------    -----------
Balance at December 31 ............   $ 5,475,294    $ 2,573,758    $ 2,241,947
                                      ===========    ===========    ===========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with, the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $9,272,390 and $7,885,064 at December 31, 2008 and 2007, respectively. During 2008, $2,422,122 of new loans were made and repayments totaled $1,034,796

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                            December 31,
                                                            ------------
                                                       2008              2007
                                                       ----              ----

Land .......................................       $ 2,916,997       $ 2,916,997
Buildings and land improvements ............         5,617,252         5,400,702
Furniture and equipment ....................         3,296,538         3,279,919
                                                   -----------       -----------
     Total .................................        11,830,787        11,597,618
Accumulated depreciation ...................         3,175,534         2,976,093
                                                   -----------       -----------
     Premises and equipment - net ..........       $ 8,655,253       $ 8,621,525
                                                   ===========       ===========

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $416,971, $399,456, and $373,883, respectively. During 2006, the Company capitalized interest of $18,218 to construction in progress.


NOTE F - DEPOSITS

A summary of deposits follows:

                                                             December 31,
                                                             ------------
                                                        2008            2007
                                                        ----            ----

Noninterest bearing demand ...................     $ 41,961,968     $ 42,288,971
Interest bearing transaction accounts ........       54,800,195       55,389,292
Savings ......................................       24,859,154       21,457,667
Time deposits $100,000 and over ..............      126,492,251       96,547,178
Other time deposits ..........................      168,001,615      140,183,445
                                                   ------------     ------------
     Total deposits ..........................     $416,115,183     $355,866,553
                                                   ============     ============

As of December 31, 2008 and 2007, local governmental deposits comprised approximately 14% and 12% of total deposits, respectively. As of December 31, 2008 and 2007, $204,623 and $153,964, respectively, of overdrawn demand deposit balances have been reclassified as loans. As of December 31, 2008 and 2007, deposits of directors, officers and their related business interests totaled approximately $6,558,000 and $7,817,000, respectively.

At December 31, 2008, the scheduled maturities of time deposits are as follows:


                        Year                             Amount
                        ----                             ------

                        2009                        $ 269,438,732
                        2010                           21,392,871
                        2011                              802,858
                        2012                            2,153,307
                        2013                              706,098
                  Thereafter                                    -

NOTE G - SHORT-TERM BORROWINGS

There were no short-term borrowings outstanding at December 31, 2008 and 2007.

As of December 31, 2008, the banking subsidiary had an unused short-term credit accommodation available from an unrelated bank which allows the banking subsidiary to purchase up to $6,900,000 of federal funds. The accommodation limits the Bank's ability to obtain funds to fourteen days in any calendar month. The counterparties may, in their sole discretion, allow the banking subsidiary to borrow for time periods longer than indicated above, but higher rates would be charged for such borrowings.


NOTE H - LONG-TERM DEBT

Long-term debt consisted of:

                                                              December 31,
                                                              ------------
                                                       2008                2007
                                                       ----                ----

Fixed rate notes due to FHLB .................       $3,000,000       $1,000,000
Variable rate notes due to FHLB ..............        6,500,000        3,500,000
                                                     ----------       ----------
                                                     $9,500,000       $4,500,000
                                                     ==========       ==========

Long-term debt represents amounts borrowed from the FHLB under the FHLB's Fixed Rate Advance Credit and Convertible Advance programs as shown in the table below. The interest rate on Convertible Advances have remained at their initial values and are subject to the FHLB's option to convert the advances to variable rate instruments if 3-month LIBOR exceeds specified levels as of the dates specified in each advance agreement. In the event of such conversions, the affected advances would thereafter be subject to variable interest rates until maturity. Each of the Fixed Rate and Convertible Advances may be prepaid on any quarterly interest payment date at the Company's option. With limited exceptions, any such prepayments would be subject to a prepayment penalty.

The contractual maturities of long-term debt are as follows:

                                                                                                    December 31, 2008
                                                                                                    -----------------
                                                                                      Fixed Rate      Variable Rate          Total
                                                                                      ----------      -------------          -----
Due to Federal Home Loan Bank:
Due 2009, interest rate 3.603% ...............................................        $1,500,000        $        -        $1,500,000
Due 2010, interest rate 3.834% ...............................................         1,500,000                 -         1,500,000
Due 2013, interest rate 3.7475% convertible to variable rate at ..............                 -         1,500,000         1,500,000
    lender's option on June 27, 2011
Due 2014, interest rate 3.9200% convertible to variable rate at ..............                 -         3,500,000         3,500,000
    lender's option on March 18, 2009
Due 2015, interest rate 3.9250% convertible to variable rate at ..............                 -         1,500,000         1,500,000
                                                                                      ----------        ----------        ----------
    lender's option on June 29, 2012
     Total long-term debt ....................................................        $3,000,000        $6,500,000        $9,500,000
                                                                                      ==========        ==========        ==========

The Company has pledged certain of its first mortgage loans secured by one-to-four family residential properties and its holdings of FHLB stock, included in the balance sheet in other investments, (collectively, "qualifying collateral instruments") to secure its debt due to the FHLB under a blanket lien agreement. The amount of qualifying collateral instruments as of December 31, 2008 was approximately $26,427,000. The qualifying collateral instruments required to secure the Company's long-term debt as of December 31, 2008 totaled approximately $13,571,000.

The banking subsidiary had unused credit availability under the FHLB's blanket lien agreement of up to an additional $9,000,000 under the FHLB's various credit programs, subject to pledging and other requirements. The amount of such eligible collateral instruments remaining available as of December 31, 2008 to secure any additional FHLB borrowings totaled approximately $12,856,000. The Company also had unencumbered investment securities issued by the FHLB totaling $12,296,000 and FHLB stock of $1,219,600 which could be used to secure additional advances of up to $13,515,600.


NOTE I - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances - South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the subsidiary's current year-to-date earnings ($1,390,396 at December 31, 2008) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are generally limited to 10% of the Bank's capital stock and surplus on a secured basis.

Stock Dividends - For stockholders of record on December 20, 2008, December 20, 2007 and December 18, 2006, the Company's Board of Directors declared stock dividends of 5%, 10% and 5%, respectively. All per share information has been retroactively adjusted to give effect to the stock dividends.

Accumulated Other Comprehensive Income (Loss) - As of December 31, 2008 and 2007, accumulated other comprehensive income (loss) included as a component of shareholders' equity in the accompanying consolidated balance sheets consisted of accumulated changes in the unrealized holding gains and (losses) on available-for-sale securities, net of income tax effects, amounting to $326,988 and $80,099, respectively.

Preferred Stock - On January 27, 2009, the Company's shareholders approved revisions to its articles of incorporation authorizing the Company to issue up to 10,000,000 shares of preferred stock in one or more series with the preferences, limitations and relative rights of each series to be determined by the Company's Board of Directors before any such series is issued. The Company sought this authorization originally in anticipation of accepting funds from the Troubled Assets Relief Program, commonly referred to as "TARP." The Company applied for such funds but, after receiving preliminary approval, ultimately withdrew its application and declined to receive such funds due to continuing uncertainties, including restrictions on use of the funds and reporting requirements, among others.

Earnings per Share - Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                        2008              2007              2006
                                                                                        ----              ----              ----
Net income per share, basic
  Numerator - net income ..................................................         $1,342,498         $3,330,712         $3,017,969
                                                                                    ==========         ==========         ==========
  Denominator
     Weighted average common shares issued and outstanding ................          3,543,109          3,432,494          3,404,627
                                                                                    ==========         ==========         ==========
                     Net income per share, basic ..........................         $      .38         $      .97         $      .89
                                                                                    ==========         ==========         ==========

Net income per share, assuming dilution
  Numerator - net income ..................................................         $1,342,498         $3,330,712         $3,017,969
                                                                                    ==========         ==========         ==========
  Denominator
     Weighted average common shares issued and outstanding ................          3,543,109          3,432,494          3,404,627
     Effect of dilutive stock options .....................................            151,499            219,521            226,106
                                                                                    ----------         ----------         ----------
                     Total shares .........................................          3,694,608          3,652,015          3,630,733
                                                                                    ==========         ==========         ==========
                     Net income per share, assuming dilution ..............         $      .36         $      .91         $      .83
                                                                                    ==========         ==========         ==========

For both 2008 and 2007, the effect of dilutive stock options excludes 92,551 options that would have been anti-dilutive if included in the calculation of net income per share, assuming dilution. There were no such anti-dilutive options excluded from the calculation for 2006. If the market price of the Company's stock increases sufficiently, such shares may be included in future calculations of earnings per share, assuming dilution.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2008 and 2007, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2008, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized as defined in the Federal Deposit Insurance Act, Community First Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                              Minimum for          Minimum to be
                                                                          Actual          Capital Adequacy       Well Capitalized
                                                                          ------          ----------------       ----------------
                                                                    Amount      Ratio     Amount      Ratio     Amount       Ratio
                                                                    ------      -----     ------      -----     ------       -----
December 31, 2008                                                                       (Dollars in thousands)
      The Company
           Total Capital to risk weighted assets                   $ 43,470     14.1%    $ 24,633      8.0%          NA          NA
           Tier 1 Capital to risk weighted assets                  $ 39,601     12.9%    $ 12,317      4.0%          NA          NA
           Tier 1 Capital to average assets (leverage)             $ 39,601      8.8%    $ 18,010      4.0%          NA          NA
      Community First Bank
           Total Capital to risk weighted assets                   $ 41,513     13.5%    $ 24,622      8.0%    $ 30,777       10.0%
           Tier 1 Capital to risk weighted assets                  $ 37,646     12.2%    $ 12,311      4.0%    $ 18,466        6.0%
           Tier 1 Capital to average assets (leverage)             $ 37,646      8.4%    $ 18,004      4.0%    $ 22,505        5.0%

December 31, 2007
      The Company
           Total Capital to risk weighted assets                   $ 40,405     17.3%    $ 18,642      8.0%          NA          NA
           Tier 1 Capital to risk weighted assets                  $ 37,831     16.2%    $  9,321      4.0%          NA          NA
           Tier 1 Capital to average assets (leverage)             $ 37,831      9.7%    $ 15,594      4.0%          NA          NA
      Community First Bank
           Total Capital to risk weighted assets                   $ 38,763     17.3%    $ 18,642      8.0%    $ 23,302       10.0%
           Tier 1 Capital to risk weighted assets                  $ 36,189     16.2%    $  9,321      4.0%    $ 13,981        6.0%
           Tier 1 Capital to average assets (leverage)             $ 36,189      9.7%    $ 15,594      4.0%    $ 19,492        5.0%

Stock Options - In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 749,140 shares (adjusted for subsequent stock dividends and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options could be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 523,587 shares (adjusted for stock dividends and splits) of authorized common stock for issuance upon the exercise of such options. Both the 1998 Stock Option Plan and the 1989 Stock Option Plan have now terminated. Although some options granted under the 1998 and 1989 Plans can still be exercised, no further options may be granted. For all stock options ever granted under the two plans, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, and vesting of options accelerates upon a change in control of the Company, in accordance with the provisions of the two plans.

During 2006, the Company's Board of Directors accelerated the vesting of all other previously awarded and outstanding options such that all options were vested by December 31, 2006. The acceleration of the options' vesting resulted in the recognition of pre-tax expenses of approximately $394,000 in 2006 that would otherwise have been recognized in 2007, 2008 and 2009.

Transactions under the plans during 2008 are summarized as follows:

                                                                              Year Ended December 31, 2008
                                                                              ----------------------------
                                                                                                    Weighted Average
                                                                                        Weighted         Remaining      Aggregate
                                                                                    Average Exercise  Contractual Life  Intrinsic
                                                                   Shares            Price Per share       (Years)       Value
                                                                   ------            ---------------       -------       -----
                                                                        (Dollars in thousands, except per share)
Outstanding at beginning of year .........................       472,628              $   11.04
Granted ..................................................             -                      -
Exercised ................................................       (74,307)                  4.91
Forfeited or expired .....................................           (10)                  4.91
                                                                 -------
Outstanding at end of year ...............................       398,311              $   12.18             3.80          $ -
                                                                 =======                                                  ===

Options outstanding ......................................       398,311              $   12.18             3.80          $ -
  and expected to vest

Options exercisable at year-end ..........................       398,311              $   12.18             3.80          $ -

---------------------------------------------
Numbers of shares and exercise prices have been adjusted in the table above for a 5% stock dividend effective December 20, 2008.

The aggregate intrinsic value of a stock option in the table above represents the pre-tax intrinsic value (the amount, if any, by which the current fair value of the underlying stock exceeds the amount required to exercise the options) that would have been received by the option holder had all option holders exercised their options on December 31, 2008. At that date, the exercise prices of all of the Company's outstanding options exceeded the fair value of the Company's stock.

Information pertaining to the fair values of stock options issued in 2006 and the methods and assumptions used to estimate those values are included in Note A.

The 1998 plan terminated on March 19, 2008, and no further options may be granted under the plan after that date. The Company has no current plans to adopt a new stock option plan, though the Company's Board of Directors may do so in the future.

NOTE J - OTHER EXPENSES

Other expenses are summarized below:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                    2008                2007                 2006
                                                                                    ----                ----                 ----

Salaries and employee benefits ......................................           $4,537,173           $4,120,766           $3,647,451
Net occupancy expense ...............................................              514,488              432,852              346,610
Furniture and equipment expense .....................................              429,850              441,010              431,078
Debit card transaction expense ......................................              373,382              276,993              279,388
Other expense
     Stationery, printing and postage ...............................              328,126              286,382              299,042
     Telephone ......................................................              176,972              152,656              143,422
     Advertising and promotion ......................................              129,327              118,565              124,968
     Professional services ..........................................              290,528              284,907              202,278
     Insurance ......................................................               57,384               73,991               75,507
     FDIC insurance assessment ......................................              188,000               37,168               35,654
     Directors' compensation ........................................              115,400               94,400              392,471
     Foreclosed assets costs and expenses, net ......................                8,306                3,142                8,154
     Data processing expenses .......................................              357,561              250,728              272,867
     Other ..........................................................              560,873              558,036              492,875
                                                                                ----------           ----------           ----------
         Total ......................................................           $8,067,370           $7,131,596           $6,751,765
                                                                                ==========           ==========           ==========

NOTE K - INCOME TAXES

Income tax expense consisted of:

                                               Years Ended December 31,
                                               ------------------------
                                          2008           2007           2006
                                          ----           ----           ----
Current
    Federal .......................   $ 1,146,790    $ 1,613,312    $ 1,528,379
    State .........................        62,568        150,575        136,871
                                      -----------    -----------    -----------
          Total current ...........     1,209,358      1,763,887      1,665,250
Deferred
    Federal .......................      (956,973)      (266,418)      (131,488)
                                      -----------    -----------    -----------
          Total income tax expense    $   252,385    $ 1,497,469    $ 1,533,762
                                      ===========    ===========    ===========

The principal components of the deferred portion of income tax expense or (credit) were:


                                                 Years Ended December 31,
                                                 ------------------------
                                              2008         2007         2006
                                              ----         ----         ----

Provision for loan losses ............    $(892,982)    $(109,564)    $   7,971
Accelerated depreciation .............       87,063        (5,049)      (18,701)
Deferred net loan costs and fees .....       (7,710)      (24,201)      (34,576)
Writedowns of other real estate ......            -             -         9,906
Non-qualified stock options ..........            -             -       (96,088)
Deferred compensation expense ........     (143,344)     (127,604)            -
                                          ---------     ---------     ---------
          Total ......................    $(956,973)    $(266,418)    $(131,488)
                                          =========     =========     =========

Income before income taxes presented in the consolidated statements of income for the years ended December 31, 2008, 2007 and 2006 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                                                              Years Ended December 31,
                                                                                      2008              2007             2006
                                                                                      ----              ----             ----

Tax expense at statutory rate ..........................................        $   542,260         $ 1,641,582         $ 1,547,589
State income tax, net of federal
     income tax benefit ................................................             41,295              99,380              90,335
Tax-exempt interest income .............................................           (282,276)           (276,416)           (220,098)
Non-deductible interest expense to
     carry tax-exempt instruments ......................................             41,195              46,616              34,608
Non-taxable increase in value of life insurance contracts ..............           (127,504)            (36,647)                  -
Other, net .............................................................             37,415              22,954              81,328
                                                                                -----------         -----------         -----------
             Total .....................................................        $   252,385         $ 1,497,469         $ 1,533,762
                                                                                ===========         ===========         ===========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                               December 31,
                                                               ------------
                                                          2008             2007
                                                          ----             ----
Deferred tax assets
     Allowance for loan losses ...................     $1,595,604     $  702,622
     Deferred net loan fees ......................        133,924        126,214
     Non-qualified stock options .................         96,088         96,088
     Deferred compensation .......................        270,948        127,604
     Unrealized net holding losses on
       available-for-sale securities .............              -              -
                                                       ----------     ----------
             Gross deferred tax assets ...........      2,096,564      1,052,528
     Valuation allowance .........................              -              -
                                                       ----------     ----------
             Total ...............................      2,096,564      1,052,528
                                                       ----------     ----------

Deferred tax liabilities
     Accelerated depreciation ....................        282,474        195,411
     Unrealized net holding gains on
       available-for-sale securities .............        183,132         44,860
                                                       ----------     ----------
             Gross deferred tax liabilities ......        465,606        240,271
                                                       ----------     ----------
Net deferred income tax assets ...................     $1,630,958     $  812,257
                                                       ==========     ==========

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2008, 2007 and 2006, $138,272 was charged, $450,431 and $377,023, respectively, was charged to other comprehensive income or loss, respectively. In 2008, 2007 and 2006, $956,973, $266,418, and $131,488,
respectively, was credited to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2008 and 2007 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.

As of December 31, 2008 and 2007, the Company had no tax benefits disallowed under FASB Interpretation 48 "Accounting for Uncertainty in Income Taxes" ("FIN 48"). A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination. For tax benefits that do meet the "more likely than not" criterion, no tax benefit is recorded.

The Company and its subsidiary are subject to US federal income tax as well as income tax of the State of South Carolina. The Company is no longer subject to examination by these taxing authorities for years before 2005 for federal and state income tax.

The Company recognizes interest and penalties related to income tax matters as interest expense and other noninterest expense, respectively.

NOTE L - RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 2008, 2007 and 2006 totaled $73,039, $84,941, and $66,764, respectively.

In 2007, the Company's Board of Directors approved certain supplemental benefits for the Chief Executive Officer. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, life insurance contracts owned by the Bank provide informal, indirect funding for those benefits. The Company recorded deferred compensation expense related to these benefits of $434,116 in 2008 and $386,446 in 2007.

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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                           December 31,
                                                           ------------
                                                    2008                2007
                                                    ----                ----

Loan commitments .......................         $30,485,940         $35,953,550
Standby letters of credit ..............             914,735           1,038,600

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

Litigation - The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2008. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

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

NOTE N - DISCLOSURES ABOUT FAIR VALUES

SFAS No. 157, "Fair Value Measurements," which became effective for the Company on January 1, 2008 provides a consistent definition of fair value, establishes a framework for measuring fair value and expands the disclosures about fair value. In February 2008, the Financial Accounting Standards Board Staff issued FSP FAS 157-2 which deferred for one year the effective date of the application of SFAS No. 157 to nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Accordingly, the Company has only partially applied SFAS No. 157. There are currently no major categories of assets or liabilities disclosed at fair value in the financial statements for which the Company has not applied the provisions of SFAS No. 157. It is expected that the initial application of the deferred provisions of SFAS No. 157 will not have a material effect on the Company's financial position, its result of operations or cash flows.

No cumulative effect adjustments were required upon initial application of SFAS No. 157. Available-for-sale securities continue to be measured at fair value with unrealized gains and losses, net of income taxes, recorded in other comprehensive income or (loss).

SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115," was effective for the Company on January 1, 2008. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value with changes in the unrealized gains and losses on those items included in earnings. The Company's decision about whether to elect the fair value option generally may be applied on an instrument-by-instrument basis, is irrevocable (unless a new election date occurs), and is applied to an entire instrument and not to only specific risks, specific cash flows or portions of that instrument. The objective of the Statement is to improve financial reporting by providing entities with the opportunity to mitigate the volatility of reported earnings caused by measuring related assets and liabilities without having to apply complex hedge accounting provisions. The Statement also provided for enhanced presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Generally, the option to value an asset or liability at fair value must be exercised at the date that the Company first recognizes the asset or liability. The Company has not elected to value any assets or liabilities at fair value pursuant to SFAS No. 159.

Under SFAS No. 157, fair value is the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Fair value under this Standard may reflect actual transaction prices or may reflect the application of valuation techniques if the transaction was between related parties, the transaction occurred under duress, or other circumstances where the transaction price may not be indicative of the fair value of the particular asset or liability. When valuation techniques are used, the inputs may be either observable or unobservable. SFAS 157 establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation technique. Assets or liabilities may be measured at fair value on either a recurring basis or a non-recurring basis. SFAS No. 157 proscribes different disclosures requirements for those different measurement attributes.

When available, fair value is based upon quoted market prices in active markets for identical assets or liabilities (Level 1 inputs) or for similar assets and liabilities or upon inputs that are observable for the asset or liability, either directly or indirectly (Level 2 inputs). When neither Level 1 nor Level 2 inputs are available, the Company may use unobservable inputs which may be significant to the fair value measurement (Level 3). The lowest level of input that is significant to the fair value measurement determines an item's categorization within the fair value hierarchy.

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis in the Consolidated Balance Sheets, including the general classification of such instruments pursuant to the valuation hierarchy.

                                                                                Fair Value Measurement at Reporting Date Using
                                                                                ----------------------------------------------
                                                                        Quoted Prices
                                                                          in Active            Significant
                                                                         Markets for              Other                 Significant
                                                                          Identical            Observable               Unobservable
                                                                           Assets                Inputs                    Inputs
Description                                  December 31, 2008           (Level 1)             (Level 2)                 (Level 3)
-----------                                  -----------------           ---------             ---------                 ---------

Securities available-for-sale ............                               $       -           $126,635,534                  $    -

Pricing for the Company's securities available-for-sale is obtained from an independent third-party that uses a process that may incorporate current prices, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, other reference items and industry and economic events that a market participant would be expected to use as inputs in valuing the securities. Not all of the inputs listed apply to each individual security at each measurement date. The independent third party assigns specific securities into an "asset class" for the purpose of assigning the applicable level of the fair value hierarchy used to value the securities. The methods used after adoption of SFAS No. 157 are consistent with the methods used previously.

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a nonrecurring basis in the Consolidated Balance Sheets, including the general classification of such instruments pursuant to the valuation hierarchy.

                                                                                Fair Value Measurement at Reporting Date Using
                                                                                ----------------------------------------------
                                                                        Quoted Prices
                                                                          in Active              Significant
                                                                         Markets for                Other              Significant
                                                                          Identical              Observable            Unobservable
                                                                           Assets                  Inputs                 Inputs
Description                                  December 31, 2008           (Level 1)               (Level 2)              (Level 3)
-----------                                  -----------------           ---------               ---------              ---------

Collateral dependent impaired loans                                       $     -                $ 10,159,899            $     -

Fair values of collateral dependent impaired loans are estimated based on recent appraisals of the underlying properties or other information derived from market sources.

SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," as amended, requires disclosure of the estimated fair value of certain on-balance sheet and off-balance sheet financial instruments and the methods and assumptions used to estimate their fair values. A financial instrument is defined by SFAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms. Financial instruments within the scope of SFAS No. 157 that are not carried at fair value on the Consolidated Balance Sheets are discussed below. Additionally, certain financial instruments and all nonfinancial instruments are excluded from the scope of SFAS No. 157. Accordingly, the fair value disclosures required by SFAS No. 157 provide only a partial estimate of the Company's fair value.

For cash and due from banks, interest bearing deposits due from banks and federal funds sold, the carrying amount approximates fair value because these instruments generally mature in 90 days or less. The carrying amounts of accrued interest receivable or payable approximate fair values.

The  fair  value  of  held-to-maturity   mortgage-backed  securities  issued  by
Government sponsored enterprises is estimated based on dealers' quotes for the same or similar securities.

The fair value of FHLB stock is estimated at its cost. The FHLB historically has redeemed its outstanding stock at that value.

Fair values are estimated for loans using discounted cash flow analyses, using interest rates currently offered for loans with similar terms and credit quality. The Company does not engage in originating, holding, guaranteeing, servicing or investing in loans where the terms of the loan product give rise to a concentration of credit risk.

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is estimated as the amount payable on demand, or carrying amount, as required by SFAS No. 157. The fair value of time deposits is estimated using a discounted cash flow calculation that applies rates currently offered to aggregate expected maturities.

The fair values of the Company's short-term borrowings, if any, approximate their carrying amounts.

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

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

                                                                                             December 31,
                                                                                             ------------
                                                                              2008                                 2007
                                                                              ----                                 ----
                                                                   Carrying         Estimated          Carrying          Estimated
                                                                   Amount          Fair Value           Amount          Fair Value
                                                                   ------          ----------           ------          ----------
Financial assets
   Cash and due from banks .............................       $  9,204,306       $  9,204,306       $ 10,272,260       $ 10,272,260
   Interest bearing deposits due from banks ............         12,969,193         12,969,193            164,781            164,781
   Federal funds sold ..................................         18,793,000         18,793,000         24,236,000         24,236,000
   Securities available-for-sale .......................        126,635,534        126,635,534         99,026,049         99,026,049
   Securities held-to-maturity .........................         11,910,268         12,238,445          5,663,113          5,625,083
   Federal Home Loan Bank stock ........................          1,219,600          1,219,600            839,900            839,900
   Loans ...............................................        264,938,023        265,053,000        241,557,255        238,670,000
   Accrued interest receivable .........................          2,775,788          2,775,788          2,529,155          2,529,155
Financial liabilities
   Deposits ............................................        416,115,183        376,043,000        355,866,553        357,308,000
   Accrued interest payable ............................          3,044,981          3,044,981          3,479,569          3,479,569
   Long-term debt ......................................          9,500,000         10,232,000          4,500,000          4,483,000

The following is a summary of the notional or contractual amounts and estimated fair values of the Company's off-balance sheet financial instruments:

                                                                                               December 31,
                                                                                               ------------
                                                                                 2008                                2007
                                                                                 ----                                ----
                                                                     Notional/        Estimated             Notional/      Estimated
                                                                      Contract          Fair                Contract         Fair
                                                                      Amount           Value                Amount           Value
                                                                      ------           -----                ------           -----
Off-balance sheet commitments
Loan commitments .......................................            $30,485,940       $      -            $35,953,550      $       -
Standby letters of credit ..............................                914,735              -              1,038,600              -

NOTE O - ACCOUNTING CHANGES

In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141(R), "Business Combinations" ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or any gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January, 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end entity is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the effect of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (formerly known as "minority interests"). As a result, diversity in practice exists. In some cases, minority interests are reported as a liability and in other cases it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest as equity in the consolidated financial statements and separate from the parent company's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income in the consolidated income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that the parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interest of the parent and its noncontrolling interests. SFAS 160 was effective for the Company on January 1, 2009 and had no effect on the Company's financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 requires enhanced disclosure about an entity's derivative and hedging activities, thereby improving the transparency of financial reporting. It requires that the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation thereby conveying the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS was effective for the Company on January 1, 2009 and will result in additional disclosure if the Company enters into any material derivative or hedging activities.

In February 2008, the FASB issued FASB Staff Position No. 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP 142-3"). This Staff Position amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The intent of this Staff Position is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles. This Staff Position was effective for the Company on January 1, 2009 and had no material impact on the Company's financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles ("GAAP") is the United States (the GAAP hierarchy). SFAS 162 was effective November 15,

2008. The FASB has stated that it does not expect that SFAS 162 will result in a change in current practice. The application of SFAS 162 had no effect on the Company's financial position, results of operations or cash flows.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). This Staff Position specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in a subsequent period. FSP APB 14-1 provides guidance for initial and subsequent measurement as well as derecognition provisions. The Staff Position was effective as of January 1, 2009 and had no material effect on the Company's financial position, results of operations or cash flows.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" ("FSP EITF 03-6-1"). This Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 was effective January 1, 2009 and had no effect on the Company's financial position, results of operations, earnings per share or cash flows.

FASB Staff Position SFAS 133-1 and FIN 45-4 "Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161" ("FSP SFAS 133-1 and FIN 45-4") was issued in September 2008 effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require the seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, the fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

FSP SFAS 133-1 and FIN 45-4 also amends FASB Interpretation No. 45 ("FIN 45") to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, disclosure must also be made of how the groupings are determined and how the risks are managed.

The Staff Position encourages that the amendments be provided in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or interim) beginning after November 15, 2008. The adoption of this Staff Position had no material effect on the Company's financial position, results of operations or cash flows.

The Securities and Exchange Commission's Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 ("Press Release") to provide clarification about fair value accounting. The Press Release includes guidance on the use of management's internal assumptions and the use of "market" quotes. It also reiterates the factors in SEC Staff
Accounting Bulletin Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

On October 10, 2008, the FASB issued FSP SFAS 157-3 "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP SFAS 157-3"). This FSP clarifies the application of SFAS No. 157 "Fair Value Measurements" ) (see Note N) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP was effective upon issuance, including prior periods for which financial statements had not yet been issued.

The Company considered guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than temporary impairment as of December 31, 2008 as discussed in Note C.

FSP SFAS 140-4 and FIN 46(R)-8 "Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interest in Variable Interest Entities" was issued in December 2008 to require public companies to disclose additional information about transfers of financial assets and any involvement with variable interest entities. The FSP also requires certain disclosures for public entities that are sponsors and servicers of qualifying special purpose entities. The FSP is effective for the first reporting period ending after December 15, 2008. Application of this FSP had no impact on the financial position of the Company.

NOTE P - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                       2008                 2007
                                                                                                       ----                 ----
Condensed Balance Sheets
        Assets
               Cash ....................................................................           $ 1,794,968           $ 1,633,623
               Investment in banking subsidiary ........................................            37,972,839            36,269,433
               Land ....................................................................               138,551                     -
               Other assets ............................................................                24,675                 7,932
                                                                                                   -----------           -----------
                     Total assets ......................................................           $39,931,033           $37,910,988
                                                                                                   ===========           ===========
        Liabilities
               Other liabilities .......................................................           $     3,410           $         -
        Shareholders' equity ...........................................................            39,927,623            37,910,988
                                                                                                   -----------           -----------
                     Total liabilities and shareholders' equity ........................           $39,931,033           $37,910,988
                                                                                                   ===========           ===========


                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                    2008               2007                 2006
                                                                                    ----               ----                 ----
Condensed Statements of Income
        Income
               Interest income .........................................        $    27,590         $    41,048         $    38,182
               Other income ............................................                  -                   -                   -
                                                                                -----------         -----------         -----------
                     Total income ......................................             27,590              41,048              38,182
                                                                                -----------         -----------         -----------
        Expenses
               Other expenses ..........................................            100,163              64,378              73,953
                                                                                -----------         -----------         -----------
                     Total expenses ....................................            100,163              64,378              73,953
                                                                                -----------         -----------         -----------
        Income (loss) before income taxes and equity in
               undistributed earnings of banking subsidiary ............            (72,573)            (23,330)            (35,771)
        Income tax expense (credit) ....................................            (24,675)             (7,932)            (12,162)
        Equity in undistributed earnings
               of banking subsidiary ...................................          1,390,396           3,346,110           3,041,578
                                                                                -----------         -----------         -----------
        Net income .....................................................        $ 1,342,498         $ 3,330,712         $ 3,017,969
                                                                                ===========         ===========         ===========

                                                                                                  Years Ended December 31,
                                                                                                  ------------------------
                                                                                            2008           2007            2006
                                                                                            ----           ----            ----
Condensed Statements of Cash Flows
        Operating activities
               Net income ..........................................................    $ 1,342,498     $ 3,330,712     $ 3,017,969
                     Adjustments to reconcile net income to net
                            cash used by operating activities
                                  Equity in undistributed earnings
                                    of banking subsidiary ..........................     (1,390,396)     (3,346,110)     (3,041,578)
                                  (Increase) decrease in other assets ..............        (16,743)          4,230          (1,337)
                                  Other ............................................              2               -               -
                                                                                        -----------     -----------     -----------
                                    Net cash used by operating activities ..........        (64,639)        (11,168)        (24,946)
                                                                                        -----------     -----------     -----------
        Investing activities
               Purchase of land ....................................................       (138,551)              -               -
                                                                                        -----------     -----------     -----------
                                  Net cash used by investing activities ............       (138,551)              -               -
                                                                                        -----------     -----------     -----------
        Financing activities
               Exercise of employee stock options ..................................        364,535         478,090          83,197
               Payment of cash in lieu of fractional
                     shares for stock dividend .....................................              -          (5,495)         (6,803)
                                                                                        -----------     -----------     -----------
                                    Net cash provided by financing activities ......        364,535         472,595          76,394
                                                                                        -----------     -----------     -----------
        Increase in cash and cash equivalents ......................................        161,345         461,427          51,448
        Cash and cash equivalents, beginning .......................................      1,633,623       1,172,196       1,120,748
                                                                                        -----------     -----------     -----------
        Cash and cash equivalents, ending ..........................................    $ 1,794,968     $ 1,633,623     $ 1,172,196
                                                                                        ===========     ===========     ===========