Form 10-K, Exhibit 13
period 2009-12-31
COMMUNITY FIRST BANCORP
filed 2010-03-31
CIK 1047446

EXHIBIT 13


















                         COMMUNITY FIRST BANCORPORATION

                            Portions of Registrant's
                              2009 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2009 Form 10-K

About the Company

         Community  First  Bancorporation  (the  "Company")  is a  bank  holding company organized as a South Carolina corporation. Through its banking subsidiary, Community First Bank (the "Bank"), the Company provides a wide range of lending and deposit services and electronic, internet and telephone banking. Substantially all lending and deposit acquisition activities occur within the Company's local market areas in Oconee and Anderson counties of South Carolina. The Company markets its products and services principally by offering attractive interest rates and fees along with a friendly, personal service approach which management believes can best be accomplished by a locally-owned community bank. The Bank first commenced operations on March 12, 1990, and the Company was organized in 1997 to become the Bank's holding company under a plan approved by the Bank's shareholders. In 2009, the Company formed an additional subsidiary to hold certain troubled assets sold to it by the Bank.


Financial Highlights

                                                                                 December 31,                    Percent Change
                                                                                 ------------                    --------------
(Dollars in thousands, except per common share)                      2009           2008          2007        2009/08     2008/07
                                                                     -----          -----         -----       -------     -------
Balance Sheet
      Total assets .........................................     $ 492,898      $ 469,473     $ 402,148            5.0%       16.7%
      Loans ................................................       267,248        270,413       244,131           -1.2%       10.8%
      Securities ...........................................       150,734        138,546       104,689            8.8%       32.3%
      Total deposits .......................................       436,648        416,115       355,867            4.9%       16.9%
      Shareholders' equity .................................        44,818         39,928        37,911           12.2%        5.3%

For the Year
      Net interest income ..................................      $ 12,068       $ 11,717      $ 10,348            3.0%       13.2%
      Provision for loan losses ............................         4,355          4,550           594           -4.3%      666.0%
      Noninterest income ...................................         2,718          2,495         2,206            8.9%       13.1%
      Noninterest expenses .................................         9,249          8,067         7,132           14.7%       13.1%
      Income tax expense ...................................            81            253         1,497          -68.0%      -83.1%
      Net income ...........................................         1,101          1,342         3,331          -18.0%      -59.7%
      Net income available to common shareholders ..........         1,101          1,342         3,331          -18.0%      -59.7%

Per common share (1)
      Net income, basic ....................................        $ 0.29         $ 0.36        $ 0.92          -19.4%      -60.9%
      Net income, assuming dilution ........................          0.29           0.34          0.87          -14.7%      -60.9%
      Book value at year end ...............................         11.02          10.67         10.34            3.3%        3.2%

Financial Performance Ratios
      Return on average assets .............................         0.23%          0.31%         0.88%
      Return on average equity .............................         2.64%          3.38%         9.46%

Asset Quality Ratios (2)
      Nonperforming loans to total loans ...................         4.19%          4.36%         0.26%
      Allowance for loan losses times
        nonperforming loans ................................          0.4x           0.5x          4.1x
      Net charge-offs to
        average total loans ................................         1.39%          0.64%         0.12%

(1) Adjusted to reflect 5% stock dividends effective December 15, 2009 and December 20, 2008 and a 10% stock dividend effective December 20, 2007.

(2) Nonperforming loans include nonaccrual loans and loans 90 days or more past due.

Financial Summary

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                      2009          2008           2007         2006          2005
                                                                      ----          ----           ----         ----          ----
                                                                            (Dollars in thousands, except per common share data)
Financial Condition
     Securities ..............................................      $150,734      $138,546      $104,689      $109,082      $109,821
     Allowance for loan losses ...............................         6,052         5,475         2,574         2,242         2,266
     Net loans (1) ...........................................       261,196       264,938       241,557       200,724       167,052
     Premises and equipment - net ............................         8,470         8,655         8,622         7,937         6,805
     Total assets ............................................       492,898       469,473       402,148       353,909       320,712
     Noninterest bearing deposits ............................        47,067        41,962        42,289        40,576        38,061
     Interest bearing deposits ...............................       389,581       374,153       313,578       267,381       241,932
     Total deposits ..........................................       436,648       416,115       355,867       307,957       279,993
     Total liabilities .......................................       448,080       429,545       364,237       320,694       291,858
     Total shareholders' equity ..............................        44,818        39,928        37,911        33,215        28,854

Results of Operations
     Interest income .........................................      $ 22,951      $ 24,551      $ 23,578      $ 19,600      $ 15,923
     Interest expense ........................................        10,883        12,834        13,230        10,385         6,621
                                                                    --------      --------      --------      --------      --------
     Net interest income .....................................        12,068        11,717        10,348         9,215         9,302
     Provision for loan losses ...............................         4,355         4,550           594            65           250
                                                                    --------      --------      --------      --------      --------
     Net interest income after provision .....................         7,713         7,167         9,754         9,150         9,052
     Other income ............................................         2,718         2,495         2,206         2,154         2,139
     Other expenses ..........................................         9,249         8,067         7,132         6,752         5,420
                                                                    --------      --------      --------      --------      --------
     Income before income taxes ..............................         1,182         1,595         4,828         4,552         5,771
     Income tax expense ......................................            81           253         1,497         1,534         2,041
                                                                    --------      --------      --------      --------      --------
     Net income ..............................................         1,101         1,342         3,331         3,018         3,730
     Deduction for dividends declared or accumulated
       on preferred stock and unavailable to
       common shareholders ...................................             -             -             -             -             -
                                                                    --------      --------      --------      --------      --------
     Net income available to common shareholders .............      $  1,101      $  1,342      $  3,331      $  3,018      $  3,730
                                                                    ========      ========      ========      ========      ========

Per Common Share Data (2)
     Net income, basic .......................................      $   0.29      $   0.36      $   0.92      $   0.85      $   1.05
     Net income, assuming dilution ...........................          0.29          0.34          0.87          0.79          1.00
     Period end book value ...................................         11.02         10.67         10.34          9.26          8.10

(1) Excludes any loans held for sale.
(2) Per common share amounts have been retroactively adjusted to reflect 5% stock dividends effective December 15, 2009 and December 20, 2008, a 10% stock dividend effective December 20, 2007 and a 5% stock dividend effective December 18, 2006.

Quarterly Financial Information (Unaudited)

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                      2009                                     2008
                                                                      ----                                     ----
                                                      Fourth    Third     Second     First     Fourth    Third     Second     First
                                                      Quarter   Quarter   Quarter    Quarter   Quarter   Quarter   Quarter   Quarter
                                                      -------   -------   -------    -------   -------   -------   -------   -------
                                                                (Dollars in thousands,  except per common share)

Interest and dividend income .....................   $ 5,577    $ 5,730   $ 5,861   $ 5,783   $ 5,922    $ 6,236   $ 6,037   $ 6,356
Interest expense .................................     2,339      2,706     2,838     3,000     3,093      3,006     3,147     3,588
                                                     -------    -------   -------   -------   -------    -------   -------   -------

Net interest income ..............................     3,238      3,024     3,023     2,783     2,829      3,230     2,890     2,768
Provision for loan losses ........................     1,895      1,010       700       750     3,175        965       280       130
                                                     -------    -------   -------   -------   -------    -------   -------   -------

Net interest income after provision ..............     1,343      2,014     2,323     2,033      (346)     2,265     2,610     2,638
Noninterest income ...............................       691        704       752       571       627        634       625       609
Noninterest expense ..............................     2,429      2,297     2,426     2,097     2,237      1,938     2,005     1,887
                                                     -------    -------   -------   -------   -------    -------   -------   -------

Income (loss) before income taxes ................      (395)       421       649       507    (1,956)       961     1,230     1,360
Provision for income taxes .......................      (273)       101       160        93      (784)       252       385       400
                                                     -------    -------   -------   -------   -------    -------   -------   -------

Net income (loss) ................................      (122)       320       489       414    (1,172)       709       845       960
Dividends declared or accrued
  on preferred stock .............................         -          -         -         -         -          -         -         -
                                                     -------    -------   -------   -------   -------    -------   -------   -------
Net income available to
  common shareholders ............................   $  (122)   $   320   $   489   $   414   $(1,172)   $   709   $   845   $   960
                                                     =======    =======   =======   =======   =======    =======   =======   =======

Net income per common share *
  Basic ..........................................   $ (0.04)   $  0.09   $  0.13   $  0.11   $ (0.31)   $  0.19   $  0.23   $  0.27
  Diluted ........................................     (0.04)      0.09      0.13      0.11     (0.31)      0.18      0.22      0.25

---------------------------------
* Per common share amounts have been retroactively adjusted to reflect a 5% stock dividend effective December 15, 2009.

         During the third and fourth quarters of 2009 and 2008, management observed that economic activity in the Company's market areas had deteriorated significantly from assessments made earlier in each year. Numerous factors led to those conclusions including higher amounts of past due and nonaccrual loans, reduced local sales of housing units, and increasing, or continuing high, numbers of layoffs and other unfavorable trends in unemployment statistics in the local area. Consequently, management reevaluated the adequacy of its allowance for loan losses and determined that significant increases were warranted.


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


Market for Common Stock and Dividends

         Trading in the Company's common stock is reported on the OTC Bulletin Board under the ticker symbol "CFOK.OB." The following table summarizes the range of high and low bid prices for the Company's common stock as reported on the OTC Bulletin Board for each quarterly period of 2009 and 2008. Prices shown represent inter-dealer prices without retail markup, markdown or commissions, and may not represent actual transactions. Furthermore, trading in the Company's stock is very limited. Per share prices in the table have been adjusted to reflect a 5% stock dividend effective December 15, 2009.

                                                          2009                             2008
                                                          ----                             ----
                      Quarter Ended                       High            Low              High            Low
                      -------------                       ----            ---              ----            ---
                                  March 31               $ 9.52          $ 2.95           $ 14.96        $ 10.97
                                   June 30               $ 7.14          $ 3.14           $ 15.19        $ 14.29
                              September 30               $10.48          $ 6.19           $ 14.51        $ 10.97
                               December 31               $ 7.62          $ 6.67           $ 11.79        $  6.85

         As of February 28, 2010, there were approximately 765 holders of record of the Company's common stock, excluding individual participants in security position listings.

         The Company has not declared or paid any cash dividends since its inception. The Board of Directors declared 5% stock dividends effective December 15, 2009 and December 20, 2008, a 10% stock dividend effective December 20, 2007 and a 5% stock dividend effective December 18, 2006.

         The Company's ability to declare and pay cash dividends is largely dependent upon the successful operation of the subsidiary bank and its ability to pay cash dividends to the Company and the ability of the Company to pay 5% cumulative dividends on the preferred stock issued in 2009. In addition, South Carolina banking regulations restrict the amount of cash dividends that can be paid by the banking subsidiary to the Company. Any of the Bank's cash dividends to the Company in excess of the current year's earnings are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company, or by the Company to its shareholders, would be prohibited if the effect thereof would cause the capital of the banking subsidiary or the Company to be reduced below minimum capital requirements.


Management's Discussion and Analysis of Financial Condition and Results of Operations

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiaries, Community First Bank (the "Bank") and Upstate Resource Management, Inc., which are collectively referred to as the "Company." This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Net income per common share and net income per common share, assuming dilution, have been adjusted to reflect 5% stock dividends effective December 15, 2009 and December 20, 2008 and a 10% stock dividend effective December 20, 2007.

         During the two years ended December 31, 2009, both the national and local economies have been adversely affected by high delinquency and foreclosure rates of real estate loans, principally those related to residential real estate, and high levels of unemployment. Evidencing the severity and the abruptness of this deterioration, December unemployment for Anderson County was 13.4%, 9.6% and 5.6% for 2009, 2008 and 2007, respectively and, for Oconee County, December unemployment was 14.6%, 10.6% and 6.2% for 2009, 2008 and 2007, respectively. Since December 2007, the number of unemployed in Anderson and Oconee counties increased by approximately 9,300, or 140%, to about 16,000 people. By comparison, the national unemployment rate was 10.0%, 7.4% and 5.0% as of December 2009, 2008 and 2007, respectively. As of December 2009, the number of unemployed members of the national labor force was approximately 15,267,000. Unemployment statistics and other indicators of economic activity may have recursive and magnifying effects on each other as business owners and consumers use these measures to assess their current conditions and future prospects. Currently, there are only low levels of optimism concerning the probability of a prolonged economic recovery beginning in the near term.

         Nationally, the number of bank failures continues to increase and other indicators of the health of the banking system continue to deteriorate. The Federal Deposit Insurance Corporation ("FDIC"), which insures the Bank's deposits, increased deposit coverage to $250,000 for most types of deposit accounts and offered insured institutions the option to provide unlimited coverage for certain transaction accounts. Costs associated with those enhancements included a special assessment collected from insured institutions in the second quarter of 2009 that added approximately $215,000 to the Bank's FDIC insurance expenses for 2009. In 2009, banks were also subjected by the FDIC to mandatory prepayment of the deposit insurance assessments that normally would be paid over the next three years. This prepayment by the Bank in 2009 totaled approximately $2,600,000 and will be recognized as deposit insurance expense over the three year period. The Bank recently opted out of an extended period for unlimited coverage of certain transaction accounts while maintaining the maximum regular FDIC insurance of $250,000 on all accounts.

         Also evidencing concerns about the health of the financial industry, banks continue to be reluctant to engage in overnight lending arrangements with other financial institutions. The Bank continues to maintain its excess reserves in an interest-bearing account with the Federal Reserve Bank of Richmond and intends to continue to do so until interest rates on federal finds sold increase enough to compensate the Bank sufficiently for the incremental risks of those investments.

         The Bank's management and other personnel are working diligently to assess the financial condition of loan customers and to maximize the amounts collected from nonaccrual and other distressed loans. During 2009, nonaccrual loans increased by $2,071,000, charge-offs totaled $3,886,000, and $6,382,000 was transferred from loans to foreclosed assets. Management realizes that it must continue to monitor all aspects of the local economy, its individual loan customers, and the many factors that affect them for the foreseeable future. During 2009, the Company established a new subsidiary, Upstate Resource
Management, Inc., to acquire certain loans in process of foreclosure and foreclosed properties from the Bank, which it expects to hold until the local real estate markets improve. Management believes that there are, in some cases, potential longer-term advantages to holding some properties rather than selling them at current "distressed" levels.

         Because of the level of attention required by loans previously made, the Bank recently has concentrated on purchasing investment securities,
primarily  those  issued  by  government-sponsored   enterprises,   rather  than
investing more heavily in new loans. Even though investment securities earn interest at lower rates than loans, the administrative costs of such investments are lower and there are generally fewer risks of loss. In addition, those types of securities are generally eligible to be pledged to public depositors whose deposits are in excess of FDIC insurance limits, as required by law.

         Deposit growth during 2009 totaled approximately $20,533,000, an increase of 4.9% over the 2008 year-end amount. The Bank does not purchase brokered deposits but instead relies on deposits obtained in the local market areas and limited amounts of low-cost borrowings from the Federal Home Loan Bank of Atlanta to fund its lending and investing activities. Management believes that this practice imposes prudent limits on the Bank's ability to extend credit and has proven to be an important contributing factor to the Bank's positive earnings performance over the past two years. Management does not expect a significant reduction in deposits to result from its decision not to participate in the FDIC's optional period of unlimited transaction account coverage because it has significant amounts of investment securities eligible to be pledged to the public entities that make up the majority of such large depositors.

         The Company's Board of Directors, realizing that the amounts of loan losses experienced over the past two years have been higher than normal, provided just over $3,000,000 of new capital to the Company by purchasing 3,150 shares of Series A preferred stock in December 2009.

         During 2009, the Company's management increased its efforts to maintain communications with its largest borrowers, stay abreast of changes in the local real estate market and other facets of the local economy, and reassess the values of loan collateral given the current economic environment. These efforts and reassessments resulted in an increase in the amounts of the provision and allowance for loan losses, a preference for investments in investment securities rather than in loans, and the strengthening of the Company's capital position through the issuance of preferred stock.


Earnings Performance

2009 Compared with 2008

         For the year ended December 31, 2009, the Company recorded net income of $1,101,000, a decrease of $241,000, or 18.0%, from net income of $1,342,000 for 2008. Net income per common share was $.29 for 2009, compared with $.36 for 2008. Net income per common share, assuming dilution was $.29 for 2009 and $.34 for 2008. Return on average assets was .23% for 2009 compared with .31% for 2008. Return on average shareholders' equity was 2.64% for 2009 compared with 3.38% for 2008.

         The decrease in net income for 2009 was caused primarily by higher expenses for deposit insurance coverage, higher expenses for salaries and employee benefits, the continuing effects of low interest rates, which hindered the Company's ability to increase net interest margin, and higher amounts of nonaccrual and other problem loans that resulted in continuing high provisions for loan losses as well as higher legal and other expenses associated with acquiring and carrying foreclosed assets.

         During 2009, the FDIC imposed both rate increases and special assessments that resulted in immediately-recognized increases in the amount of deposit insurance expense. For 2009, FDIC insurance expenses totaled $711,000, an increase of $523,000, or 278%, over the $188,000 of such expenses incurred for 2008. As long as the number of bank failures continues to increase, management expects that the assessment rate per dollar of insured deposits will continue to be under upward pressure. Consequently, deposit insurance expenses are expected to increase for the foreseeable future.

         Higher salaries and employee benefits resulted from normal salary increases among the Bank's staff and the addition or promotion of personnel to positions with higher levels of responsibility related to the management and resolution of problem loans. Management expects that expenses for those employee-provided services will continue at current levels through the end of 2010 at least.

         During 2009, interest rates were maintained at low levels. Rates available for short-term investments, including for federal funds sold and for reserves held with Federal Reserve Banks, averaged in the .10% to .20% range. Accordingly, interest income realized from those holdings totaled just $50,000 for 2009 compared with $650,000 for 2008 when the average rates were approximately 2.45%. Rates earned on newly-issued investment securities and loans were similarly low. Furthermore, rates earned on variable rate loans that both used the prime rate as their index rate and had repricing dates in 2009 generally had lower rates during 2009. In all, interest income was $1,600,000 lower in 2009 than in 2008. The lower interest rates in 2009 also resulted in lower interest expenses for deposits. The average rate paid for deposits in 2009 was 90 basis points lower than for 2008 and interest expenses for deposits were $2,084,000 less in 2009 than in 2008. Interest expenses for borrowed funds were $133,000 higher in 2009 primarily because higher average volumes of such funding sources were utilized during 2009.

         The provision for loan losses for 2009 was $195,000 less than for 2008. During 2009, management aggressively charged-off uncollectible loans, re-assessed the value of collateral associated with distressed loans, and foreclosed and repossessed collateral in order to enhance the Bank's ability to maximize the amount realizable from disposition of the properties. After taking those actions, nonaccrual loans at the end of 2009 were $13,870,000, an increase of $2,071,000 over the amount of such loans held as of the end of 2008.

         Expenses to hold foreclosed assets increased to $132,000 for 2009 from $8,000 for 2008. Such expenses primarily include property taxes.


2008 Compared with 2007

         For the year ended December 31, 2008, the Company recorded net income of $1,342,000, a decrease of $1,989,000, or 59.7%, from net income of $3,331,000 for 2007. Net income per common share for 2008 was $.36 compared with $.92 for 2007. Net income per common share, assuming dilution from outstanding stock options, was $.34 for 2008 and $.87 for 2007. Return on average assets was .31% for 2008 compared with .88% for 2007. Return on average shareholders' equity was 3.38% for 2008 compared with 9.46% for 2007.

         The decrease in net income for 2008 was caused primarily by a significantly higher provision for loan losses. The provision for loan losses for 2008 was $4,550,000, an increase of $3,956,000, or 666.0%, over the 2007 provision. Deterioration in asset quality, evidenced by larger amounts of nonaccrual, past due and potential problem loans led to those increased provisions.

         Net interest income for 2008 was $1,369,000 more than for 2007 due to higher levels of taxable securities and loans, higher rates earned on taxable securities and lower rates paid for deposits (especially the rates paid for interest bearing transaction and savings accounts) and other funding sources. Higher amounts of nonaccrual loans had a detrimental effect on the amount of interest income on loans recognized in the period. When a loan is placed in nonaccrual status, the Company discontinues recognition of interest accrual in income and reverses any amount of previously accrued but uncollected interest attributable to that loan against interest income. Loans categorized as nonaccrual as of December 31, 2008 totaled $11,799,000 and included approximately $8,494,000 of loans that were not categorized as nonaccrual loans as of December 31, 2007. Despite those effects, interest income on loans for 2008 was $612,000 more than for 2007. The average rate earned on loans in 2008 was 81 basis points lower than for 2007.

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

2009 Compared with 2008

         Net interest income was $12,068,000 for 2009 compared with $11,717,000 for 2008. The $351,000 increase during 2009 resulted primarily from interest expenses declining more than interest income. The primary driver of lower interest expenses was an 86 basis point reduction in the average rate paid for average interest bearing liabilities. Rates paid for time deposits, the largest category of interest bearing liabilities, fell to 3.29% for 2009 from 4.29% for 2008. As a result of the decrease in rates, even though the average volume of time deposits increased by $44,087,000, interest expense for these deposits fell by $1,145,000. Rates paid for savings and interest bearing transaction accounts decreased by 97 and 115 basis points, respectively, and the average amounts of such deposits decreased by a total of $7,302,000. Interest expense for these deposits decreased by $939,000. Interest expense for borrowed funds increased by $133,000 in large part because the Company utilized such funding sources to a greater degree in 2009.

         Similarly, interest income was lower for 2009 than for 2008. This resulted primarily from lower interest income on loans. Yields were lower for all categories of interest earning assets except tax-exempt securities in 2009. Loan yields were affected by several factors including Federal Reserve policies that kept interest rates at low levels throughout 2009, the effects of nonaccrual loans and loan charge-offs, repricing of variable rate loans at lower rates and some refinancing activity by borrowers seeking lower rates. Interest earned on federal funds sold and interest earning deposits due from banks was $50,000 for 2009, a decrease of $600,000 from 2008. The Bank maintained its excess reserves in an interest bearing account with the Federal Reserve throughout 2009, foregoing a nominal increase in the yield that might have been realized by participating in the sale of excess funds in the overnight federal funds market in exchange for the certainty of repayment by the Federal Reserve.


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

         Interest income on investment securities for 2008 increased by $934,000 over the prior year amount as a result of both higher average amounts and higher rates earned. During 2008, the Bank sold approximately $9,736,000 of its investments in mortgage-backed securities and securities issued by government-sponsored enterprises. In addition, maturities, calls and paydowns of securities during 2008 totaled approximately $48,364,000. During 2008, approximately $91,647,000 of new securities were purchased, including purchases of approximately $37,671,000, or 41% of all purchases for the year, during the last four months of 2008. The average yield on taxable and tax-exempt securities was 4.66% for 2008 compared with 4.30% for 2007. As of December 31, 2008, the average yield on investment securities was 4.79% compared with 4.44% at December 31, 2007.

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

                       Average Balances, Yields and Rates

                                                                             Years Ended December 31,
                                                                             ------------------------
                                                        2009                           2008                          2007
                                                        ----                           ----                          ----
                                            Average    Income/  Yields/    Average    Income/  Yields/    Average    Income/ Yields/
                                          Balances (1) Expense   Rates  Balances (1)  Expense   Rates  Balances (1)  Expense   Rates
                                           ----------- -------   -----  ------------  -------   -----  ------------  -------   -----
                                                                                (Dollars in thousands)
Assets
Interest bearing deposits due from banks .  $ 20,906   $    47   0.22%    $     995  $     18   1.81%    $    157    $     6   3.82%
Taxable securities .......................   136,619     5,569   4.08%      100,395     4,808   4.79%      89,867      3,890   4.33%
Tax-exempt securities (2) ................    19,912       811   4.07%       20,699       833   4.02%      19,630        817   4.16%
Federal funds sold .......................     1,981         3   0.15%       25,579       632   2.47%      23,730      1,209   5.09%
Federal Home Loan Bank stock .............     1,289         4   0.31%        1,053        48   4.56%         888         56   6.31%
Loans (2) (3) (4) ........................   272,330    16,517   6.07%      259,055    18,212   7.03%     224,353     17,600   7.84%
                                            --------   -------            ---------  --------            --------    -------
         Total interest earning assets ...   453,037    22,951   5.07%      407,776    24,551   6.02%     358,625     23,578   6.57%
Cash and due from banks ..................     5,598                          8,913                         8,370
Allowance for loan losses ................    (5,461)                        (3,038)                       (1,065)
Unrealized securities gains (losses) .....     1,432                            (64)                       (2,286)
Premises and equipment ...................     8,588                          8,774                         8,189
Other assets .............................    16,712                         12,578                         6,227
                                            --------                      ---------                      --------
       Total assets ......................  $479,906                      $ 434,939                      $378,060
                                            ========                      =========                      ========

Liabilities and shareholders' equity
Interest bearing deposits
     Interest bearing
        transaction accounts .............  $ 54,202   $   370   0.68%    $  57,416  $  1,049   1.83%    $ 57,117    $ 1,783   3.12%
     Savings .............................    21,093        80   0.38%       25,181       340   1.35%      25,042        658   2.63%
     Time deposits $100M and over ........   131,115     3,752   2.86%      111,780     4,326   3.87%      85,815      4,054   4.72%
     Other time deposits .................   173,047     6,268   3.62%      148,295     6,839   4.61%     126,588      6,531   5.16%
                                            --------    ------            ---------  --------            --------    -------
       Total interest bearing
           deposits ......................   379,457    10,470   2.76%      342,672    12,554   3.66%     294,562     13,026   4.42%
Short-term borrowings ....................       437        47  10.76%        1,219        11   0.90%           -          -   0.00%
Long-term debt ...........................     9,463       366   3.87%        6,615       269   4.07%       4,975        204   4.10%
                                            --------   -------            ---------  --------            --------    -------
       Total interest
          bearing liabilities ............   389,357    10,883   2.80%      350,506    12,834   3.66%     299,537     13,230   4.42%
Noninterest bearing demand deposits ......    44,243                         41,173                        40,099
Other liabilities ........................     4,667                          3,583                         3,225
Shareholders' equity .....................    41,639                         39,677                        35,199
                                            --------                      ---------                      -------
       Total liabilities and
         shareholders' equity ............  $479,906                      $ 434,939                      $378,060
                                            ========                      =========                      ========
Interest rate spread (5) .................                       2.27%                          2.36%                          2.15%
Net interest income and net yield
     on earning assets (6) ...............             $12,068   2.66%               $ 11,717   2.87%                $10,348   2.89%
Interest free funds supporting
     earning assets (7) ..................  $ 63,680                      $  57,270                      $ 59,088

_________________________
(1)  Average balances are computed on a daily basis.
(2) Income and yields on tax-exempt securities and loans have not been adjusted on a tax equivalent basis.
(3) Nonaccrual loans are included in the average loan balances and income on such loans generally is recognized on a cash basis.
(4)  Includes immaterial amounts of loan fees.
(5) Total interest earning assets yield less the total interest bearing liabilities rate.
(6)  Net interest income divided by total interest earning assets.
(7)  Total interest earning assets less total interest bearing liabilities.

The table, "Volume and Rate Variance Analysis," provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities (change in volume times prior period rate), and the rates earned and paid on such assets and liabilities (change in rate times prior period volume).

                        Volume and Rate Variance Analysis

                                                                 2009 Compared with 2008                2008 Compared with 2007
                                                                 -----------------------                -----------------------
                                                             Volume (1)    Rate (1)      Total       Volume (1)   Rate (1)     Total
                                                             -------       -----         -----       -------      -----        -----
                                                                                      (Dollars in thousands)
Interest bearing deposits due from banks ..............     $    58      $   (29)     $    29      $    16     $    (4)     $    12
Taxable securities ....................................       1,552         (791)         761          481         437          918
Tax-exempt securities .................................         (32)          10          (22)          43         (27)          16
Federal funds sold ....................................        (312)        (317)        (629)          88        (665)        (577)
Federal Home Loan Bank stock ..........................           9          (53)         (44)           9         (17)          (8)
Loans .................................................         898       (2,593)      (1,695)       2,553      (1,941)         612
                                                            -------      -------      -------      -------     -------      -------
           Total interest income ......................       2,173       (3,773)      (1,600)       3,190      (2,217)         973
                                                            -------      -------      -------      -------     -------      -------
Interest bearing deposits
    Interest bearing transaction accounts .............         (56)        (623)        (679)           9        (743)        (734)
    Savings ...........................................         (48)        (212)        (260)           4        (322)        (318)
    Time deposits $100M and over ......................         670       (1,244)        (574)       1,088        (816)         272
    Other time deposits ...............................       1,034       (1,605)        (571)       1,047        (739)         308
Short-term borrowings .................................         (11)          47           36           11           -           11
Long-term debt ........................................         111          (14)          97           67          (2)          65
                                                            -------      -------      -------      -------     -------      -------
           Total interest expense .....................       1,700       (3,651)      (1,951)       2,226      (2,622)        (396)
                                                            -------      -------      -------      -------     -------      -------
           Net interest income ........................     $   473      $  (122)     $   351      $   964     $   405      $ 1,369
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


         Management currently is not able to predict with any significant degree of certainty either the direction or frequency of changes in interest rates that may occur during 2010. While management considers it more likely than not that Federal Reserve policies during 2010 would lead to slightly higher interest rates, no catalyst for any immediate change in rates is currently evident.

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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2009 by $163,801,000, resulting in a cumulative gap ratio of .48. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2009 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect. However, if interest rates on other investment types increased sufficiently, the Company's large amount of interest bearing deposits due from banks, which consists of excess reserves held at the Federal Reserve, provides a ready source of funds that could be invested into those higher-yielding asset classes. By simultaneously limiting the magnitude of any increases in rates paid for deposits, the Company could mitigate or overcome the negative effects of the gap position indicated in the table.

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

                          Interest Sensitivity Analysis

                                                                                         December 31, 2009
                                                           Within            4-12           Over 1-5          Over 5
                                                          3 Months          Months           Years            Years            Total
                                                          --------          ------           -----            -----            -----
                                                                                   (Dollars in thousands)
Interest earning assets
     Interest bearing deposits due from banks .............     $  46,021      $       -      $       -      $       -     $  46,021
     Securities ...........................................             -          4,286         14,646        131,802       150,734
     Federal Home Loan Bank stock .........................         1,307              -              -              -         1,307
     Loans (1) ............................................        61,903         34,845        141,382         15,248       253,378
                                                                ---------      ---------      ---------      ---------     ---------
            Total interest earning assets .................       109,231         39,131        156,028        147,050     $ 451,440
                                                                ---------      ---------      ---------      ---------     =========

Interest bearing liabilities
     Interest bearing deposits
         Interest bearing transaction accounts ............     $  50,576      $       -      $       -      $       -     $  50,576
         Savings ..........................................        27,561              -              -              -        27,561
         Time deposits $100M and over .....................        30,398         65,568         32,948              -       128,914
         Other time deposits ..............................        23,460        109,600         49,470              -       182,530
     Long-term debt .......................................         3,500          1,500          3,000              -         8,000
                                                                ---------      ---------      ---------      ---------     ---------
            Total interest bearing liabilities ............       135,495        176,668         85,418              -     $ 397,581
                                                                ---------      ---------      ---------      ---------     =========

Interest sensitivity gap ..................................     $ (26,264)     $(137,537)     $  70,610      $ 147,050
Cumulative interest sensitivity gap .......................     $ (26,264)     $(163,801)     $ (93,191)     $  53,859
Gap ratio .................................................          0.81           0.22
Cumulative gap ratio ......................................          0.81           0.48

------------------------------
(1) Loans are net of nonaccruing loans totaling $13,870,000.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and its estimate of the related allowance for loan losses. Provisions for loan losses were $4,355,000, $4,550,000 and $594,000 for the years ended December 31, 2009,
2008 and 2007, respectively. During 2009 and 2008, the Company experienced higher amounts of nonaccrual, past due and other potential problem loans. Some signs of deterioration in the local real estate market were observed in the first quarter of 2008 and the rate of deterioration was gradual through the first three quarters of that year. However, during the fourth quarter of 2008, the rate of deterioration increased significantly and the resulting distressed real estate values continue as of December 31, 2009.

         The Company is monitoring these conditions closely and is working proactively with its customers in an effort to collect or recover the maximum amounts possible. When management determines that repayment of an impaired loan is dependent solely on the liquidation of its collateral, management assesses the value of the collateral using independent appraisers, or through other market-based measures, and, if the loan's carrying amount is more than the value so determined, a valuation allowance is established, or a portion of the loan may be charged-off, such that the carrying amount of the loan does not exceed the fair value of the collateral. During 2009, the Company charged-off loans totaling  $3,886,000,  an increase  of  $2,220,000,  or 133.3%,  over the amount
charged-off  in  2008.  For  2008,  the  Company   charged  off  loans  totaling
$1,666,000,  an  increase of  $1,374,000,  or 471%,  more than the 2007  amount.
Recoveries of charge-offs were not significant in either 2009 or 2008.

         See "Impaired Loans," "Potential Problem Loans," "Allowance for Loan Losses" and "The Application of Critical Accounting Policies" for further information and a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.


Other Income

         Other income for 2009 was $2,718,000, an increase of $223,000, or 8.9%, over the 2008 amount. Mortgage brokerage income increased by $152,000 over the prior year amount due to increased activity. For these lending transactions, the Bank contracts with an unrelated financial institution to provide certain services as the other bank's agent. The Bank takes the borrower's application, obtains the credit report and other supporting documentation and forwards them to the other institution which makes the credit decision and funds any resulting loan. During 2009, gains on the sale of investment securities were $90,000 compared with losses of $3,000 in 2008.

         Other income for 2008 increased by $289,000 over the 2007 amount. Due to increased usage, debit card transaction fees increased by $94,000. The value of life insurance contracts increased by $267,000 over the 2007 amounts. Decreases were noted in credit life insurance commissions, mortgage brokerage income and other income. These categories of other income have been in a declining trend. Net losses of $3,000 were incurred on the sales of investments.


Other Expenses

2009 Compared with 2008

         Noninterest expense for 2009 totaled $9,249,000 compared with $8,067,000 for 2008. FDIC insurance assessments increased by $523,000, salaries and employee benefits increased by $394,000, professional services expenses increased by $99,000, and expenses related to foreclosed assets increased by $124,000.

         FDIC insurance expenses increased because the FDIC is required to maintain its reserves at specified levels relative to insured deposits. When those reserve levels are not maintained, the FDIC must increase the assessments charged to insured depository institutions in order to replenish the reserves. During 2009, the FDIC increased the amount of its base assessment and imposed a special assessment, both of which produced immediate and substantial increases in the amounts of deposit insurance expense. In addition, at the end of 2009, the FDIC required insured institutions to prepay an estimate of their insurance assessments that would have been payable for the next three years. While not currently included in expenses, the prepaid assessment amount eliminated the Bank's ability to earn interest income on those funds.

         Salaries and employee benefits increased due to normal salary increases granted from time to time and because additional and some pre-existing personnel were given additional responsibilities to provide oversight and loss-mitigation measures related to nonaccrual and other problem loans. Weakness in the local economy and the resulting deterioration in the Bank's credit quality metrics have required the Bank's management to employ relatively more resources to manage loans and related customer relationships, including obtaining and analyzing updated financial information, visiting and interviewing customers, and interpreting economic and other data about various aspects of the local market areas. To offset some of the effects of those efforts, however, management has allowed some vacant positions to remain unfilled, such that the number of full-time equivalent employees was reduced to 82 as of December 31, 2009, compared with 91 as of December 31, 2008.

         Expenses for professional services and expenses related to foreclosed assets both increased due to higher levels of such activities. Twenty-five loans totaling $6,382,000 were transferred to foreclosed assets during 2009, compared with $706,000 transferred in 2008.

         Management expects expenses related to problem loan management, foreclosed properties, and professional services will continue to be higher than normal until there is a significant turn-around in economic activity at the local level. Likewise, expenses related to deposit insurance are not expected to decrease in the foreseeable future.

2008 Compared with 2007

         Noninterest expense for 2008 totaled $8,067,000, an increase of $935,000, or 13.1%, over the amount for 2007. Salaries and employee benefits increased by $416,000, or 10.1%, over the 2007 amount due to an increase of $219,000 in salaries and wages, an increase of $139,000 for employee insurance benefits expenses, and a $48,000 increase in deferred compensation expenses. Net occupancy and furniture and equipment expenses increased by $70,000 due to increased expenses for real estate taxes, utilities, and building depreciation and maintenance. Transaction expenses related to debit card services increased in 2008 to $373,000, or $96,000 more than for 2007 due to higher transaction volumes. Expenses for FDIC deposit insurance in 2008 increased by $151,000 over the 2007 amount. Other expenses for 2008 were $202,000 more than the 2007 amount primarily due to an increase of $107,000 in data processing expenses.


Income Taxes

         Income tax expense for 2009 was $81,000, a decrease of $172,000 from the 2008 amount, primarily due to a decrease of $413,000 in income before income taxes. The effective income tax rates (income tax expense divided by income before income taxes) were 6.9% for 2009, 15.9% for 2008 and 31.0% for 2007. For 2009 and 2008, income from tax-exempt investment securities and nontaxable increases in the value of life insurance contracts were approximately 100% and 76% of income before income taxes, respectively.

         Income tax expense for 2008 fell by $1,244,000 from the 2007 amount, due to the $3,233,000 decrease in income before income taxes.


Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                        Securities Portfolio Composition

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                   2009          2008          2007
                                                                                                   ----          ----          ----
                                                                                                      (Dollars in thousands)
Available-for-sale
   Mortgage-backed securities issued by
       US Government agencies ............................................................      $  1,475      $  1,829      $      -
   Government-sponsored enterprises (GSEs) ...............................................        72,303        63,981        56,545
   Mortgage-backed securities issued by GSEs .............................................        48,362        41,357        22,193
   State, county and municipal ...........................................................        19,570        19,469        20,288
                                                                                                --------      --------      --------
       Total available-for-sale ..........................................................       141,710       126,636        99,026
                                                                                                --------      --------      --------
Held-to-maturity
   Mortgage-backed securities issued by GSEs .............................................         9,024        11,910         5,663
                                                                                                --------      --------      --------
       Total securities ..................................................................      $150,734      $138,546      $104,689
                                                                                                ========      ========      ========

         The following table presents maturities and weighted average yields of securities at December 31, 2009. Yields on tax-exempt state, county and municipal obligations have not been computed on a taxable-equivalent basis.

Securities Portfolio Maturities and Yields

                                                                       December 31, 2009
                                                                       -----------------
                                                        After                After
                                                       One Year            Five Years
                                      Within            Through               Through              After
                                     One Year          Five Years            Ten Years           Ten Years             Total
                                     --------          ----------            ---------           ---------             -----
                                 Amount    Yield     Amount    Yield      Amount   Yield      Amount    Yield     Amount     Yield
                                 ------    -----     ------    -----      ------   -----      ------    -----     ------     -----
                                                                      (Dollars in thousands)
Mortgage-backed securities
     issued by US Government
     agencies (1) .............  $     -   0.00%    $      -    0.00%    $ 1,475    4.23%    $      -    0.00%   $   1,475    4.23%
Government-sponsored
     enterprises (GSEs) .......    1,520   3.44%      10,032    2.81%     25,889    3.80%      34,862    3.54%      72,303    3.53%
Mortgage-backed securities
     issued by GSEs (1) .......    2,465   3.44%       3,303    3.83%     16,136    4.11%      35,482    4.53%      57,386    4.32%
State, county and municipal ...      301   4.09%       1,000    3.87%      2,655    4.10%      15,614    4.09%      19,570    4.08%
                                 -------            --------             -------             --------            ---------
        Total .................  $ 4,286   3.49%    $ 14,335    3.12%    $46,155    3.94%    $ 85,958    4.05%   $ 150,734    3.91%
                                 =======            ========             =======             ========            =========

----------------------------
(1) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

         Government-sponsored enterprises ("GSEs") are agencies and corporations established by the U.S. Government, including, among others, the Federal Home Loan Banks, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal Farm Credit Banks. Securities issued by these enterprises are not obligations of the U.S. Government and are not backed by the full faith and credit of the U.S. Government or otherwise guaranteed by the U.S. Government. Evidencing the quality of the issuers, however, these securities generally are eligible to be used as security for public deposits of the U.S. Treasury, government agencies and corporations, and states and other political subdivisions, and may used as collateral to secure borrowings from the Federal Reserve Bank's Discount Window. As of December 31, 2009, securities with a carrying value of $59,482,000 were pledged to secure public deposits.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2009, the Company realized net gains of $90,000 on the sales of securities. During 2008, the Company realized net losses of $3,000 on such sales. During 2007, the Company realized no gains or losses on sales of investment securities. No transfers of available-for-sale or held-to-maturity securities to other categories were made in any of the years 2007 through 2009.

         The investment portfolio increased by $12,188,000 in 2009 from the 2008 year-end amount. The Company invested significant amounts in mortgage-backed securities issued by GSEs and other GSE securities, increasing these categories by $12,441,000 over the prior year amounts. Yields associated with these securities at the time of their purchase were generally superior to yields available for other categories of securities with similar expected lives and the Company's management believed that, because these types of securities are held worldwide, there was no more than a remote probability that the U.S. Government would fail to provide a commitment to repay these obligations.

         The overall yield on investment securities held as of December 31, 2009 was 3.91%, compared with 4.79% as of December 31, 2008 and 4.44% as of December 31, 2007.

         All mortgage-backed securities held by the Company in 2009 and 2008 were issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, or the Government National Mortgage Association.

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no concentrations of loans in any particular individual, industry or groups of related individuals or industries, and there are no foreign loans. The Company's loan portfolio is, however, dependent upon economic and other factors that affect its local market area, and a substantial portion of the loan portfolio is secured by local real estate.

         The amounts of loans outstanding as of the end of each of the last five years, and the percentage of each category to total loans, are shown in the following tables according to type of loan:

                           Loan Portfolio Composition

                                                                                             December 31,
                                                                                             ------------
                                                                    2009          2008          2007           2006           2005
                                                                    ----          ----          ----           ----           ----
                                                                                        (Dollars in thousands)
Commercial, financial and industrial
     Commercial and industrial ..........................       $ 21,511       $ 21,372       $ 22,042       $ 22,268       $ 20,873
     Purchasing or carrying securities ..................          1,598          1,815          1,823          2,000          2,136
Real estate - construction ..............................         29,439         30,451          2,201          1,982            674
Real estate - mortgage
     1-4 family residential .............................        108,293        109,153        131,944         98,708         72,774
     Multifamily (5 or more) residential ................          2,899             66          2,421          1,900          1,229
     Nonfarm, nonresidential ............................         73,282         73,450         50,833         47,337         46,544
Consumer installment
     Credit card and checking credit ....................          1,643          1,517          1,407          1,334          1,148
     Other ..............................................         28,583         32,589         31,460         27,437         23,940
                                                                --------       --------       --------       --------       --------
                Total loans .............................       $267,248       $270,413       $244,131       $202,966       $169,318
                                                                ========       ========       ========       ========       ========


                      Percentage Loan Portfolio Composition

                                                                                                December 31,
                                                                                                ------------
                                                                        2009          2008          2007          2006          2005
                                                                        ----          ----          ----          ----          ----
Commercial, financial and industrial
     Commercial and industrial ...............................          8.0%          7.9%          9.0%         11.0%         12.3%
     Purchasing or carrying securities .......................          0.6%          0.7%          0.8%          1.0%          1.3%
Real estate - construction ...................................         11.0%         11.2%          0.9%          1.0%          0.4%
Real estate - mortgage
     1-4 family residential ..................................         40.5%         40.4%         54.0%         48.6%         43.0%
     Multifamily (5 or more) residential .....................          1.1%          0.0%          1.0%          0.9%          0.7%
     Nonfarm, nonresidential .................................         27.5%         27.2%         20.8%         23.3%         27.5%
Consumer installment
     Credit card and checking credit .........................          0.6%          0.6%          0.6%          0.7%          0.7%
     Other ...................................................         10.7%         12.0%         12.9%         13.5%         14.1%
                                                                      -----         -----         -----         -----         -----
                Total loans ..................................        100.0%        100.0%        100.0%        100.0%        100.0%
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

         Total loans decreased by $3,165,000, or 1.2%, during 2009, after growing $26,282,000, or 10.8%, during 2008. The decrease in 2009 was attributable primarily to management's decision to devote the majority of its attention and efforts toward increased oversight, loss mitigation and collection of loans made previously. Overall, there were no large changes in any particular categories of loans during 2009. The ratio of total loans to total deposits at the end of 2009 was 61.2% compared with 65.0% at December 31, 2008. During 2008, the Company changed the way it categorizes loans, including the 1-4 family residential sub-category of the Real estate - mortgage grouping, the Real estate
- construction category, and the non-farm, non-residential loan category. Accordingly, the categories shown for 2008 are not in all cases directly comparable to amounts reported in previous years.

         Commercial and industrial loans primarily represent loans to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2009, commercial and industrial loans increased by $139,000, or 0.7%, compared with a decrease of $670,000, or 3.0%, during 2008. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) decreased by $168,000, or .2%, in 2008 compared with an increase of $22,617,000, or 44.5%, in 2008. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-value ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages, excluding construction loans, comprised approximately 69% and 68% of the Company's loan portfolio at the end of 2009 and 2008, respectively. Real estate mortgage loans of all types totaled $184,474,000 at the end of 2009 and $182,669,000 at the end of 2008. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily home loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. The Company does not originate high-risk mortgage loans such as so-called option ARMs, nor does it originate loans with high loan-to-value ratios without requiring the purchaser to obtain private mortgage insurance. The Company also does not originate loans with fixed monthly payment amounts that are less than the interest accrued on the loan, or loans with low initial monthly payments that increase to much higher levels at some future time.

         Real estate values in the Company's market areas, particularly residential real properties, began to show some signs of weakness beginning in the first quarter of 2008 and have deteriorated further since that time. The deterioration in the local real estate market was slow at first and accelerated during the third and fourth quarters of 2008 and throughout 2009. Higher foreclosure rates, increasing unemployment and other factors resulted in lower demand for housing and have driven down property values. The decline in property values does not directly cause defaults by borrowers other than home builders, but it does reduce the likelihood that either the defaulting borrower or the foreclosing bank will receive enough from the sale of the property to repay the loan in full.

         National political and industry leaders recently have been working to encourage private-sector programs whereby lenders and mortgage servicers would be able to work with distressed borrowers to prevent a glut of foreclosures. By reworking loan terms, including eliminating or reducing to a manageable level the payment shock that often results when certain adjustable-rate loans "reset," it may be possible for borrowers to continue making monthly payments and remain in their homes. In addition, the Federal Reserve recently has maintained interest rate at low levels to provide stimulus to the national economy.


Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2009, as well as the type of interest requirement on such loans.

                                                                                        December 31, 2009
                                                                                        -----------------
                                                                     Due in          Due after
                                                                    One Year        One through         Due after
                                                                     or Less         Five Years         Five Years           Total
                                                                     -------         ----------         ----------           -----
                                                                                     (Dollars in thousands)

Commercial, financial and industrial ...................           $ 10,398           $ 12,286           $    425           $ 23,109
Real estate - construction .............................             20,121              6,478              2,840             29,439
Real estate - mortgage .................................             37,615             96,071             50,788            184,474
Consumer installment ...................................              8,381             19,522              2,323             30,226
                                                                   --------           --------           --------           --------
                 Total loans ...........................           $ 76,515           $134,357           $ 56,376           $267,248
                                                                   ========           ========           ========           ========

Maturity greater than one year:
Predetermined rate .....................................                                                                    $139,530
                                                                                                                            ========
Variable rate ..........................................                                                                    $ 51,203
                                                                                                                            ========


Impaired Loans

         Impaired loans are those loans on which, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans and loans which are 90 days or more delinquent as to principal or interest payments. Other impaired loans are loans that management has identified as impaired through the Company's internal loan review process based on other criteria, including the borrowers' deteriorated financial condition, lower collateral values associated with loans that are collateral dependent, and other specific factors. The Company had no loans accounted for as troubled debt restructurings in the past five years. Following is a summary of the Company's impaired loans:

    Impaired Loans

                                                                                          December 31,
                                                                                          ------------
                                                             2009             2008            2007            2006            2005
                                                             ----             ----            ----            ----            ----
                                                                                    (Dollars in thousands)

Nonaccrual loans ...................................        $13,870         $11,799         $   625         $    50         $   900
Accruing loans 90 days or more past due ............              -               -               -               -               5
Other ..............................................          3,478               -               -               -               -
                                                            -------         -------         -------         -------         -------
             Total .................................        $17,348         $11,799         $   625         $    50         $   905
                                                            =======         =======         =======         =======         =======

Percent of total loans .............................            6.5%            4.4%            0.3%            0.0%            0.5%

         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms for 2009 approximated $781,000. The amount of such income for 2008 was approximately $821,000 and, for prior years, such amounts were immaterial. The amount of interest income on nonaccrual loans that was included in interest income for 2009 was $72,000, compared with $480,000 for 2008. For prior years, the amounts of such income were not material.

         As of December 31, 2009, nonaccrual loans totaling $12,624,000, or 91% of such loans, were secured by real estate.

         As of December 31, 2009, there were no irrevocable commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans that are not included in impaired loans. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2009 determined by management to be potential problem loans was $7,305,000, an increase of $395,000 from the $6,910,000 of such loans as of December 31, 2008. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents the dollar amounts and percentages of potential problem loans secured by various types of collateral. The realizable value of the collateral in any given case may be less than the amount due on the loan.


                                                          December 31, 2009
                                                          -----------------
                                                        Amount             %
                                                        ------             -
                                                        (Dollars in thousands)

              Real estate mortgage ...............     $6,128            83.9%
              Vehicles ...........................        583             8.0%
              Mobile homes .......................         17             0.2%
              Other ..............................        420             5.8%
              Unsecured ..........................        157             2.1%
                                                       ------           -----
                         Total ...................     $7,305           100.0%
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

 Summary of Loan Loss Experience

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                         2009         2008        2007          2006          2005
                                                                         ----         ----        ----          ----          ----
                                                                                         (Dollars in thousands)

Total loans outstanding at end of period ..........................    $267,248     $270,413     $244,131     $202,966     $169,318
Average amount of loans outstanding ...............................     272,330      259,055      224,353      184,032      164,243

Balance of allowance for loan losses - beginning ..................    $  5,475     $  2,574     $  2,242     $  2,266     $  2,240
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial and industrial ....................................         846          652           88           13            -
     Real estate - mortgage .......................................       1,866          667           13            6           61
     Consumer installment .........................................       1,174          347          191          115          242
                                                                       --------     --------     --------     --------     --------
          Total charge-offs .......................................       3,886        1,666          292          134          303
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           6            5            -            -            -
     Real estate - mortgage .......................................           -            -            -           31           10
     Consumer installment .........................................         102           12           30           14           69
                                                                       --------     --------     --------     --------     --------
          Total recoveries ........................................         108           17           30           45           79
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................       3,778        1,649          262           89          224
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................       4,355        4,550          594           65          250
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  6,052     $  5,475     $  2,574     $  2,242     $  2,266
                                                                       ========     ========     ========     ========     ========

Ratios
     Net charge-offs to average loans .............................        1.39%        0.64%        0.12%        0.05%        0.14%
     Net charge-offs to loans at end of period ....................        1.41%        0.61%        0.11%        0.04%        0.13%
     Allowance for loan losses to average loans ...................        2.22%        2.11%        1.15%        1.22%        1.38%
     Allowance for loan losses to loans at end of period ..........        2.26%        2.02%        1.05%        1.10%        1.34%
     Net charge-offs to allowance for loan losses .................       62.43%       30.12%       10.18%        3.97%        9.89%
     Net charge-offs to provision for loan losses .................       86.75%       36.24%       44.11%      136.92%       89.60%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2009, 2008 and 2007, are summarized below:

                                Average Deposits

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                          2009                       2008                       2007
                                                          ----                       ----                       ----
                                                         Amount           %         Amount          %          Amount           %
                                                         ------         -----       ------        ------       ------        -------
                                                                                 (Dollars in thousands)

Noninterest bearing demand .....................       $ 44,243         10.4%     $ 41,173         10.7%     $ 40,099         12.0%
Interest bearing transaction accounts ..........         54,202         12.8%       57,416         15.0%       57,117         17.1%
Savings ........................................         21,093          5.0%       25,181          6.6%       25,042          7.5%
Time deposits $100M and over ...................        131,115         31.0%      111,780         29.1%       85,815         25.6%
Other time deposits ............................        173,047         40.8%      148,295         38.6%      126,588         37.8%
                                                       --------        -----      --------        -----      --------        -----
             Total deposits .....................      $423,700        100.0%     $383,845        100.0%     $334,661        100.0%
                                                       ========        =====      ========        =====      ========        =====


         As of December 31, 2009, there were $128,914,000 in time deposits of $100,000 or more. Approximately $30,398,000 mature within three months, $15,414,000 mature over three through six months, $50,154,000 mature over six through twelve months and $32,948,000 mature after one year. The amount of such deposits maturing after one year increased significantly from the amount as of December 31, 2008 because the rates paid for longer-term deposits are more attractive than are the rates currently offered for short-term deposits. The FDIC's deposit insurance coverage limit was increased to $250,000 per account owner for all deposit accounts at all insured financial institutions through December 31, 2013. On January 1, 2014, deposit insurance coverage will revert to $100,000 per depositor, except for certain retirement accounts which will continue to be insured up to $250,000 per depositor. The Bank participated in the FDIC's initial Temporary Liquidity Guarantee Program (the "TLGP") for deposits which provided an unlimited amount of deposit insurance for certain noninterest-bearing transaction accounts through December 31, 2009. Even though the Bank decided not to participate in the optional extended period for the TLGP, the temporary maximum regular FDIC insurance of $250,000 remains in effect for all of the Bank's deposit accounts. As of December 31, 2009, approximately $24,365,000 of time deposits of $100,000 or more represented deposits of local governmental entities compared with $33,380,000 at the end of 2008. It is a common industry practice not to consider time deposits of $100,000 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity. The Company has never purchased brokered deposits.


Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per common share divided by net income per common share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                                  Years Ended December 31,
                                                  ------------------------
                                            2009            2008           2007
                                            ----            ----           ----

            Return on assets                0.23%          0.31%          0.88%
            Return on equity                2.64%          3.38%          9.46%
            Dividend payout ratio           0.00%          0.00%          0.00%
            Equity to assets ratio          8.68%          9.12%          9.31%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company's market areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 61.0% of average total assets during 2009 compared with 62.6% during 2008. Deposits of several local governmental entities comprised approximately 12% and 14% of total deposits at the end of 2009 and 2008, respectively. Because of the potentially volatile nature of this funding source, the Bank maintains membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. As of December 31, 2009, the Bank had borrowed $8,000,000 from the FHLB and was eligible to borrow up to an additional $15,147,000. Such borrowings may be secured by a lien on its investment in FHLB stock, the Bank's unencumbered holdings of securities issued by the FHLB, and certain first mortgage residential loans held. The amount of eligible mortgage-related collateral instruments remaining available as of December 31, 2009 to secure any additional FHLB borrowings totaled approximately $8,722,000. The amount of the Bank's unencumbered investment securities issued by the FHLB was approximately $10,385,000 as of December 31, 2009. The Bank has no available short-term lines of credit to purchase federal funds from unrelated correspondent institutions.

         The Bank has been approved by the Federal Reserve Bank ("FRB") to have immediate access to the FRB's Discount Window. Access to this facility allows the Bank to obtain funds on short notice by pledging eligible securities to the FRB to secure amounts borrowed. The Bank obtained access to this facility to diversify and strengthen the financial position of available funding sources.

         Asset liquidity is provided from several sources, including amounts due from banks, securities available-for-sale and funds available from maturing loans and paydowns of mortgage-backed securities.

         The Company's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the Company. Any of the Bank's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings ($1,101,000 at December 31, 2009) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. In 2009, 2008 and 2007, the Company received no cash dividends from its banking subsidiary. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted.

         Management believes that, by offering attractive interest rates for deposits and by providing outstanding customer service, the Company and the Bank will continue to be able to obtain sufficient funds to meet their operating needs in the local marketplace.


Capital Resources

         Shareholders' equity increased by $4,890,000 and $2,017,000 during 2009 and 2008, respectively. During 2009, net income increased shareholders' equity by $1,101,000, exercises of stock options added $486,000, the issuance of preferred stock provided an increase of $3,125,000 and repurchases of common stock decreased shareholders' equity by $80,000. Other comprehensive income, consisting of the change in unrealized holding gains and losses on available-for-sale securities adjusted for the effects of realized losses, net of deferred tax effects, increased shareholders' equity by $261,000 and cash paid in lieu of issuing fractional shares in conjunction with the 5% stock dividend declared in 2009 resulted in a $3,000 decrease. During 2008, net income increased shareholders' equity by $1,342,000 and the exercise of stock options and related income tax benefits resulted in increases totaling $431,000. Other comprehensive income or loss, consisting of the change in unrealized holding gains and losses on available-for-sale securities adjusted for the effects of realized losses, net of deferred tax effects, increased shareholders' equity by $247,000. Approximately $3,000 was payable in lieu of the issuance of fractional shares in conjunction with the 5% stock dividend declared in 2008.

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

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2009 and 2008, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

                                                                                       Minimum for               Minimum to be
                                                                  Actual             Capital Adequacy          Well Capitalized
                                                                  ------             ----------------          ----------------
                                                           Amount       Ratio       Amount       Ratio        Amount       Ratio
                                                           -------      -----      --------      -----       --------      -----
December 31, 2009                                                                 (Dollars in thousands)
     The Company
        Total Capital to risk weighted assets .........    $ 48,127       15.5%     $ 24,769         8.0%           NA          NA
        Tier 1 Capital to risk weighted assets ........    $ 44,230       14.3%     $ 12,385         4.0%           NA          NA
        Tier 1 Capital to average assets (leverage) ...    $ 44,230        9.3%     $ 18,991         4.0%           NA          NA
     Community First Bank
        Total Capital to risk weighted assets .........    $ 42,709       14.0%     $ 24,461         8.0%     $ 30,577       10.0%
        Tier 1 Capital to risk weighted assets ........    $ 38,859       12.7%     $ 12,231         4.0%     $ 18,346        6.0%
        Tier 1 Capital to average assets (leverage) ...    $ 38,859        8.2%     $ 18,985         4.0%     $ 23,732        5.0%

December 31, 2008
     The Company
        Total Capital to risk weighted assets .........    $ 43,470       14.1%     $ 24,633         8.0%           NA          NA
        Tier 1 Capital to risk weighted assets ........    $ 39,601       12.9%     $ 12,317         4.0%           NA          NA
        Tier 1 Capital to average assets (leverage) ...    $ 39,601        8.8%     $ 18,010         4.0%           NA          NA
     Community First Bank
        Total Capital to risk weighted assets .........    $ 41,513       13.5%     $ 24,622         8.0%     $ 30,777       10.0%
        Tier 1 Capital to risk weighted assets ........    $ 37,646       12.2%     $ 12,311         4.0%     $ 18,466        6.0%
        Tier 1 Capital to average assets (leverage) ...    $ 37,646        8.4%     $ 18,004         4.0%     $ 22,505        5.0%

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

                                                            December 31,
                                                            ------------
                                                       2009               2008
                                                       ----               ----
                                                      (Dollars in thousands)

            Loan commitments .....................   $ 28,527          $ 30,486
            Standby letters of credit ............        873               915


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


Short-Term Borrowings

         The Company did not have any material short-term borrowings outstanding at any time during 2009.


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

         The allowance for loan losses is composed of specific, general and unallocated amounts. Specific allowance amounts are provided for individual impaired loans based on management's evaluation of the Company's loss exposure taking into account the current payment status, underlying collateral and other known information about a particular borrower's circumstances. Typically, these impaired loans are assigned internal risk grades of management attention, special mention, substandard or doubtful. The findings of internal credit reviews and results from external audits and regulatory examinations are also considered. General amounts are provided for all other loans, excluding those for which specific amounts were determined, by applying estimated loss percentages to the portfolio categorized using risk grades. These percentages are based on management's current evaluation with consideration given to historical loss experience. The unallocated portion of the allowance consists of an amount believed to be appropriate to provide for the elements of imprecision and estimation risk inherent in the specific and general amounts and is determined based on management's evaluation of various conditions that are not directly measured by the other components of the allowance. This evaluation includes general national and local economic and business conditions affecting key lending market areas, credit quality trends, collateral values, loan volumes, portfolio seasoning, and any identified credit concentrations. The findings of internal credit reviews and results from external audits and regulatory examinations are also considered.

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

         During 2009, higher foreclosures rates resulted in the transfer of approximately $6,382,000 of loans to foreclosed assets. Additionally, because the performance of some other loans deteriorated, the amounts of nonaccrual loans as of December 31, 2009 were $2,071,000 more than the amount of such loans as of December 31, 2008. Because the amounts of problem loans increased significantly during 2009 and 2008, and because individual borrowers'
circumstances were increasingly sensitive to events beyond their control, management revamped its process for estimating the allowance for loan losses, including providing more frequent independent loan-by-loan analysis of impaired loans and a more robust procedure for analyzing and estimating losses associated with other loans. Management's response to the deteriorated performance of the Company's loans has led it to devote significantly more resources to the processes of problem loan identification, management and work-out. The current national and local economic environments, including high unemployment and depressed real estate values, are expected to continue to result in the occurrence of loan losses and the need for abnormally high provisions and allowances for loan losses for the near term. However, because the Bank historically has been relatively conservative in its lending policies and practices, management believes that the Company is well-positioned to withstand these problems absent further significant economic deterioration in the Company's markets. Generally accepted accounting principles require that the Company's allowance for loan losses reflect only losses incurred as of each balance sheet date. Consequently, as new information is obtained, it is probable that additional provisions for loan losses will be required.

         During 2008, an environment of economic slowdown and uncertainty, rising unemployment, increasing inventories of unsold housing units (including new construction, owner-occupied resale properties, and properties foreclosed or otherwise acquired by lenders), falling real estate values, a declining stock market, and other negative factors led to higher levels of impaired and potential problem loans. Problems which previously were confined in large part to other areas of the country became local problems. Management estimates that local real estate values decreased by at least 25% during 2008. Consequently, some loans that were appropriately margined at inception were no longer fully secured. In addition, completed residential units required a longer marketing period, fewer borrowers qualified for loans due to tightening of underwriting standards, and many of those who might have been able to find financing chose not to purchase a new home. Speculative activity in real properties also decreased significantly.

         During the fourth quarter of 2008, approximately $8,494,000 of loans were transferred to nonaccrual status. Of those loans, $5,949,000 represented loans secured by owner-occupied residential properties, $1,755,000 represented loans for construction and land development, and $643,000 represented loans secured by commercial real estate. Of the remaining amount, $80,000 represented a few small-balance consumer loans, and the remaining $67,000 was composed primarily of loans for commercial vehicles. As of the end of 2008, impaired loans increased to $11,799,000 compared with $625,000 one year earlier, representing an increase of $11,174,000. Potential problem loans were $6,910,000 as of the end of 2008 compared with $3,088,000 as of the end of 2007 and $3,176,000 at the end of 2006. The values of real estate and vehicles which serve as collateral for many of the loans recognized as impaired and potential problem loans in prior years helped keep charge-offs relatively low considering the total credit exposures present in those loans. However, circumstances at the end of 2008 indicate that, in most cases, the values of such items may have been significantly reduced.

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

         Higher levels of loans collateralized by mortgages on real estate, lower amounts of nonperforming loans, and a significantly lower incidence in loan charge-offs in 2006 contributed to the decrease in the 2006 provision for loan losses as compared with 2005. During this period of time, the Company's loan portfolio increasingly was collateralized by residential and commercial real estate. Such collateral, combined with other conservative underwriting standards, was believed to offer the Company substantial protection from ultimately incurring losses in the event that foreclosure and liquidation of the collateral occurred, though there could be no assurances to that effect.

         The $250,000 provision for loan losses in 2005 resulted primarily from increases in potential problem loans, the $11,543,000 growth of the loan portfolio, and was influenced by lower net charge-offs that reflected both a reduced level of charge-offs and higher recoveries of amounts previously charged against the allowance. Net charge-offs to average loans in 2005 was, however, substantially lower than the trailing four-year average of that measure.

         Management has established loan and credit policies and practices that are designed to control credit risks as a part of the loan underwriting process. These policies and practices include, for example, requirements for minimum loan to collateral value ratios, real estate appraisal requirements, and obtaining credit and financial information on borrowers. However, if the capacity for borrowers to repay and/or collateral values should deteriorate subsequent to the underwriting process, the estimate of the provision and allowance for loan losses might increase, thereby decreasing net income and shareholders' equity. A significant or prolonged downturn in national and local economic and business conditions, such as the one that has continued over the past two years, could further erode the borrowers' capacity to repay these loans as well as the value of the underlying collateral. This scenario would be likely to substantially increase the level of impaired or non-performing loans and non-earning foreclosed assets and increase overall credit risk by shrinking the margin of collateral values as compared with loans outstanding. Another factor that could adversely affect borrowers' ability to make payments in accordance with loan terms is the potential for continued increases in rates charged for loans. The Company has a significant amount of variable rate loans outstanding. In addition, some loans are refinanced at maturity rather than being paid out in a lump sum. If interest rates were to increase sharply in a short time period, some loan customers might not be able to afford payments on loans made or repriced at the higher resulting interest rates, nor would they necessarily be able to obtain more favorable terms elsewhere. This could also cause an increase in the amounts of impaired or non-performing assets and other credit risks.


Impact of Recent Accounting Changes

Effective for periods on or after September 15, 2009, references to generally accepted accounting principals ("GAAP") issued by the Financial Accounting Standards Board ("FASB") in these footnotes are to the FASB Accounting Standards Codification, which is sometimes referred to as the "Codification" or "ASC." The Codification does not change how the Company accounts for its transactions or the nature of related disclosures made. However, when referring to GAAP, the Company refers to topics in the ASC. References to GAAP have been updated to reflect the location of the guidance in the Codification. Other acronyms used in the following discussion include "SFAS" or Statement of Financial Accounting Standards, "FAS" or Financial Accounting Standard (a variant of SFAS), "FSP" or FASB Staff Position, "EITF" or Emerging Issues Task Force", and "APB" or Accounting Principles Board (an authoritative body that promulgated GAAP prior to the establishment of the FASB).

The  Transfers  and  Servicing  Topic  was  updated   (formerly  SFAS  No.  166,
"Accounting  for Transfers of Financial  Assets--an  amendment of FASB Statement

No. 140") to remove the concept of a qualifying special-purpose entity from the Topic and removes the exception from applying the Consolidations Topic (formerly FASB Interpretation No. 46R). The objective in issuing this update is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. This update must be applied as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company has no interests in any entities that were formerly qualifying special-purpose entities. Therefore, the impact of adoption was not material.

The Consolidations Topic was amended (formerly SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)") to improve financial reporting by enterprises involved with variable interest entities. The amendment addresses (1) the effects on certain provisions of the Topic as they relate to the elimination of the qualifying special-purpose entity concept in the Transfers and Servicing Topic and (2) constituent concerns about the application of certain key provisions of the Topic including those in which the accounting and disclosures under the Topic do not always provide timely and useful information about an enterprise's involvement in a variable interest entity. This amendment is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company has no interests in any variable-interest entities. Therefore, the impact of adoption was not material.

The Fair Value Measurements and Disclosure - Overall Topic has been amended for interim and annual periods beginning after December 15, 2009 to require reporting entities to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers. In addition, entities will be required to provide disclosures for each class of assets and liabilities, which will increase the level of detail beyond that of the individual balance sheet line item and, for measures that fall within either Level 2 or Level 3, entities will be required to provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurement. Management has not yet determined how it will identify the appropriate classes of assets and liabilities. In addition, effective for interim and annual periods beginning after December 15, 2010, entities will be required by this update to present separately information about purchases, sales, issuances and settlements of items in the reconciliation for fair value measurements using Level 3 inputs. The new requirements are expected to provide a greater level of disaggregated information and more robust disclosures about valuation techniques and inputs for fair value measurements. The effect of adopting these new disclosure requirements is not expected to result in any material change in the Company's financial condition or its results of operations.

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

Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer of the Bank, the Company conducted an evaluation of the effectiveness of internal control over financial reporting as of December 31, 2009 based on the framework in "Internal Control - Integrated Framework" promulgated by the Committee of Sponsoring Organizations of the Treadway Commission and the interpretive guidance issued by the Securities and Exchange Commission in Release No. 34-55929. Based on this evaluation, management concluded that the Company's internal control over financial reporting was effective as of December 31, 2009.

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

Report of Independent Registered Public Accounting Firm




The Shareholders and Board of Directors
    of Community First Bancorporation

     We have audited the accompanying consolidated balance sheets of Community First Bancorporation and subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.




J. W. Hunt and Company, LLP
Columbia, South Carolina
March 30, 2010

Consolidated Balance Sheets
Community First Bancorporation and Subsidiaries

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                       2009                  2008
                                                                                                       ----                  ----
Assets
     Cash and due from banks (Note B) ....................................................       $   1,462,535        $   9,204,306
     Interest bearing deposits due from banks ............................................          46,020,551           12,969,193
     Federal funds sold ..................................................................                   -           18,793,000
                                                                                                 -------------        -------------
         Cash and cash equivalents .......................................................          47,483,086           40,966,499
     Securities available-for-sale (Note C) ..............................................         141,710,113          126,635,534
     Securities held-to-maturity (fair value of $9,476,399 for 2009 and
         $12,238,445 for 2008) (Note C) ..................................................           9,023,999           11,910,268
     Federal Home Loan Bank stock, at cost ...............................................           1,306,500            1,219,600
     Loans (Note D) ......................................................................         267,248,148          270,413,317
         Allowance for loan losses .......................................................          (6,051,851)          (5,475,294)
                                                                                                 -------------        -------------
            Loans - net ..................................................................         261,196,297          264,938,023
     Premises and equipment - net (Note E) ...............................................           8,469,682            8,655,253
     Accrued interest receivable .........................................................           2,424,113            2,775,788
     Bank-owned life insurance ...........................................................           9,289,415            8,482,802
     Other assets ........................................................................          11,994,324            3,888,880
                                                                                                 -------------        -------------

            Total assets .................................................................       $ 492,897,529        $ 469,472,647
                                                                                                 =============        =============

Liabilities
     Deposits (Note F)
         Noninterest bearing .............................................................       $  47,066,775        $  41,961,968
         Interest bearing ................................................................         389,580,956          374,153,215
                                                                                                 -------------        -------------
            Total deposits ...............................................................         436,647,731          416,115,183
     Accrued interest payable ............................................................           2,043,563            3,044,981
     Long-term debt (Note H) .............................................................           8,000,000            9,500,000
     Other liabilities ...................................................................           1,387,924              884,860
                                                                                                 -------------        -------------
            Total liabilities ............................................................         448,079,218          429,545,024
                                                                                                 -------------        -------------

     Commitments and contingent liabilities (Note M)

Shareholders' equity (Note I)
     Preferred Stock - Series A - non-voting 5% cumulative - $1,000 per share liquidation preference; 5,000 shares authorized;
         issued and outstanding - 3,150 shares for 2009 ..................................           3,126,215                    -
     Preferred Stock - no par value; 9,995,000 shares authorized;
         None issued and outstanding .....................................................                   -                    -
     Common stock - no par value; 10,000,000 shares authorized;
         issued and outstanding - 3,782,415 for 2009 and
         3,564,279 for 2008 ..............................................................          38,922,623           37,084,462
     Additional paid-in capital ..........................................................             747,621              747,621
     Retained earnings ...................................................................           1,434,247            1,768,552
     Accumulated other comprehensive income (loss) .......................................             587,605              326,988
                                                                                                 -------------        -------------
            Total shareholders' equity ...................................................          44,818,311           39,927,623
                                                                                                 -------------        -------------

            Total liabilities and shareholders' equity ...................................       $ 492,897,529        $ 469,472,647
                                                                                                 =============        =============

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
Community First Bancorporation and Subsidiaries

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                     2009                2008                2007
                                                                                     ----                ----               ----
Interest income
     Loans, including fees ...............................................       $ 16,517,132       $ 18,212,174        $ 17,600,104
     Securities
        Taxable ..........................................................          5,568,337          4,807,778           3,890,240
        Tax-exempt .......................................................            811,052            833,677             816,428
     Federal funds sold ..................................................              2,649            632,265           1,208,738
     Other ...............................................................              4,088             47,714              55,829
     Interest bearing deposits due from banks ............................             47,314             17,787               6,277
                                                                                 ------------       ------------        ------------
        Total interest income ............................................         22,950,572         24,551,395          23,577,616
                                                                                 ------------       ------------        ------------

Interest expense
     Time deposits $100,000 and over .....................................          3,751,612          4,325,891           4,054,315
     Other deposits ......................................................          6,718,320          8,228,274           8,972,052
     Short-term borrowings ...............................................             47,195             11,051                   -
     Long-term debt ......................................................            365,850            269,208             203,871
                                                                                 ------------       ------------        ------------
        Total interest expense ...........................................         10,882,977         12,834,424          13,230,238
                                                                                 ------------       ------------        ------------

Net interest income ......................................................         12,067,595         11,716,971          10,347,378
Provision for loan losses (Note D) .......................................          4,355,000          4,550,000             594,000
                                                                                 ------------       ------------        ------------
Net interest income after provision ......................................          7,712,595          7,166,971           9,753,378
                                                                                 ------------       ------------        ------------

Other income
     Service charges on deposit accounts .................................          1,406,988          1,478,495           1,473,469
     Credit life insurance commissions ...................................             15,777             14,375              28,587
     Mortgage brokerage income ...........................................            178,347             26,646              33,203
     Gain (loss) on sales of securities available-for-sale ...............             90,076             (3,396)                  -
     Debit card transaction fees .........................................            542,282            473,265             378,671
     Increase in value of life insurance contracts .......................            368,765            375,012             107,784
     Other income ........................................................            115,780            130,885             184,685
                                                                                 ------------       ------------        ------------
        Total other income ...............................................          2,718,015          2,495,282           2,206,399
                                                                                 ------------       ------------        ------------

Other expenses (Notes J and L)
     Salaries and employee benefits ......................................          4,931,004          4,537,173           4,120,766
     Net occupancy expense ...............................................            511,944            514,488             432,852
     Furniture and equipment expense .....................................            392,392            429,850             441,010
     FDIC insurance expense ..............................................            711,033            188,000              37,168
     Debit card transaction expenses .....................................            409,740            373,382             276,993
     Other expense .......................................................          2,292,564          2,024,477           1,822,807
                                                                                 ------------       ------------        ------------
        Total other expenses .............................................          9,248,677          8,067,370           7,131,596
                                                                                 ------------       ------------        ------------

Income before income taxes ...............................................          1,181,933          1,594,883           4,828,181
Income tax expense (Note K) ..............................................             81,219            252,385           1,497,469
                                                                                 ------------       ------------        ------------
Net income ...............................................................          1,100,714          1,342,498           3,330,712
                                                                                 ------------       ------------        ------------
Deductions for amounts not available to common shareholders:
     Dividends declared or accumulated on preferred stock ................                  -                  -                   -
                                                                                 ------------       ------------        ------------
Net income available to common shareholders ..............................       $  1,100,714       $  1,342,498        $  3,330,712
                                                                                 ============       ============        ============

Per common share (Note I)
     Net income, basic ...................................................       $       0.29       $       0.36        $       0.92
     Net income, assuming dilution .......................................               0.29               0.34                0.87

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
Community First Bancorporation and Subsidiaries

                                                                                                          Accumulated
                                         Shares of                             Additional                   Other
                                          Common       Preferred    Common      Paid-in       Retained   Comprehensive
                                           Stock         Stock       Stock      Capital       Earnings   Income (Loss)      Total
                                           -----         -----       -----      -------       --------   -------------      -----
Balance, January 1, 2007 .............. 2,958,558    $        -   $30,061,392    $593,100   $ 3,284,692    $(724,154)   $33,215,030
Comprehensive income:
  Net income ..........................         -             -             -           -     3,330,712            -      3,330,712
                                                                                                                        -----------
  Unrealized net holding gains
    on available-for-sale securities
    arising during the period,  net of
    income tax effects of $450,431 ....         -             -             -           -             -      804,253        804,253
                                                                                                                        -----------
      Total other comprehensive
        income (loss) .................         -             -             -           -             -            -        804,253
                                                                                                                        -----------
          Total comprehensive income ..         -             -             -           -             -            -      4,134,965
                                                                                                                        -----------
Income tax benefits from exercises of
  non-qualified stock options in excess
  of amount previously provided .......         -             -             -      88,398             -            -         88,398
Declaration of 10% stock dividend
  distributed on January 15, 2008 and
  cash payment for fractional shares ..   295,470             -     4,469,444           -    (4,474,939)           -         (5,495)
Exercise of employee stock options ....    70,077             -       478,090           -             -            -        478,090
                                        ---------    ----------   -----------    --------   -----------    ---------    -----------
Balance, December 31, 2007 ............ 3,324,105             -    35,008,926     681,498     2,140,465       80,099     37,910,988
Comprehensive income:
  Net income ..........................         -             -             -           -     1,342,498            -      1,342,498
                                                                                                                        -----------
  Unrealized net holding gains on
    available-for-sale securities
    arising during the period, net
    of income tax effects of $137,053 .         -             -             -           -             -      244,712        244,712
  Reclassification adjustment, net
   of income tax effects of $1,219 ....         -             -             -           -             -        2,177          2,177
                                                                                                                        -----------
      Total other comprehensive
         income (loss) ................         -             -             -           -             -            -        246,889
                                                                                                                        -----------
        Total comprehensive income ....         -             -             -           -             -            -      1,589,387
                                                                                                                        -----------
Income tax benefits from exercises
  of non-qualified stock options in excess
  of amount previously provided .......         -             -             -      66,123             -            -         66,123
Declaration of 5% stock dividend
  distributed on January 20, 2009 and
  cash payable for fractional shares ..   169,406             -     1,711,001           -    (1,714,411)           -         (3,410)
Exercise of employee stock options ....    70,768             -       364,535           -             -            -        364,535
                                        ---------    ----------   -----------    --------   -----------    ---------    -----------
Balance, December 31, 2008 ............ 3,564,279             -    37,084,462     747,621     1,768,552      326,988     39,927,623
Comprehensive income:
  Net income ..........................         -             -             -           -     1,100,714            -      1,100,714
                                                                                                                        -----------
  Unrealized net holding gains on
    available-for-sale securities
    arising during the period, net of
    income tax effects of $178,299 ....         -             -             -           -             -      318,356        318,356
  Reclassification adjustment, net of
    income tax effects of $32,336 .....         -             -             -           -             -      (57,739)       (57,739)
                                                                                                                        -----------
      Total other comprehensive
       income (loss) ..................         -             -             -           -             -            -        260,617
                                                                                                                        -----------
        Total comprehensive income ....         -             -             -           -             -            -      1,361,331
                                                                                                                        -----------
Declaration of 5% stock dividend
  distributed on January 15, 2010 and
  cash payment for fractional shares ..   180,094             -     1,431,914           -    (1,435,019)           -         (3,105)
Net proceeds from issuing 3,150 shares
  of preferred stock (issuance costs
  of $23,785) .. ......................         -     3,126,215             -           -             -            -      3,126,215
Exercise of employee stock options ....    45,532             -       486,232           -             -            -        486,232
Common stock repurchased and cancelled     (7,490)            -       (79,985)          -             -            -        (79,985)
                                        ---------    ----------   -----------    --------   -----------    ---------    -----------
Balance, December 31, 2009 ............ 3,782,415    $3,126,215   $38,922,623    $747,621   $ 1,434,247    $ 587,605    $44,818,311
                                        =========    ==========   ===========    ========   ===========    =========    ===========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Community First Bancorporation and Subsidiaries

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                     2009               2008                 2007
                                                                                     ----               ----                 ----
Operating activities
     Net income ...........................................................     $   1,100,714      $   1,342,498      $   3,330,712
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses .....................................         4,355,000          4,550,000            594,000
            Depreciation ..................................................           391,764            416,971            399,456
            Deferred income taxes .........................................          (206,887)          (956,973)          (266,418)
            Amortization of net loan fees and costs .......................          (138,490)          (179,539)          (225,117)
            Securities accretion and premium amortization .................           845,582             75,087             53,843
            (Gains) losses realized on sales of
                available-for-sale securities .............................           (90,076)             3,396                  -
            Accretion of cash surrender value of life insurance ...........          (368,765)          (375,012)          (107,784)
            Loss (gain) on sale of foreclosed assets ......................               290              6,000               (354)
            Decrease (increase) in interest receivable ....................           351,675           (246,633)          (347,583)
            (Decrease) increase in interest payable .......................        (1,001,418)          (434,588)           776,623
            Increase in prepaid expenses and other assets .................        (2,673,045)          (273,766)          (506,041)
            Increase (decrease) in other accrued expenses .................            20,277             56,209            (29,408)
            Deferred compensation expense .................................           486,197            434,116            386,446
                                                                                -------------      -------------      -------------
                Net cash provided by operating activities .................         3,072,818          4,417,766          4,058,375
                                                                                -------------      -------------      -------------
Investing activities
     Purchases of available-for-sale securities ...........................      (133,699,046)       (84,156,840)       (25,224,140)
     Maturities, calls and paydowns of available-for-sale securities ......       112,429,490         47,120,613         29,879,688
     Proceeds of sales of available-for-sale securities ...................         5,851,147          9,732,462                  -
     Purchases of securities held-to-maturity .............................                 -         (7,490,035)                 -
     Maturities, calls and paydowns of held-to-maturity securities ........         2,881,173          1,243,838            938,552
     Purchases of Federal Home Loan Bank stock ............................          (126,000)          (379,700)                 -
     Proceeds of redemptions of Federal Home Loan Bank stock ..............            39,100                  -            140,300
     Net increase in loans made to customers ..............................        (6,856,415)       (28,457,229)       (41,202,385)
     Purchases of premises and equipment ..................................          (206,193)          (450,699)        (1,083,499)
     Proceeds from sale of foreclosed assets ..............................         1,276,094             34,000             14,589
     Capitalized additions to other real estate owned .....................          (266,228)                 -                  -
     Proceeds from sale of real estate held for sale ......................                 -                  -             36,449
     Proceeds from redemptions of bank-owned life insurance ...............         1,062,152                  -                  -
     Purchases of bank-owned life insurance ...............................        (1,500,000)        (1,000,006)        (7,000,000)
                                                                                -------------      -------------      -------------
                Net cash used by investing activities .....................       (19,114,726)       (63,803,596)       (43,500,446)
                                                                                -------------      -------------      -------------
Financing activities
     Net increase (decrease) in demand deposits, interest
         bearing transaction accounts and savings accounts ................         3,581,980          2,485,387         (4,715,971)
     Net increase in certificates of deposit and other
         time deposits ....................................................        16,950,568         57,763,243         52,625,215
     Net decrease in short-term borrowings ................................                 -                  -         (4,500,000)
     Proceeds of issuances of long-term debt ..............................                 -          6,000,000                  -
     Repayment of long-term debt ..........................................        (1,500,000)        (1,000,000)        (1,000,000)
     Net proceeds from issuing preferred stock
         (issuance costs of $23,785) ......................................         3,126,215                  -                  -
     Payment of cash in lieu of fractional shares
         for common stock dividend ........................................            (6,515)                 -             (5,495)
     Exercise of employee stock options ...................................           486,232            364,535            478,090
     Common stock repurchased and cancelled ...............................           (79,985)                 -                  -
     Excess tax benefits of exercises of stock options ....................                 -             66,123             88,398
                                                                                -------------      -------------      -------------
                Net cash provided by financing activities .................        22,558,495         65,679,288         42,970,237
                                                                                -------------      -------------      -------------
Increase in cash and cash equivalents .....................................         6,516,587          6,293,458          3,528,166
Cash and cash equivalents, beginning ......................................        40,966,499         34,673,041         31,144,875
                                                                                -------------      -------------      -------------
Cash and cash equivalents, ending .........................................     $  47,483,086      $  40,966,499      $  34,673,041
                                                                                =============      =============      =============

See accompanying notes to consolidated financial statements.

Community First Bancorporation and Subsidiaries

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                     2009                 2008                 2007
                                                                                     ----                 ----                 ----
Supplemental Disclosure of Cash Flow Information
     Cash paid during the period for
         Interest (net of amount capitalized) ..........................         $11,884,395         $13,269,012         $12,453,615
         Income taxes ..................................................              49,015           1,644,000           1,700,000
     Noncash investing and financing activities
         Transfer of loans to foreclosed assets ........................           6,381,631             706,000                   -
         Transfers from retained earnings to common stock
            in connection with stock dividends .........................           1,431,914           1,711,001           4,469,444
         Other comprehensive income ....................................             260,617             246,889             804,253
         Cash payable in lieu of issuing fractional shares .............                   -               3,410                   -

See accompanying notes to consolidated financial statements.


Notes to Consolidated Financial Statements
Community First Bancorporation and Subsidiaries


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

During 2009, the Company established a new subsidiary to hold and manage certain loans and real estate assets that were acquired from Community First Bank.

References to Accounting Standards - In September 2009, the Financial Accounting Standards Board ("FASB") established the FASB Accounting Standards Codification(TM) (the "Codification" or "ASC") as the principal authoritative source of generally accepted accounting principles ("GAAP") to be applied in the preparation of financial statements in conformity with GAAP by nongovernmental entities. The Codification also acknowledges that rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. Consequently, references to authoritative accounting pronouncements in these financial statements have been made using the new Codification. To facilitate comparison with prior-year financial statements, we may present both the reference under the previous system and/or the reference under the new Codification.

Principles of Consolidation and Basis of Presentation - The consolidated financial statements include the accounts of the parent company and its subsidiaries after elimination of all significant intercompany balances and transactions. The accounting and reporting policies of the Company and its subsidiaries are in conformity with generally accepted accounting principles and general practices within the banking industry. In certain instances, amounts reported in prior years' consolidated financial statements have been reclassified to conform to the current presentation. Such reclassifications had no effect on previously reported shareholders' equity or net income.

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

Concentrations of Credit Risk - Most of the Company's, and its banking subsidiary's, activities are with customers located within the local market areas of Oconee and Anderson Counties of South Carolina. Note C discloses the types of securities invested in, and Note D discusses the types of lending engaged in. The ability of borrowers to comply with the terms of their loan contracts is largely dependent upon local real estate and general economic conditions in the Company's market areas. The Company and its bank subsidiary do not have any significant concentrations to any single industry or customer. The Company does not engage in originating, holding, guaranteeing, servicing or investing in loans where the terms of the loan product give rise to a concentration of credit risk as that term is used in the ASC.

Securities - Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Company has the positive intent and ability to hold until ultimate maturity are classified as held-to-maturity and are accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from net income and recorded as other comprehensive income, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, are included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific security on a trade date basis.

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

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss has been incurred, the estimated amount of the loss is charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating losses incurred in the loan portfolio based on factors discussed below and their potential effects based on judgments applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses which are deemed necessary due to the occurrence of new events or because more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the changes occur.

The allowance for loan losses is composed of specific, general and unallocated amounts. Specific amounts are determined when necessary on individual loans based on management's evaluation of the Company's credit loss exposure considering the current payment status, underlying collateral and other known information about the particular borrower's circumstances. Typically, these loans are considered impaired or have been assigned internal risk grades of management attention, special mention, substandard or doubtful. General amounts are provided for all other loans, excluding those for which specific amounts were determined, by applying estimated loss percentages to the portfolio categorized using risk grades. These percentages are based on management's current evaluation with consideration given to historical loss experience. The unallocated portion of the allowance consists of an amount deemed appropriate to provide for the elements of imprecision and estimation risk inherent in the specific and general amounts, and is determined based on management's evaluation of various conditions that are not directly measured by the other components of the allowance. This evaluation includes consideration of general national and local economic and business conditions affecting key lending market areas, credit quality trends, collateral values, loan volumes, portfolio seasoning, and any identified credit concentrations. The findings of internal credit reviews and results from external audits and regulatory examinations are also considered.

The Company utilizes its risk grading system for all loans held in the portfolio. This system involves the Company's lending officers' assigning a risk grade, on a loan-by-loan basis, considering information about the borrower's capacity to repay, collateral, payment history, and other known factors. Assigned risk grades are updated monthly for any known changes in circumstances affecting the borrower or the loan. The risk grading system is monitored on a continuing basis by management and the Company's external credit reviewer, who is independent of the lending function.

The Company estimates losses related to off-balance-sheet credit exposures such as loan commitments, standby letters of credit, and unrecognized liabilities under recourse provisions related to certain mortgage loans that are originated by the Bank's personnel, but are funded by another financial institution, based on historical experience and by monitoring any large positions individually. When management determines that a loss on such a position has been incurred, a charge is made against earnings and a liability for off-balance-sheet positions is recorded.

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

Foreclosed Assets - Assets (primarily real estate and vehicles) acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Loan losses arising from the acquisition of such property as of that date are charged against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in any subsequent valuation allowance are included in net foreclosed assets costs and expenses. The carrying value of foreclosed assets included in the balance sheets was $6,077,475 and $706,000 as of December 31, 2009 and 2008, respectively.

Bank-owned Life Insurance - In accordance with applicable accounting standards, the Company presents the gross amounts of the liability to provide postretirement benefits and the cash surrender value of an endorsement split-dollar life insurance arrangement held to fund the benefit.

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

Stock-Based Compensation - As of December 31, 2009, the Company has a stock-based employee compensation plan, which is described more fully in Note I. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123(R)") "Share-Based Payment" (principally included in ASC Topics 718 and 505). Prior to adoption of SFAS 123(R), the Company accounted for its then existing plans under the recognition and measurement principles of former Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, prior to adoption of SFAS 123(R), no stock-based employee compensation cost was reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

In 2006, the Company accelerated the vesting of all previously awarded and then-outstanding options such that all options were vested by December 31, 2006. This acceleration of vesting resulted in the recognition of pre-tax expenses of approximately $394,000 in 2006 that otherwise would have been recognized in 2007, 2008 and 2009.

No  options  were  granted   during  2009,   2008  or  2007.   Accordingly,   no
option-related compensation expense was recognized in any of those periods.

Earnings Per Common Share - Basic net income per common share is calculated by dividing net income available to common shareholders by the weighted average number of shares of the Company's common stock outstanding during the period. Net income per common share, assuming dilution, is calculated by dividing net income available to common shareholders by the total of the weighted average number of shares outstanding during the period and the weighted average number of any dilutive potential common shares and stock options that would have been outstanding if the dilutive potential shares and stock options had been issued. In computing the number of dilutive potential common shares, it is assumed that all dilutive stock options are exercised at the beginning of each year and that the proceeds are used to purchase shares of the Company's common stock at the average market price during the year. See Note I.

Comprehensive Income - Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. The Company classifies and reports items of other comprehensive income according to their nature, reports total comprehensive income or loss in the consolidated statement of changes in shareholders' equity, and displays the accumulated balance of other comprehensive income or loss separately in the shareholders' equity section of the consolidated balance sheet. See Note I.

Consolidated Statement of Cash Flows - The consolidated statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks, federal funds sold and securities purchased under agreements to resell.


NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2009 and 2008 were approximately $2,576,000 and $2,502,000, respectively.

NOTE C - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                      December 31,
                                                                      ------------
                                                  2009                                                   2008
                                                  ----                                                   ----
                                          Gross          Gross                                   Gross         Gross
                                       Unrealized     Unrealized   Estimated                  Unrealized    Unrealized    Estimated
                         Amortized       Holding        Holding      Fair        Amortized      Holding       Holding       Fair
                            Cost          Gains         Losses       Value         Cost          Gains        Losses        Value
                            ----          -----         ------       -----         ----          -----        ------        -----
Available-for-sale
Mortgage-backed
 securities issued
 by US Government
 agencies ..........  $  1,426,107  $     48,557  $          -  $  1,474,664  $  1,790,998  $     37,439  $          -  $  1,828,437
Government sponsored
 enterprises (GSEs)     71,995,104       643,235       335,397  $ 72,302,942    62,840,000     1,141,220           500    63,980,720
Mortgage-backed
 securities
 issued by GSEs ....    47,854,685     1,005,630       497,891    48,362,424    40,753,955       625,965        22,768    41,357,152
State, county
 and municipal .....    19,517,517       240,544       187,978    19,570,083    20,740,461        41,197     1,312,433    19,469,225
                      ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
   Total ...........  $140,793,413  $  1,937,966  $  1,021,266  $141,710,113  $126,125,414  $  1,845,821  $  1,335,701  $126,635,534
                      ============  ============  ============  ============  ============  ============  ============  ============

Held-to-maturity
Mortgage-backed
 securities issued
 by US Government
 agencies ..........  $          -  $          -   $         -   $         -  $          -   $         -  $          -  $          -
Government sponsored
 enterprises .......             -             -             -             -             -             -             -             -
Mortgage-backed
 securities issued
 by GSEs ...........     9,023,999       452,400             -     9,476,399    11,910,268       328,177             -    12,238,445
State, county and
  municipal ........             -             -             -             -             -             -             -             -
                      ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
   Total ...........  $  9,023,999  $    452,400           $ -  $  9,476,399  $ 11,910,268  $    328,177           $ -  $ 12,238,445
                      ============  ============  ============  ============  ============  ============  ============  ============


The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                       December 31, 2009
                                                                                       -----------------
                                                                    Available-for-sale                     Held-to-maturity
                                                                    ------------------                     ----------------
                                                                  Amortized        Estimated       Amortized             Estimated
                                                                    Cost           Fair Value         Cost               Fair Value
                                                                    ----           ----------         ----               ----------
Non-mortgage backed securities issued by GSEs and
      by state, county and municipal issuers
          Due within one year ..........................       $  1,803,611       $  1,820,951       $          -       $          -
          Due after one through five years .............         11,009,470         11,031,579                  -                  -
          Due after five through ten years .............         28,393,476         28,544,577                  -                  -
          Due after ten years ..........................         50,306,064         50,475,918                  -                  -
                                                               ------------       ------------       ------------       ------------
                                                                 91,512,621         91,873,025                  -                  -
Mortgage-backed securities issued by:
      US Government agencies ...........................          1,426,107          1,474,664                  -                  -
      GSEs .............................................         47,854,685         48,362,424          9,023,999          9,476,399
                                                               ------------       ------------       ------------       ------------
          Total ........................................       $140,793,413       $141,710,113       $  9,023,999       $  9,476,399
                                                               ============       ============       ============       ============


The estimated fair values and gross unrealized losses of the Company's investment securities whose estimated fair values were less than amortized cost as of December 31, 2009 and 2008 which had not been determined to be other-than-temporarily impaired, are presented below. The securities have been aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

                                                                              December 31, 2009
                                                                              -----------------
                                                        Continuously in Unrealized Loss Position for a Period of
                                                        --------------------------------------------------------
                                             Less than 12 Months              12 Months or more                    Total
                                             -------------------              -----------------                    -----
                                          Estimated      Unrealized      Estimated       Unrealized       Estimated       Unrealized
                                          Fair Value        Loss         Fair Value        Loss           Fair Value         Loss
                                          ----------        ----         ----------        ----           ----------         ----
Available-for-sale

US Government agencies .............     $         -     $         -     $         -     $         -     $         -     $         -
Government-sponsored
  enterprises (GSEs) ...............      26,770,038         335,397               -               -      26,770,038         335,397
Mortgage-backed securities
  issued by GSEs ...................      16,471,160         497,891               -               -      16,471,160         497,891
State, county and
  municipal securities .............       6,220,000         187,978               -               -       6,220,000         187,978
                                         -----------     -----------     -----------     -----------     -----------     -----------
    Total ..........................     $49,461,198     $ 1,021,266     $         -     $         -     $49,461,198     $ 1,021,266
                                         ===========     ===========     ===========     ===========     ===========     ===========

Held-to-maturity
  GSEs .............................     $         -     $         -     $         -     $         -     $         -     $         -
                                         -----------     -----------     -----------     -----------     -----------     -----------
    Total ..........................     $         -     $         -     $         -     $         -     $         -     $         -
                                         ===========     ===========     ===========     ===========     ===========     ===========

                                                                              December 31, 2008
                                                                              -----------------
                                                        Continuously in Unrealized Loss Position for a Period of
                                                        --------------------------------------------------------
                                             Less than 12 Months              12 Months or more                    Total
                                             -------------------              -----------------                    -----
                                          Estimated      Unrealized      Estimated       Unrealized       Estimated       Unrealized
                                          Fair Value        Loss         Fair Value        Loss           Fair Value         Loss
                                          ----------        ----         ----------        ----           ----------         ----
Available-for-sale
US Government agencies ...................    $         -    $         -    $         -    $         -    $         -    $         -
Government-sponsored
  enterprises (GSEs) .....................        999,500            500              -              -        999,500            500
Mortgage-backed securities
  issued by GSEs .........................      2,512,864          5,247      2,980,894         17,521      5,493,758         22,768
State, county and
  municipal securities ...................     15,629,399      1,243,371        814,554         69,062     16,443,953      1,312,433
                                              -----------    -----------    -----------    -----------    -----------    -----------
                        Total ............    $19,141,763    $ 1,249,118    $ 3,795,448    $    86,583    $22,937,211    $ 1,335,701
                                              ===========    ===========    ===========    ===========    ===========    ===========

Held-to-maturity
  GSEs ...................................    $         -    $         -    $         -    $         -    $         -    $         -
                                              -----------    -----------    -----------    -----------    -----------    -----------
                        Total ............    $         -    $         -    $         -    $         -    $         -    $         -
                                              ===========    ===========    ===========    ===========    ===========    ===========

At December 31, 2009, 50 securities had been continuously in an unrealized loss position for less than 12 months and no securities had been continuously in an unrealized loss position for 12 months or more. The Company does not consider these investments to be other-than-temporarily impaired because the unrealized losses involve primarily securities issued by government-sponsored enterprises and state, county and municipal governments, none of the rated securities have been downgraded below investment grade, and there have been no failures by the issuers to remit their periodic interest payments as required. Although the
Company classifies a majority of its investment securities as available-for-sale, management has not determined that any specific securities will be disposed of prior to maturity and believes that the Company has both the ability and the intent to hold those investments until a recovery of fair value, including until maturity. Substantially all of the issuers of state, county and municipal securities held were rated at least "investment grade" as of December 31, 2009 and 2008.

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

During 2009, the Company sold three available-for-sale securities for gross proceeds of $5,851,147. Gross gains realized from these sales totaled $90,076 and there were no losses. During 2008, the Company sold sixteen available-for-sale securities for gross sales proceeds of $9,732,462. Gross realized gains and losses resulting from these sales totaled $127,830 and $131,226, respectively. The Company did not sell any available-for-sale securities during 2007. There were no transfers of available-for-sale securities to other categories in 2009, 2008 or 2007.

At December 31, 2009 and 2008, securities with a carrying value of $59,481,883 and $64,130,700, respectively, were pledged as collateral to secure public deposits.





NOTE D - LOANS

Loans consisted of the following:

                                                          December 31,
                                                          ------------
                                                   2009                2008
                                                   ----                ----
Commercial, financial and industrial .....     $  23,108,861      $  23,187,252
Real estate- construction ................        29,438,596         30,450,996
Real estate - mortgage ...................       184,474,249        182,668,353
Consumer installment .....................        30,226,442         34,106,716
                                               -------------      -------------
      Total ..............................       267,248,148        270,413,317
Allowance for loan losses ................        (6,051,851)        (5,475,294)
                                               -------------      -------------
      Loans - net ........................     $ 261,196,297      $ 264,938,023
                                               =============      =============

         Net deferred loan fees of $290,444 and $405,584 were allocated to the various loan categories as of December 31, 2009 and 2008, respectively.

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans, loans which are 90 days or more delinquent as to principal or interest payments, and other loans where, based on current information and events, it is probable that the Company will be unable to collect principal and interest payments according to the contractual terms of the loan agreements. A loan is not considered to be impaired, however, if any periods of delay or shortfalls of amounts expected to be collected are insignificant or if the Company expects that it will collect all amounts due including interest accrued at the contractual interest rate during the period of delay. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                          2009               2008
                                                                                                          ----               ----
Investment in impaired loans
     Nonaccrual ..............................................................................        $13,869,437        $11,798,654
     Accruing 90 days and over past due ......................................................                  -                  -
     Other ...................................................................................          3,478,239                  -
                                                                                                      -----------        -----------
         Total ...............................................................................        $17,347,676        $11,798,654
                                                                                                      ===========        ===========

Average total investment in impaired loans during the year ...................................        $15,149,000        $ 4,712,000
Amount of impaired loans for which an allowance for loan losses is established ...............          8,660,112         11,296,779
Amount of impaired loans for which no allowance for loan losses is established ...............          8,687,564            501,875
Amount of allowance for loan losses related to impaired loans ................................          2,844,014          1,603,493

For 2009, the amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms was approximately $781,000 and the amount of such income actually collected and included in interest income was approximately $72,000. For 2008, the amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms was approximately $821,000 and the amount of interest income actually collected and included in interest income was approximately $480,000. Such amounts of interest income were immaterial to the consolidated financial statements for 2007. The average total investment in impaired loans during 2007 was $413,500. There were no irrevocable commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2009.

As of December 31, 2009 and 2008, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                          2009                     2008                    2007
                                                                          ----                     ----                    ----
Balance at January 1 ....................................             $ 5,475,294              $ 2,573,758              $ 2,241,947
Provision charged to expense ............................               4,355,000                4,550,000                  594,000
Recoveries ..............................................                 107,568                   18,062                   30,098
Charge-offs .............................................              (3,886,011)              (1,666,526)                (292,287)
                                                                      -----------              -----------              -----------
Balance at December 31 ..................................             $ 6,051,851              $ 5,475,294              $ 2,573,758
                                                                      ===========              ===========              ===========

Certain officers and directors of the Company and its banking subsidiary, their immediate families and business interests were loan customers of, and had other transactions with, the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $8,534,488 and $8,916,120 at December 31, 2009 and 2008, respectively. During 2009, $462,487 of new loans were made and repayments totaled $844,119.



NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                            December 31,
                                                            ------------
                                                       2009              2008
                                                       ----              ----

Land .......................................       $ 2,916,997       $ 2,916,997
Buildings and land improvements ............         5,702,858         5,617,252
Furniture and equipment ....................         3,389,393         3,296,538
                                                   -----------       -----------
     Total .................................        12,009,248        11,830,787
Accumulated depreciation ...................         3,539,566         3,175,534
                                                   -----------       -----------
     Premises and equipment - net ..........       $ 8,469,682       $ 8,655,253
                                                   ===========       ===========

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was $391,764, $416,971, and $399,456, respectively.


NOTE F - DEPOSITS

A summary of deposits follows:

                                                             December 31,
                                                             ------------
                                                       2009              2008
                                                       ----              ----

Noninterest bearing demand ...................     $ 47,066,775     $ 41,961,968
Interest bearing transaction accounts ........       50,575,875       54,800,195
Savings ......................................       27,560,647       24,859,154
Time deposits $100,000 and over ..............      128,914,487      126,492,251
Other time deposits ..........................      182,529,947      168,001,615
                                                   ------------     ------------
     Total deposits ..........................     $436,647,731     $416,115,183
                                                   ============     ============


As of December 31, 2009 and 2008, local governmental deposits comprised approximately 12% and 14% of total deposits, respectively. As of December 31, 2009 and 2008, $213,506 and $204,623, respectively, of overdrawn demand deposit balances have been reclassified as loans. As of December 31, 2009 and 2008, deposits of directors, officers and their related business interests totaled approximately $4,739,000 and $6,558,000, respectively.

At December 31, 2009, the scheduled maturities of time deposits are as follows:

                             Year                             Amount
                             ----                             ------

                              2010                        $ 229,025,821
                              2011                           79,166,600
                              2012                            1,886,542
                              2013                            1,295,834
                              2014                               69,637
                        Thereafter                                    -

NOTE G - SHORT-TERM BORROWINGS

There were no short-term borrowings outstanding at December 31, 2009 and 2008.

As of December 31, 2009, the banking subsidiary had no short-term credit accommodation available from any unrelated bank to facilitate the purchase of federal funds.


NOTE H - LONG-TERM DEBT

Long-term debt consisted of:

                                                             December 31,
                                                             ------------
                                                        2009               2008
                                                        ----               ----

Fixed rate notes due to FHLB .................       $1,500,000       $3,000,000
Variable rate notes due to FHLB ..............        6,500,000        6,500,000
                                                     ----------       ----------
                                                     $8,000,000       $9,500,000
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

The contractual maturities of long-term debt are as follows:

                                                                                                     December 31, 2009
                                                                                                     -----------------
                                                                                      Fixed Rate        Variable Rate        Total
                                                                                      ----------        -------------        -----
Due to Federal Home Loan Bank:
Due 2010, interest rate 3.834% ...............................................        $1,500,000        $        -        $1,500,000
Due 2013, interest rate 3.7475% convertible to variable rate at
    lender's option on June 27, 2011 .........................................                 -         1,500,000         1,500,000
Due 2014, interest rate 3.9200% convertible to variable rate at
    lender's option on March 18, 2010 ........................................                 -         3,500,000         3,500,000
Due 2015, interest rate 3.9250% convertible to variable rate at
    lender's option on June 29, 2012 .........................................                 -         1,500,000         1,500,000
                                                                                      ----------        ----------        ----------
     Total long-term debt ....................................................        $1,500,000        $6,500,000        $8,000,000
                                                                                      ==========        ==========        ==========

The Company has pledged certain of its first mortgage loans secured by one-to-four family residential properties and its holdings of FHLB stock (collectively, "qualifying collateral instruments") to secure its debt due to the FHLB under a blanket lien agreement. The amount of qualifying collateral instruments as of December 31, 2009 was approximately $22,288,000. The qualifying collateral instruments required to secure the Company's long-term debt as of December 31, 2009 totaled approximately $13,566,000.

The banking subsidiary had unused credit availability under the FHLB's blanket lien agreement of up to an additional $15,147,000 under the FHLB's various credit programs, subject to pledging and other requirements. The amount of qualifying collateral instruments remaining available as of December 31, 2009 to secure any additional FHLB borrowings totaled approximately $8,722,000. The Company also had unencumbered investment securities issued by the FHLB with carrying amounts totaling $10,423,000 which could be used to secure additional advances of up to $10,385,000.

The banking subsidiary also has access to the Federal Reserve Bank's discount window which would allow it to borrow approximately $90,948,000. Any such borrowings from the discount window are limited by the amount of unpledged eligible securities that could be used as collateral.



NOTE I - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances - South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the subsidiary's current year-to-date earnings ($1,213,877 at December 31, 2009) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are generally limited to 10% of the Bank's capital stock and surplus on a secured basis. The terms of the Company's outstanding preferred stock also restrict the Company's ability to pay cash dividends to holders of the common stock. See "Preferred Stock" below.

Stock Dividends - For stockholders of record on December 15, 2009, December 20, 2008 and December 20, 2007, the Company's Board of Directors declared stock dividends of 5%, 5% and 10%, respectively. All per share information has been retroactively adjusted to give effect to the stock dividends.

Accumulated Other Comprehensive Income (Loss) - As of December 31, 2009 and 2008, accumulated other comprehensive income (loss) included as a component of shareholders' equity in the accompanying consolidated balance sheets consisted of accumulated changes in the unrealized holding gains and (losses) on available-for-sale securities, net of income tax effects, amounting to $587,605 and $326,988, respectively.

Preferred Stock - On January 27, 2009, the Company's shareholders approved revisions to its articles of incorporation authorizing the Company to issue up to 10,000,000 shares of preferred stock in one or more series with the preferences, limitations and relative rights of each series to be determined by the Company's Board of Directors before any such series is issued. The Company sought this authorization originally in anticipation of accepting funds from the Troubled Assets Relief Program. The Company applied for such funds, but, after receiving preliminary approval, ultimately withdrew its application and declined such funds due to continuing uncertainties, including restrictions on use of the funds and reporting requirements, among others. Subsequently, the Company offered to its directors up to 5,000 shares of Series A preferred stock, of which 3,150 shares were issued in exchange for proceeds of $3,126,215, net of issuance costs of $23,785. The preferred shares, which were issued on December 31, 2009, have a liquidation preference of $1,000 each. Dividends on these non-voting preferred shares accumulate at 5% per annum and, under the terms of the preferred stock, no cash dividends may be declared or become payable on common shares unless all of the accumulated preferred dividends have been paid.

Earnings per Common Share - Net income per common share and net income per common share, assuming dilution, were computed as follows:

                                                                                                  Years Ended December 31,
                                                                                                  ------------------------
                                                                                        2009               2008               2007
                                                                                        ----               ----               ----
Net income per common share, basic
  Numerator - net income available to common shareholders ...................        $ 1,100,714        $1,342,498        $3,330,712
                                                                                     ===========        ==========        ==========
  Denominator
    Weighted average common shares issued and outstanding ...................          3,783,680         3,720,264         3,604,119
                                                                                     ===========        ==========        ==========
               Net income per common share, basic ...........................        $       .29        $      .36        $      .92
                                                                                     ===========        ==========        ==========

Net income per common share, assuming dilution
  Numerator - net income available to common shareholders ...................        $ 1,100,714        $1,342,498        $3,330,712
                                                                                     ===========        ==========        ==========
  Denominator
    Weighted average common shares issued and outstanding ...................          3,783,680         3,720,264         3,604,119
    Effect of dilutive stock options ........................................                  -           159,074           230,497
                                                                                     -----------        ----------        ----------
               Total shares .................................................          3,783,680         3,879,338         3,834,616
                                                                                     ===========        ==========        ==========
               Net income per common share, assuming dilution ...............        $       .29        $      .34        $      .87
                                                                                     ===========        ==========        ==========

For the years ended December 31, 2009, 2008 and 2007, respectively, the number of anti-dilutive stock options excluded from the calculation of net income per common share, assuming dilution were 364,011, 97,179 and 97,179. If the market price of the Company's common stock increases sufficiently, such shares may be included in future calculations of earnings per common share, assuming dilution.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2009 and 2008, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2009, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized as defined in the Federal Deposit Insurance Act, Community First Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                      Minimum for                Minimum to be
                                                               Actual               Capital Adequacy            Well Capitalized
                                                               ------               ----------------            ----------------
                                                        Amount        Ratio         Amount       Ratio         Amount        Ratio
                                                        -------       -----         -------      -----         -------       -----
December 31, 2009                                                                  (Dollars in thousands)
     The Company
        Total Capital to risk weighted assets .........  $ 48,127       15.5%       $ 24,769         8.0%            NA           NA
        Tier 1 Capital to risk weighted assets ........  $ 44,230       14.3%       $ 12,385         4.0%            NA           NA
        Tier 1 Capital to average assets (leverage) ...  $ 44,230        9.3%       $ 18,991         4.0%            NA           NA
     Community First Bank
        Total Capital to risk weighted assets .........  $ 42,709       14.0%       $ 24,461         8.0%      $ 30,577        10.0%
        Tier 1 Capital to risk weighted assets ........  $ 38,859       12.7%       $ 12,231         4.0%      $ 18,346         6.0%
        Tier 1 Capital to average assets (leverage) ...  $ 38,859        8.2%       $ 18,985         4.0%      $ 23,732         5.0%

December 31, 2008
     The Company
        Total Capital to risk weighted assets .........  $ 43,470       14.1%       $ 24,633         8.0%            NA           NA
        Tier 1 Capital to risk weighted assets ........  $ 39,601       12.9%       $ 12,317         4.0%            NA           NA
        Tier 1 Capital to average assets (leverage) ...  $ 39,601        8.8%       $ 18,010         4.0%            NA           NA
     Community First Bank
        Total Capital to risk weighted assets .........  $ 41,513       13.5%       $ 24,622         8.0%      $ 30,777        10.0%
        Tier 1 Capital to risk weighted assets ........  $ 37,646       12.2%       $ 12,311         4.0%      $ 18,466         6.0%
        Tier 1 Capital to average assets (leverage) ...  $ 37,646        8.4%       $ 18,004         4.0%      $ 22,505         5.0%


Stock Options - In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 786,597 shares (adjusted for subsequent stock dividends and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options could be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 549,766 shares (adjusted for stock dividends and splits) of authorized common stock for issuance upon the exercise of such options. Both the 1998 Stock Option Plan and the 1989 Stock Option Plan have now terminated. Although some options granted under the 1998 Plan can still be exercised, no further options may be granted. All options outstanding under the 1989 Plan have expired. For all stock options ever granted under the two plans, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, and vesting of options accelerates upon a change in control of the Company, in accordance with the provisions of the 1998 Plan.

During 2006, the Company's Board of Directors accelerated the vesting of all other previously awarded and outstanding options such that all options were vested by December 31, 2006. The acceleration of the options' vesting resulted in the recognition of pre-tax expenses of approximately $394,000 in 2006 that would otherwise have been recognized in 2007, 2008 and 2009.

Transactions under the plans during 2009 are summarized as follows:

                                                                                   Year Ended December 31, 2009
                                                                                   ----------------------------
                                                                                                     Weighted Average
                                                                                        Weighted         Remaining       Aggregate
                                                                                    Average Exercise  Contractual Life   Intrinsic
                                                                  Shares            Price Per Share      (Years)           Value
                                                                  ------            ---------------      -------           -----
                                                                           (Dollars in thousands, except per share)
Outstanding at beginning of year .........................       418,227              $   11.60
Granted ..................................................             -                      -
Exercised ................................................       (47,805)                 10.17
Forfeited or expired .....................................        (6,411)                 10.17
                                                                 -------
Outstanding at end of year ...............................       364,011              $   11.82             3.34          $    -
                                                                 =======                                                  ======

Options outstanding ......................................       364,011              $   11.82             3.34          $    -
  and expected to vest

Options exercisable at year-end ..........................       364,011              $   11.82             3.34          $    -

------------------------
Numbers of shares and exercise prices have been adjusted in the table above for a 5% stock dividend effective December 15, 2009.

The aggregate intrinsic value of a stock option in the table above represents the pre-tax intrinsic value (the amount, if any, by which the current fair value of the underlying stock exceeds the amount required to exercise the options) that would have been received by the option holder had all option holders exercised their options on December 31, 2009. At that date, the exercise prices of all of the Company's outstanding options exceeded the fair value of the Company's stock.



NOTE J - OTHER EXPENSES

Other expenses are summarized below:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                    2009                2008                 2007
                                                                                    ----                ----                 ----

Salaries and employee benefits ......................................           $4,931,004           $4,537,173           $4,120,766
Net occupancy expense ...............................................              511,944              514,488              432,852
Furniture and equipment expense .....................................              392,392              429,850              441,010
FDIC insurance expense ..............................................              711,033              188,000               37,168
Debit card transaction expense ......................................              409,740              373,382              276,993
Other expense
     Stationery, printing and postage ...............................              314,351              328,126              286,382
     Telephone ......................................................              188,867              176,972              152,656
     Advertising and promotion ......................................              155,337              129,327              118,565
     Professional services ..........................................              389,760              290,528              284,907
     Insurance ......................................................               48,056               57,384               73,991
     Directors' compensation ........................................              133,401              115,400               94,400
     Foreclosed assets costs and expenses, net ......................              131,613                8,306                3,142
     Data processing expenses .......................................              436,364              357,561              250,728
     Other ..........................................................              494,815              560,873              558,036
                                                                                ----------           ----------           ----------
         Total ......................................................           $9,248,677           $8,067,370           $7,131,596
                                                                                ==========           ==========           ==========

NOTE K - INCOME TAXES

Income tax expense consisted of:

                                                Years Ended December 31,
                                                ------------------------
                                           2009          2008            2007
                                           ----          ----            ----
Current
    Federal .......................   $   233,481    $ 1,146,790    $ 1,613,312
    State .........................        54,625         62,568        150,575
                                      -----------    -----------    -----------
          Total current ...........       288,106      1,209,358      1,763,887
Deferred
    Federal .......................      (206,887)      (956,973)      (266,418)
                                      -----------    -----------    -----------
          Total income tax expense    $    81,219    $   252,385    $ 1,497,469
                                      ===========    ===========    ===========

The principal components of the deferred portion of income tax expense or (credit) were:

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                   2009                 2008                  2007
                                                                                   ----                 ----                  ----

Provision for loan losses ...........................................           $  21,363            $(892,982)           $(109,564)
Accelerated depreciation ............................................               9,783               87,063               (5,049)
Deferred net loan costs and fees ....................................              38,019               (7,710)             (24,201)
Deferred compensation expense .......................................            (160,544)            (143,344)            (127,604)
Disallowed charitable contribution carryforward .....................              (4,415)                   -                    -
Alternative minimum tax credit carryforward .........................            (111,093)                   -                    -
                                                                                ---------            ---------            ---------
          Total .....................................................           $(206,887)           $(956,973)           $(266,418)
                                                                                =========            =========            =========

Income before income taxes presented in the consolidated statements of income for the years ended December 31, 2009, 2008 and 2007 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                    2009                2008                 2007
                                                                                    ----                ----                 ----

Tax expense at statutory rate ..........................................        $   401,857         $   542,260         $ 1,641,582
State income tax, net of federal
    income tax benefit .................................................             36,053              41,295              99,380
Tax-exempt interest income .............................................           (274,727)           (282,276)           (276,416)
Non-deductible interest expense to
    carry tax-exempt instruments .......................................             30,394              41,195              46,616
Non-taxable increase in value of life insurance ........................           (125,380)           (127,504)            (36,647)
Other, net .............................................................             13,022              37,415              22,954
                                                                                -----------         -----------         -----------
          Total ........................................................        $    81,219         $   252,385         $ 1,497,469
                                                                                ===========         ===========         ===========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                    2009                      2008
                                                                                                    ----                      ----
Deferred tax assets
    Allowance for loan losses ....................................................               $1,574,241               $1,595,604
    Deferred net loan fees .......................................................                   95,905                  133,924
    Non-qualified stock options ..................................................                   96,088                   96,088
    Deferred compensation ........................................................                  431,492                  270,948
    Disallowed charitable contributions ..........................................                    4,415                        -
    Alternative minimum tax credit carryforward ..................................                  111,093                        -
                                                                                                 ----------               ----------
          Gross deferred tax assets ..............................................                2,313,234                2,096,564
    Valuation allowance ..........................................................                        -                        -
                                                                                                 ----------               ----------
          Total ..................................................................                2,313,234                2,096,564
                                                                                                 ----------               ----------

Deferred tax liabilities
    Accelerated depreciation .....................................................                  292,257                  282,474
    Unrealized net holding gains on
      available-for-sale securities ..............................................                  329,095                  183,132
                                                                                                 ----------               ----------
          Gross deferred tax liabilities .........................................                  621,352                  465,606
                                                                                                 ----------               ----------
Net deferred income tax assets ...................................................               $1,691,882               $1,630,958
                                                                                                 ==========               ==========

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2009, 2008 and 2007, $145,963, $138,272 and $450,431,
respectively, was charged to other comprehensive income or loss, respectively. In 2009, 2008 and 2007, $206,887, $956,973 and $266,418, respectively, was credited to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2009 and 2008 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.

As of December 31, 2009 and 2008, the Company had no tax benefits disallowed under ASC 740-10-25-5 through 17 (formerly the provisions of FASB Interpretation 48 "Accounting for Uncertainty in Income Taxes"). A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination. For tax benefits that do meet the "more likely than not" criterion, no tax benefit is recorded.

The Company and its subsidiaries are subject to US federal income tax as well as income tax of the State of South Carolina. The Company is no longer subject to examination by these taxing authorities for years before 2006 for federal and state income tax.

The Company recognizes interest and penalties related to income tax matters as interest expense and other noninterest expense, respectively.


NOTE L - RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 2009, 2008 and 2007 totaled $69,572, $73,039 and $84,941 respectively.

In 2007, the Company's Board of Directors approved certain supplemental benefits for the Chief Executive Officer. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, life insurance contracts owned by the Bank provide informal, indirect funding for those benefits. The Company recorded deferred compensation expense related to these benefits of $486,197, $434,116 and $386,446 in 2009, 2008 and 2007, respectively.


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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                         December 31,
                                                         ------------
                                                   2009                 2008
                                                   ----                 ----

Loan commitments .......................         $28,527,000         $30,485,940
Standby letters of credit ..............             872,735             914,735


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

Litigation - The Company and its subsidiary were involved as defendants in litigation at December 31, 2009 whereby a party being sued by the Bank for foreclosure and deficiency on a loan has filed a countersuit alleging lender liability. Management believes that no material losses will result from this action. Management is not aware of any other pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

New Offices - Land intended to be used for the Bank's future expansion is owned near Powdersville, SC. The Company has established neither a budget nor a schedule for the construction of that proposed office.

Other - The Company and its banking subsidiary are not involved in other off-balance-sheet contractual relationships or transactions that could result in liquidity needs or other commitments or significantly impact earnings.


NOTE N - DISCLOSURES ABOUT FAIR VALUES

The Company does not value any assets or liabilities at fair value under the fair value option provisions of the ASC.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly fashion between market participants at the measurement date. A three-level hierarchy is used for fair value measurements based upon the transparency of inputs to the valuation. No consideration of large position discounts for instruments quoted in active markets is allowed. However, entities are required to consider their own creditworthiness when valuing their liabilities. For disclosure purposes, fair values for assets and liabilities are shown in the level of the hierarchy that correlates with the least observable level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described as follows:

Level 1 inputs reflect quoted prices in active markets for identical assets or liabilities.

Level 2 inputs reflect observable inputs that may consist of quoted market prices for similar assets or liabilities, quoted prices that are not in an active market, or other inputs that are observable in the market and can be corroborated by by observable market data for substantially the full term of the assets or liabilities being valued.

Level 3 inputs reflect the use of pricing models and/or discounted cash flow methodologies using other than contractual interest rates or methodologies that incorporate a significant amount of management judgment, use of the entity's own data, or other forms of unobservable data.

The following is a summary of the measurement attributes applicable to financial assets and liabilities that are measured at fair value on a recurring basis:

                                                     Fair Value Measurement at Reporting Date Using
                                                     ----------------------------------------------
                                                   Quoted Prices
                                                     in Active         Significant
                                                    Markets for           Other           Significant
                                                     Identical         Observable        Unobservable
                                                       Assets            Inputs             Inputs
Description                    December 31, 2009     (Level 1)         (Level 2)          (Level 3)
-----------                    -----------------     ---------         ---------          ---------

Securities available-for-sale                       $ 1,997,500       $139,712,613         $      -

Pricing for the Company's securities available-for-sale is obtained from an independent third-party that uses a process that may incorporate current prices, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, other reference items and industry and economic events that a market participant would be expected to use as inputs in valuing the securities. Not all of the inputs listed apply to each individual security at each measurement date. The independent third party assigns specific securities into an "asset class" for the purpose of assigning the applicable level of the fair value hierarchy used to value the securities. Securities available-for-sale are measured at fair value with unrealized gains and losses, net of income taxes, recorded in other comprehensive income.

The following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis in the Consolidated Balance Sheets, including the general classification of such instruments pursuant to the valuation hierarchy.

                                                     Fair Value Measurement at Reporting Date Using
                                                     ----------------------------------------------
                                                   Quoted Prices
                                                     in Active         Significant
                                                    Markets for           Other           Significant
                                                     Identical         Observable        Unobservable          Total
                                                       Assets            Inputs             Inputs             Gains
Description                    December 31, 2009     (Level 1)         (Level 2)          (Level 3)          (Losses)
-----------                    -----------------     ---------         ---------          ---------          --------

Collateral dependent impaired loans                 $       -       $ 11,219,306         $        -          $     -
Land held for sale                                          -            138,551                  -                -
Foreclosed assets                                           -          6,077,475                  -                -


Fair values of collateral dependent impaired loans are estimated based on recent appraisals of the underlying properties or other information derived from market sources.

The ASC requires disclosure of the estimated fair value of certain on-balance sheet and off-balance sheet financial instruments and the methods and assumptions used to estimate their fair values. A financial instrument is defined as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms. Financial instruments within the ASC's scope that are not carried at fair value on the Consolidated Balance Sheets are discussed below. Accordingly, these fair value disclosures provide only a partial estimate of the Company's fair value.

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

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is estimated as the amount payable on demand, or carrying amount, as required by the ASC. The fair value of time deposits is estimated using a discounted cash flow calculation that applies rates currently offered to aggregate expected maturities.

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

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

                                                                                       December 31,
                                                                                       ------------
                                                                           2009                                2008
                                                                           ----                                ----
                                                               Carrying         Estimated          Carrying          Estimated
                                                                 Amount         Fair Value          Amount           Fair Value
                                                                 ------         ----------          ------           ----------
Financial assets
  Cash and due from banks .................................   $  1,462,535      $  1,462,535      $  9,204,306      $  9,204,306
  Interest bearing deposits due from banks ................     46,020,551        46,020,551        12,969,193        12,969,193
  Federal funds sold ......................................              -                 -        18,793,000        18,793,000
  Securities available-for-sale ...........................    141,710,113       141,710,113       126,635,534       126,635,534
  Securities held-to-maturity .............................      9,023,999         9,476,399        11,910,268        12,238,445
  Federal Home Loan Bank stock ............................      1,306,500         1,306,500         1,219,600         1,219,600
  Loans, net ..............................................    261,196,297       262,308,000       264,938,023       265,053,000
  Accrued interest receivable .............................      2,424,113         2,424,113         2,775,788         2,775,788
Financial liabilities
  Deposits ................................................    436,647,731       436,444,000       416,115,183       376,043,000
  Accrued interest payable ................................      2,043,563         2,043,563         3,044,981         3,044,981
  Long-term debt ..........................................      8,000,000         8,005,000         9,500,000        10,232,000


The following is a summary of the notional or contractual amounts and estimated fair values of the Company's off-balance sheet financial instruments:

                                                                                     December 31,
                                                                                     ------------
                                                                         2009                              2008
                                                                         ----                              ----
                                                             Notional/        Estimated        Notional/        Estimated
                                                              Contract           Fair           Contract           Fair
                                                              Amount            Value           Amount            Value
                                                              ------            -----           ------            -----
Off-balance sheet commitments
Loan commitments .......................................   $ 28,527,000       $       -      $ 30,485,940        $      -
Standby letters of credit ..............................        872,735               -           914,735               -


NOTE O - ACCOUNTING CHANGES

Effective for periods on or after September 15, 2009, references to generally accepted accounting principals ("GAAP") issued by the Financial Accounting Standards Board ("FASB") in these footnotes are to the FASB Accounting Standards Codification, which is sometimes referred to as the "Codification" or "ASC." The Codification does not change how the Company accounts for its transactions or the nature of related disclosures made. However, when referring to GAAP, the Company refers to topics in the ASC. References to GAAP have been updated to reflect the location of the guidance in the Codification. Other acronyms used in the following discussion include "SFAS" or Statement of Financial Accounting Standards, "FAS" or Financial Accounting Standard (a variant of SFAS), "FSP" or FASB Staff Position, "EITF" or Emerging Issues Task Force", and "APB" or Accounting Principles Board (an authoritative body that promulgated GAAP prior to the establishment of the FASB).

The Transfers and Servicing Topic was updated (formerly SFAS No. 166, "Accounting for Transfers of Financial Assets--an amendment of FASB Statement No. 140") to remove the concept of a qualifying special-purpose entity from the Topic and removes the exception from applying the Consolidations Topic (formerly FASB Interpretation No. 46R). The objective in issuing this update is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. This update must be applied as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company has no interests in any entities that were formerly qualifying special-purpose entities. Therefore, the impact of adoption was not material.

The Consolidations Topic was amended (formerly SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)") to improve financial reporting by enterprises involved with variable interest entities. The amendment addresses (1) the effects on certain provisions of the Topic as they relate to the elimination of the qualifying special-purpose entity concept in the Transfers and Servicing Topic and (2) constituent concerns about the application of certain key provisions of the Topic including those in which the accounting and disclosures under the Topic do not always provide timely and useful information about an enterprise's involvement in a variable interest entity. This amendment is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company has no interests in any variable-interest entities. Therefore, the impact of adoption was not material.

The Fair Value Measurements and Disclosure - Overall Topic has been amended for interim and annual periods beginning after December 15, 2009 to require reporting entities to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers. In addition, entities will be required to provide disclosures for each class of assets and liabilities, which will increase the level of detail beyond that of the individual balance sheet line item and, for measures that fall within either Level 2 or Level 3, entities will be required to provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurement. Management has not yet determined how it will identify the appropriate classes of assets and liabilities. In addition, effective for interim and annual period beginning after December 15, 2010, entities will be required by this update to present separately information about purchases, sales, issuances and settlements of items in the reconciliation for fair value measurements using Level 3 inputs. The new requirements are expected to provide a greater level of disaggregated information and more robust disclosures about valuation techniques and inputs for fair value measurements. The effect of adopting these new disclosure requirements is not expected to result in any material change in the Company's financial condition or its results of operations.

NOTE P - SUBSEQUENT EVENTS

The Company evaluated events subsequent to the balance sheet date through the date that the financial statements were issued.

Subsequent events may provide additional evidence about conditions that existed at the balance sheet date, including estimates inherent in the process of preparing financial statements (recognized subsequent events), or may provide evidence about conditions that did not exist at the balance sheet date but arose after the balance sheet date but before the financial statements were issued (nonrecognized subsequent events). The effects of recognized subsequent events, if any, have been included in the financial statements. If the effects of nonrecognized subsequent events, if any, are of a nature that they must be disclosed to keep the financial statements from being misleading, the Company would disclose both the nature of the event and an estimate of its financial effect or would state that an estimate of the financial effect cannot be made. As of December 31, 2009, there were no nonrecognized subsequent events that required disclosure.

NOTE Q - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                     2009                   2008
                                                                                                     ----                   ----
Condensed Balance Sheets
      Assets
          Cash .....................................................................             $ 1,024,131             $ 1,794,968
          Investment in banking subsidiary .........................................              39,447,333              37,972,839
          Investment in nonbanking subsidiary ......................................               4,150,000                       -
          Land held for sale .......................................................                 138,551                 138,551
          Other assets .............................................................                  58,296                  24,675
                                                                                                 -----------             -----------
              Total assets .........................................................             $44,818,311             $39,931,033
                                                                                                 ===========             ===========
      Liabilities
          Other liabilities ........................................................             $         -             $     3,410
      Shareholders' equity .........................................................              44,818,311              39,927,623
                                                                                                 -----------             -----------
              Total liabilities and shareholders' equity ...........................             $44,818,311             $39,931,033
                                                                                                 ===========             ===========

                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                  2009                 2008                 2007
                                                                                  ----                 ----                 ----
Condensed Statements of Income
      Income
          Interest income ...........................................         $    13,690          $    27,590          $    41,048
          Other income ..............................................                   -                    -                    -
                                                                              -----------          -----------          -----------
              Total income ..........................................              13,690               27,590               41,048
                                                                              -----------          -----------          -----------
      Expenses
          Interest expense ..........................................              47,119                    -                    -
          Other expenses ............................................             138,030              100,163               64,378
                                                                              -----------          -----------          -----------
              Total expenses ........................................             185,149              100,163               64,378
                                                                              -----------          -----------          -----------
      Income (loss) before income taxes and equity in
          undistributed earnings of banking subsidiary ..............            (171,459)             (72,573)             (23,330)
      Income tax expense (credit) ...................................             (58,296)             (24,675)              (7,932)
      Equity in undistributed earnings
          of banking subsidiary .....................................           1,213,877            1,390,396            3,346,110
                                                                              -----------          -----------          -----------
      Net income ....................................................         $ 1,100,714          $ 1,342,498          $ 3,330,712
                                                                              ===========          ===========          ===========

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                        2009             2008              2007
                                                                                        ----             ----              ----
Condensed Statements of Cash Flows
      Operating activities
          Net income .........................................................      $ 1,100,714       $ 1,342,498       $ 3,330,712
              Adjustments to reconcile net income to net
                  cash used by operating activities
                      Equity in undistributed earnings
                        of banking subsidiary ................................       (1,213,877)       (1,390,396)       (3,346,110)
                      (Increase) decrease in other assets ....................          (33,621)          (16,743)            4,230
                      Other ..................................................                -                 2                 -
                                                                                    -----------       -----------       -----------
                        Net cash used by operating activities ................         (146,784)          (64,639)          (11,168)
                                                                                    -----------       -----------       -----------
      Investing activities
          Investment in nonbanking subsidiary ................................       (4,150,000)                -                 -
          Purchase of land held for sale .....................................                -          (138,551)                -
                                                                                    -----------       -----------       -----------
                      Net cash used by investing activities ..................       (4,150,000)         (138,551)                -
                                                                                    -----------       -----------       -----------
      Financing activities
          Exercise of employee stock options .................................          486,232           364,535           478,090
          Net proceeds from issuing preferred stock
              (costs of $23,785) .............................................        3,126,215                 -                 -
          Common stock repurchased and cancelled .............................          (79,985)                -                 -
          Payment of cash in lieu of fractional
              shares for common stock dividend ...............................           (6,515)                -            (5,495)
                                                                                    -----------       -----------       -----------
                        Net cash provided by financing activities ............        3,525,947           364,535           472,595
                                                                                    -----------       -----------       -----------
      (Decrease) increase in cash and cash equivalents .......................         (770,837)          161,345           461,427
      Cash and cash equivalents, beginning ...................................        1,794,968         1,633,623         1,172,196
                                                                                    -----------       -----------       -----------
      Cash and cash equivalents, ending ......................................      $ 1,024,131       $ 1,794,968       $ 1,633,623
                                                                                    ===========       ===========       ===========