Form 10-K, Exhibit 13
period 2011-12-31
COMMUNITY FIRST BANCORP
filed 2012-04-19
CIK 1047446

EXHIBIT 13

Portions of Community First Bancorporation

2011 Annual Report to Shareholders

Incorporated by Reference into 2011 Form 10-K

COMMUNITY FIRST BANCORPORATION

2011 ANNUAL REPORT

Contents
Financial Highlights	2
Financial Summary	3
Quarterly Financial Information	4
Cautionary Notice with Respect to Forward Looking Statements	4
Market for Common Stock and Dividends	7
Management’s Discussion and Analysis of Financial Condition and Results of Operations	8
Management’s Report on Internal Control Over Financial Reporting	39
Report of Independent Registered Public Accounting Firm	40
Consolidated Financial Statements	41

Community First Bank Locations

Walhalla Office	Seneca Office
3685 Blue Ridge Boulevard	1600 Sandifer Boulevard
Walhalla, South Carolina 29691	Seneca, South Carolina 29678
(864) 638-2105	(864) 882-2575

Anderson Office	Williamston Office
4002 Clemson Boulevard	208 East Main Street
Anderson, South Carolina 29621	Williamston, SC 29697
(864) 222-2440	(864) 847-5109

Seneca Bypass Office	Highway 81 Anderson Office
449 Highway 123 Bypass	2007 East Greenville Street
Seneca, SC 29678	Anderson, South Carolina 29621
(864) 886-0206	(864) 224-0178

Westminster West Office
306 East Windsor Street
Westminster, SC 29693
(864) 647-5487

About the Company

Community First Bancorporation (the “Company”, “us”, “we” and other such terms) is a bank holding company organized as a South Carolina corporation.  Through its banking subsidiary, Community First Bank (the “Bank”), the Company provides a wide range of lending and deposit services and electronic, internet and telephone banking.  Substantially all lending and deposit acquisition activities occur within the Company’s local market areas in Oconee and Anderson counties of South Carolina.  The Company markets its products and services principally by offering attractive interest rates and fees along with a friendly, personal service approach which management believes can best be accomplished by a locally-owned community bank.  The Bank first commenced operations on March 12, 1990, and the Company was organized in 1997 to become the Bank’s holding company under a plan approved by the Bank’s shareholders.  In 2009, the Company formed a subsidiary to hold certain troubled assets sold to it by the Bank.  On November 29, 2011, the Company acquired all of the assets and assumed all of the liabilities of Bank of Westminster, Westminster, South Carolina.

Financial Highlights

	December 31,			Percent Change
(Dollars in thousands, except per common share)	2011	2010	2009	2011/10	2010/09
Balance Sheet
Total assets	$517,113	$505,759	$492,898	2.2%	2.6%
Loans	224,656	256,834	267,248	-12.5%	-3.9%
Securities	128,807	175,758	150,734	-26.7%	16.6%
Total deposits	463,842	445,310	436,648	4.2%	2.0%
Shareholders’ equity	43,065	45,311	44,818	-5.0%	1.1%

For the Year
Net interest income	$13,854	$13,287	$12,068	4.3%	10.1%
Provision for loan losses	7,375	4,525	4,355	63.0%	3.9%
Noninterest income	3,230	2,563	2,718	26.0%	-5.7%
Noninterest expenses	11,556	10,110	9,249	14.3%	9.3%
Income tax expense	1,575	102	81	1444.1%	25.9%
Net income (loss)	(3,422)	1,113	1,101	-407.5%	1.1%
Net income (loss) available to common shareholders	(3,580)	936	1,101	-482.5%	-15.0%

Per common share (1)
Net income (loss), basic	$(0.86)	$0.22	$0.26	-490.9%	-15.4%
Net income (loss), assuming dilution	(0.86)	0.22	0.26	-490.9%	-15.4%
Book value at year end	9.62	10.11	10.00	-4.8%	1.1%

Financial Performance Ratios
Return on average assets	-0.70%	0.21%	0.23%
Return on average equity	-7.39%	2.40%	2.64%

Asset Quality Ratios (2)
Nonperforming loans to total loans	4.61%	6.36%	5.19%
Allowance for loan losses times nonperforming loans	0.4x	0.4x	0.4x
Net charge-offs to average total loans	3.69%	1.84%	1.39%

(1)   Adjusted to reflect 5% stock dividends effective December 16, 2011 and December 16, 2010.

(2)   Nonperforming loans include nonaccrual loans and accruing loans 90 days or more past due.

Financial Summary

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands, except per common share data)
Financial Condition
Securities	$128,807	$175,758	$150,734	$138,546	$104,689
Allowance for loan losses	4,359	5,756	6,052	5,475	2,574
Net loans (1)	220,297	251,078	261,196	264,938	241,557
Premises and equipment - net	8,929	8,170	8,470	8,655	8,622
Total assets	517,113	505,759	492,898	469,473	402,148
Noninterest bearing deposits	68,465	46,844	47,067	41,962	42,289
Interest bearing deposits	395,377	398,466	389,581	374,153	313,578
Total deposits	463,842	445,310	436,648	416,115	355,867
Total liabilities	474,048	460,448	448,080	429,545	364,237
Total shareholders’ equity	43,065	45,311	44,818	39,928	37,911

Results of Operations
Interest income	$18,928	$21,840	$22,951	$24,551	$23,578
Interest expense	5,074	8,553	10,883	12,834	13,230
Net interest income	13,854	13,287	12,068	11,717	10,348
Provision for loan losses	7,375	4,525	4,355	4,550	594
Net interest income after provision	6,479	8,762	7,713	7,167	9,754
Other income	3,230	2,563	2,718	2,495	2,206
Other expenses	11,556	10,110	9,249	8,067	7,132
Income (loss) before income taxes	(1,847)	1,215	1,182	1,595	4,828
Income tax expense	1,575	102	81	253	1,497
Net income (loss)	(3,422)	1,113	1,101	1,342	3,331
Deduction for dividends declared or accumulated on preferred stock and unavailable to common shareholders	(158)	(177)	—	—	—
Net income (loss) available to common shareholders	$(3,580)	$936	$1,101	$1,342	$3,331

Per Common Share Data (2)
Net income (loss), basic	$(0.86)	$0.22	$0.26	$0.32	$0.84
Net income (loss), assuming dilution	(0.86)	0.22	0.26	0.31	0.79
Period end book value	9.62	10.11	10.00	9.68	9.38

(1)   Excludes any loans held for sale.

(2)  Per common share amounts have been retroactively adjusted to reflect 5% stock dividends effective December 16, 2011, December 16, 2010,  December 15, 2009 and December 20, 2008, and a 10% stock dividend effective December 20, 2007.

Quarterly Financial Information (Unaudited)

	Years Ended December 31,
	2011				2010
	Fourth Quarter (1)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per common share)

Interest income	$4,373	$4,645	$4,956	$4,954	$5,155	$5,543	$5,616	$5,526
Interest expense	1,105	1,198	1,275	1,496	1,891	2,179	2,255	2,228

Net interest income	3,268	3,447	3,681	3,458	3,264	3,364	3,361	3,298
Provision for loan losses	3,275	1,400	1,450	1,250	1,250	1,025	1,125	1,125

Net interest income after provision	(7)	2,047	2,231	2,208	2,014	2,339	2,236	2,173
Noninterest income	1,412	640	590	588	667	668	692	536
Noninterest expenses	3,936	2,457	2,576	2,587	2,672	2,490	2,463	2,485

Income (loss) before income taxes	(2,531)	230	245	209	9	517	465	224
Provision for income taxes	1,532	35	(26)	34	(112)	131	66	17

Net income (loss)	(4,063)	195	271	175	121	386	399	207
Dividends declared or accrued on preferred stock	(40)	(39)	(39)	(40)	(39)	(39)	(40)	(59)
Net income (loss) available to common shareholders	$(4,103)	$156	$232	$135	$82	$347	$359	$148

Net income (loss) per common share (2)
Basic	$(0.98)	$0.04	$0.05	$0.03	$0.02	$0.08	$0.08	$0.04
Diluted	(0.98)	0.04	0.05	0.03	0.02	0.08	0.08	0.04

(1)  During the fourth quarter of 2011, the Company acquired Bank of Westminster in a cash transaction.  Operating results for the quarter include the effects of the acquisition.

(2)  Per common share amounts have been retroactively adjusted to reflect 5% stock dividends effective December 16, 2011 and December 16, 2010.

CAUTIONARY NOTICE WITH RESPECT TO FORWARD LOOKING STATEMENTS

This report contains “forward-looking statements” within the meaning of the securities laws.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause its actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements.

All statements that are not historical facts are statements that could be “forward-looking statements.” You can identify these forward-looking statements through the use of words such as

“may,” “will,” “should,” “could,” “would,” “expect,” “anticipate,” “assume, “indicate,” “contemplate,” “seek,” “plan,” “predict,” “target,” “potential,” “believe,” “intend,” “estimate,” “project,” “continue,” or other similar words.  Forward-looking statements include, but are not limited to, statements regarding the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

These forward-looking statements are based on current expectations, estimates and projections about the banking industry, management’s beliefs, and assumptions made by management.  Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning future financial and operating performance.  These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements.  The risks and uncertainties include, but are not limited to:

•                  future economic and business conditions;

•                  lack of sustained growth and disruptions in the economies of the Company’s market areas, including, but not limited to, declining real estate values and increasing levels of unemployment;

•                  government monetary and fiscal policies;

•                  the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;

•                  the effects of credit rating downgrades on the values of investment securities issued or guaranteed by various governments and governmental agencies, including the United States of America;

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

•                  ability to realize anticipated tax benefits;

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

•                  the risks related to the acquisition of other financial institutions;

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

Market for Common Stock and Dividends

Trading in the Company’s common stock is reported on the OTC Bulletin Board under the ticker symbol “CFOK.OB.”  The following table summarizes the range of high and low bid prices for our common stock as reported on the OTC Bulletin Board for each quarterly period of 2010.  Although the OTC Bulletin Board did not report complete bid price information for any period of 2011, it did report a high bid price of $4.33 for the first quarter of 2011.  Management is aware of other transactions in the Company’s common stock during 2011 that occurred at prices between $3.90 and $4.83.  However, management has not ascertained whether these were arm’s length transactions, and because of the limited number of transactions involved, these prices may not be indicative of the value of the common stock.  Bid prices represent inter-dealer prices without retail markup, markdown or commissions, and may not represent actual transactions.  Trading in our stock is limited.  No active trading market has developed and none may develop in the foreseeable future.  The common stock is not listed on any exchange.  Per share prices in this discussion and in the following table have been adjusted to reflect a 5% stock dividend effective December 16, 2011.

	2010
Quarter Ended	High	Low
March 31	$6.87	$6.21
June 30	$6.71	$5.71
September 30	$6.10	$6.10
December 31	$5.67	$5.67

As of March 5, 2011, there were approximately 760 holders of record of our common stock, excluding individual participants in security position listings.

The Company has not declared or paid any cash dividends on its common stock since its inception.  The Board of Directors declared 5% stock dividends effective December 16, 2011, December 16, 2010, December 15, 2009 and December 20, 2008, and a 10% stock dividend effective December 20, 2007.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiaries, Community First Bank (the “Bank”) and Upstate Resource Management, Inc., which are collectively referred to as “the Company”, “our”, “us”, “we” and similar terms.  This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report.  Net income per common share and net income per common share, assuming dilution, have been adjusted to reflect 5% stock dividends effective December 16, 2011, December 16, 2010 and December 15, 2009.  Dollar amounts in this discussion and analysis are expressed in thousands, except per share amounts.

During the two years ended December 31, 2011, both the national and local economies have been adversely affected by high delinquency and foreclosure rates of real estate loans, principally those related to residential real estate, and high levels of unemployment.  December unemployment for Anderson County was 8.8%, 10.8% and 13.4% for 2011, 2010 and 2009, respectively and, for Oconee County, December unemployment was 9.2%, 11.1% and 14.6% for 2011, 2010 and 2009, respectively.  The national unemployment rate was 8.5%, 9.4% and 9.9% as of December 2011, 2010 and 2009, respectively.  While the unemployment trends are positive, it is noteworthy that, since December 2009, the number of employed people in the two-county area increased by approximately 2,200 and the labor force decreased by approximately 1,100.

Nationally, 92 banks failed in 2011 compared with 157 failures in 2010 and 140 in 2009.  In South Carolina, three banks failed in 2011 compared with four in 2010 and none in 2009.  As of September 30, 2011 (the most recent date for which data are available), there were 844 banks on the FDIC’s nationwide “problem bank” list compared with 884 at the end of 2010 and 702 at the end of 2009.  The identities of the banks included on the problem bank list are not made public.

Our growth during 2011 resulted from the acquisition of Bank of Westminster in November.  Without that acquisition, our total assets at December 31, 2011 would have been approximately $11,400 lower, deposits would have been $6,828 lower, and loans would have been $17,129 lower.

Earnings Performance

2011 Compared with 2010

For the year ended December 31, 2011, we recorded a net loss available to common shareholders of $3,580, compared with net income available to common shareholders of $936 during 2010.  Net income (loss) per common share and net income (loss) per common share, assuming dilution were each $(.86) for 2011, compared with $.22 each for 2010.  Return on average assets and return on average equity were (.70)% and (7.39)%, respectively, for 2011, compared with .21% and 2.40%, respectively, for 2010.

During 2011, we continued to be affected negatively by high levels of nonaccrual and other problem loans and by expenses related to the legal process of foreclosing on and obtaining title to collateral, primarily real estate, as well as other ongoing expenses associated with holding such property after it is acquired.  Further deterioration of real estate values in our market areas resulted in higher expenses related to ongoing valuation adjustments with respect to collateral dependent loans and other real estate owned.  In addition, we recognized higher loan losses with respect to loans that were restructured in troubled debt restructurings.

We provided $7,375 for loan losses during 2011, including $3,275 during the fourth quarter.  Impaired loans were 7.0% of total loans as of December 31, 2011, compared with 8.0% as of December 31, 2010.

Deterioration of local real estate values during 2011 was recognized by providing $1,274 for downward valuation adjustments for other real estate owned.

The predominant effect of the ongoing low interest rate environment has been to decrease both interest income and interest expense.  Over the past several years, our interest expenses have generally fallen more than our interest income.  Consequently, net interest income has risen steadily during that period.  In 2011, the increases in net interest income have not been sufficient to overcome the higher noninterest expenses resulting primarily from larger holdings of other real estate.

2010 Compared with 2009

For the year ended December 31, 2010, we recorded net income of $1,113, a $12 increase from the amount earned during 2009.  Net income per common share and net income per common share, assuming dilution were each $.22 for 2010, compared with $.26 each for 2009.  Return on average assets and return on average equity were .21% and 2.40%, respectively, for 2010, compared with .23% and 2.64%, respectively, for 2009.

During 2010, we continued to be affected negatively by high levels of nonaccrual and other problem loans and by expenses related to the legal process of foreclosing on and obtaining title to collateral, primarily real estate, as well as other ongoing expenses associated with holding such property after it is acquired.  Recent legislative and regulatory changes also increased our expenses related to deposit insurance and restricted our ability to earn certain types of income, including overdraft and other fees.  These changes made it more difficult for us to increase net income in 2010, and will continue to do so in the future.

The predominant effect of the ongoing low interest rate environment was to decrease both interest income and interest expense.  Over the 2008 — 2010 timeframe, our interest expenses generally fell more than our interest income.  Consequently, net interest income rose steadily during that period.  Unfortunately, the increases in net interest income were not sufficient to overcome the higher noninterest expenses.

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

2011 Compared with 2010

Net interest income was $13,854 for 2011, an increase of $567, or 4.3%, over the amount for 2010.  Both interest income and interest expense decreased in 2011.

The 2011 decrease in interest income was attributable primarily to lower average volumes of earning assets, especially loans.  Total average interest earning assets during 2011 were $36,634 lower than in 2010, including a decrease of $24,352 in the amount of average loans outstanding.  Average loans decreased due to low loan demand resulting primarily from high levels of unemployment and uncertainty about real estate values in the Bank’s market areas and due to charge-offs of $8,839 and transfers to foreclosed assets of $9,026.  Overall, yields earned on earning assets during 2011 were 28 basis points lower than during 2010.

Similarly, average volumes of interest-bearing liabilities were $36,419 lower in 2011 than in 2010, including a reduction of $55,731 in the average amount of time deposits.  Because loan demand has been low, management has not aggressively tried to retain maturing certificates of deposit.  The rates paid for interest-bearing funding sources were 70 basis points lower in 2011 than in 2010.

Yields on earning assets are expected to continue to decline until the demand for quality loans returns within our market areas.  We believe that yields available on bank-quality investment securities and for interest-bearing deposits with other banks will either hold steady or continue to trend downward over the foreseeable future, due in large measure to the continuing efforts of the Federal Reserve Board to provide economic stimulus.  Our loan yields have also been affected negatively as we recognize and carry increasing amounts of nonaccrual loans.  Accordingly, we do not currently expect significant increases in interest income in the near-term.

We also believe that future cost savings realizable from reducing the rates paid for interest-bearing funding sources in our market areas will be increasingly more difficult to achieve.  We paid only 1.25% for such funds in 2011, which was a reduction of 72 basis points from the rate paid in 2010.

The combination of these two trends, if they continue, could soon result in a reduction in net interest income.

2010 Compared with 2009

Net interest income was $13,287 for 2010, an increase of $1,219, or 10.1%, over the amount for 2009.  Both interest income and interest expense decreased.  In both cases, the 2010 decrease was caused primarily by lower interest rates.  For example, interest income on investments decreased by $601 in response to an 84 basis point decline in the rate earned and despite an increase of $21,834 in the related average amounts.  Although the average rate earned on loans in 2010 was substantially unchanged from the 2009 rate, a $10,210 decrease in the average amount of loans outstanding during 2010 had a significant detrimental effect on interest income on loans.

Notwithstanding an increase of $31,950, or 10.5% in 2010 average time deposits over the 2009 average amount, we reduced our interest expenses for deposits significantly during 2010.  Interest rates for time deposits of $100 or more during 2010 were 79 basis points lower than for 2009 and interest rates paid for other time deposits were 108 basis points lower.

Average Balances, Yields and Rates

	Years Ended December 31,
	2011			2010			2009
	Average	Income/	Yields/	Average	Income/	Yields/	Average	Income/	Yields/
	Balances (1)	Expense	Rates	Balances (1)	Expense	Rates	Balances (1)	Expense	Rates
	(Dollars in thousands)
Assets
Interest bearing deposits due from banks	$58,722	$132	0.22%	$48,508	$118	0.24%	$20,906	$47	0.22%
Taxable securities	139,106	3,934	2.83%	159,608	5,016	3.14%	136,619	5,569	4.08%
Tax-exempt securities (2)	16,714	686	4.10%	18,757	763	4.07%	19,912	811	4.07%
Federal funds sold	—	—	0.00%	—	—	0.00%	1,981	3	0.15%
Federal Home Loan Bank and other equity securities	1,311	11	0.84%	1,262	4	0.32%	1,289	4	0.31%
Loans (2) (3) (4)	237,768	14,165	5.96%	262,120	15,939	6.08%	272,330	16,517	6.07%
Total interest earning assets	453,621	18,928	4.17%	490,255	21,840	4.45%	453,037	22,951	5.07%
Cash and due from banks	1,803			1,940			5,598
Allowance for loan losses	(5,583)			(6,177)			(5,461)
Unrealized securities gains (losses)	1,362			2,640			1,432
Premises and equipment	8,089			8,325			8,588
Other assets	31,304			25,394			16,712
Total assets	$490,596			$522,377			$479,906

Liabilities and shareholders’ equity
Interest bearing deposits
Interest bearing transaction accounts	$77,517	$316	0.41%	$57,413	$320	0.56%	$54,202	$370	0.68%
Savings	26,266	103	0.39%	26,374	99	0.38%	21,093	80	0.38%
Time deposits $100M and over	119,272	1,900	1.59%	146,361	3,027	2.07%	131,115	3,752	2.86%
Other time deposits	161,109	2,500	1.55%	189,751	4,822	2.54%	173,047	6,268	3.62%
Total interest bearing deposits	384,164	4,819	1.25%	419,899	8,268	1.97%	379,457	10,470	2.76%
Short-term borrowings	41	—	0.00%	14	—	0.00%	437	47	10.76%
Long-term debt	6,500	255	3.92%	7,211	285	3.95%	9,463	366	3.87%
Total interest bearing liabilities	390,705	5,074	1.30%	427,124	8,553	2.00%	389,357	10,883	2.80%
Noninterest bearing demand deposits	50,094			44,929			44,243
Other liabilities	3,505			3,983			4,667
Shareholders’ equity	46,292			46,341			41,639
Total liabilities and shareholders’ equity	$490,596			$522,377			$479,906
Interest rate spread (5)			2.86%			2.45%			2.27%
Net interest income and net yield on earning assets (6)		$13,854	3.05%		$13,287	2.71%		$12,068	2.66%
Interest free funds supporting earning assets (7)	$62,916			$63,131			$63,680

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

Volume and Rate Variance Analysis

	2011 Compared with 2010			2010 Compared with 2009
	Volume (1)	Rate (1)	Total	Volume (1)	Rate (1)	Total
	(Dollars in thousands)
Interest bearing deposits due from banks	$24	$(10)	$14	$67	$4	$71
Taxable securities	(608)	(474)	(1,082)	846	(1,399)	(553)
Tax-exempt securities	(84)	7	(77)	(47)	(1)	(48)
Federal funds sold	—	—	—	(3)	—	(3)
Federal Home Loan Bank stock	—	7	7	—	—	—
Loans	(1,456)	(318)	(1,774)	(621)	43	(578)
Total interest income	(2,124)	(788)	(2,912)	242	(1,353)	(1,111)
Interest bearing deposits
Interest bearing transaction accounts	95	(99)	(4)	21	(71)	(50)
Savings	—	4	4	20	(1)	19
Time deposits $100M and over	(503)	(624)	(1,127)	401	(1,126)	(725)
Other time deposits	(649)	(1,673)	(2,322)	561	(2,007)	(1,446)
Short-term borrowings	—	—	—	(23)	(24)	(47)
Long-term debt	(28)	(2)	(30)	(89)	8	(81)
Total interest expense	(1,085)	(2,394)	(3,479)	891	(3,221)	(2,330)
Net interest income	$(1,039)	$1,606	$567	$(649)	$1,868	$1,219

(1)  The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period.  In such cases, the entire variance is attributed to volume variances.

Management believes that market interest rates will not change significantly in the near future.  The Federal Reserve Board has indicated that it intends to maintain short-term interest rates at their current levels at least until mid-2013.  Management currently knows of no factors that would lead to significant changes in longer-term rates.

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

The table, “Interest Sensitivity Analysis”, indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2011 by $95,393, resulting in a cumulative gap ratio of .68.  When interest sensitive assets exceed interest sensitive liabilities for a specific repricing “horizon,” a positive interest sensitivity gap results.  The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2011 with respect to the one-year time horizon.  For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect.  However, if interest rates on other investment types increased sufficiently, the Company’s large amount of interest bearing deposits due from banks, which consists of excess reserves held at the Federal Reserve, provides a ready source of funds that could be invested into those higher-yielding asset classes.  By simultaneously limiting any increases in rates paid for deposits, the Company believes it could mitigate or overcome the negative effects of the gap position indicated in the table.

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

Interest Sensitivity Analysis

	December 31, 2011
	Within	4-12	Over 1-5	Over 5
	3 Months	Months	Years	Years	Total
	(Dollars in thousands)
Interest earning assets
Interest bearing deposits due from banks	$122,057	$—	$—	$—	$122,057
Securities	356	—	8,449	120,002	128,807
Federal Home Loan Bank stock	1,143	—	—	—	1,143
Loans (1)	52,957	24,597	134,366	2,393	214,313
Total interest earning assets	176,513	24,597	142,815	122,395	$466,320

Interest bearing liabilities
Interest bearing deposits
Interest bearing transaction accounts	$80,626	$—	$—	$—	$80,626
Savings	37,809	—	—	—	37,809
Time deposits $100M and over	23,076	45,132	49,275	—	117,483
Other time deposits	28,423	74,937	56,098	—	159,458
Short-term borrowings	—	—	—	—	—
Long-term debt	5,000	1,500	—	—	6,500
Total interest bearing liabilities	174,934	121,569	105,373	—	$401,876

Interest sensitivity gap	$1,579	$(96,972)	$37,442	$122,395
Cumulative interest sensitivity gap	$1,579	$(95,393)	$(57,951)	$64,444
Gap ratio	1.01	0.20
Cumulative gap ratio	1.01	0.68

(1)          Loans are net of nonaccruing loans totaling $10,343.

Provision for Loan Losses

The provision for loan losses is charged to earnings based on management’s continuing review and evaluation of the loan portfolio and its estimate of the related allowance for loan losses.  Provisions for loan losses were $7,375, $4,525 and $4,355 for the years ended December 31, 2011, 2010 and 2009, respectively.  Over the last four years, our nonaccrual, past due and other potential problem loans have been at elevated levels.  We began to notice some signs of deterioration in the local real estate market in the first quarter of 2008 and the rate of deterioration was gradual through the first three quarters of that year.  However, during the fourth quarter of 2008, the rate of deterioration increased significantly and the resulting distressed real estate values continue as of December 31, 2011.

During 2011, we charged off $8,839, an increase of $3,878, or 78.2%, over the amount charged-off during 2010.  During 2010, the Company charged-off $4,961 which was an increase of $1,075, or 27.7%, over the amount charged-off during 2009.  Recoveries of charge-offs have not been significant.

See “Impaired Loans,” “Potential Problem Loans,” “Allowance for Loan Losses” and “The Application of Critical Accounting Policies” for further information and a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.

Other Income

Other income for 2011 was $3,230, an increase of $667, or 26.0%, over the 2010 amount.  The acquisition of Bank of Westminster in the fourth quarter of 2011 included the recognition of bargain purchase income totaling $848, of which $695 was effectively offset by a charge to income tax expense.  During 2011, we realized losses of $6 on sales of investment securities; we had no such activity during 2010.  Other components of other income were generally lower in 2011.  However, fees on debit card transactions for 2011 increased by $30, or 4.7%, above the 2010 level.

Other income for 2010 was $2,563, a decrease of $155, or 5.7%, from the 2009 amount.  Service charges on deposit accounts for 2010 were $1,244, a decrease of $163, or 11.6%, primarily due to new regulations that restricted our ability to impose overdraft fees.  During 2009, we sold securities and realized gains of $90; we had no such activity during 2010.  Fees on debit card transactions for 2010 increased by $90, or 16.6%, above the 2009 level.

Other Expenses

2011 Compared with 2010

Noninterest expense for 2011 totaled $11,556 compared with $10,110 for 2010.  Expenses related to foreclosed assets, net of any rental income received, increased in 2011 by $1,542 over the amount for 2010.  Provisions for downward valuation adjustments totaled $1,274 in 2011.  No such provision was made in 2010.  Losses on sales of such properties increased by $40, related property taxes increased by $171, and insurance, utilities and maintenance expenses increased by $69 due to our holding larger numbers and amounts of such properties.

FDIC insurance expense for 2011 was $927, a decrease of $172, or 15.7%, from the 2010 amount, primarily as a result of decreases in deposits and other items includible in the assessment base.  Due to the acquisition of Bank of Westminster and its deposits and other assessable items, we expect that FDIC insurance expense may increase slightly during 2012.

Management expects expenses related to problem loan management, foreclosed properties (including holding costs, downward valuation adjustments and losses recognized on sales), and professional services will continue to be higher than normal until there is a significant turn-around in economic activity and real estate values at the local level.

2010 Compared with 2009

Noninterest expense for 2010 totaled $10,110 compared with $9,249 for 2009.  FDIC insurance expense for 2010 was $1,099, an increase of $388, or 54.6%, over the 2009 amount.  These expenses increased primarily due to higher amounts of assessable deposits and the ongoing effects of the special assessment imposed during 2009.  Going forward, higher future deposit insurance assessments may result from recent legislative changes that have changed the way that deposit insurance assessments are calculated.  In general, the assessment base will broaden from being based on deposit amounts to being based on a modified measure of total assets.

Expenses for professional services increased to $616 for 2010 from $390 for 2009 due to increased loan collection efforts and foreclosure activity.  Expenses of foreclosed assets increased to $307 for 2010 from $132 for 2009, primarily due to higher amounts of insurance, homeowners association dues, and repairs related to those properties.

Income Taxes

Income tax expense was $1,575 for 2011, an increase of $1,473 over the 2010 amount.  At the end of 2011, we reassessed whether net deferred tax assets were fully realizable.  Based on our recent history and our forecasts of taxable income for the next five years, we provided a valuation allowance of $2,747, which is the entire amount of our net deferred tax assets.

Income tax expense for 2010 was $102, an increase of $21 from the 2009 amount.  This increase resulted primarily from a slightly higher amount of taxable income in 2010.

The effective income tax rates (income tax expense divided by income before income taxes) were (85.3)% in 2011, 8.4% for 2010 and 6.9% for 2009.  For 2011, the effective tax rate reflects the provision of $2,747 into a valuation allowance against net deferred tax assets.  As of December 31, 2011, we have net deferred tax assets, exclusive of the valuation allowance, of approximately $2,747.  Available carrybacks and alternative minimum tax credits of $554 and future federally taxable income projected over the next five years are not sufficient to assure realization of the net deferred assets.  The valuation allowance reduces the net deferred tax assets to zero because we believe it is not more likely than not that any of the net deferred tax assets will be realized.

We re-assess the realizability of our net deferred tax assets quarterly.  Determination of the amount of deferred taxes that is more likely than not to be realizable is highly subjective and dependent on judgment of positive and negative evidence about uncertain future events such as assessing both current and expected economic and business conditions and the effects of those conditions on our ability to generate future federally taxable income as well as our ability to implement and carry out various tax strategies.  Recently, we experienced a significant and continuing downward trend in federally taxable income, primarily due to economic and business conditions that are expected to be challenging for the foreseeable future.

As of December 31, 2011, we have net operating carryforwards of $1,390.  Of this amount, $429 is subject to expiration of $23 per year through 2030.  The remaining $962 will expire in 2031.

During the first quarter of 2012, the Internal Revenue Service (“IRS”) began an examination of our federal income tax returns for the 2009 and 2010 tax years.  Refer to Note L — Income Taxes to the consolidated financial statements for further discussion.  We have not previously provided for these items under the provisions of ASC 740-10-25-5 “Accounting for Uncertainty in Income Taxes” because we were not aware of any potential exposure in this area.

Securities

The following table summarizes the carrying value amounts of securities we held at each of the dates indicated.

Securities Portfolio Composition

	December 31,
	2011	2010	2009
	(Dollars in thousands)
Available-for-sale
Mortgage-backed securities issued by US Government agencies	$1,621	$1,180	$1,475
Government-sponsored enterprises (GSEs)	75,384	129,860	86,963
Mortgage-backed securities issued by GSEs	28,065	21,128	33,702
State, county and municipal	19,024	17,201	19,570
Equity securities	317	—	—
Total available-for-sale	124,411	169,369	141,710
Held-to-maturity
Mortgage-backed securities issued by GSEs	4,396	6,389	9,024
Total securities	$128,807	$175,758	$150,734

The following table presents maturities and weighted average yields of our debt securities at December 31, 2011.  Yields on tax-exempt state, county and municipal obligations have not been computed on a taxable-equivalent basis.

Securities Portfolio Maturities and Yields

	December 31, 2011
			After		After
			One Year		Five Years
	Within		Through		Through		After
	One Year		Five Years		Ten Years		Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Debt securities:
Mortgage-backed securities issued by US Government agencies (1)	$—	0.00%	$—	0.00%	$1,621	2.90%	$—	0.00%	$1,621	2.90%
Government-sponsored enterprises (GSEs)	—	0.00%	7,073	1.65%	43,301	2.15%	25,010	2.91%	75,384	2.36%
Mortgage-backed securities issued by GSEs (1)	—	0.00%	551	3.79%	9,270	2.75%	22,640	3.75%	32,461	3.47%
State, county and municipal	—	0.00%	586	4.49%	6,720	3.48%	11,718	3.99%	19,024	3.83%
Total	$—	0.00%	$8,210	2.00%	$60,912	2.41%	$59,368	3.44%	$128,490	2.86%

(1)         Maturity categories based upon final stated maturity dates.  Average maturity is substantially shorter because of the monthly return of principal on certain securities.

Government-sponsored enterprises (“GSEs”) are agencies and corporations established by the U.S. Government, including, among others, the Federal Home Loan Banks, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal Farm Credit Banks.  Securities issued by these enterprises are not obligations of the U.S. Government and are not backed by the full faith and credit of the U.S. Government or otherwise guaranteed by the U.S. Government.  Evidencing the quality of the issuers, however, these securities generally are eligible to be used as security for public deposits of the U.S. Treasury, government agencies and corporations, and states and other political subdivisions, and may be used as collateral to secure borrowings from the Federal Reserve Bank’s Discount Window.  As of December 31, 2011, securities with a carrying value of $39,288 were pledged to secure public deposits.

On an ongoing basis, management may assign securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements.  The Company has never held securities for trading purposes.  During 2011, we realized losses of $6 on sales of securities.  During 2010, we did not sell any securities.  During 2009, the Company realized net gains of $90 on sales of securities.  No transfers of available-for-sale or held-to-maturity securities to other categories were made in any of the years 2009 through 2011.

During 2011, we generally invested the proceeds received from maturing securities, or from securities that were redeemed by their issuers or from payments received on mortgage-backed securities in overnight interest-earning bank balances held primarily at the Federal Reserve Bank.  Securities purchases during 2011 were limited primarily to acquiring securities to fulfill pledging requirements related to public deposits.

During 2010, we increased the amount of securities held, especially securities issued by GSEs.  Investments in such securities, especially high-quality securities, mitigated the degree of credit risk to which we were exposed on an overall basis and allowed us to earn an acceptable yield.  We invested significantly more in direct financing securities of GSEs during 2010 while decreasing the amounts of mortgage-backed securities held.  Furthermore, we shortened the maturity structure of our securities portfolio during 2010 by investing primarily in securities with maturities of 1-5 years.  As of December 31, 2010, our securities portfolio contained $36,672 of securities maturing in that timeframe, compared with $14,335 as of December 31, 2009.

Market interest rates remained at historically low levels during 2010 and the yield we earned on investment securities in that year continued a recent declining trend.  The average yield on our securities portfolio was 2.89% as of December 31, 2010 compared with 3.91% as of December 31, 2009.

All mortgage-backed securities held by the Company in 2011 and 2010 were issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, or the Government National Mortgage Association.

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

The amounts of loans outstanding as of the end of each of the last five years, and the percentage of each category to total loans, are shown in the following tables according to type of loan:

Loan Portfolio Composition

	December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Commercial, financial and industrial
Commercial and industrial	$18,060	$20,351	$21,511	$21,372	$22,042
Purchasing or carrying securities	63	123	1,598	1,815	1,823
Real estate - construction	11,706	23,730	29,439	30,451	2,201
Real estate - mortgage
1-4 family residential	95,536	103,010	108,293	109,153	131,944
Multifamily (5 or more) residential	1,948	2,414	2,899	66	2,421
Nonfarm, nonresidential	76,867	82,516	73,282	73,450	50,833
Consumer installment
Credit card and checking credit	1,690	1,630	1,643	1,517	1,407
Other	18,786	23,060	28,583	32,589	31,460
Total loans	$224,656	$256,834	$267,248	$270,413	$244,131

Percentage Loan Portfolio Composition

	December 31,
	2011	2010	2009	2008	2007
Commercial, financial and industrial
Commercial and industrial	8.0%	7.9%	8.0%	7.9%	9.0%
Purchasing or carrying securities	0.0%	0.0%	0.6%	0.7%	0.8%
Real estate - construction	5.2%	9.3%	11.0%	11.2%	0.9%
Real estate - mortgage
1-4 family residential	42.5%	40.1%	40.5%	40.4%	54.0%
Multifamily (5 or more) residential	0.9%	0.9%	1.1%	0.0%	1.0%
Nonfarm, nonresidential	34.2%	32.2%	27.5%	27.2%	20.8%
Consumer installment
Credit card and checking credit	0.8%	0.6%	0.6%	0.6%	0.6%
Other	8.4%	9.0%	10.7%	12.0%	12.9%
Total loans	100.0%	100.0%	100.0%	100.0%	100.0%

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

Total loans decreased by $32,178, or 12.5%, during 2011 after decreasing by $10,414, or 3.9%, during 2010.  Lower loan demand, more stringent underwriting practices, and relatively high levels of charge-offs and foreclosures contributed to the decreases in those periods.

Currently, our efforts increasingly are directed toward collecting existing loans.  Collection efforts may include, in some cases, renegotiating loan terms to decrease payment amounts to periodic amounts that are more likely to be affordable for the borrower.  During 2011, we completed troubled debt restructurings totaling $5,904.  No losses were recognized in connection with those transactions.  The ultimate goal of our collection efforts is to maximize the amount of repayment that can be obtained.

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

Commercial and industrial loans primarily represent loans to businesses, and may be made on either a secured or an unsecured basis.  When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures.  Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios.  During 2011, commercial and industrial loans decreased by $2,291, or 11.3%, compared with a decrease of $1,160, or 5.4%, during 2010.  Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) decreased by $5,649, or 6.8%, in 2011 compared with an increase of $9,234, or 12.6%, in 2010.  Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower’s business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions.  To control risk, more in-depth initial and continuing financial analysis of a borrower’s cash flows and other financial information is generally required.

Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate.  Usually, loan-to-value ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.  The amount of such loans decreased by $12,024, or 50.7%, during 2011, compared with a decrease of $5,709, or 19.4%, during 2010.  There is only very limited demand for new housing locally at this time.

Loans secured by residential real estate mortgages comprised approximately 43% and 41% of the Company’s loan portfolio at the end of 2011 and 2010, respectively.  Real estate mortgage loans, excluding construction loans, of all types totaled $174,351 at the end of 2011 and $187,940 at the end of 2010.  Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily home loans.  Loan-to-value ratios for these instruments are generally limited to 80%.  Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%.  Nonfarm, nonresidential real estate loans totaled $76,867 as of December 31, 2011, a decrease of $5,649, or 6.8%, from the December 31, 2010 amount.  The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.  The Company does not originate high-risk mortgage loans such as so-called option ARMs, nor does it originate loans with high loan-to-value ratios without requiring the purchaser to obtain private mortgage insurance.  The Company also does not originate loans with fixed monthly payment amounts that are less than the interest accrued on the loan, or loans with low initial monthly payments that increase to much higher levels at some future time.

Real estate values in the Company’s market areas, particularly residential real properties, began to show some signs of weakness beginning in the first quarter of 2008 and have deteriorated further since that time.  The deterioration in the local real estate market was slow at first and accelerated during the third and fourth quarters of 2008 and throughout 2009.  During 2011 and 2010, real estate values were volatile, but remained at depressed levels, especially in the areas around local lakes.  Higher foreclosure rates, higher than normal unemployment and other factors resulted in lower demand for home purchases and have driven down property values.  While lower property values do not directly cause defaults by borrowers other than home builders, they do reduce the likelihood that either a defaulting borrower or a foreclosing bank will receive enough from the sale of the property to repay the loan in full.

Maturity and Interest Sensitivity Distribution of Loans

The following table sets forth the maturity distribution of our loans, by type, as of December 31, 2011, as well as the type of interest requirement on such loans.

	December 31, 2011
	Due in	Due after
	One Year	One through	Due after
	or Less	Five Years	Five Years	Total
	(Dollars in thousands)

Commercial, financial and industrial	$8,969	$8,694	$461	$18,124
Real estate - construction	5,624	5,886	196	11,706
Real estate - mortgage	39,233	91,581	43,537	174,351
Consumer installment	7,558	11,517	1,400	20,475
Total loans	$61,384	$117,678	$45,594	$224,656

Maturity greater than one year:
Predetermined rate				$117,001
Variable rate				$46,271

Impaired Loans

Impaired loans are those loans on which, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans which management has identified as impaired generally are nonperforming loans.  Nonperforming loans include nonaccrual loans and loans which are 90 days or more delinquent as to principal or interest payments.  Other impaired loans are loans that management has identified as impaired through the Company’s internal loan review process based on other criteria, including the borrowers’ deteriorated financial condition, lower collateral values associated with loans that are collateral dependent, and other specific factors.  Following is a summary of the Company’s impaired loans:

	December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)

Nonaccrual loans	$10,343	$16,344	$13,870	$11,799	$625
Accruing loans 90 days or more past due	13	—	—	—	—
Other	4,823	4,175	3,478	—	—
Total	$15,179	$20,519	$17,348	$11,799	$625

Percent of total loans	6.8%	8.0%	6.5%	4.4%	0.3%

When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectability, the accrual of interest income is generally discontinued.

Previously accrued interest on loans placed in nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received.  When the collectability of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis.  An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.  The amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms for 2011 approximated $775.  The amount of such income for 2010, 2009 and 2008 was approximately $1,167, $781, and $821, respectively, and for prior years, such amounts were immaterial.  The amount of interest income on nonaccrual loans that was included in interest income for 2011 was $101, compared with $164 for 2010, $72 for 2009, and $480 for 2008.  For prior years, the amounts of such income were not material.

As of December 31, 2011, nonaccrual loans totaling $9,969, or 96% of such loans, were secured by real estate compared with $15,028, or 92% of such loans, as of December 31, 2010.

As of December 31, 2011, there were no irrevocable commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

Management has identified and maintains a list of potential problem loans that are not included in impaired loans.  A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms.  The total amount of loans outstanding at December 31, 2011 determined by management to be potential problem loans was $1,271, a decrease of $16,095 from the $17,366 of such loans at December 31, 2010.  This amount does not represent management’s estimate of potential losses attributable to such loans because a substantial percentage is secured by various types of collateral.  If the conditions that caused the loans to be recognized as potential problem loans are not remedied, these loans may be reported as impaired loans in future periods.  The following table presents the dollar amounts and percentages of potential problem loans secured by various types of collateral.  The net realizable value of the collateral in any given case may be less than the amount due on the loan.

	December 31, 2011
	Amount	%
	(Dollars in thousands)

Real estate mortgage	$990	77.9%
Vehicles	191	15.0%
Other	32	2.5%
Unsecured	58	4.6%
Total	$1,271	100.0%

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

Summary of Loan Loss Experience

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)

Total loans outstanding at end of period	$224,656	$256,834	$267,248	$270,413	$244,131
Average amount of loans outstanding	237,768	262,120	272,330	259,055	224,353

Balance of allowance for loan losses - beginning	$5,756	$6,052	$5,475	$2,574	$2,242
Loans charged off
Commercial and industrial	2,246	327	846	652	88
Real estate - mortgage	5,017	3,932	1,866	667	13
Consumer installment	1,576	702	1,174	347	191
Total charge-offs	8,839	4,961	3,886	1,666	292
Recoveries of loans previously charged off
Commercial and industrial	—	3	6	5	—
Real estate - mortgage	—	26	—	—	—
Consumer installment	67	111	102	12	30
Total recoveries	67	140	108	17	30
Net charge-offs	8,772	4,821	3,778	1,649	262
Additions to allowance charged to expense	7,375	4,525	4,355	4,550	594
Balance of allowance for loan losses - ending	$4,359	$5,756	$6,052	$5,475	$2,574

Ratios
Net charge-offs to average loans	3.69%	1.84%	1.39%	0.64%	0.12%
Net charge-offs to loans at end of period	3.90%	1.88%	1.41%	0.61%	0.11%
Allowance for loan losses to average loans	1.83%	2.20%	2.22%	2.11%	1.15%
Allowance for loan losses to loans at end of period	1.94%	2.24%	2.26%	2.02%	1.05%
Net charge-offs to allowance for loan losses	201.24%	83.76%	62.43%	30.12%	10.18%
Net charge-offs to provision for loan losses	118.94%	106.54%	86.75%	36.24%	44.11%

Deposits

The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2011, 2010 and 2009, are summarized below:

	Years Ended December 31,
	2011		2010		2009
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)

Noninterest bearing demand	$50,094	11.5%	$44,929	9.7%	$44,243	10.4%
Interest bearing transaction accounts	77,517	17.9%	57,413	12.3%	54,202	12.8%
Savings	26,266	6.0%	26,374	5.7%	21,093	5.0%
Time deposits $100 and over	119,272	27.5%	146,361	31.5%	131,115	31.0%
Other time deposits	161,109	37.1%	189,751	40.8%	173,047	40.8%
Total deposits	$434,258	100.0%	$464,828	100.0%	$423,700	100.0%

As of December 31, 2011, time deposits of $100 or more totaled $117,483.  Approximately $23,076 mature within three months, $15,276 mature over three through six months, $29,856 mature over six through twelve months and $49,275 mature after one year.  As of December 31, 2011, approximately $10,730 of time deposits of $100 or more represented deposits of local governmental entities compared with $30,191 at the end of 2010.  It is a common industry practice not to consider time deposits of $100 or more as core deposits since their retention can be influenced heavily by rates offered.  Therefore, such deposits have the characteristics of shorter-term purchased funds.  Certificates of deposit $100 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity.  The Company has never purchased brokered deposits.

Return on Equity and Assets

The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per common share divided by net income per common share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

	Years Ended December 31,
	2011	2010	2009

Return on assets	-0.70%	0.21%	0.23%
Return on equity	-7.39%	2.40%	2.64%
Dividend payout ratio	0.00%	0.00%	0.00%
Equity to assets ratio	9.44%	8.87%	8.68%

Liquidity

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities.  Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner.  Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold).  However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company’s market areas.  Core deposits (total deposits less time deposits of $100 and over) provide a relatively stable funding base, and the average of these deposits represented 64.2% and 61.0% of average total assets during 2011 and 2010, respectively.  Deposits of several local governmental entities comprised approximately 11% of total deposits at the end of each of 2011 and 2010.  Because of the potentially volatile nature of this funding source, the Bank maintains membership in the Federal Home Loan Bank of Atlanta (the “FHLB”) in order to gain access to its credit programs.  As of December 31, 2011, the Bank had borrowed $6,500 from the FHLB and was eligible to borrow up to an additional $50,610.  Such borrowings may be secured by a lien on its investment in FHLB stock, the Bank’s unencumbered holdings of securities issued by the FHLB, and certain first mortgage residential loans held.  The amount of eligible mortgage-related-loan collateral instruments remaining available as of December 31, 2011 to secure any additional FHLB borrowings totaled approximately $156,000.  The amount of the Bank’s unencumbered investment securities issued by the FHLB was approximately $12,680 as of December 31, 2011 and the amount of the Bank’s holdings of FHLB stock was $1,143.  The Bank has no available short-term lines of credit to purchase federal funds from unrelated correspondent institutions.

The Bank has been approved by the Federal Reserve Bank of Richmond (“FRB”) to have immediate access to the FRB’s Discount Window.  Access to this facility allows the Bank to obtain funds on short notice by pledging eligible securities to the FRB to secure amounts borrowed.  Approximately $88,981 was available from this source as of December 31, 2011.  The Bank obtained access to this facility to diversify and strengthen the financial position of available funding sources.

Asset liquidity is provided from several sources, including amounts due from banks, securities available-for-sale and funds available from maturing loans and paydowns of mortgage-backed securities.

The Company’s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the Company.  Any of the Bank’s cash dividends in excess of the amount of the subsidiary’s current year-to-date earnings (the Bank had no earnings in 2011) are subject to the prior approval of the South Carolina Commissioner of Banking.  In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum regulatory requirements.  In 2011, 2010 and 2009, the Company received no cash dividends from its banking subsidiary.  Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted.

Management believes that, by offering attractive interest rates for deposits and by providing outstanding customer service, the Company and the Bank will continue to be able to obtain sufficient funds to meet their operating needs in the local marketplace, supplemented as necessary by the other liquidity sources discussed above.

Capital Resources

Shareholders’ equity decreased by $2,246 during 2011 and increased by $493 during 2010.  During 2011, net loss decreased shareholders’ equity by $3,422, payments of cash dividends on preferred stock and stock dividends on common stock decreased shareholders’ equity by $158 and $1, respectively, repurchases of the Company’s stock decreased shareholders’ equity by $92 and increases in unrealized gains and losses on available-for-sale securities increased shareholders’ equity by $1,427.  During 2010, net income increased shareholders’ equity by $1,113, exercises of stock options added $17, payments of cash dividends on preferred stock and stock dividends on common stock decreased shareholders’ equity by $158 and $2, respectively, and decreases in unrealized gains and losses on available-for-sale securities decreased shareholders’ equity by $477.

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

Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined.  Management believes, as of December 31, 2011 and 2010, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

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

			Minimum for		Minimum to be
	Actual		Capital Adequacy		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2011
The Company
Total Capital to risk weighted assets	$44,661	16.4%	$21,840	8.0%	NA	NA
Tier 1 Capital to risk weighted assets	$41,249	15.1%	$10,920	4.0%	NA	NA
Tier 1 Capital to average assets (leverage)	$41,249	8.6%	$19,187	4.0%	NA	NA
Community First Bank
Total Capital to risk weighted assets	$39,932	14.8%	$21,535	8.0%	$26,919	10.0%
Tier 1 Capital to risk weighted assets	$36,567	13.6%	$10,767	4.0%	$16,151	6.0%
Tier 1 Capital to average assets (leverage)	$36,567	7.6%	$19,187	4.0%	$23,984	5.0%

December 31, 2010
The Company
Total Capital to risk weighted assets	$48,603	15.7%	$24,753	8.0%	NA	NA
Tier 1 Capital to risk weighted assets	$44,712	14.5%	$12,377	4.0%	NA	NA
Tier 1 Capital to average assets (leverage)	$44,712	8.8%	$20,235	4.0%	NA	NA
Community First Bank
Total Capital to risk weighted assets	$43,340	14.2%	$24,445	8.0%	$30,556	10.0%
Tier 1 Capital to risk weighted assets	$39,497	12.9%	$12,222	4.0%	$18,334	6.0%
Tier 1 Capital to average assets (leverage)	$39,497	7.9%	$20,083	4.0%	$25,104	5.0%

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

	December 31,
	2011	2010
	(Dollars in thousands)

Loan commitments	$24,486	$26,834
Standby letters of credit	1,051	869

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

The Bank acquired land in 2006 on which it plans to construct a new banking office building in Powdersville, South Carolina.  The Bank has not yet applied for regulatory approval to open that office and no budgets or timetables for construction have yet been made.

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

Short-Term Borrowings

We did not borrow any short-term funds during 2011.  During 2010, we borrowed $5,000 at year-end to verify that counterparties who have indicated that they will provide funding for us actually have the ability to perform under those commitments.

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

The Company utilizes its risk grading system for all loans held in the portfolio.  This system involves the assignment of a risk grade, on a loan-by-loan basis, by our lending officers who consider information about the borrower’s capacity to repay, collateral, payment history, and other known factors.  Risk grades assigned are updated monthly for any known changes in circumstances affecting the borrower or the loan.  The risk grading system is monitored on a continuing basis by management and validated by the Company’s independent external credit review firm.  Refer to Note E to the Consolidated Financial Statements for more information about risk grades assigned to loans at the end of 2011.

During 2011, our efforts were focused on collecting existing loans.  In some cases, loan terms were modified to convert single payment loans to monthly payments in an effort to make the loan payments more affordable for borrowers.  Such modifications were used typically with respect to loans originally made for the construction of residential real estate on a speculative basis.  Generally, repayment of the loan was expected to be made upon sale of the home.  However, due to the current lack of demand for such properties in our market areas, local builders have been unable to sell such properties upon completion.  While the modifications of terms were intended to decrease the immediate cash flow demands facing the affected borrowers, in many cases the borrowers had only very limited amounts of reserve cash and, consequently, even the reduced payments may not be sustainable.

When we modify loan terms and grant a concession such that we do not expect full recovery of the loan’s remaining balance, we charge-off the uncollectible portion of the loan.  To the extent that we have not previously provided a valuation allowance sufficient to cover the charge-off amount, we generally must charge the provision for loan losses for the difference.  Refer to Note E to the Consolidated Financial Statements for more information about troubled debt restructurings.

When we determine that loans will not be collectible, we generally first compare the loan’s carrying amount with the value of any underlying collateral.  If we believe that the collateral is the only means of payment, we may initiate legal processes to obtain title to the property.  At the time we determine that a loan is collateral dependent, we typically provide a valuation allowance for any shortfall of the appraised value of the property compared with the loan’s carrying amount.  If and when we initiate foreclosure or other processes to obtain title to the collateral, any valuation shortfall is generally charged-off against the allowance for loan losses.  When title to the property is ultimately obtained, we again estimate the value of the collateral (typically by obtaining an appraisal from an independent, licensed appraiser) and, if there is at that time a shortfall of such value compared with the loan’s carrying amount, we again charge-off the difference against the allowance for loan losses.  Refer to Notes E and O to the Consolidated Financial Statements for more information about valuations of collateral dependent impaired loans and foreclosed assets during 2011.

During 2011, we charged off $8,839 of loans and transferred $9,026 to foreclosed assets.  Total loans as of December 31, 2011 totaled $224,656 compared with a total of $256,834 as of December 31, 2010.  Nonaccrual loans at December 31, 2011 were $6,001 lower than the December 31, 2010 amount.

During 2010, we continued to experience higher than normal levels of delinquencies, impaired loans, internally risk-rated loans, charge-offs and foreclosures.  Locally, the unemployment rate was higher than normal and real estate values were lower than normal.  Taken together, these circumstances required us to maintain our allowance for loan losses at a relatively high level.  During 2010, loan charge-offs totaled $4,961 and an additional $6,211 of loans was transferred to foreclosed assets.  Despite these actions, impaired loans increased by $3,171 during the year and totaled $20,519, or 8.0% of loans, as of December 31, 2010, compared with $17,348, or 6.5% of loans, as of December 31, 2009.  Approximately 30.5% of our real estate construction loans were past due at least 30 days as of December 31, 2010, including $6,082, or 25.6%, that were 90 days or more past due.  Other loans secured by mortgages on real estate also exhibited high levels of past dues, with 6.9% of such loans at least 30 days past due, including 4.8% that were at least 90 days past due.

During 2009, higher foreclosure rates resulted in the transfer of approximately $6,382 of loans to foreclosed assets.  Additionally, because the performance of some other loans deteriorated, the amounts of nonaccrual loans as of December 31, 2009 were $2,071 more than the amount of such loans as of December 31, 2008.  Because the amounts of problem loans increased significantly during 2009 and 2008, and because individual borrowers’ circumstances were increasingly sensitive to events beyond their control, management revamped its process for estimating the allowance for loan losses, including providing more frequent independent loan-by-loan analysis of impaired loans and a more robust procedure for analyzing and estimating losses associated with other loans.  Management’s response to the deteriorated performance of the Company’s loans led it to devote significantly more resources to the processes of problem loan identification, management and work-out.

During 2008, an environment of economic slowdown and uncertainty, rising unemployment, increasing inventories of unsold housing units (including new construction, owner-occupied resale properties, and properties foreclosed or otherwise acquired by lenders), falling real estate values, a declining stock market, and other negative factors led to higher levels of impaired and potential problem loans.  Problems which previously were confined in large part to other areas of the country became local problems.  Management estimated that local real estate values decreased by at least 25% during 2008.  Consequently, some loans that were appropriately margined at inception were no longer fully secured.  In addition, completed residential units required a longer marketing period, fewer borrowers qualified for loans due to tightening of underwriting standards, and many of those who might have been able to find financing chose not to purchase a new home.  Speculative activity in real properties also decreased significantly.

During the fourth quarter of 2008, approximately $8,494 of loans were transferred to nonaccrual status.  Of those loans, $5,949 represented loans secured by owner-occupied residential properties, $1,755 represented loans for construction and land development, and $643 represented loans secured by commercial real estate.  Of the remaining amount, $80 represented a few small-balance consumer loans, and the remaining $67 was composed primarily of loans for commercial vehicles.  As of the end of 2008, impaired loans increased to $11,799 compared with $625 one year earlier, representing an increase of $11,174.  Potential problem loans were $6,910 as of the end of 2008 compared with $3,088 as of the end of 2007 and $3,176 at the end of 2006.  The values of real estate and vehicles which serve as collateral for many of the loans recognized as impaired and potential problem loans in prior years helped keep charge-offs relatively low considering the total credit exposures present in those loans.  However, circumstances at the end of 2008 indicated that, in most cases, the values of such items were significantly reduced.

A significant increase in the amount of loans outstanding during 2007, higher amounts of net charge-offs, heightened uncertainty about the degree of protection available to the Bank from residential properties taken as collateral due to the negative pressure on property values stemming from the mortgage lending crisis, higher levels of nonaccrual loans and only a slight reduction in potential problem loans were factors leading to the increase in the provision for loan losses in 2007.  Although the Company used conservative underwriting standards, including adherence to prudent loan-to-value ratios, the values of properties taken as collateral generally were determined by appraisal processes that relied, in part, on other recent local transactions as an indicator of value.

Our loan and credit policies and practices are designed to control credit risks as a part of the loan underwriting process.  These policies and practices include, for example, requirements for minimum loan to collateral value ratios, real estate appraisal requirements, and obtaining credit and financial information on borrowers.  However, if the capacity for borrowers to repay and/or collateral values should deteriorate subsequent to the underwriting process, the estimate of the provision and allowance for loan losses might increase, thereby decreasing net income and shareholders’ equity. A significant or prolonged downturn in national and local economic and business conditions, such as the one that has continued over the past four years, could further erode the borrowers’ capacity to repay their loans and decrease the value of the underlying collateral.

Impact of Recent Accounting Changes

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-04 (“ASU 2011-04”), “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U. S. GAAP and IFRSs.”  ASU 2011-04 is intended to further the efforts to converge the requirements of United

States Generally Accepted Accounting Principles (“U. S. GAAP”) and International Financial Reporting Standards (“IFRS”) requirements for measurement of and disclosures about fair value.  The main provisions that may be applicable to the Company’s business are a prohibition against grouping financial instruments for purposes of determining fair value, except when an entity manages market and credit risks on the basis of the entity’s net exposure to the group; an extension of the prohibition against the use of a blockage factor to all fair value measurements (the prohibition currently applies only to financial instruments with quoted prices in active markets (Level 1)); and a requirement that, for recurring Level 3 measurements, entities disclose quantitative information about unobservable inputs, a description of the valuation process used, and qualitative details about the sensitivity of the measurements.  In addition, for instruments not carried at fair value but for which fair value is disclosed, entities will be required to disclose the level within the fair value hierarchy that applies to the fair value disclosed.  ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011.  Adoption of this ASU is not expected to have a significant impact on the Company’s fair value measurements, financial condition, results of operation or cash flows.

In June 2011, FASB issued Accounting Standards Update 2011-05 (“ASU 2001-05”) “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.”  The objective of ASU 2011-05 is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in comprehensive income.  Upon its effectiveness for annual and interim periods beginning after December 31, 2011, the ASU requires that all entities report all nonowner changes in stockholders’ equity in either a single continuous statement of comprehensive income or in two separate but consecutive statements.  Retrospective application is required to be applied to prior periods.  ASU 2001-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity.  ASU 2011-05 also includes requirements pertaining to the presentation on the face of the financial statements of items reclassified out of accumulated other comprehensive income to net income.  We have not yet decided which of the available options we will use in fulfilling the requirements of this ASU.

In December 2011, FASB issued Accounting Standards Update 2011-12 (“ASU 2011-12”) “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update 2011-05” which defers the effective date of only the provisions of ASU 2011-05 that require presentation on the face of the financial statements of the effects of reclassifications out of accumulated other comprehensive income on the components of net income and the components of other comprehensive income for all periods presented until the Board can reconsider the related costs and benefits of providing that information.  ASU 2011-12 does not defer the effective date of the ASU 2011-05 requirements to report all nonowner changes in stockholders’ equity in either a single continuous statement of comprehensive income or in two separate but consecutive statements or the retrospective application of those requirements.  After the release of ASU 2011-05, various stakeholders raised concerns that the new presentation requirements about reclassifications would be difficult for preparers and may add unnecessary complexity to financial statements.  ASU 2011-12 requires that entities continue to report reclassifications out of other comprehensive income consistent with the presentation requirements in effect before the issuance of ASU 2011-05.

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

Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer of the Bank, the Company conducted an evaluation of the effectiveness of internal control over financial reporting as of December 31, 2011 based on the framework in “Internal Control — Integrated Framework” promulgated by the Committee of Sponsoring Organizations of the Treadway Commission and the interpretive guidance issued by the Securities and Exchange Commission in Release No. 34-55929.  Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2011.

Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors
of Community First Bancorporation

We have audited the accompanying consolidated balance sheets of Community First Bancorporation and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiaries as of December 31, 2011 and 2010, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ J. W. Hunt and Company, LLP
J. W. Hunt and Company, LLP
Columbia, South Carolina
April 19, 2012

Consolidated Balance Sheets

Community First Bancorporation and Subsidiaries

	December 31,
	2011	2010
Assets
Cash and due from banks	$3,354,856	$1,711,068
Interest bearing deposits due from banks	121,554,963	39,170,864
Cash and cash equivalents	124,909,819	40,881,932
Debt securities available-for-sale	124,093,866	169,368,635
Equity securities available-for-sale	316,937	—
Debt securities held-to-maturity (fair value of $4,751,617 for 2011 and $6,816,698 for 2010)	4,395,700	6,388,693
Federal Home Loan Bank stock, at cost	1,143,100	1,362,800
Loans	224,656,130	256,834,367
Allowance for loan losses	(4,358,678)	(5,755,859)
Loans - net	220,297,452	251,078,508
Premises and equipment - net	8,928,752	8,169,927
Accrued interest receivable	1,878,988	2,491,378
Bank-owned life insurance	10,015,998	9,666,366
Foreclosed assets	18,305,962	11,394,924
Deferred income tax assets, net	—	2,233,364
Other assets	2,826,000	2,722,589
Total assets	$517,112,574	$505,759,116

Liabilities
Deposits
Noninterest bearing	$68,465,554	$46,844,126
Interest bearing	395,376,661	398,465,882
Total deposits	463,842,215	445,310,008
Accrued interest payable	1,153,596	1,698,204
Short-term borrowings	—	5,000,000
Long-term debt	6,500,000	6,500,000
Other liabilities	2,551,900	1,939,475
Total liabilities	474,047,711	460,447,687

Commitments and contingent liabilities (Note N)

Shareholders’ equity
Preferred Stock - Series A - non-voting 5% cumulative - $1,000 per share liquidation preference; 5,000 shares authorized; issued and outstanding - 3,150 shares	3,126,215	3,126,215
Preferred Stock - no par value; 9,995,000 shares authorized; None issued and outstanding	—	—
Common stock - no par value; 10,000,000 shares authorized; issued and outstanding - 4,152,334 for 2011 and 3,972,976 for 2010	40,668,435	39,930,838
Additional paid-in capital	747,621	747,621
Retained earnings (deficit)	(3,013,839)	1,396,233
Accumulated other comprehensive income	1,536,431	110,522
Total shareholders’ equity	43,064,863	45,311,429
Total liabilities and shareholders’ equity	$517,112,574	$505,759,116

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Income (Loss)

Community First Bancorporation and Subsidiaries

	Years Ended December 31,
	2011	2010	2009
Interest income
Loans, including fees	$14,165,057	$15,939,090	$16,517,132
Securities
Taxable	3,934,390	5,016,231	5,568,337
Tax-exempt	686,157	762,917	811,052
Other, including federal funds sold	10,500	4,383	6,737
Interest bearing deposits due from banks	131,808	117,736	47,314
Total interest income	18,927,912	21,840,357	22,950,572

Interest expense
Time deposits $100,000 and over	1,900,252	3,026,908	3,751,612
Other deposits	2,918,669	5,241,714	6,718,320
Short-term borrowings	264	—	47,195
Long-term debt	254,873	284,651	365,850
Total interest expense	5,074,058	8,553,273	10,882,977

Net interest income	13,853,854	13,287,084	12,067,595
Provision for loan losses	7,375,000	4,525,000	4,355,000
Net interest income after provision	6,478,854	8,762,084	7,712,595

Other income
Service charges on deposit accounts	1,091,878	1,243,793	1,406,988
Credit life insurance commissions	6,801	11,989	15,777
Mortgage brokerage income	99,916	184,336	178,347
Gain (loss) on sales of securities available-for-sale	(6,242)	—	90,076
Debit card transaction fees	661,945	632,466	542,282
Increase in value of life insurance contracts	349,632	376,951	368,765
Bargain purchase income from acquisition	847,629	—	—
Other income	178,388	113,420	115,780
Total other income	3,229,947	2,562,955	2,718,015

Other expenses
Salaries and employee benefits	4,956,959	4,890,784	4,931,004
Net occupancy expense	582,434	548,488	511,944
Furniture and equipment expense	372,484	368,599	392,392
FDIC insurance expense	927,346	1,098,669	711,033
Debit card transaction expenses	364,171	460,057	409,740
Expenses of foreclosed assets	1,848,657	306,807	131,613
Other expense	2,503,466	2,436,903	2,160,951
Total other expenses	11,555,517	10,110,307	9,248,677

Income (loss) before income taxes	(1,846,716)	1,214,732	1,181,933
Income tax expense	1,575,324	101,834	81,219
Net income (loss)	(3,422,040)	1,112,898	1,100,714
Deductions for amounts not available to common shareholders:
Dividends declared or accumulated on preferred stock	157,500	177,188	—
Net income (loss) available to common shareholders	$(3,579,540)	$935,710	$1,100,714

Per common share
Net income (loss)	$(0.86)	$0.22	$0.26
Net income (loss), assuming dilution	(0.86)	0.22	0.26

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Changes in Shareholders’ Equity

Community First Bancorporation and Subsidiaries

						Accumulated
	Shares of			Additional	Retained	Other
	Common	Preferred	Common	Paid-in	Earnings	Comprehensive
	Stock	Stock	Stock	Capital	(Deficit)	Income (Loss)	Total

Balance, January 1, 2009	3,564,279	$—	$37,084,462	$747,621	$1,768,552	$326,988	$39,927,623
Comprehensive income:
Net income	—	—	—	—	1,100,714	—	1,100,714
Unrealized net holding gains on available-for-sale securities arising during the period, net of income tax effects of $178,299	—	—	—	—	—	318,356	318,356
Reclassification adjustment, net of income tax effects of $32,337	—	—	—	—	—	(57,739)	(57,739)
Total other comprehensive income	—	—	—	—	—	—	260,617
Total comprehensive income	—	—	—	—	—	—	1,361,331
Declaration of 5% stock dividend	180,094	—	1,431,914	—	(1,435,019)	—	(3,105)
Net proceeds from issuing 3,150 shares of preferred stock (issuance costs of $23,785)	—	3,126,215	—	—	—	—	3,126,215
Exercise of employee stock options	45,532	—	486,232	—	—	—	486,232
Common stock repurchased and cancelled	(7,490)	—	(79,985)	—	—	—	(79,985)
Balance, December 31, 2009	3,782,415	3,126,215	38,922,623	747,621	1,434,247	587,605	44,818,311
Comprehensive income:
Net income	—	—	—	—	1,112,898	—	1,112,898
Unrealized net holding gains on available-for-sale securities arising during the period, net of income tax effects of $267,196	—	—	—	—	—	(477,083)	(477,083)
Total other comprehensive income (loss)	—	—	—	—	—	—	(477,083)
Total comprehensive income	—	—	—	—	—	—	635,815
Payment of dividends on preferred stock	—	—	—	—	(157,500)	—	(157,500)
Declaration of 5% stock dividend	188,817	—	991,342	—	(993,412)	—	(2,070)
Exercise of employee stock options	1,744	—	16,873	—	—	—	16,873
Balance, December 31, 2010	3,972,976	3,126,215	39,930,838	747,621	1,396,233	110,522	45,311,429
Comprehensive income (loss):
Net income (loss)	—	—	—	—	(3,422,040)	—	(3,422,040)
Unrealized net holding gains on available-for-sale securities arising during the period, net of income tax effects of $796,357	—	—	—	—	—	1,421,908	1,421,908
Reclassification adjustment, net of income tax effects of $2,241	—	—	—	—	—	4,001	4,001
Total other comprehensive income	—	—	—	—	—	—	1,425,909
Total comprehensive income (loss)	—	—	—	—	—	—	(1,996,131)
Payment of dividends on preferred stock	—	—	—	—	(157,500)	—	(157,500)
Common stock repurchased and cancelled	(18,078)	—	(91,634)	—	—	—	(91,634)
Declaration of 5% stock dividend	197,436	—	829,231	—	(830,532)	—	(1,301)
Balance, December 31, 2011	4,152,334	$3,126,215	$40,668,435	$747,621	$(3,013,839)	$1,536,431	$43,064,863

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Cash Flows

Community First Bancorporation and Subsidiaries

	Years Ended December 31,
	2011	2010	2009
Operating activities
Net income (loss)	$(3,422,040)	$1,112,898	$1,100,714
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Provision for loan losses	7,375,000	4,525,000	4,355,000
Depreciation	363,646	381,494	391,764
Deferred income taxes	2,129,283	(274,286)	(206,887)
Amortization of net loan fees and costs	(54,837)	(81,891)	(138,490)
Securities accretion and premium amortization	704,572	1,433,684	845,582
Deferred compensation expense	—	543,050	486,197
(Gains) losses realized on sales of available-for-sale securities	6,242	—	(90,076)
Gain on acquisition	(847,629)	—	—
Accretion of cash surrender value of life insurance	(349,632)	(376,951)	(368,765)
Loss on sale of foreclosed assets	59,929	20,086	290
Subsequent writedowns of foreclosed assets	1,274,221	—	—
Decrease (increase) in interest receivable	873,126	(67,265)	351,675
Decrease in interest payable	(618,058)	(345,359)	(1,001,418)
Decrease (increase) in prepaid expenses and other assets	261,991	1,502,378	(2,673,045)
Increase in other accrued expenses	576,363	8,501	20,277
Net cash provided by operating activities	8,332,177	8,381,339	3,072,818

Investing activities
Purchases of available-for-sale securities	(81,272,039)	(168,055,438)	(133,699,046)
Maturities, calls and paydowns of available-for-sale securities	132,244,202	138,219,666	112,429,490
Proceeds of sales of available-for-sale securities	4,442,548	—	5,851,147
Maturities, calls and paydowns of held-to-maturity securities	1,992,141	2,634,593	2,881,173
Purchases of Federal Home Loan Bank stock	—	(195,700)	(126,000)
Proceeds of redemptions of Federal Home Loan Bank stock	219,700	139,400	39,100
Net decrease (increase) in loans made to customers	26,989,328	(536,137)	(6,856,415)
Net cash acquired in business combination	2,351,096	—	—
Purchases of premises and equipment	(36,975)	(81,739)	(206,193)
Proceeds from sale of foreclosed assets	843,713	901,913	1,276,094
Capitalized additions to other real estate owned	—	(28,631)	(266,228)
Proceeds from redemptions of bank-owned life insurance	—	—	1,062,152
Purchases of bank-owned life insurance	—	—	(1,500,000)
Net cash provided (used) by investing activities	87,773,714	(27,002,073)	(19,114,726)

Financing activities
Net increase in demand deposits, interest bearing transaction accounts and savings accounts	31,165,483	15,940,120	3,581,980
Net (decrease) increase in certificates of deposit and other time deposits	(37,993,052)	(7,277,843)	16,950,568
Net (decrease) increase in short-term borrowings	(5,000,000)	5,000,000	—
Proceeds of issuances of long-term debt	—	—	—
Repayment of long-term debt	—	(1,500,000)	(1,500,000)
Net proceeds from issuing preferred stock (issuance costs of $23,785)	—	—	3,126,215
Payment of cash in lieu of fractional shares for common stock dividend	(1,301)	(2,070)	(6,515)
Payment of divdends on preferred stock	(157,500)	(157,500)	—
Exercise of employee stock options	—	16,873	486,232
Common stock repurchased and cancelled	(91,634)	—	(79,985)
Net cash (used) provided by financing activities	(12,078,004)	12,019,580	22,558,495
Increase (decrease) in cash and cash equivalents	84,027,887	(6,601,154)	6,516,587
Cash and cash equivalents, beginning	40,881,932	47,483,086	40,966,499
Cash and cash equivalents, ending	$124,909,819	$40,881,932	$47,483,086

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Cash Flows - continued

Community First Bancorporation and Subsidiaries

	Years Ended December 31,
	2011	2010	2009
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for
Interest	$5,692,116	$8,898,632	$11,884,395
Income Taxes	211,585	102,500	49,015
Noncash investing and financing activities
Transfer of loans to foreclosed assets	9,026,463	6,210,817	6,381,631
Transfers from retained earnings to common stock in connection with stock dividends	829,231	991,342	1,431,914
Other comprehensive (loss) income	1,425,909	(477,083)	260,617

The Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements

Community First Bancorporation and Subsidiaries

NOTE A — ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

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

During 2009, the Company established a new subsidiary to hold and manage certain loans and real estate assets acquired from the Bank.

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

Business Combinations — The Company accounts for business combinations using the purchase method.  Accordingly, the assets and liabilities acquired in the combination, including identifiable intangibles, and any consideration paid are initially recorded at their fair values.  If, and to the extent that, the purchase price exceeds (is less than) the fair value of the net assets acquired, the Company recognizes goodwill (bargain purchase).  Goodwill, if any, is capitalized and tested for impairment at least annually.  A bargain purchase, if any, is recognized in earnings during the period of acquisition, or, in the event that the Company has not completed the required reassessment of assigned purchase amounts, as soon as it is practicable to do so.  The Company generally may take up to one year after the date of acquisition to finalize the purchase price allocations related to its business combinations.

Concentrations of Credit Risk - Most of the Company’s, and its banking subsidiary’s, activities are with customers located within the local market areas of Oconee and Anderson Counties of South Carolina.  Note D discloses the types of securities invested in, and Note E discusses the types of lending engaged in.  The ability of borrowers to comply with the terms of their loan contracts is largely dependent upon local real estate and general economic conditions in our market areas.  We do not have any significant concentrations to any single industry or customer nor do we engage in originating, holding, guaranteeing, servicing or investing in loans where the terms of the loan product give rise to a concentration of credit risk as that term is used in the Financial Accounting Standards Board Accounting Standards Codification (“ASC”).

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

Financing Receivables - Loans and Interest Income — The recorded investment in a loan is generally its principal amount outstanding, increased or reduced by deferred net loan costs or fees.  Interest income on loans is recognized using the interest method based upon the principal amounts outstanding.  Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan’s yield.  Generally, these amounts are amortized over the contractual life of the related loans or commitments.

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

A loan is considered to be impaired when, in management’s judgment based on current information and events, it is probable that the obligation’s principal or interest will not be collectible in accordance with the terms of the original loan agreement.  Impaired loans include non-accrual loans and loans past due according to their contractual terms 90 days or more with respect to interest or principal payments and other loans where, based on current information and events, it is probable that we will be unable to collect principal and interest payments according to the contractual terms of the loan agreements.  A loan is not considered to be impaired, however, if any periods of delay or shortfalls of amounts expected to be collected are insignificant or if we expect that we will collect all amounts due including accrued interest at the contractual interest rate during the period of delay.  Impaired loans that individually have been evaluated under our normal loan review process are carried in the balance sheet at the lowest of (1) the present value of expected future cash flows discounted at the loan’s effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan, (2) a value not to exceed its observable market price or the fair value of the collateral if repayment of the loan is expected to be provided solely by the underlying collateral, or (3) its recorded amount.  Generally, the accrual of interest is discontinued on nonaccrual loans and any previously accrued interest on such loans is reversed against current income.  Any subsequent interest income is recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt.  In such cases, collections are credited first to the remaining principal balance on a cost recovery basis.  A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

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

When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred as discussed under the foregoing caption “Financing Receivables — Loans and Interest Income.”  Loans identified as impaired loans may be carried in the balance sheet at the lowest of their recorded amount, the present value of expected cash flows, or, in the case of collateral dependent impaired loans, the fair value of any underlying collateral less estimated costs of sale or other disposal.  To account for an impaired loan that is not collateral dependent, a specific allowance may be included in the allowance for loan losses.  For an impaired loan that is considered to be collateral dependent, any shortfall of the fair value of the collateral compared with the recorded investment in the loan is generally charged off against the allowance and the amount of any expected costs to sell or otherwise dispose of the property is maintained in the allowance for loan losses.

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

We utilize our risk grading system for all loans held in the portfolio.  This system involves our lending officers’ assigning a risk grade, on a loan-by-loan basis, considering information about the borrower’s capacity to repay, collateral, payment history, and other known factors.  Assigned risk grades are updated monthly for any known changes in circumstances affecting the borrower or the loan.  The risk grading system is monitored on a continuing basis by management and an external credit reviewer who is independent of the lending function.

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

Foreclosed Assets - Assets (primarily real estate and vehicles) acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis.  Loan losses arising from the acquisition of such property as of that date are charged against the allowance for loan losses.  Subsequent to foreclosure, valuations are periodically obtained from independent appraisers or performed by management and the assets are carried at the lower of the new cost basis or fair value, less estimated costs to sell.  Revenues and expenses from operations and changes in any subsequent valuation allowance are included in net foreclosed assets costs and expenses.

Bank-owned Life Insurance — In accordance with applicable accounting standards, we present the gross amounts of the liability to provide postretirement benefits and the cash surrender value of an endorsement split-dollar life insurance arrangement held to fund the benefit.

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

Retirement Plan — We have a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note M.  We do not sponsor any other postretirement or postemployment benefits, except with respect to the Chief Executive Officer.  In 2007, the Company’s Board of Directors approved supplemental benefits for the Chief Executive Officer as more fully described in Note M.

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

Stock-Based Compensation - As of December 31, 2011, we have a stock-based employee compensation plan, which is described more fully in Note J.  Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”) “Share-Based Payment” (principally included in ASC Topics 718 and 505).  Prior to adoption of SFAS 123(R), we accounted for our then-existing plans under the recognition and measurement principles of former Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  Accordingly, prior to adoption of SFAS 123(R), no stock-based employee compensation cost was reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

In 2006, we accelerated the vesting of all previously awarded and then-outstanding options such that all options were vested by December 31, 2006.  This acceleration of vesting resulted in the recognition of pre-tax expenses of approximately $394,000 in 2006 that otherwise would have been recognized in 2009, 2010 and 2011.

No options were granted during 2011, 2010 or 2009.  Accordingly, no option-related compensation expense was recognized in any of those periods.

Earnings (Loss) Per Common Share - Net income (loss) per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of shares of the Company’s common stock outstanding during the period.  Net income (loss) per common share, assuming dilution, is calculated by dividing net income (loss) available to common shareholders by the total of the weighted average number of shares outstanding during the period and the weighted average number of any dilutive potential common shares and stock options that would have been outstanding if the dilutive potential shares and stock options had been issued.  In computing the number of dilutive potential common shares, it is assumed that all dilutive stock options are exercised at the beginning of each year and that the proceeds are used to purchase shares of the Company’s common stock at the average market price during the year.  See Note J.

Comprehensive Income (Loss) - Comprehensive income (loss) consists of net income (loss) for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders’ equity.  We classify and report items of other comprehensive income (loss) according to their nature, report total comprehensive income (loss) in the consolidated statement of changes in shareholders’ equity, and display the accumulated balance of other comprehensive income (loss) separately in the shareholders’ equity section of the consolidated balance sheet.  See Note J.

Consolidated Statements of Cash Flows - The consolidated statements of cash flows report net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents.  Cash equivalents include amounts due from banks, federal funds sold and securities purchased under agreements to resell.

NOTE B — BUSINESS COMBINATION

On November 29, 2011, the Company acquired all of the assets and liabilities of Bank of Westminster, Westminster, South Carolina, through a merger of Bank of Westminster into Community First Bank for cash consideration of $598,632 paid to the shareholders of Bank of Westminster.  This acquisition was undertaken primarily to increase the Company’s market share in the Westminster, SC market area and to acquire more suitable operating facilities.  The following table provides information about the assets and liabilities acquired.

Consideration
Cash	$598,632

Recognized amounts of identifiable assets acquired and (liabilities assumed)
Cash	$2,949,728

Securities available-for-sale	8,942,332
Loans	12,558,750
Premises and equipment	1,085,496
Core deposit intangible	278,000
Net deferred tax assets	694,515
Other identifiable assets	406,724
Deposits	(25,359,775)
Other identifiable liabilities	(109,509)
Total identifiable net assets acquired or net (liabilities) assumed	1,446,261
Bargain purchase income recognized	(847,629)
Consideration paid	$598,632

Bargain purchase income of $847,629 represents the accounting residual remaining after comparing the consideration paid with the fair value of the net assets estimated by independent valuation firms as of the purchase date.  Net deferred tax assets of $694,515 included in net assets acquired reflect the tax-effected differences between the income tax bases of the net assets acquired and their estimated fair values.  As discussed in Note L to the Consolidated Financial Statements, a valuation allowance of $2,746,962 was recorded against the Company’s deferred income tax assets through a charge to income tax expense during 2011.  Therefore, $694,515, or 81.9%, of the bargain purchase income was effectively offset by the charge to income tax expense.

The following table presents information about the revenues and earnings of the acquired entity since its acquisition.

	Revenue	Earnings
Actual from November 30, 2011 through December 31, 2011	$81,776	$14,273

The following table provides pro forma effects on revenues and earnings of the combined companies as if the acquisition had been completed on January 1, 2011 and January 1, 2010.

	Revenue	Earnings
Supplemental pro forma amounts
January 1, 2011 through December 31, 2011	$22,157,859	$(3,247,795)
January 1, 2010 through December 31, 2010	$24,485,088	$952,926

Supplemental pro forma earnings for 2011 were adjusted to exclude $174,245 of acquisition-related costs incurred in 2011.  Supplemental pro forma earnings for 2010 were adjusted to include those charges.

NOTE C — CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits.  The cash reserve balances may be in the form of vault cash or unencumbered deposit balances with the Federal Reserve Bank.  The average amounts of the cash reserve balances at December 31, 2011 and 2010 were approximately $4,017,000 and $3,334,000, respectively.

NOTE D — SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

	December 31,
	2011				2010
		Gross	Gross			Gross	Gross
		Unrealized	Unrealized	Estimated		Unrealized	Unrealized	Estimated
	Amortized	Holding	Holding	Fair	Amortized	Holding	Holding	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Available-for-sale
Debt securities
Mortgage-backed securities issued by US Government agencies	$1,555,379	$65,276	$—	$1,620,655	$1,127,558	$52,217	$—	$1,179,775
Government sponsored enterprises (GSEs)	75,003,720	435,582	54,796	75,384,506	130,491,949	863,441	1,495,241	129,860,149
Mortgage-backed securities issued by GSEs	26,950,905	1,117,665	3,682	28,064,888	20,145,190	982,743	—	21,127,933
State, county and municipal	18,179,544	853,193	8,920	19,023,817	17,431,516	129,875	360,613	17,200,778
Total debt securities	121,689,548	2,471,716	67,398	124,093,866	169,196,213	2,028,276	1,855,854	169,368,635
Equity securities	324,326	—	7,389	316,937	—	—	—	—
Total	$122,013,874	$2,471,716	$74,787	$124,410,803	$169,196,213	$2,028,276	$1,855,854	$169,368,635

Held-to-maturity
Debt securities
Mortgage-backed securities issued by GSEs	$4,395,700	$355,917	$—	$4,751,617	$6,388,693	$428,005	$—	$6,816,698
Total debt securities	$4,395,700	$355,917	$—	$4,751,617	$6,388,693	$428,005	$—	$6,816,698

The amortized cost and estimated fair value of debt securities by contractual maturity are shown below:

	December 31, 2011
	Available-for-sale		Held-to-maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
Non-mortgage backed securities issued by GSEs and by state, county and municipal issuers
Due within one year	$—	$—	$—	$—
Due after one through five years	7,582,881	7,659,005	—	—
Due after five through ten years	49,645,810	50,020,708	—	—
Due after ten years	35,954,573	36,728,610	—	—
	93,183,264	94,408,323	—	—
Mortgage-backed securities issued by:
US Government agencies	1,555,379	1,620,655	—	—
GSEs	26,950,905	28,064,888	4,395,700	4,751,617
Total	$121,689,548	$124,093,866	$4,395,700	$4,751,617

The estimated fair values and gross unrealized losses of investment securities whose estimated fair values were less than amortized cost as of December 31, 2011 and 2010 which had not been determined to be other-than-temporarily impaired, are presented below.  The securities have been aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

	December 31, 2011
	Continuously in Unrealized Loss Position for a Period of
	Less than 12 Months		12 Months or more		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Available-for-sale
US Government agencies	$—	$—	$—	$—	$—	$—
Government-sponsored enterprises (GSEs)	12,622,960	54,796	—	—	12,622,960	54,796
Mortgage-backed securities issued by GSEs	1,946,020	3,682	—	—	1,946,020	3,682
State, county and municipal securities	—	—	501,080	8,920	501,080	8,920
Equity securities	314,786	7,389	—	—	314,786	7,389
Total	$14,883,766	$65,867	$501,080	$8,920	$15,384,846	$74,787

Held-to-maturity
GSEs	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—

	December 31, 2010
	Continuously in Unrealized Loss Position for a Period of
	Less than 12 Months		12 Months or more		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Available-for-sale
US Government agencies	$—	$—	$—	$—	$—	$—
Government-sponsored enterprises (GSEs)	60,543,340	1,495,241	—	—	60,543,340	1,495,241
Mortgage-backed securities issued by GSEs	—	—	—	—	—	—
State, county and municipal securities	9,648,116	305,788	455,175	54,825	10,103,291	360,613
Total	$70,191,456	$1,801,029	$455,175	$54,825	$70,646,631	$1,855,854

Held-to-maturity
GSEs	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—

At December 31, 2011, 14 securities had been continuously in an unrealized loss position for less than 12 months and one security had been continuously in an unrealized loss position for 12 months or more.  We do not consider these investments to be other-than-temporarily impaired because the unrealized losses involve primarily securities issued by government-sponsored enterprises and state, county and municipal governments, none of the rated securities have been downgraded below investment grade, and there have been no failures by the issuers to remit their periodic interest payments as required.  Although we classify a majority of our investment securities as available-for-sale, management has not determined that any specific securities will be disposed of prior to maturity and believes that we have both the ability and the intent to hold those investments until a recovery of fair value, including until maturity.  Substantially all of the issuers of state, county and municipal securities held were rated at least “investment grade” as of December 31, 2011 and 2010.  For non-rated state, county and municipal government obligations with significant unrealized losses, management periodically reviews financial information and continuing disclosures to assess the issuers’ condition and ability to honor their obligations.

During 2011, we sold three available-for-sale securities for gross proceeds of $4,442,548.  Gross gains realized from these sales totaled $40,406 and gross losses totaled $46,648.  We did not sell any investment securities during 2010.  During 2009, we sold three available-for-sale securities for gross proceeds of $5,851,147.  Gross gains realized from these sales totaled $90,076 and there were no losses.  There were no transfers of available-for-sale securities to other categories in 2011, 2010 or 2009.

At December 31, 2011 and 2010, securities with a carrying value of $39,790,070 and $49,316,123, respectively, were pledged as collateral to secure public deposits.

NOTE E — LOANS

Loans consisted of the following:

	December 31,
	2011	2010
Commercial, financial and industrial	$18,123,578	$20,473,914
Real estate- construction	11,706,228	23,729,929
Real estate - mortgage	174,350,777	187,940,359
Consumer installment	20,475,547	24,690,165
Total	224,656,130	256,834,367
Allowance for loan losses	(4,358,678)	(5,755,859)
Loans - net	$220,297,452	$251,078,508

Net deferred loan fees of $184,538 and $254,718 were allocated to the various loan categories as of December 31, 2011 and 2010, respectively.

Certain officers and directors of the Company and its banking subsidiary, their immediate families and business interests were loan customers of, and had other transactions with, the banking subsidiary in the normal course of business.  Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility.  The aggregate dollar amount of these loans was $10,644,675 and $10,639,211 at December 31, 2011 and 2010, respectively.  During 2011, $1,843,546 of new loans and other increases were made and repayments and other reductions totaled $1,838,082.

As of December 31, 2011 and 2010, there were no significant concentrations of credit risk in any single borrower or groups of borrowers.  Our loan portfolio consists primarily of extensions of credit to businesses and individuals in our Oconee and Anderson County, South Carolina market areas.  The economy of these areas is diversified and does not depend on any one industry or group of related industries.  Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

The following table provides information about the payment status of loans:

As of December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans
Commercial, financial and industrial	$222,763	$117,287	$265,011	$605,061	$17,518,517	$18,123,578
Real estate- construction	—	230,000	2,593,865	2,823,865	8,882,363	11,706,228
Real estate - mortgage	1,490,639	1,174,745	7,386,954	10,052,338	164,298,439	174,350,777
Consumer installment	457,762	118,942	109,307	686,011	19,789,536	20,475,547
Total	$2,171,164	$1,640,974	$10,355,137	$14,167,275	$210,488,855	$224,656,130

The following table provides information about nonaccrual loans:

As of December 31,	2011	2010
Commercial, financial and industrial	$265,011	$854,964
Real estate- construction	2,593,865	6,086,530
Real estate - mortgage	7,375,266	8,941,910
Consumer installment	108,366	460,362
Total	$10,342,508	$16,343,766

As of December 31, 2011 and December 31, 2010, we had $12,629 and $0, respectively, of loans past due 90 days or more and still accruing interest.

The following table provides information about the credit quality of the Bank’s loans as indicated by its internal risk grading system:

	Internally Assigned Risk Grade
As of December 31, 2011	Management Attention	Special Mention	Substandard	Doubtful	Total
Commercial, financial and industrial	$1,181,993	$2,023,066	$981,427	$—	$4,186,486
Real estate- construction	1,540,566	1,457,099	5,821,900	—	8,819,565
Real estate - mortgage	10,699,169	12,585,544	21,424,908	198	44,709,819
Consumer installment	1,335,116	860,292	696,548	—	2,891,956
	$14,756,844	$16,926,001	$28,924,783	$198	$60,607,826

Loans that are graded Management Attention and Special Mention are not believed to represent more than a minimal likelihood of loss.  Those ratings indicate that a change in the borrowers’ circumstances, or some other event, has occurred such that an elevated level of monitoring is warranted.  Such loans generally are evaluated collectively for purposes of estimating the allowance for loan losses.  Loans graded Substandard are believed to present a moderate likelihood of loss due to the presence of well-defined weakness in the borrower’s financial condition, a change in the customer’s demonstrated repayment history, the effects of lower collateral values combined with other financial difficulties that the borrower may be experiencing, and deterioration of other indicators of the borrower’s ability to service the loan as agreed.  Loans graded Doubtful are believed to present a high likelihood of loss due to serious deterioration of a borrower’s financial condition, severe past due status and/or substantial deterioration of collateral value, or other factors.  Loans graded Substandard and Doubtful are evaluated individually for impairment.  Management updates its internal risk grading no less often than monthly.

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

As of December 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial, financial and industrial	$177,731	$330,060	$—	$361,477	$15,133
Real estate- construction	2,664,261	3,442,550	—	6,215,725	42,007
Real estate - mortgage	9,653,457	12,073,096	—	10,909,478	275,023
Consumer installment	40,340	56,027	—	143,719	5,987

With an allowance recorded:
Commercial, financial and industrial	$271,268	$271,268	$120,126	$713,531	$18,001
Real estate- construction	764,202	764,202	134,202	1,173,558	55,339
Real estate - mortgage	1,310,169	1,755,013	269,669	1,832,722	63,810
Consumer installment	297,617	297,653	148,514	342,286	19,690

Total:
Commercial, financial and industrial	$448,999	$601,328	$120,126	$1,075,008	$33,134
Real estate - construction and mortgage	14,392,089	18,034,861	403,871	20,131,483	436,179
Consumer installment	337,957	353,680	148,514	486,005	25,677
Total	$15,179,045	$18,989,869	$672,511	$21,692,496	$494,990

As of December 31, 2010	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial, financial and industrial	$166,905	$166,905	$—	$73,493	$—
Real estate- construction	2,889,762	3,462,202	—	2,568,761	13,280
Real estate - mortgage	9,988,679	10,637,708	—	7,761,403	117,990
Consumer installment	333,760	333,760	—	261,808	—

With an allowance recorded:
Commercial, financial and industrial	$767,461	$767,461	$515,328	$454,736	$—
Real estate- construction	845,998	874,131	45,000	1,523,172	41,248
Real estate - mortgage	5,359,691	5,529,304	1,632,044	6,464,601	—
Consumer installment	166,470	166,470	65,406	272,799	—

Total:
Commercial, financial and industrial	$934,366	$934,366	$515,328	$528,229	$—
Real estate - construction and mortgage	19,084,130	20,503,345	1,677,044	18,317,937	172,518
Consumer installment	500,230	500,230	65,406	534,607	—
Total	$20,518,726	$21,937,941	$2,257,778	$19,380,773	$172,518

For 2011, the amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms was approximately $775,000, and the amount of interest income actually collected and included in interest income was approximately $101,000.  For 2010, the amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms was approximately $1,167,000 and the amount of such income actually collected and included in interest income was approximately $164,000.  For 2009, the amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms was approximately $781,000 and the amount of such income actually collected and included in interest income was approximately $72,000.  There were no irrevocable commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2011.

The following table provides information about how we evaluated loans for impairment, the amount of the allowance for loan losses estimated for loans subjected to each type of evaluation, and the related total amounts, by loan portfolio segment:

For the Year Ended December 31, 2011

	Secured by Real Estate	Other	Total
Allowance for credit losses
Ending balance	$2,437,085	$1,921,593	$4,358,678
Ending balance - individually evaluated for impairment	$403,871	$268,640	$672,511
Ending balance - collectively evaluated for impairment	$2,033,214	$1,652,953	$3,686,167
Ending balance - loans acquired with deteriorated credit quality	$—	$—	$—

Loans
Ending balance	$186,057,005	$38,599,125	$224,656,130
Ending balance - individually evaluated for impairment	$14,392,086	$786,956	$15,179,042
Ending balance - collectively evaluated for impairment	$171,664,919	$37,812,169	$209,477,088
Ending balance - loans acquired with deteriorated credit quality	$1,402,069	$58,295	$1,460,364

For the Year Ended December 31, 2010

	Secured by Real Estate	Other	Total
Allowance for credit losses
Ending balance - individually evaluated for impairment	$3,752,570	$2,003,289	$5,755,859
Ending balance - collectively evaluated for impairment	$1,504,045	$753,733	$2,257,778
Ending balance - loans acquired with deteriorated credit quality	$2,248,525	$1,249,556	$3,498,081

Loans
Ending balance	$211,520,138	$45,314,229	$256,834,367
Ending balance - individually evaluated for impairment	$18,424,519	$2,094,207	$20,518,726
Ending balance - collectively evaluated for impairment	$193,095,619	$43,220,022	$236,315,641
Ending balance - loans acquired with deteriorated credit quality	$—	$—	$—

The following tables present information about loans that were modified in troubled debt restructurings during 2011:

	As of December 31, 2011
	Modifications
Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial, financial and industrial	13	$350,852	$380,852
Real estate- construction	—	—	—
Real estate - mortgage	20	5,315,820	5,315,820
Consumer installment	14	237,079	237,079

Troubled Debt Restructurings that Subsequently Defaulted	Number of Contracts	Recorded Investment
Commercial, financial and industrial	—	$—
Real estate- construction	—	—
Real estate - mortgage	1	178,406
Consumer installment	1	15,100

Troubled debt restructurings (“TDRs”) occur when, for reasons related to a borrower’s financial difficulties, we agree to modify he terms of a loan and, in the process, grant a concession.  Modifications of loan terms and concessions granted may take many forms.  Sometimes, both we and the borrower may grant concessions.  In such cases, we are considered to have granted a concession if the value of the concession(s) we made in the borrower’s favor exceed the value of the concession(s) made by the borrower in our favor.

Due to the concessions granted in loan modifications that result in TDRs, we generally recognize loan losses when such modifications are made.  For loans in the real estate segment, TDR recognition generally indicates that the loans are collateral dependent.  Consequently, we write down such restructured loans to the extent that the pre-modification outstanding recorded investment exceeds the fair value of the collateral, less estimated selling costs.  For loans in the other segment, collateral may or may not be held.  If we hold collateral and the loan is collateral dependent, we would write down to the fair value of the collateral.  If we hold no collateral, the expected cash flows under the modified terms are discounted at the effective interest rate of the original loan and, if there is a shortfall, we would write down to that amount.  In both cases, if we had previously allowed for the losses sufficiently in the allowance for loan losses, no further provision expense would have resulted in the current period.  If we had not previously allowed sufficiently, additional current expenses may have been necessary to cover the shortfall.

As of December 31, 2011, we had no loan commitments to borrowers who have loans included in TDRs.

The following tables provide information about charge-offs and recoveries of loans, and the provision and allowance for loan losses for each of the past three years:

	Years Ended December 31,
	2011	2010	2009

Balance at January 1	$5,755,859	$6,051,851	$5,475,294
Charge-offs	(8,839,177)	(4,961,238)	(3,886,011)
Recoveries	66,996	140,246	107,568
Provision charged to expense	7,375,000	4,525,000	4,355,000
Balance at December 31	$4,358,678	$5,755,859	$6,051,851

The following table provides additional information about charge-offs and recoveries of loans, and the provision and allowance for loan losses for the year ended December 31, 2011:

For the Year Ended December 31, 2011

	Real Estate	Other	Unallocated	Total
Allowance for credit losses:
Beginning balance	$—	$—	$5,755,859	$5,755,859
Charge-offs	(5,406,412)	(3,432,765)	—	(8,839,177)
Recoveries	—	66,996	—	66,996
Provision for loan losses	5,383,750	1,991,250	—	7,375,000
Reclassified from unallocated	2,459,747	2,254,470	(4,714,217)	—
Ending balance	$2,437,085	$879,951	$1,041,642	$4,358,678

NOTE F — PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2011	2010

Land	$3,084,997	$2,916,997
Buildings and land improvements	6,604,859	5,702,858
Furniture and equipment	3,903,714	3,471,132
Total	13,593,570	12,090,987
Accumulated depreciation	4,664,818	3,921,060
Premises and equipment - net	$8,928,752	$8,169,927

Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $363,646, $381,494 and $391,764, respectively.

NOTE G — DEPOSITS

A summary of deposits follows:

	December 31,
	2011	2010

Noninterest bearing demand	$68,465,554	$46,844,126
Interest bearing transaction accounts	80,626,018	65,655,251
Savings	37,809,404	28,644,040
Time deposits $100,000 and over	117,483,003	130,244,731
Other time deposits	159,458,236	173,921,860
Total deposits	$463,842,215	$445,310,008

As of December 31, 2011 and 2010, local governmental deposits comprised approximately 11% and 11%, respectively, of total deposits.  As of December 31, 2011 and 2010, $81,418 and $115,540, respectively, of overdrawn demand deposit balances were reclassified as loans.  As of December 31, 2011 and 2010, deposits of directors, officers and their related business interests totaled approximately $3,845,000 and $3,434,000, respectively.

At December 31, 2011, the scheduled maturities of time deposits were as follows:

Year	Amount

2012	$171,568,811
2013	95,336,591
2014	1,772,670
2015	8,167,945
2016	95,222
Thereafter	—

NOTE H — SHORT-TERM BORROWINGS

A summary of short-term borrowings follows:

	December 31,
	2011	2010

Short-term Federal Home Loan Bank advances	$—	$5,000,000

The Bank borrowed $5,000,000 from the Federal Home Loan Bank of Atlanta (“FHLB”) on December 31, 2010 for four days at an interest rate of .47%.  Approximately $8,390,000 of our first mortgage residential loans were pledged to secure these borrowings.

The Bank has available credit facilities for short-term borrowings from the Federal Home Loan Bank under that bank’s letter dated August 20, 1999 and from the Federal Reserve Bank as described in Note I.

NOTE I — LONG-TERM DEBT

Long-term debt consisted of:

	December 31,
	2011	2010

Convertible fixed rate notes due to FHLB	$6,500,000	$6,500,000

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

The contractual maturities of long-term debt are as follows:

December 31, 2011
Convertible Rate
Due to Federal Home Loan Bank:
Due 2013, interest rate 3.7475% convertible to variable rate at lender’s option on March 27, 2012	$1,500,000
Due 2014, interest rate 3.9200% convertible to variable rate at lender’s option on March 18, 2012	3,500,000
Due 2015, interest rate 3.9250% convertible to variable rate at lender’s option on June 29, 2012	1,500,000
Total long-term debt	$6,500,000

We have pledged certain of our first mortgage loans secured by one-to-four family residential properties and our holdings of FHLB stock (collectively, “qualifying collateral instruments”) to secure our debt due to the FHLB under a blanket lien agreement.  The amount of qualifying collateral instruments pledged to secure our long-term debt as of December 31, 2011 was approximately $19,080,000.

Pursuant to the terms of a letter dated August 20, 1999, the FHLB has made available to us a line of credit for short-term and long-term purposes that totaled $57,110,000 as of December 31, 2011.  Net of amounts outstanding currently, approximately $50,610,000 remains available, subject to collateralization requirements.  We may use different forms of collateral (certain eligible loans, certain unpledged investment securities, etc.) for each advance and the amounts of collateral required to secure borrowings vary depending upon the type of collateral utilized.

We have been granted access to the FRB’s Discount Window which would allow us to borrow approximately $88,981,000 from it at the end of 2011, subject to our delivering collateral of sufficient market value to it.

NOTE J — SHAREHOLDERS’ EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances - South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders.  Any of the Bank’s dividends to the Company which exceed in amount the Bank’s current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking.  The Bank incurred a loss for 2011; therefore as of December 31, 2011, no dividends were payable by the Bank without the consent of the Commissioner.  In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.  Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are generally limited to 10% of the Bank’s capital stock and surplus on a secured basis.  The terms of the Company’s outstanding preferred stock also restrict the Company’s ability to pay cash dividends to holders of the common stock.  See “Preferred Stock” below.

Stock Dividends — 5% stock dividends were declared for stockholders of record on each of December 16, 2011, December 16, 2010 and December 15, 2009.  All per share information has been retroactively adjusted to give effect to the stock dividends.

Accumulated Other Comprehensive Income (Loss) - As of December 31, 2011 and 2010, accumulated other comprehensive income (loss) included as a component of shareholders’ equity in the accompanying consolidated balance sheets consisted of accumulated changes in the unrealized holding gains and (losses) on available-for-sale securities, net of income tax effects, amounting to $1,536,431 and $110,522, respectively.

Preferred Stock — On January 27, 2009, the Company’s shareholders approved revisions to its articles of incorporation authorizing the issuance of up to 10,000,000 shares of preferred stock in one or more series with the preferences, limitations and relative rights of each series to be determined by the Company’s Board of Directors before any such series is issued. The Company sought this authorization originally in anticipation of accepting funds from the Troubled Assets Relief Program.  The Company applied for such funds, but, after receiving preliminary approval, ultimately withdrew its application and declined such funds due to continuing uncertainties, including restrictions on use of the funds and reporting requirements, among others.  Subsequently, the Company offered to its directors up to 5,000 shares of Series A preferred stock, of which 3,150 shares were issued in exchange for proceeds of $3,126,215, net of issuance costs of $23,785.  The preferred shares, which were issued on December 31, 2009, have a liquidation preference of $1,000 each.  Dividends on these non-voting preferred shares accumulate at 5% per annum and, under the terms of the preferred stock, no cash dividends may be declared or become payable on common shares unless all of the accumulated preferred dividends have been paid.

Earnings (Loss) per Common Share - Net income (loss) per common share and net income (loss) per common share, assuming dilution, were computed as follows:

	Years Ended December 31,
	2011	2010	2009
Net income (loss) per common share, basic
Numerator - net income (loss) available to common shareholders	$(3,579,540)	$935,710	$1,100,714
Denominator
Weighted average common shares issued and outstanding	4,168,084	4,171,399	4,171,507
Net income (loss) per common share, basic	$(.86)	$.22	$.26

Net income (loss) per common share, assuming dilution
Numerator - net income (loss) available to common shareholders	$(3,579,540)	$935,710	$1,100,714
Denominator
Weighted average common shares issued and outstanding	4,168,084	4,171,399	4,171,507
Effect of dilutive stock options	—	—	—
Total shares	4,168,084	4,171,399	4,171,507
Net income (loss) per common share, assuming dilution	$(.86)	$.22	$.26

For the years ended December 31, 2011, 2010 and 2009, respectively, the number of anti-dilutive stock options excluded from the calculation of net income (loss) per common share, assuming dilution were 235,210, 324,543 and 401,323.  If the market price of the Company’s common stock increases sufficiently, such shares may be included in future calculations of earnings per common share, assuming dilution.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined.  Management believes, as of December 31, 2011 and 2010, that the Company and the Bank exceeded all capital adequacy minimum requirements.

As of December 31, 2011, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized as defined in the Federal Deposit Insurance Act, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  Federal regulators may also categorize the Bank as less than well capitalized based on subjective criteria, and require higher minimum capital ratios.  There are no conditions or events since that notification that management believes have changed the Bank’s category.  Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums.  The Company’s and the Bank’s actual capital amounts and ratios are also presented in the table.

			Minimum for		Minimum to be
	Actual		Capital Adequacy		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2011
The Company
Total Capital to risk weighted assets	$44,661	16.4%	$21,840	8.0%	NA	NA
Tier 1 Capital to risk weighted assets	$41,249	15.1%	$10,920	4.0%	NA	NA
Tier 1 Capital to average assets (leverage)	$41,249	8.6%	$19,187	4.0%	NA	NA
Community First Bank
Total Capital to risk weighted assets	$39,932	14.8%	$21,535	8.0%	$26,919	10.0%
Tier 1 Capital to risk weighted assets	$36,567	13.6%	$10,767	4.0%	$16,151	6.0%
Tier 1 Capital to average assets (leverage)	$36,567	7.6%	$19,187	4.0%	$23,984	5.0%

December 31, 2010
The Company
Total Capital to risk weighted assets	$48,603	15.7%	$24,753	8.0%	NA	NA
Tier 1 Capital to risk weighted assets	$44,712	14.5%	$12,377	4.0%	NA	NA
Tier 1 Capital to average assets (leverage)	$44,712	8.8%	$20,235	4.0%	NA	NA
Community First Bank
Total Capital to risk weighted assets	$43,340	14.2%	$24,445	8.0%	$30,556	10.0%
Tier 1 Capital to risk weighted assets	$39,497	12.9%	$12,222	4.0%	$18,334	6.0%
Tier 1 Capital to average assets (leverage)	$39,497	7.9%	$20,083	4.0%	$25,104	5.0%

Stock Options - In 1998, the Company’s shareholders approved the 1998 Stock Option Plan under which an aggregate of 867,223 shares (adjusted for subsequent stock dividends and a stock split) of the Company’s authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options.  Generally, options could be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors.  Although some options granted under the 1998 Plan can still be exercised, no further options may be granted.  For all stock options granted under the 1998 Plan, the exercise price was the fair market value of the Company’s common stock on the date the option was granted as determined by the Board of Directors.  Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant.  The expiration of the options accelerates upon the optionee’s termination of employment with the Company or death, and vesting of options accelerates upon a change in control of the Company, in accordance with the provisions of the 1998 Plan.

Transactions under the 1998 plan during 2011 are summarized as follows:

	Year Ended December 31, 2011
	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
	(Dollars in thousands, except per share)
Outstanding at beginning of year	324,543	$11.26
Granted	—	—
Exercised	—	—
Forfeited or expired	(89,333)	10.30
Outstanding at end of year	235,210	$11.62	2.59	$—

Options outstanding and expected to vest	235,210	$11.62	2.59	$—

Options exercisable at year-end	235,210	$11.62	2.59	$—

Numbers of shares and exercise prices have been adjusted in the table above for a 5% stock dividend effective December 16, 2011.

The aggregate intrinsic value of a stock option in the table above represents the pre-tax intrinsic value (the amount, if any, by which the current fair value of the underlying stock exceeds the amount required to exercise the options) that would have been received by the option holder had all option holders exercised their options on December 31, 2011.  At that date, the exercise prices of all of the Company’s outstanding options exceeded the fair value of the Company’s stock.

NOTE K — OTHER EXPENSES

Other expenses are summarized below:

	Years Ended December 31,
	2011	2010	2009

Salaries and employee benefits	$4,956,959	$4,890,784	$4,931,004
Net occupancy expense	582,434	548,488	511,944
Furniture and equipment expense	372,484	368,599	392,392
FDIC insurance expense	927,346	1,098,669	711,033
Debit card transaction expense	364,171	460,057	409,740
Foreclosed assets costs and expenses, net	1,848,657	306,807	131,613
Other expense
Stationery, printing and postage	313,251	334,287	314,351
Telephone	197,943	187,746	188,867
Advertising and promotion	176,569	156,067	155,337
Audit and accounting fees	229,556	216,596	189,545
Legal fees	243,833	263,688	109,557
Other professional services	105,158	135,513	90,658
Insurance	96,008	58,611	48,056
Directors’ compensation	176,755	177,716	133,401
Data processing expenses	503,218	402,781	436,364
Other	461,175	503,898	494,815
Total	$11,555,517	$10,110,307	$9,248,677

NOTE L — INCOME TAXES

Income tax expense (benefit) consisted of:

	Years Ended December 31,
	2011	2010	2009
Current
Federal	$(553,959)	$320,479	$233,481
State	—	55,641	54,625
Total current	(553,959)	376,120	288,106
Deferred
Federal	(617,679)	(274,286)	(206,887)
Valuation allowance provided against net deferred tax assets	2,746,962	—	—
Total deferred	2,129,283	(274,286)	(206,887)
Total income tax expense	$1,575,324	$101,834	$81,219

The principal components of the deferred portion of income tax expense or (benefit) were:

	Years Ended December 31,
	2011	2010	2009

Provision for loan losses	$376,533	$55,328	$21,363
Accelerated depreciation	(25,562)	(17,588)	9,783
Deferred net loan costs and fees	23,173	11,797	38,019
Deferred compensation expense	(199,793)	(179,315)	(160,544)
Writedowns of foreclosed assets	(552,794)	(101,003)	—
Excess charitable contributions carryforward	(20,818)	4,415	(4,415)
Nonaccrual loan interest	(20,069)	(7,589)	—
Alternative minimum tax credit carryforward	151,424	(40,331)	(111,093)
Valuation allowance provided against deferred tax assets	2,746,962	—	—
Other	(349,773)	—	—
Total	$2,129,283	$(274,286)	$(206,887)

Income before income taxes presented in the consolidated statements of income for the years ended December 31, 2011, 2010 and 2009 included no foreign component.  A reconciliation between the income tax expense (benefit) and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

	Years Ended December 31,
	2011	2010	2009

Tax expense (benefit) at statutory rate	$(627,883)	$413,009	$401,857
State income tax, net of federal income tax benefit	—	36,723	36,053
Tax-exempt interest income	(232,104)	(258,267)	(274,727)
Non-deductible interest expense to carry tax-exempt instruments	13,454	21,313	30,394
Non-taxable increase in value of life insurance contracts	(118,875)	(128,163)	(125,380)
Non-taxable bargain purchase income	(288,194)	—	—
Non-deductible merger expenses	59,243	—	—
Valuation allowance provided against deferred tax assets	2,746,962	—	—
Other, net	22,721	17,219	13,022
Total	$1,575,324	$101,834	$81,219

Deferred tax assets and liabilities included in the balance sheet consisted of the following:

	December 31,
	2011	2010
Deferred tax assets
Allowance for loan losses	$1,142,380	$1,518,913
Deferred net loan fees	60,934	84,108
Nonaccrual loan interest	27,658	7,589
Writedowns of foreclosed assets	653,797	101,003
Non-qualified stock options	96,088	96,088
Deferred compensation	810,600	610,807
Excess charitable contributions carryforward	20,818	—
Acquired in business combination, net	694,515	—
Alternative minimum tax credit carryforward	—	151,424
Net operating loss carryforward	326,936	—
Other	22,839	—
Gross deferred tax assets	3,856,565	2,569,932
Valuation allowance	(2,746,962)	—
Total	1,109,603	2,569,932

Deferred tax liabilities
Accelerated depreciation and amortization	249,106	274,669
Unrealized net holding gains on available-for-sale securities	860,497	61,899
Gross deferred tax liabilities	1,109,603	336,568
Net deferred income tax assets	$—	$2,233,364

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss.  The balance of the change in net deferred tax assets is charged or credited to income tax expense.  In 2011, 2010 and 2009, $798,989, ($267,196) and ($145,962), respectively, was credited or (charged) to other comprehensive income.  In 2011, 2010 and 2009, $2,129,283, ($274,286) and ($206,887), respectively, was charged (credited) to income tax expense.

As of December 31, 2011, we have net operating loss carryforwards totaling $1,390,371.  Of this amount, $428,792 is subject to expiration of $22,568 each year through 2030.  The remaining $961,579 will expire in 2031.

Determination of whether deferred tax assets are realizable is highly subjective and dependent on judgment concerning the Company’s evaluation of both positive and negative evidence, forecasts of future federally taxable income, the applicability and intent to implement tax planning strategies, and assessment of current and future economic and business conditions.  Positive evidence considered includes our historic record of generating earnings, the existence of taxes paid in available carryback years, and the probability that we will generate federally taxable income in future periods.  Negative evidence considered includes the recent trend of lower amounts of federally taxable income due to an increasing proportion of tax exempt income, increased holdings of collateral dependent nonaccrual and TDR loans, and the effects of acquiring, holding and disposing of foreclosed assets.

As of December 31, 2011, we utilized all of our available carrybacks and AMT credits totaling $755,998.   Current estimates of future federally taxable income over the next five years are not sufficient to assure realization of any of the Company’s net deferred tax assets.  Accordingly, $2,746,962 was provided to establish a valuation allowance to reduce the net deferred tax assets to zero.  As of December 31, 2010, management believed, based on $1,635,000 of refundable income taxes available from carryback years and the amounts of future taxable income then projected, that deferred tax assets would be fully realized and no valuation allowance was required.

As of December 31, 2011 and 2010, no tax benefits were disallowed under ASC 740-10-25-5 through 17 (formerly the provisions of FASB Interpretation 48 “Accounting for Uncertainty in Income Taxes”).  A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination.  For tax benefits that do meet the “more likely than not” criterion, no tax benefit is recorded.

In January 2012, the Internal Revenue Service (“IRS”) began conducting an examination of our federal income tax returns for 2009 and 2010.  Upon completion of the examination, we were provided with notices of proposed adjustments for those tax years.  The proposed adjustments involved increases to federal taxable income for those tax years totaling $376,624.  Of that amount, $357,562 involved the disallowance of the deduction for certain expenses associated with maintaining the Company’s foreclosed real estate and requiring, instead, that such amounts be capitalized.  The IRS’s position with regard to these expenses is currently controversial within the banking industry, and management intends to appeal this proposed tax treatment.  The total potential tax assessment that could result from the proposed adjustments is approximately $128,000, excluding any penalties or interest which we believe would not be material in amount.  In any event, the Company has an available federal income tax net operating loss carryback generated in 2011 that is more than sufficient to offset the IRS’s proposed additions to federal taxable income for the years under examination.

In conjunction with the acquisition of Bank of Westminster, we recognized bargain purchase income of $847,629 which represents the accounting residual remaining after comparing the consideration paid with the fair value of the net assets estimated by independent valuation firms as of the purchase date.  Net deferred tax assets of $694,515 included in net assets acquired reflect the tax-effected differences between the income tax bases of the net assets acquired and their estimated fair values.  A valuation allowance of $2,746,962 was recorded against the Company’s deferred income tax assets through a charge to income tax expense during 2011.  Therefore, $694,515, or 81.9%, of the bargain purchase income was effectively offset by the charge to income tax expense.  Refer to Note B to the Consolidated Financial Statements.

We are subject to US federal income tax as well as income tax of the State of South Carolina.  With few exceptions, we are no longer subject to examination by these taxing authorities for years before 2008 for federal and state income tax.  Interest and penalties related to income tax matters are recognized as interest expense and other noninterest expense, respectively.

NOTE M — RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the “401(k) Plan”) for the exclusive benefit of all eligible employees and their beneficiaries.  Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service.  Employees are allowed to defer and contribute up to 15% of their salary each year.  We match $.50 for each dollar deferred up to 10% of total salary.  The Board of Directors can also elect to make discretionary contributions.  Employees are fully vested in both the matching and any discretionary contributions after five years of service.  The employer contributions to the plan for 2011, 2010 and 2009 totaled $72,266, $66,450 and $69,572 respectively.

In 2007, the Company’s Board of Directors approved certain supplemental benefits for the Chief Executive Officer.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  However, life insurance contracts owned by the Bank provide informal, indirect funding for those benefits.  We recorded deferred compensation expense related to these benefits of $605,068, $543,050 and $486,197 in 2011, 2010 and 2009, respectively.

NOTE N — COMMITMENTS AND CONTINGENCIES

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

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
	2011	2010

Loan commitments	$24,485,759	$26,833,578
Standby letters of credit	1,051,235	868,735

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

Litigation - The Company and the Bank were not involved as defendants in litigation at December 31, 2011 and management is not aware of any other pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

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

Examination of Federal Income Tax Returns — In January 2012, the Internal Revenue Service began conducting an examination of the Company’s federal income tax returns for the years 2010 and 2009.  Refer to Note L — Income Taxes for further discussion.

NOTE O — DISCLOSURES ABOUT FAIR VALUES

We do not value any assets or liabilities at fair value under the Fair Value Option provisions of the ASC.  However, we are required to provide the disclosures below about fair value measurements of certain of our financial assets and liabilities.

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

The following is a summary of the measurement attributes applicable to financial assets and liabilities that are measured at fair value on a recurring basis:

Fair Value Measurement at Reporting Date Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Securities available-for-sale		$—	$124,410,803	$—

December 31, 2010
Securities available-for-sale		$—	$169,368,635	$—

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

		Fair Value Measurement at Reporting Date Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable	Total
		Assets	Inputs	Inputs	Gains
Description	December 31, 2011	(Level 1)	(Level 2)	(Level 3)	(Losses)
Collateral dependent impaired loans		$—	$15,137,005	$—	$(3,461,785)
Land held for sale		—	—	—	—
Foreclosed assets		—	1,897,007	—	(751,043)

	December 31, 2010
Collateral dependent impaired loans		$—	$20,311,928	$—	$—
Land held for sale		—	138,551	—	—
Foreclosed assets		—	11,394,924	—	—

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

The following is a summary of the carrying amounts and estimated fair values of the Company’s financial assets and liabilities:

	December 31,
	2011		2010
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets
Cash and due from banks	$3,354,856	$3,354,856	$1,711,068	$1,711,068
Interest bearing deposits due from banks	121,554,963	122,057,031	39,170,864	39,170,864
Securities available-for-sale	124,410,803	124,410,803	169,368,635	169,368,635
Securities held-to-maturity	4,395,700	4,751,617	6,388,693	6,816,698
Federal Home Loan Bank stock	1,143,100	1,143,100	1,362,800	1,362,800
Loans, net	220,297,452	220,266,000	251,078,508	252,385,000
Accrued interest receivable	1,878,988	1,880,581	2,491,378	2,491,378
Financial liabilities
Deposits	463,842,215	465,941,000	445,310,008	446,763,000
Accrued interest payable	1,153,596	1,153,596	1,698,204	1,698,204
Short-term borrowings	—	—	5,000,000	5,000,000
Long-term debt	6,500,000	6,521,000	6,500,000	6,528,000

The following is a summary of the notional or contractual amounts and estimated fair values of our off-balance sheet financial instruments:

	December 31,
	2011		2010
	Notional/	Estimated	Notional/	Estimated
	Contract	Fair	Contract	Fair
	Amount	Value	Amount	Value
Off-balance sheet commitments
Loan commitments	$24,485,759	$—	$26,833,578	$—
Standby letters of credit	1,051,235	—	868,735	—

NOTE P — ACCOUNTING CHANGES

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-04 (“ASU 2011-04”), “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U. S. GAAP and IFRSs.”  ASU 2011-04 is intended to further the efforts to converge the requirements of United States Generally Accepted Accounting Principles (“U. S. GAAP”) and International Financial Reporting Standards (“IFRS”) requirements for measurement of and disclosures about fair value.  The main provisions that may be applicable to the Company’s business are a prohibition against grouping financial instruments for purposes of determining fair value, except when an entity manages market and credit risks on the basis of the entity’s net exposure to the group; an extension of the prohibition against the use of a blockage factor to all fair value measurements (the prohibition currently applies only to financial instruments with quoted prices in active markets (Level 1)); and a requirement that, for recurring Level 3 measurements, entities disclose quantitative information about unobservable inputs, a description of the valuation process used, and qualitative details about the sensitivity of the measurements.  In addition, for instruments not carried at fair value but for which fair value is disclosed, entities will be required to disclose the level within the fair value hierarchy that applies to the fair value disclosed.  ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011.  Adoption of this ASU is not expected to have a significant impact on the Company’s fair value measurements, financial condition, results of operation or cash flows.

In June 2011, FASB issued Accounting Standards Update 2011-05 (“ASU 2001-05”) “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.”  The objective of ASU 2011-05 is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in comprehensive income.  Upon its effectiveness for annual and interim periods beginning after December 31, 2011, the ASU requires that all entities report all nonowner changes in stockholders’ equity in either a single continuous statement of comprehensive income or in two separate but consecutive statements.  Retrospective application is required to be applied to prior periods.  ASU 2001-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity.  ASU 2011-05 also includes requirements pertaining to the presentation on the face of the financial statements of items reclassified out of accumulated other comprehensive income to net income.  We have not yet decided which of the available options we will use in fulfilling the requirements of this ASU.

In December 2011, FASB issued Accounting Standards Update 2011-12 (“ASU 2011-12”) “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update 2011-05” which defers the effective date of only the provisions of ASU 2011-05 that require presentation on the face of the financial statements of the effects of reclassifications out of accumulated other comprehensive income on the components of net income and the components of other comprehensive income for all periods presented until the Board can reconsider the related costs and benefits of providing that information.  ASU 2011-12 does not defer the effective date of the ASU 2011-05 requirements to report all nonowner changes in stockholders’ equity in either a single continuous statement of comprehensive income or in two separate but consecutive statements or the retrospective application of those requirements.  After the release of ASU 2011-05, various stakeholders raised concerns that the new presentation requirements about reclassifications would be difficult for preparers and may add unnecessary complexity to financial statements.  ASU 2011-12 requires that entities continue to report reclassifications out of other comprehensive income consistent with the presentation requirements in effect before the issuance of ASU 2011-05.

NOTE Q — SUBSEQUENT EVENTS

We evaluated events subsequent to the balance sheet date through the date that the financial statements were issued.

Subsequent events may provide additional evidence about conditions that existed at the balance sheet date, including estimates inherent in the process of preparing financial statements (recognized subsequent events), or may provide evidence about conditions that did not exist at the balance sheet date but arose after the balance sheet date but before the financial statements were issued (nonrecognized subsequent events).  The effects of recognized subsequent events, if any, have been included in the financial statements.  If the effects of nonrecognized subsequent events, if any, were of a nature that they must be disclosed to keep the financial statements from being misleading, we would disclose both the nature of the event and an estimate of its financial effect or would state that an estimate of the financial effect cannot be made.  As of December 31, 2011, other than the IRS’ proposed federal income tax adjustments to the Company’s 2009 and 2010 income tax returns discussed in Note L — Income Taxes to the consolidated financial statements, there were no nonrecognized subsequent events that required disclosure.

NOTE R — COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

	December 31,
	2011	2010
Condensed Balance Sheets
Assets
Cash	$466,229	$766,351
Investment in banking subsidiary	38,376,211	40,206,729
Investment in nonbanking subsidiary	4,074,678	4,140,850
Land held for sale	138,551	138,551
Other assets	100,828	58,948
Total assets	$43,156,497	$45,311,429

Liabilities
Due to nonbanking subsidiry	$91,634	$—
Shareholders’ equity	43,064,863	45,311,429
Total liabilities and shareholders’ equity	$43,156,497	$45,311,429

	Years Ended December 31,
	2011	2010	2009
Condensed Statements of Income
Income
Interest income	$4,838	$11,147	$13,690
Total income	4,838	11,147	13,690
Expenses
Interest expense	—	—	47,119
Other expenses	104,280	184,524	138,030
Total expenses	104,280	184,524	185,149
Income (loss) before income taxes and equity in undistributed earnings of subsidiaries	(99,442)	(173,377)	(171,459)
Income tax expense (credit)	—	(58,948)	(58,296)
Equity in undistributed earnings (loss) of banking subsidiary	(3,256,426)	1,236,477	1,213,877
Equity in undistributed earnings (loss) of nonbanking subsidiary	(66,172)	(9,150)	—
Net income (loss)	$(3,422,040)	$1,112,898	$1,100,714

	Years Ended December 31,
	2011	2010	2009
Condensed Statements of Cash Flows
Operating activities
Net income (loss)	$(3,422,040)	$1,112,898	$1,100,714
Adjustments to reconcile net income (loss) to net cash used by operating activities
Equity in undistributed loss (earnings) of banking subsidiary	3,256,426	(1,236,477)	(1,213,877)
Equity in undistributed loss of nonbanking subsidiary	66,172	9,150	—
Increase in other assets	(41,880)	(652)	(33,621)
Other	1	(2)	—
Net cash used by operating activities	(141,321)	(115,083)	(146,784)
Investing activities
Investment in nonbanking subsidiary	—	—	(4,150,000)
Net cash used by investing activities	—	—	(4,150,000)
Financing activities
Exercise of employee stock options	—	16,873	486,232
Proceeds borrowed from nonbanking subsidiary	91,634	—	—
Net proceeds from issuing preferred stock (costs of $23,785)	—	—	3,126,215
Common stock repurchased and cancelled	(91,634)	—	(79,985)
Payment of dividends on preferred stock	(157,500)	(157,500)	—
Payment of cash in lieu of fractional shares for common stock dividend	(1,301)	(2,070)	(6,515)
Net cash (used) provided by financing activities	(158,801)	(142,697)	3,525,947
Decrease in cash and cash equivalents	(300,122)	(257,780)	(770,837)
Cash and cash equivalents, beginning	766,351	1,024,131	1,794,968
Cash and cash equivalents, ending	$466,229	$766,351	$1,024,131